As filed with the United States Securities and Exchange Commission on December 8, 2023
Registration No. 333-274653
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SEP Acquisition Corp.
(Exact name of registrant as specified in its charter)
Delaware	001-40679	86-2365445
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
3737 Buffalo Speedway, Suite 1750 Houston, Texas 77098
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
R. Andrew White
Chief Executive Officer
3737 Buffalo Speedway, Suite 1750
Houston, Texas 77098
(713) 715-6820
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:
Tonya Mitchem Grindon Nathanael P. Kibler Andrew T. Yonchak Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 1600 West End Avenue, Suite 2000 Nashville, TN 37203 (615) 726-5600 (615) 744-5607 (fax)	Ben A. Stacke Jonathan L.H. Nygren Griffin D. Foster Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 (612) 766-7000 (612) 766-1600 (fax)
Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION
DATED DECEMBER 8, 2023
To the stockholders of SEP Acquisition Corp. (“SEPA Stockholders”):
You are cordially invited to attend the special meeting of SEPA Stockholders (the “Stockholder Meeting”) of SEP Acquisition Corp. (“SEPA”), which will be held virtually at     a.m., Central Time, on    , 2023. You or your proxyholder will be able to attend and vote at the Stockholder Meeting by visiting https://www.cstproxy.com/sep-acquis/2023 and using a control number assigned by Continental Stock Transfer & Trust Company (“Continental” or the “Transfer Agent”). To register and receive access to the virtual meeting, registered SEPA Stockholders and beneficial SEPA Stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.
On August 23, 2023, SEPA entered into an Agreement and Plan of Merger (as it may be further amended or supplemented from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, with SEP Acquisition Holdings Inc., a Nevada corporation and a wholly-owned subsidiary of SEPA (“Merger Sub”), and SANUWAVE Health, Inc., a Nevada corporation (“SANUWAVE”), for the purposes set forth in the Merger Agreement (all of the transactions contemplated by the Merger Agreement, including the issuances of securities thereunder, the “Business Combination”). You are being asked to vote on the Business Combination.
It is proposed that, upon the closing of the Business Combination (the “Closing”), SEPA will change its name to “SANUWAVE Health, Inc.” SEPA and SANUWAVE, following the Business Combination, are both referred to herein as the “Company” or the “Combined Company.”
Pursuant to the terms of the Merger Agreement, at the Closing, Merger Sub will merge with and into SANUWAVE (the “Merger”), with SANUWAVE surviving the Merger as a wholly-owned subsidiary of SEPA. As a result of and upon the Closing, among other things, (1) the holders of SANUWAVE common stock, par value $0.001 per share (collectively, the “SANUWAVE Stockholders”) will receive newly-issued shares of SEPA’s Class A common stock, par value $0.0001 per share (“Class A Common Stock” or “Public Shares”), based on the Conversion Ratio (as defined in the Merger Agreement), (2) SEPA will assume the outstanding SANUWAVE options (“SANUWAVE Options”), which will become options to purchase Class A Common Stock; (3) SEPA will assume outstanding SANUWAVE warrants (“SANUWAVE Warrants”) that have not been exchanged for shares of SANUWAVE common stock prior to the Closing, which will become warrants to purchase shares of Class A Common Stock; and (4) SEPA will assume the outstanding SANUWAVE convertible promissory notes (the “SANUWAVE Convertible Notes”) that have not been converted into shares of SANUWAVE common stock prior to the Closing, which will become convertible into shares of Class A Common Stock, in each case with the exercise price and the number of shares of Class A Common Stock underlying the SANUWAVE Options, SANUWAVE Warrants, and SANUWAVE Convertible Notes to be adjusted by the Conversion Ratio.
SEPA and SANUWAVE intend to enter into subscription agreements with investors (the “PIPE Investors”) for an estimated aggregate amount of $5,184,880 for 518,488 shares of Class A Common Stock (the “PIPE Shares”) at a price of $10.00 per share in a private placement in SEPA (the “PIPE Investment”), to be consummated simultaneously with the Closing. Consummation of the PIPE Investment will be conditioned on the concurrent Closing and other customary closing conditions. Each PIPE Investor will be required to agree that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in SEPA’s trust account (the “Trust Account”) held for SEPA Stockholders, and will agree not to, and waive any right to, make any claim against the Trust Account (including any distributions therefrom).
SEPA’s Units, Class A Common Stock and SEPA Public Warrants are each traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “SEPAU,” “SEPA,” and “SEPAW,” respectively. On December 6, 2023, the closing sale prices of SEPA’s Units, Class A Common Stock and SEPA Public Warrants were $9.75, $10.55, and $0.11, respectively. At the Closing, each unit of SEPA will separate into its components, consisting of one share of Class A Common Stock and one-half of one public warrant (each public warrant entitling the holder thereof to purchase one share of Class A Common Stock), the Units will cease to exist as separate securities, and, assuming approval of the proposal to amend the warrant agreement, described in this proxy statement/prospectus, the SEPA Public Warrants will be converted into shares of Class A Common Stock. SEPA intends to apply for the listing of the Class A Common Stock on Nasdaq following the completion of the Business Combination under the symbol “SNWV.”
Only holders of record of Class A Common Stock and SEPA’s Class B common stock, par value $0.0001 per share, at the close of business on    , 2023 (the “Record Date”), are entitled to notice of the Stockholder Meeting and the right to vote and have their votes counted at the Stockholder Meeting and any adjournments of the Stockholder Meeting.
This proxy statement/prospectus provides SEPA Stockholders with detailed information about the Business Combination and other matters to be considered at the Stockholder Meeting. SEPA urges SEPA Stockholders to carefully read this entire document and the documents incorporated herein by reference. SEPA Stockholders should also carefully consider the risk factors described in “Risk Factors” beginning on page 44 of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference important business and financial information about SEPA from documents SEPA has filed with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus and other filings of SEPA with the SEC by visiting its website at www.sec.gov or requesting them in writing or by telephone from SEPA at the following address:
SEP Acquisition Corp.
3737 Buffalo Speedway, Suite 1750
Houston, Texas 77098
Attn: R. Andrew White
(713) 715-6820
You will not be charged for any of these documents that you request. SEPA Stockholders requesting documents should do so by    , 2023 in order to receive them before the Stockholder Meeting.
After careful consideration, SEPA’s board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Stockholder Meeting (the “Proposals”) is in the best interests of SEPA and SEPA Stockholders and recommends that you vote or give instruction to vote “FOR” each of those Proposals.
The existence of financial and personal interests of SEPA’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of SEPA and what may be best for a SEPA director’s personal interests when determining to recommend that SEPA Stockholders vote for the Proposals presented at the Stockholder Meeting. See the sections entitled “The Business Combination Proposal — Interests of SEPA’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.
Your vote is very important. To ensure your representation at the Stockholder Meeting, please complete and return the enclosed proxy card or submit your proxy over the Internet by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Stockholder Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee or intermediary how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee or intermediary.
On behalf of SEPA’s board of directors, I would like to thank you for your support of SEPA and look forward to a successful completion of the Business Combination.
By Order of the Board of Directors,

/s/ R. Andrew White
R. Andrew White Chief Executive Officer
If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the Proposals.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD PUBLIC SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF CLASS A COMMON STOCK AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE STOCKHOLDER MEETING, (A) REQUESTING THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (B) IDENTIFYING YOURSELF AS A BENEFICIAL HOLDER AND PROVIDING YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS, AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE PUBLIC SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE PUBLIC SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “MEETING OF SEPA STOCKHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated    , 2023 and is first being mailed to the SEPA Stockholders on or about    , 2023.

LETTER TO SEPA WARRANT HOLDERS
To the public warrant holders (the “SEPA Public Warrant Holders”) of SEP Acquisition Corp. (“SEPA”):
As a SEPA Public Warrant Holder, you are cordially invited to attend the special meeting of SEPA Public Warrant Holders (the “Warrant Holders Meeting”), which will be held virtually at     a.m., Central Time, on    , 2023. You or your proxyholder will be able to attend and vote at the Warrant Holders Meeting by visiting https://www.cstproxy.com/sep-acquis/whm2023 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered SEPA Public Warrant Holders and beneficial SEPA Public Warrant Holders (those holding warrants through a brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.
On August 23, 2023, SEPA entered into an Agreement and Plan of Merger (as it may be further amended or supplemented from time to time, the “Merger Agreement”) with SEP Acquisition Holdings Inc., a Nevada corporation and a wholly-owned subsidiary of SEPA, and SANUWAVE Health, Inc., a Nevada corporation (“SANUWAVE”), for the purposes set forth in the Merger Agreement. The transactions contemplated by the Merger Agreement will be consummated only if the Warrant Amendment Proposal is approved at the Warrant Holders Meeting.
At the Warrant Holders Meeting, SEPA Public Warrant Holders will be asked to consider and vote upon (i) a proposal, which is referred to herein as the “Warrant Amendment Proposal,” to approve and adopt the amendment to the Warrant Agreement, dated as of July 21, 2021 (the “Warrant Agreement Amendment”), a copy of which is attached as Annex B to the accompanying proxy statement/prospectus, to provide that, upon closing of the Business Combination with SANUWAVE, the then outstanding SEPA Public Warrants will be canceled and exchanged for the right to receive 450,336 shares of SEPA’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) (i.e., approximately 0.0499 shares of Class A Common Stock for each public warrant) and the then outstanding SEPA Private Placement Warrants will be canceled and exchanged for the right to receive 400,000 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each private placement warrant) and (ii) a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, (a) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal at the Warrant Holders Meeting or (b) if the board of directors of SEPA (the “SEPA Board”) determines before the Warrant Holders Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Warrant Holders Adjournment Proposal”).
After careful consideration, the SEPA Board has unanimously approved the Warrant Agreement Amendment and determined that each of the proposals to be presented at the Warrant Holders Meeting is in the best interests of SEPA and SEPA Warrant Holders and recommends that each of the SEPA Warrant Holders vote or give instruction to vote “FOR” each of the above proposals.
Your vote is very important. Whether or not you plan to attend the Warrant Holders Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your SEPA Public Warrants are represented at the Warrant Holders Meeting. If you hold your SEPA Public Warrants in “street name” through a bank, broker or other nominee or intermediary, you will need to follow the instructions provided to you by your bank, broker or other nominee or intermediary to ensure that your SEPA Public Warrants are represented and voted at the Warrant Holders Meeting.
The board of directors of SEPA has fixed the close of business on    , 2023 as the record date for the Warrant Holders Meeting (the “Record Date”). Only SEPA Public Warrant Holders of record on the Record Date are entitled to notice of and to vote at the Warrant Holders Meeting or any postponement or adjournment thereof. Further information regarding the matters to be voted upon is presented in the accompanying proxy statement/prospectus.
By Order of the Board of Directors,

/s/ R. Andrew White
R. Andrew White Chief Executive Officer

ADDITIONAL INFORMATION
The accompanying document is the prospectus for securities of SEPA. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, with respect to the Stockholder Meeting at which SEPA Stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, and with respect to the Warrant Holders Meeting at which SEPA Public Warrant Holders will be asked to consider and vote upon a proposal to approve the Warrant Holder Amendment, among other matters. This proxy statement/prospectus is available without charge to SEPA Stockholders and SEPA Public Warrant Holders upon written or oral request. This document and other filings by SEPA with the Securities and Exchange Commission may be obtained by either written or oral request to SEPA’s Chief Executive Officer, Andrew White, at SEP Acquisition Corp., 3737 Buffalo Speedway, Suite 1750, Houston, Texas 77098 or by telephone at (713) 715-6820.
The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.
In addition, if you have questions about the proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC, the proxy solicitor for SEPA, at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: SEPA.info@investor.morrowsodali.com
You will not be charged for any of the documents that you request. See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for further information.
Information contained on the SEPA or SANUWAVE websites, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Stockholder Meeting and Warrant Holders Meeting, or no later than    , 2023.

SEP ACQUISITION CORP.
3737 Buffalo Speedway, Suite 1750
Houston, Texas 77098
NOTICE OF SPECIAL MEETING
TO BE HELD ON    , 2023
TO THE STOCKHOLDERS OF SEP ACQUISITION CORP. (“SEPA STOCKHOLDERS”):
NOTICE IS HEREBY GIVEN that a special meeting (the “Stockholder Meeting”) of SEP Acquisition Corp., a Delaware corporation (“SEPA”), will be held at     a.m., Central Time, on    , 2023. The Stockholder Meeting will be a virtual meeting conducted via live webcast. You are cordially invited to attend the Stockholder Meeting online by visiting https://www.cstproxy.com/sep-acquis/2023 and using a control number assigned by Continental Stock Transfer & Trust Company (“Continental” or the “Transfer Agent”). The Stockholder Meeting will be held for the purpose of considering and voting on the proposals (the “Proposals”) described below and in the accompanying proxy statement/prospectus. To register and receive access to the virtual meeting, registered SEPA Stockholders and beneficial SEPA Stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus. Only registered SEPA Stockholders will be able to submit questions through the virtual meeting format, as further described in the accompanying proxy statement/prospectus.
On August 23, 2023, SEPA entered into an Agreement and Plan of Merger (as it may be further amended or supplemented from time to time, the “Merger Agreement”) with SEP Acquisition Holdings Inc., a Nevada corporation and a wholly-owned subsidiary of SEPA (“Merger Sub”), and SANUWAVE Health, Inc., a Nevada corporation (“SANUWAVE”), for the purposes set forth in the Merger Agreement (all of the transactions contemplated by the Merger Agreement, including the issuances of securities thereunder, is collectively referred to as the “Business Combination”). Pursuant to the terms of the Merger Agreement, at the closing of the Business Combination (the “Closing”), Merger Sub will merge with and into SANUWAVE (the “Merger”), with SANUWAVE surviving the Merger as a wholly-owned subsidiary of SEPA.
At the Stockholder Meeting, SEPA Stockholders will be asked to consider and vote on the following Proposals:
(1)
Proposal 1 — The NTA Proposal — To consider and vote on an amendment (the “NTA Amendment”) to the Amended and Restated Certificate of Incorporation of SEPA, dated July 27, 2021, as amended on December 20, 2022 and October 3, 2023 (the “Current Charter”), which amendment shall be effective, if adopted and implemented by SEPA, prior to the consummation of the proposed Business Combination, to remove from the Current Charter the redemption limitation contained under Section 9.2(a) of the Current Charter preventing SEPA from redeeming shares of SEPA’s Class A common stock, par value $0.0001 per share (“Class A Common Stock” or “Public Shares”), if it would have less than $5,000,001 of net tangible assets. A copy of the NTA Amendment is attached to the accompanying proxy statement/prospectus as Annex C. The NTA Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 1: The NTA Proposal.”

(2)
Proposal 2 — The Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, pursuant to which Merger Sub will merge with and into SANUWAVE, with SANUWAVE continuing as the surviving entity of the Business Combination and becoming a subsidiary of SEPA as described in more detail in the accompanying proxy statement/prospectus.

A copy of the Merger Agreement is appended to the accompanying proxy statement/prospectus as Annex A. The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 2: The Business Combination Proposal.”

(3)
Proposal 3 — The Charter Proposal — To consider and vote on a proposal to approve, in connection with the Merger Agreement, the replacement of the Current Charter with the proposed new Second Amended and Restated Certificate of Incorporation of SEPA (the “Proposed Charter”), in the form appended to the accompanying proxy statement/prospectus as Annex D, to be effective upon the filing with and acceptance by the Delaware Secretary of State, pursuant to which, among other things, the name of SEPA will be changed to “SANUWAVE Health, Inc.” and certain blank check provisions will be removed from the Current Charter. The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Proposal will have no effect, even if approved by SEPA Stockholders. The Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 3: The Charter Proposal.”

(4) – (11)
Proposals 4 – 11 — The Organizational Documents Proposals — To consider and vote, on an advisory and non-binding basis, on eight (8) separate proposals to approve certain governance provisions in the Proposed Charter. These separate votes are not otherwise required by Delaware law, separate and apart from the Charter Proposal, but are required by Securities and Exchange Commission guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions. The Merger is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal). The Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “Proposals 4 – 11: The Organizational Documents Proposals.”

(12)
Proposal 12 — The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding shares of Class A Common Stock and the resulting change in control in connection with the Business Combination, PIPE Investment, and transactions contemplated thereby. The Nasdaq Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 12: The Nasdaq Proposal.”

(13)
Proposal 13 — The Incentive Plan Proposal — To consider and vote on a proposal to approve the SANUWAVE Health, Inc. 2023 Equity Incentive Plan (the “Incentive Plan”), in the form appended to the accompanying proxy statement/prospectus as Annex E. The board of directors of SEPA (the “SEPA Board”) intends to adopt the Incentive Plan, subject to approval from the SEPA Stockholders, effective immediately prior to the Closing, to be used by the post-Business Combination company (the “Company” or “Combined Company”). The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 13: The Incentive Plan Proposal.”

(14)
Proposal 14 — The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Stockholder Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the SEPA Board that more time is necessary or appropriate to approve one or more Proposals at the Stockholder Meeting. The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 14: The Adjournment Proposal.”

The Proposals being submitted for a vote at the Stockholder Meeting are more fully described in the accompanying proxy statement/prospectus, which also includes as Annex A, a copy of the Merger Agreement. SEPA urges you to read carefully the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements.
After careful consideration, the SEPA Board has unanimously approved the Merger Agreement and the Business Combination and determined that each of the Proposals to be presented at the Stockholder Meeting is in the best interests of SEPA and SEPA Stockholders and recommends that each of the SEPA Stockholders votes or give instruction to vote “FOR” each of the above proposals.

The existence of financial and personal interests of SEPA’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of SEPA and what may be best for a director’s personal interests when determining to recommend that SEPA Stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of SEPA’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.
The record date for the Stockholder Meeting is    , 2023. Only SEPA Stockholders of record at the close of business on the record date are entitled to notice of and to vote and have their votes counted at the Stockholder Meeting and any adjournments of the Stockholder Meeting.
SEPA’s Units, Class A Common Stock and SEPA Public Warrants are each traded on the Nasdaq Capital Markets (the “Nasdaq”) under the symbols “SEPAU,” “SEPA,” and “SEPAW,” respectively. At the Closing, each unit will separate into its components, consisting of one share of Class A Common Stock and one-half of one public warrant and the Units will cease to exist as separate securities, and assuming the approval by the holders of SEPA Public Warrants of the proposal, which is referred to herein as the “Warrant Amendment Proposal,” to approve and adopt the amendment to the Warrant Agreement, dated as of July 21, 2021 (the “Warrant Agreement Amendment”), a copy of which is attached as Annex B, the SEPA Public Warrants will be converted into shares of Class A Common Stock. Upon the Closing, SEPA intends to change its name from “SEP Acquisition Corp.” to “SANUWAVE Health, Inc.” SEPA intends to apply to list its Class A Common Stock on the Nasdaq under the symbol “SNWV” upon the Closing.
Pursuant to SEPA’s Current Charter, a SEPA Stockholder may request that SEPA redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. SEPA Stockholders will be entitled to receive cash for their Public Shares to be redeemed only if they:
(a)
hold Public Shares or hold Public Shares through Units and elect to separate their Units into the underlying Public Shares and SEPA Public Warrants prior to exercising Redemption Rights with respect to the Public Shares; and

(b)
prior to 5:00 p.m., Eastern Time, on    , 2023 (two business days prior to the vote at the Stockholder Meeting), (i) submit a written request to the Transfer Agent (A) requesting that SEPA redeem the applicable Public Shares for cash and (B) identifying themselves as a beneficial holder and providing their legal name, phone number and address and (ii) deliver share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company.

Holders of SEPA Units must elect to separate the underlying shares of Class A Common Stock and warrants prior to exercising Redemption Rights with respect to the Public Shares. If Units are held in an account at a brokerage firm or bank, holders thereof must notify their broker or bank that they elect to separate the Units into the underlying shares of Class A Common Stock and warrants, or if a holder holds Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. SEPA Stockholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a SEPA Stockholder properly exercises its right to redeem its Class A Common Stock and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, SEPA will redeem each share of Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding shares of Class A Common Stock. As of November 30, 2023, this would have amounted to approximately $10.46 per share of Class A Common Stock. If a SEPA Stockholder exercises its Redemption Rights, then such SEPA Stockholder will be exchanging its redeemed Class A Common Stock for cash and will no longer own such shares. Any request to redeem Class A Common Stock, once made, may not be withdrawn once submitted to SEPA unless the SEPA Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). A SEPA Stockholder can make such request by contacting the Transfer Agent at the address or email address listed in the accompanying proxy statement/prospectus. SEPA will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Meeting of SEPA Stockholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if a SEPA Stockholder wishes to redeem its Class A Common Stock for cash.

Notwithstanding the foregoing, the Current Charter provides that a holder of Class A Common Stock, together with any affiliate of such SEPA Stockholder or any other person with whom such SEPA Stockholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Class A Common Stock with respect to more than an aggregate of 15% of the shares of Class A Common Stock sold in the IPO without the consent of SEPA.
Approval of the NTA Proposal, the Business Combination Proposal, and the Charter Proposal will require the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date. Approval of the Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by SEPA Stockholders, present in person or represented by proxy, at the Stockholder Meeting and entitled to vote thereon.
Except as follows, each of the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal is interdependent on each other. The Organizational Documents Proposals are conditional upon the Charter Proposal; the Adjournment Proposal is not conditioned on the approval of any other proposal. If SEPA Stockholders do not approve each of the proposals other than the Organizational Documents Proposals, which are advisory in nature, the Business Combination may not be consummated.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. SEPA urges SEPA Stockholders to read the accompanying proxy statement/prospectus carefully.
If you have any questions or need assistance voting your SEPA shares, please contact SEPA’s proxy solicitor, Morrow Sodali LLC:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: SEPA.info@investor.morrowsodali.com
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors

/s/ Andrew White
Andrew White
Chief Executive Officer

SEPA ACQUISITION CORP.
3737 Buffalo Speedway, Suite 1750
Houston, Texas 77098

NOTICE OF SPECIAL MEETING
TO BE HELD ON    , 2023
TO THE PUBLIC WARRANT HOLDERS OF SEP ACQUISITION CORP.
(THE “SEPA PUBLIC WARRANT HOLDERS”):
NOTICE IS HEREBY GIVEN that a special meeting (the “Warrant Holders Meeting”) of the public warrant holders of SEP Acquisition Corp., a Delaware corporation (“SEPA”), will be held at    a.m., Central Time, on    , 2023. The Warrant Holders Meeting will be a virtual meeting conducted via live webcast. You are cordially invited to attend the Warrant Holders Meeting online by visiting https://www.cstproxy.com/sep-acquis/whm2023 and using a control number assigned by the Continental Stock Transfer & Trust Company (“Continental” or the “Transfer Agent”). The Warrant Holders Meeting will be held for the purpose of considering and voting on the proposals described below and in the accompanying proxy statement/prospectus. To register and receive access to the virtual meeting, registered SEPA Public Warrant Holders and beneficial SEPA Public Warrant Holders (those holding SEPA Public Warrants through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.
At the Warrant Holders Meeting, SEPA Public Warrant Holders will be asked to consider and vote on the following proposals:
(1)
Proposal 1 — The Warrant Amendment Proposal — To consider and vote upon an amendment to the Warrant Agreement, dated as of July 21, 2021, a copy of which is attached as Annex B to the accompanying proxy statement/prospectus, to provide that, upon closing of the Business Combination (the “Closing”), the then outstanding SEPA Public Warrants will be canceled and exchanged for the right to receive 450,336 shares of SEPA’s Class A common stock, par value $0.0001 per share, (i.e., approximately 0.0499 shares of Class A Common Stock for each public warrant) and the then outstanding SEPA Private Placement Warrants will be canceled and exchanged for the right to receive 400,000 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each private placement warrant). The Warrant Amendment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Warrant Holder Proposal 1: The Warrant Amendment Proposal.”

(2)
Proposal 2 — The Warrant Holders Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, (a) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal at the Warrant Holders Meeting or (b) if the board of directors of SEPA determines before the Warrant Holders Meeting that it is not necessary or no longer desirable to proceed with the proposals. The Warrant Amendment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Warrant Holder Proposal 2: The Warrant Holders Adjournment Proposal.”

Only SEPA Public Warrant Holders of record at the close of business on    , 2023 are entitled to notice of and to vote and have their votes counted at the Warrant Holders Meeting and any adjournment of the Warrant Holders Meeting.
We will provide you with the accompanying proxy statement/prospectus and a warrant holder proxy card in connection with the solicitation of proxies to be voted at the Warrant Holders Meeting and at any adjournment of the Warrant Holders Meeting. Whether or not you plan to attend the Warrant Holders Meeting, we urge you to read, when available, the accompanying proxy statement/prospectus, including the annexes, carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 44 of the accompanying proxy statement/prospectus.
All SEPA Public Warrant Holders are cordially invited to attend the Warrant Holders Meeting. To ensure your representation at the Warrant Holders Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus or submit your proxy over the Internet by following the instructions contained on your proxy card as soon as possible. If you are a SEPA Public Warrant Holder of record holding one or more SEPA Public Warrants on    , 2023, you may also cast your vote in person at the Warrant Holders Meeting. If your SEPA Public Warrants are held in an account at a brokerage firm or bank, you must instruct your broker, bank or other nominee or intermediary on how to vote your SEPA Public Warrants or, if you wish to attend the Warrant Holders Meeting and vote in person, obtain a proxy from your broker, bank or other nominee or intermediary.
If you sign, date and return your warrant holder proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Warrant Holders Meeting. In general, if your SEPA Public Warrants are held in “street” name and you do not instruct your broker, bank or other nominee or intermediary on a timely basis on how to vote your SEPA Public Warrants, your broker, bank or other nominee or intermediary, in its sole discretion, may either leave your SEPA Public Warrants unvoted or vote your SEPA Public Warrants on routine matters, but not on any non-discretionary matters.
After careful consideration, the SEPA Board has unanimously approved the Warrant Agreement Amendment and determined that each of the proposals to be presented at the Warrant Holders Meeting is in the best interests of SEPA and SEPA Stockholders and recommends that each of the SEPA Warrant Holders vote or give instruction to vote “FOR” each of the above proposals.
Approval of the Warrant Amendment Proposal requires the affirmative vote of at least 50% of the then outstanding SEPA Public Warrants. Approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of at least 50% of the SEPA Public Warrants, in each case represented in person or by proxy and entitled to vote thereon and who vote at the Warrant Holders Meeting. Abstentions and broker non-votes will have the effect of an “AGAINST” vote on the Warrant Amendment Proposal, but will have no effect on the Warrant Holders Adjournment Proposal.
Your vote is important regardless of the number of SEPA Public Warrants you own. Whether you plan to attend the Warrant Holders Meeting or not, please sign, date and return the warrant holder proxy card accompanying the proxy statement/prospectus in the envelope provided or submit your proxy over the Internet by following the instructions contained on your proxy card as soon as possible. If your SEPA Public Warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee or intermediary to ensure that votes related to the SEPA Public Warrants you beneficially own are properly counted.
If you have any questions or need assistance voting your SEPA Public Warrants, please contact SEPA’s proxy solicitor, Morrow Sodali LLC:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: SEPA.info@investor.morrowsodali.com
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors

/s/ Andrew White
Andrew White
Chief Executive Officer

i

ii

FREQUENTLY USED TERMS
In this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:
“Business Combination” means all of the transactions contemplated by the Merger Agreement, including the issuances of securities thereunder.
“CFIUS” means Committee on Foreign Investment in the United States.
“Class B Charter Amendment” means the amendment to the Current Charter that changes the SEPA Class B Common Stock conversion ratio to 0.277 shares of SEPA Class A Common Stock that was filed with the Delaware Secretary of State on October 3, 2023.
“Class A Common Stock” or “Public Shares” means SEPA’s Class A common stock, par value $0.0001 per share.
“Class B Common Stock” or “Founder Shares” means SEPA’s Class B common stock, par value $0.0001 per share.
“Closing” means the closing of the Business Combination.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Company Board” means the board of directors of the Combined Company.
“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.
“Company” or “Combined Company” means SEPA and SANUWAVE following the Business Combination. Following the completion of the Business Combination, SEPA will change its corporate name to “SANUWAVE Health, Inc.”
“Continental” or “Transfer Agent” means Continental Stock Transfer & Trust Company, the transfer agent and warrant agent for SEPA.
“Conversion Ratio” means, subject to Section 1.9(f) of the Merger Agreement, the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) (i) the Merger Consideration plus (ii) (A) the Aggregate Exercise Price, divided by (B) 10, by (b) the Company Fully Diluted Shares, in which:
(1)
“Aggregate Exercise Price” means the sum of (a) the sum of the exercise prices of all in-the-money SANUWAVE Options; and (b) the sum of the exercise prices of all in-the-money SANUWAVE Warrants, in each case outstanding as of immediately prior to the Effective Time.

(2)
“Company Fully Diluted Shares” means the sum of (i) the number of shares of SANUWAVE Stock that are issued and outstanding (other than any SANUWAVE securities cancelled pursuant to Section 1.09 of the Merger Agreement); (ii) the number of shares of SANUWAVE Stock issuable upon the exercise of in-the-money SANUWAVE Options outstanding (whether or not then vested or exercisable); (iii) the number of shares of SANUWAVE Stock issuable upon the exercise of in-the-money SANUWAVE Warrants assumed by SEPA outstanding; and (iv) the number of shares of SANUWAVE Stock issuable upon conversion of the SANUWAVE Convertible Notes assumed by SEPA, in each case as of immediately prior to the Effective Time.

“Current Charter” means the Amended and Restated Certificate of Incorporation of SEPA, dated July 27, 2021, as amended on December 20, 2022, and as amended by the Class B Charter Amendment on October 3, 2023.
“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“DTC” means the Depository Trust Company.
“Effective Time” means the time in which the Articles of Merger for the merger of Merger Sub with and into SANUWAVE are filed with the Secretary of State of the State of Nevada.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” or “U.S. GAAP” means U.S. generally accepted accounting principles.
“Incentive Plan” means the SANUWAVE Health, Inc. 2023 Equity Incentive Plan.

“Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of Merger Agreement that (1) was not known by nor was reasonably foreseeable to the SANUWAVE Board of Directors (or, if known, the consequences or timing of which were not known or reasonably foreseeable to the SANUWAVE Board of Directors) and results in the standalone financial condition of SANUWAVE and its subsidiaries, taken as a whole, being materially more favorable to the SANUWAVE Stockholders than the Merger Agreement and the Merger and (ii) does not relate to or involve (A) a Takeover Proposal or (B) any changes in the market price, or change in trading volume, of the SANUWAVE Common Stock, or SANUWAVE exceeding any projections, forecasts, budgets, operational metrics or estimates (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Intervening Event, be taken into account in determining whether an Intervening Event has occurred).
“IPO” or “Initial Public Offering” means the initial public offering of SEPA’s Units pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of the Purchaser, dated as of July 27, 2021, and filed with the SEC on July 29, 2021 (File No. 33-254726).
“Letter Agreement” means that certain Letter Agreement, dated as of July 27, 2021, by and among SEPA, the Sponsor and the other parties thereto, and filed with the SEC on August 2, 2021 (File No. 001-40679).
“Lock-Up Agreements” means those certain lock-up agreements that certain SANUWAVE Stockholders entered into with SEPA simultaneously with the execution and delivery of the Merger Agreement, a form of which was filed as Exhibit 10.4 to SEPA’s Current Report on Form 8-K (File No. 001-40679) filed on August 23, 2023.
“Merger” means the merger of Merger Sub with and into SANUWAVE.
“Merger Agreement” means the Agreement and Plan of Merger, dated August 23, 2023, by and among SEPA, Merger Sub, and SANUWAVE.
“Merger Consideration” means the consideration to be delivered to, or reserved for issuance for, the SANUWAVE Securityholders by SEPA in connection with the Closing.
“Merger Sub” means SEP Acquisition Holdings Inc., a Nevada corporation.
“Morrow” or “Proxy Solicitor” means Morrow Sodali LLC, the proxy solicitor of SEPA.
“Nasdaq” means The Nasdaq Capital Market.
“NTA Amendment” means an amendment to the Current Charter to remove from the Current Charter the redemption limitation contained under Section 9.2(a) of the Current Charter preventing SEPA from redeeming shares of Class A Common Stock if it would have less than $5,000,001 of net tangible assets.
“Offering Shares” means those shares of the Common Stock included as part of the Units sold in the IPO (whether such Offering Shares were purchased in the IPO or in the secondary market following the IPO and whether or not any such holders are the Sponsor or officers or directors of SEPA, or affiliates of any of the foregoing).
“Organizational Documents” means the Current Charter and the SEPA Bylaws.
“Outstanding Indebtedness” means the outstanding indebtedness, including principal and interest, under the Sponsor Note.
“PIPE Investment” means a private placement in SEPA for the estimated aggregate amount of $5,184,880 for 518,488 shares of Class A Common Stock at a price of $10.00 per share.
“PIPE Investors” means investors in the PIPE Investment.
“PIPE Shares” means the shares of Class A Common Stock sold in the PIPE Investment.
“PIPE Subscription Agreements” means subscription agreements to be entered into on terms reasonably acceptable to SEPA and SANUWAVE with investors to purchase PIPE Shares in connection with the PIPE Investment.
“Preferred Stock Designation” means any certificate of designation of a series of preferred stock filed by the SEPA Board pursuant to the DGCL.
“Prior Plan” means SANUWAVE’s Amended and Restated 2006 Stock Incentive Plan, as amended from time to time.

“Proposals” means the proposals to be voted on by the SEPA Stockholders and SEPA Public Warrant Holders at the Stockholder Meeting and Warrant Holders Meeting, respectively.
“Proposed Charter” means the proposed new Second Amended and Restated Certificate of Incorporation of SEPA.
“Record Date” means the close of business on    , 2023 for SEPA Stockholders and SEPA Warrant Holders.
“Redemption” means the redemption of Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account two business days prior to the consummation of the Business Combination.
“Redemption Rights” means the right of SEPA Stockholders to demand Redemption of their Class A Common Stock into cash in accordance with the procedures set forth in the Current Charter and this proxy statement.
“SANUWAVE” means SANUWAVE Health, Inc., a Nevada corporation.
“SANUWAVE Common Stock” means SANUWAVE’s common stock, par value $0.001 per share.
“SANUWAVE Convertible Notes” means outstanding SANUWAVE convertible promissory notes that have not been converted into shares of SANUWAVE Common Stock prior to the Closing or paid in full or otherwise settled at or prior to the Closing.
“SANUWAVE Convertible Securities” means in-the-money SANUWAVE Options, in-the-money SANUWAVE Warrants, the SANUWAVE Convertible Notes and any other options, warrants or rights to subscribe for or purchase any capital stock of SANUWAVE or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of SANUWAVE.
“SANUWAVE Options” means options to purchase SANUWAVE Common Stock.
“SANUWAVE Preferred Stock” means the SANUWAVE Series A Preferred Stock, the SANUWAVE Series B Preferred Stock, the SANUWAVE Series C Preferred Stock and the SANUWAVE Series D Preferred Stock.
“SANUWAVE Securityholders” or “SANUWAVE Security Holders” means holders of SANUWAVE Stock, in-the-money SANUWAVE Options, in-the-money SANUWAVE Warrants, SANUWAVE Convertible Notes, and any other SANUWAVE Convertible Securities outstanding immediately prior to the Effective Time.
“SANUWAVE Series A Preferred Stock” means the Series A preferred stock, par value $0.001 per share, of SANUWAVE.
“SANUWAVE Series B Preferred Stock” means the Series B preferred stock, par value $0.001 per share, of SANUWAVE.
“SANUWAVE Series C Preferred Stock” means the Series C preferred stock, par value $0.001 per share, of SANUWAVE.
“SANUWAVE Series D Preferred Stock” means the Series D preferred stock, par value $0.001 per share, of SANUWAVE.
“SANUWAVE Stock” means any shares of the SANUWAVE Common Stock and the SANUWAVE Preferred Stock.
“SANUWAVE Stockholders” means the holders of SANUWAVE Common Stock.
“SANUWAVE Warrants” means warrants to purchase SANUWAVE Common Stock.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“SEPA” means SEP Acquisition Corp., a Delaware corporation.
“SEPA Board” means the board of directors of SEPA.
“SEPA Bylaws” means the Bylaws of SEPA, as amended by the First Amendment to the Bylaws of SEPA, dated December 20, 2022.

“SEPA Private Placement Warrants” means the 7,850,000 warrants sold by SEPA at the time of the IPO to the Sponsor.
“SEPA Public Warrant Holders” means the holders of SEPA Public Warrants.
“SEPA Public Warrants” means one (1) whole warrant (one half of which was included as part of each Unit) entitling the holder thereof to purchase one (1) share of Class A Common Stock at a purchase price of $11.50 per share.
“SEPA Class A Stockholders” means all holders of Class A Common Stock of SEPA.
“SEPA Class B Stockholders” means all holders of Class B Common Stock of SEPA.
“SEPA Stockholders” means all holders of Class A Common Stock and Class B Common Stock of SEPA.
“Specified Time” means the earlier of (i) the time that the Merger Agreement is terminated in accordance its terms and (ii) the time the SANUWAVE Stockholders have approved the Merger.
“Sponsor” means Mercury Sponsor Group I LLC, the sponsor of SEPA.
“Sponsor Debt Conversion Agreement” means that certain debt conversion agreement entered into between SEPA and the Sponsor simultaneously with the execution and delivery of the Merger Agreement.
“Sponsor Note” means that certain unsecured revolving promissory note, dated October 11, 2022, issued by SEPA in favor of the Sponsor in the original principal amount of up to $1,000,000, pursuant to which SEPA could borrow up to $1,000,000 at a 6% interest rate on or before October 11, 2024 to cover, among other things, expenses related to a business combination.
“Stockholder Meeting” means the special meeting of SEPA Stockholders which will be held virtually at     a.m., Central Time, on    , 2023.
“Superior Proposal” means a bona fide written Takeover Proposal (but substituting “more than 50%” for “15%” in each instance in the definition of Takeover Proposal), made by any third party or group (as defined in Section 13 of the Exchange Act), which did not result from a material breach of SANUWAVE’s non-solicitation obligations in the Merger Agreement and that the SANUWAVE Board of Directors determines (1) are more favorable to SANUWAVE and its stockholders, from a financial point of view, than the Merger, and (2) the SANUWAVE Board of Directors believes is reasonably likely to be consummated in accordance with its terms taking into account all the factors described above and other aspects and terms of such proposal and the identity of the person or group making the proposal.
“Takeover Proposal” means any proposal, offer, inquiry or indication of interest from a third party or “group” (as defined in Section 13 of the Exchange Act) of third parties, whether involving a single or a series of related transactions, relating to (1) a merger, consolidation, share exchange or business combination involving SANUWAVE or any of its subsidiaries representing 15% or more of SANUWAVE’s assets, revenues, or earnings, (2) a sale, lease, exchange, mortgage, transfer or other disposition of 15% or more of SANUWAVE’s assets, revenues or earnings, (3) a direct or indirect purchase or sale of shares of capital stock or other securities (including the SANUWAVE Common Stock) representing 15% or more of the voting power of the capital stock of SANUWAVE or any successor or parent company thereto, including by way of a merger business combination, share exchange, tender offer or exchange offer, other than, for the avoidance of doubt, any PIPE Investment, (4) a reorganization, recapitalization, liquidation or dissolution of SANUWAVE or (5) any other transaction having a similar effect to those described in clauses (1) through (4), or any combination of the transactions in (1) through (4) in each case other than the Merger.
“Trust Account” means the trust account established by SEPA with the proceeds from the IPO.
“Units” means the units issued in the IPO consisting of one (1) share of Class A Common Stock and one-half of one (1) SEPA Public Warrant.
“Valuation Date” means June 30, 2023.
“ValueScope” means ValueScope, Inc., a Texas corporation and provider of the fairness analysis opinion, dated August 20, 2023, for the Business Combination.
“Warrant Agreement” means that certain Warrant Agreement, dated as of July 21, 2021, by and between SEPA and Continental.

“Warrant Agreement Amendment” means an amendment to the Warrant Agreement, dated as of July 21, 2021, a copy of which is attached as Annex B to this proxy statement/prospectus, which provides that, upon Closing, the then outstanding SEPA Public Warrants will be canceled and exchanged for the right to receive 450,336 shares of Class A Common Stock and the then outstanding SEPA Private Placement Warrants will be canceled and exchanged for the right to receive 400,000 shares of Class A Common Stock.
“Warrant Holders Meeting” means the special meeting of SEPA Public Warrant Holders which will be held virtually at     a.m., Central Time, on    , 2023.
“Working Capital Loans” means loans from the Sponsor or an affiliate of the Sponsor, or certain of SEPA’s officers and directors, the proceeds of which may be used to finance transaction costs in connection with the Business Combination.
TRADEMARKS
This proxy statement/prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.
MARKET AND INDUSTRY DATA
This proxy statement/prospectus includes industry position and industry data and forecasts that SEPA and SANUWAVE obtained or derived from internal company reports, independent third-party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses or review of internal company reports as well as the independent sources referred to above.
Statements as to industry position are based on market data currently available. While SEPA and SANUWAVE are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include, among other things, statements about the parties’ ability to close the Business Combination, the timing of the Closing, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of SEPA, SANUWAVE and the Combined Company and the period following the consummation of the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would,” “will,” “seek,” “target,” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on information available as of the date of this proxy statement/prospectus and on the current expectations, forecasts and assumptions of the management of SEPA and SANUWAVE, involve a number of judgments, risks and uncertainties and are inherently subject to changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed, contemplated or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by SEPA and the following:
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the inability to consummate the Business Combination, including due to any failure to obtain approval of the SEPA Stockholders or SANUWAVE Stockholders or other conditions to the Closing in the Merger Agreement, such as the requirements that SEPA shall have at least $12.0 million at Closing resulting from proceeds of (a) SEPA’s Class A Common Stock that has not been redeemed and (b) a private placement;

•	delays in obtaining or the inability to obtain any necessary regulatory approvals required to complete the Business Combination;
•	the inability to obtain or maintain the listing of the Class A Common Stock on Nasdaq following the Business Combination;
•	costs related to the Business Combination;
•	changes in applicable laws or regulations; and
•	the possibility that SEPA or SANUWAVE may be adversely affected by other economic, business, and/or competitive factors.
Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of SEPA or SANUWAVE prove incorrect, actual results may vary in material respects from those projected in or contemplated by these forward-looking statements.
All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to SEPA or SANUWAVE or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, neither SEPA nor SANUWAVE undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE SEPA STOCKHOLDER PROPOSALS
The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Stockholder Meeting, including the Proposal to approve the Business Combination, as further described below. The following questions and answers do not include all the information that is important to SEPA Stockholders. SEPA Stockholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
Q.	Why am I receiving this proxy statement/prospectus?
A.
You are receiving this proxy statement/prospectus in connection with the Stockholder Meeting. SEPA is holding the Stockholder Meeting to consider and vote upon the Proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

SEPA Stockholders are being asked to consider and vote on the NTA Amendment, which amendment shall be effective, if adopted and implemented by SEPA, prior to the consummation of the proposed Business Combination, to remove from the Current Charter the redemption limitation contained under Section 9.2(a) of the Current Charter preventing SEPA from redeeming shares of its Class A Common Stock, if it would have less than $5,000,001 of net tangible assets. The purpose of such limitation was initially to ensure that the Class A Common Stock would not be deemed a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. If approved, the NTA Amendment will become effective immediately prior to the consummation of the Business Combination. The Class A Common Stock would not be deemed to be a “penny stock” following the Closing of the Business Combination pursuant to applicable provisions of Rule 3a51-1 under the Exchange Act, such as subsection (g)(2), because SANUWAVE’s average revenue has exceeded $6 million for the last three years. A copy of the NTA Amendment is attached to this proxy statement/prospectus as Annex C. The NTA Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 1: The NTA Proposal.”
SEPA Stockholders are also being asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Pursuant to the Merger Agreement, Merger Sub will merge with and into SANUWAVE, with SANUWAVE continuing as the surviving entity of the Business Combination and becoming a subsidiary of SEPA as described in more detail in this proxy statement/prospectus. A copy of the Merger Agreement is appended to this proxy statement/prospectus as Annex A. The Business Combination Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 2: The Business Combination Proposal.”
SEPA Stockholders are also being asked to consider and vote on a proposal to approve, in connection with the Merger, the replacement of the Current Charter with the Proposed Charter, in the form appended to this proxy statement/prospectus as Annex D, to be effective upon the filing with and acceptance by the Delaware Secretary of State, pursuant to which, among other things, the name of SEPA will be changed to “SANUWAVE Health, Inc.” and certain blank check provisions will be removed from the Current Charter. The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Proposal will have no effect, even if approved by SEPA Stockholders. The Charter Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 3: The Charter Proposal.”
SEPA Stockholders are also being asked to consider and vote, on an advisory and non-binding basis, on eight separate proposals to approve certain governance provisions in the Proposed Charter. These separate votes are not otherwise required by Delaware law, separate and apart from the Charter Proposal, but are required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions. The Merger is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal). The Organizational Documents Proposals are described in more detail in this proxy statement/prospectus under the heading “Proposals 4 – 11: The Organizational Documents Proposals.”
SEPA Stockholders are also being asked to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding shares of Class A Common Stock and the resulting change in control in connection with the Business Combination, PIPE Investment, and transactions contemplated thereby. The Nasdaq Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 12: The Nasdaq Proposal.”

SEPA Stockholders are also being asked to consider and vote on a proposal to approve the Incentive Plan, in the form appended to this proxy statement/prospectus as Annex E. The SEPA Board intends to adopt the Incentive Plan, subject to approval from the SEPA Stockholders, effective immediately prior to the Closing, to be used by the Combined Company after the Closing. The Incentive Plan Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 13: The Incentive Plan Proposal.”
SEPA Stockholders are also being asked to consider and vote upon a proposal to adjourn the Stockholder Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the SEPA Board that more time is necessary or appropriate to approve one or more Proposals at the Stockholder Meeting. The Adjournment Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 14: The Adjournment Proposal.”
The presence at the Stockholder Meeting by attendance via the virtual meeting website or by proxy, of the holders of shares of outstanding Common Stock representing a majority of the voting power of all outstanding shares of Common Stock entitled to vote as of the Record Date shall constitute a quorum at the Stockholder Meeting. In addition, because the Charter Proposal will result in an increase in the number of authorized shares of Class A Common Stock, the Charter Proposal will also require a separate, single class vote by the holders of Class A Common Stock. The vote of holders of Class A Common Stock will require a quorum of the holders of shares representing a majority of the voting power of the outstanding shares of the Class A Common Stock as of the Record Date.
YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q.	Are the Proposals conditioned on one another?
A.
Each of the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal is interdependent upon the others and each must be approved in order for SEPA to complete the Business Combination contemplated by the Merger Agreement. The Organizational Documents Proposals are conditional upon the Charter Proposal; the Adjournment Proposal is not conditioned on the approval of any other proposal.

Q.	Why is SEPA proposing the Business Combination?
A.
SEPA was incorporated to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination transaction. Since SEPA’s incorporation, the SEPA Board has sought to identify suitable candidates in order to effect such a transaction. In its review of SANUWAVE, the SEPA Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the SEPA Board has determined that the Business Combination presents a highly attractive business combination opportunity. The SEPA Board believes that, based on its review and consideration, the Business Combination with SANUWAVE presents an opportunity to increase stockholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved.

Q.	What will happen in the Business Combination?
A.
Pursuant to the terms of the Merger Agreement, a business combination between SEPA and SANUWAVE will be effected. More specifically, and as described in greater detail in this proxy statement/prospectus, at the Effective Time:

•	Merger Sub will merge with and into SANUWAVE, with SANUWAVE being the surviving company following the Merger and continuing in existence as a wholly owned subsidiary of SEPA;
•	each issued and outstanding share of SANUWAVE Common Stock will be automatically converted into shares of Class A Common Stock of SEPA at the Conversion Ratio (as defined in the Merger Agreement); and
•
outstanding Company Convertible Securities (as defined in the Merger Agreement) of SANUWAVE will be assumed by SEPA and will be converted into the right to receive Class A Common Stock, reserved from issuance from the Merger Consideration, if not exercised or converted, as applicable, prior to the Effective Time.

Q.	What consideration will the SANUWAVE Securityholders receive in connection with the acquisition of SANUWAVE by SEPA?
A.
Pursuant to the terms of the Merger Agreement, the Merger Consideration, consisting of 7,793,000 shares of Class A Common Stock of SEPA, will be issued, or otherwise reserved for issuance, to the SANUWAVE Securityholders, as follows:

•	each share of SANUWAVE Common Stock that is outstanding will be automatically converted into shares of Class A Common Stock of SEPA at the Conversion Ratio (as defined in the Merger Agreement);
•
each SANUWAVE Convertible Note that is outstanding, and has not been exchanged for shares of SANUWAVE Common Stock prior to the Effective Time will, to the extent permitted by the terms of such convertible note, automatically be assumed by SEPA and convertible into the number of shares of Class A Common Stock of SEPA, reserved from issuance from the Merger Consideration, equal to the product of (i) the number of shares of SANUWAVE Common Stock subject to such convertible note as of immediately prior to the Effective Time multiplied by (ii) the Conversion Ratio;

•
each outstanding SANUWAVE Option (whether vested or unvested, exercisable or unexercisable) that is outstanding as of immediately prior to the Effective Time will be assumed by SEPA and automatically converted into the right to receive an option to acquire the number of shares of Class A Common Stock, reserved from issuance from the Merger Consideration, equal to the product of (i) the number of shares of SANUWAVE Common Stock subject to such option as of immediately prior to the Effective Time multiplied by (ii) the Conversion Ratio; and

•
each SANUWAVE Warrant that is outstanding and unexercised, and has not been exchanged for shares of SANUWAVE Common Stock prior to the Effective Time will, to the extent permitted by the terms of such warrant, automatically be assumed by SEPA and converted into a warrant to purchase the number of shares of Class A Common Stock, reserved from issuance from the Merger Consideration, equal to the product of (1) the number of shares of SANUWAVE Common Stock subject to such warrant multiplied by (2) the Conversion Ratio.

Q.	What equity stake will current SEPA Stockholders and SANUWAVE Stockholders hold in the Combined Company immediately after the completion of the Business Combination?
A.
Upon the completion of the Business Combination (assuming, among other things, that no SEPA Stockholders exercise Redemption Rights with respect to their Class A Common Stock upon completion of the Business Combination), the SANUWAVE Stockholders are expected to own approximately 69.0% of the Combined Company’s outstanding Class A Common Stock and the current holders of Class A Common Stock are expected to own approximately 11.5% of the Combined Company’s outstanding Class A Common Stock.

If any of the SEPA Stockholders exercise their Redemption Rights, the percentage of the Combined Company’s outstanding Class A Common Stock held by the current holders of Class A Common Stock will decrease and the percentages of the Combined Company’s outstanding Class A Common Stock held by the SANUWAVE Stockholders will increase, in each case relative to the percentage held if none of the Class A Common Stock is redeemed.
All of the relative percentages in this proxy statement/prospectus are for illustrative purposes only and are based upon certain assumptions. Should one or more of the assumptions prove incorrect, actual beneficial ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

The following table illustrates varying ownership levels in shares of Class A Common Stock of the Combined Company immediately following the Business Combination:
	No Redemptions	%	10% Redemptions	%	25% Redemptions	%	50% Redemptions	%	Maximum Redemptions	%
SANUWAVE Securityholders(1)	7,793,000	69.0%	7,793,000	69.4%	7,793,000	69.6%	7,793,000	69.6%	7,793,000	69.6%
SEPA Class A Stockholders (other than the Sponsor)(2)(3)	1,304,259	11.5%	1,241,984	11.1%	1,148,572	10.3%	992,886	8.9%	681,512	6.1%
Initial SEPA Class B Stockholders(3)(4)	1,249,374	11.1%	1,249,374	11.1%	1,249,374	11.2%	1,249,374	11.2%	1,249,374	11.2%
SEPA Public Warrant Holders(5)	450,336	4.0%	450,336	4.0%	450,336	4.0%	450,336	4.0%	450,336	4.0%
SEPA Private Placement Warrant Holders(6)	400,000	3.5%	400,000	3.6%	400,000	3.6%	400,000	3.6%	400,000	3.6%
Sponsor Debt Conversion(7)	100,000	0.9%	100,000	0.9%	100,000	0.9%	100,000	0.9%	100,000	0.9%
PIPE Investors(8)	—	—	—	—	51,428	0.5%	207,114	1.9%	518,488	4.6%
Total shares of Class A Common Stock	11,296,969	100%	11,234,694	100%	11,192,710	100%	11,192,710	100%	11,192,710	100%
Implied Per Share Value(9)	$11.29	—	$11.35	—	$11.39	—	$11.39	—	$11.39	—
(1)
SANUWAVE Securityholders consist of holders of shares of SANUWAVE Common Stock in addition to holders of in-the-money SANUWAVE Warrants and in-the-money SANUWAVE Options that are not exercised prior the Closing and holders of SANUWAVE Convertible Notes that are not converted prior to the Closing. The table assumes that no SANUWAVE Warrants or SANUWAVE Convertible Notes (including the PIPE Notes) are assumed by SEPA at the Closing (i.e., all outstanding SANUWAVE Warrants will be exercised, and all outstanding SANUWAVE Convertible Notes (including the PIPE Notes) will be converted, prior to the Closing).

(2)
Pursuant to the Voting and Non-Redemption Agreements, certain SEPA Stockholders agreed not to redeem an aggregate of 681,512 shares of Class A Common Stock. As a result, the maximum number of shares of Class A Common Stock that may be redeemed in connection with the Business Combination is 622,747 shares of Class A Common Stock.

(3)
In order to bring SEPA into compliance with the Nasdaq listing standards, on October 2, 2023, the Sponsor elected to convert 2,415,375 of its shares of Class B Common Stock into 2,415,375 shares of Class A Common Stock (the “Conversion”). In order to maintain the same economics of the Business Combination for all SEPA Class B Stockholders, on October 2, 2023, the Sponsor, SEPA and SANUWAVE entered into a Forfeiture and Redemption Agreement, pursuant to which the Sponsor agreed to forfeit 1,746,316 shares of Class A Common Stock contingent upon and effective immediately prior to the Closing of the Business Combination. The “SEPA Class A Stockholders” row does not include the 2,415,375 shares of Class A Common Stock that the Sponsor currently holds following the Conversion. The “Initial SEPA Class B Stockholders” row includes the 2,415,375 shares of Class B Common Stock that the Sponsor held prior to the Conversion. Following the Closing, the Sponsor will hold 1,059,909 shares of Class A Common Stock.

(4)
Reflects the conversion of Class B Common Stock to Class A Common Stock, pursuant to the Class B Charter Amendment, amending the Class B Common Stock conversion ratio to 0.277 shares of Class A Common Stock for each share of Class B Common Stock.

(5)
Reflects the conversion of the SEPA Public Warrants into 450,336 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each public warrant) pursuant to the Warrant Agreement Amendment. All outstanding SEPA Public Warrants will be converted in connection with the Business Combination, and none will be outstanding following the Closing.

(6)
Reflects the conversion of the SEPA Private Placement Warrants into 400,000 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each private placement warrant) pursuant to the Warrant Agreement Amendment. All outstanding SEPA Private Placement Warrants will be converted in connection with the Business Combination, and none will be outstanding following the Closing.

(7)
On October 11, 2022, SEPA issued the Sponsor Note to the Sponsor in the original principal amount of up to $1,000,000 (together with all accrued but unpaid interest, fees, expenses and other amounts payable under the Sponsor Note, the “Outstanding Indebtedness”). In accordance with the Merger Agreement and as a part of the PIPE Investment, the Sponsor has agreed to cancel and release the Outstanding Indebtedness in exchange for, and in consideration of, the issuance to the Sponsor by SEPA of 100,000 shares of Class A Common Stock.

(8)
The Merger Agreement provides that SANUWAVE’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, SEPA have at least $12,000,000 resulting from (i) proceeds from Class A Common Stock that has not been redeemed in the Redemption and (ii) proceeds of the PIPE Investment. Assuming SEPA Stockholders redeem the maximum amount (622,747 shares of Class A Common Stock), then SEPA will need to obtain at least $5,184,880 (or 518,488 shares of Class A Common Stock at a price of $10.00 per share) in the PIPE Investment in order to satisfy the Minimum Cash Condition. Assuming 50% redemptions of Class A Common Stock, then SEPA will need to receive at least $2,071,140 (or 207,114 shares of Class A Common Stock at a price of $10.00 per share) in the PIPE Investment in order to satisfy the Minimum Cash Condition. Assuming 25% redemptions of Class A Common Stock, then SEPA will need to receive at least $514,280 (or 51,428 shares of Class A Common Stock at a price of $10.00 per share) in the PIPE Investment in order to satisfy the Minimum Cash Condition. Thus, in summary, as the amount of redemptions of shares of Class A Common Stock increases, the amount that SEPA will need to receive in the PIPE Investment to satisfy the Minimum Cash Condition also increases, which results in the implied per share value remaining relatively constant across the various redemption scenarios. Assuming 10% redemptions of Class A Common Stock or no redemptions of Class A Common Stock, then SEPA will not need to raise any funds in the PIPE Investment in order to satisfy the Minimum Cash Condition. The actual amount that SEPA raises in the PIPE Investment will depend on the number of redemptions of Class  A Common Stock, market conditions, and other factors. As of the date hereof, SEPA does not have any commitments in the PIPE Investment.

(9)
Calculation of implied per share value assumes an enterprise value of $127.5 million of SANUWAVE upon consummation of the Business Combination, which includes $12 million in proceeds from a combination of (A) proceeds from Class A Common Stock that have not been redeemed in the Redemption and (B) proceeds of the PIPE Investment.

Stockholders of the Combined Company will experience additional dilution to the extent that (i) the Combined Company issues additional shares of Class A Common Stock after the Closing or (ii) the Combined Company assumes out-of-the-money SANUWAVE Options or out-of-the-money SANUWAVE Warrants, which are then subsequently exercised or converted into shares of Class A Common Stock. Out-of-the-money SANUWAVE Options and out-of-the-money SANUWAVE Warrants will be assumed by SEPA and converted into options or warrants, respectively, exercisable for shares of Class A Common Stock based on the Conversion Ratio; however, such out-of-the-money SANUWAVE Options and SANUWAVE Warrants shall not be reserved for issuance from the Merger Consideration. Excluding out-of-the-money SANUWAVE Warrants that the holders have agreed to exchange for SANUWAVE Common Stock prior to the Closing, out-of the-money SANUWAVE Options and out-of-the-money SANUWAVE Warrants are currently exercisable for 19,136,150 shares and 36,653,192 shares, respectively, of SANUWAVE Common Stock. Based upon the assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus, such out-of-the-money SANUWAVE Options and out-of-the-money SANUWAVE Warrants would be exercisable for approximately 60,514 shares and approximately 115,907 shares, respectively, of Class A Common Stock after the Closing of the Business Combination.
Q.	Did the SEPA Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.
Yes. The SEPA Board obtained a fairness opinion from of ValueScope, Inc. For a description of the opinion issued by ValueScope, Inc. to the SEPA Board, please see “Proposal 2: The Business Combination Proposal — Opinion of ValueScope, Inc. as Fairness Opinion Provider.” The SEPA Board obtained and considered a fairness opinion for a number of reasons: (i) to determine whether experienced, independent valuation specialists would judge the negotiated purchase price to be fair to SEPA, from a financial point of view, (ii) to help the SEPA Board ensure that its own determination as to whether to accept and recommend the Merger was reasonable and in the best interests of SEPA Stockholders, (iii) to help the SEPA Board ensure that its own determination as to whether to accept and recommend the Merger was the result of a reasonable and thorough examination of the relevant facts and (iv) to provide SEPA Stockholders with additional information to consider when deciding whether to vote in favor of the Merger Agreement and the resulting Business Combination or not, and whether to redeem their shares in SEPA or not.

Q.	What happens to the funds deposited in the Trust Account after completion of the Business Combination?
A.
After completion of the Business Combination, the funds in the Trust Account will be used to pay holders of the Class A Common Stock who exercise Redemption Rights. As of November 30, 2023, there were cash and marketable securities held in the Trust Account of approximately $13.6 million. These funds will not be released until the earlier of the completion of the Business Combination or the Redemption of the Class A Common Stock if SEPA is unable to complete a Business Combination by July 30, 2024 (except that interest earned on the amounts held in the Trust Account may be released earlier as necessary to pay for any franchise or income taxes).

Q.	What happens if a substantial number of SEPA Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?
A.
SEPA Stockholders may vote in favor of the Business Combination and still exercise their Redemption Rights. The Business Combination may be completed even though the funds available from the Trust Account and the number of SEPA Stockholders is substantially reduced as a result of Redemptions by SEPA Stockholders. Pursuant to Voting and Non-Redemption Agreements, certain SEPA Stockholders agreed not to redeem (without receiving any cash consideration for this agreement) an aggregate of 681,512 shares of Class A Common Stock (representing approximately $7.1 million (calculated based on the funds held in the Trust Account as of November 30, 2023) that SEPA would have otherwise been required to pay to redeem such shares in connection with the Business Combination).

Q.	What conditions must be satisfied to complete the Business Combination?
A.
Unless waived by the parties to the Merger Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approvals contemplated by this proxy statement/prospectus. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal 2: The Business Combination Proposal.”

Q.	When do you expect the Business Combination to be completed?
A.
It is currently expected that the Business Combination will be completed in the fourth quarter of 2023. This timing depends, among other things, on the approval of the Proposals to be presented at the Stockholder Meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted at the Stockholder Meeting and SEPA elects to adjourn the Stockholder Meeting to a later date or dates to permit further solicitation and vote of proxies if reasonably determined to be necessary or desirable by SEPA.

Q.	Will SEPA enter into any financing arrangements in connection with the Business Combination?
A.
As of the date of this proxy statement/prospectus, there is no commitment for proposed financing from the PIPE Investment, SEPA and SANUWAVE intend to enter into PIPE Subscription Agreements with PIPE Investors for an estimated aggregate amount of $5,184,880 for 518,488 shares of Class A Common Stock at a price of $10.00 per share in a private placement in SEPA to be consummated simultaneously with the Closing. Except for the PIPE Investment described in the preceding sentence, SEPA does not currently expect to enter into any financing arrangements in connection with the Business Combination.

Q.	Why is SEPA proposing the Incentive Plan Proposal?
A.
The purpose of the Incentive Plan is to enable the Combined Company to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and the Combined Company’s stockholders. For more information, see the section entitled “Proposal 11: The Incentive Plan Proposal.”

Q.	What changes are being made to the Current Charter in connection with the Business Combination?
A:
The NTA Amendment will remove from the Current Charter the redemption limitation contained under Section 9.2(a) of the Current Charter preventing SEPA from redeeming shares of its Class A Common Stock if it would have less than $5,000,001 of net tangible assets.

In connection with the Merger, the Current Charter will be replaced with Proposed Charter, in the form appended to this proxy statement/prospectus as Annex D, pursuant to which, among other things, the name of SEPA will be changed to “SANUWAVE Health, Inc.” and certain blank check provisions will be removed from the Current Charter.
Q.	Why is SEPA proposing the Adjournment Proposal?
A.
SEPA is proposing the Adjournment Proposal to allow the adjournment of the Stockholder Meeting to a later date or dates, including if necessary to permit further solicitation and vote of proxies if it is determined by SEPA that more time is necessary or appropriate to approve one or more Proposals at the Stockholder Meeting.

Q.	When and where will the Stockholder Meeting be held?
A.
The Stockholder Meeting will be held virtually at    a.m., Central Time, on    , 2023. Only stockholders who held Common Stock of SEPA at the close of business on    , 2023 will be entitled to attend and vote at the Stockholder Meeting and at any adjournments and postponements thereof.

Q.	Who is entitled to vote at the Stockholder Meeting?
A.
SEPA has fixed    , 2023 as the Record Date. If you were a SEPA Stockholder at the close of business on the Record Date, you are entitled to vote on matters that come before the Stockholder Meeting. However, a SEPA Stockholder may only vote his, her or its shares if he, she or it is present in person virtually or is represented by proxy at the Stockholder Meeting.

Q.	How do I vote?
A.	If you are a record owner of your shares of SEPA Common Stock, there are three ways to vote your shares at the Stockholder Meeting:
You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the SEPA Board “FOR” the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Stockholder Meeting will not be counted.
You Can Vote Electronically. You can submit your proxy over the Internet in accordance with the instructions on the enclosed proxy card.
You Can Attend the Stockholder Meeting and Vote in Person Virtually. You can attend by logging into the website meeting portal with your control number. Once logged in you will be able to ask questions and/or vote.
If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker or other nominee or intermediary to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Stockholder Meeting virtually and vote in person virtually and your shares are held in “street name,” you must obtain a legal proxy from your bank, broker or other nominee or intermediary. That is the only way SEPA can be sure that the bank, broker or other nominee or intermediary has not already voted your shares.
Q.	What if I do not vote my SEPA shares or if I abstain from voting?
A.
At the Stockholder Meeting, SEPA will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote “AGAINST” the NTA Proposal, the Business Combination Proposal, and the Charter Proposal but have no effect on the outcome of the other Proposals. However, if you do not submit a proxy or voting instruction, do not attend the Stockholder Meeting virtually or by proxy and your shares are not otherwise voted at the Stockholder Meeting, your failure to do so will have the same effect as a vote “AGAINST” the NTA Proposal, the Business Combination Proposal, and the Charter Proposal but have no effect on the outcome of the other Proposals.

Q.	If my shares are held in “street name,” will my broker automatically vote them for me?
A.
No. Under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. The approval of the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Organizational Document Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal (if presented) are non-routine matters.

For non-routine matters, your broker can vote your shares of SEPA Common Stock only if you provide instructions on how to vote. You should instruct your broker to vote your shares of SEPA Common Stock. Your broker can tell you how to provide these instructions. If you do not give your broker instructions, your shares of SEPA Common Stock will be treated as broker non-votes with respect to the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Organizational Document Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal (if presented). Broker non-votes will have the same effect as a vote AGAINST the NTA Proposal, the Business Combination Proposal, and the Charter Proposal but will have no effect on the outcome of the other Proposals.
Q.	What Proposals must be passed in order for the Business Combination to be completed?
A.
The Business Combination will not be completed unless the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal are approved. If SEPA does not complete a business combination by July 30, 2024, SEPA will be required to dissolve and liquidate itself and return the monies held within its Trust Account to its SEPA Stockholders.

Q.	How does the SEPA Board recommend that I vote on the Proposals?
A.	The SEPA Board unanimously recommends that the SEPA Stockholders entitled to vote on the Proposals, vote as follows:
•	“FOR” approval of the NTA Proposal;
•	“FOR” approval of the Business Combination Proposal;
•	“FOR” approval of the Charter Proposal;
•	“FOR” approval of the Organizational Documents Proposals;
•	“FOR” approval of the Nasdaq Proposal;
•	“FOR” approval of the Incentive Plan Proposal; and
•	“FOR” approval of the Adjournment Proposal, if presented.
Q.	How many votes do I have?
A.	SEPA Stockholders have one vote per each share of SEPA Common Stock held by them on the Record Date for the Stockholder Meeting.
Q.	How will the Sponsor and SEPA’s officers and directors vote in connection with the Proposals?
A.
As of the Record Date, the Sponsor and SEPA’s officers and directors own approximately 76.4% of SEPA’s outstanding Common Stock. Pursuant to the Sponsor Voting Agreement, the Sponsor has agreed to vote its shares (including the Founder Shares) in favor of the Proposals. Accordingly, it is more likely that the necessary stockholder approval of the Proposals will be received at the Stockholder Meeting, than would be the case if the Sponsor and SEPA’s officers and directors had agreed to vote their shares of Common Stock in accordance with the majority of the votes cast by SEPA Stockholders.

Q.	What interests do the Sponsor and SEPA’s officers and directors have in the Business Combination?
A.
In considering the recommendation of the SEPA Board to vote in favor of the Business Combination, SEPA Stockholders should be aware that, aside from their interests as SEPA Stockholders, the Sponsor and SEPA’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other SEPA Stockholders generally. SEPA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to the SEPA Stockholders that they approve the Business Combination. SEPA Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•
Pursuant to the Letter Agreement, 5,031,250 Founder Shares owned by the Sponsor and other insiders became subject to a lock-up whereby, subject to certain limited exceptions, they agreed not to transfer, assign or sell the Founder Shares until the earlier of (A) one year after the completion of SEPA’s initial business combination or (B) subsequent to the Business Combination, (x) if the last sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SEPA’s initial business combination or (y) the date on which SEPA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all SEPA Stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property; provided, however, upon approval of the Letter Agreement Amendment, this period will be amended to until the earlier of (i) 180 days after the completion of the Business Combination or (ii) subsequent to the Business Combination, the date on which SEPA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all SEPA Stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

•
The Sponsor owns 2,415,375 shares of Class A Common Stock (the “Converted Shares”) (of which 1,746,316 shares will be forfeited contingent upon and effective immediately prior to the Closing of the Business Combination pursuant to the Forfeiture and Redemption Agreement) and 1,050,000 Founder Shares, and SEPA’s officers and directors own 140,000 Founder Shares. On March 4, 2021, SEPA’s founder acquired 5,031,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. Also on March 24, 2021, SEPA’s founder assigned 160,000 Founder Shares (40,000 Founder

Shares each) to SEPA’s independent directors at their original purchase price, 35,000 Founder Shares (5,000 Founder Shares each) to SEPA’s advisors and 20,000 Founder Shares (10,000 Founder Shares each) to SEPA’s Chief Financial Officer and Chief Strategy Officer; SEPA’s directors and officers also have a pecuniary interests in such Founder Shares through their ownership interest in the Sponsor. Upon conversion of the remaining Founders Shares to Class A Common Stock and following the forfeiture of certain Converted Shares by the Sponsor pursuant to the Forfeiture and Non-Redemption Agreement, the Founder Shares and Converted Shares held by the Sponsor and SEPA’s officers and directors would have an aggregate market value of approximately $10.5 million, based on the conversion ratio set forth in the Class B Charter Amendment and the last sale price of $10.55 per share of Class A Common Stock on Nasdaq on December 6, 2023. If SEPA does not consummate the Business Combination or another initial business combination by July 30, 2024, and SEPA is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account, and the Sponsor waived any right to the Trust Account with respect to the Converted Shares. Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Units sold in SEPA’s IPO, the Sponsor and SEPA’s directors and officers may earn a positive rate of return on their investment even if SEPA’s Class A Common Stock trades below the price initially paid for the Units in the IPO and the SEPA Stockholders experience a negative rate of return following the completion of the Business Combination.
•
The Sponsor and SEPA’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether SANUWAVE is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

•
Simultaneously with the closing of the IPO, the Sponsor purchased 7,850,000 warrants at a price of $1.00 per warrant. Each private placement warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share. Such warrants will expire worthless if SEPA fails to complete an initial business combination by July 30, 2024.

•
Pursuant to the Sponsor Voting Agreement, the Sponsor has agreed to vote all of the Sponsor’s shares of SEPA in favor of the Business Combination and to otherwise take (or not take, as applicable) certain other actions in support of the Business Combination and the other matters to be submitted to SEPA Stockholders for approval in connection with the Business Combination. The Sponsor Voting Agreement also prevents transfers of SEPA shares held by the Sponsor between the date of the Sponsor Voting Agreement and the termination of such Sponsor Voting Agreement, except for certain permitted transfers where the recipient also agrees to comply with the Sponsor Voting Agreement.

•
On October 11, 2022, SEPA issued the Sponsor Note to the Sponsor, pursuant to which SEPA could borrow up to $1,000,000 at a 6% interest rate on or before October 11, 2024 to cover, among other things, expenses related to a business combination. As of December 6, 2023, SEPA has borrowed the full $1,000,000 under the Sponsor Note.

•
In order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of SEPA’s officers and directors may, but are not obligated to, loan SEPA the Working Capital Loans. If SEPA completes the Business Combination, SEPA would repay the Working Capital Loans out of the proceeds held in the Trust Account released to SEPA. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination is not completed, SEPA may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

•
The Sponsor has agreed that it will be liable to SEPA if and to the extent any claims by a third party (other than SEPA’s independent auditors) for services rendered or products sold to SEPA, or a prospective target business with which SEPA has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes as well as expenses relating to the administration of the Trust Account, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account.
•
The fact that SEPA has provisions in its Current Charter which waive the corporate opportunities doctrine, which means that SEPA’s officers and directors have not been obligated to bring all corporate opportunities to SEPA. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Current Charter did not, to SEPA’s knowledge, impact the search for an acquisition target or prevent SEPA from reviewing any opportunities as a result of such waiver.

Q.	Do I have Redemption Rights?
A.
Pursuant to the Current Charter, SEPA Stockholders will be entitled to redeem their Class A Common Stock for a pro rata share of the Trust Account (which would have amounted to approximately $10.46 per share of Class A Common Stock based on the amount in the Trust Account as of November 30, 2023) net of taxes payable. If a SEPA Stockholder exercises its Redemption Rights, then such SEPA Stockholder will be exchanging its Class A Common Stock for cash.

Q.	How do I exercise my Redemption Rights?
A.
If you are a SEPA Stockholder and you seek to have your shares redeemed, you must, no later than 5:00 p.m., Eastern Time, on    , 2023 (two (2) business days before the Stockholder Meeting), (i) submit your request in writing to SEPA’s Transfer Agent (A) requesting that SEPA redeem your shares for cash, at the address listed at the end of this section and (B) identifying yourself as a beneficial holder and providing your legal name, phone number and address and (ii) deliver your stock certificates (if any) and other redemption forms to SEPA’s Transfer Agent physically or electronically using The Depository Trust Company’s DWAC system.

Any request for Redemption, once made by a SEPA Stockholder, may be withdrawn at least two (2) business days before the vote is taken with respect to the Business Combination Proposal at the Stockholder Meeting. In addition, if you deliver your shares for Redemption to SEPA’s Transfer Agent and later decide prior to the Stockholder Meeting not to elect Redemption, you may request that SEPA’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting SEPA’s Transfer Agent at the phone number or address listed at the end of this section.
Any corrected or changed written demand of Redemption Rights must be received by the Transfer Agent two (2) business days prior to the vote taken on the Business Combination Proposal at the Stockholder Meeting. No demand for Redemption will be honored unless that SEPA Stockholder’s shares have been delivered (either physically or electronically) to the Transfer Agent at least two (2) business days prior to the vote at the Stockholder Meeting.
SEPA Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is SEPA’s understanding that SEPA Stockholders should generally allow at least two weeks to obtain physical certificates from the Transfer Agent. However, SEPA does not have any control over this process, and it may take longer than two weeks. SEPA Stockholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominee or intermediary to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming SEPA Stockholder. In the event the Business Combination is not completed, this may result in an additional cost to SEPA Stockholders for the return of their shares.
If a SEPA Stockholder properly demands Redemption as described above, then, if the Business Combination is completed, SEPA will redeem the shares subject to the Redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your Redemption Rights, then you will be exchanging your Class A Common Stock for cash and will no longer own these shares following the Business Combination.
If you intend to seek Redemption of your Class A Common Stock, you will need to deliver your shares (either physically or electronically) to the Transfer Agent prior to the Stockholder Meeting, as described above in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com
Q.	Is there a limit on the number of shares I may redeem?
A.
The Current Charter provides that each SEPA Stockholder, together with any affiliate or any other person with whom such SEPA Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to 15% or more of the Class A Common Stock without the consent of SEPA. Accordingly, any shares held by a SEPA Stockholder or “group” in excess of such 15% cap will not be redeemed by SEPA without SEPA’s consent. Any SEPA Stockholder who holds less than 15% of the Class A Common Stock may have all of the Class A Common Stock held by him or her redeemed for cash.

Q.	What are the material U.S. federal income tax consequences to stockholders that exercise their Redemption Rights?
A.
SEPA Stockholders that elect to exercise their Redemption Rights generally will recognize capital gain or loss equal to the difference between the amount of cash received on the Redemption of the Class A Common Stock and such stockholder’s adjusted tax basis in such Class A Common Stock, which generally will be equal to the cost of such Class A Common Stock. A SEPA Stockholder who purchased the Class A Common Stock in the IPO generally will have a tax basis in the shares of Class A Common Stock that were part of the Units equal to the portion of the purchase price of such Units allocated to the Class A Common Stock (such allocation based on the relative fair market value of the Class A Common Stock and the warrants at the time). However, in certain circumstances, the cash paid to such stockholders will be treated as dividend income for U.S. federal income tax purposes. For a more complete discussion of the material U.S. federal income tax consequences to SEPA Stockholders that elect to exercise their Redemption Rights, see the discussion in the section entitled “Proposal 2: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences to Redemption.”

Q.	What are the material U.S. federal income tax consequences to SEPA Stockholders that do not exercise their Redemption Rights?
A.
The Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. As a result of the Business Combination qualifying as a reorganization, no gain or loss generally will be recognized by a U.S. Holder (as defined below) of SANUWAVE Common Stock for U.S. federal income tax purposes on the exchange of its shares of SANUWAVE Common Stock for Class A Common Stock of SEPA in the Business Combination. For a more complete discussion of the material U.S. federal income tax consequences of the Business Combination, please carefully review the information set forth in the section titled “Tax Treatment of Business Combination” of this proxy statement/prospectus. The tax consequences of the Business Combination to any particular SANUWAVE Stockholder will depend on that stockholder’s particular facts and circumstances.

Q.	What happens if the Business Combination is not completed?
A.
If a SEPA Stockholder has tendered shares to be redeemed but the Business Combination is not completed, the Redemptions will be canceled and the tendered shares will be returned to the relevant SEPA Stockholders as appropriate. The current deadline set forth in the Current Charter for SEPA to complete its initial Business Combination is July 30, 2024.

QUESTIONS AND ANSWERS ABOUT THE WARRANT HOLDER PROPOSALS
The following questions and answers briefly address some commonly asked questions about the Warrant Holder Proposals to be presented at the Warrant Holders Meeting, as further described below. The following questions and answers do not include all the information that is important to SEPA Public Warrant Holders. SEPA Public Warrant Holders are urged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
Q.	Why am I receiving this proxy statement/prospectus?
A.
You are receiving this proxy statement/prospectus in connection with the Warrant Holders Meeting. SEPA is holding the Warrant Holders Meeting to consider and vote upon the Warrant Holder Proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

SEPA Public Warrant Holders are being asked to consider and vote on the Warrant Agreement Amendment, which provides that, upon Closing, the then outstanding SEPA Public Warrants will be canceled and exchanged for the right to receive 450,336 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each public warrant) and the then outstanding SEPA Private Placement Warrants will be canceled and exchanged for the right to receive 400,000 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each private placement warrant). The Warrant Amendment Proposal is described in more detail in this proxy statement/prospectus under the heading “Warrant Holder Proposal 1: The Warrant Amendment Proposal.”
SEPA Public Warrant Holders are also being asked to consider and vote upon a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, (a) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal at the Warrant Holders Meeting or (b) if the SEPA Board determines before the Warrant Holders Meeting that it is not necessary or no longer desirable to proceed with the Warrant Amendment Proposal. The Warrant Amendment Proposal is described in more detail in this proxy statement/prospectus under the heading “Warrant Holder Proposal 2: The Warrant Holders Adjournment Proposal.”
Q.	Why is SEPA providing SEPA Public Warrant Holders with the opportunity to vote on the Warrant Agreement Amendment?
A.
We are seeking approval of the Warrant Agreement Amendment, which will amend the Warrant Agreement to provide that, at Closing, the then outstanding SEPA Public Warrants will be canceled and exchanged for the right to receive 450,336 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each public warrant) and the then outstanding SEPA Private Placement Warrants will be canceled and exchanged for the right to receive 400,000 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each private placement warrant).

Q.	Why is SEPA proposing the Warrant Holders Adjournment Proposal?
A.
SEPA is proposing the Warrant Holders Adjournment Proposal to allow the adjournment of the Warrant Holders Meeting to a later date or dates, including if necessary to permit further solicitation and vote of proxies if it is determined by SEPA that more time is necessary or appropriate to approve the Warrant Amendment Proposal at the Warrant Holders Meeting.

Q.	What constitutes a quorum at the Warrant Holders Meeting?
A.
A quorum will be present at the Warrant Holders Meeting if the holders of at least 50% of the outstanding SEPA Public Warrants are represented in person (which would include presence at the virtual meeting) or by proxy. As of the Record Date    , SEPA Public Warrants would be required to achieve a quorum.

Q.	What vote is required to approve each proposal at the Warrant Holders Meeting?
A.
The Warrant Amendment Proposal: The approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of at least 50% of the then outstanding SEPA Public Warrants. Abstentions and broker non-votes will count as a vote “AGAINST” the Warrant Amendment Proposal.

The Warrant Holders Adjournment Proposal: The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by SEPA Public Warrants represented in person or by proxy and entitled to vote at the Warrant Holders Meeting. Abstentions and broker non-votes will have no effect on the Warrant Holders Adjournment Proposal.
Q.	How does the SEPA Board recommend that I vote on the Warrant Holder Proposals?
A.	The SEPA Board has unanimously approved and unanimously recommends that the SEPA Public Warrant Holders entitled to vote on the Warrant Holder Proposals, vote as follows:
•	“FOR” approval of the Warrant Amendment Proposal; and
•	“FOR” approval of the Warrant Holders Adjournment Proposal, if presented.
The Business Combination is conditioned upon the approval of the Warrant Amendment Proposal. Therefore, if the Warrant Amendment Proposal is not approved, but the Business Combination Proposal is approved, the Business Combination will not proceed unless the condition requiring the approval of the Warrant Amendment Proposal is waived. The SEPA warrants will expire worthless if SEPA does not consummate an initial business combination by July 30, 2024.
Q.	Will the Sponsor vote on the Warrant Holder Proposals?
A.
As of the Record Date, the Sponsor owns 100% of the outstanding SEPA Private Placement Warrants and none of the SEPA Public Warrants. Because the Warrant Holder Proposals do not adversely affect the SEPA Private Placement Warrants in a different manner than the SEPA Public Warrants, or vice versa, the Sponsor is not entitled to vote on the Warrant Holder Proposals.

Q.	When and where will the Warrant Holders Meeting be held?
A.	The Warrant Holders Meeting will be held in person or by proxy, on , 2023, in virtual format via live webcast at https://www.cstproxy.com/sep-acquis/whm2023.
Q.	How many votes do I have?
A.	SEPA Public Warrant Holders have one vote per each SEPA Public Warrant held by them on , 2023.
Q.	How do I vote?
A.	If you are a record owner of your SEPA Public Warrants, there are three ways to vote your SEPA Public Warrants at the Warrant Holders Meeting:
You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your SEPA Public Warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your SEPA Public Warrants, your SEPA Public Warrants will be voted as recommended by the SEPA Board “FOR” the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Warrant Holders Meeting will not be counted.
You Can Vote Electronically. You can submit your proxy over the Internet in accordance with the instructions on the enclosed proxy card.
You Can Attend the Warrant Holders Meeting and Vote in Person virtually. You can attend by logging into the website meeting portal with your control number. Once logged in you will be able to ask a question and or vote.
If your SEPA Public Warrants are held in “street name” or are in a margin or similar account, you should contact your bank, broker or other nominee or intermediary to ensure that votes related to the SEPA Public Warrants you beneficially own are properly counted. If you wish to attend the Warrant Holders Meeting virtually and vote in person virtually and your SEPA Public Warrants are held in “street name,” you must obtain a legal proxy from your bank, broker or other nominee or intermediary. That is the only way SEPA can be sure that the bank, broker or other nominee or intermediary has not already voted your SEPA Public Warrants.

Q.	What if I do not vote my SEPA Public Warrants or if I abstain from voting?
A.
At the Warrant Holders Meeting, SEPA will count a properly executed proxy marked “ABSTAIN” with respect to a particular Warrant Holder Proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal, but will have no effect on the Warrant Holders Adjournment Proposal (if presented). However, if you do not submit a proxy or voting instruction, do not attend the Warrant Holders Meeting virtually or by proxy and your warrants are not otherwise voted at the Warrant Holders Meeting, your failure to do so will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal, but will have no effect on the Warrant Holders Adjournment Proposal (if presented).

Q.	If my warrants are held in “street name,” will my broker automatically vote them for me?
A.
No. Under the rules governing banks and brokers who submit a proxy card with respect to SEPA Public Warrants held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. The approval of the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal (if presented) are non-routine matters.

For non-routine matters, your broker can vote your SEPA Public Warrants only if you provide instructions on how to vote. You should instruct your broker to vote your SEPA Public Warrants. Your broker can tell you how to provide these instructions. If you do not give your broker instructions, your SEPA Public Warrants will be treated as broker non-votes with respect to the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal (if presented). Broker non-votes will have the same effect as a vote AGAINST the Warrant Amendment Proposal, but will have no effect on the Warrant Holders Adjournment Proposal (if presented).

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Proposals to be submitted for a vote at the Stockholder Meeting and Warrant Holders Meeting, whether or not you plan to attend such meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Merger Agreement, attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”
Parties to the Business Combination
SEPA
SEPA is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. SEPA was incorporated under the laws of the state of Delaware on March 1, 2021.
The registration statement for SEPA’s IPO was declared effective on July 27, 2021. On July 30, 2021, SEPA consummated the IPO of 17,500,000 Units, at $10.00 per unit, generating gross proceeds of $175,000,000. Simultaneously with the closing of the IPO, SEPA consummated the sale of 7,850,000 SEPA Private Placement Warrants at a price of $1.00 per private placement warrant in a private placement to the Sponsor, generating gross proceeds of $7,850,000. SEPA granted the underwriter in the IPO a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments, if any.
On August 20, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 541,500 Units (the “Over-Allotment Units”), generating gross proceeds of $5,415,000, and incurred $108,300 in cash underwriting fees and $189,525 that was payable to the underwriter for deferred underwriting commissions. On June 30, 2023, the underwriter agreed to waive its rights to its portion of the fee payable by SEPA for deferred underwriting commissions. As of the date hereof, SEPA has not received notice from any other financial institutions regarding the termination of their involvement in the Business Combination.
Simultaneously with the underwriter partially exercising the over-allotment option, the Sponsor purchased an additional 162,450 warrants (the “Over-Allotment”) at a price of $1.00 per Over-Allotment Private Placement Warrant ($162,450 in the aggregate). In addition, the Sponsor agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. As noted above, the underwriter partially exercised its over-allotment option on August 20, 2021 and forfeited the remainder of the option; thus, 520,875 Founder Shares were forfeited by the Sponsor.
Transaction costs in connection with the IPO amounted to $15,401,418, consisting of $3,608,300 of underwriting fees, $6,314,525 of deferred underwriting fees, $764,193 of other offering costs, and $4,714,400 of the excess fair value of the Founder Shares sold over the purchase price of $4,150.
Following the closing of the IPO and partial exercise of the underwriter’s over-allotment option, a total of $182,219,150 from the net proceeds of the sale of the Units in the IPO, the sale of the SEPA Private Placement Warrants, the sale of the Over-Allotment Units, and the sale of the Over-Allotment Private Placement Warrants was placed in a Trust Account and invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the funds held in the Trust Account.
SEPA’s executive offices are located at 3737 Buffalo Speedway, Suite 1750, Houston, Texas 77098, and SEPA’s telephone number is (713) 715-6820.
Merger Sub
Merger Sub is a wholly-owned subsidiary of SEPA, incorporated in Nevada on August 16, 2023 solely for the purpose of consummating the Business Combination. Merger Sub owns no material assets and does not operate any business.

In the Business Combination, Merger Sub will merge with and into SANUWAVE with SANUWAVE surviving the Merger. As a result, Merger Sub will cease to exist, and SANUWAVE will become a wholly-owned subsidiary of SEPA.
SANUWAVE
SANUWAVE was incorporated in Nevada on May 6, 2004. SANUWAVE is an ultrasound and shock wave technology company using patented systems of noninvasive, high-energy, acoustic shock waves or low intensity and non-contact ultrasound for regenerative medicine and other applications. SANUWAVE’s focus is regenerative medicine utilizing noninvasive, acoustic shock waves or ultrasound to produce a biological response resulting in the body healing itself through the repair and regeneration of tissue, musculoskeletal, and vascular structures. SANUWAVE’s two primary systems are UltraMIST® and PACE®. UltraMIST and PACE are cleared by the Food and Drug Administration (“FDA”) using directed energy for wound healing (non-contact ultrasound in the case of UltraMIST and focused shockwave in the case of dermaPACE).
The UltraMIST system provides, through a fluid mist, low-frequency, non-contact, and pain free ultrasound energy deep inside the wound bed that promotes healing from within. The ultrasound acoustic waves promote healing by reducing inflammation and bacteria in the wound bed, while also increasing the growth of new blood vessels to the area. The UltraMIST system treatment must be administered by a healthcare professional. This proprietary technology has been cleared by the FDA for the promotion of wound healing through wound cleansing and maintenance debridement combined with ultrasound energy deposited inside the wound that stimulated tissue regeneration.
The PACE systems use acoustic waves generated by SANUWAVE’s Pulsed Acoustic Cellular Expression (PACE) technology to converge at precise selected targets to produce an extremely short duration compression burst. The precise targeting of tissue with PACE® technology provides healthcare professionals with a tool to positively influence cellular form and function, which can result in pain relief, improved circulation, and tissue regeneration. The PACE® system treatment must be administered by a healthcare professional.
SANUWAVE’s portfolio of wound treatment solutions provides patients with a noninvasive technology that boosts the body’s normal healing and tissue regeneration processes.
SANUWAVE’s executive offices are located at 11495 Valley View Road, Eden Prairie, Minnesota 55344, and SANUWAVE’s telephone number is (770) 419-7525.
SANUWAVE has experienced negative operating cash flows since its inception and has funded its operations primarily from proceeds received from sales of its capital stock, the issuance of promissory notes and convertible promissory notes, the issuance of notes payable to related parties, and product sales. The continuation of SANUWAVE’s business is dependent upon raising additional capital to fund its operations.
SEPA Stockholder Proposals
Proposal 1 – The NTA Proposal
The SEPA Board has determined that it would be in the best interests of SEPA and SEPA Stockholders to approve the proposal regarding the NTA Amendment to the Current Charter, which amendment shall be effective, if adopted and implemented by SEPA, prior to the consummation of the proposed Business Combination, to remove from the Current Charter the redemption limitation contained under Section 9.2(a) of the Current Charter preventing SEPA from redeeming shares of Class A Common Stock, if it would have less than $5,000,001 of net tangible assets. A copy of the NTA Amendment is attached to this proxy statement/prospectus as Annex C. The NTA Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 1: The NTA Proposal.”
The SEPA Board unanimously recommends that SEPA Stockholders vote “FOR” the approval of the NTA Proposal.
Proposal 2 – The Business Combination Proposal
The SEPA Board has determined that it would be in the best interests of SEPA and SEPA Stockholders to approve the proposal regarding the Merger Agreement and the transactions contemplated thereby, including the Business Combination, pursuant to which Merger Sub will merge with and into SANUWAVE, with SANUWAVE continuing as the surviving entity of the Business Combination and becoming a subsidiary of SEPA as described in more detail in this proxy statement/prospectus.

SEPA was incorporated to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination transaction. Since SEPA’s incorporation, the SEPA Board has sought to identify suitable candidates in order to effect such a transaction. In its review of SANUWAVE, the SEPA Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the SEPA Board has determined that the Business Combination presents a highly attractive business combination opportunity. The SEPA Board believes that, based on its review and consideration, the Business Combination with SANUWAVE presents an opportunity to increase stockholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved.
The following discussion is a summary of the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A, and the related agreements. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination. The Merger Agreement is described in more detail in this proxy statement/prospectus under the heading “Proposal 2: The Business Combination Proposal.”
Merger Agreement
Overview of Merger and Merger Consideration
On August 23, 2023, SEPA entered into the Merger Agreement with SANUWAVE and Merger Sub. Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, at the Closing of the Business Combination, Merger Sub will merge with and into SANUWAVE, with SANUWAVE continuing as the surviving entity and wholly-owned subsidiary of SEPA, and with each SANUWAVE Stockholder receiving shares of Class A Common Stock at the Closing (as further described below).
The consideration to be delivered to SANUWAVE Securityholders by SEPA in connection with the Closing will consist solely of 7,793,000 shares of Class A Common Stock and, in the case of certain SANUWAVE Securityholders, of securities convertible into or exercisable for new shares of Class A Common Stock reserved for issuance from the Merger Consideration. Out-of-the-money SANUWAVE Options and out-of-the-money SANUWAVE Warrants will be assumed by SEPA and converted into options or warrants, respectively, exercisable for shares of Class A Common Stock based on the Conversion Ratio; however, such out-of-the-money SANUWAVE Options and SANUWAVE Warrants shall not be reserved for issuance from the Merger Consideration.
The Merger Consideration deliverable to SANUWAVE Stockholders will be allocated pro rata based on their ownership in SANUWAVE after giving effect to the required conversion or exercise, as applicable, of all of the outstanding SANUWAVE Convertible Notes, in-the-money SANUWAVE Options and in-the-money SANUWAVE Warrants immediately prior to the Closing.
In-the-money SANUWAVE Options issued pursuant to the Prior Plan that are not exercised prior to the Closing will be assumed by SEPA and converted, subject to certain adjustments that are described in the Merger Agreement, into options exercisable for shares of Class A Common Stock reserved for issuance from the Merger Consideration. Out-of-the-money SANUWAVE Options issued pursuant to the Prior Plan that are not exercised prior to the Closing will be assumed by SEPA and converted into options exercisable for shares of Class A Common Stock based on the Conversion Ratio; however, such out-of-the-money SANUWAVE Options shall not be reserved for issuance from the Merger Consideration. Out-of-the-money SANUWAVE Options are currently exercisable for 19,136,150 shares of SANUWAVE Common Stock. Based upon the assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus, such out-of the-money SANUWAVE Options would be exercisable for approximately 60,514 shares of Class A Common Stock after the Closing of the Business Combination.
In-the-money SANUWAVE Warrants that are not exercised prior to the Closing will be assumed by SEPA and converted into warrants exercisable for shares of Class A Common Stock reserved for issuance from the Merger Consideration. Out-of-the-money SANUWAVE Warrants that are not exercised prior to the Closing will be assumed by SEPA and converted into warrants exercisable for shares of Class A Common Stock; however, such out-of-the-money SANUWAVE Warrants shall not be reserved for issuance from the Merger Consideration. Excluding out-of-the-money SANUWAVE Warrants that the holders have agreed to exchange for SANUWAVE Common Stock prior to the Closing, out-of-the-money SANUWAVE Warrants are currently exercisable for 36,653,192 shares of SANUWAVE Common Stock. Based upon the assumptions set forth in “Unaudited Pro Forma

Condensed Combined Financial Information” in this proxy statement/prospectus, such out-of the-money SANUWAVE Warrants would be exercisable for approximately 115,907 shares of Class A Common Stock after the Closing of the Business Combination.
SANUWAVE Convertible Notes that are not converted to SANUWAVE Common Stock prior to the Closing will be assumed by SEPA and represent the right to receive, upon conversion, shares of Class A Common Stock reserved for issuance from the Merger Consideration.
Representations and Warranties
Under the Merger Agreement, each of SEPA and SANUWAVE makes customary representations and warranties. Certain representations and warranties are qualified by materiality or material adverse effect, as well as information provided in either the Purchaser SEC Reports or Company SEC Reports (each as defined in the Merger Agreement) and in the disclosure schedules to the Merger Agreement. As used in the Merger Agreement, “Material Adverse Effect” means, with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (ii) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions or to perform its obligations hereunder or thereunder, subject to certain customary exceptions.
Closing Conditions
The Closing is subject to the satisfaction of certain conditions, including that there have not been a Material Adverse Effect on the business of either SEPA or SANUWAVE, the conversion of 80% or more of the SANUWAVE Convertible Notes (measured by number of shares of SANUWAVE Common Stock into which such SANUWAVE Convertible Notes may be converted), the exercise of 80% or more of the SANUWAVE Warrants (measured by number of shares of SANUWAVE Common Stock into which such SANUWAVE Warrants may be exercised) and SEPA having, at the Closing, at least $12,000,000 resulting from proceeds of the PIPE Investment and from proceeds that have not been redeemed in the Redemption, along with other customary Closing conditions. As of December 6, 2023, pursuant to certain letter agreements (the “SANUWAVE Letter Agreements”), the holders of approximately 95% of the outstanding SANUWAVE Warrants and 100% of the outstanding SANUWAVE Convertible Notes have committed to exchange such SANUWAVE Warrants and SANUWAVE Convertible Notes for an aggregate of 1,122,667,498 shares and 166,331,042 shares, respectively, of SANUWAVE Common Stock immediately prior to the Closing of the Business Combination. Pursuant to the SANUWAVE Letter Agreements, the holders of SANUWAVE Convertible Notes will receive, in the form of SANUWAVE Common Stock at an exchange ratio of $0.04 per share, the full amount of principal and interest that would be due and payable on such SANUWAVE Convertible Notes as of the applicable maturity date. The holders of SANUWAVE Warrants with an exercise price of $0.04 per share will receive 0.9 shares of SANUWAVE Common Stock per share that are subject to such SANUWAVE Warrants, and the holders of SANUWAVE Warrants with an exercise price of $0.067 per share will receive 0.85 shares of SANUWAVE Common Stock per share that are subject to such SANUWAVE Warrants. The holders of SANUWAVE Warrants and SANUWAVE Convertible Notes will pay no new consideration to SANUWAVE in connection with these exchanges.
No Solicitation
Subject to certain exceptions set forth in the Merger Agreement, SANUWAVE agreed during the Interim Period not to solicit, initiate, propose, encourage, facilitate or assist any proposal or offer, or participate in any discussions or negotiations relating to, any proposal, offer, inquiry or indication of interest from a third party (other than SEPA) consisting of a Takeover Proposal.
Termination and Termination Fee
The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including by mutual written consent of SEPA and SANUWAVE and by either SEPA or SANUWAVE if any of the conditions to Closing have not been satisfied or waived by February 28, 2024. If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement (except for certain obligations related to confidentiality, fees and expenses, trust fund waiver, no recourse, and general provisions) will terminate, and no party to the Merger Agreement will have any further liability to any other party thereto except for liability for willful breach of the Merger Agreement prior to termination.

In the event the Merger Agreement is terminated as a result of certain actions as specified in the Merger Agreement, SANUWAVE will be required to pay SEPA a termination fee of $2,500,000.
The Business Combination Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 2: The Business Combination Proposal.”
The SEPA Board unanimously recommends that SEPA Stockholders vote “FOR” the approval of the Business Combination Proposal.
Proposal 3 – The Charter Proposal
The SEPA Board has determined that it would be in the best interests of SEPA and SEPA Stockholders to approve, in connection with the Merger Agreement, the proposal regarding the replacement of the Current Charter with the Proposed Charter, in the form appended to this proxy statement/prospectus as Annex D, to be effective upon the filing with and acceptance by the Delaware Secretary of State, pursuant to which, among other things, the name of SEPA will be changed to “SANUWAVE Health, Inc.” and certain blank check provisions will be removed from the Current Charter. The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Proposal will have no effect, even if approved by SEPA Stockholders. The Charter Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 3: The Charter Proposal.”
The SEPA Board unanimously recommends that SEPA Stockholders vote “FOR” the approval of the Charter Proposal.
Proposal 4-11 – The Organizational Documents Proposals
The SEPA Board has determined that it would be in the best interests of SEPA and SEPA Stockholders to approve, on an advisory and non-binding basis, eight (8) separate proposals to approve certain governance provisions in the Proposed Charter. These separate votes are not otherwise required by Delaware law, separate and apart from the Charter Proposal, but are required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions. The Merger is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal). The Organizational Documents Proposals are described in more detail in this proxy statement/prospectus under the heading “Proposals 4 – 11: The Organizational Documents Proposals.”
The SEPA Board unanimously recommends that SEPA Stockholders vote “FOR” the approval of the Organizational Documents Proposal.
Proposal 12 – The Nasdaq Proposal
The SEPA Board has determined that it would be in the best interests of SEPA and SEPA Stockholders to approve, for purposes of complying with Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding shares of Class A Common Stock and the resulting change in control in connection with the Business Combination, PIPE Investment and transactions contemplated thereby. The Nasdaq Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 12: The Nasdaq Proposal.”
The SEPA Board unanimously recommends that SEPA Stockholders vote “FOR” the approval of the Nasdaq Proposal.
Proposal 13 – The Incentive Plan Proposal
The SEPA Board has determined that it would be in the best interests of SEPA and SEPA Stockholders to approve the Incentive Plan, in the form appended to this proxy statement/prospectus as Annex E. The SEPA Board intends to adopt the Incentive Plan, subject to approval from the SEPA Stockholders, effective immediately prior to the Closing, to be used by the Combined Company. The purpose of the Incentive Plan is to enable the Combined Company to offer eligible employees, directors and consultants cash and stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and the Combined Company’s stockholders. The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 13: The Incentive Plan Proposal.”

The SEPA Board unanimously recommends that SEPA Stockholders vote “FOR” the approval of the Incentive Plan Proposal.
Proposal 14 – The Adjournment Proposal
The SEPA Board has determined that it would be in the best interests of SEPA and SEPA Stockholders to approve the Stockholder Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the SEPA Board that more time is necessary or appropriate to approve one or more Proposals at the Stockholder Meeting. The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 14: The Adjournment Proposal.”
The SEPA Board unanimously recommends that SEPA Stockholders vote “FOR” the approval of the Adjournment Proposal.
SEPA Public Warrant Holder Proposals
Proposal 1 – The Warrant Amendment Proposal
The SEPA Board has determined that it would be in the best interests of SEPA and SEPA Public Warrant Holders to approve the amendment to the Warrant Agreement, dated as of July 21, 2021, a copy of which is attached as Annex B to this proxy statement/prospectus, to provide that, upon Closing, the then outstanding SEPA Public Warrants will be canceled and exchanged for the right to receive 450,336 shares of Class A Common Stock, (i.e., approximately 0.0499 shares of Class A Common Stock for each public warrant) and the then outstanding SEPA Private Placement Warrants will be canceled and exchanged for the right to receive 400,000 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each private placement warrant). The Warrant Amendment Proposal is described in more detail in this proxy statement/prospectus under the heading “Warrant Holder Proposal 1: The Warrant Amendment Proposal.”
The SEPA Board unanimously recommends that SEPA Public Warrant Holders vote “FOR” the approval of the Warrant Amendment Proposal.
Proposal 2 – The Warrant Holders Adjournment Proposal
The SEPA Board has determined that it would be in the best interests of SEPA and SEPA Public Warrant Holders to approve the proposal regarding the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, (a) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal at the Warrant Holders Meeting or (b) if the SEPA Board determines before the Warrant Holders Meeting that it is not necessary or no longer desirable to proceed with the proposals. The Warrant Amendment Proposal is described in more detail in this proxy statement/prospectus under the heading “Warrant Holder Proposal 2: The Warrant Holders Adjournment Proposal.”
The SEPA Board unanimously recommends that SEPA Public Warrant Holders vote “FOR” the approval of the Warrant Holders Adjournment Proposal.
SEPA Board’s Reasons for Approval of the Business Combination
The SEPA Board, in evaluating the Business Combination, consulted with SEPA’s management and its financial and legal advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of Class A Common Stock in connection therewith, are advisable and in the best interests of SEPA and the SEPA Stockholders and (ii) to recommend that the SEPA Stockholders and SEPA Warrant Holders adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of Class A Common Stock in connection therewith, the SEPA Board considered a range of factors, including, but not limited to, the factors discussed in the section entitled “Proposal 2: The Business Combination Proposal — Recommendation of the SEPA Board and Reasons for the Business Combination.” In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the SEPA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The SEPA Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. For more information, see the section entitled “Proposal 2: The Business

Combination Proposal — Recommendation of the SEPA Board and Reasons for the Business Combination.” This explanation of SEPA’s reasons for the Business Combination and all other information presented in such section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The SEPA Board also gave consideration to certain risks related to the Business Combination, which are described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.
Date and Time of Meeting
SEPA Stockholders
The Stockholder Meeting will be held virtually at     a.m., Central Time, on    , 2023. You or your proxyholder will be able to attend and vote at the Stockholder Meeting by visiting https://www.cstproxy.com/sep-acquis/2023 and using a control number assigned by Continental. To register and receive access to the virtual meeting, registered SEPA Stockholders and beneficial SEPA Stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.
SEPA Public Warrant Holders
The Warrant Holders Meeting will be held virtually at     a.m., Central Time, on    , 2023. You or your proxyholder will be able to attend and vote at the Warrant Holders Meeting by visiting https://www.cstproxy.com/sep-acquis/whm2023 and using a control number assigned by Continental. To register and receive access to the virtual meeting, registered SEPA Public Warrant Holders and beneficial SEPA Public Warrant Holders (those holding warrants through a brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
Registering for the Meeting
SEPA Stockholders
As a registered SEPA Stockholder, you received a proxy card from Continental. The form contains instructions on how to attend the Stockholder Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at (917) 262-2373, or by email at proxy@continentalstock.com.
You can pre-register to attend the Stockholder Meeting starting    , 2023 at     Central Time. Enter the URL address into your browser https://www.cstproxy.com/sep-acquis/2023, enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Stockholder Meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.
Beneficial SEPA Stockholders, or investors who own their investments through a bank, broker or other nominee or intermediary, will need to contact Continental to receive a control number. If you plan to vote at the meeting, you will need to have a legal proxy from your bank, broker or other nominee or intermediary or if you would like to join and not vote. Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have internet capabilities, you can listen to the meeting by dialing +1 800-450-7155 (toll-free), outside the U.S. and Canada +1 857-999-9155 (standard rates apply) when prompted enter the pin number 6239729#. This phone number is listen-only; you will not be able to vote or enter questions during the meeting.
SEPA Public Warrant Holders
As a registered SEPA Public Warrant Holder, you received a proxy card from Continental. The form contains instructions on how to attend the Warrant Holders Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at (917) 262-2373, or by email at proxy@continentalstock.com.

You can pre-register to attend the Warrant Holders Meeting starting    , 2023 at     Central Time. Enter the URL address into your browser https://www.cstproxy.com/sep-acquis/whm2023, enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Warrant Holders Meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.
Beneficial SEPA Public Warrant Holders, or investors who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. Continental can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have internet capabilities, you can listen to the meeting by dialing +1 800-450-7155 (toll-free), outside the U.S. and Canada +1 857-999-9155 (standard rates apply) when prompted enter the pin number 3029592#. This phone number is listen-only; you will not be able to vote or enter questions during the meeting.
Voting Power; Record Date
SEPA Stockholders
Only SEPA Stockholders of record as of the close of business on    , 2023, are entitled to notice of, and to vote at, the Stockholder Meeting or any adjournment or postponement thereof. Each share of Common Stock entitles the holder thereof to one vote. SEPA Stockholders held in “street name” or in a margin or similar account should contact such SEPA Stockholders’ broker, bank or other nominee or intermediary to ensure that votes related to the SEPA Public Warrants beneficially owned are properly counted. As of the close of business on the Record Date, there were     shares of Common Stock outstanding, including     shares of Class A Common Stock and     shares of Class B Common Stock.
As of the Record Date, the Sponsor and SEPA’s officers and directors own approximately 76.4% of SEPA’s outstanding Common Stock. Pursuant to the Sponsor Voting Agreement, the Sponsor has agreed to vote its shares (including the Founder Shares) in favor of the Proposals. Accordingly, it is more likely that the necessary stockholder approval of the Proposals will be received at the Stockholder Meeting, than would be the case if the Sponsor and SEPA’s officers and directors had agreed to vote their shares of Common Stock in accordance with the majority of the votes cast by SEPA Stockholders.
SEPA Public Warrant Holders
Only SEPA Public Warrant Holders of record as of the close of business on    , 2023, are entitled to notice of, and to vote at, the Warrant Holders Meeting or any adjournment or postponement thereof. Each of the SEPA Public Warrants entitles the holder thereof to one vote. SEPA Public Warrant Holders held in “street name” or in a margin or similar account should contact such SEPA Public Warrant Holder’s broker, bank or other nominee or intermediary to ensure that votes related to the SEPA Public Warrants beneficially owned are properly counted. As of the close of business on the Record Date, there were     SEPA warrants outstanding, including     SEPA Public Warrants and     SEPA Private Placement Warrants.
Quorum and Vote for SEPA Stockholders
The presence at the Stockholder Meeting by attendance via the virtual meeting website or by proxy, of the holders of shares of outstanding Common Stock representing a majority of the voting power of all outstanding shares of Common Stock entitled to vote as of the Record Date shall constitute a quorum at the Stockholder Meeting. In addition, because the Charter Proposal will result in an increase in the number of authorized shares of Class A Common Stock, the Charter Proposal will also require a separate, single class vote by the holders of Class A Common Stock. The vote of holders of Class A Common Stock will require a quorum of the holders of shares representing a majority of the voting power of the outstanding shares of the Class A Common Stock as of the Record Date.
The following votes are required for each Proposal at the Meeting:
•
NTA Proposal: The approval of the NTA Proposal will require the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the NTA Proposal. In addition, because they are cross-conditioned on each other, the NTA Proposal will be approved and adopted only if the Business Combination Proposal is approved at the Stockholder Meeting by the affirmative vote of a majority of the outstanding shares of SEPA Common Stock as of the Record Date.
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Business Combination Proposal: The approval of the Business Combination Proposal will require the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal. If any of the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, or the Incentive Plan Proposal fails to receive the required SEPA Stockholder approval, the Business Combination will not be completed. Therefore, if any of the aforementioned Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by the SEPA Stockholders.

•
Charter Proposal: The approval of the Charter Proposal will require the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date. In addition, because the Charter Proposal will result in an increase in the number of authorized shares of Class A Common Stock, the Charter Proposal will also require an affirmative vote by a majority of the outstanding shares of Class A Common Stock then outstanding as of the Record Date and voting separately as a single class. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Proposal. Also, because they are cross-conditioned on each other, the Charter Proposal will be approved and adopted only if the Business Combination Proposal is approved at the Stockholder Meeting by the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date.

•
Organizational Documents Proposal: The approval of the Organizational Documents Proposal will require the affirmative vote of a majority of the votes cast by SEPA Stockholders, present in person or represented by proxy, at the Stockholder Meeting and entitled to vote thereon. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have no effect on the Organizational Documents Proposal. In addition, because they are cross-conditioned on each other, the Organizational Documents Proposal will be approved and adopted only if the Business Combination Proposal is approved at the Stockholder Meeting by the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date. As discussed above, the Organizational Documents Proposals are advisory votes and therefore are not binding on SEPA or the SEPA Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory votes on the Organizational Documents Proposals, SEPA intends that the Proposed Charter will take effect upon consummation of the Business Combination (assuming approval of the Charter Proposal).

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Nasdaq Proposal: The approval of the Nasdaq Proposal will require the affirmative vote of a majority of the votes cast by SEPA Stockholders, present in person or represented by proxy, at the Stockholder Meeting and entitled to vote thereon. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have no effect on the Nasdaq Proposal. In addition, because they are cross-conditioned on each other, the Nasdaq Proposal will be approved and adopted only if the Business Combination Proposal is approved at the Stockholder Meeting by the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date.

•
Incentive Plan Proposal: The approval of the Incentive Plan Proposal will require the affirmative vote of a majority of the votes cast by SEPA Stockholders, present in person or represented by proxy, at the Stockholder Meeting and entitled to vote thereon. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have no effect on the Incentive Plan Proposal. In addition, because they are cross-conditioned on each other, the Incentive Plan Proposal will be approved and adopted only if the Business Combination Proposal is approved at the Stockholder Meeting by the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date.

•
Adjournment Proposal: The approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by SEPA Stockholders, present in person or represented by proxy, at the Stockholder Meeting and entitled to vote thereon. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have no effect on the Adjournment Proposal. In addition, because they are cross-conditioned on each other, the Adjournment Proposal will be approved and adopted only if the Business Combination Proposal is approved at the Stockholder Meeting by the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date.

At the Stockholder Meeting, SEPA will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote “AGAINST” the NTA Proposal, the Business Combination Proposal, and the Charter Proposal but have no effect on the outcome of the other Proposals. However, if you do not submit a proxy or voting instruction, do not attend the Stockholder Meeting virtually or by proxy and your shares are not otherwise voted at the Stockholder Meeting, your failure to do so will have the same effect as a vote “AGAINST” the NTA Proposal, the Business Combination Proposal, and the Charter Proposal but have no effect on the outcome of the other Proposals.
Redemption Rights
Pursuant to the Current Charter, SEPA Stockholders will be entitled to redeem their Class A Common Stock for a pro rata share of the Trust Account (which would have amounted to approximately $10.46 per share of Class A Common Stock based on the amount in the Trust Account as of November 30, 2023) net of taxes payable. If a SEPA Stockholder exercises its Redemption Rights, then such SEPA Stockholder will be exchanging its Class A Common Stock for cash.
If you are a SEPA Stockholder and you seek to have your shares redeemed, you must, no later than 5:00 p.m., Eastern Time, on    , 2023 (two (2) business days before the Stockholder Meeting), (i) submit your request in writing to SEPA’s Transfer Agent (A) requesting that SEPA redeem your shares for cash, at the address listed at the end of this section and (B) identifying yourself as a beneficial holder and providing your legal name, phone number and address and (ii) deliver your stock certificates (if any) and other redemption forms to SEPA’s Transfer Agent physically or electronically using The Depository Trust Company’s DWAC system.
Any request for Redemption, once made by a public SEPA Stockholder, may be withdrawn at least two (2) business days before the vote is taken with respect to the Business Combination Proposal at the Stockholder Meeting. In addition, if you deliver your shares for Redemption to SEPA’s Transfer Agent and later decide prior to the Stockholder Meeting not to elect Redemption, you may request that SEPA’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting SEPA’s Transfer Agent at the phone number or address listed at the end of this section.
Any corrected or changed written demand of Redemption Rights must be received by the Transfer Agent two (2) business days prior to the vote taken on the Business Combination Proposal at the Stockholder Meeting. No demand for Redemption will be honored unless the SEPA Stockholder’s shares have been delivered (either physically or electronically) to the Transfer Agent at least two (2) business days prior to the vote at the Stockholder Meeting.
SEPA Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is SEPA’s understanding that SEPA Stockholders should generally allow at least two weeks to obtain physical certificates from the Transfer Agent. However, SEPA does not have any control over this process, and it may take longer than two weeks. SEPA Stockholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominee or intermediary to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming SEPA Stockholder. In the event the Business Combination is not completed, this may result in an additional cost to SEPA Stockholders for the return of their shares.
If a SEPA Stockholder properly demands Redemption as described above, then, if the Business Combination is completed, SEPA will redeem the shares subject to the Redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your Redemption Rights, then you will be exchanging your Class A Common Stock for cash and will no longer own these shares following the Business Combination.

If you intend to seek Redemption of your Class A Common Stock, you will need to deliver your shares (either physically or electronically) to the Transfer Agent prior to the Stockholder Meeting, as described above in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com
Quorum and Vote of SEPA Public Warrant Holders
A quorum of SEPA Public Warrant Holders is necessary to hold a valid meeting. The presence at the Warrant Holders Meeting by attendance via the virtual meeting website or by proxy, of the holders of SEPA Public Warrants representing at least 50% of the outstanding SEPA Public Warrants as of the Record Date shall constitute a quorum at the Warrant Holders Meeting. As of the Record Date, SEPA Public Warrants would be required to achieve a quorum.
The Warrant Amendment Proposal may be approved by the affirmative vote of a majority of the then outstanding SEPA Public Warrants.
The Warrant Holders Adjournment Proposal may be approved by the affirmative vote of a majority of the votes cast by SEPA Public Warrants represented in person or by proxy and entitled to vote at the Warrant Holders Meeting.
In general, if your SEPA Public Warrants are held in “street” name and you do not instruct your broker, bank or other nominee or intermediary on a timely basis on how to vote your SEPA Public Warrants, your broker, bank or other nominee or intermediary, in its sole discretion, may either leave your SEPA Public Warrants unvoted or vote your SEPA Public Warrants on routine matters, but not on any non-discretionary matters. The approval of the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal (if presented) are non-routine matters.
For non-routine matters, your broker can vote your SEPA Public Warrants only if you provide instructions on how to vote. You should instruct your broker to vote your SEPA Public Warrants. Your broker can tell you how to provide these instructions. If you do not give your broker instructions, your SEPA Public Warrants will be treated as broker non-votes with respect to the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal (if presented). Broker non-votes will have the same effect as a vote AGAINST the Warrant Amendment Proposal, but will have no effect on the Warrant Holders Adjournment Proposal (if presented).
Appraisal Rights
None of the SEPA Stockholders, SEPA Unit holders or SEPA Public Warrant Holders have appraisal rights in connection with the Business Combination under the DGCL.
Proxy Solicitation
SEPA is soliciting proxies on behalf of the SEPA Board. This solicitation is being made by mail but also may be made by telephone or in person. SEPA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SEPA will bear the cost of the solicitation.
SEPA has hired Morrow to assist in the proxy solicitation process. SEPA will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid from non-Trust Account funds. SEPA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SEPA will reimburse them for their reasonable expenses. If you have any questions or need assistance voting, please contact SEPA’s proxy solicitor, Morrow:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Tel: Toll-Free (800) 662-5200 or (203) 658-9400
Email: SEPA.info@investor.morrowsodali.com

Interests of SEPA’s Directors and Officers and Others in the Business Combination
In considering the recommendation of the SEPA Board to vote in favor of the Business Combination, SEPA Stockholders should be aware that, aside from their interests as SEPA Stockholders, initial SEPA Stockholders, directors and officers have interests in the Business Combination that are different from, or in addition to, those of other SEPA Stockholders generally. SEPA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to SEPA Stockholders that they approve the Business Combination. SEPA Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•
pursuant to the Letter Agreement, 5,031,250 Founder Shares owned by the Sponsor and other insiders became subject to a lock-up whereby, subject to certain limited exceptions, they agreed not to transfer, assign or sell the Founder Shares until the earlier of (A) one year after the completion of SEPA’s initial business combination or (B) subsequent to the Business Combination, (x) if the last sale price of SEPA’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SEPA’s initial business combination or (y) the date on which SEPA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SEPA Stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided, however, upon approval of the Letter Agreement Amendment, this period will be amended to until the earlier of (i) 180 days after the completion of the Business Combination or (ii) subsequent to the Business Combination, the date on which SEPA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all SEPA Stockholders having the right to exchange their shares of Common Stock for cash, securities or other property;

•
the Sponsor owns 2,415,375 shares of Class A Common Stock (the “Converted Shares”) (of which 1,746,316 shares will be forfeited contingent upon and effective immediately prior to the Closing of the Business Combination pursuant to the Forfeiture and Redemption Agreement) and 1,050,000 Founder Shares, and SEPA’s officers and directors own 140,000 Founder Shares. On March 4, 2021, SEPA’s founder acquired 5,031,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. Also on March 24, 2021, SEPA’s founder assigned 160,000 Founder Shares (40,000 Founder Shares each) to SEPA’s independent directors at their original purchase price, 35,000 Founder Shares (5,000 Founder Shares each) to SEPA’s advisors and 20,000 Founder Shares (10,000 Founder Shares each) to SEPA’s Chief Financial Officer and Chief Strategy Officer. SEPA’s directors and officers also have a pecuniary interests in such Founder Shares through their ownership interest in the Sponsor. Upon conversion of the remaining Founder Shares to Class A Common Stock and following the forfeiture of certain Converted Shares by the Sponsor pursuant to the Forfeiture and Non-Redemption Agreement, the Founder Shares and Converted Shares held by the Sponsor and SEPA’s officers and directors would have an aggregate market value of approximately $10.5 million, based on the conversion ratio set forth in the Class B Charter Amendment and the last sale price of $10.55 per share of Class A Common Stock on Nasdaq on December 6, 2023. If SEPA does not consummate the Business Combination or another initial business combination by July 30, 2024, and SEPA is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account, and the Sponsor waived any right to the Trust Account with respect to the Converted Shares. Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Units sold in SEPA’s IPO, the Sponsor and SEPA’s directors and officers may earn a positive rate of return on their investment even if SEPA’s Class A Common Stock trades below the price initially paid for the Units in SEPA’s IPO and the public SEPA Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the Sponsor and SEPA’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether SANUWAVE is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•
simultaneously with the closing of the IPO, the Sponsor purchased 7,850,000 SEPA Private Placement Warrants at a price of $1.00 per warrant. Each private placement warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share. Such SEPA Private Placement Warrants will expire worthless if SEPA fails to complete an initial business combination by July 30, 2024;

•
pursuant to the Sponsor Voting Agreement, the Sponsor has agreed to vote all of the Sponsor’s shares of SEPA in favor of the Merger Agreement and the Business Combination and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Business Combination and the other matters to be submitted to SEPA Stockholders for approval in connection with the Business Combination. The Sponsor Voting Agreement also prevents transfers of SEPA shares held by the Sponsor between the date of the Sponsor Voting Agreement and the termination of such Sponsor Voting Agreement, except for certain permitted transfers where the recipient also agrees to comply with the Sponsor Voting Agreement;

•
on October 11, 2022, SEPA issued the Sponsor Note to the Sponsor, pursuant to which SEPA could borrow up to $1,000,000 at a 6% interest rate on or before October 11, 2024 to cover, among other things, expenses related to a business combination. As of December 6, 2023, SEPA has borrowed the full $1,000,000 under the Sponsor Note;

•
in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of SEPA’s officers and directors may, but are not obligated to, loan SEPA additional funds as may be required. If SEPA completes the Business Combination, SEPA would repay the Working Capital Loans out of the proceeds held in the Trust Account released to SEPA. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination is not completed, SEPA may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans;

•
the Sponsor has agreed that it will be liable to SEPA if and to the extent any claims by a third party (other than SEPA’s independent auditors) for services rendered or products sold to SEPA, or a prospective target business with which SEPA has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the Trust Account assets, in each case net of the amount of interest which may be withdrawn to pay taxes as well as expenses relating to the administration of the Trust Account, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account; and

•
the fact that SEPA has provisions in its Current Charter which waive the corporate opportunities doctrine, which means that SEPA’s officers and directors have not been obligated to bring all corporate opportunities to SEPA. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Current Charter did not, to SEPA’s knowledge, impact the search for an acquisition target or prevent SEPA from reviewing any opportunities as a result of such waiver.

Recommendation of the SEPA Board
The SEPA Board unanimously recommends that the SEPA Stockholders entitled to vote on the Proposals, vote as follows:
•	“FOR” approval of the NTA Proposal;
•	“FOR” approval of the Business Combination Proposal;
•	“FOR” approval of the Charter Proposal;
•	“FOR” approval of the Organizational Documents Proposals;
•	“FOR” approval of the Nasdaq Proposal;
•	“FOR” approval of the Incentive Plan Proposal; and
•	“FOR” approval of the Adjournment Proposal, if presented.

The SEPA Board unanimously recommends that the SEPA Public Warrant Holders entitled to vote on the proposals, vote as follows:
•	“FOR” approval of the Warrant Amendment Proposal; and
•	“FOR” approval of the Warrant Holder Adjournment Proposal, if presented.
Conditions to Closing of the Business Combination
For a discussion of the conditions to the Closing of the Business Combination, please see “Proposal 2: The Business Combination Proposal – Conditions to Closing.”
Comparison of Stockholder Rights
Following the consummation of the Business Combination, the rights of SANUWAVE Stockholders who become SEPA Stockholders in the Business Combination will no longer be governed by SANUWAVE’s existing articles of incorporation and bylaws and instead will be governed by the Proposed Charter and the SEPA Bylaws. See “Comparison of Stockholders’ Rights.”
Tax Treatment of Business Combination
For a discussion of the material tax consequences of the Business Combination, please see “Proposal 2: The Business Combination Proposal – Tax Treatment of Business Combination.”
Anticipated Accounting Treatment
For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Proposal 2: The Business Combination Proposal – Tax Treatment of Business Combination – Anticipated Accounting Treatment.”
Regulatory Matters
The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, (i) except for filings with State of Delaware necessary to effectuate the Business Combination, and (ii) the Business Combination and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act.
Going Concern
Each of SEPA’s and SANUWAVE’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about SEPA and SANUWAVE’s respective ability to continue as a “going concern.” Please see the risk factors in the “Risk Factors” section of this proxy statement/prospectus entitled, “SEPA’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a ‘going concern’” and “SANUWAVE’s recurring losses from operations and dependency upon future issuances of equity or other financing to fund ongoing operations have raised substantial doubt as to its ability to continue as a going concern. SANUWAVE will be required to raise additional funds to finance its operations and remain a going concern; SANUWAVE may not be able to do so, and/or the terms of any financings may not be advantageous to it.”
Summary Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the Proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under the section entitled “Risk Factors”. Such risks include, but are not limited to, the following risks with respect to the Combined Company.
Factors affecting the trading price of the securities of the Combined Company after the Closing may include:
•
the Combined Company may be required to raise additional funds to finance operations concern and the Combined Company may not be able to do so, and/or the terms of any financings may not be advantageous to the Combined Company;

•	SANUWAVE has a history of losses and the Combined Company may continue to incur losses and may not achieve or maintain profitability;
•
the medical device/therapeutic product industries are highly competitive and subject to rapid technological change, so if the Combined Company’s competitors are better able to develop and market products that are safer and more effective than any products the Combined Company may develop, the Combined Company’s commercial opportunities will be reduced or eliminated;

•
the Combined Company’s products and product candidates do not gain market acceptance among physicians, patients and the medical community, the Combined Company may be unable to generate significant revenues, if any;

•	product candidates of the Combined Company may not be developed or commercialized successfully;
•
the Combined Company may not successfully establish and maintain licensing and/or partnership arrangements for technology for non-medical uses, which could adversely affect the Combined Company’s ability to develop and commercialize non-medical technology;

•
SANUWAVE’s product component materials are only produced by a single supplier for such product component. If the Combined Company is unable to obtain product component materials and other products from SANUWAVE’s suppliers that the Combined Company will depend on for operations, or find suitable replacement suppliers, the Combined Company’s ability to deliver products to market will likely be impeded, which could have a material adverse effect on the Combined Company;

•
SANUWAVE currently sells products through distributors and partners whose sales account for the majority of revenues and accounts receivable. The Combined Company’s business and results of operations could be adversely affected by any business disruptions or credit or other financial difficulties experienced by such distributors or partners;

•	the Combined Company faces an inherent risk of liability in the event that the use or misuse of product candidates results in personal injury or death;
•	actual or anticipated fluctuations in the Combined Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Combined Company;
•	the Combined Company will be dependent on information technology and the Combined Company’s systems and infrastructure face certain risks, including from cybersecurity breaches and data leakage;
•
the Combined Company will generate a portion of revenue internationally and the Combined Company will be subject to various risks relating to international activities which could adversely affect operating results;

•	results of Combined Company clinical trials may be insufficient to obtain regulatory approval for product candidates;
•	the Combined Company will be subject to extensive governmental regulation, including the requirement of FDA approval or clearance, before product candidates may be marketed;
•
patients may discontinue their participation in the Combined Company’s clinical studies, which may negatively impact the results of these studies and extend the timeline for completion of development programs;

•
the Combined Company will rely on third parties to conduct clinical trials, and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of Combined Company devices;

•	the Combined Company may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of product candidates;
•	regulatory approval of the Combined Company’s product candidates may be withdrawn at any time;
•	federal regulatory reforms may adversely affect the Combined Company’s ability to sell products profitably;
•	failure to obtain regulatory approval in foreign jurisdictions may prevent the Combined Company from marketing products abroad;

•
if the Combined Company fails to obtain an adequate level of reimbursement for approved products by third party payers, there may be no commercially viable markets for approved products or the markets may be much smaller than expected;

•	uncertainty surrounding and future changes to healthcare law in the United States may have a material adverse effect on the Combined Company;
•
if the Combined Company fails to comply with the United States Federal Anti-Kickback Statute, False Claims Act and similar state laws, the Combined Company could be subject to criminal and civil penalties and exclusion from the Medicare and Medicaid programs, which would have a material adverse effect on the business and results of operations;

•
if the Combined Company fails to comply with the HIPAA Privacy, Security and Breach Notification Regulations, as such rules become applicable to the Combined Company’s business, it may increase operational costs;

•	the Combined Company will face periodic reviews and billing audits from governmental and private payors and these audits could have adverse results that may negatively impact the business;
•
product quality or performance issues may be discovered through ongoing regulation by the FDA and by comparable international agencies, as well as through the Combined Company’s internal standard quality process;

•	the use of hazardous materials in Combined Company operation may subject the Combined Company to environmental claims or liability;
•
the protection of the Combined Company’s intellectual property will be critical to the Combined Company’s success and any failure on the Combined Company’s part to adequately protect those rights could materially adversely affect the business;

•	patent applications owned by or licensed to the Combined Company may not result in issued patents, and competitors may commercialize discoveries the Combined Company attempts to patent;
•	the Combined Company’s patents may not be valid or enforceable and may be challenged by third parties;
•	issued patents and patent licenses may not provide the Combined Company with any competitive advantage or provide meaningful protection against competitors;
•	the ability to market the products the Combined Company develops is subject to the intellectual property rights of third parties;
•	changes in the market’s expectations about the Combined Company’s operating results;
•	success of competitors of the Combined Company;
•	the Combined Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by any securities analysts that may cover the Combined Company or the industries in which the Combined Company operates in general;
•	operating and stock price performance of other companies that investors deem comparable to the Combined Company;
•	changes in laws and regulations affecting the Combined Company’s business;
•	commencement of, or involvement in, litigation involving the Combined Company;
•	changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of Common Stock available for public sale by the Combined Company;
•	any major change in the post-Closing board of directors or management of the Combined Company;
•	sales of substantial amounts of Common Stock by directors, executive officers or significant stockholders of the Combined Company, or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, pandemics, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of securities, irrespective of a company’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Company’s securities, may not be predictable. A loss of investor confidence in the market for the stock of other companies that investors perceive to be similar to the Combined Company could depress the Combined Company’s stock price regardless of its business, prospects, financial conditions, or results of operations. A decline in the market price of Combined Company’s securities also could adversely affect the Combined Company’s ability to issue additional securities and to obtain additional financing in the future.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SEPA
The following table sets forth selected historical financial information of SEPA for the periods and as of the dates indicated. The selected historical financial information of SEPA as of December 31, 2022 and for the year ended December 31, 2022 and the period from March 1, 2021 (inception) through December 31, 2021 was derived from the audited restated historical financial statements of SEPA included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of SEPA as of September 30, 2023 and for the nine months ended September 30, 2023 and September 30, 2022 was derived from the unaudited condensed consolidated interim financial statements of SEPA included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with SEPA’s audited restated financial statements and related notes included elsewhere in this proxy statement/prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SEPA” and SEPA’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
	For the Nine Months Ended September 30,		For the Year Ended December 31,	For the Period from March 1, 2021 (inception) through December 31,
(in thousands)	2023	2022	2022	2021
Statement of Operations Data:
Loss from operations	(1,764)	(807)	(1,174)	(838)
Interest expense on promissory note — related party	(55)	—	(2)	—
Change in fair value of derivative liability	(16)	—	—	—
Expensed offering costs	—	—	—	(763)
Earnings on trading securities	18	—	—	—
Realized gain on investments held in Trust Account	—	521	2,753	—
Unrealized gain on investments held in Trust Account	417	679	—	30
Gain on waiver of deferred underwriting commissions by underwriter	300	—	—	—
Gain from change in fair value of warrant liabilities	—	—	6,643	8,687
Unrealized (loss) gain from change in fair value of warrant liabilities	(755)	6,473	—	—
Income tax expense	—	—	(507)	—
Net (loss) income	(1,855)	6,865	7,713	7,116
(in thousands)	As of September 30, 2023	As of December 31, 2022
Balance Sheet Data:
Total Current Assets	$579	$1,509
Total Assets	14,248	23,978
Total Liabilities	3,893	17,897
Class A common stock, $0.0001 par value, subject to possible redemption; 1,304,259 shares at redemption value at September 30, 2023	13,669	13,333
Total stockholders’ deficit	(3,314)	(7,251)

SELECTED HISTORICAL FINANCIAL INFORMATION OF SANUWAVE
The following table sets forth selected historical financial information of SANUWAVE for the periods and as of the dates indicated. The selected historical financial information of SANUWAVE as of and for the years ended December 31, 2022 and 2021 was derived from the audited historical financial statements of SANUWAVE included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of SANUWAVE as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022 was derived from the unaudited interim financial statements of SANUWAVE included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with SANUWAVE’s audited financial statements and related notes included elsewhere in this proxy statement/prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SANUWAVE” and SANUWAVE’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
Statements of Operations Data:
	For the Nine Months Ended September 30,		For the Years Ended December 31,
(in thousands)	2023	2022	2022	2021
Revenues:
Total Revenue	$13,404	$11,242	$16,742	$13,010
Cost of Revenues	3,876	3,141	4,331	4,986
Gross Margin	9,528	8,101	12,411	8,024
Operating Expenses:
General and administrative	6,678	9,484	12,556	11,690
Selling and marketing	3,430	5,037	7,474	8,591
Research and development	436	494	567	1,101
Depreciation and Amortization	563	575	766	784
Operating Loss	(1,579)	(7,489)	(8,952)	(14,142)
Other (Expense) Income, net	(42,463)	2,893	(1,339)	(13,089)
Income Tax Expense	—	—	2	28
Net Loss	$(44,042)	$(4,596)	$(10,293)	$(27,259)
Balance Sheet Data:
(in thousands)	As of September 30, 2023	As of December 31, 2022
Total Current Assets	$7,394	$6,620
Total Assets	20,342	19,873
Total Liabilities	86,296	60,883
Total Stockholders’ Deficit	(65,954)	(41,010)
Total Liabilities and Stockholders’ Deficit	20,342	19,873

SUMMARY UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Merger Agreement (the “Business Combination”). The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although SEPA will acquire all of the outstanding equity interests of SANUWAVE in the Business Combination, SEPA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be reflected as the equivalent of SANUWAVE issuing shares for the net assets of SEPA, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Merger will be those of SANUWAVE. There will be no accounting effect or change in the carrying amount of the assets and liabilities as a result of the Merger. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Merger and the related transactions contemplated by the Merger Agreement as if they had been consummated on September 30, 2023. The summary unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 combines the historical statement of operations of SEPA and historical consolidated statement of operations of SANUWAVE for such period on a pro forma basis as if the Merger and the related transactions contemplated by the Merger Agreement had been consummated on January 1, 2022, the beginning of the earliest period presented. SEPA and SANUWAVE have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of SEPA and SANUWAVE for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what SEPA’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of SEPA following the reverse recapitalization.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Class A Common Stock:
•
Assuming No Additional Redemptions: This pro forma presentation assumes that no additional SEPA Stockholders exercise Redemption Rights with respect to their Class A Common Stock, subsequent to the redemptions that occurred on December 20, 2022.

•
Assuming Maximum Redemptions: This pro forma presentation assumes that 622,747 shares of Class A Common Stock subject to redemption are redeemed for an aggregate payment of approximately $6,526,686 (based on an estimated per share redemption price of approximately $10.48 that was calculated using the $16,669,258 in the Trust Account as of September 30, 2023 divided by 1,304,259 shares of Class A Common Stock subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Merger Agreement). It is noted that 681,512 shares of Class A Common Stock are not being redeemed, pursuant to the Voting and Non-Redemption Agreements.

	Pro Forma Combined
(in thousands, except share and per share amounts)	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Nine Months Ended September 30, 2023
Net loss	$(10,364)	$(10,364)
Net loss per share — basic and diluted	$(0.92)	$(0.93)
Weighted average shares outstanding of common stock - basic and diluted	11,296,969	11,192,710

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Year Ended December 31, 2022
Net loss	$(11,795)	$(11,795)
Net loss per share — basic and diluted	$(1.04)	$(1.05)
Weighted average shares outstanding of common stock - basic and diluted	11,296,969	11,192,710

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data As of September 30, 2023
Total assets	$32,090	$30,748
Total liabilities	$45,651	$44,733
Total stockholders' deficit	$(13,561)	$(13,985)

TICKER SYMBOLS AND DIVIDEND INFORMATION
SEPA
Units, Class A Common Stock, Class B Common Stock, and Warrants
The Class A Common Stock and SEPA Public Warrants comprising the Units of SEPA began trading on September 17, 2021. SEPA’s Units, each consisting of one share of Class A Common Stock and one and one-half of public warrant, will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will cease to exist as a separate security. Class B Common Stock is not publicly traded. Upon the Closing, Class B Common Stock will automatically convert into shares of Class A Common Stock. Prior to the Closing and upon the approval of the holders of Class B Common Stock, SEPA will amend its Current Charter to (i) amend the conversion ratio of Class B Common Stock into Class A Common Stock on a 1:0.277 basis, such that one share of Class B Common Stock is convertible into 0.277 shares of Class A Common Stock and (ii) remove the anti-dilution protection previously held by the holders of Class B Common Stock.
Upon the Closing, SEPA intends to change its name from “SEP Acquisition Corp.” to “SANUWAVE Health, Inc.” SEPA intends to apply to continue the listing of its Class A Common Stock on Nasdaq under the symbol “SNWV” upon the Closing.
Holders
As of the close of business on the Record Date, there were      shares of Class A Common Stock (including those shares held as a constituent part of SEPA’s Units) and      shares of Class B Common Stock issued and outstanding. As of December 6, 2023, there was one holder of record of Units, two holders of record of Class A Common Stock, 32 holders of record of Class B Common Stock, and two holders of record of SEPA’s warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Units, Common Stock and SEPA Public Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
SEPA has not paid any cash dividends on its Common Stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Company’s board of directors at such time.
SANUWAVE
Market Information
SANUWAVE Common Stock is quoted on the OTCQB under the symbol “SNWV”. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and may not necessarily represent actual transactions.
Holders of Common Stock
As of December 6, 2023, there were 1,140,559,527 shares of SANUWAVE Common Stock outstanding and approximately 240 holders of record of SANUWAVE Common Stock.
Dividends
SANUWAVE has not paid a cash dividend in 2023 and did not pay a cash dividend in 2022 or 2021. SANUWAVE intends to retain future earnings, if any, to finance the expansion of its business. SANUWAVE does not anticipate paying any cash dividends in the foreseeable future.

COMPARATIVE PER SHARE DATA
The following table sets forth the closing market price per share of the Class A Common Stock on Nasdaq and the SANUWAVE Common Stock on the OTCQB on August 22, 2023, the last trading day before the Business Combination was publicly announced, and on December 6, 2023, the last practicable trading day before this proxy statement/prospectus.
Trading Date	SNWV Common Stock (SNWV)	SEPA Class A Common Stock (SEPA)
August 22, 2023	$0.0185	$10.62
December 6, 2023	$0.0135	$10.55
The market price of the Class A Common Stock could change significantly. Because the consideration payable in the Business Combination pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the Class A Common Stock, the value of the consideration that SANUWAVE Stockholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Class A Common Stock on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which SEPA Stockholders vote on the approval of the Merger Agreement and the Business Combination. SEPA Stockholders are urged to obtain current market quotations for Class A Common Stock before making their decision with respect to the approval of the Merger Agreement and the Business Combination.

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.
The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, SEPA and SANUWAVE’s business, financial condition and results of operations. If any of the events described below occur, SEPA’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of SEPA’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of SEPA and SANUWAVE.
Risks Related to the Business Combination
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
Unless waived by the parties to the Merger Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Merger Agreement. For more information about conditions to the consummation of the Business Combination, see the section entitled “Proposal 2: The Business Combination Proposal — Conditions to Closing.”
The Merger Agreement includes a Minimum Cash Condition as a Condition to the consummation of the Merger, which may make it more difficult for SEPA to complete the Business Combination as contemplated.
The Merger Agreement provides that SANUWAVE’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, SEPA has at least $12,000,000 (“Minimum Cash Condition Amount”) resulting from (i) proceeds that have not been redeemed in the Redemption and (ii) proceeds of the PIPE Investment (the “Minimum Cash Condition”).
Assuming SEPA Stockholders redeem the maximum amount (622,747 shares of Class A Common Stock), then SEPA will need to obtain at least $5,184,880 (or 518,488 shares of Class A Common Stock at a price of $10.00 per share) in the PIPE Investment in order to satisfy the Minimum Cash Condition. Assuming 50% redemptions of Class A Common Stock, then SEPA will need to receive at least $2,071,140 (or 207,114 shares of Class A Common Stock at a price of $10.00 per share) in the PIPE Investment in order to satisfy the Minimum Cash Condition. Assuming 25% redemptions of Class A Common Stock, then SEPA will need to receive at least $514,280 (or 51,428 shares of Class A Common Stock at a price of $10.00 per share) in the PIPE Investment in order to satisfy the Minimum Cash Condition. Assuming 10% redemptions of Class A Common Stock or no redemptions of Class A Common Stock, then SEPA will not need to raise any funds in the PIPE Investment in order to satisfy the Minimum Cash Condition.
SEPA expects to enter into subscription agreements in connection with the PIPE Investment in order to raise additional capital in an amount sufficient to ensure the Minimum Cash Condition is satisfied at Closing. However, as of the date of this proxy statement/prospectus, no commitments have been given for the proposed financing from the PIPE Investment, and there is no assurance that SEPA will enter into subscriptions for the PIPE Investment. The actual amount that SEPA raises in the PIPE Investment will depend on the number of redemptions of Class A Common Stock, market conditions, and other factors.
This condition is for the sole benefit of SANUWAVE. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
There can be no assurance that SANUWAVE could and would waive the Minimum Cash Condition. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
If such condition is waived and the Business Combination is consummated with less than the Minimum Cash Condition Amount in the Trust Account, the cash held by the Combined Company (including SANUWAVE) in the aggregate, after the Closing may not be sufficient to allow the Combined Company to operate and pay the Combined

Company’s bills as they become due. Furthermore, SEPA’s affiliates are not obligated to make loans to SEPA in the future (other than the Sponsor’s commitment to provide SEPA loans in order to finance transaction costs in connection with a business combination). The additional exercise of Redemption Rights with respect to a large number of SEPA Stockholders may make SEPA unable to take such actions as may be desirable in order to optimize the capital structure of the Combined Company after consummation of the Business Combination and SEPA may not be able to raise additional financing from unaffiliated parties necessary to fund SEPA’s expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding SEPA’s ability to continue as a going concern at such time.
The ability of SEPA Stockholders to exercise Redemption Rights with respect to Class A Common Stock may prevent SEPA from completing the Business Combination or maximizing its capital structure.
SEPA does not know how many SEPA Stockholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on SEPA’s expectations (and those of other parties to the Merger Agreement) as to the amount of funds available in the Trust Account after giving effect to any Redemptions of Class A Common Stock.
It is a condition to SANUWAVE’s obligation to close the Business Combination, which may be waived by SANUWAVE, that, upon the Closing, SEPA have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE Investment, after giving effect to the payment of SEPA’s unpaid transaction expenses and liabilities, of an amount equal to at least $12,000,000. If too many SEPA Stockholders elect to redeem their shares or SANUWAVE does not waive the condition described in the preceding sentence as a condition to the Closing and a sufficient number of PIPE Investors default upon obligations pursuant to PIPE Subscription Agreements, the proceeds from the PIPE Investment alone may be insufficient to complete the Business Combination and additional third-party financing may not be available to SEPA. For information regarding the parameters of the Minimum Cash Condition described in this paragraph, please see the sections of this proxy statement/prospectus entitled “Proposal 2: The Business Combination Proposal — The Merger Agreement — Covenants of the Parties” and “Proposal 2: The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”
Since the Sponsor and SEPA’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of the SEPA Stockholders, a conflict of interest may have existed in determining whether the Business Combination with SANUWAVE is appropriate as SEPA’s business combination. Such interests include that the Sponsor will lose its entire investment in SEPA if a business combination is not completed.
When you consider the recommendation of the SEPA Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and SEPA’s directors and officers have interests in such proposal that are different from, or in addition to, those of SEPA Stockholders and SEPA Public Warrant Holders generally. These interests include, among other things, the interests listed below:
•
Prior to SEPA’s IPO, the Sponsor purchased 5,031,250 shares of Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.005 per share. As a result of the significantly lower investment per share of the Sponsor as compared with the investment per share of SEPA Stockholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of SEPA Stockholders. In addition, if SEPA does not consummate a business combination by July 27, 2024, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, liquidating and dissolving, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,031,250 shares of Class B Common Stock owned by the Sponsor would be worthless because following the redemption of the Public Shares, SEPA would likely have few, if any, net assets if SEPA fails to complete a business combination within the required period. Additionally, in such event, the 7,850,000 SEPA Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of SEPA’s IPO for an aggregate purchase price of $7,850,000 and the Sponsor warrants (if issued at Closing at the option of the Sponsor) will also expire and be worthless. SEPA’s directors and officers also have a direct or indirect economic interest in such SEPA Private Placement Warrants and in the 3,465,375 Class B Common Stock owned by the Sponsor.

The 400,000 shares of Class A Common Stock in the Combined Company into which the 8,012,450 SEPA Private Placement Warrants held by the Sponsor will automatically convert in connection with the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $4.2 million based upon the closing price of $10.55 per share of Class A Common Stock on the Nasdaq on December 6, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. On December 6, 2023, the closing sale prices of SEPA’s Units, Class A Common Stock, and warrants were $9.75, $10.55, and $0.11, respectively.
•
SEPA’s existing directors and officers will be eligible for continued indemnification and continued coverage under SEPA’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Merger Agreement.

•
The Sponsor and SEPA’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether SANUWAVE is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The SEPA Board was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to SEPA Stockholders that they approve the Business Combination.

•
The fact that SEPA has provisions in its Current Charter which waive the corporate opportunities doctrine, which means that SEPA’s officers and directors have not been obligated to bring all corporate opportunities to SEPA.

The existence of personal and financial interests of one or more of SEPA’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SEPA and SEPA Stockholders and what he or they may believe is best for himself or themselves in determining to recommend that SEPA Stockholders vote for the Proposals. For additional information on the interests and relationships of SEPA’s Sponsor, initial SEPA Stockholders, directors and officers in the Business Combination see the sections titled “Summary of the Proxy Statement/Prospectus,” “Proposal 2: The Business Combination Proposal — Interests of SEPA’s Directors and Officers and Others in the Business Combination,” “Certain Other Benefits in the Business Combination,” “Certain Relationships and Related Party Transactions” and “Beneficial Ownership of Securities.”
The personal and financial interests of the Sponsor as well as SEPA’s directors and officers may have influenced their motivation in identifying and selecting SANUWAVE as a business combination target, completing an initial business combination with SANUWAVE and influencing the operation of the business following the initial business combination. In considering the recommendations of SANUWAVE’s board of directors to vote for the proposals, SEPA Stockholders should consider these interests.
Subsequent to the consummation of the Business Combination, the Combined Company may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause SEPA Stockholders to lose some or all of your investment.
Although SEPA has conducted due diligence on SANUWAVE, SEPA cannot assure SEPA Stockholders that this diligence revealed all material issues that may be present in SANUWAVE’s businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of SEPA’s or SANUWAVE’s control will not later arise. As a result, SEPA may be forced to later write-down or write-off assets, restructure SEPA’s operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SEPA’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on SEPA’s liquidity, the fact that SEPA reports charges of this nature could contribute to negative market perceptions about SEPA or SEPA’s securities. Accordingly, any SEPA Stockholders who choose to remain SEPA Stockholders following the Business Combination could suffer a reduction in the value of their shares. Such SEPA Stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by SEPA’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.
The Sponsor has entered into a letter agreement and voting agreement with SEPA to vote in favor of the Business Combination, regardless of how SEPA Stockholders vote.
Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the stockholders in connection with an initial business combination, the Sponsor, pursuant to the Sponsor Letter Agreement, has agreed, among other things, to vote in favor of all the proposals being presented at the Stockholder Meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Business Combination). In addition, simultaneously with the execution and delivery of the Merger Agreement, SEPA and SANUWAVE entered into the Sponsor Voting Agreement with the Sponsor. Under the Sponsor Voting Agreement, the Sponsor has agreed to vote all of the Sponsor’s shares of SEPA in favor of the Merger Agreement and the transactions contemplated thereby and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the other matters to be submitted to the SEPA Stockholders for approval in connection with the Merger Agreement and the transactions contemplated thereby, in the manner and subject to the conditions set forth in the Sponsor Voting Agreement, and provide a proxy to SANUWAVE to vote such SEPA shares accordingly (subject to the condition that this Registration Statement on Form S-4 has been declared effective by the SEC, provided that the covenants not to take certain actions to delay, impair or impede the transactions as set forth in the Sponsor Voting Agreement shall take effect from the date such agreement is executed). As of the date of this proxy statement/prospectus, the Sponsor owns 3,465,375 shares of Class B Common Stock, which represents approximately 59.6% of the issued and outstanding shares of Common Stock. Accordingly, the Business Combination could be approved even if the majority of the votes cast by SEPA Stockholders (other than the Sponsor) vote against it.
The Letter Agreement may be amended without SEPA Stockholder approval.
The Letter Agreement contains provisions relating to transfer restrictions of shares held by SEPA’s initial stockholders, including the Sponsor. Pursuant to the Letter Agreement, SEPA’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of SEPA’s initial business combination or (B) subsequent to SEPA’s initial business combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SEPA’s initial business combination, or (y) the date on which SEPA completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Prior Lock-Up Period”).
The Sponsor Letter Agreement may be amended by the parties thereto, without SEPA Stockholder approval. Subject to approval by the parties thereto and immediately prior to the Closing, the parties to the Letter Agreement will enter into an amendment to the Letter Agreement (the “Letter Agreement Amendment”) to replace the Prior Lock-Up Period with a new lock-up period. Specifically, the Letter Agreement Amendment will provide that each SEPA Stockholder party thereto will agree not to, until 180 days after the completion of SEPA’s initial business combination (as defined in the Letter Agreement) (subject to early release if SEPA consummates a liquidation, merger, share exchange or other similar transaction that results in all of the SEPA Stockholders having the right to exchange their shares for cash, securities or other property): (i) sell, offer to sell, contract to sell, hypothecate, pledge, grant an option to purchase or otherwise dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation or decrease a call equivalent position, any SEPA restricted securities, (ii) enter any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the SEPA restricted securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Letter Agreement).
While SEPA does not expect the SEPA Board to approve any additional amendments to this agreement prior to the Business Combination, it may be possible that the SEPA Board, in exercising its business judgment and subject to its fiduciary duties and any restrictions under the Merger Agreement, chooses to approve one or more additional amendments to such agreement. Any such amendment may have an adverse effect on the value of an investment in SEPA’s securities or the likelihood that there will not be Public Share redemptions that could affect the ability to consummate the Business Combination.
The exercise of SEPA’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the SEPA Stockholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require SEPA to agree to amend the Merger Agreement, to consent to certain actions taken by SANUWAVE, or to waive rights that SEPA is entitled to under the Merger Agreement. Such events could arise because of changes in the course of SEPA’s business, a request by SEPA to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement, or the occurrence of other events that would have a material adverse effect on SANUWAVE’s business and would entitle SEPA to terminate the Merger Agreement. In any of such circumstances, it would be at SEPA’s discretion, acting through the SEPA Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for SEPA and SEPA Stockholders and what he or she or they may believe is best for himself or herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SEPA does not believe there will be any changes or waivers that SEPA’s directors and executive officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further SEPA Stockholder approval, SEPA will circulate a new or amended proxy statement/prospectus and re-solicit SEPA Stockholders if changes to the terms of the transaction that would have a material impact on SEPA Stockholders are required prior to the vote on the Business Combination Proposal.
There can be no assurance that the shares of the Combined Company’s Class A Common Stock that will be issued in connection with the Business Combination will be approved for listing on the Nasdaq following the Closing, or that the Combined Company will be able to comply with the continued listing rules of Nasdaq.
In connection with the Business Combination and as a condition to SANUWAVE’s obligations to complete the Business Combination, the Combined Company will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which generally require, among other criteria, a per share price of at least $4.00 per share and a market value of at least $50,000,000. In addition to the listing requirements for the Combined Company’s Class A Common Stock, Nasdaq imposes listing standards on warrants. SEPA cannot assure you that the Combined Company will be able to meet those initial listing requirements, in which case SANUWAVE will not be obligated to complete the Business Combination.
In order to continue the listing of its securities on the Nasdaq, SEPA prior to the Business Combination, and the Combined Company following the consummation of the Business Combination, must maintain certain financial, share price, and distribution levels. Generally, a listed company must maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of its securities (currently 300 public shareholders). Even if the Combined Company’s Class A Common Stock is approved for listing on the Nasdaq, the Combined Company may not meet the Nasdaq continued listing requirements following the Business Combination.
The continued eligibility for listing of SEPA’s securities may depend on, among other things, the number of SEPA’s shares that are redeemed in the Redemption.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because SEPA’s Units, Class A Common Stock, and warrants are listed on the Nasdaq, SEPA’s Units, Class A Common Stock and warrants qualify as covered securities under the statute. Although the states are preempted from regulating the sale of SEPA’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While SEPA is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if SEPA was no longer listed on Nasdaq, SEPA’s securities would not qualify as covered securities under the statute and SEPA would be subject to regulation in each state in which SEPA offers its securities.
SEPA Stockholders will experience immediate dilution as a consequence of the issuance of Class A Common Stock as consideration in the Business Combination and due to future issuances pursuant to the Incentive Plan. Having a minority share position may reduce the influence that the current SEPA Stockholders have on the management of the Combined Company.
It is anticipated that, following the Business Combination (assuming, among other things, that no SEPA Stockholders exercise their Redemption Rights with respect to their Public Shares) (1) the current SEPA Class A Stockholders are expected to own approximately 11.5% of the outstanding shares of Class A Common Stock of the Combined Company, (2) the current SEPA Class B Stockholders are expected to own approximately 11.1% of the outstanding shares of Class A Common Stock of the Combined Company, (3) the SANUWAVE Stockholders (without taking into account any Public Shares held by the SANUWAVE Stockholders prior to the consummation of the Business Combination or the exercise by SANUWAVE Stockholders of appraisal rights) are expected to collectively own approximately 69.0% of the outstanding shares of Class A Common Stock of the Combined Company, (4) the current holders of SEPA Public Warrants are expected to own approximately 4.0% of the outstanding shares of Class A Common Stock of the Combined Company, and (5) the current holders of SEPA Private Placement Warrants are expected to own approximately 3.5% of the outstanding shares of Class A Common Stock of the Combined Company.
In addition, SANUWAVE’s employees and consultants hold stock options in SANUWAVE which, after the Closing will be options convertible for Class A Common Stock in the Combined Company, and after the Business Combination, are expected to be granted equity awards under the Incentive Plan. SEPA Stockholders will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Class A Common Stock.
A significant portion of SEPA’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Common Stock to drop significantly, even if the Combined Company’s business is doing well.
Pursuant to the terms of the Lock-Up Agreements, in the case of certain SANUWAVE Stockholders party thereof, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor and the applicable SANUWAVE Stockholders will be contractually restricted from selling or transferring the securities that are the subject of the Lock-Up Agreements, respectively (the “Lock-Up Shares”). Such restrictions will end on the earlier of:
(i)	the date that is 180 days after the Closing; and
(ii)
the date on which the Combined Company completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of the SEPA Stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

However, following the expiration of such lockup period (the “Lock-Up Period”), the Sponsor and the applicable SANUWAVE Stockholders will not be restricted from selling the Lock-Up Shares held by them, other than by applicable securities laws and by any other applicable restrictions described in the Merger Agreement. Additionally, the PIPE Investors, subject to the registration of the shares of Class A Common Stock to be issued to PIPE Investors at the Closing, and holders of SEPA Public Warrants, if they exercise such warrants, will not be restricted from selling any of their shares of Class A Common Stock following the Closing, other than by applicable securities laws. As such, sales of a substantial number of shares of Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Class A Common Stock. Upon completion of the Business Combination, assuming, among other things, that no Public Shares are redeemed at the Closing and no shares of Class A Common Stock are issued in the PIPE Investment, the Sponsor will own approximately 9.4% of the outstanding shares of Class A Common Stock of the Combined Company and the SANUWAVE Stockholders will own approximately 69.0% of the outstanding shares of Class A Common Stock of the Combined Company. In the event that 622,747 Public Shares (which is the maximum number of Public Shares which may be redeemed at the Closing as presented (and subject to the assumptions) in the “Assuming Maximum Redemption Scenario” described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”) are redeemed in connection with the Closing and 518,488 shares of Class A Common Stock are issued in the PIPE Investment, these percentages would increase to 69.6% with respect to the SANUWAVE Stockholders and 9.5% with respect to the Sponsor.
Subject to applicable securities laws, after the expiration of the Lock-Up Period, the shares held by the Sponsor and the SANUWAVE Stockholders party to the Lock-Up Agreements, respectively, may be sold. As such restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Combined Company’s stock price and the market price of Class A Common Stock could decline if the holders of shares that are currently restricted, or shares that will be restricted after the Closing during the Lock-Up Period, sell those shares or are perceived by the market as intending to sell them.
The historical financial results of SANUWAVE and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what SANUWAVE’s actual financial position or results of operations would have been if it were a public company.
The historical financial results of SANUWAVE included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those the Combined Company will achieve in the future. The Combined Company’s financial condition and future results of operations could be materially different from amounts reflected in SANUWAVE’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare the Combined Company’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what SEPA’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. The unaudited pro forma financial information has been prepared based on a number of assumptions including, but not limited to, SANUWAVE being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of SANUWAVE on the date the Business Combination closes and the number of SEPA’s Public Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of SEPA’s future operating or financial performance and SEPA’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Financial projections with respect to SANUWAVE may not prove to be reflective of actual financial results.
In connection with the Business Combination, the SEPA Board considered, among other things, internal financial forecasts prepared by, or at the direction of, the management of SANUWAVE, the key elements of which are set forth in the section entitled “Proposal 2: The Business Combination Proposal — Recommendation of the SEPA Board and Reasons for the Business Combination.” SANUWAVE does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results and does not plan to disclose projections in the future. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections and forecasts are based on various estimates and assumptions such as customer retention and customer ordering being consistent with recent historical results, diversified future market penetration by SANUWAVE and the addition of certain manufacturing capabilities and software offerings, among others, as further described elsewhere in this proxy statement /prospectus, that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of SANUWAVE and none of which will be updated for events after the date hereof. There can be no assurance that SANUWAVE’s financial condition, including its cash flows or results of operations, will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of the Public Shares or the business, financial condition and results of operations of the Combined Company following the Closing. Accordingly, you should not place undue reliance on these projections.

SEPA does not have a specified maximum Redemption threshold. The absence of such a Redemption threshold may make it possible for SEPA to complete the Business Combination with which a substantial majority of SEPA Stockholders do not agree.
The Current Charter does not provide a specified maximum Redemption threshold. As a result, SEPA may be able to complete the Business Combination even though a substantial portion of SEPA Stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers, or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Public Shares by SEPA or the persons described above have been entered into with any such investor or holder. SEPA will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the Stockholder Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The announcement of the proposed Business Combination could disrupt SANUWAVE’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on SANUWAVE’s business include the following:
•	its employees may experience uncertainty about their future roles, which might adversely affect the Combined Company’s ability to retain and hire key personnel and other employees;
•
customers, suppliers, business partners and other parties with which SANUWAVE maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with SANUWAVE or fail to extend an existing relationship with SANUWAVE; and

•	SANUWAVE continues to expand and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.
If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact SANUWAVE and, in the future, the Combined Company’s results of operations and cash available to fund its business.
SANUWAVE will be subject to contractual restrictions while the Business Combination is pending.
The Merger Agreement restricts SANUWAVE from making certain expenditures and taking other specified actions without the consent of SEPA until the Business Combination occurs. These restrictions may prevent SANUWAVE from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section entitled “Proposal 2: The Business Combination Proposal — The Merger Agreement — Covenants of the Parties.”
SEPA and SANUWAVE will incur significant transaction and transition costs in connection with the Business Combination.
SEPA and SANUWAVE have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. SEPA and SANUWAVE may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by the Combined Company following the Closing.
Following the consummation of the Business Combination, SEPA’s only significant asset will be its ownership interest in SANUWAVE and such ownership may not be sufficient to pay dividends or make distributions or loans to enable the Combined Company to pay any dividends on the Common Stock or satisfy its other financial obligations.
Following the Closing, SEPA will have no direct operations and no significant assets other than its ownership of SANUWAVE. SEPA and certain investors, the SANUWAVE Stockholders, and directors and officers of SANUWAVE and its affiliates will become stockholders of the Combined Company. SEPA will depend on

SANUWAVE for distributions, loans and other payments to generate the funds necessary to meet SEPA’s financial obligations, including SEPA’s expenses as a publicly traded company and to pay any dividends with respect to the Combined Company’s Class A Common Stock. The financial condition and operating requirements of SANUWAVE may limit SEPA’s ability to obtain cash from SANUWAVE. The earnings from, or other available assets of, SANUWAVE may not be sufficient to pay dividends or make distributions or loans to enable SEPA to pay any dividends on the Combined Company’s Class A Common Stock or satisfy SEPA’s other financial obligations.
If third parties bring claims against SEPA, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by SEPA Stockholders may be less than $10.00 per share (which was the offering price per Unit in SEPA’s IPO).
SEPA’s placing of funds in the Trust Account may not protect those funds from third-party claims against SEPA. Although SEPA will seek to have all vendors, service providers (other than SEPA’s independent registered public accounting firm), prospective target businesses and other entities with which SEPA does business execute agreements with SEPA waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against SEPA’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SEPA’s management will consider whether competitive alternatives are reasonably available to SEPA and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of SEPA under the circumstances.
Examples of possible instances where SEPA may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SEPA and will not seek recourse against the Trust Account for any reason. Upon redemption of SEPA’s Public Shares, if SEPA has not completed its business combination within the required time period, or upon the exercise of a redemption right in connection with its business combination, SEPA will be required to provide for payment of claims of creditors that were not waived that may be brought against SEPA within the ten (10) years following redemption. Accordingly, the per share redemption amount received by SEPA Stockholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to SEPA if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which SEPA has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under SEPA’s indemnity of the underwriters of SEPA’s IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. SEPA has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of SEPA’s company. The Sponsor may not have sufficient funds available to satisfy those obligations. SEPA has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for SEPA’s business combination and Redemptions could be reduced to less than $10.00 per Public Share. In such event, SEPA may not be able to complete SEPA’s business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of SEPA’s directors or officers will indemnify SEPA for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Additionally, if SEPA is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against SEPA which is not dismissed, or if SEPA otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in SEPA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SEPA Stockholders. To the extent any bankruptcy claims deplete the Trust Account, SEPA may not be able to return to SEPA Stockholders $10.00 per share (which was the offering price in the IPO).
SEPA’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to SEPA Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, SEPA’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SEPA currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that SEPA’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If SEPA’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to SEPA Stockholders may be reduced below $10.00 per share.
The terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding SEPA Public Warrants approve of such amendment, and SEPA intends to seek SEPA Public Warrant Holder Approval to amend the Warrant Agreement to cancel all outstanding warrants at Closing in exchange for the right to receive a lesser number of shares of Class A Common Stock than the number of shares for which the warrants are currently exercisable.
The SEPA Public Warrants were issued in registered form under the Warrant Agreement between Continental and SEPA. The Warrant Agreement provides that the terms of the SEPA Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding SEPA Public Warrants to make any other modifications or amendments. Accordingly, SEPA may amend the terms of the SEPA Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding SEPA Public Warrants approve of such amendment. At the Warrant Holders Meeting, SEPA is seeking approval to amend the Warrant Agreement to provide that, upon Closing, the then outstanding SEPA Public Warrants will be canceled and exchanged for the right to receive 450,336 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each public warrant) and the then outstanding SEPA Private Placement Warrants will be canceled and exchanged for the right to receive 400,000 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each private placement warrant).
If SEPA requires SEPA Stockholders who wish to redeem their Public Shares to comply with the delivery requirements for redemption, such SEPA Stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not approved.
If SEPA requires SEPA Stockholders who wish to redeem their Public Shares to comply with specific delivery requirements for redemption and such proposed business combination is not consummated, SEPA will promptly return such certificates to the applicable SEPA Stockholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until SEPA has returned their securities to them. The market price for SEPA’s shares may decline during this time and SEPA Stockholders may not be able to sell their securities when they wish to, even while other SEPA Stockholders that did not seek conversion may be able to sell their securities.
If the Business Combination does not meet expectations of investors or securities analysts, the market price of SEPA’s securities (prior to the Closing) or the market price of the Combined Company’s Class A Common Stock after the Closing, may decline.
If the Business Combination does not meet the expectations of investors or securities analysts, the market price of SEPA’s securities prior to the Closing may decline. The market values of SEPA’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which SEPA Stockholders vote on the Business Combination.

Because the number of shares to be issued pursuant to the Merger Agreement will not be adjusted to reflect any changes in the market price of SEPA’s ordinary share, the market value of Class A Common Stock issued in connection with the Business Combination may be higher or lower than the values of these shares on earlier dates.
In addition, following the Business Combination, fluctuations in the price of securities of the Combined Company could contribute to the loss of all or part of your investment. The valuation ascribed to SANUWAVE in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for SEPA’s securities develops and continues, the trading price of the securities of the Combined Company following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond SEPA’s control. Any of the factors listed below could have a material adverse effect on your investment in SEPA’s securities and SEPA’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of SEPA’s securities may not recover and may experience a further decline.
Factors affecting the trading price of the securities of the Combined Company after the Closing may include:
•
the Combined Company may be required to raise additional funds to finance operations concern and the Combined Company may not be able to do so, and/or the terms of any financings may not be advantageous to the Combined Company;

•	SANUWAVE has a history of losses and the Combined Company may continue to incur losses and may not achieve or maintain profitability;
•
the medical device/therapeutic product industries are highly competitive and subject to rapid technological change, so if the Combined Company’s competitors are better able to develop and market products that are safer and more effective than any products the Combined Company may develop, the Combined Company’s commercial opportunities will be reduced or eliminated;

•
the Combined Company’s products and product candidates do not gain market acceptance among physicians, patients and the medical community, the Combined Company may be unable to generate significant revenues, if any;

•	product candidates of the Combined Company may not be developed or commercialized successfully;
•
the Combined Company may not successfully establish and maintain licensing and/or partnership arrangements for technology for non-medical uses, which could adversely affect the Combined Company’s ability to develop and commercialize non-medical technology;

•
SANUWAVE’s product component materials are only produced by a single supplier for such product component. If the Combined Company is unable to obtain product component materials and other products from SANUWAVE’s suppliers that the Combined Company will depend on for operations, or find suitable replacement suppliers, the Combined Company’s ability to deliver products to market will likely be impeded, which could have a material adverse effect on the Combined Company;

•
SANUWAVE currently sells products through distributors and partners whose sales account for the majority of revenues and accounts receivable. The Combined Company’s business and results of operations could be adversely affected by any business disruptions or credit or other financial difficulties experienced by such distributors or partners;

•	the Combined Company faces an inherent risk of liability in the event that the use or misuse of product candidates results in personal injury or death;
•	actual or anticipated fluctuations in the Combined Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Combined Company;
•	the Combined Company will be dependent on information technology and the Combined Company’s systems and infrastructure face certain risks, including from cybersecurity breaches and data leakage;
•
the Combined Company will generate a portion of revenue internationally and the Combined Company will be subject to various risks relating to international activities which could adversely affect operating results;

•	results of Combined Company clinical trials may be insufficient to obtain regulatory approval for product candidates;

•	the Combined Company will be subject to extensive governmental regulation, including the requirement of FDA approval or clearance, before product candidates may be marketed;
•
patients may discontinue their participation in the Combined Company’s clinical studies, which may negatively impact the results of these studies and extend the timeline for completion of development programs;

•
the Combined Company will rely on third parties to conduct clinical trials, and their failure to perform their obligations in a timely or competent manner may delay development and commercialization of Combined Company devices;

•	the Combined Company may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of product candidates;
•	regulatory approval of the Combined Company’s product candidates may be withdrawn at any time;
•	federal regulatory reforms may adversely affect the Combined Company’s ability to sell products profitably;
•	failure to obtain regulatory approval in foreign jurisdictions may prevent the Combined Company from marketing products abroad;
•
if the Combined Company fails to obtain an adequate level of reimbursement for approved products by third party payers, there may be no commercially viable markets for approved products or the markets may be much smaller than expected;

•	uncertainty surrounding and future changes to healthcare law in the United States may have a material adverse effect on the Combined Company;
•
if the Combined Company fails to comply with the United States Federal Anti-Kickback Statute, False Claims Act and similar state laws, the Combined Company could be subject to criminal and civil penalties and exclusion from the Medicare and Medicaid programs, which would have a material adverse effect on the business and results of operations;

•
if the Combined Company fails to comply with the HIPAA Privacy, Security and Breach Notification Regulations, as such rules become applicable to the Combined Company’s business, it may increase operational costs;

•	the Combined Company will face periodic reviews and billing audits from governmental and private payors and these audits could have adverse results that may negatively impact the business;
•
product quality or performance issues may be discovered through ongoing regulation by the FDA and by comparable international agencies, as well as through the Combined Company’s internal standard quality process;

•	the use of hazardous materials in Combined Company operation may subject the Combined Company to environmental claims or liability;
•
the protection of the Combined Company’s intellectual property will be critical to the Combined Company’s success and any failure on the Combined Company’s part to adequately protect those rights could materially adversely affect the business;

•	patent applications owned by or licensed to the Combined Company may not result in issued patents, and competitors may commercialize discoveries the Combined Company attempts to patent;
•	the Combined Company’s patents may not be valid or enforceable and may be challenged by third parties;
•	issued patents and patent licenses may not provide the Combined Company with any competitive advantage or provide meaningful protection against competitors;
•	the ability to market the products the Combined Company develops is subject to the intellectual property rights of third parties;
•	changes in the market’s expectations about the Combined Company’s operating results;

•	success of competitors of the Combined Company;
•	the Combined Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by any securities analysts that may cover the Combined Company or the industries in which the Combined Company operates in general;
•	operating and stock price performance of other companies that investors deem comparable to the Combined Company;
•	changes in laws and regulations affecting the Combined Company’s business;
•	commencement of, or involvement in, litigation involving the Combined Company;
•	changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of shares of Common Stock available for public sale by the Combined Company;
•	any major change in the post-Closing board of directors or management of the Combined Company;
•	sales of substantial amounts of Common Stock by directors, executive officers or significant stockholders of the Combined Company, or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, pandemics, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.
Broad market and industry factors may materially harm the market price of securities, irrespective of a company’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Company’s securities, may not be predictable. A loss of investor confidence in the market for the stock of other companies that investors perceive to be similar to the Combined Company could depress the Combined Company’s stock price regardless of its business, prospects, financial conditions, or results of operations. A decline in the market price of Combined Company’s securities also could adversely affect the Combined Company’s ability to issue additional securities and to obtain additional financing in the future.
SEPA’s officers and directors may have conflicts of interest in determining whether to present business opportunities to SEPA or another entity with which they are, or may become, affiliated.
Until SEPA consummates an initial business combination, it intends to engage in the business of identifying and combining with one or more businesses. SEPA’s Sponsor, officers and directors are, or may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business.
SEPA’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to SEPA and the other entities to which they owe certain fiduciary or contractual duties. SEPA’s Current Charter provide that it renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as SEPA’s director or officer and such opportunity is one that SEPA is legally and contractually permitted to undertake and would otherwise be reasonable for SEPA to pursue.
In the absence of the provision waiving the “corporate opportunity” doctrine in the Current Charter, certain candidates may not be able or willing to serve as an officer or director for SEPA. SEPA believes that it substantially benefits from having representatives who bring significant, relevant and valuable experience to its management, and, as a result, the inclusion of the waiver of the “corporate opportunity” doctrine in its Current Charter provides greater flexibility to attract and retain the officers and directors that SEPA feels are the best candidates.
However, the personal and financial interests of SEPA’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause SEPA’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for SEPA’s business combination. Consequently, SEPA’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in SEPA Stockholders’ best interest, which could negatively impact the timing for a business combination.
While the Organizational Documents Proposal 11 proposes to remove the exemption from the corporate opportunity doctrine provision in the Proposed Charter, the Current Charter will remain in effect until Closing.
Effect of Proposed Charter
Upon consummation of the Business Combination, the rights of SEPA Stockholders arising under the Proposed Charter will differ from and may be less favorable than the rights of SEPA Stockholders arising under the Current Charter.
Upon the consummation of the Business Combination, the rights of SEPA Stockholders will arise under the Proposed Charter as well as the DGCL. The Proposed Charter contain provisions that differ in some respects from those in SEPA’s Current Charter and, therefore, some rights of SEPA Stockholders could differ from the rights that SEPA Stockholders currently possess. For a more detailed description of the rights of SEPA Stockholders under the Proposed Charter and how they may differ from the rights of SEPA Stockholders under the Current Charter, please see the section entitled “Proposal 3: Charter Proposal.”
The form of the Proposed Charter of the Combined Company is attached as Annex D, respectively, to this proxy statement/prospectus and SEPA urges you to read it.
The Proposed Charter will contain certain provisions, including anti-takeover provisions that limit the ability of SEPA Stockholders to take certain actions and could delay or discourage takeover attempts that SEPA Stockholders may consider favorable.
The Proposed Charter that will be in effect upon completion of the Business Combination differs from the Current Charter. Among other differences, the Proposed Charter contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company’s Board, and therefore depress the trading price of the Combined Company’s Class A Common Stock. These provisions could also make it difficult for SEPA Stockholders to take certain actions, including electing directors who are not nominated by the current members of the SEPA Board or taking other corporate actions, including effecting changes in management. Among other things, the Proposed Charter includes the following:
•
a requirement that the removal of directors for cause requires the affirmative vote of holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock of SEPA entitled to vote generally in the election of directors;

•	certain SEPA Stockholders will no longer be able to take action by written consent, which would require all SEPA Stockholder actions to be taken at a meeting of SEPA Stockholders; and
•
a requirement that to amend, alter, change or repeal certain provisions in the SEPA Bylaws requires the affirmative vote of holders of at least two-thirds (2∕3) of the voting power of all then outstanding shares of capital stock of SEPA entitled to vote generally in the election of directors, which could preclude SEPA Stockholders from bringing matters before annual or special meetings of SEPA Stockholders and delay changes in the Combined Company Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company’s Board or management.
Any provision of the Proposed Charter, the SEPA Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for SEPA Stockholders to receive a premium for their shares of the Combined Company’s capital stock and could also affect the price that some investors are willing to pay for the Combined Company’s Class A Common Stock.
The form of the Proposed Charter is attached as Annex D to this proxy statement/prospectus and SEPA urges you to read it.

Risks Related to SEPA
SEPA has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If SEPA is unable to consummate a business combination, including the Business Combination, its SEPA Stockholders may be forced to wait after July 27, 2024 before receiving distributions from the Trust Account.
SEPA is a blank check company, it has no operating history, and it is subject to a mandatory liquidation and subsequent dissolution requirement. SEPA has until July 27, 2024 to complete a business combination. SEPA has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its Current Charter prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to SEPA. Only after the expiration of this full time period will SEPA Stockholders be entitled to distributions from the Trust Account if SEPA is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, SEPA Stockholders may be forced to sell their Class A Common Stock or SEPA Public Warrants, potentially at a loss. In addition, if SEPA fails to complete an initial business combination by July 27, 2024, there will be no Redemption Rights or liquidating distributions with respect to warrants, which will expire and be worthless, unless SEPA amends its Current Charter to extend its life and certain other agreements it has entered into.
SEPA Stockholders have limited rights or interests in funds in the Trust Account. For SEPA Stockholders to liquidate their investment, therefore, they may be forced to sell Class A Common Stock, potentially at a loss.
SEPA Stockholders will be entitled to receive funds from the Trust Account either (a) because they hold Class A Common Stock or (b) they hold Class A Common Stock through Units and have elected to separate such Units into the underlying Class A Common Stock and SEPA Public Warrants prior to exercising Redemption Rights with respect to the Class A Common Stock, only upon (i) such SEPA Stockholder’s exercise of Redemption Rights in connection with SEPA’s business combination (which will be the Business Combination, should it occur) and then only in connection with those shares of Class A Common Stock that such SEPA Stockholder properly elected to redeem or (ii) the redemption of Class A Common Stock if SEPA is unable to complete an initial business combination by July 27, 2024, subject to applicable law and as further described herein. In addition, if SEPA is unable to complete an initial business combination by July 27, 2024, compliance with applicable law and the Current Charter may result in a delay in winding up SEPA and may require SEPA submit a plan of dissolution to its then-existing SEPA Stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, SEPA Stockholders may be forced to wait beyond July 27, 2024, before they receive funds from the Trust Account. In no other circumstances will a SEPA Stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, SEPA Stockholders may be forced to sell their Class A Common Stock, potentially at a loss.
SEPA’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”
As of September 30, 2023, SEPA had $518,494 in cash held outside of the Trust Account and may not have sufficient liquidity to fund its working capital needs. Further, SEPA has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. SEPA cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.
SEPA’s Private Placement Warrants are accounted for as liabilities and the changes in value of SEPA’s warrants could have a material effect on its financial results.
On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a statement (the “SEC Staff Statement”), wherein the SEC Staff expressed its view that certain terms and conditions common to special purpose acquisition company (“SPAC”) warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. Specifically, the SEC Staff Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing SEPA’s warrants. As a result of the SEC Staff Statement, SEPA reevaluated the accounting treatment of its warrants, and pursuant to the guidance in ASC 815, Derivatives and Hedging (“ASC 815”), determined the SEPA Private Placement Warrants should be classified as derivative liabilities measured at fair value on its balance sheet, with any changes in fair value to be reported each period in earnings on its statement of operations.
As a result of the recurring fair value measurement, SEPA’s financial statements may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, SEPA expects that it will recognize non-cash gains or losses on its warrants each reporting period and that the amount of such gains or losses could be material.
SEPA’s Private Placement Warrants, accounted for as a warrant liability, will be recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of SEPA’s Class A Common Stock and/or may make it more difficult for SEPA to consummate a business combination, if the Business Combination with SANUWAVE is not completed.
The Sponsor holds the 8,012,450 SEPA Private Placement Warrants issued concurrently with the closing of the IPO in accordance with the guidance contained in Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40). Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, SEPA will classify each private warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in its statement of operations and therefore its reported earnings. The impact of changes in fair value on earnings may have an adverse effect on the market price of SEPA’s Public Shares. In addition, potential targets may seek a SPAC that does not have warrants that are accounted for as a warrant liability, which may make it more difficult for SEPA to consummate a business combination with a target business (if the Business Combination is not completed).
The ability of the SEPA Stockholders to exercise Redemption Rights with respect to a large number of Class A Common Stock may not allow SEPA to complete the most desirable business combination or optimize the capital structure of the Combined Company.
At the time of entering into the Merger Agreement, SEPA did not know how many SEPA Stockholders may exercise their Redemption Rights, and therefore, SEPA needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. It is a condition to SANUWAVE’s obligation to close the Business Combination, which may be waived by SANUWAVE, that, upon the Closing, SEPA have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE Investment, after giving effect to the payment of SEPA’s unpaid transaction expenses and liabilities, of an amount equal to at least $12,000,000. If too many SEPA Stockholders elect to redeem their shares or SANUWAVE does not waive the condition described in the preceding sentence as a condition to the Closing and an insufficient number of PIPE Investors enter into and perform their obligations pursuant to PIPE Subscription Agreements, the proceeds from the PIPE Investment alone may be insufficient to complete the Business Combination and additional third-party financing may not be available to SEPA. For information regarding the parameters of the Minimum Cash Condition described in this paragraph, please see the sections of this proxy statement/prospectus entitled “Proposal 2: The Business Combination Proposal — The Merger Agreement — Covenants of the Parties” and “Proposal 2: The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”
If, after SEPA distributes the proceeds in the Trust Account to SEPA Stockholders, SEPA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against SEPA that is not dismissed, a bankruptcy court may seek to recover such proceeds, and SEPA and its board of directors may be exposed to claims of punitive damages.
If, after SEPA distributes the proceeds in the Trust Account to SEPA Stockholders, SEPA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against SEPA that is not dismissed, any distributions received by SEPA Stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by SEPA Stockholders. In addition, the SEPA Board may be viewed as having breached its fiduciary duty to SEPA’s creditors or having acted in bad faith, thereby exposing it and SEPA to claims of punitive damages, by paying SEPA Stockholders from the Trust Account prior to addressing the claims of creditors. SEPA cannot assure SEPA Stockholders that claims will not be brought against SEPA for these reasons.

If, before distributing the proceeds in the Trust Account to SEPA Stockholders, SEPA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against SEPA that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of SEPA Stockholders and the per share amount that would otherwise be received by SEPA Stockholders in connection with SEPA’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to SEPA Stockholders, SEPA files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against SEPA that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in SEPA’s liquidation estate and subject to the claims of third parties with priority over the claims of SEPA Stockholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by SEPA Stockholders in connection with SEPA’s liquidation may be reduced and may be less than $10.00 per share, the offering price in the IPO.
SEPA Stockholders may be held liable for claims by third parties against SEPA to the extent of distributions received by them upon redemption of their shares.
If SEPA is forced to enter into an insolvent liquidation, any distributions received by SEPA Stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, SEPA was unable to pay SEPA’s debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by SEPA Stockholders. Furthermore, SEPA’s directors may be viewed as having breached their fiduciary duties to SEPA or SEPA’s creditors or may have acted in bad faith, and thereby exposing themselves and SEPA to claims, by paying SEPA Stockholders from the Trust Account prior to addressing the claims of creditors. SEPA cannot assure you that claims will not be brought against SEPA for these reasons.
The securities in which SEPA invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by SEPA Stockholders may be less than $10.00 per share.
The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that SEPA is unable to complete SEPA’s business combination or make certain amendments to SEPA’s Current Charter, SEPA Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income not released to us, net of taxes payable. Negative interest rates could impact the per-share redemption amount that may be received by SEPA Stockholders.
SEPA may be deemed a “foreign person” under the regulations relating to CFIUS and SEPA’s failure to obtain any required approvals within the requisite time period may require SEPA to liquidate.
SEPA does not believe that either SEPA or its Sponsor constitutes a “foreign person” under CFIUS rules and regulations, nor does SANUWAVE believe that SANUWVE constitutes a “foreign person” under CFIUS rules and regulations. The parties to the transaction do not believe that anyone or any entity associated with or otherwise involved in the transaction is, is controlled by, or has substantial ties with a non-U.S. person.
However, if CFIUS considers SEPA or its Sponsor to be a “foreign person” and believes that the business of an initial business combination target may affect national security, SEPA could be subject to foreign ownership restrictions and/or CFIUS review. If a potential business combination falls within the scope of applicable foreign ownership restrictions, SEPA may be unable to consummate an initial business combination. In addition, if a potential initial business combination falls within CFIUS’s jurisdiction, SEPA may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with an initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. SEPA does not believe the proposed Business Combination with SANUWAVE falls within CFIUS’s jurisdiction.
Although SEPA does not believe that it or its Sponsor is a “foreign person”, CFIUS may take a different view and decide to block or delay a potential initial business combination, impose conditions to mitigate national security concerns with respect to a potential initial business combination, order SEPA to divest all or a portion of a U.S. business of the Combined Company if SEPA proceeds without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any potential foreign ownership by the Sponsor. As a result, the pool of potential targets with which SEPA could complete an initial business combination may be limited due to such regulatory restrictions. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because SEPA has only a limited time to complete an initial business combination, SEPA’s failure to obtain any required approvals within the requisite time period may require SEPA to liquidate. If SEPA liquidates, the SEPA Stockholders may only receive $10.46 per share (calculated based on the amount in the Trust Account as of November 30, 2023), and its SEPA Public Warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a potential initial business combination and the chance of realizing future gains on your investment through any price appreciation in the Combined Company.
The SEC has issued proposed rules to regulate special purpose acquisition companies. Certain of the procedures that SEPA, a potential business combination target, or others may determine to undertake in connection with such proposals may increase SEPA’s costs and the time needed to complete its business combination and may constrain the circumstances under which SEPA could complete a business combination.
On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other items, to disclosures in SEC filings in connection with business combination transactions between special purpose acquisition companies (“SPACs”) such as SEPA and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940 (the “Investment Company Act”), including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs. Certain of the procedures that SEPA, SANUWAVE, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs of negotiating and completing a business combination and the time required to consummate a transaction, and may constrain the circumstances under which SEPA could complete a business combination.
If SEPA were deemed to be an investment company for purposes of the Investment Company Act, SEPA would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, SEPA may be forced to abandon its efforts to complete a business combination and instead be required to liquidate.
The SPAC Rule Proposals sets forth, among other matters, the circumstances in which a SPAC such as SEPA could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the registration statement of its IPO (the “IPO Registration Statement”). The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.
There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like SEPA, that did not enter into a definitive agreement within 18 months after the effective date of its IPO Registration Statement and that did not complete its initial business combination within 24 months after such date. It is possible that a claim could be made that SEPA has been operating as an unregistered investment company. This risk may be increased if SEPA continues to hold the funds in the Trust Account in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, rather than instructing the trustee to liquidate the securities in the Trust Account and hold the funds in the Trust Account in cash.

If SEPA is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, SEPA’s activities would be severely restricted. In addition, SEPA would be subject to additional burdensome regulatory requirements and expenses for which SEPA has not allotted funds. As a result, if SEPA were deemed to be an investment company for purposes of the Investment Company Act, SEPA might be forced to abandon its efforts to complete a business combination and instead be required to liquidate. If SEPA is required to liquidate, its investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of SEPA’s Class A Common Stock following such a transaction, and SEPA’s Public Warrants would expire worthless.
If SEPA instructs the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash in order to seek to mitigate the risk that SEPA could be deemed to be an investment company for purposes of the Investment Company Act, SEPA would likely receive less interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount SEPA Stockholders would receive upon any redemption or liquidation of SEPA.
The funds in the Trust Account have, since SEPA’s IPO, been held only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. However, to mitigate the risk of SEPA being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, SEPA may, at any time, in its discretion, instruct Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of SEPA’s initial business combination or liquidation of SEPA. Following such liquidation, SEPA would likely receive less interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to SEPA to pay its taxes, if any, and certain other expenses as permitted under the trust agreement. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount SEPA Stockholders would receive upon any redemption or liquidation of SEPA.
The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that SEPA may be considered an unregistered investment company, in which case SEPA may be required to liquidate and redeem the Public Shares. Accordingly, SEPA may determine, in its discretion, to liquidate the securities held in the Trust Account at any time, and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount its public stockholders would receive upon any redemption or liquidation of SEPA.
If SEPA is not able to comply with the applicable continued listing requirements or standards of Nasdaq, Nasdaq could delist SEPA’s Common Stock.
While SEPA has regained compliance with Nasdaq’s $35 million minimum Market Value of Listed Securities (“MVLS”) requirement as of October 23, 2023, it is possible that SEPA will not be able to maintain compliance with Nasdaq listing criteria.
On March 28, 2023, SEPA received a written notice (the “Notice”) from the listing qualifications department staff of Nasdaq notifying SEPA that for the last 30 consecutive business days, SEPA’s minimum MVLS was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”).
On September 27, 2023, SEPA received a determination letter from the staff of Nasdaq stating that SEPA had not regained compliance with the Market Value Standard, since SEPA’s Class A Common Stock was below the $35 million minimum MVLS requirement for continued listing on The Nasdaq Capital Market under the Market Value Standard and had not been at least $35 million for a minimum of 10 consecutive business days at any time during the 180-day grace period granted to SEPA.
On October 23, 2023, SEPA received a letter from the staff of Nasdaq notifying SEPA that it had regained compliance with Nasdaq’s Market Value Standard, and SEPA is therefore in compliance with Nasdaq Capital Market’s listing requirements. As a result, Nasdaq cancelled the hearing requested by SEPA to appeal the Staff’s prior delisting determination and confirmed that SEPA’s Class A Common Stock will continue to be listed and traded on the Nasdaq Capital Market under the symbol “SEPA.” In order to bring SEPA into compliance with the Market Value

Standard, the Sponsor elected to convert (the “Conversion”) 2,415,375 of its shares of SEPA Class B Common Stock into 2,415,375 shares of SEPA Class A Common Stock (the “Converted Shares”) so that SEPA’s MVLS exceeded the $35 million minimum requirement. Following the Conversion, SEPA had 3,719,634 shares of Class A Common Stock and 2,095,000 shares of Class B Common Stock outstanding as of October 23, 2023.
The Merger Agreement contains a covenant requiring SEPA to file, prior to the closing of the Business Combination upon approval by the holders of SEPA Class B Common Stock, the Class B Charter Amendment to remove the anti-dilution provision applicable to certain issuances of securities by SEPA and to adjust the conversion ratio so that shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a 1:0.277 basis instead of a 1:1 basis. On October 3, 2023, the Sponsor, as the holder of a majority of the outstanding Class B Common Stock, approved the Class B Charter Amendment. The Class B Charter Amendment was filed by SEPA with the Secretary of State of the State of Delaware on October 3, 2023.
In order to conform with the terms and conditions of the Merger Agreement and to maintain the same economics of the Business Combination for all SEPA Class B Stockholders, on October 2, 2023, the Sponsor, SEPA and SANUWAVE entered into a Forfeiture and Redemption Agreement (the “Forfeiture and Redemption Agreement”), pursuant to which the Sponsor agreed to forfeit 1,746,316 of its shares of Class A Common Stock (the “Forfeited Shares”) contingent upon and effective immediately prior to the Closing of the Business Combination. The Forfeiture and Redemption Agreement also provides that SEPA will subsequently redeem the Forfeited Shares in exchange for no consideration contingent upon and effective immediately prior to the Closing. The Sponsor’s agreement to forfeit the Forfeited Shares pursuant to the Forfeiture and Redemption Agreement will result in the Sponsor having the number of shares of Class A Common Stock at the Closing that it would have otherwise had if it had converted all of its shares of Class B Common Stock at the Closing on a 1:0.277 basis in accordance with the Class B Charter Amendment. The Sponsor agreed that it does not have any right, title, interest or claim of any kind to the assets in the Company’s Trust Account with respect to the Converted Shares.
If the NTA Proposal is approved, the Current Charter will be amended to remove the requirement that redemptions could not be made if it would result in SEPA having less than $5,000,001 in net tangible assets. Consequently, if the Combined Company fails to meet the initial listing requirements of Nasdaq, the Combined Company could be required to comply with the penny stock rules which could affect the Combined Company's cash position following the Business Combination.
If the NTA Proposal is approved, the Current Charter will be amended to remove the restriction limiting SEPA’s ability to redeem shares of Class A Common Stock unless SEPA has net tangible assets of at least $5,000,001 upon consummation of its initial business combination. The purpose of this provision was to ensure that, in connection with its initial business combination, SEPA would continue, as it has since the IPO, not to be subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act, because SEPA complied with an exclusion to the “penny stock” rules for companies that have net tangible assets of at least $5,000,001. Although this restriction will be removed from the Current Charter, if the NTA Amendment is approved, we believe that SEPA will be able to rely on another exclusion to the “penny stock” rules, which relates to it being listed on Nasdaq and we believe that, after the Business Combination, the Combined Company Common Stock will be listed on Nasdaq and will be able to rely on an exclusion. If shares of Combined Company Common Stock are not approved for listing on Nasdaq or are delisted from Nasdaq, such securities would likely then trade only in the over-the-counter market and the market liquidity of shares could be adversely affected and their market price could decrease. If such securities were to trade on the over-the-counter market, selling such securities could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and the Combined Company could face significant material adverse consequences, including: a limited availability of market quotations for its securities; reduced liquidity with respect to its securities; a determination that such securities are a “penny stock,” which will require brokers trading in such securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for such securities, and likely will require the Combined Company to comply with more onerous disclosure requirements in connection with any future registration statements; a reduced amount of news and analyst coverage for the Combined Company; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for such securities and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for the Combined Company.

Risks if the Business Combination is not Consummated
If SEPA is not able to complete the Business Combination with SANUWAVE by July 27, 2024 nor able to complete another business combination by such date, it would cease all operations except for the purpose of winding up and it would redeem its Common Stock and liquidate the Trust Account, in which case SEPA Stockholders may only receive approximately $10.00 per share and SEPA’s warrants will expire worthless.
If SEPA is not able to complete the Business Combination with SANUWAVE by July 27, 2024 nor able to complete another business combination by such date, SEPA will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish SEPA Stockholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SEPA’s remaining SEPA Stockholders and the SEPA Board, liquidate and dissolve, subject, in each case, to SEPA’s obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such case, SEPA Stockholders may only receive approximately $10.00 per share and SEPA’s warrants will expire worthless.
If SEPA has not completed its initial business combination, SEPA Stockholders may be forced to wait until after July 27, 2024 before redemption from the Trust Account.
If SEPA has not completed its initial business combination by July 27, 2024, SEPA will distribute the aggregate amount then on deposit in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), pro rata to SEPA Stockholders by way of Redemption and cease all operations except for the purposes of winding up of SEPA’s affairs, as further described in this proxy statement/prospectus. Any Redemption of SEPA Stockholders from the Trust Account shall be affected automatically by function of the Current Charter and SEPA Bylaws prior to any voluntary winding up. If SEPA is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to SEPA Stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the DGCL. In that case, investors may be forced to wait beyond July 27, 2024, before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. SEPA has no obligation to return funds to investors prior to the date of SEPA’s Redemption or liquidation unless, prior thereto, SEPA consummates its initial business combination or amend certain provisions of the Current Charter and SEPA Bylaws and only then in cases where investors have properly sought to redeem their Public Shares. Only upon SEPA’s Redemption or any liquidation will SEPA Stockholders be entitled to distributions if SEPA has not completed SEPA’s initial business combination within the required time period and do not amend certain provisions of the Organizational Documents prior thereto.
Risks Related to Redemption
SEPA Stockholders who wish to redeem their Class A Common Stock for a pro rata portion of the Trust Account must comply with specific requirements for Redemption that may make it more difficult for them to exercise their Redemption Rights prior to the deadline. If SEPA Stockholders fail to comply with the Redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.
A SEPA Stockholder will be entitled to receive cash for any shares of Class A Common Stock to be redeemed only if such SEPA Stockholder: (i)(a) holds Class A Common Stock, or (b) if the SEPA Stockholder holds Class A Common Stock through Units, the SEPA Stockholder elects to separate its Units into the underlying Class A Common Stock and SEPA Public Warrants prior to exercising its Redemption Rights with respect to the Class A Common Stock; (ii) submits a written request to the Transfer Agent, in which it (a) requests that SEPA redeem all or a portion of its Class A Common Stock for cash, and (b) identifies itself as a beneficial holder of the Class A Common Stock and provides its legal name, phone number, and address; and (iii) delivers its share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time,     on, 2023 (two (2) business days before the Stockholder Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a SEPA Stockholder’s broker and/or clearing broker, DTC and

Continental, will need to act to facilitate this request. It is SEPA’s understanding that SEPA Stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because SEPA does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, SEPA Stockholders who wish to redeem their Class A Common Stock may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a SEPA Stockholder properly exercises its right to redeem all or a portion of the Class A Common Stock that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, then SEPA will redeem such Class A Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of the IPO, calculated as of two (2) business days prior to the consummation of the Business Combination. Please see the section entitled “Meeting of SEPA Stockholders” for additional information on how to exercise your Redemption Rights.
Investors may not have sufficient time to comply with the delivery requirements associated with exercise of their Redemption Rights.
Pursuant to SEPA’s Current Charter, SEPA is required to give a minimum of only ten (10) clear days’ notice (meaning 10 days’ notice, excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect) for a special meeting. As a result, if SEPA requires SEPA Stockholders who wish to convert their Class A Common Stock into the right to receive a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for conversion, holders may not have sufficient time to receive the notice and deliver their shares for conversion. Accordingly, SEPA Stockholders may not be able to exercise their Redemption Rights and may be forced to retain SEPA’s securities when they otherwise would not want to.
If a SEPA Stockholder fails to receive notice of SEPA’s offer to redeem Class A Common Stock in connection with the Business Combination, or fails to comply with the procedures required to redeem its shares, such shares may not be redeemed.
If, despite SEPA’s compliance with the proxy rules, a SEPA Stockholders fails to receive SEPA’s proxy materials, such SEPA Stockholder may not become aware of the opportunity to redeem his, her, or its Class A Common Stock. In addition, the proxy materials that SEPA is furnishing to holders of Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a SEPA Stockholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section entitled “Meeting of SEPA Stockholders” for additional information on how to exercise your Redemption Rights.
If a SEPA Stockholder or a “group” of SEPA Stockholders are deemed to hold in excess of 15% of Class A Common Stock, that SEPA Stockholder or SEPA Stockholders will lose the ability to redeem all such shares in excess of 15% of Class A Common Stock, absent SEPA’s consent.
The Current Charter provides that SEPA Stockholder, together with any affiliate of such SEPA Stockholder or any other person with whom such Stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Public Shares, which is referred to as the “Excess Shares,” without SEPA’s prior consent. Accordingly, if a SEPA Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such Excess Shares would not be redeemed for cash, without SEPA’s prior consent. However, such SEPA Stockholder may vote all their shares (including Excess Shares) for or against the Business Combination. A SEPA Stockholder’s inability to redeem the Excess Shares will reduce such SEPA Stockholder’s influence over SEPA’s ability to complete the Business Combination and such SEPA Stockholder could suffer a material loss on such Stockholder’s investment in SEPA if the SEPA Stockholder sells Excess Shares in open market transactions. Additionally, a SEPA Stockholder will not receive Redemption distributions with respect to the Excess Shares if SEPA completes the Business Combination. As a result, the SEPA Stockholder will continue to hold that number of shares of Class A Common Stock exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.
There is no guarantee that a SEPA Stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the SEPA Stockholder in a better future economic position.
SEPA can give no assurance as to the price at which a SEPA Stockholder may be able to sell its Class A Common Stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in SEPA’s share price, and may result in a lower value realized now than a SEPA Stockholder might realize in the future had the SEPA Stockholder not redeemed its shares. Similarly, if a SEPA Stockholder does not redeem its shares, the SEPA Stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a SEPA Stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A SEPA Stockholder should consult the SEPA Stockholder’s own financial advisor for assistance on how this may affect his, her, or its individual situation.
Risks Relating to Tax
SEPA (or the Combined Company following the Business Combination) could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions.
SEPA (or the Combined Company following the Business Combination) could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions and changes in tax law could reduce SEPA’s after-tax income and adversely affect SEPA’s (or following the Business Combination, the Combined Company’s) business and financial condition. For example, the Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017, resulted in fundamental changes to the U.S. Internal Revenue Code of 1986 (the “Code”), as amended, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. The exact impact of the Tax Act for future years is difficult to quantify, but these changes could materially affect SEPA (or the Combined Company following the Business Combination) In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, or effect other changes that could have a material adverse effect on SEPA’s (or following the Business Combination, the Combined Company’s) financial condition.
In addition, SEPA’s (or following the Business Combination, the Combined Company’s) effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex and often open to interpretation. In the future, the tax authorities could challenge SEPA’s (or the Combined Company’s) interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to SEPA’s (or the Combined Company’s) income tax provision that could increase SEPA’s (or the Combined Company’s) effective tax rate. Changes to tax laws may also adversely affect SEPA’s (or the Combined Company’s) ability to attract and retain key personnel.
Risks if the Adjournment Proposals are Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the SEPA Board will not have the ability to adjourn the Stockholder Meeting to a later date or dates in order to solicit further votes, and, therefore, the Business Combination will not be approved, and the Business Combination may not be consummated.
The SEPA Board is seeking approval to adjourn the Stockholder Meeting to a later date or dates if, at the Stockholder Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal. If the Adjournment Proposal is not approved, SEPA will not have the ability to adjourn the Stockholder Meeting to a later date or dates and, therefore, will not have more time to solicit votes to approve the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal. In such events, the Business Combination would not be completed.
If the Warrant Holders Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the Warrant Agreement Amendment, the SEPA Board will not have the ability to adjourn the Warrant Holders Meeting to a later date or dates in order to solicit further votes, and, therefore, the Warrant Agreement Amendment will not be approved, and the Business Combination may not be consummated.
The SEPA Board is seeking approval to adjourn the Warrant Holders Meeting to a later date or dates if, at the Warrant Holders Meeting, based upon the tabulated votes, there are insufficient votes to approve the Warrant Amendment Proposal. If the Warrant Holders Adjournment Proposal is not approved, SEPA will not have the ability to adjourn the Warrant Holders Meeting to a later date or dates and, therefore, will not have more time to solicit votes to approve the Warrant Amendment Proposal. In such events, the Business Combination may not be completed.

Risks Related to SANUWAVE
Risks Related to SANUWAVE’s Business
SANUWAVE’s recurring losses from operations and dependency upon future issuances of equity or other financing to fund ongoing operations have raised substantial doubt as to its ability to continue as a going concern. SANUWAVE will be required to raise additional funds to finance its operations and remain a going concern; SANUWAVE may not be able to do so, and/or the terms of any financings may not be advantageous to it.
The continuation of SANUWAVE’s business is dependent upon raising additional capital. SANUWAVE expects to devote substantial resources for the commercialization of PACE and will continue to research and develop the non-medical uses of the PACE technology, both of which will require additional capital resources. SANUWAVE incurred net losses of $44.0 million and $4.6 million for the nine months ended September 30, 2023 and 2022, respectively, and $10.3 million and $27.3 million for the years ended December 31, 2022 and 2021, respectively. The operating losses and the events of default on SANUWAVE’s notes payable indicate substantial doubt about SANUWAVE’s ability to continue as a going concern for a period of at least twelve months from the filing of SANUWAVE’s Quarterly Report on Form 10-Q for the three months ended September 30, 2023.
SANUWAVE is currently in default under the Senior Secured Note Payable issued to NH Expansion Credit Fund Holdings L.P. (“North Haven Expansion”) in August 2020 in the total principal amount of $15.0 million (the “Senior Secured Note”), the Convertible Promissory Note issued to Celularity Inc. (“Celularity”) in August 2020 in the total principal amount of $4.0 million (the “Celularity Note”), and the Convertible Promissory Note issued to HealthTronics, Inc. (“HealthTronics”) in August 2020 in the total principal amount of $1.4 million (the “HealthTronics Note”) and, as a result, is accruing interest at the default interest rate of an incremental 5% on the Senior Secured Note and the Celularity Note and an incremental 2% on the HealthTronics Note. The existing defaults under the Celularity Note and the HealthTronics Note relate to SANUWAVE’s failure to make required payments, and the existing defaults under the Senior Secured Note relate to SANUWAVE’s failure to (i) timely deliver certain requirement financial information, (ii) maintain minimum liquidity of $5.0 million and (iii) make certain required payments to third parties when due, and as a result of SANUWAVE’s default under certain third-party agreements.
While the Celularity Note and the HealthTronics Note have already matured, and thus all amounts thereunder are already due and payable, if SANUWAVE does not regain compliance with the terms of the Senior Secured Note by December 31, 2023, North Haven Expansion will have the right to declare all obligations under the Senior Secured Note to be immediately due and payable. SANUWAVE does not expect to regain compliance with the terms of the Senior Secured Note until the Closing. On October 31, 2023, SANUWAVE entered into a letter agreement with HealthTronics, pursuant to which SANUWAVE agreed to pay HealthTronics the remaining unpaid principal amount under the HealthTronics Note by the earlier of the Closing or March 31, 2024 in exchange for HealthTronics’ agreement to release all claims against SANUWAVE related to the HealthTronics Note. SANUWAVE intends to enter into an agreement with Celularity to settle all amounts owed pursuant to the Celularity Note prior to the Closing.
The continuation of SANUWAVE’s business is dependent upon raising additional capital to fund operations. Management plans to obtain additional capital in 2023 through investments by strategic partners for market opportunities, or to raise capital through the conversion of outstanding warrants, issuance of common or preferred stock, securities convertible into SANUWAVE Common Stock, or secured or unsecured debt. However, because of SANUWAVE’s private placements in August and November 2022 and May 2023 of Future Advance Convertible Promissory Notes and Common Stock Purchase Warrants, SANUWAVE is currently prohibited from incurring or guaranteeing most kinds of debt issued by public or private investors. To the extent available, the foregoing possibilities may be on terms that result in significant dilution to SANUWAVE’s existing stockholders. In addition, there can be no assurances that SANUWAVE’s plans to obtain additional capital will be successful on the terms or timeline SANUWAVE expects, or at all. If these efforts are unsuccessful, SANUWAVE may be required to significantly curtail or discontinue operations or, if available, to obtain funds through financing transactions with unfavorable terms. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of SANUWAVE as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty. SANUWAVE’s consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should SANUWAVE be unable to continue as a going concern.

SANUWAVE recently restated its financial statements for prior periods, which resulted in unanticipated costs and may adversely affect investor confidence, its stock price, its ability to raise capital in the future and its reputation and may result in stockholder litigation and regulatory actions.
On March 28, 2023, the Audit Committee of SANUWAVE’s board of directors, after discussion with management and with SANUWAVE’s independent registered public accounting firm, concluded that SANUWAVE’s previously issued consolidated financial statements as of and for the quarter and nine months ended September 30, 2022, quarter and six months ended June 30, 2022 and quarter ended March 31, 2022 (the “Affected Periods”) should no longer be relied upon due to errors related to inaccurate application of US GAAP. As a result, SANUWAVE restated the financial statements for the Affected Periods.
Because of these restatements, SANUWAVE incurred unanticipated costs for accounting and legal fees, and the restatements may have the effect of eroding investor confidence in SANUWAVE’s company and SANUWAVE’s financial reporting and accounting practices and processes and may raise reputational issues for SANUWAVE’s business. The restatements may negatively impact the trading price of SANUWAVE’s securities and make it more difficult for SANUWAVE to raise capital on acceptable terms, or at all. In addition, the restatements and related material weaknesses in SANUWAVE’s internal control over financial reporting may also result in stockholder litigation against it, or adverse regulatory consequences, including investigations, penalties, or suspensions by the SEC. Any such regulatory consequences, litigation, claim or dispute, whether successful or not, could subject SANUWAVE to additional costs, divert the attention of its management, or impair its reputation. Each of these consequences could have a material adverse effect on SANUWAVE’s business, results of operations and financial condition.
SANUWAVE has identified material weaknesses in its internal control over financial reporting. If SANUWAVE is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting or disclosure controls and procedures, it may result in material misstatements of SANUWAVE’s consolidated financial statements or cause SANUWAVE to fail to meet its periodic reporting obligations, which may adversely affect its business, financial condition, and results of operations.
SANUWAVE has identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:
•
Expertise and resources to analyze and properly apply U.S. GAAP to complex and non-routine transactions such as complex financial instruments and derivatives and complex sales distributing agreements with select vendors.

•	A lack of internal resources to analyze and properly apply U.S. GAAP to accounting for financial instruments included in service agreements with select vendors.
•
SANUWAVE has failed to design and implement controls around all accounting and IT processes and procedures and, as such, SANUWAVE believes that all its accounting and IT processes and procedures need to be re-designed and tested for operating effectiveness.

SANUWAVE is taking certain measures to remediate these material weaknesses described above as described in Part II, Item 9A of SANUWAVE’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q; however, such material weaknesses had not been remediated as of September 30, 2023. In addition, due to the material weaknesses in internal control over financial reporting, SANUWAVE has also determined that SANUWAVE’s disclosure controls and procedures were ineffective as of September 30, 2023. The material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective.
There can be no assurance as to when the material weaknesses will be remediated. At this time, SANUWAVE cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in SANUWAVE incurring significant costs, and will place significant demands on SANUWAVE’s financial and operational resources.

SANUWAVE cannot assure that the measures SANUWAVE has taken to date and may take in the future will be sufficient to remediate the control deficiencies that led to SANUWAVE’s material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses to be identified in the future. The effectiveness of SANUWAVE’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. Any failure to design, implement and maintain effective internal control over financial reporting and effective disclosure controls and procedures, or any difficulties encountered in their implementation or improvement, may result in additional material misstatements of SANUWAVE’s consolidated financial statements, or cause SANUWAVE to fail to meet its periodic reporting obligations, which may adversely affect SANUWAVE’s business, financial condition and results of operations.
If SANUWAVE is unable to successfully raise additional capital, its viability may be threatened; however, if SANUWAVE does raise additional capital, your percentage ownership as a stockholder could decrease and constraints could be placed on the operations of SANUWAVE’s business.
SANUWAVE has experienced negative operating cash flows since its inception and has funded its operations primarily from proceeds received from sales of its capital stock, the issuance of promissory notes and convertible promissory notes, the issuance of notes payable to related parties, and product sales. SANUWAVE will seek to obtain additional funds in the future either through equity or debt financings or through strategic alliances with third parties, either alone or in combination with equity financings. These financings could result in substantial dilution to the holders of SANUWAVE Common Stock or require contractual or other restrictions on SANUWAVE’s operations or on alternative business opportunities that may be available to SANUWAVE. In addition, because of SANUWAVE’s private placements in August and November 2022 and May 2023, SANUWAVE is currently prohibited from incurring or guaranteeing most kinds of debt issued by public or private investors, which further constrains its options to raise capital. If SANUWAVE can raise additional funds by issuing debt securities, these debt securities could impose significant additional restrictions on its operations. Any such required financing may not be available in amounts or on terms acceptable to SANUWAVE, and the failure to procure such required financing could have a material adverse effect on its business, financial condition, and results of operations, or threaten its ability to continue as a going concern.
A variety of factors could impact SANUWAVE’s need to raise additional capital, the timing of any required financings and the amount of such financings. Factors that may cause SANUWAVE’s future capital requirements to be greater than anticipated or could accelerate its need for funds include, without limitation:
•	unanticipated expenditures in research and development or manufacturing activities;
•	delayed market acceptance of any approved product;
•	unanticipated expenditures in the acquisition and defense of intellectual property rights;
•	the failure to develop strategic alliances for the marketing of some of SANUWAVE’s product candidates;
•	unforeseen changes in healthcare reimbursement for procedures using any of SANUWAVE’s approved products;
•	inability to train a sufficient number of physicians to create a demand for any of SANUWAVE’s approved products;
•	lack of financial resources to adequately support SANUWAVE’s operations;
•	difficulties in maintaining commercial scale manufacturing capacity and capability;
•	unforeseen problems with SANUWAVE’s third-party manufacturers, service providers or specialty suppliers of certain raw materials;
•	unanticipated difficulties in operating in international markets;
•	unanticipated financial resources needed to respond to technological changes and increased competition;
•	unforeseen problems in attracting and retaining qualified personnel;
•	the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act on SANUWAVE’s operations;

•	the impact of changes in U.S. health care law and policy on SANUWAVE’s operations;
•	enactment of new legislation or administrative regulations;
•	the application to SANUWAVE’s business of new court decisions and regulatory interpretations;
•	claims that might be brought in excess of SANUWAVE’s insurance coverage;
•	delays in timing of receipt of required regulatory approvals;
•	the failure to comply with regulatory guidelines; and
•	the uncertainty in industry demand and patient wellness behavior.
In addition, although SANUWAVE has no present commitments or understandings to do so, SANUWAVE may seek to expand its operations and product line through acquisitions. Any acquisition would likely increase SANUWAVE’s capital requirements.
SANUWAVE’s product candidates may not be commercialized successfully.
Market acceptance of SANUWAVE’s products will largely depend on its ability to demonstrate their relative safety, efficacy, cost-effectiveness and ease of use.
SANUWAVE is subject to risks that:
•	the reimbursement for its products is difficult to obtain or is too low, which can hinder the introduction and acceptance of its products in the market;
•	it is unable to get its product candidates in commercial quantities at reasonable costs; and
•	the patient and physician community does not accept its product candidates.
SANUWAVE cannot predict whether it will successfully commercialize its product candidates. If SANUWAVE fails to do so, it will not be able to generate substantial revenues, if any.
The medical device/therapeutic product industries are highly competitive and subject to rapid technological change. If SANUWAVE’s competitors are better able to develop and market products that are safer and more effective than any products it may develop, SANUWAVE’s commercial opportunities will be reduced or eliminated.
SANUWAVE’s success depends, in part, upon its ability to maintain a competitive position in the development of technologies and products. SANUWAVE faces competition from established medical device, pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies, and private and public research institutions in the United States and abroad. Many of SANUWAVE’s principal competitors have significantly greater financial resources and expertise than it does in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements, or mergers with, or acquisitions by, large and established companies, or through the development of novel products and technologies.
For example, in 2019, Tissue Regeneration Technologies, LLC (DBAS SoftWave) obtained clearance from the U.S. Food and Drug Administration (“FDA”) for treatment of diabetic foot ulcers using non-focused shockwaves, as a 510(k) submission based on SANUWAVE’s PACE system de novo clearance.
The industry in which SANUWAVE operates has undergone, and SANUWAVE expects it to continue to undergo, rapid and significant technological change, and SANUWAVE expects competition to intensify as technological advances are made. SANUWAVE’s competitors may develop and commercialize pharmaceutical, biotechnology or medical devices that are safer or more effective, have fewer side effects or are less expensive than the products that SANUWAVE has developed or may develop in the future.
SANUWAVE may not successfully establish and maintain licensing and/or partnership arrangements for its technology for non-medical uses, which could adversely affect its ability to develop and commercialize its non-medical technology.
SANUWAVE’s strategy for the development, testing, manufacturing, and commercialization of its technology for non-medical uses generally relies on establishing and maintaining collaborations with licensors and other third parties. SANUWAVE may not be able to obtain, maintain or expand these or other licenses and collaborations or establish additional licensing and collaboration arrangements necessary to develop and commercialize its product candidates. Even if SANUWAVE is able to obtain, maintain or establish licensing or collaboration arrangements, these arrangements may not be on favorable terms and may contain provisions that will restrict SANUWAVE’s ability to develop, test and market its product candidates. Furthermore, SANUWAVE’s licensing and collaboration agreements are subject to counterparty risk, and to the extent the licensors or other third parties that it enters into licensing, joint venture or other collaboration arrangements with face operational, regulatory or financial difficulties, and to the extent it is unable to find suitable alternative counterparties in a timely manner, if at all, SANUWAVE’s business and results of operations could be materially adversely affected. Any failure to obtain, maintain or establish licensing or collaboration arrangements on favorable terms could adversely affect SANUWAVE’s business prospects, financial condition, or ability to develop and commercialize its technology for non-medical uses.
SANUWAVE expects to rely at least in part on third party collaborators to perform a number of activities relating to the development and commercialization of its technology for non-medical uses, possibly including the design and manufacture of product materials, the obtaining of regulatory or environmental approvals and the marketing and distribution of any successfully developed products. SANUWAVE’s collaborators also may have or acquire rights to control aspects of its product development programs. As a result, SANUWAVE may not be able to conduct these programs in the manner or on the time schedule it may contemplate. In addition, if any of these collaborators withdraw support for SANUWAVE’s programs or product candidates or otherwise impair their development, SANUWAVE’s business could be negatively affected. To the extent SANUWAVE undertakes any of these activities internally, its expenses may increase.
Many of SANUWAVE’s product component materials are only produced by a single supplier for such product component. If SANUWAVE is unable to obtain product component materials and other products from its suppliers that SANUWAVE depends on for its operations, or find suitable replacement suppliers, SANUWAVE’s ability to deliver its products to market will likely be impeded, which could have a material adverse effect on SANUWAVE.
SANUWAVE depends on suppliers for product component materials and other components that are subject to stringent regulatory requirements. Many of SANUWAVE’s product component materials are only produced by a single supplier for such product component. While SANUWAVE believes that alternative manufacturers and suppliers offering similar components are available on an as-needed basis and could be engaged in a reasonable period of time, there can be no assurance that the loss of any of these suppliers will not result in a disruption in SANUWAVE’s production. SANUWAVE’s suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors. In addition, some of SANUWAVE’s suppliers have been and will continue to be affected by supply chain problems resulting from the pandemic. Certain of SANUWAVE’s suppliers must be approved by regulatory authorities, which could delay SANUWAVE’s efforts to establish additional or replacement suppliers for these materials.
If SANUWAVE is unable to secure, on a timely basis, sufficient quantities of the materials it depends on to manufacture its products, if SANUWAVE encounters delays or contractual or other difficulties in its relationships with these suppliers, or if SANUWAVE cannot find replacement suppliers at an acceptable cost, the manufacturing of its products may be disrupted, which could increase its costs and have a material adverse effect on its business and results of operations.
SANUWAVE has entered into an agreement with companies owned by a current board member and stockholder that could delay or prevent its acquisition and could result in the dilution of its stockholders in the event of its change of control.
On February 13, 2018, SANUWAVE entered into an Agreement for Purchase and Sale, Limited Exclusive Distribution and Royalties, and Servicing and Repairs with Premier Shockwave Wound Care, Inc. (“PSWC”) and Premier Shockwave, Inc., each of which is owned by a member of SANUWAVE’s board of directors and its existing stockholder. Among other terms, the agreement contains provisions whereby in the event of a change of control of SANUWAVE (as defined in the agreement), the stockholders of PSWC have the right and option to cause SANUWAVE to purchase all of the stock of PSWC, and whereby SANUWAVE has the right and option to purchase all issued and outstanding shares of PSWC, in each case based upon certain defined purchase price provisions and other terms. While the agreement was amended effective November 1, 2023 to specify that the Business Combination does not constitute a change of control, such provision may have the effect of delaying or deterring any other change in control of SANUWAVE, and as a result could limit the opportunity for SANUWAVE Stockholders to receive a premium for their shares of SANUWAVE Common Stock and could also affect the price that some investors are willing to pay for SANUWAVE Common Stock. In addition, in the event SANUWAVE experiences a change of control (other than the Business Combination), such provision may cause dilution of its existing stockholders if PSWC exercises its option to require SANUWAVE to purchase all issued and outstanding shares of PSWC and SANUWAVE finances some or all of such purchase price through equity issuances.
The loss of key management would likely hinder SANUWAVE’s ability to execute its business plan.
As a small company with less than 40 employees, SANUWAVE’s success depends on the continuing contributions of its management team and qualified personnel. Turnover, transitions or other disruptions in SANUWAVE’s management team and personnel could make it more difficult to successfully operate its business and achieve its business goals and could adversely affect SANUWAVE’s results of operation and financial condition. SANUWAVE’s success depends in large part on its ability to attract and retain highly qualified personnel. SANUWAVE faces intense competition in its hiring efforts from other pharmaceutical, biotechnology and medical device companies, as well as from universities and nonprofit research organizations, and SANUWAVE may have to pay higher salaries to attract and retain qualified personnel. The loss of one or more of these individuals, or SANUWAVE’s inability to attract additional qualified personnel, could substantially impair SANUWAVE’s ability to implement its business plan.
SANUWAVE faces an inherent risk of liability if the use or misuse of its products results in personal injury or death.
The sale of products may expose SANUWAVE to product liability claims which could result in financial loss. SANUWAVE’s clinical and commercial product liability insurance coverage may not be sufficient to cover claims that may be made against it. In addition, SANUWAVE may not be able to maintain insurance coverage at a reasonable cost, or in sufficient amounts or scope, to protect it against losses. Any claims against SANUWAVE, regardless of their merit, could severely harm SANUWAVE’s financial condition, strain its management team and other resources, and adversely impact or eliminate the prospects for commercialization of the product candidate, or sale of the product, that is the subject of any such claim. Although SANUWAVE does not promote any off-label use, off-label uses of products are common, and the FDA does not regulate a physician’s choice of treatment. Off-label uses of any of SANUWAVE’s products may subject it to additional liability.
SANUWAVE is dependent on information technology and its systems and infrastructure face certain risks, including from cybersecurity breaches and data leakage.
SANUWAVE relies to a large extent upon sophisticated information technology systems to operate its businesses, some of which are managed, hosted, provided and/or used by third parties or their vendors. SANUWAVE collects, stores, and transmits large amounts of confidential information, and it deploys and operates an array of technical and procedural controls to maintain the confidentiality and integrity of such confidential information. A significant breakdown, invasion, corruption, destruction or interruption of critical information technology systems or infrastructure, by SANUWAVE’s workforce, others with authorized access to its systems or unauthorized persons could negatively impact SANUWAVE’s operations. The ever-increasing use and evolution of technology, including cloud-based computing, creates opportunities for the unintentional dissemination or intentional destruction of confidential information stored in SANUWAVE’s or its third-party providers’ systems, portable media, or storage devices. SANUWAVE could also experience, and in some cases has experienced in the past, a business interruption, theft of confidential information, financial theft, or reputational damage from industrial espionage attacks, malware, spoofing or other cyber-attacks, which may compromise its system infrastructure, lead to data leakage, either internally or at its third-party providers, or materially adversely impact its financial condition.
SANUWAVE has previously disclosed that it has experienced cybersecurity breaches from email spoofing. While SANUWAVE has invested in the protection of data and information technology, there can be no assurance that its efforts will prevent service interruptions or security breaches. Any such interruption or breach of SANUWAVE’s systems could adversely affect its business operations and/or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business, and reputational harm to SANUWAVE.
SANUWAVE generates a portion of its revenue internationally and is subject to various risks relating to its international activities, which could adversely affect SANUWAVE’s operating results.
On an annualized basis, less than five percent of SANUWAVE’s revenue comes from international sources. While SANUWAVE has no current plans to materially expand its international operations, there can be no assurance it will not pursue such an expansion in the future. Engaging in international business involves several difficulties and risks, including, but not limited to, the following:

•	required compliance with existing and changing foreign healthcare and other regulatory requirements and laws, such as those relating to patient privacy or handling of bio-hazardous waste;
•	required compliance with anti-bribery laws, data privacy requirements, labor laws and anti-competition regulations;
•	export or import restrictions;
•	political and economic instability;
•	foreign exchange controls; and
•	difficulties protecting or procuring intellectual property rights.
With respect to its international operations SANUWAVE’s results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. SANUWAVE’s expenses are generally denominated in the currency in which its operations are located, which is in the United States. If the value of the U.S. dollar increases relative to foreign currencies in the future, in the absence of a corresponding change in local currency prices, SANUWAVE’s future revenue could be adversely affected as its converts future revenue from local currencies to U.S. dollars.
The COVID-19 pandemic has materially and adversely affected SANUWAVE’s financial results.
The COVID-19 pandemic has affected many countries, including the United States and several European countries. The consequences of the COVID-19 pandemic adversely affect SANUWAVE’s ability to commercialize its products, ability to build inventory, increase its operating expenses, and has had a material adverse effect on its financial results. SANUWAVE previously experienced a disruption of its supply channels during the six months ended June 30, 2023 and 2022 and the years ended December 31, 2022 and 2021. Also, the pandemic caused continued or additional actions by hospitals and clinics such as limiting elective procedures and treatments and limiting clinical trial activities and data monitoring. These factors have had a negative impact on SANUWAVE’s sales and results of operations and may continue to have a negative impact in the future.
Provisions in SANUWAVE’s Articles of Incorporation, Bylaws and Nevada law might decrease the chances of an acquisition.
Provisions of SANUWAVE’s Articles of Incorporation and Bylaws and applicable provisions of Nevada law may delay or discourage transactions involving an actual or potential change in control or change in SANUWAVE’s management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that SANUWAVE Stockholders might otherwise deem to be in their best interests. Some of the following provisions in SANUWAVE’s Articles of Incorporation or Bylaws that may decrease its attractiveness to be acquired are:
•	advance notice of business to be brought is required for a meeting of SANUWAVE Stockholders;
•	no cumulative voting rights for the holders of SANUWAVE Common Stock in the election of directors; and
•	vacancies in the board of directors may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.
In addition, Section 78.438 of the Nevada Revised Statutes prohibits a publicly-held Nevada corporation from engaging in a business combination with an interested stockholder (generally defined as a person which together with its affiliates owns, or within the last three years has owned, 10% of SANUWAVE’s voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder) unless such business combination is approved in a prescribed manner. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of SANUWAVE Common Stock. They could also deter potential acquirers of SANUWAVE, thereby reducing the likelihood that you could receive a premium for your SANUWAVE Common Stock in an acquisition.

Regulatory Risks
SANUWAVE is subject to extensive governmental regulation, including the FDA.
SANUWAVE and its product candidates, suppliers, and contract manufacturers are subject to extensive regulation by governmental authorities in the United States and other countries. Failure to comply with applicable requirements could result in, among other things, any of the following actions:
•	warning letters;
•	fines and other monetary penalties;
•	unanticipated expenditures;
•	product recall or seizure;
•	interruption of manufacturing;
•	operating restrictions;
•	injunctions; and
•	criminal prosecutions.
In addition to the approval and clearance requirements, numerous other regulatory requirements apply to SANUWAVE and its products, product candidates, suppliers and contract manufacturers. These include requirements related to the following:
•	testing;
•	manufacturing;
•	quality control;
•	labeling;
•	advertising;
•	promotion;
•	distribution;
•	export;
•	reporting to the FDA certain adverse experiences associated with the use of the products; and
•	obtaining additional approvals or clearances for certain modifications to the products or their labeling or claims.
SANUWAVE is also subject to inspection by the FDA and other international regulatory bodies to determine its compliance with regulatory requirements, as are its suppliers and contract manufacturers, and SANUWAVE cannot be sure that the FDA and other international regulatory bodies will not identify compliance issues that may disrupt production or distribution or require substantial resources to correct.
The FDA’s requirements and international regulatory body requirements may change, and additional regulations may be promulgated that could affect SANUWAVE and its product candidates, suppliers and contract manufacturers. SANUWAVE cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action. There can be no assurance that SANUWAVE will not be required to incur significant costs to comply with such laws and regulations in the future, or that such laws or regulations will not have a material adverse effect upon SANUWAVE’s business.
Regulatory approval of SANUWAVE’s product candidates may be withdrawn at any time.
After regulatory approval has been obtained for medical device products, the product and the manufacturer are subject to continual review, including the review of adverse experiences and clinical results that are reported after SANUWAVE’s products are made available to patients, and there can be no assurance that such approval will not be withdrawn or restricted. Regulators may also subject approvals to restrictions or conditions or impose post-approval obligations on the holders of these approvals, and the regulatory status of such products may be jeopardized if such obligations are not fulfilled. If post-approval studies are required, such studies may involve significant time and expense.
The manufacturing facilities SANUWAVE uses to make any of its products will also be subject to periodic review and inspection by the FDA or other regulatory authorities, as applicable. The discovery of any new or previously unknown problems with the product or facility may result in restrictions on the product or facility, including withdrawal of the product from the market. SANUWAVE will continue to be subject to the FDA or other regulatory authority requirements, as applicable, governing the labeling, packaging, storage, advertising, promotion, recordkeeping, and submission of safety and other post-market information for all of its product candidates, even those that the FDA or other regulatory authority, as applicable, has approved. If SANUWAVE fails to comply with applicable continuing regulatory requirements, it may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.
If SANUWAVE fails to obtain an adequate level of reimbursement for its approved products by third party payers, there may be no commercially viable markets for SANUWAVE’s approved products, or the markets may be much smaller than expected.
The availability and levels of reimbursement by governmental and other third-party payers affect the market for SANUWAVE’s approved products. The efficacy, safety, performance, and cost-effectiveness of SANUWAVE’s products and of any competing products will determine the availability and level of reimbursement. Reimbursement and healthcare payment systems in international markets vary significantly by country and include both government sponsored healthcare and private insurance. To obtain reimbursement or pricing approval in some countries, SANUWAVE may be required to produce clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of SANUWAVE’s approved products to other available therapies. SANUWAVE may not obtain international reimbursement or pricing approvals in a timely manner, if at all. SANUWAVE’s failure to receive international reimbursement or pricing approvals would negatively impact market acceptance of its approved products in the international markets in which those pricing approvals are sought.
SANUWAVE believes that, in the future, reimbursement for any of its products may be subject to increased restrictions both in the United States and in international markets. Future legislation, regulation or reimbursement policies of third-party payers may adversely affect the demand for SANUWAVE’s products currently under development and limit SANUWAVE’s ability to sell its products on a profitable basis. In addition, third-party payers continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for healthcare products and services. If reimbursement for SANUWAVE’s approved products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, market acceptance of SANUWAVE’s approved products would be impaired and its future revenues would be adversely affected.
Failure to obtain regulatory approval in foreign jurisdictions will prevent SANUWAVE from marketing its products abroad.
International sales of SANUWAVE’s products and any of the product candidates that SANUWAVE commercializes are subject to the regulatory requirements of each country in which the products are sold. Accordingly, the introduction of SANUWAVE’s product candidates in markets outside the United States will be subject to regulatory approvals in those jurisdictions. The regulatory review process varies from country to country. Many countries impose product standards, packaging, and labeling requirements, and import restrictions on medical devices. In addition, each country has its own tariff regulations, duties, and tax requirements. The approval by foreign government authorities is unpredictable and uncertain and can be expensive. SANUWAVE’s ability to market SANUWAVE’s approved products could be substantially limited due to delays in receipt of, or failure to receive, the necessary approvals or clearances.
Prior to marketing SANUWAVE’s products in any country outside the United States, SANUWAVE must obtain marketing approval in that country. Approval and other regulatory requirements vary by jurisdiction and differ from the United States’ requirements. SANUWAVE may be required to perform additional pre-clinical or clinical studies even if FDA approval has been obtained.

Uncertainty surrounding and future changes to healthcare law in the United States may have a material adverse effect on SANUWAVE.
The healthcare regulatory environment in the United States is currently subject to significant uncertainty and the industry may in the future continue to experience fundamental change because of regulatory reform. From time to time, legislation is drafted and introduced in the United States Congress that could significantly change the statutory provisions governing the clearance or approval, manufacture, marketing, and pricing of medical devices. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect SANUWAVE’s business and products. SANUWAVE could experience an adverse impact on its operating results due to such changes, including increased pricing pressure in these markets. Governments, hospitals, and other third-party payors also could reduce the amount of approved reimbursement for SANUWAVE’s products or deny coverage altogether. Reductions in reimbursement levels or coverage or other cost-containment measures could adversely affect SANUWAVE’s future operating results.
If SANUWAVE fails to comply with the United States Federal Anti-Kickback Statute, False Claims Act, and similar state laws, it could be subject to criminal and civil penalties and exclusion from the Medicare and Medicaid programs, which would have a material adverse effect on SANUWAVE’s business and results of operations.
A provision of the Social Security Act, commonly referred to as the Federal Anti-Kickback Statute, prohibits the offer, payment, solicitation, or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for, or recommending the ordering, purchasing or leasing of, items or services payable by Medicare, Medicaid or any other Federal healthcare program. The Federal Anti-Kickback Statute is very broad in scope and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. In addition, most of the states have adopted laws like the Federal Anti-Kickback Statute, and some of these laws are even broader than the Federal Anti-Kickback Statute in that their prohibitions are not limited to items or services paid for by Federal healthcare programs, but instead apply regardless of the source of payment. Violations of the Federal Anti-Kickback Statute may result in substantial civil or criminal penalties and exclusion from participation in Federal healthcare programs.
SANUWAVE’s operations may also implicate the False Claims Act. If SANUWAVE fails to comply with Federal and state documentation, coding, and billing rules, it could be subject to liability under the Federal False Claims Act, including criminal and/or civil penalties, loss of licenses and exclusion from the Medicare and Medicaid programs. The False Claims Act prohibits individuals and companies from knowingly submitting false claims for payments to, or improperly retaining overpayments from, the government.
SANUWAVE’s financial relationships with healthcare providers and others who provide products or services to Federal healthcare program beneficiaries are potentially governed by the Federal Anti-Kickback Statute, False Claims Act, and similar state laws. SANUWAVE cannot be certain that it will not be subject to investigations or litigation alleging violations of these laws, which could be time-consuming and costly to SANUWAVE and could divert management’s attention from operating its business, which in turn could have a material adverse effect on its business. In addition, if SANUWAVE’s arrangements were found to violate the Federal Anti-Kickback Statute, False Claims Act or similar state laws, the consequences of such violations would likely have a material adverse effect on its business, results of operations and financial condition.
Failure to comply with the HIPAA Privacy, Security and Breach Notification Regulations, as such rules become applicable to SANUWAVE’s business, may increase its operational costs.
The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) privacy and security regulations establish comprehensive Federal standards with respect to the uses and disclosures of protected health information (“PHI”) by certain entities, including health plans and health care providers, and set standards to protect the confidentiality, integrity, and availability of electronic PHI. The regulations establish a complex regulatory framework on a variety of subjects, including, for example: the circumstances under which uses and disclosures of PHI are permitted or required without a specific authorization by the patient; a patient’s right to access, amend and receive an accounting of certain disclosures of PHI; the content of notices of privacy practices describing how PHI is used and disclosed and individuals’ rights with respect to their PHI; and implementation of administrative, technical and physical safeguards to protect privacy and security of PHI. SANUWAVE anticipates that, as it expands its PACE business, SANUWAVE will in the future be a covered entity under HIPAA. There can be no assurance that SANUWAVE’s policies and procedures will be adequate or will prevent all incidents of non-compliance with such regulations.

The Health Information Technology for Economic and Clinical Health (“HITECH”) Act and its implementing regulations also require healthcare providers to notify affected individuals, the Secretary of the U.S. Department of Health and Human Services, and in some cases, the media, when PHI has been breached as defined under and following the requirements of HIPAA. Many states have similar breach notification laws. In the event of a breach, to the extent such regulations are applicable to its business, SANUWAVE could incur operational and financial costs related to remediation as well as preparation and delivery of the notices, which costs could be substantial. Additionally, HIPAA, the HITECH Act, and their implementing regulations provide for significant civil fines, criminal penalties, and other sanctions for failure to comply with the privacy, security, and breach notification rules, including for wrongful or impermissible use or disclosure of PHI. Although the HIPAA statute and regulations do not expressly provide for a private right of action for damages, private parties may also seek damages under state laws for the wrongful or impermissible use or disclosure of confidential health information or other private personal information. Additionally, amendments to HIPAA provide that the state attorneys general may bring an action against a covered entity for a violation of HIPAA. As SANUWAVE expands its business such that Federal laws regarding PHI and privacy apply to its operations, any noncompliance with such regulations could have a material adverse effect on SANUWAVE’s business, results of operations and financial condition.
SANUWAVE faces periodic reviews and billing audits from governmental and private payors, and these audits could have adverse results that may negatively impact its business.
As a result of SANUWAVE’s participation in the Medicare and Medicaid programs, SANUWAVE is subject to various governmental reviews and audits to verify its compliance with these programs and applicable laws and regulations. SANUWAVE also is subject to audits under various government programs in which third-party firms engaged by the Centers for Medicare & Medicaid Services conduct extensive reviews of claims data and medical and other records to identify potential improper payments under the Medicare program. Private pay sources also reserve the right to conduct audits. If billing errors are identified in the sample of reviewed claims, the billing error can be extrapolated to all claims filed, which could result in a larger overpayment than originally identified in the sample of reviewed claims. SANUWAVE’s costs to respond to and defend reviews and audits may be significant and could have a material adverse effect on its business, financial condition, results of operations and cash flows. Moreover, an adverse review or audit could result in:
•	required refunding or retroactive adjustment of amounts SANUWAVE has been paid by governmental or private payors;
•	state or Federal agencies imposing fines, penalties and other sanctions on SANUWAVE;
•	loss of SANUWAVE’s right to participate in the Medicare program, state programs, or one or more private payor networks; or
•	damage to SANUWAVE’s business and reputation in various markets.
Any one of these results could have a material adverse effect on SANUWAVE’s business, financial condition, results of operations and cash flows.
Product quality or performance issues may be discovered through ongoing regulation by the FDA and by comparable international agencies, as well as through SANUWAVE’s internal standard quality process.
The medical device industry is subject to substantial regulation by the FDA and by comparable international agencies. In addition to requiring clearance or approval to market new or improved devices, SANUWAVE is subject to ongoing regulation as a device manufacturer. Governmental regulations cover many aspects of SANUWAVE’s operations, including quality systems, marketing and device reporting. As a result, SANUWAVE continually collects and analyzes information about its product quality and product performance through field observations, customer feedback and other quality metrics. If SANUWAVE fails to comply with applicable regulations or if post market safety issues arise, SANUWAVE could be subject to enforcement sanctions, its promotional practices may be restricted, and its marketed products could be subject to recall or otherwise impacted. Each of these potential actions could result in a material adverse effect on SANUWAVE’s business, operating results and financial condition.
The use of hazardous materials in SANUWAVE’s operations may subject it to environmental claims or liability.
SANUWAVE conducts research and development and manufacturing operations in its facility. SANUWAVE’s research and development process may, at times, involve the controlled use of hazardous materials and chemicals. SANUWAVE may conduct experiments in which SANUWAVE may use small quantities of chemicals, including those that are corrosive, toxic, and flammable. The risk of accidental injury or contamination from these materials cannot be eliminated. SANUWAVE does not maintain a separate insurance policy for these types of risks. In the event of an accident or environmental discharge or contamination, SANUWAVE may be held liable for any resulting damages, and any liability could exceed its resources. SANUWAVE is subject to Federal, state, and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.
Risks Related to Intellectual Property
The protection of SANUWAVE’s intellectual property is critical to its success, and any failure on SANUWAVE’s part to adequately protect those rights could materially adversely affect its business.
SANUWAVE’s commercial success depends to a significant degree on its ability to:
•	obtain and/or maintain protection for its products under the patent laws of the United States and other countries;
•	defend and enforce its patents once obtained;
•	obtain and/or maintain appropriate licenses to patents, patent applications or other proprietary rights held by others with respect to its technology, both in the United States and other countries;
•	maintain trade secrets and other intellectual property rights relating to its products; and
•	operate without infringing upon the patents, trademarks, copyrights, and proprietary rights of third parties.
The degree of intellectual property protection for SANUWAVE’s technology is uncertain, and only limited intellectual property protection may be available for its products, which may prevent SANUWAVE from gaining or keeping any competitive advantage against its competitors. Although SANUWAVE believes the patents that it owns or licenses, and the patent applications that it owns, generally provide SANUWAVE a competitive advantage, the patent positions of biotechnology, biopharmaceutical and medical device companies are generally highly uncertain, involve complex legal and factual questions and have been the subject of much litigation. Neither the United States Patent & Trademark Office nor the courts have a consistent policy regarding the breadth of claims allowed or the degree of protection afforded under many biotechnology patents. Even if issued, patents may be challenged, narrowed, invalidated, or circumvented, which could limit SANUWAVE’s ability to stop competitors from marketing similar products or limit the length of term of patent protection SANUWAVE may have for its products. Further, a court or other government agency could interpret SANUWAVE’s patents in a way such that the patents do not adequately cover its current or future products. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of SANUWAVE’s intellectual property or narrow the scope of its patent protection.
SANUWAVE also relies upon trade secrets and unpatented proprietary know-how and continuing technological innovation in developing its products, especially where SANUWAVE does not believe patent protection is appropriate or obtainable. SANUWAVE seeks to protect this intellectual property, in part, by generally requiring its employees, consultants, and current and prospective business partners to enter into confidentiality agreements in connection with their employment, consulting or advisory relationships with SANUWAVE, where appropriate. SANUWAVE also requires its employees, consultants, researchers, and advisors who it expects to work on its products and product candidates to agree to disclose and assign to SANUWAVE all inventions conceived during the workday, developed using its property or which relate to its business. SANUWAVE may lack the financial or other resources to successfully monitor and detect, or to enforce its rights in respect of, infringement or breaches of these confidentiality agreements. In the case of any such undetected or unchallenged infringements or breaches, these confidentiality agreements may not provide SANUWAVE with meaningful protection of its trade secrets and unpatented proprietary know-how or adequate remedies. In addition, others may independently develop technology that is similar or equivalent to SANUWAVE’s trade secrets or know-how. If any of SANUWAVE’s trade secrets, unpatented know-how or other confidential or proprietary information is divulged to third parties, including its competitors, SANUWAVE’s competitive position in the marketplace could be harmed and its ability to sell its products successfully could be severely compromised. Enforcing a claim that a party illegally obtained and is using trade secrets that have been licensed to SANUWAVE or that SANUWAVE owns is also difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of SANUWAVE’s proprietary rights, and failure to obtain or maintain trade secret protection could have a material adverse effect on SANUWAVE’s business. Moreover, some of SANUWAVE’s academic institution licensees, evaluators, collaborators, and scientific advisors have rights to publish data and information to which SANUWAVE has rights. If SANUWAVE cannot maintain the confidentiality of its technologies and other confidential information in connection with its collaborations, SANUWAVE’s ability to protect its proprietary information or obtain patent protection in the future may be impaired, which could have a material adverse effect on its business.
Accordingly, SANUWAVE may fail to secure meaningful patent protection relating to any of its existing or future products or discoveries despite the expenditure of considerable resources. Further, there may be widespread patent infringement in countries in which SANUWAVE may seek patent protection, including countries in Europe and Asia, which may instigate expensive and time-consuming litigation that could adversely affect the scope of SANUWAVE’s patent protection. In addition, others may attempt to commercialize products similar to SANUWAVE’s products in countries where it does not have adequate patent protection. Failure to obtain adequate patent protection for SANUWAVE’s products, or the failure by particular countries to enforce patent laws or allow prosecution for alleged patent infringement, may impair its ability to be competitive. The availability of infringing products in markets where SANUWAVE has patent protection, or the availability of competing products in markets where it does not have adequate patent protection, could erode the market for SANUWAVE’s products, negatively impact the prices it can charge for its products, and harm its reputation if infringing or competing products are manufactured to inferior standards.
Patent applications owned by or licensed to SANUWAVE may not result in issued patents, and its competitors may commercialize the discoveries it attempts to patent.
The patent applications that SANUWAVE owns and that have been licensed to it, and any future patent applications that SANUWAVE may own or that may be licensed to it, may not result in the issuance of any patents. The standards that the United States Patent & Trademark Office and foreign patent agencies use to grant patents are not always applied predictably or uniformly and can change. Consequently, SANUWAVE cannot be certain as to the type and scope of patent claims to which it may in the future be entitled under its license agreements or that may be issued to it. These applications may not be sufficient to meet the statutory requirements for patentability and, therefore, may not result in enforceable patents covering the product candidates SANUWAVE wants to commercialize. Further, patent applications in the United States that are not filed in other countries may not be published or generally are not published until at least 18 months after they are first filed, and patent applications in certain foreign countries generally are not published until many months after they are filed. Scientific and patent publication often occurs long after the date of the scientific developments disclosed in those publications. As a result, SANUWAVE cannot be certain that it will be the first creator of inventions covered by its patents or applications, or the first to file such patent applications. As a result, SANUWAVE’s issued patents and patent applications could become subject to challenge by third parties that created such inventions or filed patent applications before SANUWAVE or its licensors, resulting in, among other things, interference proceedings in the United States Patent & Trademark Office to determine priority of discovery or invention. Interference proceedings, if resolved adversely to us, could result in the loss of or significant limitations on patent protection for SANUWAVE’s products or technologies. Even in the absence of interference proceedings, patent applications now pending or in the future filed by third parties may prevail over the patent applications that may be owned by or licensed to SANUWAVE or that it may file in the future, or may result in patents that issue alongside patents issued to SANUWAVE or its licensors or that may be issued or licensed to SANUWAVE in the future, leading to uncertainty over the scope of the patents owned by SANUWAVE or licensed to it or that may in the future be owned by SANUWAVE or impede its freedom to practice the claimed inventions.
SANUWAVE’s patents may not be valid or enforceable and may be challenged by third parties.
SANUWAVE cannot assure you that the patents that have been issued or licensed to it would be held valid by a court or administrative body or that SANUWAVE would be able to successfully enforce its patents against infringers, including its competitors. The issuance of a patent is not conclusive as to its validity or enforceability, and the validity and enforceability of a patent is susceptible to challenge on numerous legal grounds, including the possibility of reexamination proceedings brought by third parties in the United States Patent & Trademark Office against issued patents and similar validity challenges under foreign patent laws. Challenges raised in patent infringement litigation brought by or against SANUWAVE may result in determinations that patents that have been issued to or licensed to SANUWAVE or any patents that may be issued to SANUWAVE or its licensors in the future are invalid, unenforceable or otherwise subject to limitations. In the event of any such determinations, third parties may be able to use the discoveries or technologies claimed in these patents without paying licensing fees or royalties to SANUWAVE, which could significantly diminish the value of its intellectual property and competitive advantage. Even if SANUWAVE’s patents are held to be enforceable, others may be able to design around its patents or develop products similar to its products that are not within the scope of any of SANUWAVE’s patents.
In addition, enforcing the patents that SANUWAVE owns or licenses and any patents that may be issued to it in the future against third parties may require significant expenditures regardless of the outcome of such efforts. SANUWAVE’s inability to enforce its patents against infringers and competitors may impair its ability to be competitive and could have a material adverse effect on its business.
Issued patents and patent licenses may not provide SANUWAVE with any competitive advantage or provide meaningful protection against competitors.
The discoveries or technologies covered by issued patents SANUWAVE owns or licenses may not have any value or provide it with a competitive advantage, and many of these discoveries or technologies may not be applicable to SANUWAVE’s product candidates at all. SANUWAVE has devoted limited resources to identifying competing technologies that may have a competitive advantage, especially those competing technologies that are not perceived as infringing on its intellectual property rights. In addition, the standards that courts use to interpret and enforce patent rights are not always applied predictably or uniformly and can change, particularly as new technologies develop. Consequently, SANUWAVE cannot be certain as to how much protection, if any, will be afforded by these patents with respect to its products if SANUWAVE or its licensees or licensors attempt to enforce these patent rights and those rights are challenged in court.
The existence of third-party patent applications and patents could significantly limit SANUWAVE’s ability to obtain meaningful patent protection. If patents containing competitive or conflicting claims are issued to third parties, SANUWAVE may be enjoined from pursuing research, development or commercialization of product candidates or may be required to obtain licenses, if available, to these patents or to develop or obtain alternative technology. If another party controls patents or patent applications covering its product candidates, SANUWAVE may not be able to obtain the rights it needs to those patents or patent applications in order to commercialize its product candidates or SANUWAVE may be required to pay royalties, which could be substantial, to obtain licenses to use those patents or patent applications.
In addition, issued patents may not provide commercially meaningful protection against competitors. Other parties may seek and/or be able to duplicate, design around or independently develop products having effects similar or identical to SANUWAVE’s patented product candidates that are not within the scope of its patents.
Limitations on patent protection in some countries outside the United States, and the differences in what constitutes patentable subject matter in these countries, may limit the protection SANUWAVE has under patents issued outside of the United States. SANUWAVE does not have patent protection for its product candidates in several of its target markets. The failure to obtain adequate patent protection for SANUWAVE’s products or product candidates in any country would impair its ability to be commercially competitive in that country.
The ability to market the products SANUWAVE develops is subject to the intellectual property rights of third parties.
The biotechnology, biopharmaceutical and medical device industries are characterized by many patents and patent filings and frequent litigation based on allegations of patent infringement. Competitors may have filed patent applications or have been issued patents and may obtain additional patents and proprietary rights related to products or processes that compete with or are similar to SANUWAVE’s. SANUWAVE may not be aware of all the patents potentially adverse to its interests that may have been issued to others. Because patent applications can take many years to issue, there may be currently pending applications, unknown to it, which may later result in issued patents that its product candidates or proprietary technologies may infringe. Third parties may claim that SANUWAVE’s products or related technologies infringe their patents or may claim that the products of SANUWAVE’s suppliers, manufacturers or contract service providers that produce its devices infringe on their intellectual property. Further, SANUWAVE and its licensees or licensors may need to participate in interference, opposition, protest, reexamination or other potentially adverse proceedings in the United States Patent & Trademark Office or in similar agencies of foreign governments with regards to its patents, patent applications, and intellectual property rights. In addition, SANUWAVE and its licensees or licensors may need to initiate suits to protect SANUWAVE’s intellectual property rights.
Litigation or any other proceeding relating to intellectual property rights, even if resolved in its favor, may cause SANUWAVE to incur significant expenses, divert the attention of its management and key personnel from other business concerns and, in certain cases, result in substantial additional expenses to license technologies from third parties. Some of its competitors may be able to sustain the costs of complex patent litigation more effectively than SANUWAVE can because they have substantially greater resources. An unfavorable outcome in any patent infringement suit or other adverse intellectual property proceeding could require SANUWAVE to pay substantial damages, including possible treble damages and attorneys’ fees, cease using its technology or developing or marketing its products, or require SANUWAVE to seek licenses, if available, of the disputed rights from other parties and potentially make significant payments to those parties. There is no guarantee that any prevailing party would offer SANUWAVE a license or that it could acquire any license made available on commercially acceptable terms. Even if SANUWAVE can obtain rights to a third party’s patented intellectual property, those rights may be nonexclusive and, therefore, its competitors may obtain access to the same intellectual property. Ultimately, SANUWAVE may be unable to commercialize its product candidates or may have to cease some of its business operations because of patent infringement claims, which could materially harm its business. SANUWAVE cannot guarantee that its products or technologies will not conflict with the intellectual property rights of others.
If SANUWAVE needs to redesign its products to avoid third party patents, SANUWAVE may suffer significant regulatory delays associated with conducting additional clinical studies or submitting technical, clinical, manufacturing, or other information related to any redesigned product and, ultimately, in obtaining regulatory approval. Further, any such redesigns may result in less effective and/or less commercially desirable products if the redesigns are possible at all.
Additionally, any involvement in litigation in which SANUWAVE, or its licensees or licensors, are accused of infringement may result in negative publicity about SANUWAVE or its products, injure its relations with any then-current or prospective customers and marketing partners, and cause delays in the commercialization of its products.

MEETING OF SEPA STOCKHOLDERS
General
SEPA is furnishing this proxy statement/prospectus to SEPA Stockholders as part of the solicitation of proxies by the SEPA Board for use at the Stockholder Meeting to be held on    , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus provides SEPA Stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Stockholder Meeting.
Date, Time and Place
The Stockholder Meeting will be held via live webcast at    Central Time, on   , 2023. The Stockholder Meeting can be accessed by visiting https://www.cstproxy.com/sep-acquis/2023, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Stockholder Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Stockholder Meeting. If you do not have a control number, please contact Continental, the Transfer Agent.
SEPA Stockholders will also have the option to listen to the Stockholder Meeting by telephone by calling:
•	Within the U.S. and Canada: +1 800-450-7155 (toll-free)
•	Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)
The passcode for telephone access: 6239729#. You will not be able to vote or submit questions unless you register for and log in to the Stockholder Meeting webcast as described herein.
Purpose of the Stockholder Meeting
At the Stockholder Meeting, SEPA is asking the SEPA Stockholders to consider and vote upon:
1.
A proposal to approve the NTA Amendment, which amendment shall be effective, if adopted and implemented by SEPA, prior to the consummation of the proposed Business Combination, to remove from the Current Charter the redemption limitation contained under Section 9.2(a) of the Current Charter preventing SEPA from redeeming shares of Class A Common Stock, if it would have less than $5,000,001 of net tangible assets. Please see the section entitled “Proposal 1: The NTA Proposal”;

2.
A proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination, pursuant to which Merger Sub will merge with and into SANUWAVE, with SANUWAVE continuing as the surviving entity of the Business Combination and becoming a subsidiary of SEPA as described in more detail in this proxy statement/prospectus. Please see the section entitled “Proposal 2: The Business Combination Proposal”;

3.
A proposal to approve, in connection with the Merger, the replacement of the Current Charter with the Proposed Charter, in the form appended to this proxy statement/prospectus as Annex D, to be effective upon the filing with and acceptance by the Delaware Secretary of State. Please see the section entitled “Proposal 3: The Charter Proposal”;

4.
Proposals to vote upon, on a non-binding advisory basis, eight separate proposals with respect to certain governance provisions in the Proposed Charter presented separately in accordance with SEC requirements. See the section entitled “Proposals 4 – 11: The Organizational Documents Proposals”;

5.
A proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding shares of Class A Common Stock and the resulting change in control in connection with the Business Combination, PIPE, and transactions contemplated thereby. Please see the section entitled “Proposal 12: The Nasdaq Proposal”;

6.	A proposal to approve the Incentive Plan, in the form appended to this proxy statement/prospectus as Annex E. Please see the section entitled “Proposal 13: The Incentive Plan Proposal”; and
7.
A proposal to adjourn the Stockholder Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by the SEPA Board that more time is necessary or appropriate to approve one or more Proposals at the Stockholder Meeting. Please see the section entitled “Proposal 14: The Adjournment Proposal”.

Recommendation of the SEPA Board
The SEPA Board unanimously recommends that the SEPA Stockholders entitled to vote on the Proposals, vote as follows:
•	“FOR” approval of the NTA Proposal;
•	“FOR” approval of the Business Combination Proposal;
•	“FOR” approval of the Charter Proposal;
•	“FOR” approval of the Organizational Documents Proposals;
•	“FOR” approval of the Nasdaq Proposal;
•	“FOR” approval of the Incentive Plan Proposal; and
•	“FOR” approval of the Adjournment Proposal, if presented.
When you consider the SEPA Board’s recommendation of these Proposals, you should keep in mind that the Sponsor and SEPA’s officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of SEPA Stockholders generally and that conflict with the interests of public SEPA Stockholders. Please see the section entitled “Proposal 2 — The Business Combination Proposal — Interests of SEPA’s Directors and Officers and Others in the Business Combination” for additional information. The SEPA Board was aware of these interests, among other matters, in evaluating the Business Combination and in recommending to the SEPA Stockholders that they vote “FOR” the Proposals presented at the Stockholder Meeting.
Record Date; Persons Entitled to Vote
SEPA has fixed the close of business on    , as the Record Date for determining SEPA Stockholders entitled to notice of and to attend and vote at the Stockholder Meeting. As of the close of business on the Record Date, there were      shares of SEPA’s Class A Common Stock (including those shares held as a constituent part of SEPA’s Units) and      shares of SEPA’s Class B Common Stock outstanding and entitled to vote. Each share of SEPA’s Class A Common Stock and Class B Common Stock is entitled to one vote per share at the Stockholder Meeting.
Quorum
The presence at the Stockholder Meeting by attendance via the virtual meeting website or by proxy, of the holders of shares of outstanding Common Stock representing a majority of the voting power of all outstanding shares of Common Stock entitled to vote as of the Record Date shall constitute a quorum at the Stockholder Meeting. In addition, because the Charter Proposal will result in an increase in the number of authorized shares of Class A Common Stock, the Charter Proposal will also require a separate, single class vote by the holders of Class A Common Stock. The vote of holders of Class A Common Stock will require a quorum of the holders of shares representing a majority of the voting power of the outstanding shares of such Class A Common Stock as of the Record Date.
SEPA Bylaws permit the chairman of the Stockholder Meeting to adjourn the Stockholder Meeting, whether or not there is a quorum, to a later date, time, and place. Notice of such adjournment need not be given if the date, time, and place (or means of remote communication, if any) of the adjourned meeting are announced at the Stockholder Meeting.
Vote Required
The approval of the NTA Proposal, the Business Combination Proposal, and the Charter Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date (with a separate vote by the holders of Class A Common Stock in connection with the Charter Proposal). Accordingly, if a valid quorum is established, a SEPA Stockholder’s failure to vote by proxy or to vote at the Stockholder Meeting with regard to the NTA Proposal, the Business Combination Proposal, and the Charter Proposal will have the same effect as a vote “AGAINST” such Proposals.
The approval of the Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal (if presented) requires the affirmative vote of a majority of the votes cast by SEPA Stockholders, present in person or represented by proxy, at the Stockholder Meeting and entitled to vote thereon. Accordingly, if a valid quorum is established, a SEPA Stockholder’s failure to vote by proxy or to vote at the Stockholder Meeting with regard to the Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal (if presented) will have no effect on such Proposals.

Consummation of the Business Combination is conditioned on the approval of each of the NTA Proposal, the Charter Proposal, the Nasdaq Proposal and the Incentive Plan Proposal. It is important for you to note that in the event that the NTA Proposal, the Charter Proposal, the Nasdaq Proposal and the Incentive Plan Proposal do not receive the requisite vote for approval, SEPA will not consummate the Business Combination unless the condition requiring the approval of the applicable Proposals is waived.
Effect of Abstentions and Broker Non-Votes
For purposes of approval, an abstention will have the same effect as a vote “AGAINST” the NTA Proposal, the Business Combination Proposal, and the Charter Proposal but have no effect on the outcome of the other Proposals.
Under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. The approval of the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Organizational Document Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal (if presented) are non-routine matters.
For non-routine matters, your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares. Your broker can tell you how to provide these instructions. If you do not give your broker instructions, your shares will be treated as broker non-votes with respect to the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Organizational Document Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal (if presented). Broker non-votes will have the same effect as a vote AGAINST the NTA Proposal, the Business Combination Proposal, and the Charter Proposal but will have no effect on the outcome of the other Proposals.
Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Stockholder Meeting.
Voting Your Shares
Each share of SEPA Common Stock that you own in your name entitles you to one vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are three ways to vote your shares of SEPA Common Stock at the Stockholder Meeting:
•
You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the SEPA Board “FOR” the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Organizational Documents Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Stockholder Meeting will not be counted.

•	You Can Vote Electronically. You can submit your proxy over the Internet in accordance with the instructions on the enclosed proxy card.
•
You Can Attend the Stockholder Meeting and Vote in Person Virtually. You can attend by logging into the website meeting portal with your control number. Once logged in you will be able to ask a question and or vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your bank, broker or other nominee or intermediary to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Stockholder Meeting virtually and vote in person virtually and your shares are held in “street name,” you must obtain a legal proxy from your bank, broker or other nominee or intermediary. That is the only way SEPA can be sure that the bank, broker or other nominee or intermediary has not already voted your shares.

Revoking Your Proxy
If you are a SEPA Stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•	you may send another proxy card with a later date;
•	you may notify SEPA’s Secretary in writing before the Stockholder Meeting that you have revoked your proxy; or
•
you may attend the Stockholder Meeting and vote electronically by entering the control number found on your proxy card you previously received. Attendance at the Stockholder Meeting will not, in and of itself, revoke a proxy.

If your shares of Common Stock are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee or intermediary for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a SEPA Stockholder and have any questions about how to vote or direct a vote in respect of your shares of SEPA Common Stock, you may call Morrow, SEPA’s proxy solicitor, at (800) 662-5200 (toll-free) or (203) 658-9400 or by email at SEPA.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to SEPA’s Current Charter, holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote “FOR” or “AGAINST” the Business Combination Proposal. Any SEPA Stockholder holding Public Shares as of the Record Date may demand that SEPA redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $   per share as of   , the Record Date for the Stockholder Meeting), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, SEPA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination. If a holder of Public Shares exercises its Redemption Rights, then they will be exchanging shares of SEPA Common Stock for cash and will no longer own those shares.
The Current Charter provides that, notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than 15% of the Public Shares without the prior consent of SEPA. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.
If you are a SEPA Stockholder and you seek to have your shares redeemed, you must, no later than 5:00 p.m., Eastern Time, on   , 2023 (two (2) business days before the Stockholder Meeting), (i) submit your request in writing to SEPA’s Transfer Agent (A) requesting that SEPA redeem your shares for cash, at the address listed at the end of this section, and (B) identifying yourself as a beneficial holder and providing your legal name, phone number and address and (ii) deliver your stock certificates (if any) and other redemption forms to SEPA’s Transfer Agent physically or electronically using The Depository Trust Company’s DWAC system.
Any request for Redemption, once made by a public SEPA Stockholder, may be withdrawn at least two (2) business days before the vote is taken with respect to the Business Combination Proposal at the Stockholder Meeting. In addition, if you deliver your shares for Redemption to SEPA’s Transfer Agent and later decide prior to the Stockholder Meeting not to elect Redemption, you may request that SEPA’s Transfer Agent return the shares (physically or electronically). You may make such request by contacting SEPA’s Transfer Agent at the phone number or address listed at the end of this section.
Any corrected or changed written demand of Redemption Rights must be received by the Transfer Agent two (2) business days prior to the vote taken on the Business Combination Proposal at the Stockholder Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the Transfer Agent at least two (2) business days prior to the vote at the Stockholder Meeting.

SEPA Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is SEPA’s understanding that SEPA Stockholders should generally allow at least two weeks to obtain physical certificates from the Transfer Agent. However, SEPA does not have any control over this process, and it may take longer than two weeks. SEPA Stockholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominee or intermediary to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming SEPA Stockholder. In the event the Business Combination is not completed, this may result in an additional cost to SEPA Stockholders for the return of their shares.
If a SEPA Stockholder properly demands Redemption as described above, then, if the Business Combination is completed, SEPA will redeem the shares subject to the Redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your Redemption Rights, then you will be exchanging your Class A Common Stock for cash and will no longer own these shares following the Business Combination.
If you intend to seek Redemption of your Class A Common Stock, you will need to deliver your shares (either physically or electronically) to the Transfer Agent prior to the Stockholder Meeting, as described above in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, NY 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com
The closing price of SEPA’s Class A Common Stock on   , the Record Date for the Stockholder Meeting, was $   per share. The cash held in the Trust Account on such date was approximately $   ($   per Public Share). Prior to exercising Redemption Rights, SEPA Stockholders should verify the market price of SEPA’s Class A Common Stock as they may receive higher proceeds from the sale of their Class A Common Stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. SEPA cannot assure SEPA Stockholders that they will be able to sell their shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when SEPA Stockholders wish to sell their shares.
Appraisal Rights
None of the holders of SEPA Units, SEPA Common Stock or SEPA warrants have appraisal rights in connection the Business Combination under the DGCL.
Proxy Solicitation Costs
SEPA is soliciting proxies on behalf of the SEPA Board. This solicitation is being made by mail but also may be made by telephone or in person. SEPA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SEPA will bear the cost of the solicitation.
SEPA has hired Morrow to assist in the proxy solicitation process. SEPA will pay that firm a fee of $25,000 plus disbursements. Such payment will be made from non-Trust Account funds.
SEPA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SEPA will reimburse them for their reasonable expenses.

PROPOSAL 1: THE NTA PROPOSAL
General
As discussed elsewhere in this proxy statement/prospectus, SEPA is asking its stockholders to approve the NTA Proposal. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal and would become effective immediately prior to consummation of the Business Combination. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by SEPA Stockholders. If the NTA Proposal and the Business Combination Proposal are approved at the Stockholder Meeting, the following NTA Amendment will be made to the Charter, which shall be effective, if adopted and implemented by SEPA, immediately prior to the consummation of the proposed Business Combination:
Section 9.2(a) of the Current Charter will be amended and restated in its entirety to read as follows, with deleted text shown in strikethrough:
(a)
Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed, out of the funds legally available therefor, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 9.2(b) and Section 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) (the “Redemption Price”)  ~~; provided~~,  ~~that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) in excess of $5,000,000 or any greater net tangible asset or cash requirement upon consummation of the Corporation’s initial Business Combination which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”)~~. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

A copy of the NTA Amendment to the Current Charter is attached to this proxy statement/prospectus as Annex C.
Reasons for the Amendment
SEPA Stockholders are being asked to adopt the NTA Amendment prior to the Closing, which, in the judgment of the SEPA Board, could facilitate the consummation of the Business Combination if SEPA’s net tangible assets would be below $5,000,001 immediately prior to and following the Closing. The Current Charter limits SEPA’s ability to redeem shares of Class A Common Stock in connection with an initial business combination, if it would cause SEPA to fail to have net tangible assets in excess of $5,000,000. The purpose of such limitation was initially to ensure that the Class A Common Stock would not be deemed a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. If approved, the NTA Amendment will become effective immediately prior to the consummation of the Business Combination. The Class A Common Stock would not be deemed to be a “penny stock” following the Closing of the Business Combination pursuant to applicable provisions of Rule 3a51-1 under the Exchange Act, such as subsection (g)(2), because SANUWAVE’s average revenue has exceeded $6 million for the last three years. Specifically, SANUWAVE’s three-year average revenue over the last three fiscal years is approximately $11.2 million (approximately $4.1 million in 2020, $13.0 million in 2021, and $16.7 million in 2022). Further, SANUWAVE’s revenue for the nine months ended September 30, 2023 was approximately $13.4 million, meaning SANUWAVE’s revenue will also exceed $6 million for the fiscal year ending December 31, 2023. SEPA is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that SEPA’s net tangible assets would be less than $5,000,001 immediately prior to and upon the consummation of the Business Combination, the Current Charter would prevent SEPA from being able to redeem shares of Class A Common Stock in connection with the Business Combination.
Vote Required for Approval with Respect to the NTA Proposal.
The approval of the NTA Proposal will require the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the NTA Proposal. In addition, because they are cross-conditioned on each other, the NTA Proposal will be approved and adopted only if the Business Combination Proposal is approved at the Stockholder Meeting by the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date.
Recommendation of the Board with Respect to the NTA Proposal.
THE SEPA BOARD UNANIMOUSLY RECOMMENDS THAT THE SEPA STOCKHOLDERS
VOTE “FOR” THE NTA PROPOSAL.
PROPOSAL 2: THE BUSINESS COMBINATION PROPOSAL
SEPA is asking SEPA Stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination pursuant to which Merger Sub will merge with and into SANUWAVE, with SANUWAVE continuing as the surviving entity of the Business Combination and becoming a subsidiary of SEPA. SEPA Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read the Merger Agreement in its entirety before voting on this proposal.
The Merger Agreement
This section describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the related agreements. SEPA Stockholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 2: The Business Combination Proposal — The Merger Agreement” are defined in the Merger Agreement.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to SEPA Stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. SEPA does not believe that the disclosure schedules contain information that is material to an investment decision.
General Description of the Merger Agreement.
On August 23, 2023, SEPA entered into the Merger Agreement with SANUWAVE and Merger Sub. Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, at the Closing of the Business Combination, Merger Sub will merge with and into SANUWAVE, with SANUWAVE continuing as the surviving entity and wholly-owned subsidiary of SEPA, and with each SANUWAVE Stockholder receiving shares of Class A Common Stock at the Closing (as further described below).
Merger Consideration
The consideration to be delivered to SANUWAVE Securityholders by SEPA in connection with the Closing will consist solely of 7,793,000 shares of Class A Common Stock and, in the case of certain SANUWAVE Securityholders, of securities convertible into or exercisable for new shares of Class A Common Stock reserved for issuance from the Merger Consideration. Out-of-the-money SANUWAVE Options and out-of-the-money SANUWAVE Warrants will be assumed by SEPA and converted into options or warrants, respectively, exercisable for shares of Class A Common Stock based on the Conversion Ratio; however, such out-of-the-money SANUWAVE Options and SANUWAVE Warrants shall not be reserved for issuance from the Merger Consideration.

The Merger Consideration deliverable to SANUWAVE Stockholders will be allocated pro rata based on their ownership in SANUWAVE after giving effect to the required conversion or exercise, as applicable, of all of the outstanding SANUWAVE Convertible Notes, in-the-money SANUWAVE Options and in-the-money SANUWAVE Warrants immediately prior to the Closing.
In-the-money SANUWAVE Options issued pursuant to the Prior Plan that are not exercised prior to the Closing will be assumed by SEPA and converted, subject to certain adjustments that are described in the Merger Agreement, into options exercisable for shares of Class A Common Stock reserved for issuance from the Merger Consideration. Out-of-the-money SANUWAVE Options issued pursuant to the Prior Plan that are not exercised prior to the Closing will be assumed by SEPA and converted into options exercisable for shares of Class A Common Stock based on the Conversion Ratio; however, such out-of-the-money SANUWAVE Options shall not be reserved for issuance from the Merger Consideration. Out-of-the-money SANUWAVE Options are currently exercisable for 19,136,150 shares of SANUWAVE Common Stock. Based upon the assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus, such out-of the-money SANUWAVE Options would be exercisable for approximately 60,514 shares of Class A Common Stock after the Closing of the Business Combination.
In-the-money SANUWAVE Warrants that are not exercised prior to the Closing will be assumed by SEPA and converted into warrants exercisable for shares of Class A Common Stock reserved for issuance from the Merger Consideration. Out-of-the-money SANUWAVE Warrants that are not exercised prior to the Closing will be assumed by SEPA and converted into warrants exercisable for shares of Class A Common Stock; however, such out-of-the-money SANUWAVE Warrants shall not be reserved for issuance from the Merger Consideration. Excluding out-of-the-money SANUWAVE Warrants that the holders have agreed to exchange for SANUWAVE Common Stock prior to the Closing, out-of-the-money SANUWAVE Warrants are currently exercisable for 36,653,192 shares of SANUWAVE Common Stock. Based upon the assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus, such out-of the-money SANUWAVE Warrants would be exercisable for approximately 115,907 shares of Class A Common Stock after the Closing of the Business Combination.
SANUWAVE Convertible Notes that are not converted to SANUWAVE Common Stock prior to the Closing will be assumed by SEPA and represent the right to receive, upon conversion, shares of Class A Common Stock reserved for issuance from the Merger Consideration reserved for issuance from the Merger Consideration.
Representations and Warranties
Under the Merger Agreement, each of SEPA and SANUWAVE makes customary representations and warranties. Certain of the representations and warranties are qualified by materiality or material adverse effect, as well as information provided in either the Purchaser SEC Reports or Company SEC Reports (each as defined in the Merger Agreement) and in the disclosure schedules to the Merger Agreement. As used in the Merger Agreement, “Material Adverse Effect” means, with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (ii) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions or to perform its obligations hereunder or thereunder, subject to certain customary exceptions.
The representations and warranties of SANUWAVE relate to, among other things, with respect to SANUWAVE:
•	due incorporation, good standing, and that it has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted;
•	authorization, validity and enforceability of the Merger Agreement and power and authority to enter into the Merger Agreement and to complete the transactions contemplated thereby;
•
capitalization, and in pertinent part, (i) the authorized amount of its equity interest and the amount issued and outstanding, (ii) all outstanding equity interests have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCA, any other applicable law, its organizational documents or any contract to which SANUWAVE is a party or by which it or its securities are bound, (iii) all of its securities have been granted, offered, sold and issued in compliance with all applicable securities laws, (iv) the reservation of SANUWAVE Stock for issuance pursuant to the Prior Plan, (v) except as described in certain disclosure schedules to the Merger Agreement, there are no options, warrants, puts, calls, convertible securities, rights of first refusal, preemptive or similar rights, (vi) except as described in certain disclosure schedules to the Merger Agreement, there are no outstanding or authorized bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, (vii) except as described in certain disclosure schedules to the Merger Agreement, there are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any equity interests or securities, (viii) as a result of the consummation of the transactions, none of its equity interests are issuable and no rights in connection with any interests, warrants, rights, options or other securities accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise), (ix) except as disclosed in its financials, since January 1, 2023, it has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any of its equity interests, and its board of directors has not authorized any of the foregoing;
•	subsidiaries, and more specifically, each subsidiary’s jurisdiction of organization and capitalization;
•
except as described in certain disclosure schedules to the Merger Agreement, no conflict with any provision of its organizational documents and no additional governmental approvals or filings or, except as has not been and would not reasonably be expected to have a Material Adverse Effect on SANUWAVE and its subsidiaries, any third-party consents are required;

•
the filing of all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Combined Company with the SEC under the Securities Act and/or the Exchange Act, the compliance of such filings with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and the failure, at the time such filing was made, of such filing to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

•
financial statements, indebtedness and the absence of undisclosed liabilities, and in pertinent part, (i) its financials (A) were prepared in accordance with the books and records of SANUWAVE and its subsidiaries as of the times and for the periods referred to therein, (B) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved, (C) comply in all material respects with applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (D) fairly present in all material respects the consolidated financial position of SANUWAVE and its subsidiaries as of the respective dates thereof and the consolidated results of the operations and cash flows of SANUWAVE and its subsidiaries for the periods indicated; (ii) SANUWAVE and its subsidiaries maintain accurate books and records reflecting their respective assets and liabilities and maintains proper and adequate internal accounting controls; (iii) all of the financial books and records of SANUWAVE and its subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable laws, (iv) the absence of fraud or any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods, or internal accounting controls of SANUWAVE and its subsidiaries, (v) except as described in certain disclosure schedules to the Merger Agreement, SANUWAVE and its subsidiaries do not have any indebtedness; and (vi) except as described in certain disclosure schedules to the Merger Agreement, adequately reflected or reserved in SANUWAVE’s balance sheet, incurred in the ordinary course of business or as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, neither SANUWAVE nor any of its subsidiaries is subject to any liabilities or obligations required to be reflected on a balance sheet prepared in accordance with GAAP;

•
the absence of a certain changes or events since December 31, 2022, and in pertinent part, each of SANUWAVE and its subsidiaries, since December 31, 2022, has (i) conducted its business only in the ordinary course of business consistent with past practice, (ii) not been subject to a Material Adverse Effect, and (iii) not taken any action that would be prohibited by the Merger Agreement if such action were taken on or after the date of the Merger Agreement without the consent of SEPA;

•	SANUWAVE’s and its subsidiaries’ compliance with laws, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect;
•
permits, and in pertinent part, that each of SANUWAVE and its subsidiaries (and its employees who are legally required to be licensed by a governmental authority in order to perform his or her duties with respect to his or her employment with any of SANUWAVE and its subsidiaries) holds all material permits necessary to lawfully conduct its business in all material respects as presently conducted, and to own, lease and operate its assets and properties and all such material permits are in full force and effect, and no suspension or cancellation of any of such material permits is pending or, to SANUWAVE’s knowledge, threatened, and none of SANUWAVE and its subsidiaries is in violation in any material respect of the terms of any such material permit, and none of SANUWAVE and its subsidiaries has received any written or, to SANUWAVE’s knowledge, written notice of any actions relating to the revocation or material modification of any such material permit;

•
litigation, and in pertinent part, except as described in certain disclosure schedules to the Merger Agreement, (i) there is no (a) action of any nature currently pending or, to SANUWAVE’s knowledge, threatened (and no such action has been brought or, to SANUWAVE’s knowledge, threatened in the past three (3) years), or (b) material order now pending or outstanding or that was rendered by a governmental authority in the past three (3) years, in either case of (a) or (b) by or against any of SANUWAVE or its subsidiaries, its business, equity securities or assets, (ii) the items listed on such disclosure schedules, if finally determined adversely to SANUWAVE or its subsidiaries, will not have, either individually or in the aggregate, a Material Adverse Effect upon any of SANUWAVE or its subsidiaries, and (iii) in the past three (3) years, none of the current or former officers, senior management or directors of any of SANUWAVE or its subsidiaries have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud;

•
material contracts, and in pertinent part, (i) any contracts that (a) contain covenants that materially limit the ability of any of SANUWAVE or its subsidiaries (I) to compete in any line of business or with any person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (II) to purchase or acquire an interest in any other person, (b) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, (c) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices, (d) evidences indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any of SANUWAVE or its subsidiaries having an outstanding principal amount in excess of $500,000, (e) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any of SANUWAVE or its subsidiaries or another person, (f) relates to any merger, consolidation or other business combination, with any other person or the acquisition or disposition of any other entity or its business or material assets or the sale of any of SANUWAVE or its subsidiaries, its business or material assets, (g) by its terms, individually or with all related contracts, calls for aggregate payments or receipts by of SANUWAVE and its subsidiaries under such contract or contracts of at least $500,000 in the 12-month period ended December 31, 2022, or during the 12-month period ending December 31, 2023, (h) is with any top customer or supplier, (i) is between any of SANUWAVE or its subsidiaries and any present or former directors, officers, contractors or employees of SANUWAVE or its subsidiaries (other than at-will employment or consulting arrangements, confidentiality, non-solicitation, non-competition, or intellectual property assignment agreements with employees and contractors entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any such related person, (j) obligates SANUWAVE or its subsidiaries to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture), (k) relates to a material settlement in excess of $500,000 entered into within two years prior to the date of Merger Agreement under which any of SANUWAVE or its subsidiaries has outstanding obligations other than customary confidentiality obligations, (l) provides another person (other than another of SANUWAVE or its subsidiaries or any manager, director or officer of any of SANUWAVE or its subsidiaries) with a power of attorney, (m) relates to the development, ownership, licensing or use of any intellectual property by, to or from any of SANUWAVE or its subsidiaries, other than off-the-shelf software, employee or consultant invention assignment agreements entered into on a SANUWAVE’s standard form of such agreement, confidentiality agreements entered into in the ordinary course of business, non-exclusive licenses from customers or distributors to SANUWAVE or any of its subsidiaries entered into in the ordinary course of business or feedback and ordinary course trade name or logo rights that are not material to SANUWAVE or its subsidiary; and (n) that will be required to be filed with this proxy statement/consent solicitation statement/prospectus under applicable SEC requirements or would otherwise be required to be filed by SANUWAVE as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if SANUWAVE was the registrant, and (ii) except as described in certain disclosure schedules to the Merger Agreement, all of the foregoing material contracts are valid, binding, and enforceable in all respects, the consummation of the Merger Agreement will not affect the validity or enforceability of such material contracts, no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any SANUWAVE or any of its subsidiaries, or permit termination or acceleration by the other party thereto, under such material contracts, none of SANUWAVE or its subsidiaries is in breach or default in any material respect of any such material contracts, to the knowledge of SANUWAVE no other party is in breach or default of any such material contracts in any material respect, none of SANUWAVE or its subsidiaries has received written notice, or to the knowledge of SANUWAVE, oral notice to terminate any such material contract, and none of SANUWAVE or its subsidiaries has waived any material rights under any such material contract;
•
intellectual property, and in pertinent part, (i) each of SANUWAVE and its subsidiaries owns, free and clear of all liens (other than permitted liens), has valid and enforceable rights to use pursuant to valid contracts or licenses, or otherwise has the right to use all intellectual property currently used, licensed or held for use by such entity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) the transactions do not and will not impair any of SANUWAVE’s and its subsidiaries’ intellectual property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) none of SANUWAVE and its subsidiaries intellectual property has been found to be unenforceable or is the subject of any cancellation or reexamination proceeding, and all registered intellectual property is valid and enforceable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iv) as of the date of the Merger Agreement, no action is pending or, to SANUWAVE’s knowledge, threatened against SANUWAVE or its subsidiaries infringes upon or misappropriates or otherwise violates the intellectual property rights of any third party, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) SANUWAVE and its subsidiaries taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all material intellectual property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (vi) all persons who have contributed to the creation of any intellectual property of SANUWAVE and its subsidiaries has assigned its rights to such intellectual property to SANUWAVE and its subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (vii) the absence of any data breach; (viii) the compliance in all material respects, with all data privacy and security laws and contract requirements; and (ix) the absence of any indemnification obligations relating to infringement;

•	taxes and tax returns;
•	real property;
•	personal property;
•	title to and sufficiency of SANUWAVE’s assets;
•
employee matters, and in pertinent part, (i) none of SANUWAVE or its subsidiaries is a party to any collective bargaining agreement or other contract covering any group of employees, labor organization or other representative of any of the employees of any of SANUWAVE or its subsidiaries, and SANUWAVE has no knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees; (ii) there has not occurred or, to the knowledge of SANUWAVE, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees; (iii) no current officer of SANUWAVE or its subsidiaries has provided any of SANUWAVE or its subsidiaries written notice of his or her plan to terminate his or her employment with any of SANUWAVE or its subsidiaries; (iv) each of SANUWAVE or its subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (B) has not incurred any liability that remains unsatisfied for past due arrears of wages or penalty for failure to comply with any of the foregoing, and (C) has not incurred any liability that remains unsatisfied for failure to comply with payment of wages; and (v) as of the date of the Merger Agreement, there are no actions pending or, to the knowledge of SANUWAVE, threatened against SANUWAVE or its subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, or any governmental authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship;
•
benefits plans, and in pertinent part, (i) with respect to each SANUWAVE benefit plan, there are no funded benefit obligations for which contributions have not been made, or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the company financials, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) each company benefit plan is and has been operated at all times in compliance with all applicable laws, including ERISA and the Code, except for any non-compliance that would not be reasonably expected to have a Material Adverse Effect; (iii) with respect to each SANUWAVE benefit plan: (A) to the knowledge of SANUWAVE, no breach of fiduciary duty that could reasonably be expected to result in liability to SANUWAVE or any of its subsidiaries has occurred; (B) no action is pending, or to SANUWAVE’s knowledge, threatened; and (C) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iv) for the six-year period preceding the Effective Time, no company benefit plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and none of SANUWAVE or its subsidiaries has any outstanding liability under Title IV of ERISA and, to the knowledge of SANUWAVE, no condition presently exists that is expected to cause such liability to be incurred; (v) the consummation of the transactions contemplated by the Merger Agreement and the ancillary documents will not: (A) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (B) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; (vi) compliance with Section 409A of the Code in all material respects; and (vii) the due qualification of Company Options intended to qualify as “incentive stock options”;

•	environmental matters;
•	transactions with related parties;
•	insurance;
•	books and records;
•	top customers and suppliers;
•	certain business practices;
•
none of SANUWAVE or its subsidiaries is an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended;

•
except as described in certain disclosure schedules to the Merger Agreement, none of SANUWAVE or its subsidiaries has incurred or will incur any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Merger Agreement;

•	healthcare industry matters;
•	product liability matters;
•
SANUWAVE’s Board taking action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL or contained in Section 78.411 through Section 78.444 of the BCA will not apply to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the absence of a stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement;

•
independent investigation, and in pertinent part, SANUWAVE conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of SEPA;

•
none of the information supplied or to be supplied by SANUWAVE expressly for inclusion in any filing made with any governmental authority or stock exchange with respect to the transactions contemplated by the Merger Agreement, this proxy statement/consent solicitation statement/prospectus or in the mailings or other distributions to SEPA Stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by the Merger Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and

•	no representations other than those specifically provided in the Merger Agreement.
The representations and warranties of SEPA relate to, among other things, with respect to SEPA:
•	due incorporation, good standing, and that it has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted;
•	authorization, validity and enforceability of the Merger Agreement, and power and authority to enter into the Merger Agreement and to complete the transactions contemplated thereby;
•
except as described in certain disclosure schedules to the Merger Agreement, no conflict with any provision of its organizational documents and no additional governmental approvals or filings or, except as has not been and would not reasonably be expected to have a Material Adverse Effect on SEPA, third-party consents required;

•
capitalization, and in pertinent part, (i) the authorized amount of its equity interest and the amount issued and outstanding, (ii) all outstanding equity interests have been duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, its organizational documents or any contract to which it is a party, (iii) except as set forth in certain disclosure schedules, there are no (a) equity appreciation, phantom equity or similar rights, (b) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights other than the Redemption, (c) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (d) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character (other than the Merger Agreement and the ancillary documents), (I) relating to the issued or unissued shares of SEPA or (II) obligating SEPA to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, (III) obligating SEPA to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares, or (IV) other than the Redemption or as expressly set forth in the Merger Agreement, obligating SEPA to redeem, repurchase or otherwise acquire any such shares or other equity interests, or provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in SEPA or any other person, (iv) except as set forth in certain disclosure schedules, there are no stockholders agreements, voting trusts or other agreements or understandings to which SEPA is a party with respect to the voting of any shares of SEPA, (v) all Indebtedness (as defined in the Merger Agreement) of SEPA is disclosed on certain disclosure schedules, (vii) no Indebtedness (as defined in the Merger Agreement) of SEPA contains any restriction upon (a) the prepayment of any of such indebtedness, (b) the incurrence of Indebtedness by SEPA or (c) the ability of SEPA to grant any lien on its properties or assets, and (viii) since the date of SEPA’s formation, and except as contemplated by the Merger Agreement, SEPA has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SEPA Board has not authorized any of the foregoing;
•
SEC filings and SEPA financials, and in pertinent part, (i) since SEPA’s IPO, it has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SEPA with the SEC under the Securities Act of 1933, as amended, and/or the Exchange Act of 1934, as amended, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of the Merger Agreement, (ii) except for any changes to SEPA’s historical accounting of the SEPA’s warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021 (the “SEC April Warrant Statement”), and related guidance by the SEC, SEPA’s financials fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of SEPA at the respective dates of and for the periods referred to in such financial statements, all in accordance with (a) GAAP methodologies applied on a consistent basis throughout the periods involved, (b) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable) and (c) the books and records of SEPA as of the times and for the periods referred to therein, and (iii) except for any changes to SEPA’s historical accounting of SEPA’s warrants as equity rather than as liabilities that may be required as a result of the SEC April Warrant Statement, and as and to the extent reflected or reserved against in SEPA’s financials, SEPA has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in SEPA’s financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the most recent date of SEPA’s financials in the ordinary course of business;

•
absence of certain changes, and in pertinent part, SEPA has (i) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in SEPA’s IPO prospectus (including the investigation of SANUWAVE and its subsidiaries and the negotiation and execution of the Merger Agreement) and related activities, (ii) since December 31, 2022, has not been subject to a Material Adverse Effect on SEPA;

•	compliance with laws;
•
actions; orders and permits, and in pertinent part, (i) there is no pending or, to the knowledge of SEPA, threatened action to which SEPA is subject which would reasonably be expected to have a Material Adverse Effect on SEPA (and no such action has been brought in the past three (3) years, or to the knowledge of SEPA, threatened in the past three (3) years), (ii) SEPA is not subject to any material orders of any governmental authority, nor are any such orders pending, (iii) SEPA holds all material permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such permit or for such permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on SEPA, and (iv) none of the current or former officers, senior management or directors of SEPA have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud;

•	taxes and tax returns;
•	SEPA does not have any paid employees or maintain, sponsor, contribute to or otherwise have any liability under any benefit plans;
•	SEPA does not own, license or otherwise have any right, title or interest in any material intellectual property and does not own or lease any material real or personal property;

•
material contracts, and in pertinent part, (i) except as set forth on certain disclosure schedules, other than the Merger Agreement and the ancillary documents, there are no contracts to which SEPA is a party or by which any of its properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $200,000, (b) may not be cancelled by SEPA on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of SEPA as its business is currently conducted, any acquisition of material property by SEPA, or restricts in any material respect the ability of SEPA to engage in business as currently conducted by it or compete with any other person (each, a “SEPA Material Contract”), (ii) all SEPA Material Contracts have been made available to SANUWAVE other than those that are exhibits to SEPA’s SEC reports, (iii) with respect to each SEPA Material Contract (a) the SEPA Material Contract was entered into at arms’ length and in the ordinary course of business, (b) the SEPA Material Contract is legal, valid, binding and enforceable in all material respects against SEPA and, to the Knowledge of SEPA, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by certain exceptions to enforceability), (c) SEPA is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SEPA, or permit termination or acceleration by the other party, under such SEPA Material Contract, and (d) to the knowledge of SEPA, no other party to SEPA Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration or acceleration by SEPA under any SEPA Material Contract;

•	transactions with affiliates;
•
Merger Sub activities, and in pertinent part, Merger Sub has not engaged in any business activities other than as contemplated by the Merger Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any person and has no assets or liabilities except those incurred in connection with the Merger Agreement and the ancillary documents to which it is a party, and is not a party to or bound by any contract;

•
SEPA is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended;

•
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SEPA, SANUWAVE or any of their respective affiliates in connection with the transactions contemplated by the Merger Agreement except as set forth on the disclosure schedules;

•
All Common Stock to be issued and delivered to SANUWAVE Stockholders shall be full paid and non-assessable, free and clear of all liens, other than restrictions arising from applicable laws, applicable lock-up agreement, and any liens incurred by SANUWAVE Stockholders, and the issuance and transfer of such Common Stock pursuant to the Merger Agreement will not be subject to or give rise to any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or any other applicable Law, SEPA’s organizational documents or any contract to which SEPA is a party;

•	certain business practices;
•	insurance;
•
SEPA Trust Account, and in pertinent part as of June 30, 2023, the SEPA Trust Account has a specified balance and such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Transfer Agent pursuant to the Trust Agreement, which is valid and in full force and effect and enforceable in accordance with its terms (subject to certain exceptions to enforceability) and has not been amended or modified;

•
The SEPA Board taking action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL or contained in Section 78.411 through Section 78.444 of the BCA will not apply to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the absence of a stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement;

•
the delivery of an opinion of ValueScope to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger is fair, from a financial point of view, to holders of Class A and Class B Common Stock;

•
independent investigation, and in pertinent part, SEPA conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of SANUWAVE and its subsidiaries;

•
none of the information supplied or to be supplied by SEPA expressly for inclusion in any filing made with any governmental authority or stock exchange with respect to the transactions contemplated by the Merger Agreement, this Registration Statement or in the mailings or other distributions to SEPA Stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by the Merger Agreement, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and

•	no other representations.
The representations and warranties set forth in the Merger Agreement are made by and to SANUWAVE and SEPA as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement between the parties and certain of the representations are subject to important and specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement agreed to by the parties in connection with negotiating the terms of the Merger Agreement, may or may not be accurate as of the date they were made, and do not purport to be accurate as of the date of this proxy statement/prospectus. In particular, in your review of the representations and warranties contained in the Merger Agreement, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a standard of materiality or Material Adverse Effect different from those generally applicable to investors and reports and documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of SEPA and SANUWAVE or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus.
No Survival
The representations and warranties of the parties contained in the Merger Agreement terminate as of, and do not survive, the Closing, and there are no indemnification rights for another party’s breach. The covenants and agreements of the parties contained in the Merger Agreement do not survive the Closing, except those covenants and agreements to be performed after the Closing, which covenants and agreements will survive until fully performed.
Covenants of the Parties
The Merger Agreement contains certain customary covenants by each of the parties during the period between signing of the Merger Agreement and the Closing (the “Interim Period”), including (i) the provision of access to their properties, books and personnel; (ii) the operation of their respective businesses in the ordinary course of business; (iii) compliance with laws; (iv) preserving their business organizations; (v) the provision of certain specified financial statements by the parties; (vi) the parties’ public filings with the SEC and the maintenance of the listing of their respective common stock on the exchanges upon which they are listed; (vii) awareness of insider trading laws;

(viii) notifications of certain breaches, consent requirements, notices from governmental authorities, the commencement of certain actions or other matters; (ix) efforts to consummate the Closing, comply with the requirements of governmental authorities applicable to the Merger, and obtain consents from third parties and governmental authorities; (x) tax matters, including transfer taxes; (xi) further assurances; (xii) public announcements; (xiii) confidentiality; (xiv) the composition of the SEPA Board after the Closing; (xv) indemnification of directors and officers and the purchase of tail directors’ and officers’ liability insurance; (xvi) use of Trust Account proceeds; (xvii) the elimination or mitigation of the effects of takeover statutes applicable to the Merger; and (xviii) actions in accordance with Rule 16b-3 of the Exchange Act.
PIPE Investment
During the Interim Period, each of SEPA and SANUWAVE shall solicit mutually acceptable PIPE Investors to enter into PIPE Subscription Agreements with SEPA on the terms set forth in the schedules to the Merger Agreement. If either party identifies PIPE Investors, SEPA and SANUWAVE will cooperate with each other and their respective representatives in connection with entering into PIPE Subscription Agreements with such PIPE Investors and use their respective reasonable efforts to cause such PIPE Subscription Agreements to be executed and the transactions contemplated thereby to occur. After any PIPE Subscription Agreements are executed by the parties thereto, SEPA will use its commercially reasonable efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the PIPE Subscription Agreements and consummate the transactions contemplated thereby. SEPA will give SANUWAVE prompt (and, in any event, within two (2) business days) written notice: (i) of any request from a PIPE Investor for any amendment to its PIPE Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any actual, threatened or anticipated breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any PIPE Investor under its PIPE Subscription Agreement, to the extent known by such party; and (iii) of the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any PIPE Investor under its PIPE Subscription Agreement or any related agreement.
SEPA’s Registration Statement on Form S-4
The parties made customary covenants regarding this Registration Statement, to file with the SEC a registration statement on Form S-4 in connection with the registration under the Securities Act of the Class A Common Stock to be issued under the Merger Agreement as the Merger Consideration. The Registration Statement is required to contain SEPA’s proxy statement to solicit proxies from SEPA Stockholders to approve, among other things, (i) the Charter Amendments, (ii) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (and, to the extent required, the issuance of any shares in connection with the PIPE Investment), (iii) the change of name of SEPA, (iv) the Incentive Plan, (v) the appointment of the members of the post-Closing Combined Company Board, (vi) such other matters as SEPA and SANUWAVE may mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by the Merger Agreement, and (vii) the adjournment of the Stockholder Meeting, if necessary or desirable in the reasonable determination of SEPA.
SANUWAVE’s Proxy Statement
SANUWAVE agreed to solicit proxies from SANUWAVE Stockholders to vote, at a special meeting of SANUWAVE Stockholders to be called and held for such purpose, in favor of resolutions approving (i) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) such other matters as SEPA and SANUWAVE may mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by the Merger Agreement, and (iii) the adjournment of the SANUWAVE special meeting, if necessary or desirable in the reasonable determination of SANUWAVE.
Directors and Officers of SEPA
The parties agreed that the post-Closing Combined Company Board will consist of the following seven directors: Morgan Frank, Kevin A. Richardson, II, Michael Stolarski, Jeff Blizard, Ian Miller, and James Tyler (each of whom were designated by SANUWAVE), and Chantell Preston (who was designated by SEPA). The parties further agreed to take commercially reasonable actions so that the individuals serving as the chief executive officer and chief financial officer of SANUWAVE immediately after the Closing will be the same individuals (in the same office) as that of SANUWAVE immediately prior to the Closing (unless, at its sole discretion, SANUWAVE desires to appoint another qualified person to either such role, in which case, such other person identified by SANUWAVE will serve in such role).
For more information about the SEPA Board and officers following the completion of the Business Combination, please refer to the section entitled “Management of the Combined Company Following the Business Combination.”
No Solicitation of Takeover Proposals
SANUWAVE also agreed during the Interim Period not to solicit, initiate, propose, encourage, facilitate or assist any proposal or offer, or participate in any discussions or negotiations relating to, any proposal, offer, inquiry or indication of interest from a third party (other than SEPA) consisting of a Takeover Proposal, provided that SANUWAVE may furnish certain non-public information if the SANUWAVE Board of Directors has determined that the failure to do so would be more likely than not to violate its fiduciary obligations under applicable law. In the event SANUWAVE receives any written Takeover Proposal, it must promptly notify SEPA orally, with written confirmation, of the existence of the Takeover Proposal and certain information related to the Takeover Proposal.
Prior to the Specified Time, SANUWAVE agreed that (1) the SANUWAVE Board of Directors would not withhold, withdraw, qualify or modify in a manner adverse to SEPA, its recommendation that the SANUWAVE Stockholders approve the Merger, (2) the SANUWAVE Board of Directors would not fail to include its recommendation that the SANUWAVE Stockholders approve the Merger in the SANUWAVE proxy statement, (3) the SANUWAVE Board of Directors would not make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such tender or exchange offer or a “stop, look and listen” communication by the SANUWAVE Board of Directors (or a committee thereof) to the SANUWAVE Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the SANUWAVE Board of Directors may refrain from taking a position with respect to a Takeover Proposal until the close of business on the tenth (10th) business day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of SANUWAVE’s non-solicitation obligations under the Merger Agreement), (4) the SANUWAVE Board of Directors will not approve or recommend any Takeover Proposal or any proposal that is reasonably expected to lead to a Takeover Proposal, (5) following the date of any receipt of a Takeover Proposal, the SANUWAVE Board of Directors will issue a press release that reaffirms its recommendation that SANUWAVE Stockholders approve the Merger, upon SEPA’s request, and (6) enter into any definitive agreement providing for the consummation of any transaction contemplated by any Takeover Proposal.
Prior to the Specified Time, however, SANUWAVE is permitted to take or refrain from taking, as applicable, any of the actions described in items (1) through (5) above, in response to an Intervening Event, if the SANUWAVE Board of Directors determines that the failure to take or refrain from taking, as applicable, such action would more likely than not violate the SANUWAVE Board of Directors’ fiduciary duties under applicable law, provided certain conditions specified in the Merger Agreement are satisfied. In the event a Takeover Proposal is a Superior Proposal and the SANUWAVE Board of Directors determines that the failure to take or refrain from taking, as applicable, such action would more likely than not violate the SANUWAVE Board of Directors’ fiduciary duties under applicable law, then SANUWAVE is permitted to take or refrain from taking, as applicable, such action, provided certain conditions specified in the Merger Agreement are satisfied.
Nothing in the Merger Agreement will prohibit SANUWAVE or SANUWAVE’s Board of Directors from (1) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to violate SANUWAVE’s non-solicitation obligations under the Merger Agreement), or (2) making any disclosure to SANUWAVE Stockholders if, in the good faith judgment of the SANUWAVE Board of Directors, after consultation with outside counsel, failure to so disclose would reasonably be likely to be inconsistent with its fiduciary duties under applicable law.
Conduct of SANUWAVE and SEPA Pending Closing
Under the Merger Agreement, during the Interim Period, SANUWAVE has agreed, except as expressly contemplated by other provisions of the Merger Agreement, or as set forth in disclosure schedules, required by applicable law, or unless SEPA otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), to, and to cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects, comply with law in all material respects, and use commercially reasonable efforts to maintain its business organizations, services and assets in all material respects, including refraining from doing any of the following (subject to certain exceptions contained in the Merger Agreement and the disclosure schedules thereto), unless consented to by SEPA (which consent will not be unreasonably withheld, conditioned or delayed):
•	amend, waive or otherwise change, in any respect, its organizational documents, except as required by applicable law;
•
authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, except for certain exceptions as contemplated by the Merger Agreement, or engage in any hedging transaction with a third Person with respect to such securities;

•
split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•
incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of $500,000 individually or $1,000,000 in the aggregate;

•
other than as required by applicable law or pursuant to the terms of any SANUWAVE benefit plans (A) increase the wages, salaries or compensation of its senior vice presidents and above other than in the ordinary course of business, consistent with past practice, (B) make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, (C) materially increase other benefits of employees generally other than in the ordinary course of business, or (D) enter into, establish, materially amend or terminate any SANUWAVE benefit plan with, for or in respect of any current consultant, officer, manager director or other employee, other than in the ordinary course of business consistent with past practice;

•
make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material taxes, file any amended tax return or claim for refund, or make any material change in its method of tax accounting, in each case except as required by applicable law or in compliance with GAAP;

•
take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations) or, except as contemplated by the Merger Agreement, take any action, which action would reasonably be expected to prevent or impede any other aspect of the intended tax treatment of the Merger;

•
transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material SANUWAVE owned intellectual property (excluding lapses or terminations of contracts pursuant to the terms thereof), or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

•
terminate, waive or assign any material right under any SANUWAVE material contract or enter into any contract that would be a SANUWAVE material contract, in any case outside of the ordinary course of business consistent with past practice;

•	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
•	establish any subsidiary or enter into any new line of business;

•
fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

•
revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the SANUWAVE’s outside auditors;

•
waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by SANUWAVE, its subsidiaries or its Affiliates) not in excess of $500,000 individually or $1,000,000 in the aggregate;

•	close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;
•
acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

•	make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate;
•
voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a SANUWAVE material contract or SANUWAVE benefit in existence at the date of the Merger Agreement or entered into in the ordinary course of business;

•	adopt a plan of complete or partial liquidation, dissolution, Business Combination, consolidation, restructuring, recapitalization or other reorganization;
•	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of SANUWAVE;
•	take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement;
•
except as otherwise required by the Merger Agreement, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

•	authorize or agree to do any of the foregoing actions.
Additionally, under the Merger Agreement, during the Interim Period, SEPA has agreed, except as expressly contemplated by other provisions of the Merger Agreement, required by applicable law, or unless SANUWAVE otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), to, and to cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects, comply with law in all material respects and use commercially reasonable efforts to maintain its business organizations, services and assets in all material respects, including refraining from doing any of the following (subject to certain exceptions contained in the Merger Agreement and the disclosure schedules thereto), unless consented to by SANUWAVE (which consent will not be unreasonably withheld, conditioned or delayed):
•	amend, waive or otherwise change, in any respect, its organizational documents except as required by applicable law;
•
authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than certain issuances of securities of SEPA in accordance with the terms of such securities, in connection with a PIPE Investment, or undertaken with the consent of SANUWAVE, or engage in any hedging transaction with a third Person with respect to such securities;
•
split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•
incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

•
make or rescind any material election relating to material taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its method of tax accounting, in each case except as required by applicable law or in compliance with GAAP;

•
take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations) or, except as contemplated by the Merger Agreement, take any action, which action would reasonably be expected to prevent or impede any other aspect of the intended tax treatment of the Merger;

•	amend, waive or otherwise change the Trust Agreement in any manner adverse to SEPA;
•	terminate, waive or assign any material right under any SEPA material contract;
•	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
•	establish any subsidiary or enter into any new line of business;
•
fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

•
revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting SEPA’s outside auditors;

•
waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SEPA or its subsidiary) not in excess of $500,000 individually or $1,000,000 in the aggregate;

•
acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

•	make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any expenses);
•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);
•
voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a contract in existence as of the date of the Merger Agreement or entered into in the ordinary course of business;

•	enter into any agreement, understanding or arrangement with respect to the voting of SEPA securities;
•
take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement; or

•	authorize or agree to do any of the foregoing actions.
Additional Covenants and Agreements
The parties have agreed to additional covenants under the Merger Agreement and in connection with the Merger, including, among others:
•
SEPA will file with the Delaware Secretary of State the Class B Charter Amendment, upon approval of the SEPA Class B Stockholders, and the Net Tangible Assets Charter Amendment, upon approval by the SEPA Stockholders following approval at the Stockholder Meeting, and SEPA will file with the Delaware Secretary of State the SEPA Closing Date Charter Amendment immediately after the filing of the Articles of Merger with the Secretary of State of the State of Nevada on the Closing Date;

•
SEPA and certain SANUWAVE Stockholders who will be Affiliates of SEPA immediately after the Closing will enter into a registration rights agreement in a form to be reasonably acceptable to SEPA and SANUWAVE;

•	SEPA will use its commercially reasonable efforts to enter into voting and non-redemption agreements with such SEPA Stockholders as mutually agreed by SEPA and SANUWAVE;
•	SEPA shall use its commercially reasonable efforts to obtain the approval of the Warrant Agreement Amendment from the requisite holders of the SEPA Public Warrants;
•
SANUWAVE will use its commercially reasonable efforts to negotiate with the holders of the SANUWAVE Warrants and the SANUWAVE Convertible Notes to cause such SANUWAVE Warrants and SANUWAVE Convertible Notes to be amended, exercised, converted or exchanged, as applicable, into shares of SANUWAVE Common Stock; and

•	SANUWAVE will pay off and satisfy in full certain indebtedness at or promptly following the Closing.
Conditions to Closing
The Merger Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) approval of the stockholders of SEPA and SANUWAVE; (ii) approvals of any required governmental authorities; (iii) no law or order preventing the Business Combination; (iv) the SEPA charter amendments have been filed with the Delaware Secretary of State; (v) reconstitution of the post-Closing Combined Company Board as contemplated under the Merger Agreement; (vi) the Registration Statement having been declared effective by the SEC; (vii) approval of the Class A Common Stock for listing on Nasdaq; (viii) the conversion of 80% or more of the SANUWAVE Convertible Notes (measured by number of shares of SANUWAVE Common Stock into which such SANUWAVE Convertible Notes may be converted); and (ix) the exercise of 80% or more of the SANUWAVE Warrants (measured by number of shares of SANUWAVE Common Stock into which such SANUWAVE Warrants may be exercised). As of December 6, 2023, pursuant to certain letter agreements (the “SANUWAVE Letter Agreements”), the holders of approximately 95% of the outstanding SANUWAVE Warrants and 100% of the outstanding SANUWAVE Convertible Notes have committed to exchange such SANUWAVE Warrants and SANUWAVE Convertible Notes for an aggregate of 1,122,667,498 shares and 166,331,042 shares, respectively, of SANUWAVE Common Stock immediately prior to the Closing of the Business Combination. Pursuant to the SANUWAVE Letter Agreements, the holders of SANUWAVE Convertible Notes will receive, in the form of SANUWAVE Common Stock at an exchange ratio of $0.04 per share, the full amount of principal and interest that would be due and payable on such SANUWAVE Convertible Notes as of the applicable maturity date. The holders of SANUWAVE Warrants with an exercise price of $0.04 per share will receive 0.9 shares of SANUWAVE Common Stock per share subject to such SANUWAVE Warrants, and the holders of SANUWAVE Warrants with an exercise price of $0.067 per share will receive 0.85 shares of SANUWAVE Common Stock per share subject to such SANUWAVE Warrants. The holders of SANUWAVE Warrants and SANUWAVE Convertible Notes will not pay any new consideration to SANUWAVE in connection with these exchanges.
In addition, unless waived by SANUWAVE, the obligations of SANUWAVE to consummate the Business Combination are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by SEPA of customary certificates and other Closing deliverables: (i) the representations and warranties of SEPA being true and correct as of the date of the Closing, except to the extent made as of a particular date (subject to certain materiality qualifiers); (ii) SEPA having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with by it on or prior to the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to SEPA since the date of the Merger Agreement; (iv) delivery of a fairness opinion from ValueScope in form and substance reasonably satisfactory to SANUWAVE; (v) SEPA having, at the Closing, at least $12,000,000 resulting from proceeds of the PIPE Investment and from proceeds that have not been redeemed in the Redemption, and (vi) SANUWAVE’s receipt of the deliverables contemplated by the Merger Agreement.
Unless waived by SEPA, the obligations of SEPA and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by SANUWAVE of customary certificates and other Closing deliverables: (i) the representations and warranties of SANUWAVE being true and correct as of the date of the Closing, except to the extent made as of a particular date (subject to certain materiality qualifiers); (ii) SANUWAVE having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with or by it on or prior to the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to SANUWAVE and its subsidiaries taken as a whole since the date of the Merger Agreement; and (iv) SEPA’s receipt of the deliverables contemplated by the Merger Agreement.
Termination
The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including: (i) by mutual written consent of SEPA and SANUWAVE; (ii) by either SEPA or SANUWAVE if any of the conditions to Closing have not been satisfied or waived by February 28, 2024; (iii) by either SEPA or SANUWAVE if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable; (iv) by either SEPA or SANUWAVE in the event of the other party’s uncured breach, if such breach would result in the failure of a closing condition (and so long as the terminating party is not also in breach under the Merger Agreement); (v) by SEPA if there has been a Material Adverse Effect on SANUWAVE and its subsidiaries following the date of the Merger Agreement that remains uncured with 20 days written notice; (vi) by SEPA if SANUWAVE’s board effects a Company Adverse Recommendation Change (as defined in the Merger Agreement), SANUWAVE’s board approves, endorses or recommends a Superior Proposal (as defined in the Merger Agreement), a tender offer or exchange offer for any outstanding shares of SANUWAVE capital stock is commenced before obtaining the required stockholder approval and the SANUWAVE board fails to recommend against acceptance of such tender offer or exchange offer within 10 business days after commencement, or if there shall have been a material breach of Section 5.6 of the Merger Agreement; (vii) by SANUWAVE prior to the receipt of the required stockholder approval, if prior to or substantially concurrent with such termination, (A) SANUWAVE shall have paid the applicable termination fee (described below) and (B) SANUWAVE substantially concurrently with such termination enters into a definitive agreement with respect to a Superior Proposal that did not result from a material breach of Section 5.6 of the Merger Agreement; (viii) by either SEPA or SANUWAVE if the SEPA Stockholders do not approve the Merger Agreement and the Business Combination at a special stockholder meeting held by SEPA; (ix) by either SEPA or SANUWAVE if the SANUWAVE Stockholders do not approve the Merger Agreement and the Business Combination at a special stockholder meeting held by SANUWAVE; and (x) by SANUWAVE, if (A) a Form 25 relating to the delisting of the shares of SEPA’s Class A Common Stock from Nasdaq shall have been filed, and (B) the shares of SEPA’s Class A Common Stock have not been approved for listing on Nasdaq after the filing of such Form 25, subject to official notice of within the earlier of (i) 30 days after the date on which the Form 25 is filed or (ii) February 28, 2024.
If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement (except for certain obligations related to confidentiality, fees and expenses, trust fund waiver, no recourse, and general provisions) will terminate, and no party to the Merger Agreement will have any further liability to any other party thereto except for liability for willful breach of the Merger Agreement prior to termination.

Termination Fee
In the event that the Merger Agreement is terminated as a result of one of the below actions, SANUWAVE shall pay to SEPA by wire transfer of immediately available funds an amount equal to $2,500,000:
•
the Merger Agreement is terminated by SANUWAVE prior to the receipt of the required stockholder approval, if prior to or substantially concurrent with such termination, SANUWAVE substantially concurrently with such termination enters into a definitive agreement with respect to a Superior Proposal that did not result from a material breach of Section 5.6 of the Merger Agreement, in which case payment shall be made before or concurrently with such termination;

•
the Merger Agreement is terminated by SEPA if SANUWAVE’s board effects a Company Adverse Recommendation Change, SANUWAVE’s board approves, endorses or recommends a Superior Proposal, a tender offer or exchange offer for any outstanding shares of SANUWAVE capital stock is commenced before obtaining the required stockholder approval and the SANUWAVE board fails to recommend against acceptance of such tender offer or exchange offer within 10 business days after commencement, or if there shall have been a material breach of Section 5.6 of the Merger Agreement, in which case payment shall be made within two business days following such termination; or

•
after the date of the Merger Agreement, first, a Takeover Proposal is made, proposed or communicated to the SANUWAVE board or management, or is publicly made, proposed or communicated or otherwise becomes publicly known; (B) second, the Merger Agreement is terminated by either SANUWAVE or SEPA pursuant to Section 7.1(b) or 7.1(i) of the Merger Agreement, or by SEPA pursuant to Section 7.1(e) of the Merger Agreement; and (C) third, within twelve (12) months of such termination (1) any transaction included within the definition of a Takeover Proposal with respect to SANUWAVE is consummated or (2) SANUWAVE enters into a definitive agreement providing for the consummation of any transaction within the definition of Takeover Proposal, in each case whether or not involving the same Takeover Proposal or the person or group making the Takeover Proposal referred to in clause (A); provided, that for purposes of clause (C), the term “Takeover Proposal” shall have the meaning assigned to such term in Article X of the Merger Agreement, except that all references to “15%” in such definition shall be deemed references to “50%”, in which case payment shall be made within two business days following such termination.

Trust Account Waiver
SANUWAVE and Merger Sub each agreed that they and their affiliates will not have any right, title, interest of any kind in or to any monies in SEPA’s Trust Account held for its public SEPA Stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) other than in connection with the Closing.
Governing Law
The Merger Agreement is governed by the laws of the State of Delaware and the parties are subject to exclusive jurisdiction of federal and state courts located in the State of Delaware (and any appellate courts thereof).
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. SEPA Stockholders and other interested parties are urged to read such Related Agreements in their entirety.
Voting Agreements. Simultaneously with the execution and delivery of the Merger Agreement, SEPA and SANUWAVE entered into voting agreements (collectively, the “Voting Agreements”) with certain SANUWAVE Stockholders required to approve the Business Combination. Under the Voting Agreements, each SANUWAVE Stockholder party thereto has agreed to vote all of such SANUWAVE Stockholder’s shares of SANUWAVE in favor of the Merger Agreement and the Business Combination and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Business Combination and the other matters to be submitted to the SANUWAVE Stockholders for approval in connection with the Business Combination, in the manner and subject to the conditions set forth in the Voting Agreements, and provide a proxy to SEPA to vote such SANUWAVE shares accordingly (subject to the condition that the Registration Statement has been declared effective by the SEC, provided that the covenants not to take certain actions to delay, impair or impede the Business Combination as set forth in the Voting Agreements shall take effect from the date such agreements are executed). The Voting Agreements prevent transfers of the SANUWAVE shares held by the SANUWAVE Stockholders party thereto between the date of the Voting Agreement and the termination of such Voting Agreement, except for certain permitted transfers where the recipient also agrees to comply with the Voting Agreement.
Sponsor Voting Agreements. Simultaneously with the execution and delivery of the Merger Agreement, SEPA and SANUWAVE entered into a voting agreement (the “Sponsor Voting Agreement”) with the Sponsor. Under the Sponsor Voting Agreement, the Sponsor has agreed to vote all of the Sponsor’s shares of SEPA in favor of the Merger Agreement and the Business Combination and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Business Combination and the other matters to be submitted to the SEPA Stockholders for approval in connection with the Business Combination, in the manner and subject to the conditions set forth in the Sponsor Voting Agreement, and provide a proxy to SANUWAVE to vote such SEPA shares accordingly (subject to the condition that the Registration Statement has been declared effective by the SEC, provided that the covenants not to take certain actions to delay, impair or impede the Business Combination as set forth in the Sponsor Voting Agreement shall take effect from the date such agreement is executed). The Sponsor Voting Agreement prevents transfers of the SEPA shares held by the Sponsor between the date of the Sponsor Voting Agreement and the termination of such Sponsor Voting Agreement, except for certain permitted transfers where the recipient also agrees to comply with the Sponsor Voting Agreement.
Lock-Up Agreements. Simultaneously with the execution and delivery of the Merger Agreement, certain SANUWAVE Stockholders entered into Lock-Up Agreements with SEPA. Pursuant to the Lock-Up Agreements, each SANUWAVE Stockholder party thereto agreed not to, during the period commencing from the Closing and ending 180 days after the Closing (subject to early release if SANUWAVE consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any SEPA restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such SEPA restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the SEPA restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement).
Voting and Non-Redemption Agreement. Simultaneously with the execution and delivery of the Merger Agreement, SEPA entered into voting and non-redemption agreements (collectively, the “Voting and Non-Redemption Agreements”) with certain SEPA Stockholders required to approve the Business Combination. Under the Voting and Non-Redemption Agreements, each SEPA Stockholder party thereto has agreed to vote all of such SEPA Stockholder’s shares of SEPA in favor of the Merger Agreement and the Business Combination and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Business Combination and the other matters to be submitted to the SEPA Stockholders for approval in connection with the Business Combination, in the manner and subject to the conditions set forth in the Voting and Non-Redemption Agreements, and provide a proxy to SEPA to vote such SEPA shares accordingly. Under the Voting and Non-Redemption Agreements, each SEPA Stockholder party thereto agreed to not redeem certain of such SEPA Stockholder’s SEPA shares pursuant to or in connection with the Merger. In consideration for entering into and complying with the terms of the Voting and Non-Redemption Agreements, each SEPA Stockholder will receive shares of Class A Common Stock of SEPA in accordance with the formula set forth in the Voting and Non-Redemption Agreements. The Voting and Non-Redemption Agreements prevent transfers of the SEPA shares held by the SEPA Stockholders party thereto between the date of the Voting and Non-Redemption Agreement and the Closing Date or earlier termination of the Merger Agreement or such Voting and Non-Redemption Agreement, except for certain permitted transfers where the recipient also agrees to comply with the Voting and Non-Redemption Agreement. Pursuant to the Voting and Non-Redemption Agreements, certain SEPA Stockholders agreed to vote an aggregate of 865,000 shares of Class A Common Stock in favor of the Merger Agreement, Business Combination, and the other Proposals, and agreed not to redeem (without receiving any cash consideration for this agreement) an aggregate of 681,512 shares of Class A Common Stock (representing approximately $7.1 million (calculated based on the funds held in the Trust Account as of November 30, 2023) that SEPA would have otherwise been required to pay to redeem such shares in connection with the Merger).
Letter Agreement Amendment. Upon approval of certain SEPA Stockholders and immediately prior to the Closing, certain insider SEPA Stockholders and other SEPA Stockholders will enter into an amendment to that certain Letter Agreement, dated July 27, 2021 (the “Letter Agreement”), among SEPA, the Sponsor, insider SEPA Stockholders and other SEPA Stockholders (the “Letter Agreement Amendment”). Pursuant to the Letter Agreement Amendment, each SEPA Stockholder party thereto will agree not to, until 180 days after the completion of SEPA’s initial Business Combination (as defined in the Letter Agreement) (subject to early release if SEPA consummates a liquidation, merger, share exchange or other similar transaction that results in all of the SEPA Stockholders having the right to exchange their shares for cash, securities or other property): (i) sell, offer to sell, contract to sell, hypothecate, pledge, grant an option to purchase or otherwise dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation or decrease a call equivalent position, any SEPA restricted securities, (ii) enter any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the SEPA restricted securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Letter Agreement).
Warrant Agreement Amendment. Subject to approval of SEPA Public Warrant Holders and immediately prior to the Closing, SEPA and Continental, will enter into an amendment (the “Warrant Agreement Amendment”) to that certain Warrant Agreement, dated as of July 21, 2021 (the “Warrant Agreement”). Pursuant to the Warrant Agreement Amendment, (i) SEPA Public Warrants (as defined in the Warrant Agreement) are not exercisable to purchase shares of Class A Common Stock, and instead, as of immediately prior to the Effective Time, will be automatically converted into the right to receive 450,336 shares of Class A Common Stock of SEPA in accordance with the calculation described in the Warrant Agreement Amendment, (ii) SEPA Private Placement Warrants (as defined in the Warrant Agreement) are not exercisable to purchase shares of Class A Common Stock and instead, as of immediately prior to the Effective Time, will be automatically converted into the right to receive 400,000 shares of Class A Common Stock of SEPA in accordance with the calculation described in the Warrant Agreement Amendment, and (iii) until the Closing or earlier termination of the Merger Agreement, (A) the terms of Section 3 of the Warrant Agreement regarding any exercise of a warrant or issuance of Class A Common Stock in connection therewith will be of no force or effect and (B) the terms of Section 6 of the Warrant Agreement will be of no force or effect.
Sponsor Debt Conversion Agreement. On October 11, 2022, SEPA issued the Sponsor Note to the Sponsor in the original principal amount of up to $1,000,000 (together with all accrued but unpaid interest, fees, expenses and other amounts payable under the Sponsor Note, the “Outstanding Indebtedness”). In accordance with the Merger Agreement and as a part of the PIPE Investment, the Sponsor has agreed to cancel and release the Outstanding Indebtedness in exchange for, and in consideration of, the issuance to the Sponsor by SEPA of 100,000 shares of Class A Common Stock.
Class B Charter Amendment and Related Sponsor Transaction
On October 3, 2023, SEPA filed the Class B Charter Amendment to remove the anti-dilution provision applicable to certain issuances of securities by SEPA and to adjust the conversion ratio so that shares of Class B Common Stock are convertible into shares of Class A Common Stock on a 1:0.277 basis instead of a 1:1 basis.
In order to bring SEPA into compliance with the $35 million minimum MVLS required under the Nasdaq Listing Rule 5550(b)(2), the Sponsor elected to convert 2,415,375 of its shares of SEPA Class B Common Stock into 2,415,375 Converted Shares of SEPA Class A Common Stock so that SEPA’s MVLS exceeded the $35 million minimum requirement. However, in order to conform with the terms and conditions of the Merger Agreement and to maintain the same economics of the Business Combination for all SEPA Class B Stockholders, on October 2, 2023, the Sponsor, SEPA and SANUWAVE entered into the Forfeiture and Redemption Agreement, pursuant to which the Sponsor agreed to forfeit 1,746,316 of its shares of Class A Common Stock contingent upon and effective immediately prior to the Closing of the Business Combination. The Forfeiture and Redemption Agreement also provides that SEPA will subsequently redeem the Forfeited Shares in exchange for no consideration contingent upon and effective immediately prior to the Closing of the Business Combination. The Sponsor’s agreement to forfeit the

Forfeited Shares pursuant to the Forfeiture and Redemption Agreement will result in the Sponsor having the number of shares of Class A Common Stock at the Closing that it would have otherwise had if it had converted all of its shares of Class B Common Stock at the Closing on a 1:0.277 basis in accordance with the Class B Charter Amendment. The Sponsor agreed that it does not have any right, title, interest or claim of any kind to the assets in the Company’s Trust Account with respect to the Converted Shares.
Interests of SEPA’s Directors and Officers and Others in the Business Combination
In considering the recommendation of the SEPA Board to vote in favor of the Business Combination, SEPA Stockholders should be aware that, aside from their interests as SEPA Stockholders, initial SEPA Stockholders, directors and officers have interests in the Business Combination that are different from, or in addition to, those of other SEPA Stockholders generally. SEPA’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to SEPA Stockholders that they approve the Business Combination. SEPA Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
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pursuant to the Letter Agreement, 5,031,250 Founder Shares owned by the Sponsor and other insiders became subject to a lock-up whereby, subject to certain limited exceptions, agreed not to transfer, assign or sell the Founder Shares until the earlier of (A) one year after the completion of SEPA’s initial business combination or (B) subsequent to the Business Combination, (x) if the last sale price of SEPA’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after SEPA’s initial business combination or (y) the date on which SEPA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SEPA Stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided, however, upon approval of the Letter Agreement Amendment, this period will be amended to until the earlier of (i) 180 days after the completion of the Business Combination or (ii) subsequent to the Business Combination, the date on which SEPA completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SEPA Stockholders having the right to exchange their shares of common stock for cash, securities or other property;

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the Sponsor owns 2,415,375 shares of Class A Common Stock (the “Converted Shares”) (of which 1,746,316 shares will be forfeited contingent upon and effective immediately prior to the Closing of the Business Combination pursuant to the Forfeiture and Redemption Agreement) and 1,050,000 Founder Shares, and SEPA’s officers and directors own 140,000 Founder Shares. On March 4, 2021, SEPA’s founder acquired 5,031,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.005 per share. Also on March 24, 2021, SEPA’s founder assigned 160,000 Founder Shares (40,000 Founder Shares each) to SEPA’s independent directors at their original purchase price, 35,000 Founder Shares (5,000 Founder Shares each) to SEPA’s advisors and 20,000 Founder Shares (10,000 Founder Shares each) to SEPA’s Chief Financial Officer and Chief Strategy Officer. SEPA’s directors and officers also have a pecuniary interest in such Founder Shares through their ownership interest in the Sponsor. Upon conversion of the remaining Founders Shares to Class A Common Stock and following the forfeiture of certain Converted Shares by the Sponsor pursuant to the Forfeiture and Non-Redemption Agreement, the Founder Shares and Converted Shares held by the Sponsor and SEPA’s officers and directors would have an aggregate market value of approximately $10.5 million, based on the conversion ratio set forth in the Class B Charter Amendment and the last sale price of $10.55 per share of Class A Common Stock on Nasdaq on December 6, 2023. If SEPA does not consummate the Business Combination or another initial business combination by July 30, 2024, and SEPA is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account, and the Sponsor waived any right to the Trust Account with respect to the Converted Shares. Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Units sold in SEPA’s IPO, the Sponsor and SEPA’s directors and officers may earn a positive rate of return on their investment even if SEPA’s Class A Common Stock trades below the price initially paid for the Units in SEPA’s IPO and the public SEPA Stockholders experience a negative rate of return following the completion of the Business Combination;

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the Sponsor and SEPA’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to shareholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether SANUWAVE is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;
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simultaneously with the closing of the IPO, the Sponsor purchased 7,850,000 warrants at a price of $1.00 per warrant. Such private placement warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share. Such warrants will expire worthless if SEPA fails to complete an initial business combination by July 30, 2024;

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pursuant to the Sponsor Voting Agreement, the Sponsor has agreed to vote all of the Sponsor’s shares of SEPA in favor of the Merger Agreement and the Business Combination and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Business Combination and the other matters to be submitted to SEPA Stockholders for approval in connection with the Business Combination. The Sponsor Voting Agreement also prevents transfers of SEPA shares held by the Sponsor between the date of the Sponsor Voting Agreement and the termination of such Sponsor Voting Agreement, except for certain permitted transfers where the recipient also agrees to comply with the Sponsor Voting Agreement;

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on October 11, 2022, SEPA issued the Sponsor Note to the Sponsor, pursuant to which SEPA could borrow up to $1,000,000 at a 6% interest rate on or before October 11, 2024 to cover, among other things, expenses related to a business combination. As of December 6, 2023, SEPA has borrowed the full $1,000,000 under the Sponsor Note;

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in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of SEPA’s officers and directors may, but are not obligated to, loan SEPA additional funds as may be required. If SEPA completes the Business Combination, SEPA would repay the Working Capital Loans out of the proceeds held in the Trust Account released to SEPA. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination is not completed, SEPA may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans;

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the Sponsor has agreed that it will be liable to SEPA if and to the extent any claims by a third party (other than SEPA’s independent auditors) for services rendered or products sold to SEPA, or a prospective target business with which SEPA has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes as well as expenses relating to the administration of the trust account, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account; and

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The fact that SEPA has provisions in its Current Charter which waive the corporate opportunities doctrine, which means that SEPA’s officers and directors have not been obligated to bring all corporate opportunities to SEPA. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Current Charter did not, to SEPA’s knowledge, impact the search for an acquisition target or prevent SEPA from reviewing any opportunities as a result of such waiver.

Exchange Listing
SEPA’s Units, Class A Common Stock and SEPA Public Warrants are each traded on the Nasdaq Capital Market under the symbols “SEPAU,” “SEPA,” and “SEPAW,” respectively. At the Closing, each Unit will separate into its components, consisting of one share of Class A Common Stock and one-half of one public warrant and the Units will cease to exist as separate securities, and assuming SEPA Warrant Holder approval of the Warrant Amendment Proposal, the SEPA Public Warrants will be converted into shares of Class A Common Stock. SEPA intends to apply to continue the listing of its Class A Common Stock on the Nasdaq Capital Market under the symbol “SNWV” upon the Closing.

Background of the Business Combination
SEPA is a Delaware corporation structured as a blank check company that was incorporated on March 1, 2021 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to entering into the Merger Agreement, SEPA conducted a thorough search for a potential business combination transaction, drawing upon, among other things, the extensive network and investing and operating experience of SEPA’s management team, the members of the SEPA Board and input from SEPA’s strategic advisors. Mercury Sponsor Group I LLC does not have a prior track record with SPACs and is not affiliated with any other SPAC and therefore did not consider any other active SPACs to be a potential acquirer in connection with SEPA’s search for a potential business combination. The terms of the proposed Business Combination with SANUWAVE were the result of thorough arms-length negotiations between the representatives of SEPA and SANUWAVE, as further described below.
On July 30, 2021, SEPA consummated the IPO of 17,500,000 Units, with each Unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant to purchase one share of Class A Common Stock, at $10.00 per Unit, generating gross proceeds of $175,000,000, and incurring offering costs of $15,401,418 (inclusive of $6,314,525 in deferred underwriting commissions to the underwriters). Simultaneously upon consummation of its IPO, SEPA’s Sponsor purchased 7,850,000 shares of Class A Common Stock at a price of $1.00 per share, generating gross proceeds of $7,850,000.
Prior to the consummation of the IPO, neither SEPA, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed transaction with SANUWAVE. The following is a brief description of the background of the negotiations, the Business Combination and related transactions, but it does not purport to catalogue every conversation and correspondence by and among representatives of SEPA, SANUWAVE and their respective advisors.
From the date of its IPO through the date of the execution of the Merger Agreement, SEPA’s management and the SEPA Board evaluated and considered a number of potential target companies as candidates for a possible business combination transaction. Representatives of SEPA contacted and were contacted by a number of individuals and entities who offered to present potential acquisition opportunities to SEPA across a variety of business sectors, mostly based in North America. SEPA and its advisors compiled a list of high priority potential targets and updated and supplemented such list from time to time. This list of potential opportunities was periodically shared with, and reviewed in detail by, the SEPA Board.
During that period, SEPA and representatives of SEPA:
•	Identified and evaluated over 100 potential acquisition target companies;
•	Participated in in-person or telephonic discussions with representatives of more than 50 potential acquisition targets; and
•	Signed 19 non-disclosure agreements and provided initial non-binding indications of interest to representatives of four potential acquisition targets (other than SANUWAVE).
SEPA reviewed the potential acquisition opportunities based on criteria that were the same or similar to the criteria that the SEPA Board used in evaluating the potential Business Combination with SANUWAVE (as discussed below), which included, among other criteria, the markets in which potential target companies operate and their competitive positions and “track records” within such markets, the experience of the potential target companies’ management teams and the potential for revenue and earnings growth and strong free cash flow generation. SEPA focused on sectors and companies that its management believed would benefit from being a publicly traded company on a stock exchange in the United States; provided, however, management initially focused SEPA’s search on targets operating in ecommerce with an emphasis on portfolio companies of private equity and venture capital funds and corporate “spin-offs” and then opened its target industry search criteria in December 2022.
Soon after closing the IPO, Andrew White, the Chief Executive Officer of SEPA, and Blair Garrou, the Chairman of the SEPA Board, began discussing ideas about a possible business combination transaction in the ecommerce industry. Discussions included businesses involved in storefront software, payments, digital marketing, fulfillment, customer service as well as fully integrated ecommerce platforms.
Mr. Garrou and Mr. White reviewed portfolio companies of the Mercury Fund as well as other venture capital funds for ecommerce related businesses. Company A, a leading ecommerce-as-a-service provider, was identified and an introduction was provided by Mr. Garrou. A Mutual Non-Disclosure Agreement was signed by the parties on August 10, 2021. On August 20, 2021, Messrs. White and Garrou held an in-person meeting with the Chief Executive Officer of Company A to discuss the possibility of engaging in a possible business combination transaction, which would result in the combined company being listed on Nasdaq. Numerous informal conversations and in-person meetings were subsequently held. On October 17, 2021, Company A’s management team decided not to pursue a business combination transaction with SEPA as they determined that Company A was not yet ready to become listed on Nasdaq.
In December 2021, a former senior executive of a former portfolio company of Mercury Fund contacted Mr. Garrou regarding Company B, a leading ecommerce same day home delivery provider. On January 14, 2022, Messrs. White and Garrou held an introductory teleconference with the Chief Executive Officer of Company B to discuss the possibility of engaging in a possible business combination transaction, which would result in the combined company being listed on Nasdaq. On January 18, 2022, the parties entered into a Non-Disclosure Agreement. Subsequently, Mr. White and Mr. Garrou traveled and met with the management team for an in-person due diligence trip. After additional due diligence and discussions, Mr. White presented Company B with a non-binding letter of intent. The parties were not able to come to mutually agreeable terms and the discussions were ended in the spring of 2022.
In fall 2022, a partner of a venture capital firm contacted Mr. White to inquire about potential interest in a company in their portfolio, Company C, a GovTech software provider based in the United States. On November 28, 2022, the parties entered into a Mutual Non-Disclosure Agreement and began to discuss the possibility of engaging in a possible business combination transaction, which would result in the combined company being listed on Nasdaq. Mr. White traveled and met with the management team for an in-person due diligence trip. After additional due diligence and discussions, Mr. White presented Company C with a non-binding letter of intent. The parties were not able to come to mutually agreeable terms and the discussions were ended in early 2023.
In the fourth quarter of 2022, SEPA management decided it had significantly exhausted the opportunity to find, negotiate and close an initial business combination with a company in the ecommerce industry that meets its criteria within the remaining timeframe. Furthermore, SEPA management believed that the then-current investor interest in ecommerce companies was no longer as strong as it had previously been at the time of its IPO. Therefore, SEPA management decided to re-direct its attention beyond ecommerce to be industry agnostic and also decided to seek an extension from the SEPA Stockholders to allow more time to find, negotiate and close an initial business combination.
From time to time, SANUWAVE’s management team and Board reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing SANUWAVE Stockholder value and accelerating growth. Such opportunities and alternatives included, among other things, private financing transactions, capital markets transactions and possible business combination transactions. On February 23, 2023, representatives of SANUWAVE engaged Cohen & Company, Incorporated (“Cohen”) to serve as its financial advisor in connection with this review and evaluation.
At the meeting of the SANUWAVE board on February 28, 2023, SANUWAVE management and Cohen presented certain strategic alternatives for the consideration of the SANUWAVE board, including the possibility of pursuing a business combination transaction with a SPAC. Following this meeting, SANUWAVE management worked with Cohen to commence an active search for prospective SPAC counterparties. The SANUWAVE management team and Cohen considered numerous potential SPAC counterparties and narrowed the list down to approximately 17 counterparties. After discussion with Cohen and SANUWAVE’s board of directors, the SANUWAVE management team further narrowed the list to 12 potential SPAC counterparties. Between March 1, 2023 and June 2, 2023, the SANUWAVE management team and Cohen made management presentations describing SANUWAVE’s operations, relevant industry trends, the market for the products SANUWAVE sells, and an overview of SANUWAVE’s business plan to 12 prospective SPAC counterparties. In May 2023, representatives of Cohen, on behalf of SANUWAVE, distributed a bid process letter to 12 of these potential SPAC counterparties, including SEPA, to assess whether they were interested in a potential business combination with SANUWAVE.
On April 27, 2023, representatives from Cohen held an introductory teleconference with SEPA to discuss a potential business combination with SANUWAVE.
On April 28, 2023, the parties entered into a Mutual Non-Disclosure Agreement.

On May 1, 2023, SANUWAVE and SEPA held an introductory teleconference to present SANUWAVE’s business and to discuss a potential business combination transaction. Mr. Kevin Richardson, then Chief Executive Officer of SANUWAVE, Mrs. Toni Rinow, Chief Financial Officer of SANUWAVE, Mr. A. Michael Stolarski, a director of SANUWAVE, and Mr. White from SEPA attended this teleconference.
On May 2, 2023, SEPA held a teleconference with representatives from Cohen to discuss the bid process as well as financial and valuation metrics.
On May 5, 2023, SANUWAVE and SEPA held a teleconference to learn more about SEPA, its management team, its board, and opportunities to raise additional capital.
On May 30, 2023, by email communication, Mr. White updated the SEPA Board on the potential SANUWAVE transaction. The SEPA Board instructed Mr. White to engage a third-party valuation consultant to provide a fairness opinion. Mr. White interviewed several firms and, thereafter, engaged ValueScope, Inc. on July 5, 2023 (“ValueScope”).
On June 2, 2023, SANUWAVE and SEPA, including Chantell Preston, an experienced MedTech entrepreneur and an investor in SEPA’s Sponsor, held a teleconference to learn more about SANUWAVE’s business history, operations and prospects.
On June 6, 2023, SANUWAVE’s board of directors reviewed and discussed the six bids received, including a bid from SEPA. SEPA’s bid consisted of a non-binding letter of intent (the “LOI”). Under the terms of the LOI submitted by SEPA, SEPA proposed that the (i) the Sponsor would waive any anti-dilution adjustment to the conversion ratio of outstanding Class B Common Stock into Class A Common Stock, (ii) set a conversion ratio such that the resulting Class B Common Stock to Class A Common Stock conversion equaled a total of 1,250,000 shares of Class A Common Stock to the Sponsor, (iii) cancel all public warrants in exchange for approximately 500,000 shares of Class A Common Stock, (iv) the Sponsor would cancel 7,000,000 of the approximately 8,000,000 private warrants it held, and (v) the Sponsor would convert the existing $1,000,000 loan into an investment into the PIPE. SEPA also offered the services of Chantell Preston and Andrew White in senior management roles for the Combined Company. Finally, SEPA would hold one board seat and introduce SANUWAVE to additional financiers. In response to the bids, SANUWAVE made a counteroffer to all six potential SPAC counterparties in an effort to ensure that the enterprise value of the SPAC counterparties would support a combined entity valuation consistent with SANUWAVE’s business. SANUWAVE’s board of directors determined that it was preferable for the combined company to have a supportable enterprise value, rather than seeking a greater notional price and risk significant devaluation when trading of the combined entity commenced. SANUWAVE’s board of directors also determined that reducing the number of SPAC warrants outstanding and converting them to common stock was vital to preserving value for SANUWAVE Stockholders and expressed this requirement to each of the prospective SPAC counterparties. Of the six bidding companies, only SEPA elected to continue negotiations.
On June 6, 2023, SANUWAVE, including Mr. Morgan Frank, the new Chief Executive Officer of SANUWAVE, a customer using the UltraMIST by SANUWAVE system and SEPA, including Chantell Preston, held a teleconference to discuss with the customer their experience using UltraMIST, including how long they have been using it, how frequently, to what effect and other relevant questions such as price considerations and reimbursement. The SEPA team also inquired about the customer’s interest in continuing to use UltraMIST and in expanding its use across their network of medical facilities.
On June 12, 2023, representatives from Cohen and SEPA held a teleconference to discuss a draft of a non-binding letter of intent for a potential business combination that would result with SANUWAVE trading on Nasdaq.
On June 21, 2023, Mr. Frank, Mr. White and Mrs. Preston held a teleconference to learn more about SANUWAVE’s history, operations and prospects and to negotiate a non-binding letter of intent.
On June 21, 2023, the SANUWAVE board held a special telephonic board meeting, during which the SANUWAVE management team presented an update on SANUWAVE’s search for a prospective SPAC counterparty, including the status and outcome of management’s ongoing outreach to and discussions with other potential SPAC counterparties and the status of negotiations with SEPA. At this meeting, the SANUWAVE board determined that it was in the best interests of SANUWAVE and its SANUWAVE Stockholders to enter into the letter of intent with SEPA and negotiate exclusively with SEPA on terms of a definitive agreement with respect to a business combination with SEPA.

Between June 15 and June 21, 2023, Messrs. White and Morgan negotiated the terms of the LOI, including the valuation of SANUWAVE, the PIPE Investment, the conversion of Class B Common Stock to Class A Common Stock at a certain ratio, and the treatment of warrants for both companies. No written LOI was circulated during this time; instead, all terms were negotiated verbally. As part of the negotiations of the LOI, SEPA’s management discussed with SANUWAVE in detail a wide range of issues that could materially affect its business and prospects, including the potential loss of clients, changes in insurance reimbursement rates for SANUWAVE’s product, management, staffing, sales, marketing, distribution and product manufacturing. During the negotiation of the LOI, the parties discussed concerns regarding the turn-over of executive management at SANUWAVE and negotiated plans for executive management going forward, the balance sheet and conversion of SANUWAVE’s debt, and the exchange of the SEPA Private Placement Warrants for Class A Common Stock. Compared to the terms of the original LOI submitted on June 6, 2023, SEPA agreed that (i) the Sponsor would cancel all of its approximately 8,000,000 private warrants in exchange for 400,000 shares of Class A Common Stock rather than canceling only 7,000,000 of the approximately 8,000,000 private warrants, (ii) all warrants held by SEPA Public Warrant Holders would be converted at a similar rate as privately-held warrants resulting in 450,336 shares of Class A Common Stock rather than 500,000 shares of Class A Common Stock, and (iii) the management team of the Combined Company would consist solely of SANUWAVE’s current management team rather than including members of the management team of SEPA. Subsequently, on June 22, 2023, the parties signed the LOI at a pre-money $125 million enterprise valuation.
The parties agreed upon the $125 million enterprise valuation after taking into consideration both SANUWAVE’s then current enterprise valuation, SEPA management team’s experience with transactions with similarly situated companies and discussions with investors and operators in the MedTech marketplace. As part of the valuation determination, SEPA management and advisors discussed SANUWAVE’s revenue size, revenue growth, profitability, debt burden, market share, product line breadth and diversification among other things. After weighing these variables, SEPA management presented an LOI reflecting its determination of an enterprise value for SANUWAVE of $125 million.
Under the terms of the LOI, the Business Combination was valued at a pre-money enterprise value of $125 million, and SANUWAVE’s outstanding equity interests were valued at the enterprise value minus SANUWAVE’s indebtedness plus SANUWAVE’s cash. At the time of the LOI’s execution, SANUWAVE’s equity value was approximately $114 million. The number of shares of SEPA Class A Common Stock issuable with respect to SANUWAVE’s equity interests will equal the equity value divided by $10 (the exchange ratio). At the Closing of the Business Combination, all outstanding shares of the Company’s capital stock will convert into SEPA Class A Common Stock at the exchange ratio, and all outstanding SANUWAVE Convertible Notes, SANUWAVE Options and SANUWAVE Warrants will be assumed by SEPA and will be converted into the right to receive Class A Common Stock. SEPA also agreed to work with the Company to seek to enter into customary and binding subscription agreements with investors for equity and/or debt securities. The Sponsor agreed to waive any anti-dilution adjustments to the conversion ratio of the outstanding Class B Common Stock into Class A Common Stock and agreed to set the conversion ratio at 1.25 million shares of Class A Common Stock. The Sponsor also agreed to cancel its 8 million outstanding private warrants in exchange for 400,000 shares of Class A Common Stock and agreed to assist in negotiating a similar transaction with SEPA Public Warrant Holders to cancel their estimated nine million outstanding Public Warrants in exchange for approximately 450,000 shares of Class A Common Stock. The parties also agreed to enter into customary lock-up and support agreements. Following the Closing of the Business Combination, the board of directors of the Combined Company will consist of SANUWAVE’s current directors plus one representative from SEPA, which board representative for SEPA will be Chantell Preston. Ms. Preston is an investor in the Sponsor, a venture partner at Mercury Fund and a business associate of Mr. White. She assisted in SEPA’s due diligence efforts and, thus, is familiar with SANUWAVE’s business. There were no other discussions about employment or other types of involvement for any persons associated with SEPA and no formal or informal commitments to retain financial advisors.
On June 26, 2023, SANUWAVE and SEPA teams held a teleconference “kick off call” to make advisor introductions and organize due diligence and documentation.
Over the course of the term sheet exclusivity period and leading up to the execution and delivery of the Merger Agreement, representatives of SEPA and SANUWAVE had multiple conversations on a broad list of topics related to the terms of the Business Combination, including, among other things, valuation, governance matters with respect to the Combined Company, exclusivity, interim covenants, closing conditions and termination events, as well as other diligence matters in connection with the proposed transaction.
Beginning on July 5, 2023, SANUWAVE and SEPA teams held a weekly organizational and planning teleconference.
On July 5, 2023, Baker Donelson sent Faegre Drinker a due diligence request list for legal due diligence materials relating to SANUWAVE. Shortly thereafter, Baker Donelson was provided access to a virtual data room of SANUWAVE and began conducting legal due diligence review of certain of the materials contained therein, including information and documents relating to SANUWAVE’s corporate records, capitalization, security issuance, securities filings, Sarbanes Oxley and financial reporting matters, financing documents, contracts, management and employees, financial information, real property, intellectual property, environmental matters, government regulation and filings, litigation and audits, insurance, and taxes.
From July 10 until July 12, 2023, members of SEPA management traveled to Minnesota and performed on-site due diligence with the SANUWAVE management team. Mr. Frank and Mr. White began drafting a “roadshow” presentation intended to be presented to prospective investors in the PIPE Investment.
The parties also extensively discussed the terms of and the marketing processes for the PIPE Investment. In particular, the discussions regarding the terms of the PIPE Investment included, but were not limited to, who would select potential investors for the PIPE Investment, what relationships the PIPE Investors have to SEPA, if any, the Sponsor, SANUWAVE and its affiliates, including whether the Sponsor, or any directors or officers of SEPA or SANUWAVE would be PIPE Investors. Prior to filing the proxy statement/prospectus, SEPA and SANUWAVE management did not discuss or target potential PIPE Investors, other than the Sponsor agreeing to convert the Outstanding Indebtedness into 100,000 shares of Class A Common Stock at the Closing pursuant to the Sponsor Debt Conversion Agreement. Currently, SEPA and SANUWAVE management are compiling a list of potential PIPE Investors in the PIPE Investment, which will include individuals and institutions that have previously invested with the Sponsor or with the individual management team of SEPA and / or SANUWAVE in addition to investors either party may not have worked with in the past. The terms of the PIPE Investment will be the same for the SANUWAVE Stockholders and SEPA Stockholders, which is a pre-money enterprise valuation of $125 million. No valuations or other material information about SEPA, SANUWAVE, or the Business Combination has been provided to potential PIPE Investors that has not been disclosed publicly. As of the date hereof, SEPA and SANUWAVE have not entered into any subscription agreements with respect to the PIPE Investment other than the Sponsor Debt Conversion Agreement with the Sponsor regarding the conversion of the Outstanding Indebtedness into 100,000 shares of Class A Common Stock at the Closing.
On July 10, 2023, Baker Donelson sent Faegre Drinker an initial draft of the proposed Merger Agreement, to which Faegre Drinker responded with a proposed revised draft on July 21, 2023. Faegre Drinker’s revised draft included, among other things: (i) modifications to the ancillary documents signed contemporaneously with the signing of the Merger Agreement, (ii) provision for the equitable adjustment of the Merger Consideration upon any change in the number of shares of SEPA Class A Common Stock outstanding during the period prior to the Closing, and (iii) negotiated the parties’ respective representations, warranties and covenants.
On July 12, 2023, Baker Donelson sent a request list to Faegre Drinker of questions and document requests arising from a preliminary review of the documentation made available in the virtual data room. Thereafter, SANUWAVE addressed these requests by uploading applicable materials to the virtual data room.
On July 18, 2023, after consultation with and agreement by SEPA, SANUWAVE provided notice to Cohen of its termination (for cause) as SANUWAVE’s financial advisor. On July 19, 2023, Cohen acknowledged receipt of the notice of termination. As a result of Cohen’s termination, Cohen did not participate in the preparation of the Merger Agreement, this Registration Statement on Form S-4 or the documentation for the PIPE Investment.
SANUWAVE terminated Cohen for cause over what SANUWAVE perceived to be a recurring pattern of Cohen acting contrary to SANUWAVE’s interest, including the breach of the exclusivity provision in the LOI and seeking a conflicting representation of another party in the Business Combination. Cohen denies that it acted contrary to SANUWAVE’s interest, breached the exclusivity provision, or that it sought, through misleading representation, to earn double fees in the Business Combination. The “for cause” nature of the termination remains a matter of dispute between Cohen and SANUWAVE.

On July 26, 2023, Baker Donelson, following discussion with SEPA and its representatives and advisors, delivered a revised draft of the Merger Agreement to Faegre Drinker. This revised draft of the Merger Agreement was generally consistent with the draft previously provided by Faegre Drinker to Baker Donelson except that this revised draft, among other things: (i) continued to negotiate the parties’ respective representations, warranties and covenants, and (ii) narrowed the scope of the parties identified as “D&O Indemnified Persons” in the Merger Agreement.
Between July 28, 2023 and August 1, 2023, Baker Donelson provided Faegre Drinker initial drafts of the SEPA Voting and Non-Redemption Agreement, SANUWAVE Lock-up Agreement, Amendment to Warrant Agreement, Amendment No. 1 to Letter Agreement, SANUWAVE Voting Agreement, Sponsor Voting Agreement and Sponsor Debt Conversion Agreement.
On August 3, 2023, Baker Donelson sent an additional request list to Faegre Drinker of questions and document requests arising from continued review of the documentation made available in the virtual data room. Thereafter, SANUWAVE addressed these questions, provided responses and uploaded supporting materials to the virtual data room on a rolling basis.
On August 4, 2023, Faegre Drinker sent Baker Donelson a revised draft of the Merger Agreement. This revised draft of the Merger Agreement was generally consistent with the draft previously provided by Baker Donelson to Faegre Drinker except that this revised draft, among other things: (i) clarified the effect of the Merger on the SANUWAVE Convertible Securities, (ii) provided for a fixed number of shares of Class A Stock to be issued as Merger Consideration to the SANUWAVE Stockholders, (iii) adjusted certain materiality thresholds in the parties’ respective representations and warranties, (iv) continued to negotiate the parties’ respective covenants and the parties identified as “D&O Indemnified Persons” in the Merger Agreement, (v) clarified the parties’ respective obligations with respect to the PIPE Investment, (vi) clarified the various amendments to SEPA’s Current Charter, (vii) added a closing condition regarding the conversion or exercise, as applicable, of a minimum number of SANUWAVE Convertible Securities, and (viii) defined the Conversion Ratio.
On August 9, 2023, Baker Donelson sent Faegre Drinker a revised draft of the Merger Agreement that was generally consistent with the draft previously provided by Faegre Drinker to Baker Donelson except that this revised draft, among other things: (i) continued to negotiate the parties’ respective representations, warranties and covenants, (ii) reflected the parties’ agreement with respect to the Termination Fee, and (iii) further clarified the various amendments to SEPA’s Current Charter.
Also on August 9, 2023, Faegre Drinker sent Baker Donelson revised drafts of certain of the ancillary agreements, including the Form of SEPA Voting and Non-Redemption Agreement, Sponsor Voting Agreement, SANUWAVE Voting Agreement, SANUWAVE Lock-up Agreement and Sponsor Debt Conversion Agreement.
On August 10, 2023, Faegre Drinker provided Baker Donelson with revised drafts of the Amendment to Warrant Agreement and the Amendment No. 1 to Letter Agreement.
On August 11, 2023, the SEPA Board held a telephonic meeting, the physical location of which was the business address of SEPA, to review the material terms of the Merger Agreement and ancillary agreements. Prior to this meeting, the SEPA Board received a copy of ValueScope’s fairness opinion. At this meeting, ValueScope presented its analysis and determination of the fairness from a financial point of the Business Combination to SEPA Stockholders and Baker Donelson reported the material findings of its due diligence review and summarized the terms of the Merger Agreement.
On August 11, 2023, Faegre Drinker sent Baker Donelson an initial draft of SANUWAVE’s disclosure schedules to the Merger Agreement. From August 16, 2023 through August 18, 2023, Baker Donelson sent Faegre Drinker questions and document requests arising from review of SANUWAVE’s disclosure schedules. From August 17, 2023 through August 22, 2023, SANUWAVE addressed these questions, provided responses and uploaded supporting materials to the virtual data room.
On August 14, 2023, Baker Donelson sent Faegre Drinker an initial draft of SEPA’s disclosure schedule to the Merger Agreement. From August 16, 2023 through August 22, 2023, Faegre Drinker sent Baker Donelson questions and document requests arising from review of SEPA’s disclosure schedules. From August 17, 2023 through August 23, 2023, SEPA addressed these questions, provided responses, and provided supporting materials to Faegre Drinker via email.

Between August 14 and August 15, 2023, Baker Donelson sent Faegre Drinker revised drafts of the Amendment to Warrant Agreement, SANUWAVE Lock-up Agreement, SANUWAVE Voting Agreement, Sponsor Voting Agreement and SEPA Voting and Non-Redemption Agreement.
On August 16, 2023, Faegre Drinker sent Baker Donelson a revised draft of the Merger Agreement. This revised draft of the Merger Agreement was generally consistent with the draft previously provided by Baker Donelson to Faegre Drinker except that this revised draft, among other things: (i) continued to negotiate the parties’ respective representations, warranties and covenants, (ii) proposed the “Outside Date” in the termination section of the Merger Agreement and expanded SANUWAVE’s termination rights upon the delisting of the Class A Common Stock, and (iii) proposed a lower threshold for the Closing condition relating to the conversion or exercise, as applicable, of a minimum number of SANUWAVE Convertible Securities.
Following the execution of the LOI, SEPA and SANUWAVE management met with the investors in the Sponsor, who also were investors in SEPA’s IPO, including Mercury Houston Partners, LLC, Mercury Affiliates XI, LLC and certain other individuals, in order to update them on the proposed transaction. SEPA communicated to these investors the obligation that SEPA had to meet the Minimum Cash Condition needed to close the transaction, including through proceeds held in the Trust Account that would not be paid out to redeem shares of Class A Common Stock in the Redemption. On August 17, 2023, Faegre Drinker sent Baker Donelson revised drafts of the Company Voting Agreement and the Purchaser Voting and Non-Redemption Agreement. On August 17, 2023, SEPA distributed the Voting and Non-Redemption Agreements to Mercury Houston Partners, LLC, Mercury Affiliates XI, LLC and certain individuals for signatures to hold in escrow until the signing of the Merger Agreement.
On August 20, 2023, the SEPA Board, after carefully considering ValueScope’s fairness opinion, the various written and telephonic updates from SEPA’s management team and Baker Donelson, and the latest drafts of the Merger Agreement and ancillary agreements contemplated by the Merger Agreement, determined that the Merger was fair, advisable and in the best interest of SEPA Stockholders, and following such determination, approved the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement by executing a unanimous written consent of the SEPA Board. On the same day, Baker Donelson sent Faegre Drinker a revised draft of the Merger Agreement that was generally consistent with the draft previously provided by Faegre Drinker to Baker Donelson except that this revised draft, among other things, further clarified how the Merger Consideration would be paid or reserved for issuance and payable to the SANUWAVE Convertible Securityholders.
On August 21, 2023, Baker Donelson sent Faegre Drinker a final revised draft of the Merger Agreement that further clarified the mechanism by which the Merger Consideration would be paid or reserved for issuance and payable to the SANUWAVE Convertible Securityholders. The terms of the Merger Agreement were consistent with the material terms of the LOI.
On August 22, 2023, the SANUWAVE board met to consider the terms of the Merger Agreement and the transactions contemplated thereby. Representatives of the SANUWAVE management team and Faegre Drinker attended this meeting of the SANUWAVE board. Following presentations from the SANUWAVE management team and Faegre Drinker regarding the terms of the Merger Agreement, the transactions contemplated thereby and fiduciary duties of directors when considering whether to authorize a potential business combination transaction, the SANUWAVE board unanimously approved the Merger Agreement and the transactions contemplated thereby and recommended that the SANUWAVE Stockholders adopt and approve in all respects the Merger Agreement and the transactions contemplated thereby.
On the afternoon of August 23, 2023, the parties announced the execution of the Merger Agreement.
During the approximate seven week period during which the parties negotiated the Merger Agreement, Baker Donelson and Faegre Drinker discussed various elements of the proposed revised draft of the Merger Agreement during multiple telephonic meetings and via email, including, but not limited to, the following key deal terms (in addition to the terms detailed above): (i) the aggregate Merger Consideration, (ii) the structure of consideration payable to SANUWAVE and intended tax consequences of the Merger, (iii) the scope of representations and warranties, and interim affirmative and negative covenants, (iv) a Minimum Cash Condition that must be satisfied by SEPA immediately prior to the Closing, waivable by SANUWAVE, which SEPA and SANUWAVE ultimately agreed will be $12 million, inclusive of funds remaining in the Trust Account (after Redemptions) and the proceeds from the PIPE Investment, prior to giving effect to the payment of SEPA’s unpaid expenses or liabilities, (v) the absence of indemnification rights after the Closing, and (vi) the conversion, repayment or exercise, as applicable, prior to the Closing, of certain outstanding SANUWAVE Convertible Notes and SANUWAVE Warrants.

Between July 7, 2023 and August 11, 2023, SEPA received reports from its legal counsel regarding the results of the due diligence review of SANUWAVE. Baker Donelson provided SEPA with its final due diligence report on August 11, 2023 which was reviewed and discussed with representatives of SEPA and the SEPA Board prior to the execution of the Merger Agreement.
During the period between July 10, 2023 and August 20, 2023, Baker Donelson continued to provide the SEPA Board with periodic summaries of the updated material provisions of the transaction documents and due diligence findings.
Recommendation of the SEPA Board and Reasons for the Business Combination
The SEPA Board, in evaluating the Business Combination, consulted with SEPA’s management and its financial and legal advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of Class A Common Stock in connection therewith, are advisable and in the best interests of SEPA and (ii) to recommend that the SEPA Stockholders and SEPA Warrant Holders adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of Class A Common Stock in connection therewith, the SEPA Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the SEPA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The SEPA Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of SEPA’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
In approving the Business Combination, the SEPA Board determined to obtain a fairness opinion. In addition, the officers and directors of SEPA have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of SEPA’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. Furthermore, SEPA’s officers and directors and SEPA’s advisors have substantial experience with mergers and acquisitions.
The SEPA Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
•
Large and Expanding Growth Industry. SANUWAVE is focused on the development of regenerative medicine products that have the potential to address substantial unmet clinical needs across broad market indications. Based upon the commercial due diligence by SEPA, there are limited therapeutic treatments currently available that directly and reproducibly activate healing processes in the areas in which SANUWAVE is focusing, particularly for wound care and repair of certain types of musculoskeletal conditions;

•
Platform Supports Further Growth Initiatives. SANUWAVE’s ultrasound and shock wave technology uses patented systems of noninvasive, high-energy, acoustic shock waves or low intensity and non-contact ultrasound for regenerative medicine and other applications, and its two primary systems, UltraMIST® and PACE®, are cleared by the FDA using directed energy for wound healing (non-contact ultrasound in the case of UltraMIST and focused shockwave in the case of dermaPACE);

•	Due Diligence. Due diligence examinations of SANUWAVE and discussions with SANUWAVE’s management team and SEPA’s legal advisors concerning SEPA’s due diligence examination of SANUWAVE;
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Stockholder Liquidity. The obligation in the Merger Agreement to have Class A Common Stock issued as Merger Consideration listed on the Nasdaq, a major U.S. stock exchange, which the SEPA Board believes has the potential to offer SEPA Stockholders enhanced liquidity as a result of increased trading volume;

•
Financial Condition. The SEPA Board also considered factors such as SANUWAVE’s historical financial results, outlook, financial plan, debt structure and unit economics as well as mergers and acquisitions activity for companies in the medical technology industry. In considering these factors, the SEPA Board reviewed SANUWAVE’s historical growth and its current prospects for growth if SANUWAVE achieves its business plan and various historical and current balance sheet items of SANUWAVE. In reviewing these factors, the SEPA Board noted that SANUWAVE will be well positioned to gain market share and expand its manufacturing capabilities while continuing to improve its margins;
•
Experienced Management Team. SANUWAVE has a strong management team with significant operating experience. Morgan Frank, CEO, has over 25 years of experience advising and leading MedTech and other companies, and 30 years in capital markets with numerous successful exits. Andrew Walko, President of SANUWAVE, has deep roots in the MedTech contract manufacturing industry and has several years of operational experience. He has scaled and launched several products at various companies in the Minnesota region. In addition, he has held leadership roles for nearly 20 years in the MedTech space as well as the US Army. Tim Hendricks, Executive V.P. of Sales, brings 20 years of industry experience in building sales leadership teams in medical device, biologics, specialty pharmaceuticals and durable medical equipment. Over a dozen of his years in the industry have been spent in the chronic wound space with start-ups and Fortune 500 companies such as Smith & Nephew (formerly Osiris Therapeutics) and Byram Healthcare. The senior management of SANUWAVE intends to remain with SANUWAVE in the capacity of officers and/or directors, providing helpful continuity in advancing SANUWAVE’s strategic and growth goals;

•
Lock-Up. Certain SANUWAVE Stockholders (including Mr. Frank) have agreed to be subject to a 180-day lockup in respect of their SEPA Class A Common Stock subject to certain customary exceptions, which will provide important stability to the leadership and governance of SANUWAVE;

•
Other Alternatives. The SEPA Board believes, after a thorough review of other business combination opportunities reasonably available to SEPA, that the proposed Business Combination represents the best potential business combination for SEPA and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets;

•
Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between SEPA and SANUWAVE; and

•	Fairness Opinion. The SEPA Board considered ValueScope’s fairness opinion, in which ValueScope opined that the Business Combination is “fair” to the SEPA Stockholders from a financial perspective.
The SEPA Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
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Business Plan and Projections May Not Be Achieved. The risk that SANUWAVE may not be able to execute on the business plan, and realize the financial performance as set forth in the financial projections, in each case, presented to SEPA’s management team and SEPA Board;

•
Redemption Risk. The potential that a significant number of SEPA Stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the SEPA’s Current Charter, which would potentially make the Business Combination more difficult to complete;

•	Stockholder and Warrantholder Vote. The risk that SEPA Stockholders and SEPA Public Warrant Holders may fail to provide the respective votes necessary to effect the Business Combination;
•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SEPA’s control;
•
Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•	Listing Risks. The challenges associated with preparing SANUWAVE for the applicable disclosure and listing requirements to which SANUWAVE will be subject as a publicly traded company on Nasdaq;
•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•
Liquidation of SEPA. The risks and costs to SEPA if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SEPA being unable to effect a business combination by July 30, 2024;

•	Growth Initiatives May Not be Achieved. The risk that SANUWAVE’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;
•
Board and Independent Committees. The risk that the post-Closing Combined Company Board and independent committees do not possess adequate skill set within the context of SANUWAVE operating as a public company;

•	SEPA Stockholders Receiving a Minority Position in SANUWAVE. The risk that SEPA Stockholders will hold a minority position in SANUWAVE;
•	Fees and Expenses. The fees and expenses associated with completing the Business Combination; and
•	Other Risks Factors. Various other risk factors associated with the business of SANUWAVE, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.
The above discussion of the material factors considered by the SEPA Board is not intended to be exhaustive, but does set forth the principal factors considered by the SEPA Board.
Opinion of ValueScope, Inc. as Fairness Opinion Provider
ValueScope was retained by SEPA to provide its opinion as to the fairness, from a financial point of view, to the SEPA Stockholders regarding the Business Combination. On August 1, 2023, ValueScope delivered its opinion to the SEPA Board, to the effect that, based on financial, business and operating information available to it as of June 30, 2023, the total consideration to be paid by SEPA in the Business Combination is fair to all of the shareholders of SEPA from a financial perspective.
The summary of the opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex F to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by ValueScope in preparing its opinion. However, neither ValueScope’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any SEPA Stockholder as to how such SEPA Stockholder should act or vote with respect to any matter relating to the proposed Business Combination or otherwise, including, without limitation, whether any such SEPA Stockholder should redeem.
The opinion was addressed to the SEPA Board for the use and benefit of the members of the SEPA Board (in their capacities as such) in connection with its evaluation of the Business Combination. ValueScope’s opinion was just one of several factors the SEPA Board took into account in making its determination to approve the Business Combination, including the factors described elsewhere in this proxy statement/prospectus.
ValueScope’s opinion only addressed whether, as of the date of the opinion, the shares of Class A Common Stock to be issued in the Business Combination in the aggregate pursuant to the Merger Agreement were fair, from a financial point of view, to all of the shareholders of SEPA. It did not address any other terms, aspects, or implications of the Business Combination, the Merger Agreement or any related or other transaction or agreement, including, without limitation, (i) other than assuming the consummation thereof, the PIPE Investment; (ii) the agreements to be entered into in connection with the Merger Agreement, (iii) any term or aspect of the Business Combination that is not susceptible to financial analysis, (iv) the fairness of any portion or aspect of the Business Combination (other than the total consideration to be paid by SEPA in the Business Combination) to the holders of any class of securities, creditors or other constituents of SEPA, or any other party, (v) the appropriate capital structure of SEPA or SANUWAVE or whether SEPA should be issuing debt or equity securities or a combination of both in the Business Combination, nor (vi) any capital raising or financing transaction contemplated by SEPA, including, without limitation, the PIPE Investment. ValueScope did not express any opinion as to what the value of shares of SEPA’s Class A Common Stock, SEPA Class B Common Stock or any other security of SEPA actually will be when issued in the Business Combination or the prices at which shares of SEPA Class A Common Stock, SEPA Class B Common Stock, or any other securities of SEPA or SANUWAVE could trade, be purchased or sold at any time.
ValueScope’s opinion did not address the relative merits of the Business Combination as compared to any alternative transaction or business strategy that might have existed for SEPA, or the merits of the underlying decision by the SEPA Board or SEPA to engage in or consummate the Business Combination. The financial and other terms of the Business Combination were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from ValueScope. In addition, ValueScope was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving SEPA.
ValueScope was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Merger, the securities, assets, businesses or operations of SEPA, SANUWAVE or any other party, or any alternatives to the Merger, (b) negotiate the terms of the Business Combination, or (c) advise the SEPA Board, SEPA or any other party with respect to alternatives to the Business Combination. ValueScope’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of ValueScope’s opinion and upon certain assumptions regarding such financial, economic, market and other conditions, which were subject to unusual volatility and which, if different than assumed, could have had a material impact on ValueScope’s analyses and opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, ValueScope did not assume any obligation to update, review, or reaffirm its opinion to SEPA or any other person or otherwise to comment on or consider events occurring or coming to ValueScope’s attention after the date of its opinion.
ValueScope received professional fees of $65,000, subject to hourly fees for material revisions for rendering its opinion and presentations to the SEPA board, no portion of which was contingent upon the completion of the Business Combination. In addition, SEPA agreed to indemnify ValueScope and certain related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion.
In connection with its analysis, ValueScope has made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. ValueScope also took into account its assessment of general economic, market, and financial conditions, as well as its experience in business valuation in general, and with respect to similar transactions, in particular. ValueScope’s procedures, investigations, and financial analyses included, but were not limited to, a review of the term sheet and Merger Agreement, SANUWAVE’s draft July 2023 investor presentation, SEC filings (including audited financial statements for the years ended December 31, 2021 and December 31, 2022, and unaudited condensed consolidated financial statements for the quarter ended March 31, 2023), industry and market research, discussions with SANUWAVE and SEPA’s management, and other documents related to the Business Combination, SEPA and SANUWAVE. ValueScope performed certain valuation analyses using generally accepted valuation and analysis techniques, including a discounted cash flow and market approach analysis. ValueScope conducted such other analyses and considered such other factors as it deemed appropriate.
ValueScope, Inc. ValueScope, Inc. is a valuation advisory and consulting firm based in Southlake, Texas. As a firm, ValueScope completes over 300 projects per year, most requiring valuation opinions or conclusions of value. Additionally, ValueScope’s principals and senior staff have been retained over 100 times by federal agencies to assist in valuation matters and dispute resolutions.
ValueScope’s principals and senior staff have issued numerous fairness opinions (as well as solvency opinions) for boards of directors and company shareholders for a period of 35 years. Within the last couple of years, ValueScope has issued multiple opinions relating to SPAC and “de-SPAC” transactions. Additionally, ValueScope has extensive experience with SPACs outside of fairness opinions and has recently conducted valuations of public and private placement warrants as well as rights for approximately a dozen SPACs.
Valuation Methodology – Income and Market Approaches. ValueScope considered and applied the income and market approaches to derive an opinion of value, as these approaches are the most appropriate when conducting a valuation of a going concern. Under the income approach, ValueScope utilized the discounted cash flows (“DCF”) method and under the market approach, ValueScope considered the comparable transaction and guideline public company methods.
The income approach estimates the fair market value of a company based on the earnings, cash flow, and dividend-paying capacity of the company. The approach evaluates the present worth of the future economic benefits that accrue to the investors in a business. These benefits are discounted to present value at a rate of return that is commensurate with the company’s risk. This present value determines the fair market value of a business.

ValueScope developed a DCF model to arrive at SANUWAVE’s market value of invested capital (“MVIC”) as of the Valuation Date. The DCF method first projects the cash flow the business is expected to produce over a discrete period. Then, each discrete cash flow is discounted to a present value at a rate that reflects the risk of receiving that amount at the time anticipated in the projection.
To better reflect these projections, items such as revenue, operating costs, capital expenses, and working capital were forecasted. These projections were used to determine the net cash flow generated by the business, which was then discounted to the present value using an appropriate discount rate. Total outstanding debt, if any, is then subtracted from the MVIC to arrive at the equity value.
The market approach considers the implied pricing in comparable public companies and third-party transactions of comparable businesses or assets. Public companies and transactions are analyzed in order to identify pricing patterns or trends that can be used to infer value on the subject business or asset. Adjustments are made to the public company and transaction data to account for relative differences between the subject and the public companies and comparable transactions.
The primary strength of the market approach is that it offers relatively objective pricing evidence from the market at large and, aside from certain adjustments to the public company and transaction data, requires few assumptions to be made. The market approach is most applicable to highly homogeneous assets or businesses for which a ready market exists.
ValueScope developed an indication of SANUWAVE’s value based upon the multiples indicated by guideline public companies and M&A transactions of companies in the same or a similar industry occurring in recent years.
In order to select guideline public companies, companies had to be engaged in the same or similar line of business and face similar industry and economic risks as SANUWAVE as of the Valuation Date. In order to use M&A information in a valuation engagement, the following two conditions must be met: the transaction target must be similar to the company being valued in at least some respects and the details of the transaction must be obtainable.
Overview of Key Assumptions and Inputs
ValueScope performed a valuation analysis of SANUWAVE based upon the Valuation Date. ValueScope reviewed SANUWAVE’s historical financial results for 2021, and 2022, and for the quarter ending March 31, 2023. ValueScope projected SANUWAVE’s financial performance for the second half of 2023, and on an annual basis for 2024 and 2025. ValueScope examined SANUWAVE’s prospective operating plans and forecasts included within SANUWAVE’s draft July 2023 investor presentation and determined that the key operating forecasts, including unit economics and volume, were reasonable based on a review of SANUWAVE’s historical performance, an analysis of the industry, and a discussion with SANUWAVE’s management. These key operating forecasts included the $30,000 manufacturer’s suggested retail price (MSRP) for UltraMIST systems, which reflects current actual retail pricing; the $100 MSRP for UltraMIST single-use applicators, which reflects current actual retail pricing; a blended average gross margin of 75% for UltraMIST systems and applicators based on the historical and current actual retail price and cost of goods sold, which is in alignment with SANUWAVE’s company-wide gross margins; actual and forecasted UltraMIST systems supply demand planning with SANUWAVE’s third-party manufacturer of manufacturing capacity of 217 in 2022, 357 systems in 2023, 650 in 2024, and 1,025 in 2025, which are in-line with management’s expectations of incremental growth based on the current expansion of the customer base and current orders discussed with SANUWAVE’s third-party manufacturer; active and forecasted UltraMIST systems in use of 527 as of June 30, 2023, 872 as of December 31, 2023; 1,522 as of December 31, 2024, and 2,547 as of December 31, 2025, which are derived from management’s expected growth rate for year-over-year supply demand planning; and consumables supply increasing from SANUWAVE’s current average supply of 6,300 applicators per week to 24,000 applicators per week over 12 to 18 months, which is in-line with the number of active and forecasted UltraMist systems disclosed above. ValueScope projected organic revenue growth using a bottom-up approach based upon the number of UltraMIST systems manufactured and in the field, as well as the weekly consumable attach rate which ranged from an average of 7.2 to 7.7 applicators per week for each UltraMIST system. ValueScope did not project any revenues from potential acquisitions, contingencies, or additional products, such as the Company’s dermaPACE product. ValueScope projected SANUWAVE’s revenue of $16.1 million in the six months ending December 31, 2023, $46.0 million in 2024, and $82.3 million in 2025.

ValueScope projected cost of sales based on management’s expected gross margin, a discussion with management, a review of the Company’s historical financials, and an analysis of the industry. Throughout the forecast period, gross profit margins were projected to range from 74.5% to 75.3%, consistent with the SANUWAVE’s historical performance and industry norms.
ValueScope projected operating expenses based on a discussion with management, a review the SANUWAVE’s historical financials, and an analysis of the industry in which SANUWAVE operates. EBITDA margins of negative 0.4% were forecasted for the six months ending December 31, 2023, and 8.8% and 16.6% were forecasted for 2024 and 2025, respectively, consistent with industry norms.
ValueScope projected capital expenditures of 0.75% of sales based on a discussion with management and a review of SANUWAVE’s historical financials.
ValueScope forecasted working capital based on a discussion with management and a review of the SANUWAVE’s historical financials. Working capital as a percentage of revenue was forecasted to be 10.0% for the six months ending December 31, 2023, and 12.5% and 15.0% in 2024 and 2025, respectively, consistent with industry norms.
To determine an appropriate discount rate, ValueScope calculated the weighted average cost of capital, or WACC, of SANUWAVE as a whole. The WACC approximates the expected return required by debt and equity holders on invested capital within the industry for a company of a similar nature. Equity return assumptions were determined using the capital asset pricing model (CAPM) and debt assumptions were based on the yield of mezzanine debt and bank loans as of the Valuation Date. ValueScope determined the WACC of 34.3% based on a cost of equity of 40.0%, an after-tax cost of debt of 8.7%, and a target debt-to-capital ratio of 18.3%.
In order to determine the industry median unlevered beta of 0.86 for the WACC calculation, ValueScope selected ten publicly traded companies that operate in the advanced wound care market. Six of these companies are heavily diversified, offering a broad range of medical devices; however, these six companies have material market share in the advanced wound care space. All ten companies face similar business and economic risks relative to SANUWAVE.
Comparable Public Companies: Advanced Wound Care Industry:
•	NanoVibronix, Inc.
•	EDAP TMS S.A.
•	Organogenesis Holdings Inc.
•	MiMedx Group, Inc.
•	Integra LifeSciences Holdings Corporation
•	3M Company
•	Coloplast A/S
•	ConvaTec Group PLC
•	Smith & Nephew plc
•	Stryker Corporation
Comparable Public Companies: Medical Devices Industry
•	IDEXX Laboratories, Inc.
•	Intuitive Surgical, Inc.
•	ResMed Inc.
•	Teleflex Incorporated
•	Zimmer Biomet Holdings, Inc.
•	Becton, Dickinson and Company
•	InspireMD, Inc.
•	LeMaitre Vascular, Inc.

•	NuVasive, Inc.
•	Artivion, Inc.
•	Shockwave Medical, Inc.
•	Terumo Corporation
•	Sysmex Corporation
•	Olympus Corporation
•	Align Technology, Inc.
•	Baxter International Inc.
•	Boston Scientific Corporation
•	Edwards Life Scientific Corporation
•	Hologic, Inc.
•	AtriCure, Inc.
•	Medtronic plc
•	Abbot Laboratories
•	GE HealthCare Technologies Inc.
ValueScope analyzed 35 comparable M&A transactions from the S&P Capital IQ database. These transactions involved target companies in the advanced wound care and medical device industries. ValueScope did not exclude any transactions or comparable public companies that met their criteria.
Comparable Transactions: Advanced Wound Care and Medical Devices Industries

At the end of the two-and-a-half-year forecast period in the DCF analysis, ValueScope calculated SANUWAVE’s terminal value based on the application of an enterprise to sales multiple (EV/Sales) as this multiple is a commonly used valuation metric in the industry. The applicable EV/Sales multiple was determined to be 5.0x based on observed pricing of the 33 comparable public companies and 35 comparable transactions in the advanced wound care and medical devices industries. The median EV/Sales transaction multiples from the advanced wound care and medical devices industries were determined to be 5.0x and 7.2x, respectively. The median EV/Sales multiple from the 33 comparable public companies was determined to be 4.8x. SANUWAVE’s projected 2025 revenue of $82.3 million was multiplied by the terminal EV/Sales multiple of 5.0x. ValueScope performed a

DCF sensitivity analysis based on the terminal EV/Sales multiple and discount rate to determine a range of value under the income approach. The lower-bound of the range utilized a discount rate of 36.3% and an EV/Sales multiple of 4.5x, and the upper bound of the range utilized a discount rate of 32.3% and an EV/Sales multiple of 5.5x.
Based on a review of the comparable transactions and public companies, ValueScope selected and applied an EV/S multiple range of 8.0x to 11.0x to SANUWAVE’s preliminary June 30, 2023 trailing twelve-month revenue of $17.9 million to determine a range of value for SANUWAVE’s under the market approach.
Contingent Asset. ValueScope recognized that SANUWAVE may receive substantial cash flows related to a claim that SANUWAVE has a patent with precedent over a product sold by a medical device manufacturer operating outside of the wound care market. ValueScope’s conclusion of value does not consider the contingent asset due to the uncertainty of the timing and amount of any payments possibly received.
Conclusion & Opinion. ValueScope’s analysis provided a fair market valuation range of SANUWAVE’s equity of approximately $128.4 to $182.4 million. Based on ValueScope’s analysis, it is their opinion that the Business Combination is “fair” to the SEPA Stockholders from a financial perspective.
Disclosure of Prior Relationships. During the two years preceding the date of the opinion, ValueScope has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.
Satisfaction of 80% Test
It is a requirement under Nasdaq listing rules and SEPA’s Current Charter that any business acquired by SEPA have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions at the time of the execution of a definitive agreement for the Business Combination). The SEPA Board considered factors such as SANUWAVE’s historical financial results, the future growth outlook and financial plan, as well as the fairness opinion provided by ValueScope. The SEPA Board determined that the consideration being paid in the Merger, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, SEPA and SEPA Stockholders and appropriately reflected SANUWAVE’s value.
The SEPA Board believes that because of the financial skills and background of its officers and directors, it was qualified to conclude that the acquisition of SANUWAVE met the 80% requirement. Based on the fact that the valuation ascribed to SANUWAVE of approximately $128.4 to $182.4 million is substantially in excess of the threshold of approximately $10.9 million, representing 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions), the SEPA Board determined that the fair market value of SANUWAVE was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.
Redemption Rights
Pursuant to SEPA’s Current Charter, holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote “FOR” or “AGAINST” the Business Combination Proposal. Any SEPA Stockholder holding Public Shares as of the Record Date may demand that SEPA redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $10.46 per share as of November 30, 2023), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, SEPA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination. Please see the section entitled “Meeting of SEPA Stockholders — Redemption Rights.”
Material U.S. Federal Income Tax Consequences
The following discussion summarizes material U.S. federal income tax considerations generally applicable to (i) U.S. Holders (as defined below) and Non-U.S. Holders (as defined below) of Public Shares that, in either case, elect to have their Public Shares redeemed for cash pursuant to the exercise of a right to redemption (ii) U.S. Holders and Non-U.S. Holders of SANUWAVE Common Stock, and (iii) U.S. Holders and Non-U.S. Holders of SEPA warrants. This discussion applies only to our Public Shares, to SANUWAVE Common Stock, and to SEPA warrants, as applicable, that are held, in each case, as “capital assets” within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment).

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH AN ELECTION TO REDEEM YOUR PUBLIC SHARES AND THE PROPOSED BUSINESS COMBINATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THESE TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.
The following discussion does not purport to be a complete analysis of all potential tax consequences resulting from the completion of the Business Combination and does not address the tax treatment of any other transactions occurring in connection with the Business Combination. In addition, this discussion does not address the alternative minimum tax or the application of Section 451(b) of the Code and does not address any aspect of U.S. federal non-income tax laws, such as gift, estate, or Medicare contribution tax laws, or any state, local, or non-U.S. tax laws. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to particular holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:
•	SEPA’s Sponsor or founder (or an officer, director, employee or affiliate thereof);
•	a government or agency or instrumentality thereof;
•	a tax-exempt entity;
•	a tax-qualified retirement plan or pension plan;
•	an S corporation, partnership, or other entity or arrangement treated as a partnership or other flow-through entity for U.S. federal income tax purposes (and investors therein);
•	a dealer or trader in securities that uses a mark-to-market method of tax accounting with respect to the securities;
•	a regulated investment company;
•	a real estate investment trust;
•	a financial institution;
•	an insurance company;
•	a controlled foreign corporation or passive foreign investment company;
•	an expatriate or former long-term resident of the United States;
•	a person that actually or constructively owns 5% or more of our voting shares or 5% or more of the total value of our shares;
•	a person that acquired our shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;
•	a person holding the shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment transaction;
•	a person subject to special tax accounting rules as a result of any item of gross income with respect to Public Shares being taken into account in an applicable financial statement;
•	a person who elects to apply the provisions of Section 1400Z-2 of the Code to any gain realized;
•	a person holding our securities in connection with a trade or business outside the United States; or
•	a U.S. person whose functional currency is not the U.S. dollar.
The discussion below is based on the provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof, which may be repealed, revoked, modified, or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

SEPA has not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
U.S. Federal Holder and Non-U.S. Holder Defined
For purposes of this discussion, a “U.S. Holder” for U.S. federal income tax purposes, is a beneficial owner of Public Shares or SANUWAVE Common Stock, as applicable, is:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source;
•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of our Public Shares or SANUWAVE Common Stock, as applicable, and is for U.S. federal income tax purposes:
•	a non-resident alien individual;
•	a foreign corporation; or
•	an estate or trust that is not a U.S. Holder.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Public Shares or SANUWAVE Common Stock, the U.S. federal income tax treatment of the entity or an owner of such entity will depend on the status of the owners, the activities of the entity and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the redemption of our Public Shares or the Business Combination.
Tax Treatment of Redemption Election
U.S. Federal Income Tax Considerations to U.S. Holders
This section addresses the U.S. federal income tax consequences to U.S. Holders of an election to redeem Public Shares.
Redemption as Sale or Corporate Distribution — In General. If your Public Shares are redeemed pursuant to an election, the treatment of the Redemption for U.S. federal income tax purposes will depend on whether the Redemption qualifies as a sale of the Public Shares under Section 302 of the Code. If the Redemption qualifies as a sale of Public Shares, you generally will recognize capital gain or loss, which generally will be long-term capital gain or loss if your holding period for the Public Shares exceeds one year, as described in greater detail below under “U.S. Federal Income Tax Considerations to U.S. Holders — Redemption Taxable as Sale or Exchange.” If the Redemption does not qualify as a sale of Public Shares, it will be treated as a corporate distribution, as described in greater detail below under “U.S. Federal Income Tax Considerations to U.S. Holders — Redemption Taxable as Corporate Distribution.” Whether a Redemption pursuant to an election qualifies for sale treatment will depend largely on the total number of Public Shares treated as held by you (including any shares constructively owned by you) relative to all Public Shares outstanding both before and after the Redemption. The Redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the Redemption (i) is “substantially disproportionate” with respect to you, (ii) results in a “complete termination” of your interest in SEPA, or (iii) is “not essentially equivalent to a dividend” with respect to you. These tests are explained more fully below.
In determining whether any of the foregoing tests is satisfied, you must take into account not only Public Shares actually owned by you, but also Public Shares that are constructively owned by you. In addition to shares you own directly, you may be treated as constructively owning shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option, which would include shares of Class A Common Stock which could be acquired pursuant to the exercise of the SEPA Public Warrants. In order to meet the substantially disproportionate test, the percentage of SEPA’s outstanding voting shares actually and constructively owned by you immediately following the Redemption of Public Shares must, among other requirements, be less than 80% of the percentage of SEPA’s outstanding voting shares actually and constructively owned by you immediately before the Redemption. Prior to SEPA’s initial Business Combination, the Class A Common Stock may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of your interest if either (i) all of the Public Shares actually and constructively owned by you are redeemed, or (ii) all of the Public Shares actually owned by you are redeemed and you are eligible to waive, and effectively waive in accordance with specific rules, the attribution of shares owned by certain family members and you do not constructively own any other Public Shares. The Redemption of the Public Shares will not be essentially equivalent to a dividend if the Redemption or purchase results in a “meaningful reduction” of your proportionate interest in SEPA. Whether the Redemption will result in a meaningful reduction of your proportionate interest in SEPA will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the Redemption will be treated as a corporate distribution and the tax consequences of the Redemption will be as described under “U.S. Federal Income Tax Considerations to U.S. Holders — Redemption Taxable as Corporate Distribution” below. After the application of those rules, any remaining tax basis in the redeemed Public Shares will be added to your adjusted tax basis in your remaining shares. If there are no remaining shares, you may be able to add the remaining tax basis in the redeemed Public Shares to your adjusted tax basis in your SEPA Public Warrants or possibly in other stock constructively owned by you, but you are urged to consult your tax adviser as to the allocation of any remaining basis.
You should consult your own tax advisor as to whether the Redemption of your Public Shares will be treated as a sale or as a distribution under the Code and the treatment of such sale or distribution.
Redemption Taxable as Sale or Exchange. If the Redemption of your Public Shares is treated as a sale or other taxable disposition of our Public Shares, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders are currently eligible to be taxed at reduced rates compared to your ordinary compensation or business income. The deductibility of capital losses is subject to limitations.
For purposes of the holding period, it is unclear whether the Redemption Rights with respect to the Public Shares prior to the initial Business Combination would suspend the running of the applicable holding period due to a diminished risk of loss. If the running of the holding period for the Public Shares is suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or other taxable disposition of the Public Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates.
Generally, the amount of gain or loss you recognize will equal the difference between (i) the sum of the amount of cash and the fair market value of any property received in the Redemption and (ii) your adjusted tax basis in the Public Shares redeemed. Your adjusted tax basis in your Public Shares generally will equal your acquisition cost, minus any amount of acquisition cost allocated to your SEPA Public Warrants.
Redemption Taxable as Corporate Distribution. If the Redemption of your Public Shares is treated as a corporate distribution, you generally will be required to include in gross income as a dividend the amount of any cash paid for Public Shares to the extent that the payment is treated as a distribution out of SEPA’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of SEPA’s current and accumulated earnings and profits generally will be applied against, and reduce, your tax basis in your Public Shares (but not below zero), and any remaining excess will be treated as gain from the sale or exchange of the Public Shares

(the treatment of which is described under “U.S. Federal Income Tax Considerations to U.S. Holders — Redemption Taxable as Sale or Exchange” above). However, it is possible that financial intermediaries may report the entire amount of any distributions SEPA makes as dividends if they cannot determine the amount of SEPA’s earnings and profits for U.S. federal income tax purposes.
If you are a taxable corporate U.S. Holder, any amount treated as a dividend paid by SEPA generally will qualify for the dividends-received deduction if the requisite holding period is satisfied, but may be subject to the “extraordinary dividend” provisions of the Code (which could cause a reduction in the tax basis of your Public Shares and increase the amount of gain or decrease the amount of loss you recognize on a disposition of those shares). It is unclear whether the Redemption Rights prior to our initial Business Combination with respect to your Public Shares would suspend the running of the applicable holding period for purposes of the dividends received deduction, due to a diminished risk of loss. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount.
If you are a non-corporate U.S. Holder, any amount treated as a dividend generally will be taxed at the applicable long-term capital gains rate that applies to qualified dividend income (which is lower than your ordinary compensation or business income tax rates), provided that certain other holding period requirements, are met. It is unclear, whether the Redemption Rights prior to our initial Business Combination with respect to your Public Shares would suspend the running of the applicable holding period for purposes of the preferential tax rate on qualified dividends, due to a diminished risk of loss. If the holding period requirements are not satisfied, then a non-corporate holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
U.S. Information Reporting and Backup Withholding. Proceeds from the Redemption of Public Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, if you furnish a correct taxpayer identification number and make other required certifications or are otherwise exempt from backup withholding and establish your exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
U.S. Federal Income Tax Considerations to Non-U.S. Holders
This section addresses the U.S. federal income tax consequences to Non-U.S. Holders of an election to redeem Public Shares.
Redemption as Sale or Corporate Distribution – In General. The characterization for U.S. federal income tax purposes of the Redemption of a Non-U.S. Holder’s Public Shares generally will correspond to the U.S. federal income tax characterization of such a Redemption of a U.S. Holder’s Public Shares, as described under “U.S. Federal Income Tax Considerations to U.S. Holders” above.
You should consult your own tax advisor as to whether the Redemption of your shares will be treated as a sale or as a distribution under the Code and the treatment of such sale or distribution.
Redemption Taxable as Sale or Exchange. If you are a Non-U.S. Holder and the Redemption of your Public Shares is treated as a sale or other taxable disposition of Public Shares, you generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale of your Public Shares, unless:
•
the gain is effectively connected with the conduct of a trade or business by you within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you);

•	you are a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•
the Public Shares constitute a U.S. real property interest (“USRPI”) by reason of SEPA’s status as a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by you in the United States.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to a U.S. Holder, unless an applicable treaty provides otherwise. If you are a corporation, your gain also may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by your U.S. source capital losses (even though you would not be considered a resident of the United States), provided you have timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, generally, a corporation will be classified as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not (and have not been during the applicable testing period) a USRPHC for U.S. federal income tax purposes, and we do not expect to be a USRPHC on the redemption date. However, in the event that we were to be considered a USRPHC, as long as the Public Shares continue to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”), a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the Public Shares, more than 5% of the Public Shares will be treated as disposing of a USRPI as a result of the Redemption and will be subject to U.S. tax on gain realized on such Redemption as a result of our status as a USRPHC. It is unclear how a Non-U.S. Holder’s ownership of SEPA Public Warrants will affect the determination of whether such Non-U.S. Holder owns more than 5% of the Public Shares. We can provide no assurance as to our status as a USRPHC or as to whether the Public Shares will be treated as regularly traded. If we were classified as a USRPHC and our Public Shares were not considered to be regularly traded, a Non-U.S. Holder (regardless of the percentage of Public Shares or SEPA Public Warrants owned by it) would be treated as disposing of a U.S. real property interest as a result of the Redemption and would be subject to U.S. federal income tax on such Redemption of Public Shares, and a 15% withholding tax would apply to the gross proceeds from such Redemption.
You should consult your tax advisor regarding potentially applicable income tax treaties that may provide for different rules.
Redemption Taxable as Corporate Distribution. You will be treated as receiving a distribution if you are a Non-U.S. Holder and the Redemption of your Public Shares does not qualify as a sale. In general, distributions, to the extent paid out of SEPA’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the conduct of a trade or business within the United States by you, SEPA will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) your adjusted tax basis in your Public Shares and, to the extent such distribution exceeds your adjusted tax basis, as gain realized from the sale or other disposition of your Public Shares, which will be treated as described above under “U.S. Federal Income Tax Considerations to Non-U.S. Holders—Redemption Taxable as Sale or Exchange.”
If we pay dividends that are effectively connected with your conduct of a trade or business within the United States, the dividends generally will not be subject to U.S. withholding tax, provided you comply with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). If a tax treaty applies, the dividends must also be attributable to a U.S. permanent establishment or fixed base maintained by you. The dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in the tax as may be provided by an applicable income tax treaty). If you are a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Information Reporting and Backup Withholding. Proceeds from the Redemption of Public Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. If you are a Non-U.S. Holder, you generally may eliminate the requirement for information reporting and backup withholding by providing certification of your non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption, provided the applicable withholding agent does not have actual knowledge or reason to know you are a U.S. person. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Public Shares paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Additional Withholding Requirements Under FATCA. Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), if you are (i) a “foreign financial institution” (as defined in the Code) or (ii) a “non-financial foreign entity” (as defined in the Code), then payments of dividends on and the gross proceeds of dispositions of Public Shares will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless you satisfy various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) or an exemption from these rules applies. Under proposed U.S. Treasury regulations, the preamble to which states that taxpayers may rely on them until final U.S. Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of Public Shares. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your tax advisor regarding the potential application of withholding under FATCA.
Tax Treatment of Business Combination
In General
The Business Combination will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Neither SANUWAVE nor SEPA has requested a ruling from the IRS in connection with the Business Combination or any related transaction. The discussion below neither binds the IRS nor precludes it from adopting a contrary position with respect to the U.S. federal income tax treatment of the Business Combination. The parties’ obligations to consummate the Business Combination are not conditioned upon the receipt of a legal opinion, and even if a legal opinion as of the date of the Business Combination were obtained by either party, such legal opinion is not binding on the IRS or any court. Furthermore, even if SANUWAVE and SEPA report the Business Combination as qualifying as a “reorganization” under the provisions of Section 368(a) of the Code, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the position taken by SANUWAVE and SEPA.
You should consult with your tax advisors regarding the tax consequences of the Business Combination and the requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368(a) of the Code.
Because the consideration for the Business Combination is solely Class A Common Stock, the discussion below does not address the treatment of cash or other non-stock consideration.
U.S. Federal Income Tax Considerations to U.S. Holders
This section addresses the U.S. federal income tax consequences of the Business Combination to U.S. Holders of SANUWAVE Common Stock.
Tax Consequences if the Business Combination Qualifies as a Reorganization. Provided that the business combination qualifies as a reorganization within the meaning of Section 368(a) of the Code, you will not recognize gain or loss for U.S. federal income tax purposes as a result of your exchange of SANUWAVE Common Stock for Class A Common Stock in the Business Combination. The aggregate tax basis of the Class A Common Stock you receive in the Business Combination will be equal to the aggregate tax basis of the SANUWAVE Common Stock you exchange for Class A Common Stock in the Business Combination.

Your holding period in the Class A Common Stock received will include the holding period for the shares of SANUWAVE Common Stock you surrendered in exchange therefor. If you acquired different blocks of SANUWAVE Common Stock at different times or at different prices, the Class A Common Stock you receive generally will be allocated pro rata to each block of SANUWAVE Common Stock, and the basis and holding period of each block of Class A Common Stock you receive will be determined on a block-for-block basis by reference to the blocks of SANUWAVE Common Stock you exchanged therefor.
Tax Consequences if the Business Combination Fails to Qualify as a Reorganization. If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, you would be treated as if you sold or exchanged your SANUWAVE Common Stock in a fully taxable transaction. In that case, you would recognize gain or loss with respect to the disposition of each of your shares of SANUWAVE Common Stock equal to the difference between (i) your basis in each such share of SANUWAVE Common Stock and (ii) the sum of the cash consideration and the fair market value of the Class A Common Stock you received with respect to such share in the Business Combination (determined as of the date such share is received). Such gain or loss would be treated as capital gain or capital loss, and would be treated as long-term capital gain or loss if your SANUWAVE Common Stock has been held for more than one year as of the date of the Business Combination. Your aggregate tax basis in the Class A Common Stock so received would equal its fair market value as of the date you receive such stock, and your holding period for such Class A Common Stock would begin the day after you receive such stock.
Taxation of Distributions on Class A Common Stock. After the Business Combination, the Combined Company may make distributions with respect to the Class A Common Stock. Subject to the discussion of information reporting and backup withholding below, the U.S. federal income tax consequences to you generally would be the same as those discussed above concerning a Redemption of Public Shares treated as a distribution as described under “U.S. Federal Income Tax Considerations to U.S. Holders — Redemption Taxable as Corporate Distribution” above.
Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock. After the Business Combination, you may sell or dispose of your Class A Common Stock. Subject to the discussion of information reporting and backup withholding below, the U.S. federal income tax consequences to you generally would be the same as those discussed above concerning your disposition of SANUWAVE Common Stock pursuant to the Business Combination as described under “U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences if the Business Combination Fails to Qualify as a Reorganization” above.
Information Reporting and Backup Withholding. Generally, any taxable proceeds you receive in connection with the Business Combination or after the Business Combination are subject to the same information reporting and backup withholding rules as described above under “Tax Treatment of Redemption Election — U.S. Federal Income Tax Considerations to U.S. Holders — Information Reporting and Backup Withholding.”
U.S. Federal Income Tax Considerations to Non-U.S. Holders
This section addresses the U.S. federal income tax consequences of the Business Combination to Non-U.S. Holders of SANUWAVE Common Stock.
Tax Consequences if the Business Combination Qualifies as a Reorganization. If you are a Non-U.S. Holder of SANUWAVE Common Stock, assuming that the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. tax consequences would be the same as described under “U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences if the Business Combination Qualifies as a Reorganization” above.
Tax Consequences if the Business Combination Fails to Qualify as a Reorganization. If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, you would not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination unless any of the conditions described above in the bullets under “Tax Treatment of Redemption Election — U.S. Federal Income Tax Considerations to Non-U.S. Holders — Redemption Taxable as Sale or Exchange” are satisfied with respect to gain recognized by you on the SANUWAVE Common Stock. With respect to the third bullet, SANUWAVE believes that it is not and has not been at any time since its formation, a USRPHC, and neither SANUWAVE nor SEPA expects to be a USRPHC immediately after the Business Combination is completed. You should consult your tax advisor regarding the application of the foregoing rules in light of your particular facts and circumstances.

Taxation of Distributions on Class A Common Stock. After the Business Combination, the Combined Company may make distributions with respect to the Class A Common Stock. Subject to the discussion of information reporting and backup withholding below and the discussion under “Tax Treatment of Redemption Election — U.S. Federal Income Tax Considerations to Non-U.S. Holders — Additional Withholding Requirements Under FATCA” above, the U.S. federal income tax consequences to you generally would be the same as those discussed above concerning a Redemption of Public Shares treated as a distribution as described under “U.S. Federal Income Tax Considerations to Non-U.S. Holders — Redemption Taxable as Corporate Distribution” above.
Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class A Common Stock. After the Business Combination, you may sell or dispose of your Class A Common Stock. Subject to the discussion of information reporting and backup withholding below and the discussion under “Tax Treatment of Redemption Election — U.S. Federal Income Tax Considerations to Non-U.S. Holders — Additional Withholding Requirements Under FATCA” above, the U.S. federal income tax consequences to you generally would be the same as those discussed above concerning your disposition of SANUWAVE Common Stock pursuant to the Business Combination as described under “U.S. Federal Income Tax Considerations to Non-U.S. Holders — Tax Consequences if the Business Combination Fails to Qualify as a Reorganization” above.
Information Reporting and Backup Withholding. Generally, any taxable proceeds you receive in connection with the Business Combination or after the Business Combination are subject to the same information reporting and backup withholding rules as described above under “Tax Treatment of Redemption Election — U.S. Federal Income Tax Considerations to Non-U.S. Holders — Information Reporting and Backup Withholding.”
Tax Treatment of the Warrant Agreement Amendment
It is expected that, for U.S. federal income tax purposes, the Warrant Agreement Amendment will be treated as a tax-free “recapitalization.”
U.S. Federal Income Tax Considerations to U.S. Holders
As a result of tax-free treatment as a “recapitalization,” U.S. Holders of SEPA warrants (i) will generally not recognize gain or loss for U.S. federal income tax purposes on the Warrant Agreement Amendment (ii) the aggregate tax basis of the Combined Company Common Stock held by a U.S. Holder after the Warrant Agreement Amendment will generally equal the U.S. Holder’s aggregate tax basis in the SEPA warrants prior to the Warrant Agreement Amendment, and (iii) the holding period for the Combined Company Common Stock held by a U.S. Holder after the Warrant Agreement Amendment will generally include such U.S. Holder’s holding period for the SEPA warrants prior to the Warrant Agreement Amendment.
U.S. Federal Income Tax Considerations to Non-U.S. Holders
We do not expect the Warrant Agreement Amendment to result in any U.S. federal income tax consequences to non-U.S. Holders of SEPA warrants.
Not Legal or Tax Advice; Consult Your Tax Adviser
The U.S. federal income tax discussion set forth herein may not be applicable depending upon your particular situation. It is not intended to be, and should not be construed as, legal or tax advice to any stockholder. You should consult your tax adviser with respect to the tax consequences of the exercise of your Redemption Rights through an election and/or the exchange of stock pursuant to the Business Combination, including the tax consequences under state, local, estate, non-U.S., and other laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

Anticipated Accounting Treatment
Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SEPA will be treated as the acquired company and SANUWAVE will be treated as the survivor for financial statement reporting purposes. SANUWAVE has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
Former SANUWAVE Securityholders are expected to own approximately 69.0% to 69.6% (assuming no additional Redemptions and assuming maximum Redemptions, respectively) of the Common Stock outstanding immediately following the Closing (subject to adjustment in accordance with the Merger Agreement);

•	After the Closing, the Combined Company Board shall consist of seven directors: (i) six directors designated by SANUWAVE, and (ii) one director designated by SEPA;
•	The executive officers of SANUWAVE will become the initial executive officers of the Combined Company;
•	The assets of SANUWAVE will represent a significant majority of the assets of the Combined Company (excluding cash formerly held in the Trust Account); and
•	After the Closing, the business of the Combined Company will be the continued business of SANUWAVE. The business of the Company will continue to focus on SANUWAVE’s core offerings.
Regulatory Matters
The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, (i) except for filings with the State of Delaware and State of Nevada necessary to effectuate the Business Combination, and (ii) the Business Combination and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act.
Appraisal Rights
SEPA Stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.
Required Vote for Approval with Respect to the Business Combination Proposal.
The approval of the Business Combination Proposal will require the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.
If any of the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, or the Incentive Plan Proposal fails to receive the required SEPA Stockholder approval, the Business Combination will not be completed. Therefore, if any of the aforementioned Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by the SEPA Stockholders.
Recommendation of the Board with respect to the Business Combination Proposal
THE SEPA BOARD UNANIMOUSLY RECOMMENDS THAT THE SEPA STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 3: THE CHARTER PROPOSAL
Overview
In connection with the Business Combination, SEPA is asking the SEPA Stockholders to consider and vote upon and to approve a Proposal to replace the Current Charter with the Proposed Charter, substantially in the form attached to this proxy statement/prospectus as Annex D, to be effective upon the consummation of the Business Combination. The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Proposal will have no effect, even if approved by the SEPA Stockholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Proposals.
Proposed Charter of SEPA
The following table sets forth a summary of the principal changes proposed to be made between the Current Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex D. All SEPA Stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Provision	Current Charter	Proposed Charter
Name of SEPA	SEP ACQUISITION CORP. See Article I.	SANUWAVE Health, Inc. See Article I.

Provisions Specific to a Blank Check Company and Variation of Rights of Shares Prior to a Business Combination
SEPA’s Current Charter contains language in Article II relating to the purpose of SEPA as a blank check company.

SEPA’s Current Charter contains provisions in connection with the mechanics and logistics relating to a business combination, including provisions relating to deposits to and distributions from the Trust Account, the Redemption Rights of holders of Common Stock included as part of the Units sold in the IPO, share issuances, transactions with affiliates, transactions with other blank check companies, additional redemption rights, the minimum value of the target of the business combination, the appointment and removal of directors, and approval of the business combination; and such provisions in Article IX cannot be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of the Common Stock.

See Article II; Article IX.

The Proposed Charter does not include blank check company provisions or other provisions applicable prior to a business combination, because, upon consummation of the Business Combination, SEPA will cease to be a blank check company.

No corresponding provisions in the Proposed Charter.

Provision	Current Charter	Proposed Charter
Common Stock; Preferred Stock
SEPA’s authorized share capital consists of 171,000,000 shares of capital stock, par value of $0.0001, consisting of (a) 170,000,000 shares of Common Stock, of which (i) 150,000,000 shares are Class A Common Stock and (ii) 20,000,000 shares are Class B Common Stock, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

See Article IV, Section 4.1.

The Proposed Charter will provide for, upon completion of the Business Combination, the total number of shares of all classes of capital stock that SEPA is authorized to issue is 171,000,000 shares, consisting of (i) 170,000,000 shares of Class A Common Stock, par value $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share.

See Article IV, Section 4.1.

Number, Election, and Term of Directors
The SEPA Board is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III.

See Article V, Section 5.2.

The Proposed Charter will have one class of directors who will be elected at each annual meeting of stockholders for a term of one year. The number of directors will be fixed solely and exclusively by resolution duly adopted from time to time by the Board.

See Article V, Section 5.2.

Removal of Directors
Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of SEPA entitled to vote generally in the election of directors, voting together as a single class.

See Article V, Section 5.4.

Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds (2∕3) of the voting power of all then outstanding shares of capital stock of SEPA entitled to vote generally in the election of directors.

See Article V, Section 5.4.

Amendment of the Bylaws
The Bylaws also may be adopted, amended, altered or repealed by the SEPA Stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of SEPA required by law or by the Current Charter (including any Preferred Stock Designation), the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of SEPA entitled to vote generally in the election of directors, voting together as a single class, shall be required for the SEPA Stockholders to adopt, amend, alter or repeal the Bylaws; and provided

The Bylaws also may be adopted, amended, altered or repealed by the SEPA Stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of SEPA required by law or by the Proposed Charter (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds (2∕3) of the voting power of all then outstanding shares of capital stock of SEPA entitled to vote generally in the election of directors, shall be required for the

Provision	Current Charter	Proposed Charter

further, however, that no Bylaws hereafter adopted by the stockholders of SEPA shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

See Article VI.

SEPA Stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the SEPA Stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

See Article VI.

Stockholder Action by Written Consent
Except as may be otherwise provided for or fixed pursuant to the Current Charter (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of preferred stock, subsequent to the consummation of SEPA’s IPO, any action required or permitted to be taken by the SEPA Stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the SEPA Stockholders other than with respect to its Class B Common Stock with respect to which action may be taken by written consent.

See Article VII, Section 7.3.
The Proposed Charter does not include a provision for stockholder action by written consent for any class of SEPA Stockholders. No corresponding provisions in the Proposed Charter.

Corporate Opportunity Doctrine
To the extent allowed by law, the doctrine of “corporate opportunity,” or any other analogous doctrine, shall not apply with respect to SEPA or any of its officers or directors, and SEPA renounces any expectancy that any of the directors or officers of SEPA will offer any such corporate opportunity of which he or she may become aware to SEPA, unless such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of SEPA and such opportunity is one SEPA is legally and contractually permitted to undertake and would otherwise be reasonable for SEPA to pursue.

See Article X.
The Proposed Charter does not include a provision waiving the doctrine of “corporate opportunity.” No corresponding provisions in the Proposed Charter.

Vote Required for Approval with Respect to the Charter Proposal.
The approval of the Charter Proposal will require the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date. In addition, because the Charter Proposal will result in an increase in the number of authorized shares of Class A Common Stock, the Charter Proposal will also require an affirmative vote by a majority of the outstanding shares of Class A Common Stock then outstanding as of the Record Date and voting separately as a single class. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Proposal. Also, because they are cross-conditioned on each other, the Charter Proposal will be approved and adopted only if the Business Combination Proposal is approved at the Stockholder Meeting by the affirmative vote of a majority of the outstanding shares of Common Stock, as of the Record Date.
Recommendation of the SEPA Board with Respect to the Charter Proposal.
THE SEPA BOARD UNANIMOUSLY RECOMMENDS THAT THE SEPA STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSALS 4 – 11: THE ORGANIZATIONAL DOCUMENTS PROPOSALS
Overview
As required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions, SEPA is requesting that SEPA Stockholders vote upon, on a non-binding advisory basis, eight Proposals to approve certain governance provisions in the Proposed Charter, which are separately being presented. These separate votes are not otherwise required by Delaware law separate and apart from the Charter Proposal. Accordingly, the stockholder votes regarding the Organizational Documents Proposals are advisory votes, and are not binding on SEPA or the SEPA Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Proposals, SEPA intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Charter Proposal).
Organizational Documents Proposal 4
SEPA Stockholders are being asked to approve and adopt provisions in the Proposed Charter changing the Combined Company’s corporate name from “SEP Acquisition Corp.” to “SANUWAVE Health, Inc.” This Proposal is referred to as “Organizational Documents Proposal 4.”
Organizational Documents Proposal 5
SEPA Stockholders are being asked to approve and adopt provisions in the Proposed Charter that would remove certain language related to SEPA’s status as a blank check company that will no longer apply upon the consummation of the Business Combination. This Proposal is referred to as “Organizational Documents Proposal 5.”
Organizational Documents Proposal 6
SEPA Stockholders are being asked to approve and adopt provisions in the Proposed Charter to eliminate the dual-class structure such that the total number of authorized shares of all classes of stock will be 171,000,000 shares, each with a par value of $0.0001 per share, consisting of (i) 170,000,000 shares of Class A Common Stock, and (ii) 1,000,000 shares of preferred stock. This Proposal is referred to as “Organizational Documents Proposal 6.”
Organizational Documents Proposal 7
SEPA Stockholders are being asked to approve and adopt provisions in the Proposed Charter to eliminate the classified SEPA Board structure such that all directors will be elected at each annual meeting of SEPA Stockholders for a term of one year. This Proposal is referred to as “Organizational Documents Proposal 7.”
Organizational Documents Proposal 8
SEPA Stockholders are being asked to approve and adopt provisions in the Proposed Charter requiring the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all the then outstanding shares of capital stock of the Combined Company entitled to vote to remove a director for “cause.” This Proposal is referred to as “Organizational Documents Proposal 8.”
Organizational Documents Proposal 9
SEPA Stockholders are being asked to approve and adopt provisions in the Proposed Charter requiring the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all the then outstanding shares of capital stock of the Combined Company entitled to vote to adopt, amend, alter or repeal the SEPA Bylaws. This Proposal is referred to as “Organizational Documents Proposal 9.”
Organizational Documents Proposal 10
SEPA Stockholders are being asked to approve and adopt provisions in the Proposed Charter removing the ability of the holders of Class B Common Stock to take action by written consent (given that the Combined Company will no longer have holders of Class B Common Stock). This Proposal is referred to as “Organizational Documents Proposal 10.”

Organizational Documents Proposal 11
SEPA Stockholders are being asked to approve and adopt provisions in the Proposed Charter removing the provision that waives the “corporate opportunity” doctrine. This Proposal is referred to as “Organizational Documents Proposal 11.”
Reasons for the Approvals of the Organizational Documents Proposals
Corporate Name
The SEPA Board believes that changing the Combined Company’s name from “SEP Acquisition Corp.” to “SANUWAVE Health, Inc.” is desirable (i) to reflect the Business Combination with SANUWAVE, and (ii) to align with the name of the existing operating business more closely.
Blank-Check Company
The SEPA Board has determined it is in the best interest of SEPA and SEPA Stockholders to eliminate provisions, including Article II and Article IX, specific to SEPA’s status as a blank check company. This elimination is desirable because these provisions will serve no purpose following consummation of the Business Combination.
Eliminate Dual-Class Structure
The Current Charter provides for two classes of Common Stock – Class A Common Stock and Class B Common Stock. The dual-class structure was put into place in connection with SEPA’s IPO. Upon consummation of the Business Combination, all outstanding shares of Class B Common Stock will convert into shares of Class A Common Stock. As such, the dual-class common stock structure will no longer be needed.
Directors; Classes
The SEPA Board believes that eliminating the classified board structure such that all directors will be elected annually at each annual meeting of SEPA Stockholders is appropriate because such changes (i) will allow SEPA Stockholders to participate more frequently in the election of directors, (ii) increase director accountability to SEPA Stockholders since this structure enables SEPA Stockholders to express a view on each director’s performance by means of an annual vote, and (iii) allow SEPA Stockholders the ability to influence corporate governance policies and to hold the SEPA Board and management accountable for implementing these policies.
The SEPA Board also recognizes that a classified board structure can be viewed as diminishing a board’s accountability to a company’s stockholders, because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Annual voting will allow SEPA Stockholders to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure, which provides SEPA Stockholders a more active role in shaping and implementing corporate governance policies.
Directors; Removal
The SEPA Board believes that a supermajority vote consisting of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of SEPA entitled to vote generally in the election of directors, voting together as a single class, should be required to remove a director for “cause.” A supermajority voting requirement for the removal of directors for cause is appropriate to protect all SEPA Stockholders against the potential self-interested actions by one or a few large SEPA Stockholders.
Amendment of the Bylaws
The SEPA Board believes that the required voting threshold to adopt, amend, alter, and replace the SEPA Bylaws should be increased from a majority to at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of SEPA entitled to vote generally in the election of directors, voting together as a single class. A supermajority voting requirement for the adoption, amendment, alteration, and replacement of the SEPA Bylaws is appropriate to protect all SEPA Stockholders against the potential self-interested actions by one or a few large SEPA Stockholders.

Stockholders; Action by Written Consent
The SEPA Board believes that stockholder meetings of SEPA should be called by the Chairman of the Board, Chief Executive Officer or the SEPA Board to make it more difficult for a potential acquirer or other person, group or entity to gain control of the SEPA Board. The SEPA Board further believes that each decision of the SEPA Stockholders should be made by all SEPA Stockholders and only after thoughtful consideration of complete information. Information will be provided to SEPA Stockholders through a proxy statement, and the period between delivery of the proxy statement and the SEPA Stockholder meeting provides time for consideration of stockholder proposals. In the Current Charter, only holders of Class B Common Stock have the ability to take action by written consent. The SEPA Board believes that all SEPA Stockholders, not just SEPA Stockholders executing a written consent, should have the opportunity to participate in the decision-making process. This allows minority SEPA Stockholders to take whatever action they deem appropriate to protect their interests, including seeking to persuade majority SEPA Stockholders to follow a different course, or selling their shares.
Corporate Opportunity Doctrine
The SEPA Board has determined that the removal of the provision renouncing the “corporate opportunity” doctrine ensures that directors, officers and controlling SEPA Stockholders may not take advantage of opportunities beneficial to SEPA for themselves without first disclosing the opportunity to the SEPA Board and giving the SEPA Board the opportunity to pursue or decline the opportunity on behalf of the Combined Company.
Vote Required for Approval with Respect to the Organizational Documents Proposal.
The approval of the Organizational Documents Proposals will require the affirmative vote of a majority of the votes cast by SEPA Stockholders, present in person or represented by proxy, at the Stockholder Meeting and entitled to vote thereon. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have no effect on the Organizational Documents Proposals. In addition, because they are cross-conditioned on each other, the Organizational Documents Proposals will be approved and adopted only if the Business Combination Proposal is approved at the Stockholder Meeting by the affirmative vote of a majority of the outstanding shares of Common Stock, as of the Record Date.
As discussed above, the Organizational Documents Proposals are advisory votes and therefore are not binding on SEPA or the SEPA Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory votes on the Organizational Documents Proposals, SEPA intends that the Proposed Charter will take effect upon consummation of the Business Combination (assuming approval of the Charter Proposal).
Recommendation of the Board with Respect to the Organizational Documents Proposal.
THE SEPA BOARD UNANIMOUSLY RECOMMENDS THAT SEPA STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL 12: THE NASDAQ PROPOSAL
Overview
SEPA is proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of twenty percent (20%) of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of twenty percent (20%) of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), SEPA Stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), SEPA Stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for Common Stock) to be issued equals twenty percent (20%) or more of the common stock, or twenty percent (20%) or more of the voting power, outstanding before the issuance.
Pursuant to the Merger Agreement, SEPA anticipates that it will issue to SANUWAVE Securityholders, as consideration in the Business Combination, 7,793,000 shares of Class A Common Stock. See the section entitled “Proposal 2: The Business Combination Proposal — The Merger Agreement — Merger Consideration.” In addition, SEPA and SANUWAVE intend to enter into PIPE Subscription Agreements with PIPE Investors for an estimated aggregate amount of $5,184,880 for 518,488 shares of Class A Common Stock at a price of $10.00 per share in the PIPE Investment to be consummated simultaneously with the Closing. SEPA may raise more or less than such amount in the PIPE Investment depending on the number of Redemptions, market conditions, and other factors. Because the number of shares of Class A Common Stock SEPA anticipates issuing as consideration in the Business Combination, the PIPE Investment, and the transactions contemplated thereby (1) will constitute more than twenty percent (20%) of its outstanding Common Stock and more than twenty percent (20%) of its outstanding voting power prior to such issuances, (2) will result in a change of control of SEPA and (3) may be issued at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the Class A Common Stock for the five trading days immediately preceding the signing of the Merger Agreement, SEPA intends to seek SEPA Stockholder approval of such issuances pursuant to Nasdaq Listing Rules 5635(a), (b) and (d).
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, SEPA would issue shares representing more than twenty percent (20%) of the outstanding shares of its Common Stock in connection with the Business Combination, the PIPE Investment, and the transactions contemplated thereby. The issuances of such shares would result in significant dilution to the SEPA Stockholders and would afford such SEPA Stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of SEPA. If the Nasdaq Proposal is adopted, assuming that 7,793,000 shares of Class A Common Stock are issued to SANUWAVE Stockholders as consideration in the Business Combination and 518,488 shares of Class A Common Stock are issued in the PIPE Investment, SEPA anticipates that SANUWAVE Stockholders will hold approximately 69.0% of the Combined Company’s outstanding Class A Common Stock, SEPA Class A Stockholders will hold approximately 11.5% of the Combined Company’s outstanding Class A Common Stock, SEPA Class B Stockholders will hold approximately 11.1% of the Combined Company’s outstanding Class A Common Stock, SEPA Public Warrant Holders will hold approximately 4.0% of the Combined Company’s outstanding Class A Common Stock, and the holders of the SEPA Private Placement Warrants will hold approximately 3.5% of the Combined Company’s outstanding Class A Common Stock immediately following completion of the Business Combination. These percentages assume that no shares of SEPA’s common stock are redeemed in connection with the Business Combination, does not take into account any warrants, options or convertible notes to purchase SEPA’s Class A Common Stock that will be outstanding following the Business Combination, or any equity awards that may be issued under the Equity Incentive Plan following the Business Combination.

If the Nasdaq Proposal is not approved and SEPA consummates the Business Combination and PIPE on their current terms, SEPA would be in violation of Nasdaq Listing Rule 5635(a) and (b) and potentially Nasdaq Listing Rule 5635(d), which could result in the delisting of SEPA’s Class A Common Stock from Nasdaq. If Nasdaq delists SEPA’s Class A Common Stock from trading on its exchange, SEPA could face significant material adverse consequences, including:
•	a limited availability of market quotations for its Class A Common Stock;
•	reduced liquidity with respect to its Class A Common Stock;
•
determination that its shares are a “penny stock,” which will require brokers trading in its Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its securities;

•	a limited amount of news and analyst coverage for the Combined Company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
It is a condition to the obligations of SEPA and SANUWAVE to close the Business Combination that SEPA’s Class A Common Stock remain listed on Nasdaq. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.
Vote Required for Approval with Respect to the Nasdaq Proposal.
The approval of the Nasdaq Proposal will require the affirmative vote of a majority of the votes cast by SEPA Stockholders, present in person or represented by proxy, at the Stockholder Meeting and entitled to vote thereon. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have no effect on the Nasdaq Proposal. In addition, because they are cross-conditioned on each other, the Nasdaq Proposal will be approved and adopted only if the Business Combination Proposal is approved at the Stockholder Meeting by the affirmative vote of a majority of the outstanding shares of Common Stock, as of the Record Date.
Recommendation of the Board with Respect to the Nasdaq Proposal.
THE SEPA BOARD RECOMMENDS THAT SEPA STOCKHOLDERS
VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL 13: THE INCENTIVE PLAN PROPOSAL
Overview
On    , 2023, the SEPA Board approved and adopted, subject to SEPA Stockholder approval, the Incentive Plan. The Incentive Plan will become effective immediately following the Closing, conditioned on the approval by the SEPA Stockholders, and will replace the Prior Plan, which is the only plan under which equity awards are currently being granted by SANUWAVE. If the Incentive Plan is approved by the SEPA Stockholders, no new awards will be made under the Prior Plan. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex E.
Upon the consummation of the Business Combination, all outstanding options to acquire shares of SANUWAVE Common Stock (whether vested or unvested) pursuant to the Prior Plan will be assumed under the Incentive Plan and automatically converted into an option to acquire shares of Combined Company common stock, with its price and number of shares equitably adjusted based on the conversion ratio provided for in the Merger Agreement.
Purpose of the Incentive Plan Proposal
The purpose of the Incentive Plan is to promote the long-term success of the Combined Company and the creation of stockholder value by encouraging service providers to focus on critical long-range corporate objectives and linking service providers directly to stockholder interests through increased stock ownership. SEPA believes that the Incentive Plan will be important in helping to attract and retain service providers of the Combined Company with exceptional qualifications.
Reasons for the Approval of the Incentive Plan Proposal
SEPA Stockholder approval of the Incentive Plan is necessary in order for the Combined Company to (a) meet the stockholder approval requirements of Nasdaq and (b) grant incentive stock options (“ISOs”). SEPA Stockholders are also being asked to approve an annual limitation on Incentive Plan awards paid to non-employee directors.
Consequences if the Incentive Plan Proposal is Not Approved
If the Incentive Plan is not approved by SEPA Stockholders, the Incentive Plan will not become effective and the Combined Company will not be able to grant equity awards under the Incentive Plan. SEPA believes that the Combined Company’s ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Plan is not approved.
Material Terms of the Incentive Plan
The material terms of the Incentive Plan, as approved by the SEPA Board, are summarized below. This summary, however, is not intended to be a complete description of the Incentive Plan and is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E. To the extent there is a conflict between the terms of this summary and the Incentive Plan, the terms of the Incentive Plan will control.
Administration. The Plan will be administered by the Combined Company Board or by one or more committees to which the board of directors delegates such administration (as applicable, the “Plan Administrator”). Subject to the terms of the Incentive Plan, the Plan Administrator will have the authority to (a) determine the eligible individuals who are to receive awards under the Incentive Plan, (b) determine the terms and conditions of awards granted under the Incentive Plan, (c) determine performance criteria and the achievement of such criteria, (d) cancel, suspend, or accelerate the vesting or exercisability of, payment for or lapse of restrictions on, or amend any other terms of awards, (e) adopt sub-plans, (f) issue substitute awards, and (g) make all other decisions related to the Incentive Plan and awards granted thereunder. The Plan Administrator may also delegate to one or more of its members, to a director or directors, or senior officers of the Combined Company the authority to grant awards, subject to terms and conditions determined by the Plan Administrator and within the limitations of Section 16 of the Exchange Act.
Types of Awards. The Incentive Plan provides for the grant of stock options, which may be ISOs or nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and other equity-based or equity-related awards that the Plan Administrator determines are consistent with the purpose of the Incentive Plan and the interests of the Combined Company, or collectively, awards.

Share Reserve. The number of shares of the Combined Company’s Class A Common Stock that may be issued under the Incentive Plan is equal to 15% of the aggregate number of shares of the Combined Company’s Class A Common Stock issued and outstanding immediately after the Closing (as calculated on a fully-diluted basis after giving effect to (i) the Redemption and (ii) the conversion of all warrants and other instruments convertible into shares of Class A Common Stock outstanding as of such date (whether or not then convertible or exercisable)). All of the shares available under the Incentive Plan may be issued upon the exercise of ISOs.
If options, stock appreciation rights, restricted stock, restricted stock units or any other stock-based awards issued under the Incentive Plan, or awards issued under the Prior Plan that are outstanding, are forfeited, cancelled, settled or paid in cash, or expire before being exercised or settled in full, the shares subject to such awards will again be available for issuance under the Incentive Plan. If stock appreciation rights are exercised, only the number of shares actually issued upon exercise or settlement of such awards will reduce the number of shares available under the Incentive Plan. However, if the number of shares subject to an award is variable on the grant date, the maximum number of shares will be counted against the number of shares available under the Incentive Plan until it can be determined that a lesser number of shares will be issued. Shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will again become available for issuance under the Incentive Plan. To the extent an award may be settled solely in cash, the award will not reduce the number of shares available for issuance under the Incentive Plan.
Awards. Awards granted under the Incentive Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by a predecessor or an entity acquired by us or any of our subsidiaries will not reduce the share reserve under the Incentive Plan.
Shares issued under the Incentive Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the Incentive Plan.
Annual Limitation on Compensation of Non-Employee Directors. The Incentive Plan provides that the aggregate grant date fair value of all awards granted during any calendar year to any non-employee director (excluding any awards granted at the election of a non-employee director in lieu of all or any portion of retainers or fees otherwise payable to non-employee directors in cash), together with the amount of any cash fees or retainers paid to such non-employee director during such calendar year with respect to such individual’s service as a non-employee director, shall not exceed $500,000.
Eligibility. Employees (including officers), non-employee directors and consultants who render services to the Combined Company or a subsidiary (whether now existing or subsequently established) are eligible to receive awards under the Incentive Plan. ISOs may only be granted to employees of the Combined Company or a subsidiary thereof (whether now existing or subsequently established). As of and assuming Closing of the Business Combination, approximately 32 employees, including seven executive officers (two of whom are employee directors), five non-employee directors, and one consultant would be eligible to participate in the Incentive Plan.
International Participation. The Plan Administrator has the authority to implement sub-plans (or otherwise modify applicable grant terms) for purposes of satisfying applicable foreign laws, conforming to applicable market practices or for qualifying for favorable tax treatment under applicable foreign laws, and the terms and conditions applicable to awards granted under any such sub-plan or modified award may differ from the terms of the Incentive Plan. Any shares issued in satisfaction of awards granted under a sub-plan will come from the Incentive Plan share reserve.
Repricing. The Plan Administrator may not reprice (reduce the exercise price of) options and stock appreciation rights, or cancel or exchange options and stock appreciation rights for cash or other equity awards which would constitute a repricing under accounting rules, unless such action has been approved by stockholders in advance.
Effect of Termination of Employment or Service. Unless otherwise set forth in an applicable agreement, if a participant ceases to be employed by, or provide other services, to the Combined Company and its subsidiaries, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination for cause, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration. Upon termination for any reason other than cause, death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of termination; however, if the participant dies during such three-month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of one year after the date of such termination. Upon termination due to death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of one year after the date of termination.
Types of Awards.
Stock Options. A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the Incentive Plan, may not be less than 100% of the fair market value of the Combined Company’s Class A Common Stock on the date of grant. Subject to limited exceptions, an option may have a term of up to 10 years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the Plan Administrator. An optionee may pay the exercise price of an option in cash, or, with the Plan Administrator’s consent, with shares of stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by the Combined Company, through a net exercise procedure or by any other method permitted by applicable law.
Stock Appreciation Rights. A stock appreciation right provides the recipient with the right to the appreciation in a specified number of shares of stock. The Plan Administrator determines the exercise price of SARs granted under the Incentive Plan, which may not be less than 100% of the fair market value of the Combined Company’s Class A Common Stock on the date of grant. Subject to limited exceptions, a SAR may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.
Restricted Stock Awards. A restricted stock award is an award of co Class A Common Stock that vests at such times and in such installments as may be determined by the Plan Administrator. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Plan Administrator may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in the Combined Company’s service for a certain period or that specified performance goals are satisfied. Recipients of restricted shares generally have all of the rights of a stockholder with respect to those shares, including voting rights; however any dividends and other distributions on restricted shares will generally be subject to the same restrictions on transferability and forfeitability as the underlying shares.
Restricted Stock Units. An RSU is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Plan Administrator. RSUs vest at the rate determined by the Plan Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of RSUs may be made in the form of cash, stock or a combination of cash and stock, as determined by the Plan Administrator. Recipients of RSUs generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Plan Administrator’s discretion and as set forth in the applicable RSU agreement, RSUs may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the RSUs to which they pertain.
Other Awards. The Plan Administrator may grant other awards based in whole or in part by reference to the Combined Company’s Class A Common Stock and may grant awards under other plans and programs that will be settled with shares issued under the Incentive Plan. The Plan Administrator will determine the terms and conditions of any such awards.
Changes to Capital Structure. In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the Incentive Plan, the limit on the number of shares that may be issued under the Incentive Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.
Change in Control with Corporate Transaction. If the Combined Company is party to a “corporate transaction” which is also a change in control, each outstanding award will be treated as the Plan Administrator determines, which may include acceleration of vesting, the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise, or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant at the effective time of a change in control transaction is not continued, assumed or substituted, then the award will vest in full, and for awards subject to one or more performance-based vesting conditions that have not yet been satisfied, such performance-based vesting conditions shall be deemed achieved at 100% of target levels, pro-rated so that the vested portion of the award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the change of control.
If awards are continued, assumed or replaced, and a participant’s service is terminated by the Combined Company without cause within 12 months after a corporate transaction, then all awards will become immediately fully vested and exercisable, and for awards subject to one or more performance-based vesting conditions, such performance-based award will be considered fully vested if it is vested based on actual achievement as of the date of the participant’s termination of service, pro-rated so that the vested portion of the award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the time of the termination of service.
For purposes of the Incentive Plan, the following terms have the meanings indicated:
•
A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Combined Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Combined Company.

•
A “change in control” generally refers to a corporate transaction (as defined above), the acquisition by a person or group of beneficial ownership of 30% or more of the voting power of the Company’s stock, or stock equaling 50% or more of the Combined Company’s fair market value, a sale of 40% or more of the assets of the Combined Company, or the Combined Company’s “continuing directors” ceasing to constitute a majority of its board.

Change of Control without a Corporate Transaction. If the Combined Company is party to any other change in control, the Plan Administrator may provide, in an individual award agreement or in any other written agreement with a participant, that the award will be subject to acceleration of vesting and exercisability in the event of a change of control, in connection with a termination of employment in connection with or following a change in control, or for the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award, and in the case of an option or stock appreciation right, less any applicable exercise price.
Transferability of Awards. Unless the Plan Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The Plan Administrator may permit transfer of an award pursuant to a domestic relations order or by gift to a family member.
Amendment and Termination. The Plan Administrator may amend or terminate the Incentive Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the Incentive Plan will terminate automatically 10 years after its effective date. Stockholder approval is not required for any amendment to the Incentive Plan, unless required by applicable law, government regulation or exchange listing standards.
Certain Federal Income Tax Aspects of Awards Under the Incentive Plan
This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the Incentive Plan based on existing U.S. federal income tax laws as of the date of this this proxy statement/prospectus. This summary covers only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Incentive Plan should consult their own professional tax advisors concerning tax aspects of awards under the Incentive Plan. The discussion below concerning tax deductions that may become available to the Combined Company under U.S. federal tax law is not intended to imply that the Combined Company will necessarily obtain a tax benefit or asset from those deductions. The tax consequences of awards under the Incentive Plan depend upon the type of award. Changes to tax laws following the date of this proxy statement/prospectus could alter the tax consequences described below.
Incentive Stock Options. No taxable income is recognized by an optionee upon the grant or vesting of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.
The aggregate fair market value, determined at the time of grant, of the Combined Company’s Class A Common Stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of the Combined Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.
If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.
Nonstatutory Stock Options. No taxable income is recognized by an optionee upon the grant or vesting of an NSO, provided the NSO does not have a readily ascertainable fair market value. If the NSO does not have a readily ascertainable fair market value, the optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the optionee.
Restricted Stock. A participant who receives an award of restricted stock generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the amount, if any, paid for the shares. Alternatively, a participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.
Restricted Stock Unit Awards. In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income, subject to withholding if the recipient is an employee or former employee, equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU. Upon resale of the shares acquired pursuant to an RSU, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.
Stock Appreciation Rights. In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.
Other Awards. Other awards generally result in income recognition by a participant in an amount equal to the cash or fair market value of the shares received, at the time of such payment or settlement.
Section 409A. The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and SARs are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or SAR was granted. RSUs are subject to Section 409A unless they are settled within two-and-one-half months after the end of the later of (a) the end of the Combined Company’s fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.
Tax Treatment of the Combined Company. The Combined Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the Incentive Plan. However, Section 162(m) of the Code denies a deduction for compensation paid to certain “covered employees” to the extent that compensation to the covered employee exceeds $1,000,000 in a taxable year. Although the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the stockholder’s best interests to maintain flexibility in the approach to executive compensation and to structure a program that the Combined Company considers to be the most effective in attracting, motivating and retaining key employees.
New Incentive Plan Benefits
Grants of awards under the Incentive Plan to the Combined Company’s executive officers, non-executive directors and other eligible participants are subject to the discretion of the Plan Administrator. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Incentive Plan.
Registration with the SEC
If the Incentive Plan is approved by SEPA Stockholders and becomes effective, the Combined Company intends to file a registration statement on Form S-8 registering the shares of the Class A Common Stock reserved for issuance under the Incentive Plan.
Vote Required for Approval with Respect to the Incentive Plan Proposal.
The approval of the Incentive Plan Proposal will require the affirmative vote of a majority of the votes cast by SEPA Stockholders, present in person or represented by proxy, at the Stockholder Meeting and entitled to vote thereon. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have no effect on the Incentive Plan Proposal. In addition, because they are cross-conditioned on each other, the Incentive Plan Proposal will be approved and adopted only if the Business Combination Proposal is approved at the Stockholder Meeting by the affirmative vote of a majority of the outstanding shares of Common Stock, as of the Record Date.
Recommendation of the Board with Respect to the Incentive Plan Proposal.
THE SEPA BOARD UNANIMOUSLY RECOMMENDS THAT SEPA STOCKHOLDERS
VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of SEPA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SEPA and SEPA Stockholders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that SEPA Stockholders vote for the proposals. In addition, SEPA’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a SEPA Stockholder. See the section titled “Business Combination Proposal — Interests of SEPA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of December 31, 2022, with respect to SANUWAVE’s equity compensation plans in effect on that date.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	21,246,085	0.28	3,240,615
Total	21,246,085	0.28	3,240,615
Stock Incentive Plans
On November 1, 2010, SANUWAVE approved the Prior Plan, effective as of January 1, 2010. The Prior Plan permits grants of awards to selected employees, directors, and advisors of SANUWAVE in the form of restricted stock or options to purchase shares of SANUWAVE Common Stock. Options granted may include non-statutory options as well as qualified incentive stock options. The Prior Plan is currently administered by the board of directors of SANUWAVE. The Prior Plan gives broad powers to the board of directors of SANUWAVE to administer and interpret the form and conditions of each option. The stock options granted under the Prior Plan are generally non-statutory options which vest over a period of up to three years and have a ten-year term. The options are granted at an exercise price equal to the fair market value of the SANUWAVE Common Stock on the date of the grant which is approved by the board of directors of SANUWAVE.
As disclosed above, the Incentive Plan will become effective immediately following the Closing, conditioned on the approval by the SEPA Stockholders, and will replace the Prior Plan, which is the only plan under which equity awards are currently being granted by SANUWAVE. If the Incentive Plan is approved by the SEPA Stockholders, no new awards will be made under the Prior Plan.

PROPOSAL 14: THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow SEPA to adjourn the Stockholder Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to SEPA Stockholders in the event that based upon the tabulated vote at the time of the Stockholder Meeting there are insufficient votes for, or otherwise in connection with, the approval of the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal or the Incentive Plan Proposal. In no event will SEPA adjourn the Stockholder Meeting or consummate the Business Combination beyond the date by which it may properly do so under its Current Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by SEPA Stockholders, SEPA may not be able to adjourn the Stockholder Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.
Vote Required for Approval with Respect to the Adjournment Proposal.
The approval of the Adjournment Proposal will require the affirmative vote of a majority of the votes cast by SEPA Stockholders, present in person or represented by proxy, at the Stockholder Meeting and entitled to vote thereon. Failure to vote by proxy or to vote virtually at the Stockholder Meeting or an abstention from voting will have no effect on the Adjournment Proposal. In addition, because they are cross-conditioned on each other, the Adjournment Proposal will be approved and adopted only if the Business Combination Proposal is approved at the Stockholder Meeting by the affirmative vote of a majority of the outstanding shares of Common Stock, as of the Record Date.
Recommendation of the Board with Respect to the Adjournment Proposal.
THE SEPA BOARD UNANIMOUSLY RECOMMENDS THAT SEPA STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE WARRANT HOLDERS MEETING
General
SEPA is furnishing this proxy statement/prospectus to SEPA Public Warrant Holders as part of the solicitation of proxies by the SEPA Board for use at the Warrant Holders Meeting to be held on    , 2023, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to SEPA public warrant holders on or about    , 2023 in connection with the vote on the Warrant Holder Proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides SEPA Public Warrant Holders with information they need to know to be able to vote or instruct their vote to be cast at the Warrant Holders Meeting.
Date, Time and Place of the Warrant Holders Meeting
The Warrant Holders Meeting will be held in person or by proxy, on    , 2023, in virtual format via live webcast at https://www.cstproxy.com/sep-acquis/whm2023.
SEPA Public Warrant Holders will also have the option to listen to the Warrant Holders Meeting by telephone by calling:
•	Within the U.S. and Canada: +1 800-450-7155 (toll-free)
•	Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)
The passcode for telephone access: 3029592#. You will not be able to vote or submit questions unless you register for and log in to the Warrant Holders Meeting webcast as described herein.
Voting Power; Record Date
Only SEPA Public Warrant Holders of record as of the close of business on    , 2023, are entitled to notice of, and to vote at, the Warrant Holders Meeting or any adjournment or postponement thereof. Each of the SEPA Public Warrants entitles the holder thereof to one vote. SEPA Public Warrant Holders held in “street name” or in a margin or similar account should contact such SEPA Public Warrant Holder’s broker, bank or other nominee or intermediary to ensure that votes related to the SEPA Public Warrants beneficially owned are properly counted. As of the close of business on the record date, there were   SEPA warrants outstanding, including SEPA Public Warrants and SEPA Private Placement Warrants. Only SEPA Public Warrant Holders will vote on the two Warrant Holder Proposals.
Purpose of the Warrant Holders Meeting
At the Warrant Holders Meeting, SEPA is asking SEPA Public Warrant Holders to:
•
consider and vote upon an amendment to the Warrant Agreement, dated as of July 21, 2021 (the “Warrant Agreement Amendment”), a copy of which is attached as Annex B to this proxy statement/prospectus, to provide that, upon Closing of the Business Combination, the then outstanding SEPA Public Warrants will be canceled and exchanged for the right to receive 450,336 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each public warrant) and the then outstanding SEPA Private Placement Warrants will be canceled and exchanged for the right to receive 400,000 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each private placement warrant) (the “Warrant Amendment Proposal”); and

•
consider and vote upon a proposal to approve the adjournment of the Warrant Holders Meeting to a later date or dates, if necessary, (a) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of the Warrant Amendment Proposal at the Warrant Holders Meeting or (b) if the SEPA Board determines before the Warrant Holders Meeting that it is not necessary or no longer desirable to proceed with the proposals (the “Warrant Holders Adjournment Proposal” and, together with the Warrant Amendment Proposal, the “Warrant Holder Proposals”).

Private Placement Warrants of the Sponsor
As of the record date, the Sponsor owns 100% of the outstanding SEPA Private Placement Warrants and none of the SEPA Public Warrants. Because the Warrant Agreement Amendment does not adversely affect the SEPA Private Placement Warrants in a different manner than the SEPA Public Warrants, or vice versa, the holder of SEPA Private Placement Warrants is not entitled to vote on the Warrant Agreement Amendment. All of the SEPA warrants will expire worthless if SEPA does not consummate an initial business combination by July 30, 2024.

Quorum
A quorum of SEPA Public Warrant Holders is necessary to hold a valid meeting. A quorum will be present at the Warrant Holders Meeting if the holders of at least 50% of the outstanding SEPA Public Warrants are represented in person (which would include presence at the virtual meeting) or by proxy. As of the Record Date,   SEPA Public Warrants would be required to achieve a quorum.
Abstentions and Broker Non-Votes
In general, if your SEPA Public Warrants are held in “street” name and you do not instruct your broker, bank or other nominee or intermediary on a timely basis on how to vote your SEPA Public Warrants, your broker, bank or other nominee or intermediary, in its sole discretion, may either leave your SEPA Public Warrants unvoted or vote your SEPA Public Warrants on routine matters, but not on any non-discretionary matters. The approval of the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal (if presented) are non-routine matters.
For non-routine matters, your broker can vote your SEPA Public Warrants only if you provide instructions on how to vote. You should instruct your broker to vote your warrants. Your broker can tell you how to provide these instructions. If you do not give your broker instructions, your warrants will be treated as broker non-votes with respect to the Warrant Amendment Proposal and Warrant Holders Adjournment Proposal (if presented). Broker non-votes will have the same effect as a vote AGAINST the Warrant Amendment Proposal, but will have no effect on the Warrant Holders Adjournment Proposal (if presented).
Vote Required for Approval
Under the terms of the Warrant Agreement, the Warrant Amendment Proposal may be approved by the affirmative vote of a majority of the outstanding SEPA Public Warrants.
The Warrant Holders Adjournment Proposal may be approved by the affirmative vote of a majority of the votes cast by SEPA Public Warrants represented in person or by proxy and entitled to vote at the Warrant Holders Meeting.
Recommendation of the SEPA Board
The SEPA Board believes that the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal to be presented at the Warrant Holders Meeting are advisable and in the best interests of SEPA, the SEPA Stockholders, and the SEPA Public Warrant Holders and recommends that the SEPA Public Warrant Holders vote “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holder Adjournment Proposal, if presented to the Warrant Holders Meeting.
The existence of financial and personal interests of one or more of SEPA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SEPA’s and the SEPA Public Warrant Holders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that SEPA Public Warrant Holders vote for the Warrant Holder Proposals. In addition, SEPA’s officers have interests in the Business Combination that may conflict with your interests as a SEPA Public Warrant Holder. See the section titled “Business Combination Proposal — Interests of SEPA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.
Voting Your Warrants
Each SEPA public warrant entitles the holder thereof to one vote. SEPA Public Warrant Holders can vote their SEPA Public Warrants via virtual attendance at the Warrant Holders Meeting or by proxy. If the SEPA Public Warrants are owned directly in a SEPA Public Warrant Holder’s name with the Transfer Agent, the SEPA Public Warrant Holder is considered, with respect to those warrants, the “warrant holder of record.” If a SEPA Public Warrant Holder’s SEPA Public Warrants are held in “street name” or are in a margin or similar account or by a broker, bank or other nominee or intermediary, the SEPA Public Warrant holder is considered a “non-record (beneficial) warrant holder.”
Warrant Holders of Record
A SEPA Public Warrant Holder can vote by proxy by having one or more individuals who will virtually attend the Warrant Holders Meeting vote the SEPA Public Warrant Holder’s SEPA Public Warrants for them. These individuals are called “proxies” and using them to cast a SEPA Public Warrant Holder’s ballot at the Warrant Holders Meeting is called voting “by proxy.” Alternatively, a SEPA Public Warrant Holder may attend and vote their SEPA Public Warrants at the Warrant Holders Meeting online via live webcast at https://www.cstproxy.com/sep-acquis/whm2023.

If a SEPA Public Warrant Holder wishes to vote by proxy, they must (i) complete the enclosed form, called a “proxy card,” and mail it in the envelope provided or (ii) submit their proxy over the Internet in accordance with the instructions on the enclosed proxy card. If the SEPA Public Warrant Holder completes the proxy card and mails it in the envelope provided or submits their proxy over the Internet as described above, they will designate R. Andrew White and Winston Gilpin to act as their proxies at the Warrant Holders Meeting. One of the aforementioned individuals will then vote the SEPA Public Warrant Holder’s SEPA Public Warrants at the Warrant Holders Meeting in accordance with the instructions the SEPA Public Warrant Holder provided to them in the proxy card with respect to the Warrant Holder Proposals presented in this proxy statement/prospectus. Proxies will extend to, and be voted at, any adjournments or postponements of the Warrant Holders Meeting. If a SEPA Public Warrant Holder signs and returns the proxy card but does not provide instructions as to how to vote a SEPA Public Warrant Holder’s SEPA Public Warrants, the SEPA Public Warrants will be voted, in accordance with the recommendation of the SEPA Board, “FOR” the Warrant Amendment Proposal and “FOR” the Warrant Holders Adjournment Proposal.
Beneficial Owners
If a SEPA Public Warrant Holder’s SEPA Public Warrants are held in an account through a broker, bank or other nominee or intermediary, such broker, bank or other nominee or intermediary is considered the SEPA Public Warrant Holder of record for purposes of voting at the Warrant Holders Meeting and a SEPA Public Warrant Holder is considered the beneficial owner of such warrants held in “street name” and this proxy statement/prospectus is being sent to a SEPA Public Warrant Holder by such broker, bank or other nominee or intermediary. As a beneficial owner, a SEPA Public Warrant Holder has the right to direct your broker, bank or other nominee or intermediary regarding how to vote the SEPA Public Warrants in a SEPA Public Warrant Holder’s account by following the instructions that the broker, bank or other nominee or intermediary provides to a SEPA Public Warrant Holder along with this proxy statement/prospectus. A SEPA Public Warrant Holder broker, bank or other nominee or intermediary may have an earlier deadline by which a SEPA Public Warrant Holder must provide it with instructions as to how to vote their SEPA Public Warrants, so a SEPA Public Warrant Holder should read carefully the materials provided to them by their broker, bank or other nominee or intermediary.
If a SEPA Public Warrant Holder wishes to attend and vote their SEPA Public Warrants at the Warrant Holders Meeting, a SEPA Public Warrant Holder must first obtain a legal proxy from their broker, bank or other nominee or intermediary that holds their SEPA Public Warrants and email a copy (a legible photograph is sufficient) of their legal proxy to Continental at proxy@continentalstock.com. Beneficial owners who email a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Warrant Holders Meeting. Beneficial owners who wish to attend the Warrant Holders Meeting virtually should contact Continental no later than   , 2023, to obtain this information. That is the only way SEPA can be sure that the broker, bank or other nominee or intermediary has not already voted the SEPA Public Warrants beneficially owned by a SEPA Public Warrant Holder.
Revoking Your Proxy
If a SEPA Public Warrant Holder of record and gives a proxy, a SEPA Public Warrant Holder may revoke it at any time before it is exercised by doing any one of the following:
•	sending another proxy card with a later date;
•	notifying SEPA’s Secretary in writing before the Warrant Holders Meeting that a SEPA Public Warrant Holder has revoked their proxy; or
•
attending the Warrant Holders Meeting and voting electronically by entering the control number found on the proxy card they previously received. Attendance at the Warrant Holders Meeting will not, in and of itself, revoke a proxy.

If a SEPA Public Warrant Holder’s SEPA Public Warrants are held in “street name” or are in a margin or similar account, a SEPA Public Warrant Holder should contact their broker, bank or other nominee or intermediary for information on how to change or revoke their voting instructions.
Who Can Answer Your Questions About Voting Your Warrants
SEPA Public Warrant Holders who have questions about how to vote or direct a vote in respect of SEPA Public Warrants or need assistance in completing or submitting their proxy cards should contact the Proxy Solicitor, at (800) 662-5200 (toll-free) or (203) 658-9400 or by email at SEPA.info@investor.morrowsodali.com.

Appraisal Rights and Dissenters’ Rights
None of the SEPA Stockholders, SEPA Unit holders or SEPA Public Warrant Holders have appraisal rights in connection with the Business Combination under the DGCL.
Proxy Solicitation Costs
SEPA is soliciting proxies on behalf of the SEPA Board. This solicitation is being made by mail but also may be made by telephone or in person. SEPA and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SEPA will bear the cost of the solicitation.
SEPA has hired the Proxy Solicitor to assist in the proxy solicitation process with respect to the public warrant holders. SEPA will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid from non-Trust Account funds.
SEPA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SEPA will reimburse them for their reasonable expenses.

WARRANT HOLDER PROPOSAL 1: THE WARRANT AMENDMENT PROPOSAL
Holders of SEPA Public Warrants are being asked to consider and vote upon a proposal to approve and adopt the Warrant Agreement. SEPA public warrant holders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Warrant Agreement Amendment a copy of which is attached as Annex B to this proxy statement/prospectus. You are urged to carefully read the Warrant Agreement Amendment in its entirety before voting on this Warrant Amendment Proposal.
The Warrant Agreement Amendment
As of December 6, 2023, there were 9,020,742 SEPA Public Warrants (including those Public Warrants held as a constituent part of SEPA Units) and 8,012,450 SEPA Private Placement Warrants outstanding. SEPA Public Warrant Holders are being asked to consider and vote on the Warrant Agreement Amendment, which provides that, upon Closing, the then outstanding SEPA Public Warrants will be canceled and exchanged for the right to receive 450,336 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each public warrant) and the then outstanding SEPA Private Placement Warrants will be canceled and exchanged for the right to receive 400,000 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each private placement warrant).
Vote Required for Approval with Respect to the Warrant Amendment Proposal
The approval of this Warrant Amendment Proposal requires the affirmative vote of a majority of the then outstanding SEPA Public Warrants. Abstentions and broker non-votes will count as a vote “AGAINST” the Warrant Amendment Proposal.
The Business Combination is conditioned upon the approval of the Warrant Amendment Proposal. Therefore, if the Warrant Amendment Proposal is not approved, but the Business Combination Proposal is approved, the Business Combination will not proceed unless the condition requiring the approval of the Warrant Amendment Proposal is waived. The SEPA warrants will expire worthless if SEPA does not consummate an initial business combination by July 30, 2024.
Recommendation of the SEPA Board with Respect to the Warrant Amendment Proposal
THE SEPA BOARD UNANIMOUSLY RECOMMENDS THAT THE SEPA PUBLIC WARRANT HOLDERS
VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.
The existence of financial and personal interests of one or more of SEPA’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of SEPA and SEPA Public Warrant Holders and what he, she or they may believe is best for himself, herself, or themselves in determining to recommend that SEPA Public Warrant Holders vote for the proposals. In addition, SEPA’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a SEPA Public Warrant Holder. See the section titled “Business Combination Proposal — Interests of SEPA’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

WARRANT HOLDER PROPOSAL 2: THE WARRANT HOLDERS ADJOURNMENT PROPOSAL
In the event that the Warrant Amendment Proposal has not received sufficient votes for approval, the SEPA Public Warrant Holders will be asked to consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. The purpose of the Warrant Holders Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for SEPA to take steps or make arrangements that would increase the likelihood of obtaining approval of the Warrant Amendment Proposal. See “Business Combination Proposal — Interests of SEPA’s Directors and Officers and Others in the Business Combination.”
Consequences if the Warrant Holders Adjournment Proposal is Not Approved
If the Warrant Holders Adjournment Proposal is not approved by the public warrant holders, SEPA may not be able to adjourn the Warrant Holders Meeting in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Warrant Amendment Proposal.
Vote Required for Approval with Respect to the Warrant Holders Adjournment Proposal.
The approval of the Warrant Holders Adjournment Proposal requires the affirmative vote of a majority of the votes cast by SEPA Public Warrants represented in person or by proxy and entitled to vote at the Warrant Holders Meeting. Abstentions and broker non-votes will not count as votes cast on the Warrant Holders Adjournment Proposal at the Warrant Holders Meeting and thus will have no effect with respect to the approval of the Warrant Holders Adjournment Proposal.
Recommendation of the SEPA Board with Respect to the Warrant Holders Adjournment Proposal.
THE SEPA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
SEPA PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE
WARRANT HOLDERS ADJOURNMENT PROPOSAL, IF PRESENTED.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
SEPA is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Merger and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of SEPA and SANUWAVE adjusted to give effect to the Merger and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Capitalized terms included below have the same meaning as defined elsewhere in this proxy statement/prospectus.
The historical financial information of SEPA was derived from the unaudited condensed consolidated financial statements of SEPA as of and for the nine months ended September 30, 2023 and the audited financial statements for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus. The historical financial information of SANUWAVE was derived from the unaudited condensed consolidated financial statements of SANUWAVE as of and for the nine months ended September 30, 2023 and the audited consolidated financial statements for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus. Such unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of SANUWAVE. This information should be read together with SEPA’s and SANUWAVE’s financial statements and related notes thereto, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SEPA,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SANUWAVE” and other financial information included elsewhere in this proxy statement/prospectus, including the Merger Agreement and the descriptions of certain items thereof set forth in the section titled “Proposal 2: The Business Combination Proposal”.
The Merger is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, SEPA will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be treated as the equivalent of SANUWAVE issuing stock for the net assets of SEPA, accompanied by a recapitalization. The net assets of SEPA will be stated at historical cost, with no goodwill or other intangible assets recorded. There will be no accounting effect or change in the carrying amount of the assets and liabilities as a result of the recapitalization.
SANUWAVE has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances with regard to the Company immediately after the Closing, applicable to both the no additional redemption and maximum redemption scenarios:
•
Former SANUWAVE Securityholders are expected to own approximately 69.0% to 69.6% (assuming no additional redemptions and assuming maximum redemptions, respectively) of the Common Stock outstanding immediately following the Closing (subject to adjustment in accordance with the Merger Agreement);

•	After the Closing, the Combined Company Board shall consist of seven directors: (i) six directors designated by SANUWAVE, and (ii) one director designated by SEPA;
•	The executive officers of SANUWAVE will become the initial executive officers of the Combined Company;
•	The assets of SANUWAVE will represent a significant majority of the assets of the Company (excluding cash formerly held in the Trust Account); and
•	After the Closing, the business of the Company will be the continued business of SANUWAVE. The business of the Company will continue to focus on SANUWAVE’s core offerings.
The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical balance sheet of SEPA and the historical consolidated balance sheet of SANUWAVE on a pro forma basis as if the Merger and the related transactions contemplated by the Merger Agreement, summarized below, had been consummated on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 combines the historical statement of operations of SEPA and historical consolidated statement of operations of SANUWAVE for such period on a pro forma basis as if the Merger and the related transactions contemplated by the Merger Agreement, summarized below, had been consummated on January 1, 2022, the beginning of the earliest period presented. SEPA and SANUWAVE have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Merger and related transactions actually been completed on the assumed date or for the period presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
The Merger and Related Transactions
On August 23, 2023, SEPA entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among SEPA, Merger Sub, and SANUWAVE.
The transactions contemplated by the Merger Agreement are referred to herein as the “Merger”.
The terms of the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Merger and the other transactions contemplated thereby, are summarized below.
At the Effective Time:
As consideration for the Merger, the SANUWAVE Security Holders collectively shall be entitled to receive from SEPA, in aggregate, an amount equal to 7,793,000 shares of Class A Common Stock (“the Merger Consideration”). The Merger Consideration shall be paid, or reserved for issuance and payable, as follows:
a.
each SANUWAVE Stockholder shall receive for each share of SANUWAVE Common Stock held (excluding any Treasury Stock), a number of shares of Class A Common Stock equal to the Conversion Ratio (the aggregate portion of the Merger Consideration amount payable to all SANUWAVE Stockholders in respect of shares of SANUWAVE Common Stock (but excluding Merger Consideration payable in respect of SANUWAVE Options, Assumed Warrants, and Assumed Convertible Notes) in accordance with the Merger Agreement is also referred to herein as the “Stockholder Merger Consideration”).

b.
the holders of in-the-money SANUWAVE Options shall receive, from the Merger Consideration, such number of SEPA Options as at the Effective Time, such that each outstanding in-the-money SANUWAVE Option (whether vested or unvested, exercisable or unexercisable) that is outstanding as of immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be assumed by the SEPA and automatically converted into the right to receive an option (each, a “SEPA Option”) that corresponds to an in-the-money SANUWAVE Option that was originally granted pursuant to the Prior Plan will continue to be subject to the same terms and conditions set forth in the Prior Plan and the applicable award agreement as in effect immediately prior to the Effective Time (including, without limitation, the vesting and acceleration provisions therein), to acquire shares of Class A Common Stock reserved for issuance from the Merger Consideration. Out-of-the-money SANUWAVE Options issued pursuant to the Prior Plan that are not exercised prior to the Effective Time will be assumed by SEPA and converted into SEPA Options exercisable for shares of Class A Common Stock based on the Conversion Ratio; however, such out-of-the-money SANUWAVE Options shall not be reserved for issuance from the Merger Consideration. Out-of-the-money SANUWAVE Options are currently exercisable for 19,136,150 shares of SANUWAVE Common Stock. Based upon the assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus, such out-of-the-money SANUWAVE Options would be exercisable for approximately 60,514 shares of Class A Common Stock after the Closing of the Business Combination.

c.
the holders of each in-the-money SANUWAVE Warrant that is outstanding and unexercised, and has not been exchanged for shares of SANUWAVE Common Stock, as of immediately prior to the Effective Time shall to the extent permitted by the terms of such in-the-money SANUWAVE Warrant, automatically, without any action on the part of the holder thereof and without the issuance of a new warrant with respect thereto, be assumed by SEPA and converted into a warrant (each such warrant, an “Assumed Warrant”) to purchase that number of shares of Class A Common Stock reserved for issuance from the Merger Consideration equal to the product of (1) the number of shares of SANUWAVE Stock subject to such in-the-money SANUWAVE Warrant multiplied by (2) the Conversion Ratio. Each Assumed Warrant shall be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective in-the-money SANUWAVE Warrant immediately prior to the Effective Time.

Out-of-the-money SANUWAVE Warrants that are not exercised prior to the Effective Time will be assumed by SEPA and converted into Assumed Warrants exercisable for shares of Class A Common Stock; however, such out-of-the-money SANUWAVE Warrants shall not be reserved for issuance from the Merger Consideration. Excluding out-of-the-money SANUWAVE Warrants that the holders have agreed to exchange for SANUWAVE Common Stock prior to the Closing, out-of-the-money SANUWAVE Warrants are currently exercisable for 36,653,192 shares of SANUWAVE Common Stock. Based upon the assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus, such out-of-the-money SANUWAVE Warrants would be exercisable for approximately 115,907 shares of Class A Common Stock after the Closing of the Business Combination.
d.
the holders of each SANUWAVE Convertible Note that is outstanding and unexercised, and has not been exchanged for shares of SANUWAVE Common Stock, as of immediately prior to the Effective Time shall, to the extent permitted by the terms of such SANUWAVE Convertible Note, automatically, without any action on the part of the holder thereof and without the issuance of a new convertible note with respect thereto, be assumed by the SEPA and converted into a convertible note (each such assumed SANUWAVE Convertible Note, an “Assumed Convertible Note”) to purchase that number of shares of Class A Common Stock reserved for issuance from the Merger Consideration equal to the product of (i) the number of shares of SANUWAVE Stock subject to such SANUWAVE Convertible Note as of immediately prior to the Effective Time multiplied by (ii) the Conversion Ratio. Each Assumed Convertible Note shall be subject to the same terms and conditions as were applicable under the respective SANUWAVE Convertible Note immediately prior to the Effective Time. The holders of SANUWAVE Convertible Notes that have been exchanged for shares of SANUWAVE Common Stock, prior to the Effective Time, shall receive the same Merger Consideration as the SANUWAVE Stockholders pursuant to subsection (a) above.

Financing Transaction
Upon the Closing, pursuant to the Merger Agreement, SEPA shall have at least $12,000,000 resulting from (i) proceeds from Class A Common Stock that has not been redeemed in the Redemption and (ii) proceeds of the PIPE Investment (the “Minimum Cash Condition”). Pursuant to the PIPE Subscription Agreements and contemporaneously with the Closing, the PIPE Investors shall subscribe for and purchase, and SEPA shall issue and sell to such investors an estimated aggregate of 518,488 shares of Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $5,184,880 (the “PIPE Investment”). The Closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Merger. It is noted that 681,512 shares of Class A Common Stock are not being redeemed, pursuant to the Voting and Non-Redemption Agreements which will result in approximately $7.1 million remaining available from the Trust Account at Closing pursuant to SEPA’s Minimum Cash Condition at Closing described above.
Concurrently with entering into the Merger Agreement, SEPA and its Sponsor have entered into the Sponsor Debt Conversion Agreement in accordance with the Merger Agreement and as a part of the PIPE Investment, the Sponsor has agreed to cancel and release the Outstanding Indebtedness in exchange for, and in consideration of, the issuance to Sponsor by the Purchaser (SEPA) of 100,000 shares of Class A Common Stock at the PIPE Investment Closing.
SEPA expects to enter into subscription agreements in connection with the PIPE Investment in order to raise additional capital in an amount sufficient to ensure the Minimum Cash Condition is satisfied at Closing. However, as of the date of this proxy statement/prospectus, no commitments have been given for the proposed financing from the PIPE Investment, and there is no assurance that SEPA will enter into subscriptions for the PIPE Investment. The actual amount that SEPA raises in the PIPE Investment will depend on the number of redemptions of Class A Common Stock, market conditions, and other factors.
This condition is for the sole benefit of SANUWAVE. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
There can be no assurance that SANUWAVE could and would waive the Minimum Cash Condition. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

If such condition is waived and the Business Combination is consummated with less than the Minimum Cash Condition Amount in the Trust Account, the cash held by the Combined Company (including SANUWAVE) in the aggregate, after the Closing may not be sufficient to allow the Combined Company to operate and pay the Combined Company’s bills as they become due.
Furthermore, SEPA’s affiliates are not obligated to make loans to SEPA in the future (other than the Sponsor’s commitment to provide SEPA loans in order to finance transaction costs in connection with a business combination). The additional exercise of Redemption Rights with respect to a large number of SEPA Stockholders may make SEPA unable to take such actions as may be desirable in order to optimize the capital structure of the Combined Company after consummation of the Business Combination and SEPA may not be able to raise additional financing from unaffiliated parties necessary to fund SEPA’s expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding SEPA’s ability to continue as a going concern at such time.
These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Merger and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:
•
Assuming No Additional Redemptions: This pro forma presentation assumes that no additional SEPA Stockholders exercise Redemption Rights with respect to their Class A Common Stock, subsequent to the redemptions that occurred on December 20, 2022.

•
Assuming Maximum Redemptions: This pro forma presentation assumes that 622,747 shares of Class A Common Stock subject to redemption are redeemed for an aggregate payment of approximately $6,526,686 (based on an estimated per share redemption price of approximately $10.48 that was calculated using the $13,669,258 in the Trust Account as of September 30, 2023 divided by 1,304,259 shares of Class A Common Stock subject to redemption assuming the pro forma maximum redemption scenario pursuant to the Merger Agreement). It is noted 681,512 shares of Class A Common Stock are not being redeemed, pursuant to the Voting and Non-Redemption Agreements.

The following summarizes the pro forma ownership of SEPA Common Stock following the Merger, and the PIPE Investment under both the no additional redemption and maximum redemption scenarios:
	Assuming No Additional Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Sanuwave Stockholders(1)	7,793,000	69.0%	7,793,000	69.6%
SEPA Class A Stockholders (other than the Sponsor)(2)(3)	1,304,259	11.5%	681,512	6.1%
Initial SEPA Class B Stockholders(3)(4)	1,249,374	11.1%	1,249,374	11.2%
SEPA Public Warrant Holders(5)	450,336	4.0%	450,336	4.0%
SEPA Private Placement Warrant Holders(6)	400,000	3.5%	400,000	3.6%
Sponsor Debt Conversion(7)	100,000	0.9%	100,000	0.9%
PIPE Investors(8)	—	—%	518,488	4.6%
Pro forma Combined Company Common Stock at September 30, 2023	11,296,969	100.0%	11,192,710	100.0%
(1)
Includes total Merger Consideration of 7,793,000 shares of Class A Common Stock issuable as follows: (i) to SANUWAVE Stockholders of 3,244,730 shares of Class A Common Stock, and (ii) upon conversion of the in-the-money warrant liabilities into 3,029,722 shares of Class A Common Stock, and (iii) convertible promissory notes payable and convertible promissory notes payable, related parties, and the associated accrued interest (together the “convertible promissory notes”) into 473,643 shares of Class A Common Stock, and (iv) Asset-Backed Secured Promissory Note (“ASBPN”) into 414,359 shares of Class A Common Stock effected for the conversion of the notes into Common Stock, and conversion of the associated warrant liability described in adjustment A to the unaudited pro forma condensed combined balance sheet, into 630,546 shares of Class A Common Stock respectively. These conversions are illustrated in the below table:

Security Type	September 30, 2023 Sanuwave, pre-merger	Merger Consideration Shares
Sanuwave Common Stock	1,026,078,464	3,244,730
Warrant Liabilities	958,086,482	3,029,722
Convertible Promissory Notes and Accrued Interest	149,779,681	473,643
Convertible Notes, ABSPN	131,032,424	414,359
Warrants underlying the ABSPN	199,397,171	630,546
Total	2,464,374,222	7,793,000
The table excludes instruments that are not being allocated merger consideration as follows: (i) 53,727,430 shares of SANUWAVE Common Stock underlying $4.0 million and $1.4 million of SANUWAVE Convertible Promissory Notes payable and Convertible Promissory Notes payable, related parties that are not converting at Closing and remain outstanding on the unaudited pro forma condensed combined balance sheet, (ii) 25,653,682 shares of SANUWAVE Common Stock underlying $2.6 million of SANUWAVE accrued interest associated with the Convertible Promissory Notes payable and Convertible Promissory Notes payable, related parties that are not converting at Closing and will remain accrued on the unaudited pro forma condensed combined balance sheet, (iii) 36,653,192 shares of SANUWAVE Common Stock underlying $0.9 million of the remaining SANUWAVE Warrant Liabilities, which are all out-of-the-money and are not converting at Closing and remain outstanding on the unaudited pro forma condensed combined balance sheet, and (iv) 19,136,150 SANUWAVE out-of-the-money options that are not converting at Closing and remain outstanding on the unaudited pro forma condensed combined balance sheet. With respect to (i) and (ii), SANUWAVE is currently in default under the Convertible Promissory Note issued to Celularity Inc. (“Celularity”) in August 2020 in the total principal amount of $4.0 million (the “Celularity Note”), and the Convertible Promissory Note issued to HealthTronics, Inc. (“HealthTronics”) in August 2020 in the total principal amount of $1.4 million (the “HealthTronics Note”) and, as a result, is accruing interest at the default interest rate of an incremental 5% on the Celularity Note and an incremental 2% on the HealthTronics Note. The maximum theoretical dilutive effect of these exclusions are illustrated in the below table:
Security Type	SNWV Common Stock	Theoretical SEPA Shares	Maximum Theoretical Dilutive Effect, Total
(i)	53,727,430	169,900	1.5%
(ii)	25,653,682	81,124	0.7%
(iii)	36,653,192	115,907	1.0%
(iv)	19,136,150	60,514	0.5%
Total	135,170,454	427,445	3.8%
(2)	Assumes redemption of 622,747 shares of Class A Common Stock because 681,512 shares of Class A Common Stock are not being redeemed, pursuant to the Voting and Non-Redemption Agreements.
(3)
In order to bring SEPA into compliance with the Nasdaq listing standards, on October 2, 2023, the Sponsor elected to convert 2,415,375 of its shares of Class B Common Stock into 2,415,375 shares of Class A Common Stock (the “Conversion”). In order to maintain the same economics of the Business Combination for all SEPA Class B Stockholders, on October 2, 2023, the Sponsor, SEPA and SANUWAVE entered into a Forfeiture and Redemption Agreement, pursuant to which the Sponsor agreed to forfeit 1,746,316 shares of Class A Common Stock contingent upon and effective immediately prior to the Closing of the Business Combination. The “SEPA Class A Stockholders” row does not include the 2,415,375 shares of Class A Common Stock that the Sponsor currently holds following the Conversion. The “Initial SEPA Class B Stockholders” row includes the 2,415,375 shares of Class B Common Stock that the Sponsor held prior to the Conversion. Following the Closing, the Sponsor will hold 1,059,909 shares of Class A Common Stock.

(4)
Reflects the conversion of Class B Common Stock to Class A Common Stock, pursuant to the Class B Charter Amendment to be entered into prior to Closing, amending the Class B Common Stock conversion ratio to 0.277 shares of Class A Common Stock. As of September 30, 2023, there were 4,510,375 shares of Class B Common Stock which will convert to 1,249,374 shares of Class A Common Stock pursuant to the Class B Charter Amendment.

(5)
Reflects the conversion of the SEPA Public Warrants into 450,336 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each public warrant) pursuant to the Warrant Agreement Amendment. All outstanding SEPA Public Warrants will be converted in connection with the Business Combination, and none will be outstanding following the Closing.

(6)
Reflects the conversion of the SEPA Private Placement Warrants into 400,000 shares of Class A Common Stock (i.e., approximately 0.0499 shares of Class A Common Stock for each private placement warrant) pursuant to the Warrant Agreement Amendment. All outstanding SEPA Private Placement Warrants will be converted in connection with the Business Combination, and none will be outstanding following the Closing.

(7)
Assumes (i) issuance of 100,000 shares of Class A Common Stock in connection with the conversion of SEPA’s Sponsor promissory note principal and accrued interest into an investment in the PIPE Investment, pursuant to the Sponsor Debt Conversion Agreement. The Sponsor Debt Conversion Agreement is contingent and effective upon Closing.

(8)
Assumes (i) that under the No Additional Redemptions scenario, no SEPA Class A stockholders elect to redeem and in this case the existing proceeds in the Trust Account satisfy the $12,000,000 Minimum Cash Condition in the Merger Agreement. Under this assumption the Company is not obligated to raise proceeds through the PIPE Investment as the Minimum Cash Condition is assumed to be met by the absence of any redemptions.

Assumes also (ii) issuance of 518,488 shares of Class A Common Stock at a purchase price of $10.00 per share, pursuant to the PIPE Investment and Purchaser Non-Redemption in the Merger Agreement, such that upon the Closing, SEPA shall have at least $12,000,000 resulting from (i) proceeds from the Trust Account for the 681,512 shares of Class A Common Stock that has not been redeemed described in Footnote (2) above resulting in approximately $7.1 million available from the Trust Account, and (ii) proceeds of the PIPE investment. It is noted this scenario results in total pro forma combined company Class A Common Stock that is 104,259 shares lower than the Assuming No Additional Redemptions scenario due to the fact that the assumed shares purchased under the PIPE Investment are less than the assumed redemption of 622,747 shares described in footnote (2) above.
The following unaudited pro forma condensed combined balance sheet as of September 30, 2023 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are based on the historical financial statements of SEPA and SANUWAVE. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2023
(in thousands, except share and per share amounts)
	SEPA (Historical)	SANUWAVE (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets:
Cash and cash equivalents	$518	$1,095	$13,669	B	$12,782	$(6,527)	J	$11,440
						5,185	C
			(2,500)	D
Accounts receivable	—	3,231	—		3,231	—		3,231
Inventory	—	1,713	—		1,713	—		1,713
Prepaid expenses and other current assets	61	1,355	—		1,416	—		1,416
Total current assets	579	7,394	11,169		19,142	(1,342)		17,800
Cash and marketable securities held in Trust Account	13,669	—	(13,669)	B	—	—		—
Property and equipment, net	—	1,079	—		1,079	—		1,079
Intangible assets, net	—	4,609	—		4,609	—		4,609
Goodwill	—	7,260	—		7,260	—		7,260
Total assets	$14,248	$20,342	$(2,500)		$32,090	$(1,342)		$30,748

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$832	$10,982	$(824)	D	$10,990	$—		$10,990
Senior secured debt, in default	—	17,645	—		17,645	—		17,645
Convertible promissory notes payable	—	7,553	(3,553)	E	4,000	—		4,000
Convertible promissory notes payable, related parties	—	2,495	(1,122)	E	1,373	—		1,373
Income tax payable	507	—	—		507	—		507
Franchise tax payable	30	—	—		30	—		30
Asset-backed secured promissory notes	—	6,576	(6,576)	A	—	—		—
Asset-backed secured promissory notes, related parties	—	3,094	(3,094)	A	—	—		—
Promissory note - related party	—	—	—		—	—		—
Convertible promissory note - related party, net of debt discount	729	—	—		729	(729)	C	—
Derivative liability	143	—	—		143	(143)	C	—
Accrued interest	—	5,369	(453)	E	4,916	—		4,916
Accrued interest on promissory note - related party	46	—	—		46	(46)	C	—
Accrued interest, related parties	—	729	(142)	E	587	—		587
Factoring liabilities	—	1,814	—		1,814	—		1,814
Warrant liability	—	28,106	(27,168)	E	938	—		938
Current portion of contract liabilities	—	68	—		68	—		68
Other	—	1,003	—		1,003	—		1,003
Total current liabilities	2,287	85,434	(42,932)		44,789	(918)		43,871
Warrant liabilities - long term	1,606	—	(1,606)	F	—	—		—
Lease liabilities	—	550	—		550	—		550
Contract liabilities	—	284	—		284			284
Deferred tax liability	—	28	—		28	—		28
Total liabilities	3,893	86,296	(44,538)		45,651	(918)		44,733

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2023
(in thousands, except share and per share amounts)
	SEPA (Historical)	SANUWAVE (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Temporary Equity
Class A common stock, $0.0001 par value, subject to possible redemption; 1,304,259 shares at redemption value at September 30, 2023	13,669	—	(13,669)	G	—	—		—

Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—	—		—
Preferred Stock, par value $0.001, 5,000,000 shares authorized; 6,175 shares Series A, 293 shares Series B, 90 shares Series C and 8 shares Series D no shares issued and outstanding at September 30, 2023	—	—	—		—	—		—
Class A Common stock, $0.0001 par value; 150,000,000 shares authorized; no shares issued and outstanding (excluding 1,304,259 shares subject to possible redemption at September 30, 2023)	—	—	—		—	—		—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 4,510,375 shares issued and outstanding at September 30, 2023	—	—	—	G	—	—		—
Common Stock, par value $0.001, 2,500,000,000 shares authorized; 1,026,078,464 issued and outstanding at September 30, 2023	—	1,026	—	E	1	—	C, J	1
			(1,025)	H
Additional paid-in capital	115	171,377	(1,150)	D	226,415	(6,527)	J	226,106
			32,974	E		6,218	C
			1,606	F
			13,669	G
			1,025	H
			(3,429)	I
			10,228	A
Accumulated deficit	(3,429)	(238,284)	(526)	D	(239,904)	(115)	C	(240,019)
			(536)	E
			3,429	I
			(558)	A
Accumulated other comprehensive loss	—	(73)	—		(73)	—		(73)
Total stockholders’ deficit	(3,314)	(65,954)	55,707		(13,561)	(424)		(13,985)
Total liabilities, temporary equity and stockholders’ equity (deficit)	$14,248	$20,342	$(2,500)		$32,090	$(1,342)		$30,748
See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(in thousands, except share and per share amounts)
	SEPA (Historical)	SANUWAVE (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue, net	$—	$13,404	$—		$13,404	$—	$13,404
Cost of revenue	—	3,876	—		3,876	—	3,876
Gross profit	—	9,528	—		9,528	—	9,528
Operating expenses
Formation and operating costs	1,610	—	—		1,610	—	1,610
Franchise tax	154	—	—		154	—	154
General and administrative	—	6,678	—		6,678	—	6,678
Selling and marketing	—	3,430	—		3,430	—	3,430
Research and development	—	436	—		436	—	436
Depreciation and amortization	—	563	—		563	—	563
Total operating expenses	1,764	11,107	—		12,871	—	12,871

Loss from operations	(1,764)	(1,579)	—		(3,343)	—	(3,343)

Other income (expense):
Interest expense	—	(10,125)	4,093	FF	(6,032)	—	(6,032)
Interest expense on promissory note - related party	(55)	(2,379)	2,290	FF	(144)	—	(144)
Change in fair value of derivative liability	(16)	—	16	EE	—	—	—
Earnings on trading securities	18	—	—		18	—	18
Unrealized gain on investments held in Trust Account	417	—	(417)	BB	—	—	—
Gain on waiver of deferred underwriting commissions by underwriter	300	—	(300)	DD	—	—	—
Unrealized (loss) gain from change in fair value of derivative liabilities	(755)	(29,943)	29,851	EE	(847)	—	(847)
Other (expense) income	—	(16)	—		(16)	—	(16)
Total other income (expense), net	(91)	(42,463)	35,533		(7,021)	—	(7,021)

Income (loss) before income taxes	(1,855)	(44,042)	35,533		(10,364)	—	(10,364)

Provision for income taxes	—	—	—		—	—	—

Net income (loss)	$(1,855)	$(44,042)	$35,533		$(10,364)	$—	$(10,364)

Other Comprehensive Loss
Foreign currency translation adjustments	—	(6)	—		(6)	—	(6)

Total Comprehensive (Loss)/Income	$(1,855)	$(44,048)	$35,533		$(10,370)	$—	$(10,370)

Net income (loss) per share (Note 4):
Weighted average shares outstanding, Class A common stock subject to possible redemption	1,304,259	—
Basic and diluted net loss per share, Class A common stock subject to possible redemption	$(3.70)	—
See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(in thousands, except share and per share amounts)
	SEPA (Historical)	SANUWAVE (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemptions)	Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Weighted average shares outstanding, Class B common stock	4,510,375	—
Basic and diluted net income per share, Class B common stock	$0.66	$—
Weighted average shares outstanding	—	683,771,214
Basic and diluted net loss per share	—	$(0.06)
Weighted average shares outstanding - basic and diluted				11,296,969		11,192,710
Pro forma net loss per share - basic and diluted				$(0.92)		$(0.93)
See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share amounts)
	SEPA (Historical)	SANUWAVE (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue, net	$—	$16,742	$—		$16,742	$—	$16,742
Cost of revenue	—	4,331	—		4,331	—	4,331
Gross profit	—	12,411	—		12,411	—	12,411
Operating expenses
Formation and operating costs	974	—	—		974	—	974
Franchise tax	201	—			201	—	201
General and administrative	—	12,556	1,350	CC	13,906	—	13,906
Selling and marketing	—	7,474	—		7,474	—	7,474
Research and development	—	567	—		567	—	567
Depreciation and amortization	—	766	—		766	—	766
Total operating expenses	1,175	21,363	1,350		23,888	—	23,888

Loss from operations	(1,175)	(8,952)	(1,350)		(11,477)	—	(11,477)

Other income (expense):
Interest expense	—	(12,771)	1,185	AA, FF	(11,586)	—	(11,586)
Interest expense on promissory note - related party	(2)	(1,361)	1,150	FF	(213)	—	(213)
Realized gain on investments held in Trust Account	2,753	—	(2,753)	BB	—	—	—
Loss on issuance of debt	—	(3,434)	—		(3,434)	—	(3,434)
Gain/(loss) on extinguishment of debt	—	(418)	—		(418)	—	(418)
Change in fair value of derivative liabilities	6,643	16,654	(7,446)	EE	15,851	—	15,851
Loss on foreign currency exchange	—	(9)	—		(9)	—	(9)
Total other income (expense), net	9,394	(1,339)	(7,864)		191	—	191

Income (loss) before income taxes	8,219	(10,291)	(9,214)		(11,286)	—	(11,286)

Provision for income taxes	(507)	(2)	—		(509)	—	(509)

Net income (loss)	$7,712	$(10,293)	$(9,214)		$(11,795)	$—	$(11,795)

Other Comprehensive Loss
Foreign currency translation adjustments	—	6	—		6	—	6

Total Comprehensive (Loss)/Income	$7,712	$(10,287)	$(9,214)		$(11,789)	$—	$(11,789)

Net loss per share (Note 4):
Weighted average shares outstanding, Class A common stock subject to possible redemption	17,537,090	—
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.38	—
See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share amounts)
	SEPA (Historical)	SANUWAVE (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemptions)	Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Weighted average shares outstanding, Class B common stock	4,510,375	—		—		—
Basic and diluted net income per share, Class B common stock	$0.25	—		$—		$—
Weighted average shares outstanding	—	549,470,787		11,296,969		11,192,710
Basic and diluted net loss per share	$—	$(0.02)		$(1.04)		$(1.05)
See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Basis of Presentation
The Merger is expected to be accounted for as a reverse recapitalization, where the assets and liabilities of SEPA will be recorded at their carrying values, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SEPA will be treated as the “accounting acquiree” and SANUWAVE as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of SANUWAVE issuing shares for the net assets of SEPA, followed by a recapitalization. The net assets of SANUWAVE will be stated at historical cost. Operations prior to the Merger will be those of SANUWAVE.
The unaudited pro forma condensed combined balance sheet as of September 30, 2023 assumes that the Merger occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 give pro forma effect to the Merger as if it had been completed on January 1, 2022. These periods are presented on the basis that SANUWAVE is the acquirer for accounting purposes.
The pro forma adjustments reflecting the consummation of the Merger and related transactions are based on certain currently available information and certain assumptions and methodologies that SEPA believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SEPA believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of SEPA and SANUWAVE included elsewhere in this joint proxy statement/consent solicitation statement/prospectus.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance. Upon Closing the Merger, it is likely that the Combined Company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s common shares outstanding, assuming the Merger occurred on January 1, 2022.
Note 2. Accounting Policies
Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
Accounting for Stock Option Conversion
SANUWAVE accounts for stock-based compensation arrangements with employees using a fair value method which requires the recognition of compensation expense for costs related to all stock-based awards, including stock

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
options, over the vesting period of the award. At the Effective Time, each in-the-money SANUWAVE Option prior to the Merger that is then outstanding will be converted into a right to receive an option (each, a “SEPA Option”) that corresponds to a SANUWAVE Option that was originally granted pursuant to the SANUWAVE Equity Plan will continue to be subject to the same terms and conditions set forth in the SANUWAVE Equity Plan and the applicable award agreement as in effect immediately prior to the Effective Time. As there is no change in the terms of the options, management does not expect to recognize any incremental fair value.
Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the separate historical audited financial statements of SEPA and SANUWAVE for the years ended December 31, 2022, and December 31, 2021 which are included elsewhere in this proxy statement/prospectus.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:
Transaction Accounting Adjustments
A.
In evaluating the accounting for the Asset-backed secured promissory notes and Asset-backed secured promissory notes, related parties (together, the “ABSPN”) and Side Letter, SANUWAVE first considered pursuant to the relevant guidance under ASC 815, Derivatives and Hedging, the unit of account, determining the Side Letter does not represent a freestanding financial instrument as it is not legally detachable and separately exercisable. The redemption features under the Side Letter are considered embedded derivatives, including a put right for contingent redemption upon event of default, automatic redemption upon maturity of the ABSPN, and redemption is triggered upon a Fundamental Transaction, as SANUWAVE determined each of these features are not clearly and closely related to the host instrument (the ABSPN), therefore each of the features met the criteria of an embedded derivative. As of September 30, 2023, all proceeds were received under the ABSPN reflecting total of approximately $4.6 million gross principal balance, which includes $1.5 million in gross principal balance from related parties, total debt discount of $(0.6) million, and total conversion option of $5.6 million, reflecting total carrying value of $9.6 million on the condensed consolidated balance sheets of SANUWAVE at September 30, 2023. Immediately prior to Closing, pursuant to the redemption features of the Side Letter, upon the Fundamental Transaction, the outstanding principal balance and conversion option above of approximately $10.2 million is recorded to additional paid-in capital, and the associated debt discount, of $(0.6) million is recorded to accumulated deficit. The transaction accounting adjustments reflect as noted above, pursuant to the Side Letter upon a Fundamental Transaction, noting the Merger met the definition of a Fundamental Transaction, the redemption features of the Side Letter immediately prior to Closing are converted into the underlying warrants representing 199,397,171 shares of SANUWAVE Common Stock and the notes are converted into 131,032,424 shares of SANUWAVE Common Stock. Immediately prior to Closing, these are converted into 630,546 shares of Class A Common Stock and 414,359 shares of Class A Common Stock, respectively, totaling 1,044,905 shares of Class A Common Stock. The 1,044,905 shares of Class A Common Stock are included within the total Merger Consideration of 7,793,000 shares of Class A Common Stock.

B.	Reflects the reclassification of marketable securities held in the Trust Account to cash and cash equivalents.
C.
Represents under the maximum redemption scenario (i) estimated cash proceeds of $5,184,880 in connection with the assumed purchase of 518,488 shares of Class A Common Stock at a purchase price of $10.00 per share, pursuant to the PIPE Investment if consummated immediately prior to the Closing on the Closing Date as described in the Merger Agreement and (ii) conversion of SEPA’s Sponsor promissory note of approximately $1 million including accrued interest into 100,000 shares of Class A Common Stock at a purchase price of $10.00 per share, pursuant to the Sponsor Debt Conversion Agreement and the Merger Agreement. The Merger Agreement provides that SANUWAVE’s obligation to consummate the Business Combination is conditioned on, among other things, that as of Closing, SEPA have at least $12,000,000 resulting from (i) proceeds from Class A Common Stock that has not been redeemed in the Redemption,

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
and (ii) proceeds of the PIPE Investment. Assuming SEPA Stockholders redeem the maximum amount (622,747 shares of Class A Common Stock), then SEPA will need to obtain at least $5,184,880 (or 518,488 shares of Class A Common Stock at a price of $10.00 per share) in the PIPE Investment in order to satisfy the Minimum Cash Condition. SEPA may raise more or less than such amount in the PIPE Investment depending on the number of redemptions, market conditions, and other factors. The Company assumes that under the No Additional Redemptions scenario that no SEPA Class A Common Stock holders elect to redeem and absent any such redemptions, the $12,000,000 Minimum Cash Condition of the Merger Agreement is assumed to be satisfied at Closing through proceeds available from the Trust Account.
D.
Represents estimated total transaction costs of $2,500,000 in relation to the Merger. Certain estimated transaction costs of $1,350,000 comprising $700,000 of legal services, $200,000 of accounting and auditing services, and $450,000 of advisory, printer fees and other services related to the Merger incurred by SEPA of which $526,479 are recorded to SEPA’s accumulated deficit as of September 30, 2023 and $823,521 is in Accounts Payable and Accrued Expenses of SEPA as of September 30, 2023. SANUWAVE expects to incur transaction costs of approximately $1,150,000, comprising $600,000 of legal, $100,000 of accounting and auditing services, and $450,000 of advisory, printer fees and other services and relate to the equity issuance which are recognized in additional paid-in capital due to the treatment of the accounting for a reverse recapitalization. SEPA and SANUWAVE continue to evaluate eligible costs that may need to be assumed pursuant to the Merger.

E.
Reflects (i) the elimination of the SANUWAVE derivative warrant liabilities in the amount of $27.17 million and convertible promissory notes and accrued interest assumed by SEPA in the amount of $5.3 million and converted at Closing into 958,086,482 and 149,779,681 shares of SANUWAVE pre-merger Common Stock respectively, which then converted into 3,029,722 and 473,643 shares respectively, of Class A Common Stock pursuant to the Merger Agreement. It is noted that there are certain SANUWAVE convertible instruments that are not converting as of the close and are excluded from the Merger Consideration Shares. There is $4.0 million of convertible promissory notes payable and $2.0 million of accrued interest, representing 40,000,000 shares of SANUWAVE Common Stock and 19,775,914 shares of SANUWAVE Common Stock respectively which are not converting at the close and remain outstanding and accrued at Closing on the unaudited pro forma condensed combined balance sheet. There is $1.4 million of convertible promissory notes payable, related parties and $0.6 million of accrued interest, related parties, representing 13,727,430 shares of SANUWAVE Common Stock and 5,877,768 shares of SANUWAVE Common Stock, respectively which are not converting at the close and remain outstanding and accrued at Closing on the unaudited pro forma condensed combined balance sheet. Approximately $2.9 million of accrued interest remains as this is associated with the SANUWAVE Senior Secured Debt, in default, which remains outstanding at Closing. It is further noted that there is $0.9 million of out-of-the-money warrant liabilities associated with the above convertible notes that are not converting at close and remain outstanding on the unaudited pro forma condensed combined balance sheet, and underlying these warrant liabilities are 36,653,192 shares of SANUWAVE Common Stock.

F.
Reflects the elimination of the SEPA Public Warrant and Private Warrant liabilities in the amount of $1.61 million, each of which are not exercisable to purchase shares of Class A Common Stock and instead, effective as of immediately prior to the Effective Time of the Merger, are assumed to be automatically converted solely into the right to receive 450,336 and 400,000 shares of Class A Common Stock, respectively, pursuant to the Merger Agreement.

G.
Reflects (i) the reclassification to permanent equity of approximately $13.7 million of Class A Common Stock subject to possible redemption pursuant to the Merger Agreement, and (ii) conversion of Class B Common Stock to Class A Common Stock, pursuant to the Class B Charter Amendment to be entered into prior to Closing, amending the Class B Common Stock conversion ratio to 0.277 shares of Class A Common Stock.

H.
Represents recapitalization of SANUWAVE’s outstanding equity as a result of the reverse recapitalization and the issuance of SANUWAVE Common Stock to SANUWAVE equity as consideration for the reverse recapitalization.

I.	Reflects the reclassification of SEPA’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
J.
Reflects pro forma presentation under the scenario of assuming maximum redemptions, in which 622,747 shares of Class A Common Stock are redeemed in connection with the Merger, as SEPA stockholders have agreed not to redeem an aggregate of 681,512 outstanding Public Shares of SEPA Class A Common Stock pursuant to the Voting and Non-Redemption Agreements. The aggregate payments to the redeeming public stockholders will be approximately $6.5 million (assuming a redemption price of $10.48 per share), reducing Class A Common Stock and additional paid-in capital. Pursuant to the Voting and Non-Redemption Agreements, the SEPA Stockholders party thereto are entitled to receive shares of Class A Common Stock in accordance with the formula set forth in the Voting and Non-Redemption Agreements if the price of the shares of Class A Common Stock sold in the PIPE Investment is below $10.00 per share. It is anticipated that the price of the shares of Class A Common Stock sold in the PIPE investment will be $10.00 per share. As a result, it is anticipated that no additional shares of Class A Common Stock will be issued pursuant to the Voting and Non-Redemption Agreements. It is anticipated that 622,747 shares of Class A Common Stock will be redeemed and the Company will issue 518,488 shares of Class A Common Stock under the PIPE Investment in order to satisfy the Minimum Cash Condition at Closing.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are as follows:
Adjustments related to the Asset-Backed Secured Promissory Note
AA.
Reflects interest expense on the SANUWAVE Asset-Backed Secured Promissory Note financing to recognize the effect on interest expense of amortization of the original issue discount as if the Fundamental Transaction occurred on January 1, 2022, as discussed above.

Transaction Accounting Adjustments
BB.	Reflects elimination of investment income on the Trust Account.
CC.
Reflects the estimated transaction costs of SEPA of $1,350,000 as if incurred on January 1, 2022, the date the Merger occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

DD.
On June 30, 2023, SEPA’s underwriter agreed to waive its rights to its portion of the fee payable by the Company for deferred underwriting commissions, with respect to any potential business combination of the Company. This adjustment eliminates the gain recognized upon forgiveness and is a non-recurring item.

EE.
Reflects (i) the elimination of the change in fair value of the SANUWAVE derivative warrant liabilities that will not be assumed by SEPA and were required to be converted into SEPA warrants at Closing pursuant to the Merger Agreement, and where the remaining warrants will be converted post-close, associated gains and losses are retained on the unaudited pro forma condensed combined statement of operations, and (ii) the elimination of the change in fair value of the SEPA Public Warrants and Private Warrants, each of which are not exercisable to purchase shares of Class A Common Stock and instead, effective as of immediately prior to the Effective Time of the Merger, are assumed to be automatically converted solely into the right to receive 450,336 and 400,000 shares of Class A Common Stock, respectively, pursuant to the Merger Agreement. SANUWAVE assumed 100% conversion of all warrants outstanding tied to convertible notes outstanding as of the period presented, except for $0.9 million of warrants remaining outstanding on the unaudited pro forma condensed combined balance sheet, as described in adjustment E above. For the historical warrants of SANUWAVE that were either settled in prior years and no longer outstanding as of September 30, 2023, the associated changes in fair value of derivative liabilities are retained on the unaudited pro forma condensed combined statement of operations as of December 31, 2022.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
FF.
Reflects (i) the elimination of interest expense on SEPA’s Sponsor promissory note, pursuant to the Sponsor Debt Conversion Agreement effective upon the Closing, and (ii) the elimination of SANUWAVE’s convertible promissory note interest, converted to SANUWAVE Common Stock prior to Closing, pursuant to the Merger Agreement. SANUWAVE assumed the conversion of all convertible notes outstanding as of the period presented, except for two historical convertible notes with principal balances totaling $5.4 million. For previous convertible promissory notes which were settled in prior year and no longer outstanding as of September 30, 2023, the associated interest expense is retained on the unaudited pro forma condensed combined statement of operations as of December 31, 2022.

Note 4. Net Loss per Share
Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2022. As the Merger and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in the Merger have been outstanding for the entirety of all periods presented. If the number of shares of Public Shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared to present two alternative scenarios with respect to redemption of Common Stock by Public Shareholders at the time of the Merger for the nine months ended September 30, 2023 and for the year ended December 31, 2022 (amounts in thousands except share and per share amounts):
	For the Nine Months Ended September 30, 2023		For the Year Ended December 31, 2022
	Assuming No Additional Redemptions	Assuming Maximum Redemptions	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss (in thousands)	$(10,364)	$(10,364)	$(11,795)	$(11,795)
Weighted average shares outstanding of common stock(1)	11,296,969	11,192,710	11,296,969	11,192,710
Net loss per share - basic and diluted	$(0.92)	$(0.93)	$(1.04)	$(1.05)
Excluded securities:(2)
SANUWAVE Options(3)	19,136,150	19,136,150	21,246,085	21,246,085
SANUWAVE Common Stock underlying Convertible Promissory Notes and accrued interest not converting at Closing(4)	79,381,112	79,381,112	72,669,731	72,669,731
SANUWAVE Common Stock underlying Warrant Liabilities not converting at Closing(5)	36,653,192	36,653,192	36,653,192	36,653,192
(1)
Note that the maximum redemption scenario results in the reduction of 104,259 shares due to assumed redemption of 622,747 shares of Class A Common Stock because 681,512 shares of Class A Common Stock are not being redeemed, pursuant to the Voting and Non-Redemption Agreements, is greater than the assumed issuance of 518,488 shares of Class A Common Stock pursuant to the purchase under the PIPE Investment..

(2)
The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive, issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

(3)
Represents all outstanding SANUWAVE Options which are out-of-the-money options. These out-of-the-money SANUWAVE Options would be exercisable for approximately 60,514 shares of Class A Common Stock after the Closing of the Business Combination.

(4)
As of September 30, 2023, and December 30, 2022, includes (i) 53,727,430 and 53,727,430 shares of SANUWAVE Common Stock underlying convertible promissory notes payable not converting at Closing and remain outstanding on the pro forma condensed combined balance sheet, and (ii) 25,653,682 and 18,942,301 shares of SANUWAVE Common Stock underlying the accrued interest on the convertible promissory notes not converting at Closing and remain accrued on the unaudited pro forma condensed combined balance sheet. These would be convertible for approximately 251,024 and 229,801 shares of Class A Common Stock after the Closing of the Business Combination.

(5)
Includes 36,653,192 shares of SANUWAVE Common Stock underlying outstanding Warrant Liabilities not converting at Closing and remain outstanding on the unaudited pro forma condensed combined balance sheet. All outstanding Warrant Liabilities are out-of-the money. These out-of-the-money SANUWAVE Warrants would be exercisable for approximately 115,907 shares of Class A Common Stock after the Closing of the Business Combination.

INFORMATION ABOUT SEPA
General
SEPA is a blank check company incorporated in Delaware on March 1, 2021 and formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. SEPA is an early stage and emerging growth company and, as such, are subject to all of the risks associated with early stage and emerging growth companies.
On March 4, 2021, the Sponsor paid $25,000 in consideration for 5,031,250 Founder Shares, which are the same as Class B Common Stock. The outstanding Founder Shares included an aggregate of up to 656,250 shares subject to forfeiture by the Sponsor to the extent that SEPA’s underwriter’s over-allotment was not exercised in full or in part. The underwriter partially exercised their over-allotment option on August 20, 2021 and forfeited the remainder of the option; thus, 520,875 Founder Shares were forfeited by the Sponsor.
The registration statement for SEPA’s IPO was declared effective on July 27, 2021. On July 30, 2021, SEPA consummated its IPO of 17,500,000 Units, at $10.00 per Unit, generating gross proceeds of $175,000,000. Each Unit consisted of one share of Class A Common Stock and one-half of one redeemable public warrant.
Simultaneously with the closing of SEPA’s IPO, SEPA consummated the sale of 7,850,000 SEPA Private Placement Warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $7,850,000. The proceeds from the sale of the SEPA Private Placement Warrants were added to the net proceeds from the IPO held in a trust account.
On August 20, 2021, the underwriter partially exercised its over-allotment option and purchased an additional 541,500 Units, generating gross proceeds of $5,415,000.
SEPA must complete its initial business combination by July 30, 2024, which date was extended by approval of SEPA Stockholders in a special meeting held on December 20, 2022. On December 20, 2022, SEPA filed an amendment to its Current Charter with the Secretary of State of the State of Delaware extending the date by which SEPA must consummate a business combination from January 30, 2023 (or July 30, 2023 if SEPA had executed a definitive agreement for a business combination by January 30, 2023) to July 30, 2024 (the date that is 36 months from the closing date of SEPA’s IPO of Units). In connection with the special meeting, the holders of 16,737,241 shares of Class A Common Stock elected to redeem their shares at a per share redemption price of approximately $10.22. As a result, SEPA transferred cash in the amount of $185.0 million to the trustee, of which approximately $171.1 million was designated to pay such holders who had elected to redeem their shares in connection with the extension proposal. Following the redemptions, SEPA had 1,304,259 shares of Class A Common Stock outstanding and approximately $13.3 million remained in the Trust Account (i.e., approximately $10.22 per share of the Class A Common Stock).
SEPA is not presently engaged in, and will not engage in, any substantive commercial business until it completes the Business Combination with SANUWAVE or another target business.
Redemption Rights
Pursuant to the Current Charter, SEPA Stockholders will be entitled to redeem their Class A Common Stock for a pro rata share of the Trust Account (which would have amounted to approximately $10.46 per share of Class A Common Stock based on the amount in the Trust Account as of November 30, 2023) net of taxes payable.
Employees
SEPA currently has four officers and does not intend to have any full-time employees prior to the completion of the Business Combination. Members of SEPA’s management team are not obligated to devote any specific number of hours to SEPA’s matters but they intend to devote as much of their time as they deem necessary to SEPA’s affairs until SEPA has completed the Business Combination. The amount of time they devote in any time period varies based on the stage of the business combination process SEPA is in.

Properties
SEPA’s executive offices are located at 3737 Buffalo Speedway, Suite 1750, Houston, Texas 77098, and SEPA’s telephone number is (713) 715-6820. On July 27, 2021, SEPA agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative support. As of July 1, 2022, such agreement was terminated and no further expense was incurred. SEPA considers its current office space adequate for its current operations.
Legal Proceedings
To the knowledge of SEPA’s management team, there is no litigation currently pending or contemplated against SEPA, any of its officers or directors in their capacity as such or against any of SEPA’s property.

DIRECTORS, OFFICER, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF SEPA PRIOR TO THE BUSINESS COMBINATION
SEPA Directors and Executive Officers
SEPA’s executive officers and directors are as follows:
Name	Age	Position
M. Blair Garrou	51	Chairman
R. Andrew White	51	President and Chief Executive Officer, and Director
Winston Gilpin	66	Chief Financial Officer and Secretary
Christy Cardenas	37	Vice President and Chief Strategy Officer
Jay Gardner	67	Director
Mia Mends	48	Director
Carolyn Rodz	43	Director
Executive Officers
R. Andrew White serves as SEPA’s President and Chief Executive Officer and a Director on the SEPA Board. Mr. White is a multi-exit entrepreneur with cross-functional experience in technology-enabled businesses. Mr. White currently serves as a Special Limited Partner for Mercury Fund. He is also the founder of Sweat Equity Partners, LP (“SEP”). Mr. White established SEP in 2010 to serve as his primary investment vehicle and serves as the President of its general partner. SEP currently owns companies in the CleanTech, PropTech and SaaS segments. Mr. White led SEP’s creation of Path Environmental Technology in 2014, a leading CleanTech provider of tank cleaning technology that significantly reduces air emissions, waste disposal and manhours. In 2020, Ara Partners purchased a controlling interest in Path Environmental Technology in a successful recapitalization transaction. In 2005, Mr. White led SEP’s development of Allied Warranty and, subsequently, Lone Star Repair, which together grew to over 200,000 customers and were sold to NRG Energy (NYSE: NRG) in 2012. In addition, Mr. White owns Geovox Security, a technology business that provides physical security for military, penal and high secure facility customers around the world. In prior work, Mr. White was the CFO, and then CEO, of Home Solutions of America, a publicly traded roll-up of fire/water restoration companies. During his tenure, he led the listing of Home Solutions on the American Stock Exchange. Mr. White began his career at CS First Boston (now Credit Suisse) in the Leveraged Finance Group working on the coverage team for KKR. In 2018, Mr. White ran for the Democratic nomination for Governor of Texas, winning a position in the May 2018 run-off election. He serves on the UTHealth Development Board and the University of Houston’s Hobby School of Public Affairs Development Board. Mr. White holds a Bachelor of Arts degree in Religious Studies from the University of Virginia and a Master’s in Business Administration degree from the University of Texas.
Winston Gilpin serves as SEPA’s Chief Financial Officer and Secretary. Mr. Gilpin is the founding CFO of Mercury Fund, where he has been responsible for fund administration, accounting, human resources and all administrative services for the last 15 years. Mercury Fund is one of the largest early-stage venture capital firms headquartered in Texas. Mercury’s investment themes target SaaS, cloud, and marketplace platforms enabling the digital transformation of markets, industries, and customer relationships. Mr. Gilpin is also the co-founder and managing partner at GSqr Consulting, LLC where he provides fund administrative services to small to medium sized venture funds and SPVs. GSqr Consulting works to enhance the entrepreneurial ecosystem in Houston by providing finance and accounting consultancy services to Houston startups. GSqr Consulting provides CFO services to many of Mercury Fund’s incubated startup companies. GSqr Consulting was founded in October 2016.
Christy Cardenas serves as SEPA’s Vice President and Chief Strategy Officer. Ms. Cardenas is an investment professional with approximately $12 billion in transaction experience, spanning venture capital, private equity and investment banking. Ms. Cardenas has a depth of experience in structuring business models, innovative fund vehicles and financial transactions. She currently serves as Head of Research and Data at Mercury Fund. Ms. Cardenas is also a Managing Partner at Grit Ventures, an early-stage deep technology fund investing in AI, Robotics and Energy, across industry, where she is focused on logistics and supply chain infrastructure. Prior to these roles, she was a Managing Partner responsible for Investment and Research at Ecliptic Capital, an early-stage venture capital fund based in Austin, TX. Prior to her career in venture, Ms. Cardenas was an investor in large scale private equity, spending the bulk of this time with First Reserve’s energy infrastructure practice (now BlackRock). Ms. Cardenas started her career in investment banking at Citigroup, where she worked on a wide array of initial public offerings, M&A and other public company transactions. Ms. Cardenas holds two degrees from the University of Texas at Austin, including a B.B.A. in Business Honors and a Masters in Professional Accounting. Ms. Cardenas is also a CPA in the State of Texas.
Directors
M. Blair Garrou serves as SEPA’s Chairman. Mr. Garrou has spent much of his professional career advising, operating, and investing in software companies, with a focus on enabling technologies for retailers and brands. He is the co-founder and Managing Director of Mercury Fund, one of the largest early-stage venture capital firms headquartered in Texas. Mercury’s investment themes target SaaS, cloud, and marketplace platforms enabling the digital transformation of markets, industries, and customer relationships. Mr. Garrou is a board director of privately-held companies of which Mercury is a venture investor, including Mercury portfolio company TrackX Holdings, Inc. (TSXV: TKX). Mr. Garrou is also a Professor at the Jones Graduate School of Business at Rice University where he teaches a course on venture capital. Prior to co-founding Mercury, Mr. Garrou was CEO of Intermat, a leader in product information management software (NYSE: IHS). During this time, he was also named to the Houston Business Journal’s inaugural “40 under 40.” Prior to Intermat, Mr. Garrou was a Principal of Genesis Park, a Houston-based venture capital and private equity firm, where he focused on software investments. Prior to Genesis Park, Mr. Garrou helped launch and was the Director of Operations for the Houston Technology Center (HTC), one of the largest technology incubators in the state of Texas, and led the formation of the Houston Angel Network (HAN), one of the largest and most active angel investment organizations in the U.S. Previously, Mr. Garrou was an investment banker with Nesbitt Burns (BMO Capital Markets), a credit analyst with Compass Bank (BBVA Compass), and an auditor with Deloitte & Touche (Deloitte). He received a B.S. in Management with special attainments in Commerce from Washington & Lee University.
R. Andrew White Mr. White’s business background information is set forth under “Executive Officers” above.
Jay Gardner serves as an independent Director. Mr. Gardner is a technology industry veteran. Over the past 40 years, Mr. Gardner has served as an executive advisor, software company operator, and leadership mentor. His broad base of skills and understanding of technology company operations includes private equity, venture capital, M&A and corporate development. Over the last five years, Mr. Gardner has worked as an executive advisor for the private equity firm Clayton, Dublier & Rice, and Quest Software, a leading enterprise software company, helping to manage numerous M&A transactions. Previously, from 2009 to 2015, Mr. Gardner was part of the executive team at The Attachmate Group, serving as President and General Manager of NetIQ, a leading provider of identity and security management solutions. While at Attachmate, Mr. Gardner helped lead the acquisition and integration of Novell, and later the pre- and post-merger integration of The Attachmate Group with Micro Focus International. Prior to Attachmate, from 2007 to 2009, Mr. Gardner was a board member of Phurnace Software, a leading web application server management platform, which was acquired by BMC Software. Prior to Phurnace, Mr. Gardner served in several executive roles during a 19-year tenure at BMC, including CIO, VP North American Sales, and VP Global Field Operations. Prior to BMC, Mr. Gardner began his career at IBM in various sales and management positions. Mr. Gardner earned a B.B.A. and M.B.A. from Texas Christian University, where he serves as a Chancellor’s Advisory Council member and on the Neeley Board of Advisors, and as an Adjunct Professor in the BNSF Neeley Leadership Program. Mr. Gardner is also a board member at the Halftime Institute, a non-profit organization helping leaders gain clarity on their purpose and focus to execute.
Mia Mends serves as an independent Director. Ms. Mends is currently the Chief Executive Officer of C&W Facility Services, Inc. In this role, Ms. Mends oversees operations across the U.S., Canada and Puerto Rico, with nearly 13,000 people serving clients across a variety of industries. Prior to joining C&W Services, Ms. Mends spent a decade in senior leadership roles at Sodexo, including Global Chief Diversity, Equity & Inclusion Officer and served as Chief Administrative Officer (“CAO”) of North America. As CAO, she designed an integrated target operating model for the $10 billion business while leading the productivity and performance of 160,000 employees. She also served as CEO of Impact Ventures, which included leading SodexoMagic, a joint venture between Sodexo and Magic Johnson Enterprise. Ms. Mends also oversaw various P&L, growth and transformation initiatives for the organization, across various entities, including in Brazil. Ms. Mends serves on the board of directors for the EMERGE Fellows program and on the Business Leadership Council at Wellesley College. She is also a corporate director at H&R Block (NYSE: HRB) and Limeade Inc. (ASX: LME). Mia holds an MBA from Harvard Business School and a bachelor’s degree in economics from Wellesley College. SEPA believes Ms. Mends is qualified to serve on the SEPA Board due to her extensive experience in strategy, ecommerce, marketing and operations for pre-IPO and public companies.
Carolyn Rodz serves as an independent Director. Ms. Rodz has spent much of her career in finance and inclusive entrepreneurship, with a focus on utilizing technology and software to offer capital to under-resourced and growing markets. She is co-founder and CEO of Hello Alice, a predictive technology platform facilitating access and intelligent deployment of capital to over 360,000 diverse small business owners. Hello Alice is financially backed and supported by celebrity entrepreneurs, athletes and philanthropists. Hello Alice has engaged with a leading global network provider on an equitable access to credit program transforming the way underbanked entrepreneurs are assessed for credit risk. Named Hispanic Business Person of the Year by the U.S. Hispanic Chamber of Commerce, and one of Inc. Female Founders 100 in 2020, Ms. Rodz works with the world’s largest corporations and advocacy organizations to support the acquisition, engagement and retention of small and growing businesses, including their evolution through the digital economy. She has testified before the U.S. Congressional House Small Business Committee, and was featured in a U.S. Senate report by Senator Shaheen titled, “Tackling the Gender Gap: What Women Entrepreneurs Need to Thrive.” Prior to Hello Alice, Ms. Rodz was the founder and CEO of Cake, a digital media agency focused on Fortune 500 clients, and an investment banker with JP Morgan. Ms. Rodz earned a B.B.A. in Finance from Texas A&M University. SEPA believes Ms. Rodz is qualified to serve on the SEPA Board due to her extensive experience in ecommerce businesses serving under-resourced communities and diverse business owners.
Number and Terms of Office of Officers and Directors
The SEPA Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to SEPA’s first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Mr. Garrou and Mr. Gardner, will expire at SEPA’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. White and Ms. Mends, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Ms. Rodz, will expire at the third annual meeting of stockholders.
Under SEPA’s Current Charter, holders of SEPA’s Founder Shares will have the right to elect all of SEPA’s directors prior to consummation of SEPA’s initial business combination and holders of SEPA’s Public Shares will not have the right to vote on the election of directors during such time. These provisions of SEPA’s Current Charter may only be amended if approved by holders of at least 90% of SEPA’s outstanding Common Stock entitled to vote thereon. Subject to any other special rights applicable to the SEPA Stockholders, any vacancies on the SEPA Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the SEPA Board or by a majority of the holders of SEPA’s Founder Shares.
SEPA’s officers are appointed by the SEPA Board and serve at the discretion of the SEPA Board, rather than for specific terms of office. The SEPA Board is authorized to appoint persons to the offices set forth in the SEPA Bylaws as it deems appropriate. The SEPA Bylaws provide that SEPA’s officers may consist of one or more Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman of the board of directors, Chief Operating Officer, Presidents, Chief Financial Officer and Vice Presidents) and such other offices as may be determined by the SEPA Board.
Director Independence
Nasdaq listing standards require that a majority of the SEPA Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The SEPA Board has determined that each of Jay Gardner, Mia Mends and Carolyn Rodz are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. SEPA’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
The SEPA Board has two standing committees: an audit committee and a compensation committee.

Audit Committee
Jay Gardner, Mia Mends and Carolyn Rodz serve as members of SEPA’s audit committee. Each of Jay Gardner, Mia Mends, and Carolyn Rodz meets the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act, and Carolyn Rodz serves as chair of the audit committee. Each member of the audit committee is financially literate and the SEPA Board has determined that Carolyn Rodz qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
SEPA adopted an audit committee charter, which details the principal functions of the audit committee, including:
•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by SEPA;
•
pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by SEPA, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with SEPA in order to evaluate their continued independence;
•	setting clear hiring policies for employees or former employees of the independent auditors;
•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
•
obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to SEPA entering into such transaction; and
•
reviewing with management, the independent auditors, and SEPA’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding SEPA’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Carolyn Rodz and Mia Mends serve as members of SEPA’s compensation committee. Each of Carolyn Rodz and Mia Mends meets the independent director standard under Nasdaq listing standards, and Carolyn Rodz serves as chairman of the compensation committee.
SEPA adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to SEPA’s Chief Executive Officer’s compensation, evaluating SEPA’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of SEPA’s Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of SEPA’s other officers;
•	reviewing on an annual basis SEPA’s executive compensation policies and plans;
•	implementing and administering SEPA’s incentive compensation equity-based remuneration plans;
•	assisting management in complying with SEPA’s proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for SEPA’s officers and employees;

•	if required, producing a report on executive compensation to be included in SEPA’s annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finder’s, consulting or other similar fees, will be paid to any of SEPA’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination, other than the payment to SEPA’s Sponsor of $10,000 per month, for up to 36 months, for office space, secretarial and administrative support and reimbursement of expenses pursuant to an administrative support agreement. As of July 1, 2022, the administrative support agreement was terminated and no further expense was incurred. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
SEPA does not have a standing nominating committee though it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The SEPA Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Mia Mends, Carolyn Rodz and Jay Gardner. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, SEPA does not have a nominating committee charter in place.
The SEPA Board will also consider director candidates recommended for nomination by SEPA Stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). SEPA Stockholders that wish to nominate a director for election to the SEPA Board should follow the procedures set forth in the SEPA Bylaws.
SEPA has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the SEPA Board considers educational background, diversity of professional experience, knowledge of SEPA’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of SEPA Stockholders.
Compensation Committee Interlocks and Insider Participation
None of SEPA’s officers currently serves, and in the past year none of them has served, as a member of the compensation committee of any entity that has one or more officers serving on the SEPA Board.
Code of Ethics
SEPA has adopted a Code of Ethics applicable to SEPA’s directors, officers and employees. The Code of Ethics is available on SEPA’s website. SEPA will also post any amendments to or waivers of SEPA’s Code of Ethics on SEPA’s website.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION OF SEPA
The following discussion and analysis of SEPA’s financial condition and results of operations should be read in conjunction with SEPA’s audited financial statements and the notes related thereto included elsewhere in this proxy statement/prospectus.
Overview
SEPA is a blank check company incorporated on March 1, 2021 as a Delaware corporation and formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to throughout this “Management’s Discussion and Analysis of Financial Conduct and Results of Operations of SEPA” as SEPA’s “initial business combination”. On December 20, 2022, SEPA changed its name from Mercury Ecommerce Acquisition Corp. to SEP Acquisition Corp. SEPA intends to effectuate its initial business combination using cash from the proceeds of its IPO and the private placement of the SEPA Private Placement Warrants, the proceeds of the sale of its shares in connection with its initial business combination (pursuant to forward purchase agreements or backstop agreements SEPA may enter into), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.
Recent Developments
On December 20, 2022, SEPA held a special meeting of stockholders where SEPA Stockholders approved an amendment to its certificate of incorporation, extending the date by which SEPA must consummate a business combination from January 30, 2023 (or July 30, 2023, if SEPA had executed a definitive agreement for a business combination by January 30, 2023) to July 30, 2024 (the “Extension Proposal”). In connection with the Extension Proposal, SEPA was required to permit public SEPA Stockholders to redeem their shares of SEPA’s Class A Common Stock. Of the 18,041,500 shares of SEPA’s Class A Common Stock outstanding, the holders of 16,737,241 shares of SEPA’s Class A Common Stock elected to redeem their shares at a per share redemption price of approximately $10.22. As a result, SEPA transferred cash in the amount of $185,001,686 to the trustee, of which $171,094,003 was designated to pay such holders who had elected to redeem their shares in connection with the Extension Proposal. As of December 31, 2022, $161,957,835 had been paid to the redeeming stockholders and $22,468,765 remained in restricted cash, $9,136,168 of which was paid subsequent to December 31, 2022 to such holders who elected to redeem their shares. Following the redemptions, SEPA had 1,304,259 shares of SEPA’s Class A Common Stock outstanding and $13,332,597 remained in the Trust Account.
On June 30, 2023, the underwriter agreed to waive its rights to its portion of the fee payable by SEPA for deferred underwriting commissions, with respect to any potential business combination of SEPA. Of the total $6,314,525 waived fee, $6,014,585 was recorded as accumulated deficit and $299,940 was recorded as a gain on the waiver of deferred underwriting commissions by underwriter in the unaudited condensed statements of operations, following a manner consistent with the original allocation of the deferred underwriting fees. The underwriting fees included in total offering costs at the time of the IPO were allocated to the separable financial instruments issued in the IPO in proportion to the amount allocated to the Class A Common Stock and SEPA Public Warrants, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities were expensed immediately. Offering costs allocated to the Public Shares were charged to temporary equity upon the completion of the IPO. SEPA incurred offering costs amounting to $15,401,418 as a result of the IPO (consisting of $3,608,300 of underwriting fees, $6,314,525 of deferred underwriting fees, $764,193 of other offering costs, and $4,714,400 of the excess fair value of the Founder Shares sold over the purchase price of $4,150). Offering costs recorded to equity amounted to $14,638,901 and offering costs that were expensed amounted to $762,517. The transaction costs were allocated based on the relative fair value basis, compared to the total offering proceeds, between the fair value of the warrant liabilities and the Class A Common Stock. Further, as of the date hereof, SEPA has not received notice from any other financial institutions regarding the termination of their involvement in the Business Combination.

Nasdaq Notifications
On January 22, 2023, SEPA received a written notice from the listing qualifications department staff of Nasdaq indicating that SEPA was not in compliance with Listing Rule 5550(a)(4), due to SEPA’s failure to meet the minimum 500,000 publicly held shares requirement for continued listing on the Nasdaq Capital Market. On February 9, 2023, SEPA submitted to Nasdaq a plan to regain compliance with Listing Rule 5550(a)(4), pursuant to which SEPA’s Chairman of the Board, Mr. Blair Garrou, agreed to sell 80,000 of the shares of Class A common stock he is deemed to beneficially own through Mercury Houston Partners, LLC and Mercury Affiliates XI, LLC by means of private sales to unaffiliated buyers. After the private sales of 80,000 shares of Class A common stock to unaffiliated buyers, SEPA has 509,259 publicly held shares as defined in Listing Rule 5001(a)(35) of the Nasdaq Rules. Based on SEPA’s submission, SEPA received a letter on February 27, 2023, in which the Nasdaq staff determined to grant SEPA an extension of time to regain compliance with the Listing Rule 5550(a)(4). Under the terms of the extension, SEPA was required to file with the SEC and Nasdaq a public document containing SEPA’s current total shares outstanding and a beneficial ownership table in accordance with SEC proxy rules on or before March 31, 2023, which SEPA complied with by filing the beneficial ownership table in SEPA’s Annual Report on Form 10-K for the year ended December 31, 2022. On April 4, 2023, SEPA received a written notice from the listing qualifications department of Nasdaq stating that the Nasdaq staff had determined that SEPA was in compliance with Listing Rule 5550(a)(4) and that the matter was closed.
On March 28, 2023, SEPA received a written notice from the listing qualifications department staff of Nasdaq notifying SEPA that for the last 30 consecutive business days, SEPA’s Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), SEPA had 180 calendar days, or until September 25, 2023, to regain compliance with the Market Value Standard. To regain compliance with the Market Value Standard, the MVLS for SEPA’s Class A common stock was required to be at least $35 million for a minimum of 10 consecutive business days at any time during this 180-day period.
On September 27, 2023, SEPA received a determination letter (the “Letter”) from the Staff of Nasdaq stating that SEPA had not regained compliance with the MVLS standard since SEPA’s Class A Common Stock was below the $35 million minimum MVLS requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2) and had not been at least $35 million for a minimum of 10 consecutive business days at any time during the 180-day grace period granted to SEPA. Pursuant to the Letter, unless SEPA requested a hearing to appeal this determination by 4:00 p.m. Eastern Time on October 4, 2023, SEPA’s Class A common stock would have been delisted from The Nasdaq Capital Market, trading of SEPA’s Class A common stock would have been suspended at the opening of business on October 6, 2023, and a Form 25-NSE would have been filed with the SEC, which would have removed SEPA’s securities from listing and registration on Nasdaq. On October 3, 2023, SEPA submitted a request for hearing before a Nasdaq Hearings Panel to appeal the Staff’s delisting determination, which was granted and the hearing was scheduled to occur on November 16, 2023.
On October 23, 2023, SEPA received a letter from the Staff of Nasdaq notifying SEPA that it has regained compliance with Nasdaq’s $35 million minimum MVLS requirement, and SEPA was therefore in compliance with The Nasdaq Capital Market’s listing requirements. As a result, Nasdaq cancelled the hearing requested by SEPA to appeal the Staff’s prior delisting determination and has confirmed that SEPA’s Class A common stock will continue to be listed and traded on The Nasdaq Capital Market under the symbol “SEPA.” In order to bring SEPA into compliance with the MVLS standard, the Sponsor elected to convert 2,415,375 of its shares of Class B common stock into 2,415,375 shares of Class A common stock so that SEPA’s MVLS exceeded the $35 million minimum MVLS requirement.
In order to conform with the terms and conditions of the Merger Agreement and to maintain the same economics of the Business Combination for all Class B stockholders, on October 2, 2023, the Sponsor, SEPA and SANUWAVE entered into a Forfeiture and Redemption Agreement (the “Forfeiture and Redemption Agreement”), pursuant which the Sponsor agreed to forfeit 1,746,316 of its shares (the “Forfeited Shares”) of Class A common stock contingent upon and effective immediately prior to the closing of the Business Combination. The Forfeiture and Redemption Agreement also provides that SEPA will subsequently redeem the Forfeited Shares in exchange for no consideration contingent upon and effective immediately prior to the closing of the Business Combination. The Sponsor’s agreement to forfeit the Forfeited Shares pursuant to the Forfeiture and Redemption Agreement will result in the Sponsor having the number of shares of Class A common stock at the closing of the Business Combination that it would have otherwise had if it had converted all of its Founder Shares at the closing of the Business Combination on a 1:0.277 basis pursuant to the Class B Charter Amendment.

Results of Operations
Three and Nine Months Ended September 30, 2023 and 2022
SEPA has neither engaged in any operations nor generated any revenues to date. Its only activities for the three and nine months ended September 30, 2023 and for the three and nine months ended September 30, 2022 were organizational activities, those necessary to prepare for SEPA’s IPO, described below and activities related to searching for a potential business combination. SEPA does not expect to generate any operating revenues until after the completion of its initial business combination. SEPA generates non-operating income in the form of interest income on cash and cash equivalents held after its IPO. SEPA incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as due diligence expenses.
For the three months ended September 30, 2023, SEPA had net loss of $2,064,081, which resulted from formation and operating costs of $1,149,131, franchise tax expense of $70,000, accrued interest expense on promissory note due to related party of $26,156, change in fair value of derivative liability of $15,664, and an unrealized loss from change in the fair value of warrant liabilities of $924,903; partially offset by, unrealized gains on investments held in the Trust Account of $114,856 and earnings on trading securities of $6,917.
For the nine months ended September 30, 2023, SEPA had net loss of $1,855,229, which resulted from formation and operating costs of $1,610,282, franchise tax expense of $154,339, losses on the change in fair value of warrant liabilities of $754,570, and interest expense on promissory note due to related party of $54,719, and change in fair value of derivative liability of $15,664; partially offset by a gain on waiver of deferred underwriting commissions by underwriter of $299,940, unrealized gains on investments held in the Trust Account of $416,661, and earnings on trading securities of $17,744. The loss on the change in fair value of warrant liabilities was due in large part to the increase in the publicly traded price of the public warrants.
For the three months ended September 30, 2022, SEPA had net income of $2,668,049, which resulted from gains on the change in fair value of warrant liabilities of $2,043,984, unrealized gains on investments held in the Trust Account of $487,146, and realized gains on investments held in the Trust Account of $410,818, partially offset by formation and operating costs of $223,899 and franchise tax expense of $50,000. The gain on the change in fair value of warrant liabilities was due in large part to the decrease in the publicly traded price of the public warrants.
For the nine months ended September 30, 2022, SEPA had net income of $6,865,260, which resulted from gains on the change in fair value of warrant liabilities of $6,472,616, unrealized gains on investments held in the Trust Account of $678,622, and realized gains on investments held in the Trust Account of $521,431, partially offset by formation and operating costs of $656,811 and franchise tax expense of $150,598. The gain on the change in fair value of warrant liabilities was due in large part to the decrease in the publicly traded price of the public warrants.
Year Ended December 31, 2022 and Period from March 1, 2021 (inception) through December 31, 2021
For the year ended December 31, 2022, SEPA had net income of $7,712,607, which resulted from gains on the change in fair value of warrant liabilities of $6,642,947 and realized gains on investments held in the Trust Account of $2,752,849, partially offset by formation and operating costs of $973,568, income tax expense of $506,603, franchise tax expense of $200,598, and interest expense on promissory note due to related party of $2,420. The gains on the change in fair value of warrant liabilities was due in large part to the decrease in the public traded price of the SEPA Public Warrants.
For the period from March 1, 2021 (inception) through December 31, 2021, SEPA had net income of $7,116,141, which resulted from gains on the change in fair value of warrant liabilities of $8,686,933 and unrealized gains on investments held in the Trust Account of $29,687, partially offset by expensed offering costs of $762,517, formation and operating costs of $670,839, and franchise tax expense of $167,123. The gains on the change in fair value of warrant liabilities was due in large part to the decrease in the public traded price of the SEPA Public Warrants.
Going Concern, Liquidity, and Capital Resources
Initial Public Offering
On July 30, 2021, SEPA consummated its IPO of 17,500,000 Units generating gross proceeds to SEPA of $175,000,000. Simultaneously with the consummation of the IPO, SEPA completed the private sale of 7,850,000 SEPA Private Placement Warrants to its Sponsor at a purchase price of $1.00 per warrant, generating gross proceeds of $7,850,000. The proceeds from the sale of the SEPA Private Placement Warrants were added to the net proceeds from its IPO held in a Trust Account. If SEPA does not complete an initial business combination within 36 months from the closing of its IPO (July 30, 2024), SEPA will cease all operations except for the purpose of winding up, the proceeds from the sale of the SEPA Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the SEPA Private Placement Warrants will expire worthless.
SEPA had granted the underwriter in its IPO a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments, if any. On August 20, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 541,500 Units, generating gross proceeds of $5,415,000, and incurred $108,300 in cash underwriting fees and $189,525 that was payable to the underwriter for deferred underwriting commissions. Simultaneously with the underwriter partially exercising the over-allotment option, SEPA’s sponsor purchased an additional 162,450 Over-Allotment Private Placement Warrants at a price of $1.00 per Over-Allotment Private Placement Warrant ($162,450 in the aggregate). On June 30, 2023, the underwriter agreed to waive its rights to its portion of the fee payable by SEPA for deferred underwriting commissions, with respect to any potential business combination of SEPA. Of the total $6,314,525 waived fee, $6,014,585 was recorded as accumulated deficit and $299,940 was recorded as a gain on the waiver of deferred underwriting commissions by underwriter in the unaudited condensed statements of operations, following a manner consistent with the original allocation of the deferred underwriting fees.
Cash Flows for the Nine Months Ended September 30, 2023 and 2022
For the nine months ended September 30, 2023, net cash used in operating activities was $905,315, which was due to SEPA’s net loss of $1,855,229 as adjusted for the unrealized loss from warrant liabilities of $754,570, a gain on waiver of deferred underwriting commissions by underwriter of $299,940, unrealized gain on investments held in Trust Account of $416,661, accrued interest expense on promissory note - related party of $54,719, change in fair value of derivative liability of $15,664 and changes in working capital of $841,562.
For the nine months ended September 30, 2022, net cash used in operating activities was $814,461, which was due to a gain on the change in the fair value of warrant liabilities of $6,472,616, unrealized gain on investments held in Trust Account of $678,622, realized gain on investments held in Trust Account of $521,431, and changes in working capital of $7,052, partially offset by SEPA’s net income of $6,865,260.
For the nine months ended September 30, 2023, net cash used in investing activities was $13,252,597, which was due to purchases of U.S. government treasury obligations of $40,450,597, partially offset by proceeds from redemption of U.S. government treasury obligations of $27,198,000.
For the nine months ended September 30, 2022, net cash used in investing activities was $0, which was due to the proceeds from the redemption of U.S. government treasury obligations of $365,098,000, fully offset by the purchase of U.S. government treasury obligations of $365,098,000.
For the nine months ended September 30, 2023, net cash used by financing activities was $9,136,168, which was solely a result of payments made to redeeming stockholders.
There were no cash flows from financing activities for the nine months ended September 30, 2022.
Cash Flows for the Year Ended December 31, 2022 and for the Period from March 1, 2021 (Inception) Through December 31, 2021
For the year ended December 31, 2022, net cash used in operating activities was $1,035,757, which was due to the change in fair value of warrant liabilities of $6,642,947 and realized gain on investments held in Trust Account of $2,752,849, partially offset by SEPA’s net income of $7,712,607, and changes in working capital of $647,432.
For the period from March 1, 2021 (inception) through December 31, 2021, net cash used in operating activities was $1,018,748, which was due to the change in fair value of warrant liabilities of $8,686,933, changes in working capital of $180,786, and unrealized gain on investments held in Trust Account of $29,687, partially offset by SEPA’s net income of $7,116,141, and expensed offering costs of $762,517.
For the year ended December 31, 2022, net cash provided by investing activities was $185,001,687, which resulted from proceeds from redemption of U.S. government treasury obligations of $733,969,540, partially offset by purchases of U.S. government treasury obligations of $548,967,853.

For the period from March 1, 2021 (inception) through December 31, 2021, net cash used in investing activities was $182,219,150, which was the result of the amount of net proceeds from the Initial Public Offering and partial exercise of the over-allotment option by the underwriter being deposited to the Trust Account.
For the year ended December 31, 2022, net cash used by financing activities was $160,995,415, which was a result of payments made to redeeming stockholders of $161,957,835, partially offset by proceeds from promissory note of $960,000 and interest expense on promissory note - related party of $2,420.
For the period from March 1, 2021 (inception) through December 31, 2021, net cash provided by financing activities was $184,079,957, which was due to proceeds from the Initial Public Offering and the partial exercise of the over-allotment option by the underwriter, net of underwriter’s discount paid of $176,806,700, proceeds from the sale of SEPA Private Placement Warrants of $8,012,450, the proceeds from the promissory note - related party of $300,000 and the proceeds from the sale of Class B Common Stock to the Sponsor of $25,000, partially offset by the payment of offering costs of $764,193 and the repayment of the promissory note - related party of $300,000.
Cash and Cash Equivalents
As of September 30, 2023 and December 31, 2022, SEPA had cash and cash equivalents of $518,494 and $1,343,809, held outside the Trust Account, respectively, and a working capital deficit of $1,707,317 and $9,221,425, respectively. On October 11, 2022, SEPA issued an unsecured promissory note to the Sponsor, pursuant to which SEPA could borrow up to $1,000,000 on or before October 11, 2024 at a 6% interest rate to cover, among other things, expenses related to a business combination. On October 11, 2022, SEPA borrowed $200,000 under the promissory note. On December 21, 2022 and December 27, 2022 SEPA borrowed an aggregate of $760,000 under the promissory note bringing the total drawdowns to $960,0000 as of December 31, 2022. The Sponsor Debt Conversion Agreement was deemed to be an extinguishment under ASC 470, bringing the outstanding balance under the Second Promissory Note to zero as of September 30, 2023.
SEPA anticipates that the cash held outside of the Trust Account as of September 30, 2023 will not be sufficient to allow SEPA to operate for at least the next 12 months from the issuance of the unaudited condensed consolidated financial statements, assuming that a business combination is not consummated during that time. Over this time period, SEPA will be using the funds held outside of the Trust Account for paying existing accounts payable and accrued liabilities, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination. These conditions raise substantial doubt about SEPA’s ability to continue as a going concern for a period of time within one year after the date that its unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus were issued. Management plans to address this uncertainty through the business combination as discussed above. In addition, SEPA’s Sponsor or an affiliate of the Sponsor, or certain of SEPA’s officers and directors may, but are not obligated to, loan SEPA additional funds as may be required under the Working Capital Loans. There is no assurance that SEPA’s plans to consummate the business combination will be successful or successful within the combination period or that SEPA’s Sponsor or an affiliate of the Sponsor, or certain of SEPA’s officers and directors will loan SEPA funds as may be required under the Working Capital Loans.
As a result of the above, in connection with SEPA’s assessment of going concern, management has determined that the conditions described above raise substantial doubt about SEPA’s ability to continue as a going concern through approximately one year from the date the unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus are issued. The unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should SEPA be unable to continue as a going concern.
Banking Arrangements
On March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. On March 10, 2023, SEPA announced that it held all of its operating cash deposits with SVB in the amount of $1,343,809. None of SEPA’s Trust Account deposits are held at SVB. Following the joint announcement issued by the Department of the Treasury, Federal Reserve, and FDIC on March 12, 2023, whereby the FDIC will complete its resolution of the receivership of SVB in a manner that fully protects all depositors, SEPA has access to all of its operating funds. On March 27, 2023, SVB was acquired by First Citizens Bank and SEPA’s deposits continue to be FDIC insured up to the FDIC limit.

Contractual Obligations
Underwriting Agreement
SEPA granted the underwriter a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments at its IPO price, less the underwriting discounts and commissions. On August 20, 2021, the underwriter partially exercised the over-allotment option to purchase an additional 541,500 Units at an offering price of $10.00 per Unit for an aggregate purchase price of $5,415,000.
The underwriter was paid a cash underwriting discount of $0.20 per unit, or $3,608,300 in the aggregate, upon the closing of SEPA’s IPO and partial exercise of the over-allotment option. In addition, $0.35 per unit, or $6,314,525 in the aggregate was payable to the underwriter for deferred underwriting commissions. On June 30, 2023, the underwriter agreed to waive its rights to its portion of the fee payable by SEPA for deferred underwriting commissions, with respect to any potential business combination of SEPA. Of the total $6,314,525 waived fee, $6,014,585 was recorded as accumulated deficit and $299,940 was recorded as a gain on the waiver of deferred underwriting commissions by underwriter in the unaudited condensed statements of operations included elsewhere in this proxy statement/prospectus, following a manner consistent with the original allocation of the deferred underwriting fees. The underwriting fees included in total offering costs at the time of the IPO were allocated to the separable financial instruments issued in the IPO in proportion to the amount allocated to the Class A Common Stock and SEPA Public Warrants, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities were expensed immediately. Offering costs allocated to the Public Shares were charged to temporary equity upon the completion of the IPO. SEPA incurred offering costs amounting to $15,401,418 as a result of the IPO (consisting of $3,608,300 of underwriting fees, $6,314,525 of deferred underwriting fees, $764,193 of other offering costs, and $4,714,400 of the excess fair value of the Founder Shares sold over the purchase price of $4,150). Offering costs recorded to equity amounted to $14,638,901 and offering costs that were expensed amounted to $762,517. The transaction costs were allocated based on the relative fair value basis, compared to the total offering proceeds, between the fair value of the warrant liabilities and the Class A Common Stock.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. SEPA has identified the following critical accounting policies.
Warrant Liabilities
SEPA accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Accounting Standards Codification 480, Distinguishing Liabilities from Equity (“ASC 480”) and Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to SEPA’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
Recent Accounting Pronouncements
SEPA’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements included elsewhere in this proxy statement/prospectus.

INFORMATION ABOUT SANUWAVE
Unless otherwise indicated or the context otherwise requires, references in this section to “SANUWAVE,” “we,” “us,” “our” and other similar terms refer to SANUWAVE Health, Inc., a Nevada corporation, and its subsidiaries prior to the Business Combination, which will be the business of SANUWAVE Health, Inc., a Delaware corporation, and its consolidated subsidiaries after giving effect to the Business Combination.
Company Overview
SANUWAVE is an ultrasound and shock wave technology company using patented systems of noninvasive, high-energy, acoustic shock waves or low intensity and non-contact ultrasound for regenerative medicine and other applications. Our focus is regenerative medicine utilizing noninvasive, acoustic shock waves or ultrasound to produce a biological response resulting in the body healing itself through the repair and regeneration of tissue, musculoskeletal, and vascular structures. Our two primary systems are UltraMIST® and PACE®. UltraMIST and PACE are cleared by the Food and Drug Administration (“FDA”) using directed energy for wound healing (non-contact ultrasound in the case of UltraMIST and focused shockwave in the case of dermaPACE).
The UltraMIST system provides, through a fluid mist, low-frequency, non-contact, and pain free ultrasound energy deep inside the wound bed that promotes healing from within. The ultrasound acoustic waves promote healing by reducing inflammation and bacteria in the wound bed, while also increasing the growth of new blood vessels to the area. The UltraMIST system treatment must be administered by a healthcare professional. This proprietary technology has been cleared by the FDA for the promotion of wound healing through wound cleansing and maintenance debridement combined with ultrasound energy deposited inside the wound that stimulated tissue regeneration. The UltraMIST System is cleared for marketing in the U.S. by the FDA (K140782) but is not approved/cleared/licensed in any other jurisdiction.
The PACE systems use acoustic waves generated by SANUWAVE’s Pulsed Acoustic Cellular Expression (PACE) technology to converge at precise selected targets to produce an extremely short duration compression burst. The precise targeting of tissue with PACE® technology provides healthcare professionals with a tool to positively influence cellular form and function, which can result in pain relief, improved circulation, and tissue regeneration. The PACE® system treatment must be administered by a healthcare professional. The PACE® line of products is marketed in various jurisdictions:
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The dermaPACE® System was determined to be a Class II device by the FDA under the generic name extracorporeal shock wave device for treatment of chronic wounds per De Novo filing/order DEN160037. As a result of this order, SANUWAVE was immediately able to market dermaPACE as described in the De Novo request subject to the general control provisions of the Federal Food, Drug, and Cosmetic Act and the special controls identified in the order. Besides having permission to market in the U.S., dermaPACE is licensed for distribution and sale in the following jurisdictions: the European Union (CE Mark), Canada, Brazil, Egypt, Singapore and the United Arab Emirates.

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Profile by SANUWAVE System is marketed only within the U.S. and is listed as a Class I device with the FDA (listing number D065463). Profile by SANUWAVE System is not approved/cleared/licensed in any other jurisdiction.

•	The orthoPACE® System is not marketed in the U.S. It is marketed in the European Union (CE Mark) and licensed for sale/distribution in South Korea and Taiwan.
Our portfolio of wound treatment solutions provides patients with a noninvasive technology that boosts the body’s normal healing and tissue regeneration processes. We are marketing our UltraMIST and PACE systems for usage primarily in the United States.
Regarding the non-contact and non-thermal low frequency ultrasound UltraMIST system, we are focused on the following:
•	Growth and expansion of sales across the United States;
•	Improvement of the functionality and ease-of-use for both medical personnel and patients;
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Finding antibacterial and anti-biofilm solutions to replace the saline solution used to produce the mist used by this system to conduct the ultrasound toward its target, which we believe could make the system more effective in treating bacterial infections associated with skin conditions; and

•	Design of new applicators capable of treating large skin conditions, for improved efficiency in such cases.

We are focused on further developing our PACE proprietary technology to activate healing in:
•	Acute and chronic wound conditions, including diabetic foot ulcers, venous and arterial ulcers, pressure sores, burns and other skin eruption conditions;
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Orthopedic applications, such as eliminating chronic pain in joints from trauma, arthritis or tendons/ligaments inflammation or tendinopathies, speeding the healing of fractures (including nonunion or delayed-union conditions), improving bone density in osteoporosis, fusing bones in the extremities and spine, and other potential sports injury applications;

•	Plastic/cosmetic applications such as cellulite smoothing, graft and transplant acceptance, skin tightening, scarring and other potential aesthetic uses; and
•	Cardiovascular applications for removing plaque due to atherosclerosis, eliminating occlusions and blood clots, and improving heart muscle and cardiac valves performance.
The worldwide spread of the COVID-19 virus resulted in a global slowdown of economic activity, which has been further impacted by the war in Ukraine and related sanctions. SANUWAVE previously experienced a disruption of our supply channels during the six months ended June 30, 2023 and the years ended December 31, 2022 and 2021, as production at SANUWAVE’s contract manufacturers was temporarily disrupted during the COVID-19 pandemic. Restarting production required certain specification changes and personnel training and was hampered by supply chain limitations. While most of these challenges have been addressed, certain electronic components necessary to produce SANUWAVE’s products remain difficult to source. SANUWAVE continues to work with its suppliers to either stockpile remaining inventory or determine suitable equivalents or alternatives. Also, the pandemic caused continued or additional actions by hospitals and clinics such as limiting elective procedures and treatments and limiting clinical trial activities and data monitoring. These factors have had a negative impact on our sales and our results of operations.
Our Products and Technologies
UltraMIST - Ultrasound Healing Therapy
UltraMIST is an FDA approved powerful, non-contact, non-thermal ultrasound therapy system used to promote healing in a wide range of wound types. The system never touches the wound surface, making it pain free. UltraMIST promotes wound healing below the surface by modulating cell membranes to drive increased blood flow and capillary formation. It also reduces and removes a wide range of bacteria, including biofilms, while preserving healthy structures. UltraMIST is FDA approved to treat malaises such as diabetic foot ulcers, pressure ulcers, venous leg ulcers, deep tissue pressure injuries, and surgical wounds.
PACE Technology for Regenerative Medicine
Our PACE system candidates, including our dermaPACE System, deliver high-energy acoustic pressure shock waves to produce compressive and tensile stresses on cells and tissue structures. These mechanical stresses at the cellular level have been shown in pre-clinical work to promote angiogenic and positive modulated inflammatory responses, and quickly initiate the healing cascade. This has been shown in pre-clinical work to result in microcirculatory improvement, including increased perfusion and blood vessel widening, the production of angiogenic growth factors, enhanced new blood vessel formation (angiogenesis) and the subsequent regeneration of tissue such as skin, musculoskeletal and vascular structures. PACE procedures trigger the initiation of an accelerated and modulated inflammatory response that speeds wounds into proliferation phases of healing and subsequently returns a chronic condition to an acute condition to help reinitiate the body’s own healing response. We believe our PACE technology is well suited for various applications due to its activation of a broad spectrum of cellular events critical for the initiation and progression of healing.
Currently, there are limited biological or mechanical therapies available to activate the healing and regeneration of skin, musculoskeletal tissue, and vascular structures. As baby boomers age, the incidence of their targeted diseases and musculoskeletal injuries and ailments will be far more prevalent. We believe that our pre-clinical and clinical studies suggest that our PACE technology will be effective in targeted applications. Completed clinical trials using SANUWAVE products include studies of the effects of shockwaves on the following conditions:
•	Plantar Fasciitis (Heel Pain): investigations studying the effects of PACE while treating painful heel conditions with the intent of reducing inflammation, reduction of pain, and eventual healing.

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Lateral Epicondylitis (Tennis Elbow): investigations studying the effects of PACE while treating lateral epicondylitis (tennis elbow) with the intent of reducing inflammation, reduction of pain, and eventual healing.

•	5th Metatarsal Fracture: investigations studying the effects of PACE while treating fractures of the 5th metatarsal bone (foot) with the intent of accelerating and promoting healing of the fracture.
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Delayed Union/Non-union fractures: investigations studying the effects of PACE while treating chronic, non-healing fractures of long bones of the lower extremities (tibia, fibula) with the intent of narrowing the fracture gap or complete healing of the fracture.

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Diabetic Foot Ulcer: investigations studying the effects of PACE while treating chronic diabetic foot ulcers with the intent of promoting wound management and wound area reduction with the final intent of complete wound closure.

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Oxygen Saturation: investigations studying the effects of PACE while treating diabetic foot ulcers with the intent of observing and measuring changes in oxygen levels in the treated wound tissue before and after treatment. A secondary objective was to monitor wound area reduction and wound closure.

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Burns/Oxygen saturation: investigations studying the effects of PACE while treating chronic acute 2nd degree burns with the intent of promoting wound management and accelerated wound area reduction with the final intent of complete wound closure. Secondary objectives were to measure changes in tissue oxygen levels before and after treatment.

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Venous Leg Ulcer/ Pressure Ulcers: investigations studying the effects of PACE while treating chronic venous leg ulcers and other ulcers caused by prolonged pressure with the intent of promoting wound management and wound area reduction with the final intent of complete wound closure.

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Ischemia: investigations studying the effects of PACE on ischemic wounds (e.g., wounds lacking sufficient blood flow) with the intent of studying effects of changes in biomechanics, biological markers associated with wound healing, changes in blood vessel dimensions, changes in blood flow velocity, and other factors associated with wound healing.

We have no plans to conduct additional clinical trials regarding the effects of shockwaves at this time.
dermaPACE – Our Wound Care Shockwave Product
We are focused on the development of products that treat unmet medical needs in large market opportunities. Our FDA approval in the United States for our dermaPACE system is the first step in providing an option to a currently unmet need in the treatment of diabetic foot ulcers. Diabetes is common, disabling, and deadly. In the United States, diabetes has reached epidemic proportions. Based on our research, foot ulcerations are one of the leading causes of hospitalization in diabetic patients and lead to billions of dollars in health care expenditures annually. dermaPACE is noninvasive and does not require anesthesia, making it a cost-effective, time-efficient, and painless approach to wound care. dermaPACE’s noninvasive treatments are designed to elicit the body’s own healing response and followed by simple standard of care dressing changes, are designed to allow for limited disruption to the patients’ normal lives and have no effect on mobility while their wounds heal.
DermaPACE has received the European CE Mark approval to treat acute and chronic defects of the skin and subcutaneous soft tissue, such as in the treatment of pressure ulcers, diabetic foot ulcers, burns, and traumatic and surgical wounds. The dermaPACE is also licensed for sale in Canada, Australia, New Zealand and South Korea. Additionally, our joint venture partner in Brazil, Diversa SA, received approval from the Brazilian Agência Nacional de Vigilância Sanitária (“National Health Surveillance Agency” or “ANVISA”) to market dermaPACE to treat diabetic foot ulcers in Brazil.
Developing Product Opportunities - Orthopedic
The orthoPACE system, which is intended for use in orthopedic, trauma and sports medicine indications, continues to be a viable and effective treatment solution in Europe and South Korea. The system features four types of applicators, including a unique applicator that is less painful for some indications and may reduce or eliminate anesthesia for some patients. In the orthopedic setting, the orthoPACE system is being used to treat tendinopathies and acute and nonunion fractures, including the soft tissue surrounding the fracture to accelerate healing and prevent secondary complications and their associated treatment costs. Common examples of these injuries include extremity joint pain, torn rotator cuffs (shoulder), tennis elbow, Achilles’ tendon tears and torn meniscus cartilage in the knee. Injuries to these structures are very difficult to treat because the body has a limited natural ability to regenerate these kinds of tissues. Prior investigations and pre-clinical work indicate that PACE can positively affect the body’s inflammatory process and activate various cell types and may be an important adjunct to the management of sports medicine injuries. We are currently reviewing the regulatory landscape and evaluating whether the submission of a 510(k) to further define the indications for use in the U.S. is viable.
Additionally, we have developed and introduced Profile by SANUWAVE as an immediately available solution for pain management in sports medicine and physical therapy in the U.S. market. Profile by SANUWAVE is a therapeutic massager intended for the relief of minor muscle aches and pains via SANUWAVE’s Diffused Acoustic Pressure (“DAP®”) technology. DAP® delivers the beneficial, therapeutic field of the acoustic pressure waves without the impact and potential pain of a focused pulse. There is a significant need in the U.S. for pain management products and we believe the non-invasive delivery of therapeutic shockwaves for its treatment can help to serve this market.
Non-Medical Uses for Our Shockwave Technology
We believe there are also significant opportunities for our acoustic pressure shockwave technology in non-medical uses, including in the energy, water, food, and industrial markets.
Our Strategy
Our strategy is focused on the commercialization of our patented, non-invasive, and biological response-activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures. Our wound care portfolio of regenerative medicine products and product candidates help restore the body’s normal healing processes, by activating biologic signaling and angiogenic responses.
The key elements of our strategy include the following:
•	Commercialize and support the domestic distribution of our UltraMIST and PACE systems to treat wounds;
•	Reduce and normalize operating costs to support growth;
•	Develop and commercialize our noninvasive biological response activating devices in the regenerative medicine area for the treatment of skin, musculoskeletal tissue, and vascular structures; and
•	Support the global distribution of our products.
Scientific Advisors
We have established a network of scientific advisors that brings expertise in wound healing, orthopedics, cosmetics, clinical and scientific research, and FDA experience. We consult our scientific advisors on an as-needed basis on clinical and pre-clinical study design, product development, and clinical indications.
We pay consulting fees to certain members of our scientific advisory board for the services they provide to us, in addition to reimbursing them for incurred expenses. The amounts vary depending on the nature of the services.
Sales, Marketing and Distribution
We sell systems through a combination of direct sales representatives and independent distributors. The systems are used in hospitals, clinics, and alternate care facilities. Our primary sales are in the Unites States.
Manufacturing and Suppliers
We have developed a network of suppliers, manufacturers, and contract service providers to provide sufficient quantities of our products.
SANUWAVE is party to a manufacturing supply agreement with Swisstronics Contract Manufacturing AG in Switzerland, a division of Cicor Technologies Ltd., covering the generator box component of our products. Our generator boxes are manufactured in accordance with applicable quality standards and applicable industry and regulatory standards. We produce the applicators and applicator kits for our products. In addition, SANUWAVE programs and loads software for both the generator boxes and applicators and performs the final product testing and certifications internally.

We are party to a manufacturing supply agreement with Minnetronix Medical in St. Paul, MN, covering the generator and treatment wand components of our products. Our generators and treatment wands are manufactured in accordance with applicable quality standards and applicable industry and regulatory standards. In addition, we perform the final product testing for generators and treatment wands internally.
SANUWAVE is party to a manufacturing supply agreement with Dynamic Group in Ramsey, MN, covering the applicator component of our products. Our applicators are manufactured in accordance with applicable quality standards and applicable industry and regulatory standards. We produce the applicators and applicator kits for our products.
Our facility in Eden Prairie, MN consists of 8,199 square feet and provides office, product development, quality control, and warehouse space. It is an FDA registered facility and is International Organization for Standardization (ISO) 13485:2016 certified.
Intellectual Property
Our success depends in part on our ability to obtain and maintain proprietary protection for our products, product candidates, technology, and know-how, to operate without infringing on the proprietary rights of others and to prevent others from infringing upon our proprietary rights. We seek to protect our proprietary position by, among other methods, filing United States and selected foreign patent applications and United States and selected foreign trademark applications related to our proprietary technology, inventions, products, and improvements that are important to the development of our business. Effective trademark, service mark, copyright, patent, and trade secret protection may not be available in every country in which our products are made available. The protection of our intellectual property may require the expenditure of significant financial and managerial resources.
Patents
We consider the protection afforded by patents important to our business. We intend to seek and maintain patent protection in the United States and select foreign countries, where deemed appropriate for products that we develop. In general, our patents are effective ranging from 6 months to 16 years. There are no assurances that any patents will result from our patent applications, or that any patents that may be issued will protect our intellectual property, or that any issued patents or pending applications will not be successfully challenged, including as to ownership and/or validity, by third parties. In addition, if we do not avoid infringement of the intellectual property rights of others, we may have to seek a license to sell our products, defend an infringement action or challenge the validity of intellectual property in court. Any current or future challenges to our patent rights, or challenges by us to the patent rights of others, could be expensive and time consuming.
We believe that our owned and licensed patent rights provide a competitive advantage with respect to others that might seek to utilize certain of our apparatuses and methods incorporating extracorporeal acoustic pressure shockwave technologies that we have patented. However, we do not hold patent rights that cover all of our products, product components, or methods that utilize our products. We also have not conducted a competitive analysis or valuation with respect to our issued and pending patent portfolio in relation to our current products and/or competitor products. Our patents directed to our material technologies and products are detailed in the tables below:
Shockwave Patent Portfolio – Devices Section
Patent #/ Application #	Title	Expiration Date	Jurisdiction
US 7,867,178	Apparatus for generating shock waves with piezoelectric fibers integrated in a composite	Sep 29, 2027	USA
US 8,088,073	Device for the application of acoustic shock waves	Jun 23, 2025	USA
US 8,092,401	Method and apparatus for producing shock waves for medical applications	Feb 21, 2027	USA
US 8,556,813	Extracorporeal pressure shock wave device	Sept 12, 2031	USA
US 8,961,441	Medical treatment system including an ancillary medical treatment apparatus with an associated data storage medium	March 13, 2032	USA
US 9,161,768	Extracorporeal pressure shock wave devices with reversed applicators and methods for using these devices	Aug 16, 2030	USA

Patent #/ Application #	Title	Expiration Date	Jurisdiction
US 9,198,825	Increase electrode life in devices used for extracorporeal shockwave therapy (ESWT)	Aug 24, 2033	USA
US 9,522,011	Shock wave applicator with movable electrode	July 8, 2030	USA
US 9,566,209	Shock wave electrodes with fluid holes	June 21, 2033	USA
US 10,058,340	Extracorporeal pressure shock wave devices with multiple reflectors and methods for using these devices	Nov 9, 2033	USA
US 10,769,249	Distributor product programming system	Feb 24, 2038	USA
US 11,666,348	Intracorporeal expandable shock wave reflector	July 8, 2030	USA
EP 2451422	Usage of extracorporeal and intracorporeal pressure shock waves in medicine	July 8, 2030	Great Britain, France, Germany, Italy and Spain
KR 10-2255975	Distributor product programming system	May 25, 2038 (app.)	South Korea
Shockwave Patent Portfolio – Indications for Medical Section
Patent #/ Application #	Title	Expiration Date	Jurisdiction
US 8,343,420	Methods and devices for cleaning and sterilization with shock waves	July 2, 2031	USA
US 8,728,809	Use of pressure waves for stimulation, proliferation, differentiation and post-implantation viability of stem cells	August 25, 2031	USA
US 9,119,888	Methods for cleaning and sterilization of implant tissue ex vivo with shock waves	Sept 17, 2030	USA
US 10,238,405	Blood vessel treatment with intracorporeal pressure shock waves	Jan 19, 2032	USA
US 10,569,106	Tissue disinfection with acoustic pressure shock waves	Sep 28, 2038	USA
US 10,639,051	Occlusion and clot treatment with intracorporeal pressure shock waves	Sep 29, 2031	USA
US 10,888,715	Acoustic pressure shock waves used for personalized medical treatment of tissue conditions	May 12, 2039	USA
US 11,684,806	Infected Prosthesis and Implant Treatment with Acoustic Pressure Shock Waves	July 22, 2037	USA
US 11,771,781	Reprocessing of contaminated reusable devices with direct contact of pressure waves	May 6, 2041	USA
EP 3117784	Usage of intracorporeal pressure shock waves in medicine	July 8, 2030	Great Britain, France, Germany, Italy, Spain, Finland, Belgium, Denmark, Ireland, the Netherlands, Norway, and Sweden
AU 2016250668	Tissue disinfection with acoustic pressure shock waves	March 22, 2036	Australia
EP 3461438	Combined intracorporeal and extracorporeal shock wave treatment system	July 8, 2030	Great Britain, France, Germany, and the Netherlands

Patent #/ Application #	Title	Expiration Date	Jurisdiction
EP 3285661	Tissue disinfection with acoustic pressure shock waves	April 22, 2036	Great Britain, France, Germany, Ireland, and the Netherlands
AU 2017387130	Acoustic pressure shock waves used for personalized medical treatment of tissue conditions	Dec 29, 2037	Australia
IL 267661	Acoustic pressure shock waves used for personalized medical treatment of tissue conditions	Dec 29, 2037 (app.)	Israel
BR 112017022768	Tissue disinfection with acoustic pressure shock waves	April 22, 2036	Brazil
Ultrasound Patents - UltraMIST Patent Portfolio
Patent #/ Application #	Title	Expiration Date	Jurisdiction
US 7,713,218	Removable applicator nozzle for ultrasound wound therapy device	May 6, 2028	USA
US 7,785,277	Removable applicator nozzle for ultrasound wound therapy device	Jun 27, 2025	USA
US 7,914,470	Ultrasonic method and device for wound treatment	June 27, 2023	USA
US 8,491,521	Removable multi-channel applicator nozzle	May 3, 2028	USA
US 11,224,767	Systems and methods for producing and delivering ultrasonic therapies for wound treatment and healing	Nov 18, 2034	USA
US 11,331,520	Systems and methods for producing and delivering ultrasonic therapies for wound treatment and healing	Sept 7, 2035	USA
US D733,319	Ultrasonic treatment wand (Design patent)	June 30, 2029	USA
US D733,321	Ultrasonic treatment device (Design patent)	June 30, 2029	USA
IN 228689	Ultrasonic method and device for wound treatment	April 5, 2024	India
HK 1119926	Removable applicator nozzle for ultrasound wound therapy device	June 23, 2026	Hong Kong
CA 2,463,600	Device and method for ultrasound wound debridement	Aug 4, 2023	Canada
CA 2,521,117	Ultrasonic method and device for wound treatment	April 5, 2024	Canada
CA 2,931,612	Systems and methods for producing and delivering ultrasonic therapies for wound treatment and healing	Nov 18, 2034	Canada
EP 1893104	Removable applicator nozzle for ultrasound wound therapy device	July 8, 2026	Belgium, France, Germany, Ireland, and Great Britain
AU 2021201720	Systems and methods for producing and delivering ultrasonic therapies for wound treatment and healing	Nov 18, 2034	Australia
In August 2005, we entered into a license agreement with HealthTronics Inc. (“HealthTronics”) in connection with our acquisition of certain assets and intellectual property relating to orthopedic, tendinopathy, skin wounds, cardiac, dental, neural medical conditions and to all conditions in animals (the “Ortho Field”) from HealthTronics. The majority of the intellectual property licensed from HealthTronics was associated with the construction of shockwave devices, indications for orthopedic treatments, and wound care. These patents and patent applications have either expired or were not pursued in our portfolio.
Under our license to HealthTronics, Inc., we reserved exclusive rights in our purchased portfolio as to the Ortho Field. HealthTronics received field-exclusive and sublicensable rights under the purchased portfolio as to (1) certain

HealthTronics lithotripsy devices in all fields other than the Ortho Field, and (2) all products in the treatment of renal, ureteral, gall stones and other urological conditions (the “Litho Field”). HealthTronics also received non-exclusive and non-sublicensable rights in the purchased portfolio as to any products in all fields other than the Ortho Field and Litho Field.
Pursuant to mutual amendment and other assignment-back rights under the patent license agreement with HealthTronics, we are also a licensee of certain patents and patent applications that have been assigned to HealthTronics. We received a perpetual, non-exclusive and royalty-free license to nine issued foreign patents. Our non-exclusive license is subject to HealthTronics’ sole discretion to further maintain any of the patents and pending applications assigned back to HealthTronics.
In August 2020, we entered into an asset purchase agreement with Celularity Inc. (“Celularity”), pursuant to which we acquired all of Celularity’s assets related to the MIST Therapy System and UltraMIST System, including all intellectual property and trademarks related to MIST and UltraMIST. For additional information regarding the patents acquired pursuant to this agreement, see the table above under “Ultrasound Patents – UltraMIST Patent Portfolio.” These assets are for use in low frequency and non-contact ultrasound to treat wounds.
In August 2020, we entered into a License and Marketing Agreement with Celularity, pursuant to which we were granted an exclusive, royalty-bearing license to commercialize Biovance, a minimally processed human amniotic membrane, and Interfyl, a human connective tissue matrix, for the care and treatment of acute and chronic wounds performed in an operating room setting for worldwide commercialization, excluding the Asia Pacific region.
Under the terms of the agreement, Celularity was to provide Biovance and Interfyl product to SANUWAVE for commercialization in exchange for a quarterly license fee payment. In May 2021, we received notification of non-compliance with the terms of the agreement due to alleged non-payment of the quarterly license fee. Pursuant to the notification, we ceased commercialization of the licensed products and have not resumed commercialization.
We operate in an industry characterized by extensive patent litigation. If we become involved in future litigation or any other adverse intellectual property proceeding, for example, as a result of an alleged infringement, or a third party alleging an earlier date of invention, we may have to spend significant amounts of money and time and, in the event of an adverse ruling, we could be subject to liability for damages, including treble damages, invalidation of our intellectual property and injunctive relief that could prevent us from using technologies or developing products, any of which could have a significant adverse effect on our business, financial condition and results of operation. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation or lengthy governmental proceedings and could divert management’s attention and resources and require us to enter into royalty or license agreements which are not advantageous, if available at all.
Trademarks
Since other products on the market compete with our products, we believe that our product brand names are an important factor in establishing and maintaining brand recognition.
We have the following trademark registrations: SANUWAVE® (United States, European Community, Canada, Japan, Switzerland, United Kingdom, Taiwan and under the Madrid Protocol), dermaPACE® (United States, European Community, Japan, South Korea, Switzerland, Taiwan, Canada, China, Brazil, Mexico, and under the Madrid Protocol), angioPACE® (European Community and United Kingdom), PACE® - Pulsed Acoustic Cellular Expression (United States, European Community, China, Hong Kong, Singapore, Switzerland, Taiwan, and Canada), orthoPACE® (United States, United Kingdom, and European Community), DAP® - Diffused Acoustic Pressure (United States and European Community), and Profile® (United States, European Community, and United Kingdom). Our newest trademark is Energy First® (United States), Healing Today, Curing Tomorrow® (United States), and UltraMIST® (United States).
Through the acquisition of UltraMIST®/MIST assets from Celularity, SANUWAVE is now the owner of the Celleration® (United States, Australia, Europe Community, and Japan), Proven Healing® (Madrid Protocol, European Community, and United Kingdom), MIST Ultrasound Healing Therapy & Design® (United States), MIST® (United States), MIST Therapy® (United States), and MIST & Design® (United States) registered trademarks.
We also maintain trademark registrations for: OssaTron® (United States), OSWT® (Switzerland) Evotron® (United States, Germany and Switzerland), Evotrode® (United States, Germany and Switzerland), Orthotripsy®

(United States). We phased out the OssaTrode® (United States, Germany and Switzerland), Equitron® (United States and Switzerland), Reflectron® (Germany and Switzerland), Reflectrode® (Germany and Switzerland), and evoPACE® (Canada, Australia, European Community and Switzerland) trademarks, due to the fact that OssaTrode®, Equitron®, Reflectron® and Reflectrode® products are no longer available for sale in any market and evoPACE® is a product that was never commercialized.
Our Competition
We believe the advanced wound care market can benefit from our technology which up-regulates the biological factors that promote wound healing. Current medical technologies developed by Acelity L.P. Inc, (formerly Kinetic Concepts, Inc.) now owned by 3M, Organogenesis, Inc., Smith & Nephew plc, Derma Sciences, Inc., MiMedx Group, Inc., Osiris Therapeutics, Inc., Molnlycke Health Care, and Systagenix Wound Management (US), Inc. (now owned by Acelity) and Softwave Tissue Regeneration Technologies, manage wounds, but, in our opinion, do not provide the value proposition to the patients and care givers like our PACE technology has the potential to do. The leading medical device serving this market is the Vacuum Assisted Closure (“V.A.C.”) System marketed by KCI. The V.A.C. is a negative pressure wound therapy device that applies suction to debride and manage wounds.
There are also several companies that market extracorporeal shockwave device products targeting lithotripsy and orthopedic markets, including Dornier MedTech, Storz Medical AG, Electro Medical Systems (EMS) S.A., Softwave Tissue Regneration Technologies, and CellSonic Medical which could ultimately pursue the wound care market. Nevertheless, we believe that the PACE systems have a competitive advantage over all of these existing technologies by achieving wound closure by means of a minimally invasive process through innate biological response to PACE technology.
Regarding the companies that use low frequency ultrasound that creates a pressure wave producing micro-strains due to mechanical forces that deform cell membrane and therefore promote healing, there are technologies developed by Arobella Medical LLC, NanoVibronix, Chattanooga, and EDAP TMS to manage wound care. However, these treatment devices or medical systems are different in design and mode of application of the ultrasound when compared to SANUWAVE’s UltraMIST. We believe that UltraMIST has a competitive advantage over all of these existing technologies, due to broad medical indications, simplicity of use, wound healing results and the tolerability of the treatment by the patients, especially for painful wounds.
Developing and commercializing new products is highly competitive. The market is characterized by extensive research and clinical efforts and rapid technological change. SANUWAVE faces intense competition worldwide from medical device, biomedical technology and medical products and combination products companies, including major pharmaceutical companies. We may be unable to respond to technological advances through the development and introduction of new products. Most of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources. These competitors may also be in the process of seeking FDA or other regulatory approvals, or patent protection, for new products. Our competitors may commercialize new products in advance of our products. Our products also face competition from numerous existing products and procedures, which currently are considered part of the standard of care. To compete effectively, our products will have to achieve widespread market acceptance.
Regulatory Matters
FDA Regulation
Each of our products must be approved or cleared by the FDA before it is marketed in the United States. Before and after approval or clearance in the United States, our product candidates are subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act and/or the Public Health Service Act, as well as by other regulatory bodies. FDA regulations govern, among other things, the development, testing, manufacturing, labeling, safety, storage, record-keeping, market clearance or approval, advertising and promotion, import and export, marketing and sales, and distribution of medical devices and pharmaceutical products.
In the United States, the FDA subjects medical products to rigorous review. If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or to allow us to manufacture or market our products, and we may be criminally prosecuted. Failure to comply with the law could result in, among other things, warning letters, civil penalties, delays in approving or refusal to approve a product candidate, product recall, product seizure, interruption of production, operating restrictions, suspension or withdrawal of product approval, injunctions, or criminal prosecution.

The FDA has determined that our technology and product candidates constitute “medical devices.” The FDA determines what center or centers within the FDA will review the product and its indication for use, and determines under what legal authority the product will be reviewed. For the current indications, our products are being reviewed by the Center for Devices and Radiological Health. However, we cannot be sure that the FDA will not select a different center and/or legal authority for one or more of our other product candidates, in which case the governmental review requirements could vary in some respects.
FDA Approval or Clearance of Medical Devices
In the United States, medical devices are subject to varying degrees of regulatory control and are classified in one of three classes depending on the extent of controls the FDA determines are necessary to reasonably ensure their safety and efficacy:
•	Class I: general controls, such as labeling and adherence to quality system regulations;
•
Class II: special controls, pre-market notification (510(k)), specific controls such as performance standards, patient registries, and post market surveillance, and additional controls such as labeling and adherence to quality system regulations; and

•	Class III: special controls and approval of a pre-market approval (“PMA”) application.
Each of our product candidates require FDA authorization prior to marketing, by means of either a 510(k) clearance or a PMA approval. To request marketing authorization by means of a 510(k) clearance, we must submit a pre-market notification demonstrating that the proposed device is substantially equivalent to another legally marketed medical device, has the same intended use, and is as safe and effective as a legally marketed device and does not raise different questions of safety and effectiveness than does a legally marketed device. 510(k) submissions generally include, among other things, a description of the device and its manufacturing, device labeling, medical devices to which the device is substantially equivalent, safety and biocompatibility information, and the results of performance testing. In some cases, a 510(k) submission must include data from human clinical studies. Marketing may commence only when the FDA issues a clearance letter finding substantial equivalence. After a device receives 510(k) clearance, any product modification that could significantly affect the safety or effectiveness of the product, or that would constitute a significant change in intended use, requires a new 510(k) clearance or, if the device would no longer be substantially equivalent, would require a PMA. If the FDA determines that the product does not qualify for 510(k) clearance, then a company must submit, and the FDA must approve, a PMA before marketing can begin.
A PMA application must provide a demonstration of safety and effectiveness, which generally requires extensive pre-clinical and clinical trial data. Information about the device and its components, device design, manufacturing, and labeling, among other information, must also be included in the PMA. As part of the PMA review, the FDA will inspect the manufacturer’s facilities for compliance with quality system regulation requirements, which govern testing, control, documentation, and other aspects of quality assurance with respect to manufacturing. The PMA approval can include post-approval conditions, including, among other things, restrictions on labeling, promotion, sale and distribution, or requirements to do additional clinical studies post-approval. Even after approval of a PMA, a new PMA or PMA supplement is required to authorize certain modifications to the device, its labeling, or its manufacturing process. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.
Obtaining medical device clearance, approval, or licensing in the United States or abroad can be an expensive process. International fee structures vary from minimal to substantial, depending on the country. In addition, we are subject to annual establishment registration fees in the United States and abroad. Device licenses require periodic renewal with associated fees as well. In the United States, there is an annual requirement for submitting device reports for Class III/PMA devices, along with an associated fee. Currently, SANUWAVE is registered as a Small Business Manufacturer with the FDA and as such is subject to reduced fees. If, in the future, our revenues exceed a certain annual threshold limit, we may not qualify for the Small Business Manufacturer reduced fee amounts and will be required to pay full fee amounts.

Post-Approval Regulation of Medical Devices
After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:
•	the FDA quality systems regulation, which governs, among other things, how manufacturers design, test, manufacture, exercise quality control over, and document manufacturing of their products;
•	labeling and claims regulations, which prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling;
•	the Medical Device Reporting regulation, which requires reporting to the FDA of certain adverse experiences associated with use of the product; and
•	post market surveillance, including documentation of clinical experience and follow-on, confirmatory studies.
We continue to be subject to inspection by the FDA to determine our compliance with regulatory requirements, as are our suppliers, contract manufacturers, and contract testing laboratories.
International sales of medical devices manufactured in the United States that are not approved or cleared by the FDA are subject to FDA export requirements. Exported devices are subject to the regulatory requirements of each country to which the device is exported. Exported devices may also fall under the jurisdiction of the United States Department of Commerce/Bureau of Industry and Security and compliance with export regulations may be required for certain countries.
Manufacturing Certifications
The Medical Device Single Audit Program (“MDSAP”) – allows a single regulatory audit of a medical device manufacturer’s quality management system to satisfy the requirements of multiple regulatory authorities (“RAs”). Five RAs: The Australian Therapeutic Goods Administration (TGA), Brazil’s Agência Nacional de Vigilância Sanitária (ANVISA), Health Canada, MHLW/PMDA (Japan), and the FDA participated in a three-year MDSAP Pilot which concluded in December 2016. These RAs will continue to participate in MDSAP as the program moved into its operational phase starting January 2017, with Health Canada making a full transition from the Canadian Medical Devices Conformity Assessment System (CMDCAS) to MDSAP.
MDSAP uses recognized third-party auditors – auditing organizations (AOs) – to conduct a single quality management system audit that satisfies the requirements of multiple regulatory authorities. Manufacturers only need to comply with the regulations from the jurisdictions where they sell their products. The MDSAP certificate indicates that a manufacturer complies with the regulatory requirements for the markets defined in the certificate. The certificate does not represent marketing authorization, nor does it require any regulatory authority to issue a marketing authorization or endorsement to the device manufacturer.
We have been certified to the MDSAP requirements for all five participating countries, most recently successfully completing a MDSAP recertification audit in September 2022. This certificate is valid for three years. Annual surveillance audits are required to maintain this certification.
Manufacturing cGMP Requirements
Manufacturers of medical devices are required to comply with FDA manufacturing requirements contained in the FDA’s current Good Manufacturing Practices (“cGMP”) set forth in the quality system regulations promulgated under section 520 of the Federal Food, Drug and Cosmetic Act. cGMP regulations require, among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation. The manufacturing facility for our products must meet cGMP requirements to the satisfaction of the FDA pursuant to a pre-PMA approval inspection before we can use it. We and some of our third-party service providers are also subject to periodic inspections of facilities by the FDA and other authorities, including procedures and operations used in the testing and manufacture of our products to assess our compliance with applicable regulations. Failure to comply with statutory and regulatory requirements subjects a manufacturer to possible legal or regulatory action, including the seizure or recall of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations, and civil and criminal penalties. Adverse experiences with the product must be reported to the FDA and could result in the imposition of marketing restrictions through labeling changes or in product withdrawal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following the approval.

International Regulation
We are subject to regulations and product registration requirements in many foreign countries in which we may sell our products, including in the areas of product standards, packaging requirements, labeling requirements, import and export restrictions and tariff regulations, duties and tax requirements. The time required to obtain clearance required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements.
United States Anti-Kickback and False Claims Laws
In the United States, there are Federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services. Violations of these laws can lead to civil and criminal penalties, including exclusion from participation in Federal healthcare programs. These laws are potentially applicable to manufacturers of products regulated by the FDA as medical devices, such as us, and hospitals, physicians, and other potential purchasers of such products. Other provisions of Federal and state laws provide civil and criminal penalties for presenting, or causing to be presented, to third-party payers for reimbursement, claims that are false or fraudulent, or which are for items or services that were not provided as claimed. In addition, certain states have implemented regulations requiring medical device and pharmaceutical companies to report all gifts and payments over $50 to medical practitioners. This does not apply to instances involving clinical trials. Although we intend to structure our future business relationships with clinical investigators and purchasers of our products to comply with these and other applicable laws, it is possible that some of our business practices in the future could be subject to scrutiny and challenge by Federal or state enforcement officials under these laws.
Third Party Reimbursement
We anticipate that sales volumes and prices of the products we commercialize will depend in large part on the availability of coverage and reimbursement from third party payers. Third party payers include governmental programs such as Medicare and Medicaid, private insurance plans, and workers’ compensation plans. Even though a new product may have been approved or cleared by the FDA for commercial distribution, we may find limited demand for the device until adequate history of reimbursement has been obtained from governmental and private third-party payers.
The CPT code for UltraMIST is 97610. This Category 1 code describes a system used in wound care that uses low frequency ultrasonic energy to atomize a liquid and deliver continuous low frequency ultrasound to the wound bed. The CPT codes for the dermaPACE System using extracorporeal shock wave technology to treat diabetic foot ulcers are 0512T and 0513T. The codes 0512T and 0513T are for extracorporeal shock wave for integumentary wound healing, including topical application and dressing and high energy extracorporeal shockwave therapy for integumentary wound healing. While these are Category 3 codes because the dermaPACE System is considered experimental by the Centers for Medicare & Medicaid Services, this designation does not preclude billing and obtaining payment. Instead, claims are reviewed on an individual basis.
In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific product lines and procedures. There can be no assurance that procedures using our products will be considered medically reasonable and necessary for a specific indication, that our products will be considered cost-effective by third party payers, that an adequate level of reimbursement will be available or that the third-party payers’ reimbursement policies will not adversely affect our ability to sell our products profitably.
We believe that the overall escalating costs of medical products and services has led to, and will continue to lead to, increased pressures on the healthcare industry to reduce the costs of products and services. In addition, recent healthcare reform measures, as well as legislative and regulatory initiatives at the Federal and state levels, create significant additional uncertainties. There can be no assurance that third party coverage and reimbursement will be available or adequate, or that future legislation, regulation, or reimbursement policies of third-party payers will not adversely affect the demand for our products or our ability to sell these products on a profitable basis. The unavailability or inadequacy of third-party payer coverage or reimbursement would have a Material Adverse Effect on our business, operating results and financial condition.

Confidentiality and Security of Personal Health Information
The Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), contains provisions that protect individually identifiable health information from unauthorized use or disclosure by covered entities and their business associates. The Office for Civil Rights of the U.S. Department of Health and Human Services (“HHS”), the agency responsible for enforcing HIPAA, has published regulations to address the privacy (the “Privacy Rule”) and security (the “Security Rule”) of protected health information (PHI). HIPAA also requires that all providers who transmit claims for health care goods or services electronically utilize standard transaction and data sets and to standardize national provider identification codes. In addition, the American Recovery and Reinvestment Act enacted the HITECH Act, which extends the scope of HIPAA to permit enforcement against business associates for a violation, establishes new requirements to notify the Office for Civil Rights of HHS of a breach of HIPAA, and allows the Attorneys General of the states to bring actions to enforce violations of HIPAA.
We anticipate that, as we expand our PACE business, we may in the future be a covered entity under HIPAA. We have adopted policies and procedures to comply with the Privacy Rule, the Security Rule and the HIPAA statute as such regulations become applicable to our business. We currently don’t capture patient data through our PACE system.
In addition to the HIPAA Privacy Rule and Security Rule described above, we may become subject to state laws regarding the handling and disclosure of patient records and patient health information. These laws vary widely. Penalties for violation include sanctions against a laboratory’s licensure as well as civil or criminal penalties. Additionally, private individuals may have a right of action against us for a violation of a state’s privacy laws. We intend to adopt policies and procedures to ensure material compliance with state laws regarding the confidentiality of health information as such laws become applicable to us and to monitor and comply with new or changing state laws on an ongoing basis.
Environmental and Occupational Safety and Health Regulations
Our operations are subject to extensive Federal, state, provincial and municipal environmental statutes, regulations and policies, including those promulgated by the Occupational Safety and Health Administration, the United States Environmental Protection Agency, Environment Canada, Alberta Environment, the Department of Health Services, and the Air Quality Management District, that govern activities and operations that may have adverse environmental effects such as discharges into air and water, as well as handling and disposal practices for solid and hazardous wastes. Some of these statutes and regulations impose strict liability for the costs of cleaning up, and for damages resulting from, sites of spills, disposals, or other releases of contaminants, hazardous substances and other materials and for the investigation and remediation of environmental contamination at properties leased or operated by us and at off-site locations where we have arranged for the disposal of hazardous substances. In addition, we may be subject to claims and lawsuits brought by private parties seeking damages and other remedies with respect to similar matters. We have not to date needed to make material expenditures to comply with current environmental statutes, regulations and policies. However, we cannot predict the impact and costs those possible future statutes, regulations and policies will have on our business.
Employees
As of December 6, 2023, we had a total of 32 full time employees in the United States. Of these, five were engaged in research and development, which includes clinical, regulatory, and quality. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We believe our relationship with our employees is good.
Corporate Information
We were formed as a Nevada corporation in 2004. Our corporate headquarters address is 11495 Valleyview Road, Eden Prairie, MN 55344, and our main telephone number is (770) 419-7525.
Facilities
Our primary corporate and operations office is a leased facility in Eden Prairie, Minnesota, consisting of 8,199 square feet of space under a lease which expires on August 31, 2025. Under the terms of the lease, we pay monthly rent, subject to a 2.5% adjustment on an annual basis.

We also have a research and development office in a leased facility in Alpharetta, Georgia, consisting of 4,332 square feet of space under a lease that expires in July 2027.
Legal Proceedings
In the ordinary course of business, SANUWAVE from time to time becomes involved in various legal proceedings involving a variety of matters. SANUWAVE does not believe there are any pending legal proceedings that will have a material adverse effect on its business, consolidated financial position, results of operations, or cash flows. However, the outcome of such legal matters is inherently unpredictable and subject to significant uncertainties. SANUWAVE expenses legal fees in the period in which they are incurred.
Acquisition dispute – In May 2021, SANUWAVE received notification alleging that it is not in compliance with the license agreement with Celularity entered into in connection with the acquisition of the UltraMIST assets. SANUWAVE has responded and asserted that it is not in breach and that the supplier has breached various agreements. It is too early to determine the outcome of this matter. Any potential impact on SANUWAVE cannot be fully determined at this time and there is no guarantee that the dispute will be resolved in a manner beneficial to SANUWAVE.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SANUWAVE
You should read the following discussion and analysis of financial condition and results of operations together with the consolidated financial statements and the related notes and other financial information of SANUWAVE included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section captioned “Risk Factors — Risks Related to SANUWAVE’s Business” and elsewhere in this proxy statement/prospectus, actual results may differ materially from those anticipated in these forward-looking statements.
Unless otherwise indicated or the context otherwise requires, references in this section to “SANUWAVE,” “we,” “us,” “our” and other similar terms refer to SANUWAVE Health, Inc., a Nevada corporation, and its subsidiaries prior to the Business Combination, which will be the business of SANUWAVE Health, Inc., a Delaware corporation, and its consolidated subsidiaries after giving effect to the Business Combination.
Executive Summary
We continued to realize significant revenue growth during the three and nine months ended September 30, 2023, as compared to the same periods in 2022. Revenue for the three months ended September 30, 2023, totaled $5.0 million, an increase of 19%, as compared to $4.2 million for the same period of 2022. Revenue for the nine months ended September 30, 2023, totaled $13.4 million, an increase of 19%, as compared to $11.2 million for the same period of 2022.
We realized significant revenue growth during the year ended December 31, 2022, with a 29% growth in revenue to $16.7 million for the year ended December 31, 2022, as compared to $13.0 million in 2021. Gross margins also increased to 74% from 62% in 2021.
Net loss for the three months ended September 30, 2023, was $23.7 million, or $0.03 per basic and diluted share, compared to a net loss of $1.1 million, or $0.00 per basic and diluted share, for the same period in 2022. The increase in our net loss for the three months ended September 30, 2023, was primarily due to continued losses on the fair value of our derivatives, which totaled $19.3 million of expense in the period. For the three months ended September 30, 2023, our operating loss totaled $0.5 million, which is an improvement of $2.0 million compared to 2022.
Net loss for the nine months ended September 30, 2023, was $44.0 million, or $0.06 per basic and diluted share, compared to a net loss of $4.6 million, or $0.01 per basic and diluted share, for the same period in 2022. The increase in our net loss for the nine months ended September 30, 2023, was primarily due to continued losses on the fair value of our derivatives, which totaled $29.9 million of expense in the period. For the nine months ended September 30, 2023, our operating loss totaled $1.6 million, which is an improvement of $5.9 million compared to the same period in 2022, which aligns with our initiative to drive profitable growth and manage spend through 2023.
Net loss for the year ended December 31, 2022, was $10.3 million, or ($0.02) per basic and diluted share, compared to a net loss of $27.3 million, or ($0.05) per basic and diluted share, for the year ended December 31, 2021. As SANUWAVE continues to focus on profitable growth, we have also reduced our operating loss by 37% to $9.0 million for the year ended December 31, 2022. We continue to focus on profitable growth and reduction in operating expenses.
Non-GAAP Financial Measures
Throughout this Management’s Discussion and Analysis, we present certain financial measures that facilitate management’s review of the operational performance of SANUWAVE and as a basis for strategic planning; however, such financial measures are not presented in our financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S.) (“GAAP”). These financial measures are considered “non-GAAP financial measures” and are intended to supplement, and should not be considered as superior to, financial measures presented in accordance with GAAP.
SANUWAVE uses Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA to assess its operating performance. Adjusted EBITDA is Earnings before Interest, Taxes, Depreciation and Amortization adjusted for the change in fair value of derivatives and any significant non-cash or non-recurring one-time charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. These non-GAAP financial measures are presented in a consistent manner for each period, unless otherwise disclosed. SANUWAVE uses these measures for the purpose of evaluating its historical and prospective financial performance, as well as its performance relative to competitors. The measure also helps SANUWAVE to make operational and strategic decisions. SANUWAVE believes that providing this information to investors, in addition to GAAP measures, allows them to see SANUWAVE’s results through the eyes of Management, and to better understand its historical and future financial performance. These Non-GAAP financial measures are also frequently used by analysts, investors, and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures.
EBITDA and Adjusted EBITDA have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that EBITDA and Adjusted EBITDA:
•	Do not reflect every expenditure, future requirements for capital expenditures or contractual commitments.
•	Do not reflect all changes in working capital needs.
•	Do not reflect the interest expense, or the amount necessary to service outstanding debt.
As presented in the GAAP to Non-GAAP Reconciliations section below, our non-GAAP financial measure excludes the impact of certain charges that contribute to our net loss (Non-GAAP Adjustments).
	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2023	2022	2023	2022
Net (Loss)/Income	$(23,700)	$(1,139)	$(44,042)	$(4,596)
Non-GAAP Adjustments:
Interest expense	3,845	3,821	12,504	9,972
Depreciation and amortization	266	235	780	681
EBITDA	(19,589)	2,917	(30,758)	6,057
Non-GAAP Adjustments for Adjusted EBITDA:
Change in fair value of derivative liabilities	19,325	(5,252)	29,943	(16,597)
Other non-cash or one-time charges:
Release of historical accrued employee compensation expenses	—	—	(1,250)	—
Shares for Services	—	—	224	888
Loss on issuance of debt	—	—	—	3,434
Loss on extinguishment of debt	—	86	—	297
Adjusted EBITDA	$(264)	$(2,249)	$(1,841)	$(5,921)
Results of Operations
Comparison of the Three and Nine Months Ended September 30, 2023 and 2022
The following tables set forth our consolidated statements of operations:
	For the Three Months Ended				For the Nine Months Ended
	September 30,		Change		September 30,		Change
	2023	2022	$	%	2023	2022	$	%
Revenues:
Total Revenue	$4,953	$4,166	$787	19%	$13,404	$11,242	$2,162	19%
Cost of Revenues	1,412	1,157	255	22%	3,876	3,141	735	23%
Gross Margin	3,541	3,009	532	18%	9,528	8,101	1,427	18%
Operating Expenses:
General and administrative	2,681	3,498	(817)	-23%	6,678	9,484	(2,806)	-30%
Selling and marketing	1,039	1,650	(611)	-37%	3,430	5,037	(1,607)	-32%
Research and development	165	157	8	5%	436	494	(58)	-12%

	For the Three Months Ended				For the Nine Months Ended
	September 30,		Change		September 30,		Change
	2023	2022	$	%	2023	2022	$	%
Depreciation and amortization
	187	189	(2)	-1%	563	575	(12)	-2%
Operating Loss	(531)	(2,485)	1,954	-79%	(1,579)	(7,489)	5,910	-79%
Other Income (Expense), net	(23,169)	1,346	(24,515)	nm	(42,463)	2,893	(45,356)	nm
Net (Loss) Income	$(23,700)	$(1,139)	(22,561)	nm	$(44,042)	$(4,596)	(39,446)	nm
nm – Not Meaningful
Revenues and Gross Margin
Revenues for the three month-period ended September 30, 2023, were $5.0 million compared to $4.2 million for the same period of 2022, an increase of $0.8 million, or 19%. The increase was primarily driven by the continued increased sales of our UltraMIST® system and consumables, which is over 90% of our sales for the three-month period ended September 30, 2023. Consumables and parts revenue increased to $3.2 million, a 5% increase over the same period of 2022. System revenue increased to $1.6 million, an increase of 80% from the same period in 2022. The increase in revenues was due to an increase in the average selling price of our consumables revenue of 9% year over year, and the remainder of the growth from the increased number of consumables and systems sold year over year. Gross margin as a percentage of revenue decreased to 71% during the three months ended September 30, 2023, from 72% in the same period of 2022.
Revenues for the nine months ended September 30, 2023, were $13.4 million compared to $11.2 million for the same period of 2022, an increase of $2.2 million, or 19%. The increase was primarily driven by the continued increased sales of our UltraMIST® system and consumables, which continued to be over 90% of our sales for the nine-month period ended September 30, 2023. Consumables and parts revenue increased to $8.7 million, an 11% increase over the same period of 2022. System revenue increased to $3.9 million, an increase of 62% from the same period in 2022. The increase in revenues was due to an increase in the average selling price of our consumables revenue of 7% for the nine-months ended September 30, 2023, as compared to the same period in 2022. The remainder of the growth was from the increased number of consumables and systems sold for the nine-month period ended September 30, 2023, as compared to 2022. Gross margin as a percentage of revenue decreased to 71% for the nine months ended September 30, 2023, from 72% in the same period in 2022.
General and Administrative Expenses
General and administrative expenses decreased $0.8 million or 23% for the three months ended September 30, 2023, compared with the same period of 2022. The decrease for the three months ended September 30, 2023, was primarily due to cost savings activities. General and administrative expenses decreased $2.8 million or 30% for the nine months ended September 30, 2023, compared to the same period in 2022. This decrease was primarily due to continued cost management activities and restructuring activities.
Selling and Marketing Expenses
Selling and marketing expenses decreased by $0.6 million or 37% for the three months ended September 30, 2023, as compared with the same period of 2022. Selling and marketing expenses decreased by $1.6 million or 32% for the nine months ended September 30, 2023, as compared with the same period of 2022. The decreases were primarily due to a reduction in sales headcount during 2023 and other cost management activities.
Research and Development Expenses
Research and development expenses increased slightly or 5% for the three months ended September 30, 2023, as compared with the same period of 2022. Research and development expenses as a percentage of revenue decreased from 4% during the three months ended September 30, 2022, to 3% for the same period in 2023. The decrease was primarily due to improved cost management in 2023.
Research and development expenses decreased $58 thousand or 12% for the nine months ended September 30, 2023, as compared with the same period of 2022. Research and development expenses as a percentage of revenue decreased from 4% during the nine months ended September 30, 2022, to 3% for the same period in 2023. The decrease was primarily due to improved cost management in 2023.

Other Income (Expense), net
	For the Three Months Ended September 30,		Change		For the Six Months Ended September 30,		Change
	2023	2022	$	%	2023	2022	$	%
Interest expense	$(3,845)	$(3,821)	$(24)	1%	$(12,504)	$(9,972)	$(2,532)	25%
Change in fair value of derivatives	(19,325)	5,252	(24,577)	-468%	(29,943)	16,597	(46,540)	-280%
Loss on issuance of debt	—	—	—	nm	—	(3,434)	3,434	nm
Loss on extinguishment of debt	—	(86)	86	nm	—	(297)	297	nm
Other expense	1	1	—	nm	(16)	(1)	(15)	nm
Other (expense)/income, net	$(23,169)	$1,346	$(24,515)	-1821%	$(42,463)	$2,893	$(45,356)	-1568%
nm - not meaningful
Other expense, net increased by $24.5 million to $23.2 million for the three months ended September 30, 2023, as compared to the same period for 2022. Other expense, net increased $45.4 million to $42.5 million for the nine months ended September 30, 2023, as compared to the same period for 2022. These increases were primarily due to increased convertible promissory notes and ABS Promissory Notes outstanding from the transactions executed during 2022 and 2023 and continued losses recognized for the change in fair value of warrants and their embedded conversion liabilities.
Comparison of the Years Ended December 31, 2022 and 2021
The following tables set forth our consolidated statements of operations:
	For the Years Ended December 31,		Change
(in thousands)	2022	2021	$	%
Revenue	16,742	$13,010	$3,732	29%
Cost of revenue	4,331	4,986	(655)	-13%
Gross margin	12,411	8,024	4,387	55%
Operating expenses:
General and administrative	12,556	11,690	866	7%
Selling and marketing	7,474	8,591	(1,117)	-13%
Research and development	567	1,101	(534)	-49%
Depreciation and amortization	766	784	(18)	-2%
Operating loss	(8,952)	(14,142)	5,190	-37%
Other income (expense), net	(1,339)	(13,089)	11,750	-90%
Income tax expense	2	28	(26)	-93%
Net loss	$(10,293)	$(27,259)	$16,966	-62%
Revenues and Gross Margin
Revenues for the year ended December 31, 2022, were $16.7 million, compared to $13.0 million for the same period in 2021, an increase of $3.7 million, or 29%. The increase in net sales was primarily driven by the growth of the UltraMIST® system and consumables, which was over 90% of our total revenue in 2022, as compared to over 80% for 2021. Consumables and parts revenue increased to $9.9 million, a 22% increase from 2021. System revenue increased to $5.3 million, an increase of 71% from 2021. The largest driver of this growth was an increase in volume of consumables and systems sold for the year ended December 31, 2022, as compared to 2021. The average selling price of our consumables revenue increased by 4% for the year ended December 31, 2022, as compared to 2021.
Cost of Revenue
Cost of revenues for the year ended December 31, 2022, was $4.3 million, compared to $5.0 million for the same period in 2021. Gross profit as a percentage of revenues was 74% for the year ended December 31, 2022, compared to 62% for the same period in 2021. The increase in gross profit as a percentage of revenues in 2022 was primarily due to the increase in sales of the UltraMIST system which has higher profit margins.

General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2022, were $12.6 million as compared to $11.7 million for the same period in 2021, an increase of $0.9 million, or 7%. The increase in 2022 as compared to 2021, was primarily due to the higher legal costs related to patent work and securities work.
Selling and Marketing Expenses
Selling and marketing expenses for the year ended December 31, 2022, were $7.4 million as compared to $8.6 million for the same period in 2021, a decrease of $1.1 million, or 13%. The year-over-year decrease in sales and marketing expenses in 2022 was a result of cost saving initiatives taken by management.
Research and Development Expenses
Research and development expenses for the year ended December 31, 2022, were $0.6 million, compared to $1.1 million for the same period in 2021. The decrease in research and development expenses in 2022, as compared to 2021, was primarily due to the reduction in employees.
Other Income (Expense), net
	2022	2021	$	%
Interest expense	$(14,132)	$(7,095)	$(7,037)	99%
Change in fair value of derivatives	16,654	(2,622)	19,276	nm
Loss on issuance of debt	(3,434)	(3,572)	138	-4%
Gain/(loss) on extinguishment of debt	(418)	204	(622)	nm
Loss on foreign currency exchange	(9)	(4)	(5)	125%
Other expense, net	$(1,339)	$(13,089)	$11,750	-90%
nm - not meaningful
Other expense totaled $1.3 million for the year ended December 31, 2022, as compared $13.1 million for the same period in 2021, a decrease of $11.8 million, or 90%. The decrease was primarily driven by an increased gain from the change in the fair value of derivative liability of $19.3 million, offset by increased interest expense of $7.0 million. The increased interest expense was the result of higher levels of debt outstanding during 2022, due to new issuances of convertible debt, compared with 2021. The change in fair value of the derivative liability relates to warrants issued during 2022 with the convertible debt.
Liquidity and Capital Resources
Since inception, we have incurred losses from operations each year. As of September 30, 2023, we had an accumulated deficit of $238.3 million. Historically, our operations have primarily been funded from the sale of capital stock, notes payable, and convertible debt securities. The recurring losses from operations, the events of default on our notes payable, and dependency upon future issuances of equity or other financing to fund ongoing operations have raised substantial doubt as to our ability to continue as a going concern for a period of at least twelve months from November 9, 2023, the date of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. We expect to devote substantial resources for the commercialization of UltraMIST and PACE systems which will require additional capital resources to remain a going concern.
Management’s plans are to obtain additional capital in 2023 or early 2024 primarily through the closure of the Business Combination, which is expected to add approximately $12 million of additional capital and funding to SANUWAVE. We could alternatively obtain capital through the conversion of outstanding warrants, issuance of common or preferred stock, securities convertible into common stock, or secured or unsecured debt. These possibilities, to the extent available, may be on terms that result in significant dilution to our existing stockholders. In addition, there can be no assurances that our plans to obtain additional capital will be successful on the terms or timeline we expect, or at all. If these efforts are unsuccessful, we may be required to significantly curtail or discontinue operations or, if available, obtain funds through financing transactions with unfavorable terms.

Assuming the Closing occurs, following the Business Combination, SANUWAVE intends to use the funds from the Trust Account (after giving effect to the completion and payment of any redemptions) and the proceeds of any PIPE Investment to cover fees and expenses associated with completing the Business Combination and for general corporate purposes, including working capital, operating expenses and capital expenditures.
The following table presents summarized cash flow information:
	For the nine months ended September 30,		For the years ended December 31,
(in thousands)	2023	2022	2022	2021
Cash flows used by operating activities	$(3,253)	$(13,176)	$(17,169)	$(6,409)
Cash flows (used by) provided by investing activities	$(156)	$1,022	$332	$(529)
Cash flows provided by financing activities	$3,356	$12,664	$17,384	$5,121
Cash Flows Used by Operating Activities
Cash used in operating activities during the nine months ended September 30, 2023, totaled $3.3 million as compared to $13.2 million in the previous period. This improvement in cash used in operations aligns with our approach to drive profitable growth and manage costs.
The largest driver of cash flows from operations for the year ended December 31, 2022 is the change in fair value of derivative liabilities connected to our convertible debt and warrants issued with the August and November 2022 financings. SANUWAVE recognized a gain on these liabilities of $16.7 million for the year ended December 31, 2022, and a loss totaling $2.6 million for the year ended December 31, 2021.
Cash Flows Provided by Financing Activities
Cash provided by financing activities of $3.4 million for the nine months ended September 30, 2023, was primarily due to new bridge notes payable and convertible lending activities to fund operations. Cash provided by financing activities for the nine months ended September 30, 2022, consisted primarily of $5.0 million received from our senior lender.
Cash flows provided by financing activities for the year ended December 31, 2022 increased primarily from the proceeds of $16.2 million from the issuance of the convertible promissory notes discussed above in this section, Liquidity and Capital Resources.
Going Concern
The recurring losses from operations, the events of default on our notes payable, and dependency upon future issuances of equity or other financing to fund ongoing operations have raised substantial doubt as to our ability to continue as a going concern for a period of at least twelve months from November 9, 2023, the date of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. We expect to devote substantial resources for the commercialization of UltraMIST and PACE systems which will require additional capital resources to remain a going concern.
Management’s plans are to obtain additional capital in 2023 through the Business Combination, the conversion of outstanding warrants, issuance of common or preferred stock, securities convertible into common stock, or secured or unsecured debt. These possibilities, to the extent available, may be on terms that result in significant dilution to our existing stockholders. In addition, there can be no assurances that our plans to obtain additional capital will be successful on the terms or timeline we expect, or at all. If these efforts are unsuccessful, we may be required to significantly curtail or discontinue operations or, if available, obtain funds through financing transactions with unfavorable terms.
Critical Accounting Policies and Estimates
We have used various accounting policies to prepare the consolidated financial statements in accordance with GAAP. Our significant accounting policies are disclosed in Note 4 to SANUWAVE’s consolidated financial statements found elsewhere in this proxy statement/prospectus.
The preparation of the condensed consolidated financial statements, in conformity with GAAP, requires us to use judgment in making estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. These estimates reflect our best judgment about economic and market conditions and the potential effects on the valuation and/or carrying value of assets and liabilities based upon relevant information available. We base our estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.
The following accounting policies and estimates are deemed critical:
Litigation Contingencies
We may be involved in legal actions involving product liability, intellectual property and commercial disputes, tax disputes, and governmental proceedings and investigations. The outcomes of these legal actions are not completely within our control and may not be known for prolonged periods of time. In some actions, the enforcement agencies or private claimants seek damages that could require significant expenditures or result in lost revenues or limit our ability to conduct business in the applicable jurisdictions. Estimating probable losses from our litigation and governmental proceedings is inherently difficult, particularly when the matters are in early procedural stages, with incomplete scientific facts or legal discovery; involve unsubstantiated or indeterminate claims for damages; potentially involve penalties, fines, or punitive damages; or could result in a change in business practice. SANUWAVE records a liability in the consolidated financial statements for loss contingencies when a loss is known or considered probable, and the amount may be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss is reasonably possible but not known or probable, and may be reasonably estimated, the estimated loss or range of loss is disclosed. Our significant legal proceedings are discussed in Note 11 to SANUWAVE’s condensed consolidated financial statements found elsewhere in this proxy statement/prospectus.
Derivative Liabilities from Embedded Conversion Options and Warrants
SANUWAVE classified certain convertible instruments as having embedded conversion options which qualified as derivative financial instruments to be separately accounted for. SANUWAVE also determined that certain warrants also qualified as derivative financial instruments. Various valuations models were used to estimate the fair value of these derivative financial instruments that are classified as derivative liabilities on the consolidated balance sheets. The models include subjective input assumptions that can materially affect the fair value estimates and as such are subject to uncertainty. The material assumptions for the selected subjective inputs have not changed for the reporting period, except for the expected volatility, which is estimated based on the actual volatility during the most recent historical period equal to the remaining life of the instruments.
Valuation of Intangible Assets and Goodwill
When we acquire a business, the assets acquired, and liabilities assumed are recorded at their respective fair values on the acquisition date. Goodwill is the excess of the purchase price over the estimated fair value of net assets of acquired businesses. Intangible assets primarily include patents, trademarks, and customer relationships. Determining the fair value of intangible assets acquired as part of a business combination requires us to make significant estimates. These estimates include the amount and timing of projected future cash flows of each project or technology, the discount rate used to discount those cash flows to present value, and the assessment of the asset’s life cycle. The estimates could be impacted by legal, technical, regulatory, economic, and competitive risks. The test for impairment of goodwill requires us to make several estimates to determine the fair value of the goodwill. Our estimates associated with the goodwill impairment test are considered critical due to the amount of goodwill recorded on our consolidated balance sheets and the judgment required in determining fair value. We assess the impairment of goodwill at the consolidated level annually. We also test definite-lived intangible assets for impairment when an event occurs, or circumstances change that would indicate the carrying amount of the assets or asset group may be impaired. Our assessment for goodwill and intangible assets impairment is based on future cash flows that require significant judgment with respect to future revenue and expense growth rates and other assumptions and estimates. We use estimates that are consistent with the highest and best use of the assets based on a market participant’s view of the assets being evaluated. Actual results may differ from our estimates due to several factors including, among others, changes in competitive conditions, regulatory changes, results of clinical trials, and changes in worldwide economic conditions.

Segment and Geographic Information
We have determined that we have one operating segment. Our revenues are generated from sales primarily in the United States. International sales include sales in Europe, Canada, the Middle East, Central America, South America, Asia, and Asia/Pacific. All significant expenses are generated in the United States and all significant assets are in the United States.
Effects of Inflation
Our assets are, to an extent, liquid in nature; they are not significantly affected by inflation. However, the rate of inflation, which has increased, affects expenses such as employee compensation, office space leasing costs and research and development charges, which may not be readily recoverable during the period that we are bringing the product candidates to market. To the extent inflation results in rising interest rates and has other adverse effects on the market, it may adversely affect our consolidated financial condition and results of operations.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE BUSINESS COMBINATION
Executive Officers and Directors of the Combined Company After the Business Combination
Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of the Combined Company Board. The Combined Company Board will initially consist of seven members, each of which will hold office until his or her term expires at the next annual meeting of stockholders or until his or her death, resignation, or removal. The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as executive officers and directors of the Combined Company following the completion of the Business Combination:
Name	Age	Position Held
Morgan Frank	51	Director, Chairman of the Board, Chief Executive Officer
Toni Rinow	58	Chief Financial Officer
Andrew Walko	39	President
Kevin A. Richardson, II	54	Director, Chief Strategy Officer
Peter Stegagno	63	Chief Operating Officer
Iulian Cioanta, PhD	60	Chief Science and Technology Officer
Jeff Blizard	54	Director
Ian Miller	47	Director
Chantell Preston	49	Director
A. Michael Stolarski	52	Director
James Tyler	65	Director
Executive Officers
Morgan Frank joined the SANUWAVE board of directors as Chairman in August 2022 and was appointed Chief Executive Officer in May 2023. Mr. Frank is a founder and principal at Manchester Explorer Fund (18 years) and at Manchester Explorer Ltd (Cayman), two life science focused public equity hedge funds specializing in hands-on microcap growth and development companies. Formerly a principal at First Principles Group, a firm focused on corporate restarts and a portfolio manager for technology and venture capital at Hollis Capital, a San Francisco hedge fund. He also sits on the board of Modular Medical (MODD), a development stage company focused on next generation insulin delivery. Mr. Frank brings to the SANUWAVE board 30 years of experience in investing, capital markets, corporate strategy, corporate finance, corporate restarts, and intellectual property. Mr. Frank has degrees in economics and political science from Brown University.
Dr. Toni Rinow joined SANUWAVE in August 2022. Dr. Toni Rinow is a highly effective CFO with expertise in publicly held and private equity funded companies. Dr. Rinow serves as an independent board member and audit committee member for global IT service provider Converge Technology (TSX:CTS) with over $3 billion in revenue. Dr. Rinow develops high-functioning, performance driven teams to advance transformational change. Her global experience spans healthcare, consumer product goods, and technology delivering accelerated growth. She has expertise in investor and public relations, capital markets, ESG and capital expansion through M&A, financial transactions and public listings. She holds a Master of Business Administration and a Masters in Accounting from McGill University, was appointed a Chemical Engineer from ERASMUS European Higher Institute of Chemistry in Strasbourg, France and holds a PhD in Biophysics and Chemistry from the University of Montreal, Canada. Dr. Rinow is trained in Artificial Intelligence at MIT.
Andrew Walko joined SANUWAVE as President in July 2023. Mr. Walko brings deep experience in contract manufacturing, supply chain management, medical device production, and logistics from his previous roles as President at Biomerics, LLC (medical device contract manufacturing) from August 2021 to April 2023; at Minnetronix, Inc. (medical device design and manufacturing), including as Director of Manufacturing (Operations) from March 2020 to July 2021 and Senior Manager, Manufacturing (Operations) from June 2018 to February 2020; and at Integer Holdings Corporation. Prior to this, he served as Operations and Logistics Manager for U.S. Army operations/special operations both at home and overseas. He earned his MBA from the University of Minnesota.

Kevin A. Richardson, II joined SANUWAVE as chairman of the board of directors in October of 2009 and joined SANUWAVE, Inc. as chairman of the board of directors in August of 2005. In November 2012, upon the resignation of SANUWAVE’s former President and Chief Executive Officer, Christopher M. Cashman, Mr. Richardson assumed the role of Acting Chief Executive Officer, in addition to remaining Chairman of the Board, through the hiring of Mr. Chiarelli in February 2013. In April 2014, Mr. Richardson assumed the role of Co-Chief Executive Officer. When Mr. Chiarelli departed SANUWAVE in 2014, Mr. Richardson again assumed the role as Acting Chief Executive Officer. In November 2018, Mr. Richardson was appointed as Chief Executive Officer. Mr. Richardson stepped down as Chief Executive Officer in May 2023 to serve as SANUWAVE’s Chief Strategy Officer, the position he currently holds. Mr. Richardson brings to the SANUWAVE board a broad array of financial knowledge for healthcare and other industries. Since 2004, Mr. Richardson served as managing partner of Prides Capital LLC, an investment management firm, until its liquidation in September 2015.
Peter Stegagno joined SANUWAVE as Vice President, Operations in March 2006. Mr. Stegagno brings to SANUWAVE significant experience in the medical device market encompassing manufacturing, design and development, quality assurance and international and domestic regulatory affairs. He most recently served as Vice President of Quality and Regulatory Affairs for Elekta, and other medical device companies including Genzyme Biosurgery. Before focusing on the medical field, Mr. Stegagno enjoyed a successful career encompassing production roles in the space industry, including avionics guidance systems for military applications and control computers for the space shuttle. Mr. Stegagno graduated from Tufts University with a Bachelor of Science degree in Chemical Engineering.
Iulian Cioanta, PhD joined SANUWAVE in June 2007 as Vice President of Research and Development. Dr. Cioanta most recently served as Business Unit Manager with Cordis Endovascular, a Johnson & Johnson company. Prior to that, Dr. Cioanta worked as Director of Development Engineering with Kensey Nash Corporation, Research Manager at ArgoMed Inc. and Project Manager and Scientist with the Institute for the Design of Research Apparatus. Dr. Cioanta also worked in academia at Polytechnic University of Bucharest in Romania, Leicester University in the United Kingdom and Duke University in the United States. Dr. Cioanta received a Master of Science degree in Mechanical Engineering and Technology form the Polytechnic University of Bucharest and he earned his PhD degree in Biomedical Engineering from Duke University in the field of extracorporeal shock wave lithotripsy.
Non-Employee Directors
Jeff Blizard joined the SANUWAVE board as a director in April 2022. Mr. Blizard is the Senior Director of Sales at AbioMED, where he led sales of Impella in the surgical market bringing it from $16 million to $150 million in 6 years. Mr. Blizard brings a strong knowledge of capital equipment and sales leadership specific to the medical industry. Throughout his career, Mr. Blizard has shown strength in business and market development.
Ian Miller joined the SANUWAVE board as a director in April 2022. Mr. Miller is the Commercial Vice President of Hoogwegt US where he manages a team of traders generating more than $500 million in annual revenue by purchasing and selling in excess of 250,000 metric tons of commodities which are distributed around the globe. Mr. Miller has a Master of Business Administration from Drake University and brings over 20 years of sales leadership knowledge that will help SANUWAVE develop its non-medical verticals and growth strategies. Throughout his career, Mr. Miller has built a successful track record for business development and strategic implementation that have helped companies grow both their top and bottom lines.
Chantell Preston will join the SANUWAVE board as a director upon the consummation of the Business Combination. Mrs. Preston has twenty years’ experience in healthcare operations and innovation as a manager, investor, advisor and strategist. She currently serves as the CEO of Facilities Management Group (FMG), which provides a full suite of management and operations services to hospitals and other healthcare facilities located throughout Texas and Nevada. Under her leadership, Mrs. Preston has grown revenue and diversified service offerings while navigating regulatory and reimbursement challenges. In addition to her role at FMG, Mrs. Preston serves as a lead partner for the Portfolia Inc’s Active Aging and Longevity Fund and as a Venture Partner for Mercury Fund V. Mrs. Preston has built and successfully exited several healthcare businesses. Previously, she co-founded Mentis Neuro Health, which was sold to a private equity firm in 2015. She began her career in business development for Surgery Centers of America and has held various leadership positions related to strategic marketing, business development, and mergers/acquisitions throughout her career. Mrs. Preston received the 2021 Greater Houston Women’s Chamber of Commerce Breakthrough Women Award and has served as a member of several private and not-for-profit boards of directors. Mrs. Preston holds a Master of Business Administration from Sam Houston State University and a Bachelors in Business Administration from Texas A&M University.

A. Michael Stolarski joined the SANUWAVE board as a Director in April 2016. Mr. Stolarski founded Premier Shockwave, Inc. in October 2008 and has since served as its President & CEO. From 2005 to 2008, Mr. Stolarski was the Vice President of Business Development and, previously, Acting CFO of SANUWAVE, Inc. From 2001 to 2005, he was the President – Orthopedic Division and Vice President of Finance for HealthTronics Surgical Services, Inc. From 1994 to 2001, he was the CFO and Controller of the Lithotripsy Division, Internal Auditor, and Paralegal of Integrated Health Services, Inc. Mr. Stolarski brings to the SANUWAVE board an in-depth understanding of the orthopedic and podiatric shock wave market. In addition to being a Certified Public Accountant in the state of Maryland (inactive), he holds a M.S. in Finance from Loyola College, Baltimore, a B.S. in Accounting and a B.S. in Finance from the University of Maryland, College Park.
James Tyler joined the SANUWAVE board as a Director in April 2021. Mr. Tyler is an advisory partner to Morgan Stanley Expansion Capital. Mr. Tyler brings over 40 years of operations and financial leadership in various healthcare delivery models. Mr. Tyler built a successful track record for operational excellence, specifically in the wound care industry, as COO with National Healing which later became Healogics, the nation’s leading provider of advanced wound care.
Composition of the Board of Directors
The Company’s business affairs will be managed under the direction of the Combined Company Board. Subject to the terms of the Proposed Charter and the Bylaws, the number of directors will be fixed by the Combined Company Board. The Combined Company Board will initially consist of seven members, each of which will hold office until his or her term expires at the next annual meeting of stockholders or until his or her death, resignation, or removal.
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Combined Company Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Combined Company Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Director Independence
The Combined Company Board will initially consist of seven members, five of whom are expected to qualify as independent within the meaning of the independent director guidelines of Nasdaq. Two directors will not be considered independent.
In connection with the Business Combination, the Company’s Class A Common Stock is expected to be listed on the Nasdaq Capital Market. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 of the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.
In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
The Combined Company Board has undertaken a review of the independence of each director and considered whether each director has a material relationship that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, SEPA anticipates that    ,    ,    ,     and     will be considered “independent directors” as defined under the listing requirements and rules of Nasdaq and the applicable rules of the Exchange Act.
Committees of the Combined Company Board
The Combined Company Board will have an audit committee, compensation committee and nominating and corporate governance committee. All of the committees will comply with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations as further described below. The responsibilities of each of the committees of the Combined Company Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Combined Company Board.
Audit Committee
The Company’s audit committee will be responsible for, among other things:
•	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;
•	discussing with the Company’s independent registered public accounting firm their independence from management;
•	reviewing, with the Company’s independent registered public accounting firm, the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;
•
overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the quarterly and annual financial statements that the Combined Company files with the SEC;

•	overseeing the Company’s financial and accounting controls and compliance with legal and regulatory requirements;
•	reviewing the Company’s policies on risk assessment and risk management;
•	reviewing related person transactions; and
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Upon the completion of the Business Combination, the Company’s audit committee will consist of    ,    , and    , with     serving as chair. The parties have affirmatively determined that each expected member of the audit committee qualifies as independent under Nasdaq rules applicable to board members generally and under Nasdaq rules and Exchange Act Rule 10A-3 specific to audit committee members. All expected members of the Company’s audit committee meet the requirements for financial literacy under the applicable Nasdaq rules. In addition, the parties also believe that        will qualify as the “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K. The new written charter for the audit committee will be available on the Company’s corporate website at www.sanuwave.com upon the completion of the Business Combination. The information on any of the Company’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation Committee
The Combined Company’s compensation committee will be responsible for, among other things:
•
reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of the Combined Company’s Chief Executive Officer, and the Chief Executive Officer may not be present during voting or deliberations on his or her compensation;

•
overseeing an evaluation of the performance of and reviewing and setting or making recommendations to the Combined Company Board regarding the compensation of the Combined Company’s other executive officers;

•	reviewing and approving or making recommendations to the Combined Company Board regarding the Combined Company’s incentive compensation and equity-based plans, policies and programs;
•	reviewing and approving all employment agreement and severance arrangements for the Combined Company’s executive officers;
•	making recommendations to the Combined Company Board regarding the compensation of the Combined Company’s directors; and
•	retaining and overseeing any compensation consultants.
Upon the completion of the Business Combination, the Combined Company’s compensation committee will consist of    , and     with     serving as chair. The parties have affirmatively determined that each member qualifies as independent under Nasdaq rules and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. The new written charter for the compensation committee will be available on the Combined Company’s corporate website at www.sanuwave.com upon the completion of the Business Combination. The information on any of the Combined Company’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Nominating and Corporate Governance Committee
The Combined Company’s nominating and corporate governance committee will be responsible for, among other things:
•	identifying individuals qualified to become members of the Combined Company Board, consistent with criteria approved by the Combined Company Board;
•	overseeing succession planning for the Combined Company’s Chief Executive Officer and other executive officers;
•	periodically reviewing the Combined Company Board’s leadership structure and recommending any proposed changes to the Combined Company Board;
•	overseeing an annual evaluation of the effectiveness of the Combined Company Board and its committees; and
•	developing and recommending to the Combined Company Board a set of corporate governance guidelines.
Upon completion of the Business Combination, the Combined Company’s nominating and corporate governance committee will consist of    ,    , and    , with     serving as chair. The parties have affirmatively determined that each member qualifies as independent under Nasdaq rules. The new written charter for the nominating and corporate governance committee will be available on the Combined Company’s corporate website at www.sanuwave.com upon the completion of the Business Combination. The information on any of the Combined Company’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Code of Ethics
The Combined Company will have a new code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on the Company’s corporate website at www.sanuwave.com upon the completion of the Business Combination. The Combined Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K. The information on any of the Company’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Risk Oversight
The Combined Company Board will be responsible for overseeing the Company’s risk management process. The Combined Company Board will focus on the Combined Company’s general risk management strategy, the most significant risks facing the Company, and oversee the implementation of risk mitigation strategies by management. The Combined Company’s audit committee is also responsible for discussing the Combined Company’s policies with respect to risk assessment and risk management.
Compensation Committee Interlocks and Sponsor Participation
None of the Combined Company’s executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on the Combined Company Board or compensation committee.
Combined Company Non-Employee Director Compensation Policy
After the completion of the Business Combination, the Combined Company intends to implement a compensation policy for its non-employee directors. Such policy is expected to include an annual cash retainer for all directors, in addition to equity grants determined by the compensation committee and reimbursement for reasonable expenses incurred in connection with attending board and committee meetings.

EXECUTIVE COMPENSATION
SEPA Executive Officer and Director Compensation
SEPA is an “emerging growth company,” as defined in the JOBS Act, and the following is intended to comply with the scaled back disclosure requirements applicable to emerging growth companies. No executive officer of SEPA has received any cash compensation for services rendered to SEPA, although SEPA may pay consulting, finder or success fees to its officers, directors, SEPA Stockholders or their affiliates for assisting it in consummating its initial business combination. These officers, directors and SEPA Stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on SEPA’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by SEPA.
After the Business Combination, members of SEPA’s management team who remain with the Combined Company may be paid consulting, management, or other fees from the Combined Company. Such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, to the extent required by the SEC.
Since its formation, SEPA has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.
Securities Authorized for Issuance under SEPA Equity Compensation Plans
As of December 31, 2022, SEPA had no equity compensation plans or outstanding equity awards.
SANUWAVE Executive Officer and Director Compensation
This section discusses the material components of the executive compensation program offered to SANUWAVE’s executives, and in particular to the named executive officers for 2022, who were:
•	Kevin A. Richardson, II, former Chief Executive Officer;
•	John Schlechtweg, former Chief Revenue Officer; and
•	Lisa Sundstrom, Chief Talent Officer and former Chief Financial Officer.
Summary Compensation Table
The following table provides certain information concerning compensation earned for services rendered in all capacities by SANUWAVE’s named executive officers during the fiscal years ended December 31, 2022, and 2021.
Name and Position	Year	Salary(1)	All other compensation(2)	Total
Kevin A. Richardson, II, former Chief Executive Officer(3)	2022	430,583	175,000	605,583
	2021	350,000	49,310	399,310
John Schlechtweg, former Chief Revenue Officer	2022	317,500	90,483	407,983
	2021	—	—	—
Lisa Sundstrom, Chief Talent Officer	2022	208,333	82,735	291,068
	2021	200,000	52,023	252,023
(1)	Amounts reflect the following:
(i)	the salary guaranteed by Mr. Richardson’s employment agreement with SANUWAVE and
(ii)	an aggregate amount of $60,000 for fees earned or paid in cash for Mr. Richardson’s service as a director in fiscal 2022.
(2)	Includes bonus, health, dental, life and disability insurance premiums and 401(k) matching contributions.
(3)	Mr. Richardson stepped down as Chief Executive Officer on May 23, 2023 to serve as SANUWAVE’s Chief Strategy Officer.
2022 Named Executive Officer Compensation Plan
Base salary
SANUWAVE’s salaries reflect the responsibilities of each Named Executive Officer (“NEO”) and the competitive market for comparable professionals in its industry. Base salaries and benefits packages are fixed components of its NEO’s compensation and do not vary with company performance.

Short term Cash Incentives
The performance-based compensation plan reflects SANUWAVE’s pay-for-performance philosophy and directly ties short-term incentives to short-term business performance. These awards are linked to specific annual financial goals and key business initiatives for the overall company. Annual employee bonus incentives are paid to reward achievement of critical short-term operating, financial, and strategic goals. The annual employee bonus is calculated based on a percentage of the each NEO’s salary, 50% is paid on individual performance goals, as assigned by leadership and the Board of Directors, and the remainder is paid based on company performance measures.
Stock Incentive Plan
On October 24, 2006, the SANUWAVE Board of Directors adopted the 2006 Stock Incentive Plan of SANUWAVE, Inc. (the “2006 Plan”). On November 1, 2010, SANUWAVE approved the Prior Plan. The Prior Plan permits grants of awards to selected employees, directors, and advisors of SANUWAVE in the form of restricted stock or options to purchase shares of SANUWAVE Common Stock. Options granted may include non-statutory options as well as qualified incentive stock options. The Prior Plan is administered by the board of directors of SANUWAVE. The Prior Plan gives broad powers to the board of directors of SANUWAVE to administer and interpret the form and conditions of each option. The stock options granted under the Prior Plan are non-statutory options which vest over a period of up to three years and have a maximum ten-year term. The options are granted at an exercise price equal to the fair market value of the SANUWAVE Common Stock on the date of the grant.
The terms of the options granted under the Prior Plan expire as determined by individual option agreements (or on the tenth anniversary of the grant date), unless terminated earlier, on the first to occur of the following: (1) the date on which the participant’s service with SANUWAVE is terminated by SANUWAVE for cause; (2) 60 days after the participant’s death; or (3) 60 days after the termination of the participant’s service with SANUWAVE for any reason other than cause or the participant’s death; provided that, if during any part of such 60 day period the option is not exercisable solely because of specified securities law restrictions, the option will not expire until the earlier of the expiration date or until it has been exercisable for an aggregate period of 60 days after the termination of the participant’s service with SANUWAVE. The options vest as provided for in each option agreement and the exercise prices for the options are determined by the board of directors at the time the option is granted, provided that the exercise price shall in no event be less than the fair market value per share of SANUWAVE Common Stock on the grant date. In the event of any change in the SANUWAVE Common Stock underlying the options, by reason of any merger or exchange of shares of SANUWAVE Common Stock, the board of directors shall make such substitution or adjustment as it deems to be equitable to (1) the class and number of shares underlying such option, (2) the exercise price applicable to such option, or (3) any other affected terms of such option.
In the event of a change of control, unless specifically modified by an individual option agreement: (1) all options outstanding as of the date of such change of control will become fully vested; and (2) notwithstanding (1) above, in the event of a merger or share exchange, the board of directors may, in its sole discretion, determine that any or all options granted pursuant to the Prior Plan will not vest on an accelerated basis if the board of directors, the surviving corporation or the acquiring corporation, as the case may be, has taken such action that in the opinion of the board of directors is equitable or appropriate to protect the rights and interests of the participants under the Prior Plan.
No equity awards were issued during the year ended December 31, 2022, and 2021.
Transition and Separation Agreement with Mr. Richardson
On May 23, 2023, SANUWAVE and Mr. Richardson entered into a Transition and Separation Agreement (the “Transition Agreement”), pursuant to which Mr. Richardson agreed to serve as SANUWAVE’s Chief Strategy Officer for an anticipated period of 12 months or alternatively a consulting agreement for a period of two years. Mr. Richardson will continue to receive his current salary or an equivalent consulting fee, remain eligible for SANUWAVE’s group health benefit plans and programs, unless he earlier becomes eligible for health insurance benefits through a subsequent employer or exceeds the legal eligibility period for continued coverage, and will remain eligible to receive a pro-rated annual bonus, one-third of which will be based upon SANUWAVE achieving each of the following metrics during calendar year 2023: (i) sales of $30 million, (ii) adjusted EBITDA of $3 million and (iii) listing on The Nasdaq Stock Market or the New York Stock Exchange. Mr. Richardson also is entitled to receive options exercisable for 25 million shares of SANUWAVE Common Stock, one-half of which will vest immediately and one-half of which will vest on April 15, 2024. During any period of continued service with

SANUWAVE, Mr. Richardson’s options will continue to vest. If no mutually agreed upon employment agreement or consulting agreement is entered into, or if Mr. Richardson is terminated without cause prior to the end of the anticipated transition period, Mr. Richardson will receive a severance payment equal to 20 weeks of his most recent base salary, subject to Mr. Richardson executing a release of claims in favor of SANUWAVE and his continued compliance with the Transition Agreement and any post-employment obligations under any employee agreements between SANUWAVE and Mr. Richardson. The Transition Agreement also included a release of claims in favor of SANUWAVE and customary confidentiality and non-disparagement provisions.
Employment Agreement with Mr. Frank
Effective May 23, 2023, the SANUWAVE board appointed Morgan Frank, as SANUWAVE’s interim Chief Executive Officer. In connection with this appointment, SANUWAVE and Mr. Frank entered into an Executive Employment Agreement, effective May 23, 2023 (the “Frank Employment Agreement”). Pursuant to the Frank Employment Agreement, Mr. Frank is paid a de minimis base salary of $1.00 per year, may be eligible to receive an incentive bonus opportunity in accordance with any criteria determined by the SANUWAVE board, and will be entitled to participate in SANUWAVE’s employee benefit plans and programs. Mr. Frank’s employment will be terminated upon (i) written notice of termination or resignation by either SANUWAVE or Mr. Frank, respectively, for any reason, provided that Mr. Frank must provide at least 60 days’ prior notice of his resignation, or (ii) Mr. Frank’s death or disability. Moreover, during the term of his employment and for a period of one year thereafter, Mr. Frank agreed (i) not to perform services for or have any interest in any competitive business and (ii) not to solicit (a) SANUWAVE’s current or former employees or independent contractors or (b) actual or prospective customers, clients, vendors, service providers, suppliers or contractors. Finally, the Frank Employment Agreement also includes customary confidentiality and non-disparagement provisions.
Outstanding Equity Awards at 2022 Fiscal Year End
The following table provides certain information concerning the outstanding equity awards for each named executive officer as of December 31, 2022:
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying options unexercisable	Equity incentive plan awards number of securities underlying unexercised unearned options	Exercise price ($)	Expiration Date
Kevin A. Richardson, former Chief Executive Officer	115,000	—	—	$0.35	2/21/2023
	452,381	—	—	$0.11	10/1/2025
	297,619	—	—	$0.06	10/1/2025
	700,000	—	—	$0.04	6/16/2026
	594,300	—	—	$0.18	11/9/2026
	900,000	—	—	$0.11	6/14/2027
	1,100,000	—	—	$0.21	9/20/2028
	50,000	—	—	$0.15	8/26/2029

Lisa E. Sundstrom, Chief Talent Officer	65,000	—	—	$0.35	2/21/2023
	25,000	—	—	$0.55	5/7/2024
	301,587	—	—	$0.11	10/1/2025
	198,413	—	—	$0.06	10/1/2025
	500,000	—	—	$0.04	6/16/2026
	424,500	—	—	$0.18	11/9/2026
	60,000	—	—	$0.11	6/14/2027
	750,000	—	—	$0.21	9/20/2028
	50,000	—	—	$0.15	8/26/2029

Director Compensation Table for Fiscal Year 2022
SANUWAVE provides a base retainer for each director with higher base retainers for service by the Board Chair. SANUWAVE provides an additional retainer for committee leadership of the Audit Committee, Compensation Committee, and Strategy and Finance Committee. The Compensation Committee believes the structure aligns compensation according to the level of service contributions by each director.
Director	Fee Earned or paid in cash (in thousands)
Morgan Frank	$43
A. Michael Stolarski	$70
Jeff Blizzard	$63
Ian Miller	$63
James Tyler	$63
SANUWAVE Executive Officer Compensation Following the Business Combination
Overview of Anticipated Executive Compensation Program
Following the closing of the Business Combination, decisions with respect to the compensation of the Combined Company’s executive officers, including its named executive officers, will be made by the compensation committee of the Combined Company Board. The Combined Company anticipates that compensation for its executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, and severance protections. Base salaries, employee benefits, and severance protections will be designed to attract and retain senior management talent. The Combined Company will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of its executive officers with the long-term interests of its stockholders and enhances executive retention.
2023 Equity Incentive Plan
Prior to the consummation of the Business Combination, the SEPA Board approved and adopted, subject to SEPA Stockholder approval, the Incentive Plan. If the Incentive Plan is approved by SEPA Stockholders, the Combined Company will be authorized to grant equity awards to eligible service providers following consummation of the Business Combination. The purpose of the Incentive Plan is to provide incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to the success of the Combined Company by offering them an opportunity to participate in the Company’s future performance through the grant of equity awards.
If SEPA Stockholders approve the Incentive Plan, it will become effective on the consummation of the Business Combination. The material terms of the Incentive Plan are described in “Proposal 13: The Incentive Plan Proposal — Material Terms of the Incentive Plan” in the proxy statement/prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
SEPA Related Party Transactions
Founder Shares
On March 4, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of SEPA in exchange for the issuance of 5,031,250 Founder Shares. The outstanding Founder Shares included an aggregate of up to 656,250 shares of Class B Common Stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of SEPA’s issued and outstanding shares after the IPO (assuming the Sponsor did not purchase any Public Shares in the IPO). The underwriter partially exercised its over-allotment option on August 20, 2021 and forfeited the remainder of the option; thus, 520,875 Founder Shares were forfeited by the Sponsor.
A total of ten anchor investors purchased 14,402,000 Units in the IPO at the offering price of $10.00 per Unit; seven anchor investors purchased 1,732,500 Units in the IPO at the offering price of $10.00 per Unit, and such allocations were determined by the underwriter; one anchor investor purchased 1,400,000 Units in the IPO at the offering price of $10.00 per Unit; and two anchor investors purchased 437,500 Units in the IPO at the offering price of $10.00 per Unit. In connection with the purchase of such Units, the anchor investors were not granted any stockholder or other rights in addition to those afforded to other public SEPA Stockholders. Further, the anchor investors are not required to (i) hold any Units, Class A Common Stock or SEPA Public Warrants they may purchase in the IPO or thereafter for any amount of time, (ii) vote any Class A Common Stock they may own at the applicable time in favor of the Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The anchor investors will have the same rights to the funds held in the Trust Account with respect to the Class A Common Stock underlying the Units they purchased in the IPO as the rights afforded to other public SEPA Stockholders.
Each anchor investor entered into separate investment agreements with SEPA and the Sponsor pursuant to which each anchor investor purchased a specified number of Founder Shares, or an aggregate of 830,000 Founder Shares, from the Sponsor for $0.005 per share, or an aggregate purchase price of $4,150 at the closing of the IPO, which was subject to such anchor investor’s acquisition of 100% of the Units allocated to it by the underwriter in the IPO. Pursuant to the investment agreements, the anchor investors have agreed to (a) vote any Founder Shares held by them in favor of the Business Combination and (b) subject any Founder Shares held by them to the same lock-up restrictions as the Founder Shares held by the Sponsor and independent directors.
SEPA estimated the fair value of the Founder Shares attributable to the anchor investors to be $4,714,400 or $5.68 per share. The excess of the fair value of the Founder Shares sold over the purchase price of $4,150 (or $0.005 per share) was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering costs were allocated to the separable financial instruments issued in the IPO in proportion to the amount allocated to the Class A Common Stock and SEPA Public Warrants, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities were expensed immediately in the statement of operations. Offering costs allocated to the Public Shares were charged to temporary equity upon the completion of the IPO.
Promissory Note
On March 4, 2021, SEPA issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which SEPA could borrow up to an aggregate of $300,000 to cover expenses related to the IPO. The Promissory Note was non-interest bearing and was payable on the earlier of (i) August 30, 2021 or (ii) the consummation of the IPO. As of September 30, 2023 and December 31, 2022, there was no outstanding balance under the Promissory Note. The outstanding balance under the Promissory Note was repaid at the closing of the IPO on July 30, 2021.
On October 11, 2022, SEPA issued the Sponsor Note to the Sponsor, pursuant to which SEPA could borrow up to $1,000,000 from the Sponsor Note at a 6% interest rate on or before October 11, 2024 to cover, among other things, expenses related to a business combination. On October 11, 2022, SEPA borrowed $200,000 under the Sponsor Note. Between December 21, 2022 and December 27, 2022 SEPA borrowed a total of $760,000 under the Sponsor Note bringing the total drawdowns to $960,000 of principal as of September 30, 2023, and December 31, 2022.

Administrative Support Agreement
SEPA entered into an agreement to pay the Sponsor a total of $10,000 per month for administrative, financial and support services. As of July 1, 2022, the administrative support agreement was terminated and no further expense was incurred.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of SEPA’s officers and directors may, but are not obligated to, loan SEPA the Working Capital Loans. If SEPA completes a Business Combination, SEPA would repay the Working Capital Loans out of the proceeds held in the Trust Account released to SEPA. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, SEPA may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the SEPA Private Placement Warrants. As of September 30, 2023, and December 31, 2022, there were no working capital loans outstanding.
SANUWAVE Related Party Transactions
In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements and indemnification arrangements, discussed, when required, in the sections titled “Management of the Combined Company Following the Business Combination” and “Executive Compensation,” the following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:
•	SANUWAVE has been or is to be a participant;
•	the amount involved exceeded or exceeds the lesser of (a) $120,000 or (b) one percent of the average of SANUWAVE’s total assets at year-end for the fiscal years ended December 31, 2022 and 2021; and
•
any of SANUWAVE’s directors, executive officers or holders of more than 5% of its capital stock prior to the Business Combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Loans by Director and Affiliate Transactions
On August 6, 2020, SANUWAVE issued to A. Michael Stolarski a convertible promissory note in the principal amount of $223 thousand (“Stolarski Note”). The Stolarski Note has a maturity date of August 6, 2021, and accrues interest at a rate equal to 12.0% per annum. On October 27, 2021, SANUWAVE issued to Mr. Stolarski a promissory note in the principal amount of $150 thousand (“Stolarski Note #2”). The Stolarski Note #2 matures on June 30, 2022, and accrues interest at a rate equal to 15.0% per annum. On April 1, 2022, SANUWAVE entered into a Reverse Repurchase Agreement with a related party, A. Michael Stolarski, also a shareholder and member of SANUWAVE’s board of directors, in the amount of $250 thousand. In August 2022, all notes including interest were refinanced into the August 2022 convertible promissory notes totaling $730 thousand.
In February 2018, SANUWAVE entered into a purchase and sale agreement with Premier Shockwave Wound Care, Inc. (“PSWC”), a company owned by Mr. Stolarski, for the limited exclusive distribution and commercialization of the dermaPACE system and equipment. Under the terms of the agreement, PSWC has limited exclusive distribution rights to provide the dermaPACE system to governmental healthcare facilities, including those operated or supervised by (i) the Indian Health Service, and all recognized Native American tribes, nations and controlled organizations, (ii) the Department of Veterans Affairs, and the Department of Defense and Military Treatment Facilities. The initial term of the agreement was five years from the date of execution, subject to automatic renewal terms of five years unless otherwise mutually agreed by the parties in writing.
In March 2021, PSWC, paid SANUWAVE $125 thousand as a deposit for future purchase of new medical equipment. Also, in July 2021, SANUWAVE purchased unused Pace equipment and applicator inventory from PSWC for $127 thousand. As of December 31, 2021, $127 thousand was included in accounts payable on the consolidated balance sheets related to this transaction.

August 2022, November 2022 and May 2023 Notes
In August 2022, November 2022 and May 2023, SANUWAVE entered into Purchase Agreements for the sale of Future Advance Convertible Promissory Notes (the “Notes”) and Common Stock Purchase Warrants in an aggregate principal amount of $16.2 million in August, $4.0 million in November and $1.2 million in May. In these transactions, James Besser, a beneficial owner of more than five percent of SANUWAVE Common Stock; Morgan C. Frank, Chairman of the Board, Chief Executive Officer and a beneficial owner of more than five percent of SANUWAVE Common Stock; Ian Miller, a SANUWAVE director; John F. Nemelka, a former SANUWAVE director, Kevin A. Richardson, II, former Chairman of the Board and Chief Executive Officer and current Chief Strategy Officer of SANUWAVE; A. Michael Stolarski, a SANUWAVE director; Manchester Explorer, L.P., a beneficial owner of more than five percent of SANUWAVE Common Stock; and Opaleye, L.P., a beneficial owner of more than five percent of SANUWAVE Common Stock, purchased Notes, which were accompanied by Common Stock Purchase Warrants, with an aggregate principal amount of $400,000, $250,000, $155,000, $233,847, $261,780, $1,434,966, $2,800,000 and $2,900,000, respectively. Messrs. Besser and Frank share voting and dispositive power with respect to the securities acquired by Manchester Explorer, L.P. The Notes issued to each of Messrs. Richardson and Stolarski included $90,000 in principal amount for which the consideration was accrued and unpaid director fees. Additional information regarding the Notes and accompanying Common Stock Purchase Warrants issued in August 2022, November 2022 and May 2023 is disclosed in Note 8 to the condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.
July 2023 Notes
In July 2023, SANUWAVE issued Asset-Backed Secured Promissory Notes in an aggregate principal amount of $4.6 million (the “July 2023 Notes”) to certain accredited investors (the “July 2023 Purchasers”) at an original issue discount of 33.33% (the “July 2023 Private Placement”). A. Michael Stolarski and Manchester Explorer, L.P. purchased July 2023 Notes with an aggregate principal amount of $149,992.50 and $862,456.88, respectively. The July 2023 Notes bear interest at a rate of zero percent (0%) per annum and mature on January 21, 2024. The closing of the July 2023 Private Placement occurred on July 21, 2023, when SANUWAVE received total proceeds of approximately $3.0 million.
Also in July 2023, SANUWAVE and the July 2023 Purchasers entered into a side letter, pursuant to which the parties agreed that upon the maturity date, SANUWAVE will issue each July 2023 Purchaser (i) a Future Advance Convertible Promissory Note with the same principal amount as the principal amount of such July 2023 Purchasers’ July 2023 Note, plus any accrued and unpaid interest, substantially in the form of Exhibit 4.29 to SANUWAVE’s Annual Report on Form 10-K for the year ended December 31, 2022 and (ii) two Common Stock Purchase Warrants, one with an exercise price of $0.04 per share and one with an exercise price of $0.067 per share, substantially in the form of Exhibit 4.30 to the Form 10-K, each of which shall be exercisable for such number of shares of SANUWAVE Common Stock calculated by dividing the principal amount of the July 2023 Purchaser’s Future Advance Convertible Promissory Note by $0.04. In addition, the parties agreed to enter into a securities purchase agreement, a subordination agreement, a security agreement and a registration rights agreement, which shall be substantially in the forms of Exhibits 10.67, 10.68, 10.69 and 10.70, respectively, to the Form 10-K for the year ended December 31, 2022.
Voting Agreements
In connection with the Business Combination, SANUWAVE and SEPA have entered into voting agreements with certain SANUWAVE Stockholders, including James Besser; Iulian Cioanta, Chief Science and Technology Officer; Morgan C. Frank; Ian Miller; Kevin A. Richardson, II; Peter Stegagno, Chief Operating Officer; A. Michael Stolarski; James Tyler, a SANUWAVE director; and Manchester Explorer, L.P. See the section entitled “Proposal 2: The Business Combination Proposal – The Merger Agreement – Voting Agreements” for more information relating to the voting agreements.
Policies and Procedures for Related Party Transactions
Upon consummation of the Business Combination, the Combined Company will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which the Combined Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of $120,000 or one percent of the average of the Combined Company’s total assets at year-end for the last two completed fiscal years, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•	any person who is, or at any time during the applicable period was, one of the Combined Company’s officers or one of the Combined Company’s directors;
•	any person who is known by the Combined Company to be the beneficial owner of more than five percent (5%) of its voting stock;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

The Combined Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.
All of the transactions described in this section were entered into prior to the adoption of this policy.
Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.
Related Person Transactions Policy Following the Business Combination
Effective upon the consummation of the Business Combination, the Combined Company Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “related person transaction” is a transaction, arrangement or relationship in which the Combined Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of the Company’s directors;
•	any person who is known by the Combined Company to be the beneficial owner of more than 5% of the Company’s voting shares;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting shares; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

The Combined Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the Company’s audit committee charter, the audit committee will have the responsibility to review related party transactions.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of SEPA’s Common Stock as of December 6, 2023 (assuming a “no redemption” scenario and alternatively assuming a “maximum redemption” scenario as described herein) by:
•
each person who is known to be the beneficial owner of more than 5% of SEPA’s Common Stock and is expected to be the beneficial owner of more than 5% of shares of the Common Stock of the Combined Company;

•	each of SEPA’s current executive officers and directors;
•	each person who is expected to become an executive officer or director of the Combined Company; and
•	all executive officers and directors of SEPA as a group pre-Business Combination, and all executive officers and directors of the Combined Company as a group post-Business Combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and convertible notes that are currently exercisable or exercisable within 60 days.
The beneficial ownership of SEPA’s Common Stock pre-Business Combination is based on 3,719,634 shares of SEPA’s Class A Common Stock issued and outstanding as of the Record Date (including those shares held as a constituent part of SEPA’s Units) and 2,095,000 shares of SEPA’s Class B Common Stock issued and outstanding as of such Record Date.
The expected beneficial ownership of shares of Class A Common Stock of the Combined Company assumes two scenarios:
1.
a “No Redemption” scenario where (i) no public SEPA Stockholders exercise their Redemption Rights in connection with the Business Combination, (ii) SEPA issues 7,793,000 shares of Class A Common Stock as the Merger Consideration pursuant to the Merger Agreement, (iii) the outstanding Class B Common Stock converts into Class A Common Stock at a ratio of 0.277, (iv) the outstanding SEPA Public Warrants convert into 450,336 shares of Class A Common Stock, (v) the outstanding SEPA Private Placement Warrants convert into 400,000 shares of Class A Common Stock, (vi) no SANUWAVE Warrants or SANUWAVE Convertible Notes are assumed by SEPA at the Closing (i.e., all outstanding SANUWAVE Warrants will be exercised, and all outstanding SANUWAVE Convertible Notes will be converted, prior to the Closing of the Business Combination), (vii) SEPA issues 100,000 shares of Class A Common Stock to the Sponsor pursuant to the Sponsor Debt Conversion Agreement, (viii) SEPA issues 518,488 shares of Class A Common Stock in the PIPE Investment at $10.00 per share and (ix) no shares of Class A Common Stock are issued pursuant to the Voting and Non-Redemption Agreements; and

2.
a “Maximum Redemption” scenario where (i) 622,747 of SEPA’s outstanding Public Shares are redeemed in connection with the Business Combination, (ii) SEPA issues 7,793,000 shares of Class A Common Stock as the Merger Consideration pursuant to the Merger Agreement, (iii) the outstanding Class B Common Stock converts into Class A Common Stock at a ratio of 0.277, (iv) the outstanding SEPA Public Warrants convert into 450,336 shares of Class A Common Stock, (v) the outstanding SEPA Private Placement Warrants convert into 400,000 shares of Class A Common Stock, (vi) no SANUWAVE Warrants or SANUWAVE Convertible Notes are assumed by SEPA at the Closing (i.e., all outstanding SANUWAVE Warrants will be exercised, and all outstanding SANUWAVE Convertible Notes will be converted, prior to the Closing of the Business Combination), (vii) SEPA issues 100,000 shares of Class A Common Stock to the Sponsor pursuant to the Sponsor Debt Conversion Agreement, (viii) SEPA issues 518,488 shares of Class A Common Stock in the PIPE Investment at $10.00 per share and (ix) no shares of Class A Common Stock are issued pursuant to the Voting and Non-Redemption Agreements.

Based on the foregoing assumptions, SEPA estimates that there would be 11,815,457 shares of the Combined Company’s Class A Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 11,192,710 shares of the Combined Company’s Class A Common

Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the Combined Company and the columns under Post-Business Combination in the table that follows will be different.
Unless otherwise indicated and subject to applicable community property and similar laws, SEPA believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
			Post-Business Combination
	Prior to the Transactions		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owners(1)	Number of Shares (All Classes (#))(2)	Percentage of Outstanding Common Stock (%)	Number of Shares (#)	Percentage (%)	Number of Shares (#)	Percentage (%)
Executive Officers and Directors Prior to the Transactions:
M. Blair Garrou	4,260,375(3)(4)	73.3%	2,254,909(7)	19.1%	2,081,421(8)	18.6%
R. Andrew White	3,465,375(4)	59.6%	1,059,909(8)	9.0%	1,059,909(8)	9.5%
Winston Gilpin(5)	10,000(6)	*%	2,770	*%	2,770	—%
Christy Cardenas	10,000(6)	*%	2,770	*%	2,770	—%
Jay Gardner	40,000(6)	*%	11,080	*%	11,080	—%
Mia Mends	40,000(6)	*%	11,080	*%	11,080	—%
Carolyn Rodz	40,000(6)	*%	11,080	*%	11,080	—%
All Directors and Executive Officers as a group (7 Individuals)	4,440,375	76.4%	2,293,689	19.4%	2,120,201	18.9%
Executive Officers and Directors After the Transactions:
Morgan Frank(9)	—	—%	1,201,248	10.0%	1,201,248	10.5%
Kevin A. Richardson, II(10)	—	—%	122,580	1.0%	122,580	1.1%
Michael Stolarski	—	—%	469,703	4.0%	469,703	4.2%
Jeff Blizard	—	—%	—	—%	—	—%
Ian Miller	—	—%	60,501	*%	60,501	*%
James Tyler	—	—%	11,694	*%	11,694	*%
Chantell Preston	—	—%	—	—%	—	—%
Toni Rinow	—	—%	—	—%	—	—%
Andrew Walko	—	—%	—	—%	—	—%
Peter Stegagno	—	—%	11,993	*%	11,993	*%
Iulian Cioanta, PhD	—	—%	9,537	*%	9,537	*%
Tim Hendricks	—	—%	—	—%	—	—%
All Directors and Executive Officers as a group (12 Individuals)	—	—%	1,887,256	15.6%	1,887,256	16.4%
Greater than 5% Holders:					—	—
Mercury Sponsor Group I LLC	3,465,375(4)	59.6%	1,059,909	9.0%	1,059,909	9.5%
(1)
Unless otherwise noted, the business address of the Sponsor and each executive officer and director prior to the transactions is 3737 Buffalo Speedway, Suite 1750, Houston, TX 77098. Unless otherwise noted, the business address of each executive officer and director after the transactions is 11495 Valley View Road Eden Prairie, MN 55344.

(2)	Interests shown consist of Class A Common Stock and Founder Shares, classified as shares of Class B Common Stock.
(3)
Mercury Houston Partners, LLC is the record holder of 130,023 shares of Class A Common Stock reported herein and Mercury Affiliates XI, LLC is the record holder of 664,977 shares of Class A Common Stock reported herein. M. Blair Garrou is the sole manager of Mercury

Houston Partners, LLC and Mercury Affiliates XI, LLC. As such, M. Blair Garrou may be deemed to have beneficial ownership of the Class A Common Stock held directly by each of Mercury Houston Partners, LLC and Mercury Affiliates XI, LLC. M. Blair Garrou disclaims beneficial ownership over any securities owned by Mercury Houston Partners, LLC and Mercury Affiliates XI, LLC in which he does not have any pecuniary interest.
(4)
Mercury Sponsor Group I LLC is the record holder of 2,415,375 shares of Class A Common Stock and 1,050,000 Founder Shares. Each of M. Blair Garrou and R. Andrew White are the managers of Mercury Sponsor Group I LLC. Affiliates of M. Blair Garrou and R. Andrew White each own 50% of the economic interest of Mercury Sponsor Group I LLC. As such, each of M. Blair Garrou and R. Andrew White may be deemed to have beneficial ownership of the Class A Common Stock and Class B Common Stock held directly by Mercury Sponsor Group I LLC. Each of M. Blair Garrou and R. Andrew White disclaim beneficial ownership over any securities owned by the Sponsor in which he does not have any pecuniary interest.

(5)
GSqr Consulting, LLC is the record holder of the shares reported herein. Mr. Gilpin is the manager of GSqr Consulting, LLC. As such, Mr. Gilpin may be deemed to have beneficial ownership of the Class B Common Stock held directly by GSqr Consulting, LLC to the extent of his pecuniary interest.

(6)	Interests shown consists solely of Founder Shares, classified as shares of Class B Common Stock.
(7)
Represents shares of Class A Common Stock to be held by Mercury Houston Partners, LLC, Mercury Affiliates XI, LLC, and Mercury Sponsor Group I LLC. Pursuant to the Voting and Non-Redemption Agreements, Mercury Houston Partners, LLC agreed not to redeem all of its 130,023 shares of Class A Common Stock, and Mercury Affiliates XI, LLC agreed not to redeem 491,489 shares out of its 664,977 shares of Class A Common Stock.

(8)	Represents shares of Class A Common Stock to be held by Mercury Sponsor Group I LLC.
(9)
Mr. James Besser is the managing member of Manchester Management PR, LLC (“Manchester”) and Manchester Management Company, LLC (“GP”) and Morgan Frank serves as a portfolio manager and as a consultant for Manchester Explorer, L.P. (“Explorer”). Manchester is the investment manager of Explorer and GP is the general partner of Explorer. The parties together are expected to own 1,263,661 shares in the Combined Company. The principal business address for each of Manchester, GP, Explorer and Messrs. Besser and Frank is 2 Calle Candina, #1701, San Juan, Puerto Rico, 00907.

(10)
Includes shares owned directly by Prides Capital Fund I, L.P. Prides Capital Partners LLC is the general partner of Prides Capital Fund I, L.P. and Mr. Richardson is the controlling shareholder of Prides Capital Partners LLC. Mr. Richardson has also been deputized by Prides Capital Partners LLC to serve on the board of directors of the Company.

DESCRIPTION OF SEPA SECURITIES
SEPA’s current authorized capital stock consists of 150,000,000 shares of Class A Common Stock, $0.0001 par value, 20,000,000 shares of Class B Common Stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value.
Common Stock
As of December 6, 2023, 5,814,634 shares of SEPA’s Common Stock were outstanding, consisting of:
•	3,719,634 shares of SEPA’s Class A Common Stock (including those shares held as a constituent part of SEPA’s Units); and
•	2,095,000 shares of Class B Common Stock.
Common Stockholders of record are entitled to one vote for each share held on all matters to be voted on by SEPA Stockholders. Holders of the Class A Common Stock and holders of the Class B Common Stock will vote together as a single class on all matters submitted to a vote of SEPA Stockholders, except as required by law. Unless specified in SEPA’s Current Charter or the SEPA Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of SEPA’s shares of Common Stock that are voted is required to approve any such matter voted on by SEPA Stockholders. The SEPA Board is divided into three classes, each of which serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. SEPA Stockholders are entitled to receive ratable dividends when, as and if declared by the SEPA Board out of funds legally available therefor.
SEPA will provide its public SEPA Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to SEPA to pay SEPA’s franchise and income taxes as well as expenses relating to the administration of the Trust Account, divided by the number of then issued and outstanding Public Shares, subject to the limitations described herein. The per-share amount that SEPA will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions that SEPA will pay to the underwriter. The Redemption Rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares.
Founder Shares/Class B Common Stock
The Founder Shares are shares of SEPA’s Class B Common Stock that are identical to the shares of Class A Common Stock, and holders of Founder Shares have the same stockholder rights as holders of Class A Common Stock, except that (i) the Founder Shares are subject to certain transfer restrictions contained in the Letter Agreement that SEPA’s founder, officers and directors have entered into with SEPA, (ii) pursuant to such Letter Agreement, SEPA’s founder, officers and directors have agreed (A) to waive their Redemption Rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of SEPA’s initial business combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if SEPA fails to complete its initial business combination within the prescribed time period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if SEPA fails to complete its initial business combination within such time period, (iii) the Founder Shares will automatically convert into shares of SEPA’s Class A Common Stock at the time of the Business Combination, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights and (iv) the Founder Shares are subject to registration rights. Prior to the Closing and upon the approval of the holders of Class B Common Stock, SEPA will file with the Delaware Secretary of State an amendment to its Current Charter (i) amending the conversion ratio of Class B Common Stock to Class A Common Stock on a 1:0.277 basis, such that 1 share of Class B Common Stock is convertible to 0.277 shares of Class A Common Stock and (ii) removing the anti-dilution protection previously held by the holders of SEPA’s Class B Common Stock.
Preferred Stock
SEPA’s Current Charter provides that shares of preferred stock may be issued from time to time in one or more series. SEPA has no preferred stock outstanding at the date hereof. Although SEPA does not currently intend to issue any shares of Preferred Stock, SEPA cannot assure you that it will not do so in the future.

Public Stockholders’ Warrants
Each whole SEPA Public Warrant entitles the registered Public Warrant Holder to purchase one whole share of SEPA’s Class A Common Stock at a price of $11.50 per share, subject to adjustment, at any time commencing on the later of (i) July 30, 2022 and (ii) 30 days after the completion of SEPA’s initial business combination. Pursuant to the Warrant Agreement, a SEPA Public Warrant Holder may exercise its SEPA Public Warrants only for a whole number of shares of Class A Common Stock. The SEPA Public Warrants will expire five years after the completion of SEPA’s initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
SEPA is not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a SEPA Public Warrant and has no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the SEPA Public Warrants is then effective and a prospectus relating thereto is current, subject to SEPA’s satisfaction of its obligations described below with respect to registration, or a valid exemption from registration is available. No SEPA Public Warrant is exercisable for cash or on a cashless basis, and SEPA is not obligated to issue shares of Class A Common Stock upon exercise of a SEPA Public Warrant unless the issuance of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the SEPA Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a SEPA Public Warrant, the SEPA Public Warrant Holder of such SEPA Public Warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event is SEPA required to net cash settle any SEPA Public Warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the share of Class A Common Stock underlying such Unit.
SEPA has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of SEPA’s initial business combination, SEPA will use its reasonable best efforts to file with the SEC, and within 60 business days following its initial business combination being declared effective, a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the SEPA Public Warrants. SEPA will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the SEPA Public Warrants in accordance with the provisions of the Warrant Agreement. If any such registration statement has not been declared effective by the 60th business day following the closing of the initial business combination, SEPA Public Warrant Holders will have the right, during the period beginning on the 61st business day after the closing of the initial business combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the company fails to have maintained an effective registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants, to exercise such SEPA Public Warrants on a “cashless basis.”
Notwithstanding the above, if SEPA’s Class A Common Stock is at the time of any exercise of a SEPA Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, SEPA may, at its option, require holders of SEPA Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event SEPA so elects, SEPA will not be required to file or maintain in effect a registration statement, but SEPA will be required to use SEPA’s best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each SEPA Public Warrant Holder would pay the exercise price by surrendering the warrants in exchange for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the fair market value (as defined below) over the exercise price of the warrants by (y) the fair market value.
Once the SEPA Public Warrants become exercisable, SEPA may call such warrants for redemption for cash:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each SEPA Public Warrant holder; and

•
if, and only if, the last reported sale price of SEPA’s Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which SEPA sends the notice of redemption to the SEPA Public Warrant Holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant).

SEPA will not redeem the SEPA Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the SEPA Public Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the SEPA Public Warrants become redeemable by SEPA, SEPA may exercise SEPA’s redemption right even if SEPA is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and SEPA issues a notice of redemption of the SEPA Public Warrants, each SEPA Public Warrant Holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (subject to adjustment pursuant to certain anti-dilution rights) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Commencing 90 days after the warrants become exercisable, SEPA may redeem the outstanding warrants (including both SEPA Public Warrants and SEPA Private Placement Warrants):
•	in whole and not in part;
•
at a price equal to a number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of SEPA’s Class A Common Stock (as defined below) except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption;
•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) on the trading day prior to the date on which SEPA sends the notice of redemption to the warrant holders; and

•
if, and only if, the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the SEPA Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding SEPA Public Warrants, as described above.

During the period beginning on the date the notice of redemption is given, SEPA Public Warrant Holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by SEPA pursuant to this redemption feature, based on the “fair market value” of SEPA’s Class A Common Stock on the corresponding redemption date, determined for these purposes based on volume weighted average price of SEPA’s Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the SEPA Public Warrant Holders, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. SEPA will provide SEPA Public Warrant Holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a SEPA Public Warrant or the exercise price of a SEPA Public Warrant is adjusted. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
Redemption Date (period to expiration of warrants)	Fair Market Value of SEPA’s Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.184	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.329	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.176	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each SEPA Public Warrant redeemed will be determined by a straight line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. Finally, as reflected in the table above, SEPA can redeem the SEPA Public Warrants for no consideration in the event that the warrants are “out of the money” (i.e., the trading price of SEPA’s Class A Common Stock is below the exercise price of the warrants) and about to expire.
If SEPA chooses to redeem the SEPA Public Warrants when the Class A Common Stock is trading at a price below the exercise price of the warrants, this could result in the SEPA Public Warrant Holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50. No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, SEPA will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. SEPA will provide SEPA Public Warrant Holders with the final fair market value no later than one business day after the ten-trading day period described above ends.
If SEPA calls the SEPA Public Warrants for redemption for cash as described above, SEPA’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” SEPA’s management will consider, among other factors, SEPA’s cash position, the number of SEPA Public Warrants that are outstanding and the dilutive effect on SEPA Stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of SEPA Public Warrants. If SEPA’s management takes advantage of this option, all SEPA Public Warrant Holders would pay the exercise price by surrendering their warrants in exchange for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the average reported last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the SEPA Public Warrant Holders. If SEPA’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the SEPA Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If SEPA calls SEPA’s warrants for redemption and SEPA’s management does not take advantage of this option, initial SEPA Stockholders and their respective permitted transferees would still be entitled to exercise their SEPA Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.
Upon approval of SEPA Public Warrant Holders and immediately prior to the Closing, SEPA and Continental, will enter into the Warrant Agreement Amendment to the Warrant Agreement dated as of July 21, 2021. Pursuant to the Warrant Agreement Amendment, (i) SEPA Public Warrants are not exercisable to purchase shares of Class A Common Stock, and instead, as of immediately prior to the Effective Time, will be automatically converted into the right to receive 450,336 shares of Class A Common Stock of SEPA in accordance with the calculation described in the Warrant Agreement Amendment, (ii) SEPA Private Placement Warrants (as described below) are not exercisable to purchase shares of Class A Common Stock and instead, as of immediately prior to the Effective Time, will be automatically converted into the right to receive 400,000 shares of Class A Common Stock of SEPA in accordance with the calculation described in the Warrant Agreement Amendment, and (iii) until the Closing or earlier termination of the Merger Agreement, (A) the terms of Section 3 of the Warrant Agreement regarding any exercise of a warrant or issuance of Class A Common Stock in connection therewith will be of no force or effect and (B) the terms of Section 6 of the Warrant Agreement will be of no force or effect.
SEPA Private Placement Warrants
Pursuant to the Letter Agreement, with SEPA, initial SEPA Stockholders agreed not to transfer, assign or sell any private placement warrant (including the Class A Common Stock issuable upon exercise of the SEPA Private Placement Warrants) until 30 days after the completion of SEPA’s initial business combination (except, among other limited exceptions, to SEPA’s officers and directors and other persons or entities affiliated with SEPA’s Sponsor). The SEPA Private Placement Warrants will not be redeemable by SEPA for cash and will be exercisable on a cashless basis so long as they are held by initial SEPA Stockholders or their respective permitted transferees. Otherwise, the SEPA Private Placement Warrants have terms and provisions that are identical to those of the SEPA Public Warrants being sold as part of the Units in this offering, including as to exercise price, exercisability and exercise period, and may be redeemable by SEPA for shares of Class A Common Stock. If the SEPA Private Placement Warrants are held by holders other than the initial SEPA Stockholders or their respective permitted transferees, the SEPA Private Placement Warrants will be redeemable by SEPA for cash and exercisable by the holders on the same basis as the SEPA Public Warrants included in the Units being sold in this offering.
Except as described above, if holders of the SEPA Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their SEPA Private Placement Warrants in exchange for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the SEPA Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the SEPA Private Placement Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that SEPA has agreed that these SEPA Private Placement Warrants will be exercisable on a cashless basis so long as they are held by the initial SEPA Stockholders or their permitted transferees is because it is not known at this time whether they will be affiliated with SEPA following a business combination. If they remain affiliated with SEPA, their ability to sell SEPA’s securities in the open market will be significantly limited. SEPA expects to have policies in place that prohibit insiders from selling SEPA’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell SEPA’s securities, an insider cannot trade in SEPA’s securities if he or she is in possession of material non-public information. Accordingly, unlike public SEPA Stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the SEPA Public Warrants freely in the open market, the insiders could be significantly restricted from doing so.
In order to finance transaction costs in connection with an intended initial business combination, SEPA’s Sponsor or an affiliate of SEPA’s Sponsor or certain of SEPA’s officers and directors may, but are not obligated to, loan SEPA funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the SEPA Private Placement Warrants, including as to exercise price, exercisability and exercise period.
Upon approval of certain SEPA Stockholders and immediately prior to the Closing, certain insider SEPA Stockholders and other SEPA Stockholders will enter into the Letter Agreement Amendment. Pursuant to the Letter Agreement Amendment, each SEPA Stockholder party thereto will agree not to, until 180 days after the completion of SEPA’s initial business combination (subject to early release if SEPA consummates a liquidation, merger, share exchange or other similar transaction that results in all of the SEPA Stockholders having the right to exchange their shares for cash, securities or other property): (i) sell, offer to sell, contract to sell, hypothecate, pledge, grant an option to purchase or otherwise dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation or decrease a call equivalent position on, any SEPA restricted securities, (ii) enter any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the SEPA restricted securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Letter Agreement).
Dividends
SEPA has not paid any cash dividends on SEPA’s Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of a business combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Company Board at such time.
SEPA’s Transfer Agent and Warrant Agent
The Transfer Agent for SEPA’s Class A Common Stock and warrant agent for SEPA Public Warrants is Continental. SEPA has agreed to indemnify Continental in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Continental has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the Trust Account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the Trust Account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against SEPA and SEPA’s assets outside the Trust Account and not against any monies in the Trust Account or interest earned thereon.
SEPA’s Amended and Restated Certificate of Incorporation
SEPA’s Current Charter contains certain requirements and restrictions relating to SEPA’s IPO that will apply to SEPA until the completion of SEPA’s initial business combination. These provisions (other than amendments relating to provisions governing the election or removal of directors prior to SEPA’s initial business combination, which require the approval of a majority of at least 90% of the outstanding shares of SEPA’s Common Stock voting in a stockholder meeting) cannot be amended without the approval of the holders of at least 65% of SEPA’s Common Stock. Initial SEPA Stockholders will participate in any vote to amend SEPA’s Current Charter and will have the discretion to vote in any manner they choose. Specifically, SEPA’s Current Charter provides, among other things, that:
•
If SEPA is unable to complete its initial business combination within 36 months from July 30, 2021, SEPA will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to SEPA to pay SEPA’s franchise and income taxes as well as expenses relating to the administration of the Trust Account (less up to $100,000 of interest released to SEPA to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public SEPA Stockholders’ rights as SEPA Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining SEPA Stockholders and the SEPA Board, dissolve and liquidate, subject in each case to SEPA’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;
•
Prior to SEPA’s initial business combination, SEPA may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination;

•
Although SEPA does not intend to enter into a business combination with a target business that is affiliated with SEPA’s Sponsor, SEPA’s directors or SEPA’s officers, SEPA is not prohibited from doing so. In the event SEPA enters into such a transaction, SEPA, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that such a business combination is fair to SEPA’s company from a financial point of view;

•
If a SEPA Stockholder vote on SEPA’s initial business combination is not required by law and SEPA does not decide to hold a SEPA Stockholder vote for business or other legal reasons, SEPA will offer to redeem SEPA’s Public Shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing SEPA’s initial business combination which contain substantially the same financial and other information about SEPA’s initial business combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act;

•
SEPA’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of SEPA’s net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into the initial business combination;

•
If SEPA Stockholders approve an amendment to SEPA’s Current Charter (A) to modify the substance or timing of SEPA’s obligation to allow redemption in connection with SEPA’s initial business combination or redeem 100% of SEPA’s Public Shares if SEPA does not complete SEPA’s initial business combination within 18 months, or 24 months if SEPA has signed a definitive agreement with respect to an initial business combination within such 18-month period (or up to 24 months if SEPA extends the period of time to consummate a business combination) from July 30, 2021 or (B) with respect to any other provision relating to SEPA Stockholders’ rights or pre-initial business combination activity, SEPA will provide public SEPA Stockholders with the opportunity to redeem all or a portion of their shares of Class A Common Stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SEPA to pay SEPA’s franchise and income taxes as well as expenses relating to the administration of the Trust Account, divided by the number of then issued and outstanding Public Shares; and

•	SEPA will not complete SEPA’s initial business combination with another blank check company or a similar company with nominal operations.
Prior to the Closing and upon the approval of the SEPA Stockholders, SEPA will file with the Delaware Secretary of State an amendment to its Current Charter removing the provision requiring SEPA to have net tangible assets in excess of $5,000,000 in order to redeem SEPA’s Public Shares upon completion of SEPA’s initial business combination.

Certain Anti-Takeover Provisions of Delaware Law and SEPA’s Amended and Restated Certificate of Incorporation and Bylaws
SEPA is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•	a stockholder who owns 15% or more of SEPA’s outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of SEPA’s assets. However, the above provisions of Section 203 do not apply if:
•	the SEPA Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of SEPA’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by the SEPA Board and authorized at a meeting of SEPA Stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

SEPA’s authorized but unissued Common Stock and preferred stock are available for future issuances without SEPA Stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of SEPA by means of a proxy contest, tender offer, merger or otherwise.
Exclusive forum for certain lawsuits
SEPA’s Current Charter provides that, unless SEPA consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (“Court of Chancery”) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on SEPA’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of SEPA’s directors, officers or employees to SEPA or SEPA Stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, SEPA’s Current Charter or the SEPA Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery or (iv) any action asserting a claim against SEPA, SEPA’s directors, officers, or employees that is governed by the internal affairs doctrine, provided that the exclusive forum provision will not apply to suits (a) brought to enforce any liability or duty created by the Securities Act or the Exchange Act, to any claim for which the federal courts have exclusive jurisdiction, (b) which the Court of Chancery determines that it does not have personal jurisdiction over an indispensable party, (c) for which exclusive jurisdiction is vested in a court or forum other than the Court of Chancery, or (d) for which the Court of Chancery does not have subject matter jurisdiction. SEPA’s Current Charter further provides that, unless SEPA consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Although SEPA believes this provision benefits SEPA by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may limit a SEPA Stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with SEPA and SEPA’s directors, officers or other employees and may have the effect of discouraging lawsuits against SEPA’s directors and officers.
Special meeting of stockholders
The SEPA Bylaws provide that special meetings of SEPA Stockholders may be called only by a majority vote of the SEPA Board, by SEPA’s Chief Executive Officer or by SEPA’s Chairman.

Advance notice requirements for stockholder proposals and director nominations
The SEPA Bylaws provide that SEPA Stockholders seeking to bring business before SEPA’s annual meeting of stockholders, or to nominate candidates for election as directors at SEPA’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a SEPA Stockholder’s notice will need to be received by the company secretary at SEPA’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in SEPA’s annual proxy statement must comply with the notice periods contained therein. The SEPA Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude SEPA Stockholders from bringing matters before SEPA’s annual meeting of stockholders or from making nominations for directors at SEPA’s annual meeting of stockholders.
Action by written consent
Any action required or permitted to be taken by SEPA Stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the SEPA Stockholders other than with respect to SEPA’s Class B Common Stock.
Classified Board of Directors
The SEPA Board is divided into three classes: Class I, Class II and Class III, with members of each class serving staggered three-year terms. SEPA’s Current Charter provides that the authorized number of directors may be changed only by resolution of the Board. Under SEPA’s Current Charter, holders of SEPA’s Founder Shares will have the right to elect all of SEPA’s directors prior to consummation of SEPA’s initial business combination and holders of SEPA’s Public Shares will not have the right to vote on the election of directors during such time. These provisions of SEPA’s Current Charter may only be amended if approved by holders of at least 90% of SEPA’s outstanding Common Stock entitled to vote thereon. Subject to any other special rights applicable to the SEPA Stockholders, any vacancies on the SEPA Board may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the SEPA Board or by a majority of the holders of SEPA’s Founder Shares. No annual meeting of SEPA Stockholders has been held to date.
Class B Common Stock Consent Right
For so long as any shares of Class B Common Stock remain outstanding, SEPA may not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of SEPA’s Current Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION
The following summary sets forth the material terms of the Combined Company’s securities following the completion of the Business Combination. This summary is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex D to this proxy statement/prospectus. You are encouraged to read the applicable provisions of the DGCL, the Proposed Charter and the SEPA Bylaws in their entirety for a complete description of the rights and preferences of Combined Company’s securities following the Business Combination.
Authorized and Outstanding Stock
The Proposed Charter authorizes the issuance of 171,000,000 shares of all classes of capital stock of SEPA consisting of (i) 170,000,000 shares of Class A Common Stock, par value $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share.
Common Stock
Voting. Holders of Class A Common Stock will exclusively possess all voting power with respect to the Combined Company and are entitled to one vote per share on all matters submitted to the Combined Company stockholders for their vote or approval. Under the terms of the SEPA Bylaws, directors will be elected by a plurality of the votes cast by the Combined Company’s stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the Combined Company’s stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the Combined Company’s stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Proposed Charter, the SEPA Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
Dividends. The holders of Class A Common Stock are entitled to receive dividends, as and if declared by the Combined Company Board out of legally available funds.
Liquidation Rights. Upon the liquidation or dissolution of the Combined Company, the holders of Class A Common Stock are entitled to share ratably in those of the Combined Company’s assets that are legally available for distribution to Combined Company stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Preferred Stock
The Combined Company is authorized to issue up to 1,000,000 shares will be shares of preferred stock, par value $0.0001 per share. The Combined Company Board will be expressly authorized to provide, out of the unissued shares of the preferred stock, one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Combined Company Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL, and the Combined Company Board is expressly vested with the authority to the full extent provided by law to adopt any such resolution or resolutions.
Warrants
Pursuant to the Merger Agreement, a condition to the Closing of the Merger is the exercise of 80% or more of the SANUWAVE Warrants (measured by number of shares of SANUWAVE Common Stock into which such SANUWAVE Warrants may be exercised). As of December 6, 2023, pursuant to the SANUWAVE Letter Agreements, the holders of approximately 95% of the outstanding SANUWAVE Warrants have committed to exchange such SANUWAVE Warrants for an aggregate of 1,122,667,498 shares of SANUWAVE Common Stock immediately prior to the Closing. Pursuant to the SANUWAVE Letter Agreements, the holders of SANUWAVE Warrants with an exercise price of $0.04 per share will receive 0.9 shares of SANUWAVE Common Stock per share subject to such SANUWAVE Warrants, and the holders of SANUWAVE Warrants with an exercise price of $0.067 per share will receive 0.85 shares of SANUWAVE Common Stock per share subject to such SANUWAVE Warrants. The holders of SANUWAVE Warrants will not pay any new consideration to SANUWAVE in connection with these exchanges. Any SANUWAVE Warrants that remain outstanding at the time of the Closing shall be assumed by the Combined Company.

PIPE Warrants
The following is a brief summary of material provisions of the warrants issued by SANUWAVE to certain accredited investors in private placements in August 2022, November 2022 and May 2023 (the “PIPE Warrants”). The PIPE Warrants are currently exercisable to purchase an aggregate of 1,070,166,082 shares of SANUWAVE Common Stock.
Exercise Price and Terms. Each PIPE Warrant entitles the holder thereof to purchase beginning at such time as SANUWAVE’s authorized and unissued shares of SANUWAVE Common Stock are at a number sufficient to permit the exercise or conversion of all outstanding securities exercisable for, or convertible into, SANUWAVE Common Stock and until such PIPE Warrant’s expiration date shares of SANUWAVE Common Stock at a price of $0.067 per share for one-half of the PIPE Warrants (the “First Warrants”) or $0.04 per share for one-half of the PIPE Warrants (the “Second Warrants”), subject to certain adjustments referred to below. The PIPE Warrants expire five years after the applicable date of issuance. Each PIPE Warrant may be exercised at any time in whole or in part at the applicable exercise price until expiration of the PIPE Warrant. No fractional shares will be issued upon the exercise of the PIPE Warrants.
Adjustments. The exercise price and the number of shares of SANUWAVE Common Stock purchasable upon the exercise of the PIPE Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the SANUWAVE Common Stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of SANUWAVE Common Stock, consolidation or merger of SANUWAVE with or into another corporation (other than a consolidation or merger in which SANUWAVE is the surviving corporation) or sale of all or substantially all of SANUWAVE’s assets in order to enable holders of the PIPE Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of SANUWAVE Common Stock that might otherwise have been purchased upon the exercise of the PIPE Warrant. No adjustment to the number of shares and exercise price of the shares subject to the PIPE Warrants will be made for dividends (other than stock dividends), if any, paid on SANUWAVE Common Stock.
The exercise price of the PIPE Warrants is also subject to adjustment if SANUWAVE issues or sell shares of SANUWAVE Common Stock or Share Equivalents (as defined in the PIPE Warrants) for an effective consideration price less than the exercise price of the PIPE Warrants or if SANUWAVE lists its shares of SANUWAVE Common Stock on The Nasdaq Capital Market and the average volume weighted average price of such SANUWAVE Common Stock for the five trading days preceding such listing is less than $0.04 per share; provided, however, that the exercise price of the PIPE Warrants shall never be less than $0.01 per share.
Transfer, Exchange and Exercise. The PIPE Warrants may be presented to SANUWAVE for exchange or exercise at any time on or prior to their expiration date, at which time the PIPE Warrants become wholly void and of no value. The PIPE Warrants are transferable, in whole or in part, upon surrender of the PIPE Warrants at the principal office of SANUWAVE or its designated agent, together with a written assignment.
Warrantholder Not a Stockholder. The PIPE Warrants do not confer upon holders any voting, dividend or other rights as stockholders of SANUWAVE.
SIP Warrant
The following is a brief summary of material provisions of the warrant issued by SANUWAVE to SIP Consulting in a private placement in December 2021 and May 2022 (the “SIP Warrant”). The SIP Warrant is currently exercisable to purchase 13,888,890 shares of SANUWAVE Common Stock.
Exercise Price and Terms. The SIP Warrant entitles the holder thereof to purchase at any time until such SIP Warrant’s applicable expiration date at a price of $0.18 per share, subject to certain adjustments referred to below, shares of SANUWAVE Common Stock. The SIP Warrants issued in December 2021 and May 2022 expire on December 22, 2025 and September 27, 2025, respectively. The SIP Warrant may be exercised at any time in whole or in part at the applicable exercise price until expiration of the SIP Warrant. No fractional shares will be issued upon the exercise of the SIP Warrant.
Adjustments. The exercise price and the number of shares of SANUWAVE Common Stock purchasable upon the exercise of the SIP Warrant are subject to adjustment upon the occurrence of certain events, including issuance of options (excluding options issued pursuant to an approved equity incentive plan), change in option price or rate of conversion, stock dividends, stock splits, dissolution or liquidation of the Company, combinations, mergers, or reclassifications of the SANUWAVE Common Stock. Upon any adjustment of the exercise price holders of the SIP Warrant are entitled to receive written notice of any such adjustment. In the event of a Fundamental Transaction (as defined in the SIP Warrant), the holder of the SIP Warrant shall have the right to receive, for each Warrant Share (as defined in the C6 Capital Warrants) that would have been issuable immediately prior to the Fundamental Transaction, the number of shares of the successor or acquiring corporation or of SANUWAVE, in the event it is a surviving corporation, and any additional consideration receivable as a result of a Fundamental Transaction.
Transfer, Exchange and Exercise. The SIP Warrant may be presented to SANUWAVE for exchange or exercise at any time on or prior to its expiration dates, at which time the SIP Warrant becomes wholly void and of no value. Prior to any transfer of the SIP Warrant, the holder must notify SANUWAVE of the same and enter into a written assignment of the SIP Warrant substantially in the form attached to the SIP Warrant.
Warrantholder Not a Stockholder. The SIP Warrant does not confer upon holders any voting, dividend or other rights as a SANUWAVE Stockholder.
C6 Capital Warrants
The following is a brief summary of material provisions of the warrants issued by SANUWAVE to C6 Capital, LLC in a private placement in September 2021 (the “C6 Capital Warrants”). The C6 Capital Warrants are currently exercisable to purchase an aggregate of 5,555,556 shares of SANUWAVE Common Stock.
Exercise Price and Terms. Each C6 Capital Warrant entitles the holder thereof to purchase at any time until such C6 Capital Warrant’s expiration date at a price of $0.18 per share, subject to certain adjustments referred to below, shares of SANUWAVE Common Stock. The C6 Capital Warrants expire on September 27, 2025. Each C6 Capital Warrant may be exercised at any time in whole or in part at the applicable exercise price until expiration of the C6 Capital Warrants. No fractional shares will be issued upon the exercise of the C6 Capital Warrants.
Adjustments. The exercise price and the number of shares of SANUWAVE Common Stock purchasable upon the exercise of the C6 Capital Warrants are subject to adjustment upon the occurrence of certain events, including issuance of options (excluding options issued pursuant to an approved equity incentive plan), change in option price or rate of conversion, stock dividends, stock splits, dissolution or liquidation of the Company, combinations, mergers, or reclassifications of the SANUWAVE Common Stock. Upon any adjustment of the exercise price, holders of the C6 Capital Warrants are entitled to receive written notice of any such adjustment. In the event of a Fundamental Transaction (as defined in the C6 Capital Warrants), the holders of the C6 Capital Warrants shall have the right to receive, for each Warrant Share (as defined in the C6 Capital Warrants) that would have been issuable immediately prior to the Fundamental Transaction, the number of shares of the successor or acquiring corporation or of SANUWAVE, in the event it is a surviving corporation, and any additional consideration receivable as a result of a Fundamental Transaction.
Transfer, Exchange and Exercise. The C6 Capital Warrants may be presented to SANUWAVE for exchange or exercise at any time on or prior to their respective expiration dates, at which time the C6 Capital Warrants become wholly void and of no value. Prior to any transfer of the C6 Capital Warrants, the holder must notify SANUWAVE of the same and enter into a written assignment of the C6 Capital Warrant substantially in the form attached to the C6 Capital Warrants.
Warrantholder Not a Stockholder. The C6 Capital Warrants do not confer upon holders any voting, dividend or other rights as a SANUWAVE Stockholder.
Kingswood Capital Warrants
The following is a brief summary of material provisions of the warrants issued by SANUWAVE to Kingswood Capital Management, LP in a private placement in September 2021 (the “Kingswood Capital Warrants”). The Kingswood Capital Warrants are currently exercisable to purchase an aggregate of 625,000 shares of SANUWAVE Common Stock.
Exercise Price and Terms. Each Kingswood Capital Warrant entitles the holder thereof to purchase at any time until such Kingswood Capital Warrant’s applicable expiration date at a price of $0.198 per share, subject to certain adjustments referred to below, shares of SANUWAVE Common Stock. The Kingswood Capital Warrants expire on

September 3, 2026. Each Kingswood Capital Warrant may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Kingswood Capital Warrants. Fractional shares are not required to be granted upon the exercise of the Kingswood Capital Warrants, but SANUWAVE retains the right to issue fractional shares under the Kingswood Capital Warrants.
Adjustments. The exercise price and the number of shares of SANUWAVE Common Stock purchasable upon the exercise of the Kingswood Capital Warrants are subject to adjustment upon the occurrence of certain events, including stock splits, capital reorganizations or reclassifications of the SANUWAVE Common Stock. Upon any adjustment of the Warrant Purchase Price (as defined in the Kingswood Capital Warrants) holders of the Kingswood Capital Warrants are entitled to receive written notice of any such adjustment.
Transfer, Exchange and Exercise. The Kingswood Capital Warrants may be presented to SANUWAVE for exchange or exercise at any time on or prior to their respective expiration dates, at which time the Kingswood Capital Warrants become wholly void and of no value. Prior to any transfer of the Kingswood Capital Warrants, the holder must notify SANUWAVE of the same and shall not initiate the transfer until: (i) SANUWAVE has received an opinion from counsel that the Kingswood Capital Warrants may be transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws or (ii) a registration statement relating to the offer and sale of such securities has been filed and declared effective by the SEC and compliance with applicable state securities law.
Warrantholder Not a Stockholder. The Kingswood Capital Warrants do not confer upon holders any voting, dividend or other rights as a SANUWAVE Stockholder.
NH Expansion Warrant
The following is a brief summary of material provisions of the warrant issued by SANUWAVE to NH Expansion Credit Fund Holdings LP (“North Haven Expansion”) in a private placement in August 2020 (the “NH Expansion Warrant”).
Exercise Price and Terms. The NH Expansion Warrant entitles the holder thereof to purchase at any time until such NH Expansion Warrant’s expiration date up to 2.00% of the outstanding shares of SANUWAVE Common Stock on a fully diluted basis as of the issue date, subject to certain adjustments referred to below. The NH Expansion Warrant expires on August 6, 2030. The NH Expansion Warrant may be exercised at any time in whole or in part at the applicable exercise price until expiration of the NH Expansion Warrant. No fractional shares will be issued upon the exercise of the NH Expansion Warrant.
Adjustments. The exercise price and the number of shares of SANUWAVE Common Stock purchasable upon the exercise of the NH Expansion Warrant are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations, substitutions, or reclassifications of the SANUWAVE Common Stock. Upon any adjustment of the exercise price holders of the NH Expansion Warrant are entitled to receive written notice of any such adjustment.
Transfer, Exchange and Exercise. The NH Expansion Warrant may be presented to SANUWAVE for exchange or exercise at any time on or prior to its expiration date, at which time the NH Expansion Warrant becomes wholly void and of no value. Prior to any transfer of the NH Expansion Warrant, the holder must notify SANUWAVE of the same and enter into a written assignment of the NH Expansion Warrant substantially in the form attached to the NH Expansion Warrant. In the event of an Acquisition (as defined in the NH Expansion Warrant) in which (i) the consideration to be received by SANUWAVE Stockholders consists solely of cash, solely of marketable securities or a combination of cash and marketable securities and (ii) the outstanding amounts due under the Note and Warrant Purchase and Security Agreement with North Haven Expansion have been repaid in full prior to or concurrently with the Acquisition, the NH Expansion Warrant will be automatically deemed exercised, effective immediately prior to and contingent upon the consummation of the Acquisition, provided that if the sum of the fair market value of the marketable securities and cash payable to the holder is less than the Minimum Cash Value (as defined in the NH Expansion Warrant), SANUWAVE shall, as a condition to the exercise of the NH Expansion Warrant, pay the holder in cash the amount of such difference.
Warrantholder Not a Stockholder. The NH Expansion Warrant does not confer upon holders any voting, dividend or other rights as a SANUWAVE Stockholder.

LGH Warrants
The following is a brief summary of material provisions of the warrants issued by SANUWAVE to LGH Investments, LLC in a private placement in June 2020 (the “LGH Warrants”). The LGH Warrants are currently exercisable to purchase an aggregate of 8,600,000 shares of SANUWAVE Common Stock.
Exercise Price and Terms. Each LGH Warrant entitles the holder thereof to purchase at any time until such LGH Warrant’s applicable expiration date at a price of $0.35 per share, subject to certain adjustments referred to below, shares of SANUWAVE Common Stock. The exercise price of the LGH Warrants is $0.01 per share. The LGH Warrants expire on June 5, 2025. Each LGH Warrant may be exercised at any time in whole or in part at the applicable exercise price until expiration of the LGH Warrant. No fractional shares will be issued upon the exercise of the LGH Warrants.
Adjustments. The exercise price and the number of shares of SANUWAVE Common Stock purchasable upon the exercise of the LGH Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the SANUWAVE Common Stock. Additionally, the exercise price of the LGH Warrants subject to adjustment, including if SANUWAVE issues or sells shares of SANUWAVE Common Stock or Common Stock Equivalents (as defined in the LGH Warrants) for an effective consideration price less than the exercise price of the LGH Warrants. No adjustment to the number of shares and exercise price of the shares subject to the LGH Warrants will be made for dividends (other than stock dividends), if any, paid on SANUWAVE Common Stock.
Transfer, Exchange and Exercise. The LGH Warrants may be presented to SANUWAVE for exchange or exercise at any time on or prior to their respective expiration dates, at which time the LGH Warrants become wholly void and of no value. Prior to any transfer of the LGH Warrants, the holder must notify SANUWAVE of the same and, if subsequently requested, provide a legal opinion regarding the transfer to SANUWAVE.
Warrantholder Not a Stockholder. The LGH Warrant does not confer upon holders any voting, dividend or other rights as a SANUWAVE Stockholders.
Transfer, Exchange and Exercise. The NanoVibronix Warrant may be presented to SANUWAVE for exchange or exercise at any time on or prior to its expiration date, at which time the NanoVibronix Warrant becomes wholly void and of no value. Prior to any transfer of the NanoVibronix Warrant, the holder must notify SANUWAVE of the same.
Warrantholder Not a Stockholder. The NanoVibronix Warrant does not confer upon holders any voting, dividend or other rights as a SANUWAVE Stockholder.
Class P Warrants
The following is a brief summary of material provisions of the warrants issued by SANUWAVE in a private placement in June 2019 (the “Class P Warrants”). The Class P Warrants are currently exercisable to purchase an aggregate of 265,000 shares of SANUWAVE Common Stock.
Exercise Price and Terms. Each Class P Warrant entitles the holder thereof to purchase at any time until such Class P Warrant’s applicable expiration date at a price of $0.20 per share, subject to certain adjustments referred to below, shares of SANUWAVE Common Stock. The Class P Warrants expire on June 11, 2024. Each Class P Warrant may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Class P Warrants. No fractional shares will be issued upon the exercise of the Class P Warrants.
Adjustments. The exercise price and the number of shares of SANUWAVE Common Stock purchasable upon the exercise of the Class P Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations, or reclassifications of the SANUWAVE Common Stock. Upon any adjustment of the exercise price holders of the Class P Warrants are entitled to receive written notice of any such adjustment. In the event of a Combination (as defined in the Class P Warrants) such holders under the Class P Warrants shall be entitled to receive, upon surrender of their Class P Warrant, distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Class P Warrants, as if the Class P Warrants had been exercised immediately prior to the Combination, less the exercise price.

Transfer, Exchange and Exercise. The Class P Warrants may be presented to SANUWAVE for exchange or exercise at any time on or prior to their respective expiration dates, at which time the Class P Warrants become wholly void and of no value. Prior to any transfer of the Class P Warrants, the holder must notify SANUWAVE of the same and enter into a written assignment of the Class P Warrant substantially in the form attached to the Class P Warrants.
Warrantholder Not a Stockholder. The Class P Warrants do not confer upon holders any voting, dividend or other rights as a SANUWAVE Stockholder.
NFS Warrant
In January 19, 2018, SANUWAVE entered into that certain Master Equipment Lease, dated as of January 19, 2018, with NFS Leasing, Inc. (the “Master Lease”). Pursuant to subsequent Leasing Agreements entered into under the Master Lease, SANUWAVE agreed to issue NFS Leasing, Inc. a warrant to purchase 166,667 shares of SANUWAVE Common Stock.
Convertible Notes
Pursuant to the Merger Agreement, a condition to the Closing of the Merger is the conversion of 80% or more of the SANUWAVE Convertible Notes (measured by the number of shares of SANUWAVE Common Stock into which such SANUWAVE Convertible Notes may be converted). As of December 6, 2023, the holders of 100% of the outstanding SANUWAVE Convertible Notes have committed to exchange such SANUWAVE Convertible Notes for an aggregate of 166,331,042 shares of SANUWAVE Common Stock immediately prior to the Closing. The holders of SANUWAVE Convertible Notes will receive, in the form of SANUWAVE Common Stock at an exchange ratio of $0.04 per share, the full amount of principal and interest that would be due and payable on such SANUWAVE Convertible Notes as of the applicable maturity date. The holders of SANUWAVE Convertible Notes will not pay any new consideration to SANUWAVE in connection with these exchanges. Any SANUWAVE Convertible Notes that remain outstanding at the time of the Closing shall be assumed by the Combined Company.
July 2023 Asset-Backed Promissory Notes
In July 2023, SANUWAVE issued Asset-Backed Secured Promissory Notes in an aggregate principal amount of $4.6 million (the “ABL Notes”) to certain accredited investors (the “ABL Purchasers”) at an original issue discount of 33.33% (the “ABL Private Placement”). The ABL Notes bear interest at a rate of zero percent (0%) per annum and mature on January 21, 2024 (the “ABL Maturity Date”).
In connection with the ABL Private Placement, on July 21, 2023, SANUWAVE entered into a security agreement in favor of each ABL Purchaser to secure SANUWAVE’s obligations under the ABL Notes.
The rights of each ABL Purchaser to receive payments under its ABL Notes are subordinate to the rights of North Haven Expansion pursuant to a subordination agreement, which SANUWAVE and the ABL Purchasers entered into with North Haven Expansion on July 21, 2023, in connection with the ABL Private Placement.
On July 21, 2023, SANUWAVE and the ABL Purchasers also entered into a side letter, pursuant to which the parties agreed that upon the ABL Maturity Date, SANUWAVE will issue each ABL Purchaser (i) a Future Advance Convertible Promissory Note with the same principal amount as the principal amount of such ABL Purchasers’ ABL Note, plus any accrued and unpaid interest, substantially in the form of Exhibit 4.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”) and (ii) two Common Stock Purchase Warrants, one with an exercise price of $0.04 per share and one with an exercise price of $0.067 per share, substantially in the form of Exhibit 4.30 to the Form 10-K, each of which shall be exercisable for such number of shares of SANUWAVE Common Stock calculated by dividing the principal amount of the ABL Purchaser’s Future Advance Convertible Promissory Note by $0.04. In addition, the parties agreed to enter into a securities purchase agreement, a subordination agreement, a security agreement and a registration rights agreement, which shall be substantially in the forms of Exhibits 10.67, 10.68, 10.69 and 10.70, respectively, to the Form 10-K (collectively, the “Convertible Promissory Note Documentation”).
In the event that a Fundamental Transaction (as defined in the ABL Notes) occurs, SANUWAVE shall issue each ABL Purchaser a Future Advance Convertible Promissory Note and Common Stock Purchase Warrants, and the parties to the ABL Notes shall work to finalize and deliver the Convertible Promissory Note Documentation at the closing of the Fundamental Transaction.

PIPE Convertible Notes
The following is a brief summary of material provisions of the Future Advance Convertible Promissory Notes with an aggregate principal amount of approximately $5.2 million issued by SANUWAVE in private placements in November 2022 and May 2023 (the “PIPE Notes”). The PIPE Notes contain customary events of default and covenants, including limitations on incurrences of indebtedness and liens.
Interest Rate and Conversion Price. SANUWAVE promised to pay each holder in cash and/or in shares of SANUWAVE Common Stock, at a conversion price of $0.04, the principal as may be advanced in disbursements, and to pay interest at a rate of 15% per annum on any outstanding principal at the applicable interest rate from the date of the PIPE Notes until the PIPE Notes are accelerated, converted, redeemed or otherwise.
Maturity. The PIPE Notes mature on November 14, 2023 or May 9, 2024, at which time all principal and accrued and unpaid interest shall be payable in cash, shares of SANUWAVE Common Stock or a combination thereof.
Conversion. At such time as SANUWAVE’s authorized and unissued shares of SANUWAVE Common Stock are at a number sufficient to permit the exercise or conversion of all outstanding securities exercisable for, or convertible into, SANUWAVE Common Stock, any holder may convert any portion of the outstanding principal and accrued and unpaid interest into shares of SANUWAVE Common Stock at the then effective conversion price. If SANUWAVE lists its shares of SANUWAVE Common Stock on The Nasdaq Capital Market, then, upon the approval of the board of directors, all principal and accrued and unpaid interest under the PIPE Notes shall automatically convert into SANUWAVE Common Stock at the then effective conversion price.
Redemptions. At our option and upon 30 days’ notice to the holder, the PIPE Notes may be redeemed at any time at an amount equal to 125% of the outstanding principal and accrued and unpaid interest.
At any time after a holder becomes aware of an Event of Default (as defined in the PIPE Notes), the holder may require SANUWAVE to redeem all or any portion of its PIPE Note by delivering written notice to SANUWAVE. Each portion of the PIPE Note subject to redemption shall be redeemed in cash at a price equal to principal plus accrued and unpaid interest calculated from the Event of Default at the default interest rate of 20% per annum (the “Event of Default Redemption Price”). In addition, SANUWAVE is obligated to pay aggregate liquidated damages of $250,000 pro-rata to the holders of the PIPE Notes, plus an amount in cash equal to 1% of the Event of Default Redemption Price for each 30-day period during which redemptions fail to be made, with a cap at 5%.
Adjustments. The conversion price of the PIPE Notes is subject to adjustment, including if SANUWAVE issues or sells shares of SANUWAVE Common Stock for a price per share less than the conversion price of the PIPE Notes or if SANUWAVE lists its shares of SANUWAVE Common Stock on The Nasdaq Capital Market and the average volume weighted average price of such SANUWAVE Common Stock for the five trading days preceding such listing is less than $0.04 per share; provided, however, that the conversion price shall never by less than $0.01.
Security and Subordination. In connection with the issuance of the PIPE Notes, on November 14, 2022 and May 9, 2023, SANUWAVE entered into security agreements in favor of each November 2022 purchaser and each May 2023 purchaser, respectively, to secure SANUWAVE’s obligations under the PIPE Notes.
The rights of the holders of the PIPE Notes are subordinate to the rights of North Haven Expansion pursuant to subordination agreements, which SANUWAVE and the November 2022 purchasers entered into with North Haven Expansion on November 14, 2022, and SANUWAVE and the May 2023 purchasers entered into with North Haven Expansion on May 9, 2023.
Noteholder Not a Stockholder. The PIPE Notes do not confer upon holders any voting, dividend or other rights as a SANUWAVE Stockholder.
Exclusive Forum
The Proposed Charter provides that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall to the fullest extent permitted by law be the sole and exclusive forum for any Combined Company stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders, (iii) any action asserting a claim against the Combined Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or the SEPA Bylaws, or (iv) any action asserting a claim against the Combined Company, its directors, officers or employees governed by the internal affairs doctrine; except for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
Anti-Takeover Effects of Provisions of the Proposed Charter and Bylaws
The provisions of the Proposed Charter and the SEPA Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A Common Stock.
The Proposed Charter and the SEPA Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Combined Company Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Combined Company unless such takeover or change in control is approved by the Combined Company Board.
These provisions include:
Action by Written Consent. No action may be taken by written consent of the stockholders of the Combined Company.
Advance Notice Procedures. The SEPA Bylaws provide that Combined Company stockholders seeking to bring business before the Combined Company’s annual meeting of stockholders, or to nominate candidates for election as directors at the Combined Company’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Combined Company secretary at the Combined Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in the Combined Company’s annual proxy statement must comply with the notice periods contained therein. The SEPA Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the Combined Company’s stockholders from bringing matters before the Combined Company’s annual meeting of stockholders or from making nominations for directors at the Combined Company’s annual meeting of stockholders.
Authorized but Unissued Shares. The Combined Company’s authorized but unissued shares of Class A Common Stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the Class A Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of the Combined Company’s warrants and employee benefit plans. The existence of authorized but unissued shares of Class A Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Combined Company’s Class A Common Stock by means of a proxy contest, tender offer, merger or otherwise.
Special meeting of stockholders. The SEPA Bylaws provide that special meetings of the Combined Company’s stockholders may be called only by a majority vote of the Company’s Board, Chief Executive Officer or Chairman.
Business Combinations. The Combined Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:
•
prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and
•
on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual meeting stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.
Such provisions may encourage companies interested in acquiring the Combined Company to negotiate in advance with the Combined Company Board because the stockholder approval requirement would be avoided if the Combined Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
The Transfer Agent of the Combined Company will be Continental Stock Transfer & Trust Company and its contact information is:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Listing of Common Stock
SEPA intends to apply for the listing of the Class A Common Stock on Nasdaq following the completion of the Business Combination under the symbol “SNWV.”
Dividends
The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Company Board at such time.

COMPARISON OF STOCKHOLDERS’ RIGHTS
General
SANUWAVE is incorporated under the laws of the State of Nevada and the rights of SANUWAVE Stockholders are governed by the laws of the State of Nevada, including the Nevada Revised Statutes (“NRS”), SANUWAVE’s articles of incorporation and SANUWAVE’s bylaws. SEPA is incorporated under the laws of the State of Delaware and the rights of SEPA Stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and the SEPA Bylaws.
As a result of the Business Combination, SEPA Stockholders that do not redeem their shares and SANUWAVE Stockholders who receive shares of Class A Common Stock will become Combined Company stockholders. The Combined Company is incorporated under the laws of the State of Delaware and the rights of Combined Company stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the SEPA Bylaws. Thus, following the Business Combination, the rights of SEPA Stockholders that do not redeem their shares and SANUWAVE Stockholders who become Combined Company stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by SEPA’s Current Charter or SANUWAVE’s articles of incorporation and SANUWAVE’s bylaws, respectively, and instead will be governed by the Proposed Charter and the SEPA Bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of SEPA Stockholders under the Current Charter and the SEPA Bylaws (left column), the rights of SANUWAVE Stockholders under SANUWAVE’s articles of incorporation and SANUWAVE’s bylaws (center column), and the rights of Combined Company stockholders under the Proposed Charter and the SEPA Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Current Charter and the SEPA Bylaws incorporated by reference as annexes to this registration statement on Form S-4, of which this proxy statement/prospectus forms a part, SANUWAVE’s articles of incorporation, SANUWAVE’s bylaws, and the form of the Proposed Charter, which is attached to this proxy statement/prospectus as Annex D, and the SEPA Bylaws, as well as the relevant provisions of the DGCL and the NRS.
Capitalized terms used in the SEPA provisions, SANUWAVE provisions and Combined Company provisions columns below and not defined below have the meanings assigned to them in the Current Charter and the SEPA Bylaws, SANUWAVE’s articles of incorporation and SANUWAVE’s bylaws, and the Proposed Charter and the SEPA Bylaws, respectively.
SEPA	SANUWAVE	Combined Company
Authorized Capital Stock
SEPA’s authorized shares consist of 171,000,000 shares of capital stock par value of $0.0001, consisting of (a) 170,000,000 shares of common stock, including (i) 150,000,000 shares of Class A Common Stock and (ii) 20,000,000 shares of Class B Common Stock, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

SANUWAVE’s authorized shares consist of 2,505,000,000 shares of capital stock par value of $0.001, consisting of (a) 2,500,000,000 shares of common stock and (b) 5,000,000 shares of preferred stock, including (i) 6,175 shares of Series A Preferred Stock, (ii) 293 shares of Series B Preferred Stock, (iii) 90 shares of Series C Preferred Stock, and (iv) 8 shares of Series D Preferred Stock.

The Proposed Charter will authorize the Combined Company to issue 171,000,000 shares, consisting of (i) 170,000,000 shares of Class A Common Stock, par value $0.0001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share.

SEPA	SANUWAVE	Combined Company
Conversion
Class B Common Stock. Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a 1:0.277 basis, such that 1 share of Class B Common Stock is convertible to 0.277 shares of Class A Common Stock (as amended by the Class B Charter Amendment), and shall be convertible (A) at any time and from time to time at the option of the holder thereof and (B) automatically on the closing of the Business Combination.

Common Stock. In the event that a Business Combination is consummated by SEPA or SEPA holds a vote of its stockholders to amend its Certificate of Incorporation prior to the consummation of a Business Combination, any Stockholder who (i) followed the procedures contained in the proxy materials to perfect the holder’s right to convert the holder’s Common Stock into cash, if any, or (ii) tendered the holder’s Common Stock as specified in the tender offer materials therefore, shall be entitled to receive cash for the holder’s Common Stock.

SEPA shall, promptly after the consummation of the Business Combination or the filing of the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, covert such shares into cash.

Common Stock. The holders of common stock do not have any conversion rights by virtue of their ownership of the common stock.

Series A Preferred Stock. Each share of preferred stock shall be convertible into that number of shares of common stock determined by dividing the stated value of $1,000.00 by the conversion price of $0.50 and shall be convertible at any time at the option of the holder thereof.

Series B Preferred Stock. Each share of preferred stock shall be convertible into that number of shares of common stock determined by dividing the stated value of $1,000.00 by the conversion price of $0.50 and shall be convertible at any time at the option of the holder thereof.

Series C Preferred Stock. Each share of preferred stock shall be convertible into that number of whole shares of common stock determined by dividing the stated value of $25,000.00 by the conversion price of $0.14 and shall be convertible at the option of the holder thereof after the date that SANUWAVE shall have amended its charter to increase the number of shares of common stock authorized for issuance thereunder or effect a reverse stock split of the outstanding shares of common stock by a sufficient amount to permit the conversion of all Series C Preferred Stock into shares of common stock.

Series D Preferred Stock. Each share of preferred stock shall be convertible into that number of whole shares of common stock determined by dividing the stated value of $25,000.00 by the conversion price of $0.14 and shall be convertible at the option of the holder thereof after the date that
There are no conversion provisions in the Proposed Charter or the SEPA Bylaws.

SEPA	SANUWAVE	Combined Company

SANUWAVE shall have amended its charter to increase the number of shares of common stock authorized for issuance thereunder or effect a reverse stock split of the outstanding shares of common stock by a sufficient amount to permit the conversion of all Series D Preferred Stock into shares of common stock.

Number and Qualification of Directors
The board of directors shall consist of one or more members. The number of directors shall be fixed by the board of directors and may thereafter be changed from time to time by resolution of the board of directors.

The entire board of directors shall not consist of less than one director or more than nine directors. The number of directors constituting the entire board of directors shall be three until otherwise fixed by a majority of the entire board or directors.
The number of directors which shall constitute the board of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the board of directors.

Structure of Board; Election of Directors
The Board is divided into three classes designated as Class I, Class II and Class III, respectively. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the whole board of directors. The bylaws provide that directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
The bylaws provide that directors will be elected at a meeting of the stockholders and the directors to be elected at such meeting shall be elected by a plurality of votes given at such election.
The Proposed Charter provides that, beginning with the Combined Company’s first annual meeting of stockholders, the directors, including any of those elected by the holders of any series of Preferred Stock, shall be elected to hold office for a term expiring at the next annual meeting of the stockholders of the Combined Company and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Removal of Directors
Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of SEPA capital stock entitled to vote generally in the election of directors, voting together as a single class.
Under the NRS, any director may be removed only by the vote of stockholders representing not less than two-thirds (2∕3) of the voting power of the issued and outstanding stock entitled to vote.
Subject to the special rights of the holders of one or more series of preferred stock to elect directors, any director may be removed from office at any time by the affirmative vote of the holders of at least two-thirds (2∕3) of the voting power of all then outstanding shares of capital stock of the Combined Company entitled to vote on the election of such director.

SEPA	SANUWAVE	Combined Company
Voting
Common Stock. The holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Class A Common Stock. Unless provided under Delaware Law, the holders of Class A Common Stock do not hold separate voting rights from the holders of Class B Common Stock under the terms of the Current Charter and the SEPA Bylaws.

Class B Common Stock. For so long as any shares of Class B Common Stock shall remain outstanding, SEPA shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the Current Charter, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock.
	Each holder of shares of common stock is entitled to one vote per share on all matters submitted to a vote of the common stockholders.	The holders of the Class A Common Stock shall exclusively possess all voting power and each share of Class A Common Stock shall have one vote.

Supermajority Voting Provisions
No amendment to Article IX of the Current Charter is effective prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of the Common Stock.

The bylaws of SANUWAVE may be adopted, amended, altered, changed, rescinded or repealed in whole or in part at any annual or special meeting of the stockholders by the affirmative vote of two-thirds (2∕3) of the shares of SANUWAVE outstanding and entitled to vote thereon.

Under the NRS, any director may be removed only by the vote of stockholders representing not less than two-thirds (2∕3) of the voting power of the issued and outstanding stock entitled to vote.

The Proposed Charter requires the approval by an affirmative vote of the holders of at least two-thirds (2∕3) of the voting power of all then outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors to adopt, amend, alter or repeal the bylaws.

The Proposed Charter provides that directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (2∕3) of the voting power of the outstanding shares of stock of the Combined Company entitled to vote on the election of such director.

SEPA	SANUWAVE	Combined Company

Vacancies on the Board of Directors
Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by SEPA Stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Any vacancy occurring in the board of directors for any cause other than by reason of an increase in the number of directors may be filled by a majority of the remaining members of the board of directors , although such majority is less than a quorum, or by the SANUWAVE Stockholders. Any vacancy occurring by reason of an increase in the number of directors may be filled by action of a majority of the entire board of directors or by the SANUWAVE Stockholders. A director elected by the board of directors to fill a vacancy shall be elected to hold office until the expiration of the term for which they were elected and until his successor shall have been elected and shall have qualified.

Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by Combined Company stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Special Meeting of the Board of Directors
Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of SEPA Stockholders may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of SEPA Stockholders to call a special meeting is specifically denied. Except as provided in the foregoing sentence, special meetings of SEPA Stockholders may not be called by another person or persons.

Special meetings of the board of directors for any purpose or purposes shall be called at any time by the Chairperson of the board, the Chief Executive Officer, the President or, if the Chief Executive Officer and the President are absent or unable or refuse to act, by any Vice President or by any three directors.

Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of Combined Company stockholders may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of Combined Company stockholders to call a special meeting is specifically denied. Except as provided in the foregoing sentence, special meetings of Combined Company stockholders may not be called by another person or persons.

SEPA	SANUWAVE	Combined Company
Amendment to Certificate/Articles of Incorporation
SEPA reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Current Charter (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by the Current Charter and the DGCL.

Under the NRS, SANUWAVE’s articles of incorporation can be amended upon the approval of SANUWAVE’s board of directors and SANUWAVE Stockholders holding shares representing at least a majority of the voting power of SANUWAVE.

The Combined Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Proposed Charter (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by the Proposed Charter and the DGCL.

Amendment of Bylaws
The Current Charter requires the approval by an affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of SEPA entitled to vote generally in the election of directors to adopt, amend, alter or repeal the bylaws.

The bylaws provide that the board of directors reserves the power to amend the bylaws. The bylaws may also be adopted, amended, altered, changed, rescinded or repealed in whole or in part at any annual or special meeting of the stockholders by the affirmative vote of two-thirds (2∕3) of the shares of SANUWAVE outstanding and entitled to vote thereon.

The Proposed Charter requires the approval by an affirmative vote of the holders of at least two-thirds (2∕3) of the voting power of all then outstanding shares of capital stock of the Combined Company entitled to vote generally in the election of directors to adopt, amend, alter or repeal the bylaws.

Quorum
Board of Directors. The bylaws provide that a majority of the directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, by the Current Charter or the bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Stockholders. The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of SEPA representing a majority of the voting power of all outstanding shares of capital stock of SEPA entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be

Board of Directors. One-half of the authorized number of directors shall be necessary to constitute a quorum for the transaction of business. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the board of directors, unless a greater number be required by law or by SANUWAVE’s articles of incorporation.

Stockholders. The presence in person or by proxy of persons entitled to vote a majority of the votes entitled to be cast by each separate class or voting group specified in SANUWAVE’s articles of incorporation, as the same may be amended or supplemented from time to time, at any meeting shall constitute a quorum for the transaction of business.

Board of Directors. The bylaws provide that a majority of the directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, by the Proposed Charter or the bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Stockholders. The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Combined Company representing a majority of the voting power of all outstanding shares of capital stock of the Combined Company entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that

SEPA	SANUWAVE	Combined Company
voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Stockholder Action by Written Consent
Except as may be otherwise provided for or fixed pursuant to the Current Charter (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of preferred stock, subsequent to the consummation of the IPO, any action required or permitted to be taken by SEPA Stockholders must be effected by a duly called annual or special meeting of such SEPA Stockholders and may not be effected by written consent of the SEPA Stockholders other than with respect to the Class B Common Stock with respect to which action may be taken by written consent.
	Pursuant to SANUWAVE’s bylaws, except where otherwise required by Nevada law, action without a meeting is permitted to be taken by the SANUWAVE Stockholders.	No action may be taken by written consent of the stockholders of the Combined Company.

Special Stockholder Meetings
Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of SEPA Stockholders may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of SEPA Stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of SEPA Stockholders may not be called by another person or persons.

Special meetings of the stockholders, for any purpose or purposes whatsoever, may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or the Board of Directors. Special meetings of SANUWAVE Stockholders may only be called by any other person or persons as required by applicable law.

Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders of the Combined Company may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of Combined Company stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Combined Company may not be called by another person or persons.

Notice of Stockholder Meetings
Written notice of the meeting stating the place, day and hour of the meeting and, in the case of a special	Written notice of each annual meeting shall be given to each SANUWAWE Stockholder entitled	Written or printed notice of the meeting stating the place, day and hour of the meeting and, in the case

SEPA	SANUWAVE	Combined Company
meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either by hand delivery, mail, or overnight delivery service, or if prior consent has been given by a stockholder by electronic transmission to each stockholder of record entitled to vote at such meeting.

to vote, either personally or by mail or other means of written communication, charges prepaid, addressed to such stockholder at stockholder’s address appearing on the books of SANUWAVE or given by a SANUWAVE Stockholder to SANUWAVE for the purpose of notice. All such notices shall be sent to each SANUWAVE Stockholder entitled thereto not less than 10 nor more than 60 days before each annual meeting.

of a special meeting, stating the purpose or purposes for which the meeting is called, and in the case of a meeting held by remote communication stating such means, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either by hand delivery, mail or overnight delivery service, or if prior consent has been given by a stockholder, by electronic transmission to each stockholder of record entitled to vote at such meeting.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a SEPA Stockholder, such SEPA Stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for SEPA Stockholder action. A SEPA Stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of SEPA not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of SEPA Stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the SEPA Stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by SEPA.

Stockholders must properly bring a proposal before any meeting of SANUWAVE Stockholders by such SANUWAVE Stockholder giving timely notice thereof in writing to the Secretary of SANUWAVE by delivering such notice to the principal executive offices of SANUWAVE not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to SANUWAVE Stockholders, notice by the SANUWAVE Stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a Combined Company stockholder, such Combined Company stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for Combined Company stockholder action. A Combined Company stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Combined Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Combined Company stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Combined Company.

SEPA	SANUWAVE	Combined Company
Stockholder Nominations of Persons for Election as Directors
Nominations of persons for election to the Board at any annual meeting of SEPA Stockholders, or at any special meeting of SEPA Stockholders called for the purpose of electing directors as set forth in SEPA’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any SEPA Stockholder (x) who is a SEPA Stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in the SEPA Bylaws and on the record date for the determination of SEPA Stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in the SEPA Bylaws.
SANUWAVE’s articles of incorporation and bylaws do not have specific provisions addressing the nomination of persons for election as directors.
Nominations of persons for election to the Board at any annual meeting of Combined Company stockholders, or at any special meeting of Combined Company stockholders called for the purpose of electing directors as set forth in the Combined Company’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any Combined Company stockholder (x) who is a Combined Company stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in the Combined Company’s bylaws and on the record date for the determination of Combined Company stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in the Combined Company’s bylaws.

Exclusive Forum
Unless SEPA consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall to the fullest extent permitted by law be the sole and exclusive forum for any SEPA Stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of SEPA, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of SEPA to SEPA or SEPA Stockholders, (iii) any action asserting a claim against SEPA, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or (iv) any action asserting a claim against SEPA, its directors, officers or employees governed by the internal affairs doctrine.
SANUWAVE’s articles of incorporation and bylaws do not have exclusive forum provisions.
Unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall to the fullest extent permitted by law be the sole and exclusive forum for any Combined Company stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Combined Company to the Combined Company or stockholders, (iii) any action asserting a claim against the Combined Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or (iv) any action asserting a claim against SEPA, its directors, officers or employees governed by the internal affairs doctrine. Subject to the preceding provisions, the federal

SEPA	SANUWAVE	Combined Company
district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Limitation of Liability of Directors and Officers
A director of SEPA shall not be personally liable to SEPA or SEPA Stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph by the SEPA Stockholders shall not adversely affect any right or protection of a director of SEPA with respect to events occurring prior to the time of such repeal or modification.

Under the NRS, a director or officer is not individually liable for damages as a result of an act or failure to act in their capacity as a director or officer unless (a) the presumption of good faith is rebutted or (b) such officer or director breached their fiduciary duty and such breach involved intentional misconduct, fraud, or violation of law.

A director of the Combined Company shall not be personally liable to the Combined Company or stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph by the Combined Company stockholders shall not adversely affect any right or protection of a director of the Combined Company with respect to events occurring prior to the time of such repeal or modification.

Indemnification of Directors, Officers, Employees and Agents
SEPA, to the fullest extent permitted by applicable law, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by SEPA in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by SEPA as authorized hereby.

SANUWAVE, to the fullest extent authorized by Nevada law, shall indemnify directors, officers, employees or agents against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The right to indemnification shall be a contract right and shall include the right to be paid by SANUWAVE the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if Nevada law requires, the payment of such expenses incurred by a director or officer in their capacity as such in advance of the final disposition of a proceeding, shall be made only upon delivery to SANUWAVE of an undertaking, by or on behalf of such director or

The Combined Company, to the fullest extent permitted by applicable law, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Combined Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Combined Company as authorized hereby.

SEPA	SANUWAVE	Combined Company
officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

Dividends, Distributions and Stock Repurchases
Distributions. A holder of Offering Shares shall be entitled to receive distributions only as provided by Section 9.2(a), Section 9.2(b), Section 9.2(d) or Section 9.7 of the Current Charter. In no other circumstances shall a holder of Offering Shares have any right or interest of any kind in or to the Trust Account.

Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock and the provisions of Article IX of the Current Charter, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of SEPA) when, as and if declared thereon by the Board from time to time out of any assets or funds of SEPA legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Distributions. During such time as the preferred stock is outstanding, if SANUWAVE declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of SANUWAVE Common Stock, by way of return of capital or otherwise at any time after the issuance of the preferred stock, then, in each such case, the holder shall be entitled to participate in such distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of SANUWAVE Common Stock acquirable upon complete conversion of such holder’s preferred stock

Dividends. Holders of preferred stock shall be entitled to receive dividends on shares of preferred stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends (other than dividends in the form of SANUWAVE Common Stock) actually paid on shares of SANUWAVE Common Stock when, as and if such dividends (other than dividends in the form of SANUWAVE Common Stock) are paid on shares of SANUWAVE Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of preferred stock.

SANUWAVE’s Board of Directors reserves to itself alone the power to declare dividends.

Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Combined Company) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Combined Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation
Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock and the provisions of	Upon any liquidation, dissolution or winding-up of SANUWAVE, whether voluntary or involuntary, after the satisfaction in full of the	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary

SEPA	SANUWAVE	Combined Company
Article IX of the Current Charter, in the event of any voluntary or involuntary liquidation, dissolution or winding up of SEPA, after payment or provision for payment of the debts and other liabilities of SEPA, the holders of shares of SEPA Common Stock shall be entitled to receive all the remaining assets of SEPA available for distribution to SEPA Stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.

debts of SANUWAVE and the payment of any liquidation preference owed to the holders of shares of capital stock of SANUWAVE ranking prior to the preferred stock upon liquidation, the holders of the preferred stock shall participate pari passu with the holders of SANUWAVE Common Stock (on an as-if-converted-to-common-stock basis without regard to any limitation on the conversion of the preferred stock) in the net assets of SANUWAVE.

or involuntary liquidation, dissolution or winding up of the Combined Company, after payment or provision for payment of the debts and other liabilities of the Combined Company, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Combined Company available for distribution to stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them.

Choice of Law
If any action, the subject matter of which is within the scope of Section 12.1 of the Current Charter, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any SEPA Stockholder, such SEPA Stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 of the Current Charter (an “FSC Enforcement Action”) and (ii) having service of process made upon such SEPA Stockholder in any such FSC Enforcement Action by service upon such SEPA Stockholder’s counsel in the Foreign Action as agent for such SEPA Stockholder. Any person or entity purchasing or otherwise acquiring any interest in any security of SEPA shall be deemed to have notice of and consented to Article XII of the Current Charter.
There are no choice of law provisions in SANUWAVE’s articles of incorporation or bylaws.
If any action, the subject matter of which is within the scope of Section 10.1 of the Proposed Charter, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any Combined Company stockholder, such Combined Company stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 of the Proposed Charter (an “FSC Enforcement Action”) and (ii) having service of process made upon such Combined Company stockholder in any such FSC Enforcement Action by service upon such Combined Company stockholder’s counsel in the Foreign Action as agent for such Combined Company stockholder. Any person or entity purchasing or otherwise acquiring any interest in any security of the Combined Company shall be deemed to have notice of and consented to Article X of the Proposed Charter.

APPRAISAL RIGHTS
None of the SEPA Stockholders, SEPA Unit holders or SEPA Public Warrant Holders have appraisal rights in connection with the Business Combination under the DGCL.
HOUSEHOLDING INFORMATION
Unless SEPA has received contrary instructions, SEPA may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if SEPA believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce SEPA’s expenses. However, if stockholders prefer to receive multiple sets of SEPA’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of SEPA’s disclosure documents, the stockholders should follow these instructions:
If the SEPA shares are registered in the name of the stockholder, the stockholder should contact SEPA’s offices at SEP Acquisition Corp., 3737 Buffalo Speedway, Suite 1750, Houston, TX 77098. If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.
TRANSFER AGENT AND REGISTRAR
The transfer agent for SEPA’s securities is Continental.
SUBMISSION OF PROPOSALS
The SEPA Board is aware of no other matter that may be brought before the Stockholder Meeting or the Warrant Holders Meeting.
FUTURE PROPOSALS
If the Business Combination is completed, you will be entitled to attend and participate in the Combined Company’s annual meetings of stockholders. If the Combined Company holds a 2024 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting will be held. If the 2024 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Combined Company’s 2024 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.
Specifically, the SEPA Bylaws provide that Combined Company stockholders seeking to bring business (including nominations) before its annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a Combined Company stockholder’s notice will need to be received by the Combined Company’s secretary at its principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Combined Company stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Combined Company.
In addition to satisfying the foregoing requirements under the SEPA Bylaws, to comply with the universal proxy rules, Combined Company stockholders who intend to solicit proxies in support of director nominees other than Combined Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting date, except that, if the Combined Company did not hold an annual meeting during the previous year, or if the date of the meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by the Combined Company.

WHERE YOU CAN FIND MORE INFORMATION
SEPA files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SEPA and SANUWAVE at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov. SEPA’s website is https://www.seplp.com/sep-acquis.
As of the date of this proxy statement/prospectus, SEPA has filed a registration statement on Form S-4 to register with the SEC securities that SEPA will issue in connection with the transactions contemplated by the Merger Agreement. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of SEPA, as well as a proxy statement of SEPA for the Stockholder Meeting and Warrant Holders Meeting.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this document relating to SEPA has been supplied by SEPA, and all such information relating to SANUWAVE has been supplied by SANUWAVE. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this document or if you have questions about the Business Combination, you should contact the Chief Executive Officer of SEPA in writing (at least five (5) business days prior to the Stockholder Meeting):
Andrew White, Chief Executive Officer
3737 Buffalo Speedway, Suite 1750, Houston, TX 77098
LEGAL MATTERS
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Nashville, Tennessee, has passed upon the validity of the securities offered in this proxy statement/prospectus.
EXPERTS
The financial statements of SEP Acquisition Corp. as of December 31, 2022 and 2021 and for year ended December 31, 2022 and the period from March 1, 2021 (inception) through December 31, 2021, included in this proxy statement/prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.) an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding SEPA’s ability to continue as a going concern.
The consolidated financial statements of SANUWAVE and its subsidiaries as of and for the years ended December 31, 2022 and 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph as to SANUWAVE Health, Inc.’s ability to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

SEP ACQUISITION CORP.
Audited Financial Statements as of December 31, 2022 and 2021, and for the year ended
December 31, 2022 and for the period from March 1, 2021 (inception) to December 31, 2021
Unaudited Financial Statements as of September 30, 2023 and December 31, 2022 and for the
three and nine months ended September 30, 2023 and 2022
SANUWAVE HEALTH, INC.
Audited Financial Statements as of December 31, 2022 and 2021, and for the years ended
December 31, 2022 and 2021
Unaudited Financial Statements as of September 30, 2023 and December 31, 2022 and for the
three and nine months ended September 30, 2023 and 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors
SEP Acquisition Corp. (f/k/a Mercury Ecommerce Acquisition Corp.)
Houston, Texas
Opinion on the Financial Statements
We have audited the accompanying balance sheets of SEP Acquisition Corp. (f/k/a Mercury Ecommerce Acquisition Corp.) (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, statements of changes in stockholders’ deficit, and cash flows for the year ended December 31, 2022 and for the period from March 1, 2021 (inception) to December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of operations and its cash flows for the year ended December 31, 2022 and for the period from March 1, 2021 (inception) through December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company working capital deficiency raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2021.
New York, New York
March 31, 2023

SEP ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$1,343,809	$842,059
Prepaid expenses	165,398	465,183
Total current assets	1,509,207	1,307,242
Investments held in Trust Account	—	182,248,837
Restricted cash held with Trustee	22,468,765	—
Total Assets	$23,977,972	$183,556,079

LIABILITIES, REDEEMABLE CLASS A COMMON STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$62,676	$117,274
Franchise tax payable	62,765	167,123
Income tax payable	506,603	—
Promissory note - related party	960,000	—
Accrued interest on promissory note - related party	2,420
Stockholder redemption payable	9,136,168	—
Total current liabilities	10,730,632	284,397
Warrant liabilities	851,661	7,494,608
Deferred underwriting fee payable	6,314,525	6,314,525
Total Liabilities	17,896,818	14,093,530

Commitments and Contingencies (Note 6)
Class A common stock, $0.0001 par value, subject to possible redemption; 1,304,259 and 18,041,500 shares at redemption value of $10.10 per share shares subject to possible redemption at December 31, 2022 and 2021, respectively	13,332,597	182,248,837

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 150,000,000 shares authorized; no shares issued and outstanding (excluding 1,304,259 and 18,041,500 shares subject to possible redemption at December 31, 2022 and 2021, respectively)	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 4,510,375 shares issued and outstanding	451	451
Additional paid-in capital	—	—
Accumulated deficit	(7,251,894)	(12,786,739)
Total Stockholders’ Deficit	(7,251,443)	(12,786,288)
TOTAL LIABILITIES, REDEEMABLE CLASS A COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$23,977,972	$183,556,079
The accompanying notes are an integral part of these financial statements.

SEP ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2022	For the Period from March 1, 2021 (inception) Through December 31, 2021
Formation and operating costs	$973,568	$670,839
Franchise tax	200,598	167,123
Loss from operations	(1,174,166)	(837,962)

Other income (expense)
Interest expense on promissory note - related party	(2,420)	—
Expensed offering costs	—	(762,517)
Realized gain on investments held in Trust Account	2,752,849	—
Unrealized gain on investments held in Trust Account	—	29,687
Gain from change in fair value of warrant liabilities	6,642,947	8,686,933
Total other income, net	9,393,376	7,954,103
Net income before income taxes	$8,219,210	$7,116,141
Income tax expense	(506,603)	—
Net income	$7,712,607	$7,116,141
Weighted average shares outstanding, Class A common stock subject to possible redemption	17,537,090	9,072,195
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.38	$1.43
Weighted average shares outstanding, Class B common stock(1)	4,510,375	4,391,000
Basic and diluted net income (loss) per share, Class B common stock	$0.25	$(1.33)
(1)
For the period from March 1, 2021 (inception) through December 30, 2021 excludes 656,250 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter. The underwriter partially exercised its over-allotment option on August 20, 2021 and forfeited the remainder of the option; thus, 520,875 Founder Shares were forfeited by the Sponsor.

The accompanying notes are an integral part of these financial statements.

SEP ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	—	$—	4,510,375	$451	$—	$(12,786,739)	$(12,786,288)
Subsequent accretion of Class A common stock subject to redemption to redemption amount as of December 31, 2022	—	—	—	—	—	(2,177,762)	(2,177,762)
Net income	—	—	—	—	—	7,712,607	7,712,607
Balance as of December 31, 2022	—	$—	4,510,375	$451	$—	$(7,251,894)	$(7,251,443)
The accompanying notes are an integral part of these financial statements.

SEP ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM MARCH 1, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of March 1, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,031,250	503	24,497	—	25,000
Excess of cash received over the fair value of the private placement warrants	—	—	—	—	392,500	—	392,500
Excess of fair value of Founder Shares sold over the purchase price	—	—	—	—	4,714,400	—	4,714,400
Excess of cash received over the fair value of the over-allotment private placement warrants	—	—	—	—	8,122	—	8,122
Forfeiture of Class B common stock	—	—	(520,875)	(52)	52	—	—
Initial accretion of Class A common stock to redemption amount	—	—	—	—	(5,139,571)	(19,873,193)	(25,012,764)
Subsequent accretion of Class A common stock subject to redemption to redemption amount as of December 31, 2021	—	—	—	—	—	(29,687)	(29,687)
Net income	—	—	—	—	—	7,116,141	7,116,141
Balance as of December 31, 2021	—	$—	4,510,375	$451	—	$(12,786,739)	$(12,786,288)
The accompanying notes are an integral part of these financial statements.

SEP ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2022	For the Period from March 1, 2021 (inception) Through December 31, 2021
Cash Flows from Operating Activities:
Net income	$7,712,607	$7,116,141
Adjustments to reconcile net income to net cash used in operating activities:
Realized gain on investments held in Trust Account	(2,752,849)	—
Unrealized gain on investments held in Trust Account	—	(29,687)
Expensed offering costs	—	762,517
Change in fair value of warrant liabilities	(6,642,947)	(8,686,933)
Changes in operating assets and liabilities:
Prepaid expenses	299,785	(465,183)
Accounts payable and accrued expenses	(54,598)	117,274
Franchise tax payable	(104,358)	167,123
Income tax payable	506,603
Net cash used in operating activities	(1,035,757)	(1,018,748)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(182,219,150)
Proceeds from redemption of U.S. government treasury obligations	733,969,540	—
Purchase of U.S. government treasury obligations	(548,967,853)	—
Net cash provided by (used in) investing activities	185,001,687	(182,219,150)

Cash Flows from Financing Activities:
Proceeds from promissory note - related party	960,000	300,000
Repayment of promissory note - related party	—	(300,000)
Interest expense on promissory note - related party	2,420	—
Payment to redeeming stockholders	(161,957,835)	—
Proceeds from initial public offering, net of underwriting fees	—	176,806,700
Proceeds from sale of Private Placement Warrants	—	8,012,450
Payment of offering costs	—	(764,193)
Proceeds from sale of Class B common stock to Sponsor	—	25,000
Net cash (used by) provided by financing activities	(160,995,415)	184,079,957

Net Change in Cash and Restricted Cash	22,970,515	842,059
Cash and Restricted Cash - Beginning of period	842,059	—
Cash and Restricted Cash- End of period	$23,812,574	$842,059

Non-cash investing and financing activities:
Deferred underwriting fee payable	$—	$6,314,525
Excess of the fair value of Founder Shares sold over the purchase price	$—	$4,714,400
Forfeiture of Class B common stock	$—	$52
Initial accretion of Class A common stock subject to redemption to redemption value	$—	$25,012,764
Subsequent accretion of Class A common stock subject to redemption to redemption amount as of December 31, 2022 and December 31, 2021	$2,177,762	$29,687
Cash paid for income taxes	$304,926	$—
The accompanying notes are an integral part of these financial statements.

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY AND GOING CONCERN
SEP Acquisition Corp. (the “Company”) formerly known as Mercury Ecommerce Acquisition Corp. (name of the Company changed on December 21, 2022), is a blank check company incorporated in Delaware on March 1, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2022, the Company had not commenced any operations. All activity for the year ended December 31, 2022 and for the Period from March 1, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described in Note 3. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of realized gains from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on July 27, 2021. On July 30, 2021, the Company consummated the Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,850,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Mercury Sponsor Group I LLC (the “Sponsor”), generating gross proceeds of $7,850,000, which is described in Note 4.
The Company granted the underwriter in the Initial Public Offering a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments, if any. On August 20, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 541,500 Units (the “Over-Allotment Units”), generating gross proceeds of $5,415,000, and incurred $108,300 in cash underwriting fees and $189,525 that will be payable to the underwriter for deferred underwriting commissions, which is described in Note 3.
Simultaneously with the underwriter partially exercising the over-allotment option, the Sponsor purchased an additional 162,450 warrants (the “Over-Allotment Private Placement Warrants”) at a price of $1.00 per Over-Allotment Private Placement Warrant ($162,450 in the aggregate), which is described in Note 4.
In addition, the Sponsor agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. The underwriter partially exercised its over-allotment option on August 20, 2021 and forfeited the remainder of the option; thus, 520,875 Founder Shares were forfeited by the Sponsor, which is described in Note 5.
Transaction costs amounted to $15,401,418 consisting of $3,608,300 of underwriting fees, $6,314,525 of deferred underwriting fees, $764,193 of other offering costs, and $4,714,400 of the excess fair value of the Founder Shares sold over the purchase price of $4,150 (see Note 5).
Following the closing of the Initial Public Offering and partial exercise of the underwriter’s over-allotment option, a total of $182,219,150 from the net proceeds of the sale of the Units in the Initial Public Offering, the sale of the Private Placement Warrants, the sale of the Over-Allotment Units, and the sale of the Over-Allotment Private Placement Warrants was placed in a Trust Account (the “Trust Account”) and invested only in U.S. government treasury obligations with maturities of 185 days, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.10 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) have agreed to vote their Founder Shares and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a stockholder vote to approve a Business Combination. Additionally, each public stockholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The initial stockholders have agreed to waive (a) their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of an initial Business Combination, (b) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with a stockholder vote to approve an amendment to the Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to provide holders of Class A common stock the right to have their shares redeemed or to provide for the redemption of Public Shares in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period (as defined below), or with respect to any other material provision relating to stockholder rights or pre-initial Business Combination activity and (c) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete an initial Business Combination within the Combination Period (as defined below). However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as defined below).
The Company initially had 18 months, or 24 months if the Company had signed a definitive agreement with respect to an initial Business Combination within such 18-month period from the closing of the Initial Public Offering (the “Combination Period”) to complete a Business Combination. Following approval of the Extension Amendment Proposal (defined below), the Company has until July 30, 2024 to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations, except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
and board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete an initial Business Combination within the Combination Period.
On December 20, 2022, the Company held a special meeting of stockholders where the Company’s stockholders approved the Extension Amendment, extending the date by which the Company must consummate a business combination from January 30, 2023 (or July 30, 2023, if the Company had executed a definitive agreement for a business combination by January 30, 2023) to July 30, 2024 (the “Extension Amendment Proposal”). In connection with the Extension Proposal, the Company was required to permit public stockholders to redeem their shares of the Company’s Class A Common Stock. Of the 18,041,500 shares of the company’s Class A common stock outstanding, the holders of 16,737,241 shares of the Company’s Class A common stock elected to redeem their shares at a per share redemption price of approximately $10.22. As a result, the Company transferred cash in the amount of $185,001,686 to the Trustee, of which $171,094,003 was designated to pay such holders who had elected to redeem their shares in connection with the Extension Proposal. As of December 31, 2022, $161,957,835 had been paid to the redeeming stockholders and $22,468,765 remained in restricted cash, $9,136,168 of which was paid subsequent to December 31, 2022 to such holders who elected to redeem their shares. Following the redemptions, the Company had 1,304,259 shares of the Company’s Class A Common Stock outstanding and $13,332,597 remained in the Trust Account (i.e. approximately $10.22 per share of the Company’s Class A Common Stock).
The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit.
In order to protect the amounts in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, except as to any claims by a third party (including such target business) that executed a waiver of any and all rights to the monies held in the Trust Account (whether any such waiver is enforceable) and except as to any claims under the Company’s indemnity or contribution of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
As of December 31, 2022, the Company had $1,343,809 in cash held outside of the Trust Account and a working capital deficit of $9,221,425. The Company anticipates that the cash held outside of the Trust Account as of December 31, 2022 will not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable and accrued liabilities, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Business Combination as discussed above. In addition, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Company additional funds as may be required under the Working Capital Loans (as defined in Note 5). There is no assurance that the Company’s plans to consummate the Business Combination will be successful or successful within the Combination Period or that the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors will loan the Company funds as may be required under the Working Capital Loans.
Risks and Uncertainties
The credit and financial markets have experienced extreme volatility and disruptions due to the current conflict between Ukraine and Russia. The conflict is expected to have further global economic consequences, including but not limited to the possibility of severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. In addition, the United States and other countries have imposed sanctions on Russia which increases the risk that Russia, as a retaliatory action, may launch cyberattacks against the United States, its government, infrastructure and businesses. Any of the foregoing consequences, including those the Company cannot yet predict, may cause the Company’s business, financial condition, results of operations and the price of the Company’s common stock to be adversely affected.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.
The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates. The initial valuation of the Public Warrants (as defined in Note 3), Private Placement Warrants, and Class A common stock subject to redemption required management to exercise significant judgement in its estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021.

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Investments Held in Trust Account
The assets held in the Trust Account were held in U.S. government treasury obligations with maturities of 185 days or less, which were invested in U.S. Treasury securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in realized and unrealized gains (losses) on investments held in Trust Account in the accompanying statements of operations. As of December 31, 2022, there were no assets held in the Trust Account. All the proceeds of the assets in the Trust Account were transferred to the Trustee to payout redeeming stockholders.
Restricted Cash Held with Trustee
In connection with the Extension Amendment, the Company transferred cash in the amount of $185,001,686 to the Trustee. The Company does not have access to these funds. The assets held with the Trustee were solely used in the payout of redeeming stockholders. Following the stockholder redemptions of $161,957,835 and the transfer of $575,086 to the operating bank account for payment of taxes, $22,468,765 remained in the account as of December 31, 2022. From the remaining restricted cash held with Trustee, $9,136,168 was payable to remaining redeeming stockholders.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”). Common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity (deficit). The Company’s Class A common stock includes certain redemption rights that are outside of the Company’s control and subject to the occurrence of uncertain future events and therefore is classified as temporary equity. As of December 31, 2022 and December 31, 2021, 1,304,259 and 18,041,500 shares, respectively, of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock are recorded against additional paid-in capital and accumulated deficit. The Company recorded an initial accretion of carrying value to redemption valuation of $25,012,764 upon consummation of the Initial Public Offering. For the period from March 1, 2021 (inception) through December 31, 2021, the Company recorded accretion of carrying value to redemption value of $29,687 due to the unrealized gain on the investments held in the Trust Account. The Company subsequently recorded accretion of carrying value to redemption value of $2,177,762 due to the $2,752,849 of realized gain on the investments held in the Trust Account for the year ended December 31, 2022, partially offset by $575,087 transferred to the operating bank account for taxes, as the holders of the Class A common stock subject to redemption have the right to redeem their shares for a pro rata portion of the amount held in the Trust Account including any pro rata gains earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations.
As of December 31, 2022 and December 31, 2021, the Class A common stock subject to possible redemption reflected in the financial statements is reconciled in the following table:

Gross proceeds	$180,415,000
Less:
Proceeds allocated to Public Warrants	(8,569,713)
Issuance costs allocated to Class A common stock	(14,638,901)

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Plus:
Initial accretion of carrying value to redemption value	25,012,764
Subsequent accretion of carrying value to redemption value as of December 31, 2021	29,687
Class A common stock subject to possible redemption as of December 31, 2021	182,248,837
Subsequent accretion of carrying value to redemption value as of December 31, 2022	2,177,762
Stockholder redemption of 16,737,241 shares at redemption value	(171,094,002)
Class A common stock subject to possible redemption as of December 31, 2022	$13,332,597
As of December 31, 2022, $9,136,168 of the above redemptions were payable.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. See Note 10 for details regarding the valuation of the Public Warrants (as defined in Note 3) and the Private Placement Warrants.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $15,401,418 as a result of the Initial Public Offering (consisting of $3,608,300 of underwriting fees, $6,314,525 of deferred underwriting fees, $764,193 of other offering costs, and $4,714,400 of the excess fair value of the Founder Shares sold over the purchase price of $4,150 (see Note 5). Offering costs recorded to equity amounted to $14,638,901 and offering costs that were expensed amounted to $762,517.
Income Taxes
The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
On March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. On March 10, 2023, the Company announced that it held all of its operating cash deposits with SVB in the amount of $1,343,809. None of the Company’s Trust Account deposits are held at SVB. Following the joint announcement issued by the Department of the Treasury, Federal Reserve, and FDIC on March 12, 2023, whereby the FDIC will complete its resolution of the receivership of SVB in a manner that fully protects all depositors, we have access to all of our operating funds. We continue to actively monitor the evolving situation with SVB and will take appropriate actions as needed.
Net Income (Loss) Per Common Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 17,033,200 shares in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. In order to determine the net income (loss) attributable to both the public Class A common stock and Class B common stock, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the Class A common stock subject to possible redemption was considered to be dividends paid to the public stockholders. Subsequent to calculating the total income (loss) allocable to both sets of shares, the Company split the amount to be allocated using a ratio of 80% for the Class A common stock and 20% for the for the year ended December 31, 2022 and a ratio of 67% for the Class A common stock and 33% for the Class B common stock for the period from March 1, 2021 (inception) through December 31, 2021, reflective of the respective participation rights.
The following tables reflect the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the year ended December 31, 2022	For the Period from March 1, 2021 (inception) Through December 31, 2021
Net income	$7,712,607	$7,116,141
Less: Accretion of Class A common stock to redemption amount	(2,177,762)	(25,042,451)
Net income (loss) including accretion of temporary equity to redemption value	$5,534,845	$(17,926,310)

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
	For the year ended December 31, 2022		For the Period from March 1, 2021 (inception) Through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Net income (loss) including accretion of temporary equity to redemption value	$4,402,550	$1,132,295	$(12,079,673)	$(5,846,637)
Accretion of Class A common stock to redemption amount	2,177,762	—	25,042,451	—
Net income (loss)	$6,580,312	$1,132,295	$12,962,778	$(5,846,637)
Denominator:
Weighted Average Common Shares	17,537,090	4,510,375	9,072,195	4,391,000
Basic and diluted net income (loss) per common share	$0.38	$0.25	$1.43	$(1.33)
As of December 31, 2022 and December 31, 2021, no Founder Shares remain subject to forfeiture, as such the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and share in earnings. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, Fair Value Measurement (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The fair value of the Company’s financial assets and liabilities, other than the investments held in the Trust Account and warrant liabilities, approximate the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
See Note 10 for additional information on assets and liabilities measured at fair value.

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 17,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).
The Company had granted the underwriter in the Initial Public Offering a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments, if any. On August 20, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 541,500 Over-Allotment Units, generating gross proceeds of $5,415,000, and incurred $108,300 in cash underwriting fees and $189,525 that will be payable to the underwriter for deferred underwriting commissions.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,850,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($7,850,000 in the aggregate). Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. Upon the purchase of the Private Placement Warrants by the Sponsor, the Company recorded the excess proceeds received over the fair value of the Private Placement Warrants as additional paid-in capital.
Simultaneously with the underwriter partially exercising the over-allotment option, the Sponsor purchased an additional 162,450 Over-Allotment Private Placement Warrants at a price of $1.00 per Over-Allotment Private Placement Warrant ($162,450 in the aggregate).
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On March 4, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 5,031,250 shares of Class B common stock (the “Founder Shares”). The outstanding Founder Shares included an aggregate of up to 656,250 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). The underwriter partially exercised its over-allotment option on August 20, 2021 and forfeited the remainder of the option; thus, 520,875 Founder Shares were forfeited by the Sponsor.
A total of ten anchor investors purchased 14,402,000 Units in the Initial Public Offering at the offering price of $10.00 per Unit; seven anchor investors purchased 1,732,500 Units in the Initial Public Offering at the offering price of $10.00 per Unit, and such allocations were determined by the underwriter; one anchor investor purchased 1,400,000 Units in the Initial Public Offering at the offering price of $10.00 per unit; and two anchor investors purchased 437,500 Units in the Initial Public Offering at the offering price of $10.00 per Unit. In connection with the purchase of such Units, the anchor investors have not been granted any stockholder or other rights in addition to those afforded to the Company’s other public stockholders. Further, the anchor investors are not required to (i) hold any Units, Class A common stock or warrants they may purchase in the Initial Public Offering or thereafter for any amount of time, (ii) vote any Class A common stock they may own at the applicable time in favor of the Business

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The anchor investors will have the same rights to the funds held in the Trust Account with respect to the Class A common stock underlying the Units they purchased in the Initial Public Offering as the rights afforded to the Company’s other public stockholders.
Each anchor investor has entered into separate investment agreements with the Company and the Sponsor pursuant to which each anchor investor purchased a specified number of Founder Shares, or an aggregate of 830,000 Founder Shares, from the Sponsor for $0.005 per share, or an aggregate purchase price of $4,150 at the closing of the Initial Public Offering, which was subject to such anchor investor’s acquisition of 100% of the Units allocated to it by the underwriter in the Initial Public Offering. Pursuant to the investment agreements, the anchor investors have agreed to (a) vote any Founder Shares held by them in favor of the Business Combination and (b) subject any Founder Shares held by them to the same lock-up restrictions as the Founder Shares held by the Sponsor and independent directors.
The Company estimated the fair value of the Founder Shares attributable to the anchor investors to be $4,714,400 or $5.68 per share. The excess of the fair value of the Founder Shares sold over the purchase price of $4,150 (or $0.005 per share) was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering costs were allocated to the separable financial instruments issued in the Initial Public Offering in proportion to the amount allocated to the Class A common stock and Public Warrants, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities were expensed immediately in the statement of operations. Offering costs allocated to the Public Shares were charged to temporary equity upon the completion of the Initial Public Offering.
Promissory Note - Related Party
On March 4, 2021, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate of $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and was payable on the earlier of (i) August 30, 2021 or (ii) the consummation of the Initial Public Offering. As of December 31, 2022 and December 31, 2021 there was no outstanding balance under the Promissory Note. The outstanding balance under the Promissory Note was repaid at the closing of the Initial Public Offering on July 30, 2021.
On October 11, 2022, the Company issued an unsecured Second Promissory Note (the “Second Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to $1,000,000 from the Second Promissory Note at a 6% interest rate on or before October 11, 2024 to cover, among other things, expenses related to a business combination. On October 11, 2022, the Company borrowed $200,000 under the Second Promissory Note. Between December 21, 2022 and December 27, 2022 the Company borrowed a total of $760,000 under the Second Promissory Note bringing the total drawdowns to $960,000 as of December 31, 2022.
Administrative Support Agreement
The Company entered into an agreement to pay the Sponsor a total of $10,000 per month for administrative, financial and support services. Upon the completion of an initial Business Combination, the Company will cease paying these monthly fees. As of July 1, 2022, the administrative support agreement was terminated and no further expense was incurred. For the year ended December 31, 2022 and for the period from March 1, 2021 (inception) through December 31, 2021, the Company incurred expenses $60,000 and $100,000, respectively under this agreement.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company additional funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, no Working Capital Loans were outstanding.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration and Stockholder Rights Agreement
Pursuant to a registration rights agreement entered into on July 27, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company had granted the underwriter in the Initial Public Offering a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments, if any. On August 20, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 541,500 Units (the “Over-Allotment Units”), generating gross proceeds of $5,415,000, and incurred $108,300 in cash underwriting fees and $189,525 that will be payable to the underwriter for deferred underwriting commissions.
The underwriter was paid a cash underwriting discount of $0.20 per Unit, or $3,608,300 in the aggregate, upon the closing of the Initial Public Offering and partial exercise of the over-allotment option. In addition, $0.35 per unit, or $6,314,525 in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7. WARRANTS
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the shares of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of an initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of an initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A common stock equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.
Redemption of warrants when the price per Class A common stock equals or exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Company’s Class A common stock;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like); and
•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
The fair market value of the Company’s Class A common stock shall mean the volume weighted average price of the Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsors or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the completion of an initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes an initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants will be identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
As of December 31, 2022, there were 9,020,750 Public Warrants and 8,012,450 Private Placement Warrants outstanding. The Company accounts for the Public Warrants and Private Placement Warrants in accordance with the guidance contained in Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40). Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.
The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
NOTE 8. STOCKHOLDERS’ DEFICIT
Preferred stock — The Company is authorized to issue 1,000,000 preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and December 31, 2021, there were no preferred shares issued or outstanding.
Class A common stock — The Company is authorized to issue 150,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
of December 31, 2022 and December 31, 2021, there were 0 shares of Class A common stock issued and outstanding, excluding 1,304,259 and 18,041,500 Class A common stock subject to possible redemption, respectively. In connection with the Extension Amendment holders of 16,737,241 shares of the Company’s Class A common stock elected to redeem their shares at a per share redemption price of approximately $10.22, following the redemptions, the Company had 1,304,259 shares of the Company’s Class A Common Stock outstanding.
Class B common stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. On March 4, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 5,031,250 Class B common stock. The underwriter partially exercised their over-allotment option on August 20, 2021 and forfeited the remainder of the option; thus, 520,875 shares of Class B common stock were forfeited by the Sponsor. As of December 31, 2022 and December 31, 2021, there were 4,510,375 shares of Class B common stock issued and outstanding.
Only holders of Class B common stock will have the right to elect all of the Company’s directors prior to the consummation of an initial Business Combination.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of an initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of an initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with an initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with an initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in an initial Business Combination and any warrants issued upon the conversion of Working Capital Loans made to the Company.
NOTE 9. INCOME TAX
The Company’s net deferred tax assets (liabilities) as of December 31, 2022 and December 31, 2021 is as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Start-up costs	$344,957	$140,508
Net operating loss carryforwards	—	35,096
Total deferred tax assets	344,957	175,604
Valuation allowance	(344,957)	(169,370)
Deferred tax liabilities:
Unrealized gain on investments	—	(6,234)
Total deferred tax liabilities	—	(6,234)
Deferred tax assets, net of allowance	$—	$—

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
The income tax provision for the period from December 31, 2022 and March 1, 2021 (inception) through December 31, 2021 consists of the following:

	For the year ended December 31, 2022	For the Period from March 1, 2021 (inception) Through December 31, 2021
Federal
Current	$506,603	$—
Deferred	(175,587)	(169,370)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	175,587	169,370
Income tax provision	$506,603	$—
As of December 31, 2022 and December 31, 2021, the Company has available U.S. federal operating loss carry forwards of approximately $0 and $169,370 that may be carried forward indefinitely, respectively.
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. As of December 31, 2022, the valuation allowance was $344,957. For the period from March 1, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $169,370.
A reconciliation of the federal income tax rate to the Company’s effective tax rate as of December 31, 2022 and December 31, 2021 is as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of derivative warrant liabilities	(17.0)%	(25.6)%
Non-deductible transaction costs	0.0%	2.3%
Change in valuation allowance	2.1%	2.3%
Income tax provision	6.1%	0.0%
The Company files income tax returns in the U.S. federal jurisdiction which remain open and subject to examination.

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
NOTE 10. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2022
Liabilities
Warrant liability – Public Warrants	$451,038	$451,038	$—	$—
Warrant liability – Private Placement Warrants	$400,623	$—	$400,623	$—

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2021
Assets
Investments held in Trust Account:
U.S. government treasury obligations	$182,248,837	$182,248,837	$—	$—
Liabilities
Warrant liability – Public Warrants	$3,969,130	$3,969,130	$—	$—
Warrant liability – Private Placement Warrants	$3,525,478	$—	$3,525,478	$—
In connection with the Extension Proposal (Note 1), the Company was required to permit public stockholders to redeem their shares of the Company’s Class A Common Stock. Prior the redemption of shares the fair value amount of Investments held in Trust Account was $185,001,686, of which $161,957,835 was redeemed by shareholders and $575,087 was transferred to the Company’s operating bank account for payment of taxes.
Upon initial measurement as of July 30, 2021, the Company utilized a binomial/lattice model to value the Public Warrants and Private Placement Warrants. The estimated fair value upon the initial measurement of the warrant liabilities as of July 30, 2021, was determined using Level 3 inputs. The Company estimated volatility based on research on comparable companies with the same type of warrants along with the implied volatilities shortly after they start trading. The risk-free interest rate was based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants was assumed to be equivalent to their remaining contractual term. The dividend rate was based on the historical rate, which the Company anticipated to remain at zero. As of December 31, 2022 and December 31, 2021, since both Public Warrants and Private Placement Warrants are subject to the certain make-whole provisions, Private Placement Warrants will have the same value as the Public Warrants and the public trading price is used.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2021 after the Public Warrants were separately listed and traded. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement in September 2021 due to the use of an observable market quote for a similar asset in an active market.

SEP ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
The following table provides the significant unobservable inputs used in the binomial/lattice model for the initial valuation of the Public Warrants and Private Placement Warrants as of July 30, 2021:

As of July 30, 2021 (Initial Measurement)
Stock price	$9.47
Exercise price	$11.50
Dividend yield	—%
Expected term (in years)	5.5
Volatility	20.0%
Risk-free rate	0.80%
Fair value	$0.95
The following table provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

Fair value as of March 1, 2021	$—
Initial measurement of Public Warrants and Private Placement Warrants as of July 30, 2021	15,770,000
Initial measurement of Public Warrants and Private Placement Warrants upon exercise of over-allotment on August 20, 2021	411,541
Transfer of Public Warrants to Level 1 measurement	(4,780,998)
Transfer of Private Placement Warrants to Level 2 measurement	(4,246,599)
Change in fair value	(7,153,944)
Fair value as of December 31, 2021	—
Fair value as of December 31, 2022	$—
The Company recognized a gain in connection with changes in the fair value of warrant liabilities of $6,642,947 and $8,686,933 within the statement of operations for the year ended December 31, 2022 and for the period from March 1, 2021 (inception) through December 31, 2021, respectively. The gain on the change in fair value of warrant liabilities was due in large part to the decrease in the public traded price of the Public Warrants.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than as follows:
On January 22, 2023, the Company received a written notice from the Listing Qualifications Department of Nasdaq indicating that the Company was not in compliance with Listing Rule 5550(a)(4), due to the Company’s failure to meet the minimum 500,000 publicly held shares requirement for continued listing on the Nasdaq Capital Market. On February 9, 2023, the Company submitted to Nasdaq a plan to regain compliance with Listing Rule 5550(a)(4), pursuant to which the Company’s Chairman, Mr. Blair Garrou, agreed to sell 80,000 of the shares of Class A Common Stock he is deemed to beneficially own through Mercury Houston Partners, LLC and Mercury Affiliates XI, LLC by means of private sales to unaffiliated buyers. After the private sales of 80,000 shares of Class A common stock to unaffiliated buyers, the Company has 509,259 publicly held shares as defined in Listing Rule 5001(a)(35) of the Nasdaq Rules. Based on our submission, the Company received a letter on February 27, 2023, in which the Nasdaq staff determined to grant the Company an extension of time to regain compliance with the Listing Rule 5550(a)(4). Under the terms of the extension, the Company must file with the SEC and Nasdaq a public document containing the Company’s current total shares outstanding and a beneficial ownership table in accordance with SEC proxy rules on or before March 31, 2023, which the Company has complied with by virtue of filing the beneficial ownership table in the Company’s Annual Report on Form 10-K of which these financial statements form a part.

SEP ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$518,494	$1,343,809
Prepaid expenses and other current assets	60,953	165,398
Total current assets	579,447	1,509,207
Investments held in Trust Account	13,669,258	—
Restricted cash held with Trustee	—	22,468,765
Total Assets	$14,248,705	$23,977,972

LIABILITIES, REDEEMABLE CLASS A COMMON STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$832,558	$62,676
Franchise tax payable	30,000	62,765
Income tax payable	506,603	506,603
Promissory note - related party	—	960,000
Convertible promissory note – related party, net of debt discount	729,341	—
Derivative liability	142,761	—
Accrued interest on promissory note - related party	45,501	2,420
Stockholder redemption payable	—	9,136,168
Total current liabilities	2,286,764	10,730,632
Warrant liabilities	1,606,231	851,661
Deferred underwriting fee payable	—	6,314,525
Total Liabilities	3,892,995	17,896,818

Commitments and Contingencies (Note 6)
Class A common stock, $0.0001 par value, subject to possible redemption; 1,304,259 shares at redemption value at September 30, 2023 and December 31, 2022	13,669,258	13,332,597

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 150,000,000 shares authorized; no shares issued and outstanding (excluding 1,304,259 shares subject to possible redemption at September 30, 2023 and December 31, 2022)	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 4,510,375 shares issued and outstanding at September 30, 2023 and December 31, 2022	451	451
Additional paid-in capital	115,200	—
Accumulated deficit	(3,429,199)	(7,251,894)
Total Stockholders’ Deficit	(3,313,548)	(7,251,443)
TOTAL LIABILITIES, REDEEMABLE CLASS A COMMON STOCK AND STOCKHOLDERS' DEFICIT	$14,248,705	$23,977,972
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SEP ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Formation and operating costs	$1,149,131	$223,899	$1,610,282	$656,811
Franchise tax	70,000	50,000	154,339	150,598
Loss from operations	(1,219,131)	(273,899)	(1,764,621)	(807,409)

Other (expense) income
Interest expense on promissory note - related party	(26,156)	—	(54,719)	—
Change in fair value of derivative liability	(15,664)	—	(15,664)	—
Earnings on trading securities	6,917	—	17,744	—
Realized gain on investments held in Trust Account	—	410,818	—	521,431
Unrealized gain on investments held in Trust Account	114,856	487,146	416,661	678,622
Unrealized (loss) gain from change in fair value of warrant liabilities	(924,903)	2,043,984	(754,570)	6,472,616
Gain on waiver of deferred underwriting commissions by underwriter	—	—	299,940	—
Total other (expense) income, net	(844,950)	2,941,948	(90,608)	7,672,669
Net (loss) income	$(2,064,081)	$2,668,049	$(1,855,229)	$6,865,260
Weighted average shares outstanding, Class A common stock subject to possible redemption	1,304,259	18,041,500	1,304,259	18,041,500
Basic and diluted net (loss) income per share, Class A common stock subject to possible redemption	$(0.33)	$0.13	$(3.70)	$0.32
Weighted average shares outstanding, Class B common stock	4,510,375	4,510,375	4,510,375	4,510,375
Basic and diluted net income per share, Class B common stock	$(0.36)	$0.08	$0.66	$0.25
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SEP ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
(UNAUDITED)
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	—	$—	4,510,375	$451	$—	$(7,251,894)	$(7,251,443)
Subsequent accretion of Class A common stock subject to redemption to redemption amount as of March 31, 2023	—	—	—	—	—	(141,323)	(141,323)
Net income	—	—	—	—	—	9,167	9,167
Balance as of March 31, 2023	—	$—	4,510,375	$451	$—	$(7,384,050)	$(7,383,599)
Waiver of deferred underwriting commissions by underwriter (see Note 6)	—	—	—	—	—	6,014,585	6,014,585
Subsequent accretion of Class A common stock subject to redemption to redemption amount as of June 30, 2023	—	—	—	—	—	(160,482)	(160,482)
Net income	—	—	—	—	—	199,685	199,685
Balance as of June 30, 2023	—	$—	4,510,375	$451	$—	$(1,330,262)	$(1,329,811)
Deemed contribution resulting from debt extinguishment	—	—	—	—	115,200	—	115,200
Subsequent accretion of Class A common stock subject to redemption to redemption amount as of September 30, 2023	—	—	—	—	—	(34,856)	(34,856)
Net loss	—	—	—	—	—	(2,064,081)	(2,064,081)
Balance as of September 30, 2023	—	$—	4,510,375	$451	$115,200	$(3,429,199)	$(3,313,548)
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	—	$—	4,510,375	$451	$—	$(12,786,739)	$(12,786,288)
Subsequent accretion of Class A common stock subject to redemption to redemption amount as of March 31, 2022	—	—	—	—	—	(71,491)	(71,491)
Net income	—	—	—	—	—	1,671,654	1,671,654
Balance as of March 31, 2022	—	$—	4,510,375	$451	$—	$(11,186,576)	$(11,186,125)
Subsequent accretion of Class A common stock subject to redemption to redemption amount as of June 30, 2022	—	—	—	—	—	(230,598)	(230,598)
Net income	—	—	—	—	—	2,525,557	2,525,557
Balance as of June 30, 2022	—	$—	4,510,375	$451	$—	$(8,891,617)	$(8,891,166)
Subsequent accretion of Class A common stock subject to redemption to redemption amount as of September 30, 2022	—	—	—	—	—	(897,964)	(897,964)
Net income	—	—	—	—	—	2,668,049	2,668,049
Balance as of September 30, 2022	—	$—	4,510,375	$451	$—	$(7,121,532)	$(7,121,081)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SEP ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022
Cash Flows from Operating Activities:
Net (loss) income	$(1,855,229)	$6,865,260
Adjustments to reconcile net income to net cash used in operating activities:
Realized gain on investments held in Trust Account	—	(521,431)
Unrealized gain on investments held in Trust Account	(416,661)	(678,622)
Accrued interest expense on promissory note - related party	54,719	—
Change in fair value of derivative liability	15,664	—
Unrealized loss (gain) from change in fair value of warrant liabilities	754,570	(6,472,616)
Gain on waiver of deferred underwriting commissions by underwriter	(299,940)	—
Changes in operating assets and liabilities:
Prepaid expenses	104,445	212,774
Accounts payable and accrued expenses	769,882	(100,561)
Franchise tax payable	(32,765)	(119,265)
Net cash used in operating activities	(905,315)	(814,461)

Cash Flows from Investing Activities:
Purchase of U.S. government treasury obligations	(40,450,597)	(365,098,000)
Proceeds from redemption of U.S. government treasury obligations	27,198,000	365,098,000
Net cash used in investing activities	(13,252,597)	—

Cash Flows from Financing Activities:
Payment to redeeming stockholders	(9,136,168)	—
Net cash used in financing activities	(9,136,168)	—

Net Change in Cash, Cash Equivalents and Restricted Cash	(23,294,080)	(814,461)
Cash and Cash Equivalents - Beginning of period	23,812,574	842,059
Cash and Cash Equivalents - End of period	$518,494	$27,598

Non-cash investing and financing activities:
Waiver of deferred underwriting commissions by underwriter (see Note 6)	$6,014,585	$—
Deemed contribution resulting from debt extinguishment	$115,200	$—
Subsequent accretion of Class A common stock subject to redemption to redemption amount as of September 30, 2023 and 2022	$336,661	$1,200,053
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND LIQUIDITY AND GOING CONCERN
SEP Acquisition Corp. and its wholly-owned and controlled subsidiary SEP Acquisition Holdings Inc. (together the “Company”) formerly known as Mercury Ecommerce Acquisition Corp. (name of the Company changed on December 21, 2022), is a blank check company incorporated in Delaware on March 1, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2023, the Company had not commenced any operations. All activity for the three and nine months ended September 30, 2023 and for the three and nine months ended September 30, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described in Note 3, along with costs associated with the search for a target to enter into the Business Combination with the Company. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of realized gains from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on July 27, 2021. On July 30, 2021, the Company consummated the Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,850,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Mercury Sponsor Group I LLC (the “Sponsor”), generating gross proceeds of $7,850,000, which is described in Note 4.
The Company granted the underwriter in the Initial Public Offering a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments, if any. On August 20, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 541,500 Units (the “Over-Allotment Units”), generating gross proceeds of $5,415,000, and incurred $108,300 in cash underwriting fees and $189,525 that will be payable to the underwriter for deferred underwriting commissions, which is described in Note 3. On June 30, 2023, the underwriter agreed to waive its rights to its portion of the fee payable by the Company for deferred underwriting commissions, which is described in Note 6.
Simultaneously with the underwriter partially exercising the over-allotment option, the Sponsor purchased an additional 162,450 warrants (the “Over-Allotment Private Placement Warrants”) at a price of $1.00 per Over-Allotment Private Placement Warrant ($162,450 in the aggregate), which is described in Note 4.
In addition, the Sponsor agreed to forfeit up to 656,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. The underwriter partially exercised its over-allotment option on August 20, 2021 and forfeited the remainder of the option; thus, 520,875 Founder Shares were forfeited by the Sponsor, which is described in Note 5.
Transaction costs amounted to $15,401,418 consisting of $3,608,300 of underwriting fees, $6,314,525 of deferred underwriting fees, $764,193 of other offering costs, and $4,714,400 of the excess fair value of the Founder Shares sold over the purchase price of $4,150 (see Note 5).
Following the closing of the Initial Public Offering and partial exercise of the underwriter’s over-allotment option, a total of $182,219,150 from the net proceeds of the sale of the Units in the Initial Public Offering, the sale of the Private Placement Warrants, the sale of the Over-Allotment Units, and the sale of the Over-Allotment Private Placement Warrants was placed in a Trust Account (the “Trust Account”) and invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.10 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination (or the Company's stockholder vote to remove the net tangible asset requirement from the Company's amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”)) and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to the Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) have agreed to vote their Founder Shares and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive their redemption rights with respect to any such shares in connection with a stockholder vote to approve a Business Combination. Additionally, each public stockholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The initial stockholders have agreed to waive (a) their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of an initial Business Combination, (b) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with a stockholder vote to approve an amendment to the Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to provide holders of Class A common stock the right to have their shares redeemed or to provide for the redemption of Public Shares in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period (as defined below), or with respect to any other material provision relating to stockholder rights or pre-initial Business Combination activity and (c) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete an initial Business Combination within the Combination Period (as defined below). However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as defined below).
The Company initially had 18 months, or 24 months if the Company had signed a definitive agreement with respect to an initial Business Combination within such 18-month period from the closing of the Initial Public Offering to complete a Business Combination. Following approval of the Extension Proposal (defined below), the Company has until July 30, 2024 to complete a Business Combination (the “Combination Period”). If the Company is unable

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
to complete a Business Combination within the Combination Period, the Company will (i) cease all operations, except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete an initial Business Combination within the Combination Period.
On December 20, 2022, the Company held a special meeting of stockholders where the Company’s stockholders approved the Extension Amendment, extending the date by which the Company must consummate a business combination from January 30, 2023 (or July 30, 2023, if the Company had executed a definitive agreement for a business combination by January 30, 2023) to July 30, 2024 (the “Extension Proposal”). In connection with the Extension Proposal, the Company was required to permit public stockholders to redeem their shares of the Company’s Class A Common Stock. Of the 18,041,500 shares of the Company’s Class A common stock outstanding, the holders of 16,737,241 shares of the Company’s Class A common stock elected to redeem their shares at a per share redemption price of approximately $10.22. As a result, the Company transferred cash in the amount of $185,001,686 to the Trustee, of which $171,094,003 was designated to pay such holders who had elected to redeem their shares in connection with the Extension Proposal. As of December 31, 2022, $161,957,835 had been paid to the redeeming stockholders and $22,468,765 remained in restricted cash, $9,136,168 of which was paid subsequent to December 31, 2022 to such holders who elected to redeem their shares. Following the redemptions, the Company had 1,304,259 shares of the Company’s Class A Common Stock outstanding and $13,332,597 remained in the Trust Account (i.e. approximately $10.22 per share of the Company’s Class A Common Stock).
In order to protect the amounts in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, except as to any claims by a third party (including such target business) that executed a waiver of any and all rights to the monies held in the Trust Account (whether any such waiver is enforceable) and except as to any claims under the Company’s indemnity or contribution of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Nasdaq Notifications
On January 22, 2023, the Company received a written notice from the listing qualifications department staff of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with Listing Rule 5550(a)(4), due to the Company’s failure to meet the minimum 500,000 publicly held shares requirement for continued listing on the Nasdaq Capital Market. On February 9, 2023, the Company submitted to Nasdaq a plan to regain compliance with Listing Rule 5550(a)(4), pursuant to which the Company’s Chairman, Mr. Blair Garrou, agreed to sell 80,000 of the shares of Class A Common Stock he is deemed to beneficially own through Mercury Houston Partners, LLC and Mercury Affiliates XI, LLC by means of private sales to unaffiliated buyers. After the

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
private sales of 80,000 shares of Class A common stock to unaffiliated buyers, the Company has 509,259 publicly held shares as defined in Listing Rule 5001(a)(35) of the Nasdaq Rules. Based on the Company’s submission, the Company received a letter on February 27, 2023, in which the Nasdaq staff determined to grant the Company an extension of time to regain compliance with the Listing Rule 5550(a)(4). Under the terms of the extension, the Company was required to file with the SEC and Nasdaq a public document containing the Company’s current total shares outstanding and a beneficial ownership table in accordance with SEC proxy rules on or before March 31, 2023, which the Company complied with by virtue of filing the beneficial ownership table in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. On April 4, 2023, the Company received a written notice from the listing qualifications department of Nasdaq stating that the Nasdaq staff had determined that the Company was in compliance with Listing Rule 5550(a)(4) and that the matter was now closed.
On March 28, 2023, the Company received a written notice from the listing qualifications department staff of Nasdaq notifying the Company that for the last 30 consecutive business days, the Company’s minimum Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company had 180 calendar days, or until September 25, 2023, to regain compliance with the Market Value Standard. To regain compliance with the Market Value Standard, the MVLS for the Company’s common stock was required to be at least $35 million for a minimum of 10 consecutive business days at any time during this 180-day period.
On September 27, 2023, the Company received a determination letter (“the Letter”) from the Staff of Nasdaq stating that the Company had not regained compliance with the MVLS standard, since the Company’s Class A Common Stock, was below the $35 million minimum MVLS requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2) and had not been at least $35 million for a minimum of 10 consecutive business days at any time during the 180-day grace period granted to the Company. Pursuant to the Letter, unless the Company requested a hearing to appeal this determination by 4:00 p.m. Eastern Time on October 4, 2023, the Company’s Class A Common Stock would have been delisted from The Nasdaq Capital Market, trading of the Company’s Class A Common Stock would have been suspended at the opening of business on October 6, 2023, and a Form 25-NSE would have been filed with the SEC, which would have removed the Company’s securities from listing and registration on Nasdaq. On October 3, 2023 the Company requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the Letter received on September 27, 2023.
On October 23, 2023, the Company received a letter from the Staff of Nasdaq notifying the Company that it has regained compliance with Nasdaq’s $35 million minimum MVLS requirement, and the Company is therefore in compliance with The Nasdaq Capital Market’s listing requirements. As a result, Nasdaq has cancelled the hearing requested by the Company to appeal the Staff’s prior delisting determination and has confirmed that the Company’s Class A Common Stock will continue to be listed and traded on The Nasdaq Capital Market under the symbol “SEPA.” In order to bring the Company into compliance with the MVLS standard, the Sponsor elected to convert 2,415,375 of its shares of Class B Common Stock into 2,415,375 shares of Class A Common Stock (see Note 11) so that the Company's MVLS exceeded the $35 million minimum requirement.
SANUWAVE Merger Agreement
On August 23, 2023, the Company, a Delaware corporation (“Acquiror” or “SPAC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, SEP Acquisition Holdings Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“Merger Sub”) (Merger Sub and SEP Acquisition Corp. are collectively the “Company”), and SANUWAVE Health, Inc., a Nevada corporation (the “SANUWAVE”). The transactions contemplated by the Merger Agreement are referred to herein as the “Merger” or the “Merger Agreement” whereby the Merger between the Company and SANUWAVE will be effected at the effective time (the “Effective Time”). The terms of the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Merger and the other transactions contemplated hereby, are summarized below.

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Pursuant to the Merger Agreement, at the closing of the Merger, the SANUWAVE Security Holders of (i) SANUWAVE Common Stock, (ii) in-the-money outstanding options to purchase SANUWAVE Common Stock, immediately prior to the Effective Time, (iii) in-the-money SANUWAVE Warrants that are outstanding and unexercised and have not been exchanged for shares of SANUWAVE Common Stock immediately prior to the Effective time, and (iv) the holders of SANUWAVE convertible promissory notes that are outstanding and unexercised and have not been exchanged for shares of SANUWAVE Common Stock immediately prior to the Effective Time, shall be entitled to receive from the Company, in aggregate, an amount equal to 7,793,000 shares of Class A Common Stock (the “Merger Consideration”), paid or reserved for issuance and payable.
Conditions to Closing
The Merger Agreement contains customary conditions to closing, including the following mutual conditions of the parties, unless waived: (i) approval of the stockholders of the Company and SANUWAVE, (ii) approvals of any required governmental authorities, (iii) no law or order preventing the Merger, (iv) the filing of certain Charter Amendments pursuant to the Merger Agreement (the “Charter Amendments”), (v) the appointment of the Company's post-closing board of directors, (vi) pursuant to the Merger Agreement, a Registration Statement having been declared effective by the SEC, (vii) approval of the Class A Common Stock of the Company for listing on NASDAQ, (vii) holders of 80% or more of SANUWAVE's convertible notes with a maturity date occurring after the date of the Closing (the “Closing Date”), measured by number of shares into which such convertible notes may be converted, agreeing to convert their convertible notes into shares of SANUWAVE Common Stock immediately prior to the Effective Time, (ix) holders of 80% or more of SANUWAVE’s warrants that would be outstanding on the Closing Date, measured by number of shares subject to all such warrants in the aggregate, agreeing to convert their warrants into shares of SANUWAVE Common Stock immediately prior to the Effective Time, and (x) the Company having, at the Closing, at least $12,000,000 in cash and cash equivalents, including funds remaining in the trust account (after giving effect to the completion and payment of any redemptions) and the proceeds of any Private Investment in Public Equity (“PIPE Investment”).
Certain SANUWAVE Related Agreements
Voting Agreements
Simultaneously with the execution and delivery of the Merger Agreement, the Company and SANUWAVE have entered into voting agreements (collectively, the “Voting Agreements”) with certain stockholders of SANUWAVE required to approve the Transactions. Under the Voting Agreements, each SANUWAVE stockholder party thereto has agreed to vote all of such stockholder’s shares of SANUWAVE in favor of the Merger Agreement and the Transactions and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Transactions and the other matters to be submitted to the SANUWAVE stockholders for approval in connection with the Transactions, in the manner and subject to the conditions set forth in the Voting Agreements, and provide a proxy to the Company to vote such SANUWAVE shares accordingly (subject to the condition that the Registration Statement has been declared effective by the SEC, provided that the covenants not to take certain actions to delay, impair or impede the Transactions as set forth in the Voting Agreements shall take effect from the date such agreements are executed). The Voting Agreements prevent transfers of the SANUWAVE shares held by the SANUWAVE stockholders party thereto between the date of the Voting Agreement and the termination of such Voting Agreement, except for certain permitted transfers where the recipient also agrees to comply with the Voting Agreement.
Sponsor Voting Agreement
Simultaneously with the execution and delivery of the Merger Agreement, the Company and SANUWAVE have entered into a voting agreement (the “Sponsor Voting Agreement”) with Mercury Sponsor Group I LLC, a Delaware limited liability company (the “Sponsor”). Under the Sponsor Voting Agreement, the Sponsor has agreed to vote all of the Sponsor’s shares of the Company in favor of the Merger Agreement and the Transactions and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Transactions and the other matters to be submitted to the Company stockholders for approval in connection with the Transactions, in the

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
manner and subject to the conditions set forth in the Sponsor Voting Agreement, and provide a proxy to SANUWAVE to vote such Company shares accordingly (subject to the condition that the Registration Statement has been declared effective by the SEC, provided that the covenants not to take certain actions to delay, impair or impede the Transactions as set forth in the Sponsor Voting Agreement shall take effect from the date such agreement is executed). The Sponsor Voting Agreement prevents transfers of the Company shares held by the Sponsor between the date of the Sponsor Voting Agreement and the termination of such Sponsor Voting Agreement, except for certain permitted transfers where the recipient also agrees to comply with the Sponsor Voting Agreement.
Voting and Non-Redemption Agreement
Simultaneously with the execution and delivery of the Merger Agreement, the Company has entered into voting and non-redemption agreements (collectively, the “Voting and Non-Redemption Agreements”) with certain stockholders of the Company required to approve the Transactions. Under the Voting and Non-Redemption Agreements, each stockholder party thereto has agreed to vote all of such stockholder’s shares in favor of the Merger Agreement and the Transactions and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Transactions and the other matters to be submitted to the Company’s stockholders for approval in connection with the Transactions, in the manner and subject to the conditions set forth in the Voting and Non-Redemption Agreements, and provide a proxy to the Company to vote such shares accordingly. Under the Voting and Non-Redemption Agreements, each Company stockholder party thereto agreed to not redeem certain of such stockholder’s shares pursuant to or in connection with the Merger. In consideration for entering into and complying with the terms of the Voting and Non-Redemption Agreements, each stockholder will receive shares of Class A Common Stock in accordance with the formula set forth in the Voting and Non-Redemption Agreements. The formula, rounded down to the nearest whole number, is (($10 - PIPE Price) x number of Non-redeemed securities)/ PIPE price. The Voting and Non-Redemption Agreements prevent transfers of the shares held by the stockholders party thereto between the date of the Voting and Non-Redemption Agreement and the Closing Date or earlier termination of the Merger Agreement or such Voting and Non-Redemption Agreement, except for certain permitted transfers where the recipient also agrees to comply with the Voting and Non-Redemption Agreement. Pursuant to the Voting and Non-Redemption Agreements, certain stockholders agreed to vote an aggregate of 865,000 shares of Class A Common Stock in favor of the Merger Agreement and Transactions and agreed not to redeem an aggregate of 681,512 shares of Class A Common Stock (representing approximately $7.0 million (calculated based on the funds held in the trust account as of June 30, 2023) that the Company would have otherwise been required to pay to redeem such shares in connection with the Merger).
Lock-Up Agreement
Simultaneously with the execution and delivery of the Merger Agreement, certain stockholders of SANUWAVE each entered into a Lock-Up Agreement with the Company (collectively, the “Lock-Up Agreements”). Pursuant to the Lock-Up Agreements, each SANUWAVE stockholder party thereto agreed not to, during the period commencing from the Closing and ending 180 days after the Closing (subject to early release if SANUWAVE consummates a liquidation, merger, share exchange or other similar transaction that results in all of the Company stockholders having the right to exchange their shares for cash, securities or other property): (i) sell, offer to sell, contract to sell, hypothecate, pledge, grant an option to purchase or otherwise dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation or decrease a call equivalent position, any Company restricted securities, (ii) enter any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the Company restricted securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement).
Letter Agreement Amendment
Upon approval of certain of the Company’s stockholders and immediately prior to the Closing, certain insider stockholders of the Company and other Company stockholders will enter into an amendment to that certain Letter Agreement, dated July 27, 2021 (the “Letter Agreement”), among the Company, the Sponsor, insider stockholders

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
and other Company stockholders (the “Letter Agreement Amendment”). Pursuant to the Letter Agreement Amendment, each Company stockholder party thereto will agree not to, until 180 days after the completion of the Company’s initial Business Combination (as defined in the Letter Agreement) (subject to early release if the Company consummates a liquidation, merger, share exchange or other similar transaction that results in all of the Company stockholders having the right to exchange their shares for cash, securities or other property): (i) sell, offer to sell, contract to sell, hypothecate, pledge, grant an option to purchase or otherwise dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidation or decrease a call equivalent position, any Company restricted securities, (ii) enter any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the Company restricted securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Letter Agreement).
Warrant Agreement Amendment
Upon approval of the Company’s warrant holders and immediately prior to the Closing, the Company and its warrant agent, will enter into an amendment (the “Warrant Agreement Amendment”) to that certain Warrant Agreement dated as of July 21, 2021 (the “Warrant Agreement”). Pursuant to the Warrant Agreement Amendment, (i) Public Warrants (as defined in the Warrant Agreement) are not exercisable to purchase shares of Class A Common Stock, and instead, as of immediately prior to the Effective Time, will be automatically converted into the right to receive 450,336 shares of Class A Common Stock of the Company in accordance with the calculation described in the Warrant Agreement Amendment, (ii) Private Placement Warrants (as defined in the Warrant Agreement) are not exercisable to purchase shares of Class A Common Stock and instead, as of immediately prior to the Effective Time, will be automatically converted into the right to receive 400,000 shares of Class A Common Stock of the Company in accordance with the calculation described in the Warrant Agreement Amendment, and (iii) until the Closing or earlier termination of the Merger Agreement, (A) the terms of Section 3 of the Warrant Agreement regarding any exercise of a warrant or issuance of Class A Common Stock in connection therewith will be of no force or effect and (B) the terms of Section 6 of the Warrant Agreement will be of no force or effect.
Going Concern Consideration
As of September 30, 2023, the Company had $518,494 in cash held outside of the Trust Account and a working capital deficit of $1,707,317. The Company anticipates that the cash held outside of the Trust Account as of September 30, 2023 will not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the unaudited condensed consolidated financial statements, assuming that a Business Combination is not consummated during that time. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable and accrued liabilities, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the unaudited condensed consolidated financial statements are issued. Management plans to address this uncertainty through the Business Combination as discussed above. In addition, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company additional funds as may be required under the Working Capital Loans (as defined in Note 5). There is no assurance that the Company’s plans to consummate the Business Combination will be successful or successful within the Combination Period or that the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors will loan the Company funds as may be required under the Working Capital Loans.
As a result of the above, in connection with the Company’s assessment of going concern, management has determined that the conditions described above raise substantial doubt about the Company’s ability to continue as a

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
going concern through approximately one year from the date the unaudited condensed consolidated financial statements are issued. The unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
The credit and financial markets have experienced extreme volatility and disruptions due to the current conflict between Ukraine and Russia, the war in the Middle East, and other political tensions. The conflicts are expected to have further global economic consequences, including but not limited to the possibility of severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. In addition, the United States and other countries have imposed sanctions on Russia which increases the risk that Russia, as a retaliatory action, may launch cyberattacks against the United States, its government, infrastructure and businesses. Any of the foregoing consequences, including those the Company cannot yet predict, may cause the Company’s business, financial condition, results of operations and the price of the Company’s common stock to be adversely affected.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
Principles of Consolidation and Financial Statement Presentation
The accompanying unaudited condensed consolidated financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair statement of the financial position, operating results and cash flows for the periods presented. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s 2022 Form 10-K as filed with the SEC on March 31, 2023. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.
The condensed consolidated financial statements include the accounts of SEP Acquisition Corp. and its wholly-owned and controlled subsidiary, SEP Acquisition Holdings Inc., after elimination of all intercompany transactions and balances as of September 30, 2023 and December 31, 2022.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.
The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates. The initial valuation of the Public Warrants (as defined in Note 3), Private Placement Warrants, and Class A common stock subject to redemption required management to exercise significant judgement in its estimates.
Cash, Cash Equivalents, and Restricted Cash
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same amounts shown in the statements of cash flows.

	September 30, 2023	December 31, 2022
	(Unaudited)
Cash	$50,750	$1,343,809
Cash equivalents	467,744	—
Restricted cash	—	22,468,765
Total Cash	$518,494	$23,812,574
Cash Equivalents
The Company invests auxiliary funds from the operating bank account into trading securities held in the brokerage account. The investments consist of U.S. government treasury obligations with a fair value of $467,744 and $0 at September 30, 2023 and December 31, 2022, respectively.
Restricted Cash Held with Trustee
In connection with the Extension Amendment, the Company transferred cash in the amount of $185,001,686 to the Trustee. As of September 30, 2023 and December 31, 2022, the Company had $0 and $22,468,765 in restricted cash held with the Trustee, respectively. The Company does not have access to these funds. The assets held with the Trustee were solely used in the payout to redeeming stockholders. During the nine months ended September 30, 2023, of the remaining restricted cash held with the Trustee, $9,136,168 was paid to remaining redeeming stockholders and $13,332,597 was transferred back to the Trust Account.
Investments Held in Trust Account
As of September 30, 2023 and December 31, 2022, the assets held in the Trust Account were held in U.S. government treasury obligations with maturities of 185 days or less, which were invested in U.S. Treasury securities. Trading securities are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in unrealized gains (losses) on investments held in Trust Account and realized gains (losses) on investments held in Trust Account in the accompanying unaudited condensed consolidated statements of operations.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”). Common stock subject to mandatory redemption are classified as a liability instrument and are measured at fair value.

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity (deficit). The Company’s Class A common stock includes certain redemption rights that are outside of the Company’s control and subject to the occurrence of uncertain future events and therefore is classified as temporary equity. As of September 30, 2023 and December 31, 2022, 1,304,259 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock are recorded against additional paid-in capital and accumulated deficit. The Company recorded an initial accretion of carrying value to redemption valuation of $25,012,764 upon consummation of the Initial Public Offering. For the period from March 1, 2021 (inception) through December 31, 2021, the Company recorded accretion of carrying value to redemption value of $29,687 due to the unrealized gain on the investments held in the Trust Account. For the year ended December 31, 2022, the Company recorded accretion of carrying value to redemption value of $2,177,762 due to the $2,752,849 of realized gain on the investments held in the Trust Account partially offset by $575,087 transferred to the operating bank account for taxes, as the holders of the Class A common stock subject to redemption have the right to redeem their shares for a pro rata portion of the amount held in the Trust Account including any pro rata gains earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. For the three and nine months ended September 30, 2023, the Company subsequently recorded accretion of carrying value to redemption value of $34,856 and $336,661 due to the unrealized gain on the investments held in the Trust Account, respectively.
As of September 30, 2023 and December 31, 2022, the Class A common stock subject to possible redemption reflected in the unaudited condensed consolidated financial statements is reconciled in the following table:

Gross proceeds	$180,415,000
Less:
Proceeds allocated to Public Warrants	(8,569,713)
Issuance costs allocated to Class A common stock	(14,638,901)
Plus:
Initial accretion of carrying value to redemption value	25,012,764
Subsequent accretion of carrying value to redemption value as of December 31, 2021	29,687
Class A common stock subject to possible redemption as of December 31, 2021	182,248,837
Subsequent accretion of carrying value to redemption value as of December 31, 2022	2,177,762
Stockholder redemption of 16,737,241 shares at $10.10 per share plus realized gains	(171,094,002)
Class A common stock subject to possible redemption as of December 31, 2022	13,332,597
Subsequent accretion of carrying value to redemption value as of March 31, 2023	141,323
Class A common stock subject to possible redemption as of March 31, 2023	13,473,920
Subsequent accretion of carrying value to redemption value as of June 30, 2023	160,482
Class A common stock subject to possible redemption as of June 30, 2023	13,634,402
Subsequent accretion of carrying value to redemption value as of September 30, 2023	34,856
Class A common stock subject to possible redemption as of September 30, 2023	$13,669,258
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. See Note 10 for details regarding the valuation of the Public Warrants (as defined in Note 3) and the Private Placement Warrants.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $15,401,418 as a result of the Initial Public Offering (consisting of $3,608,300 of underwriting fees, $6,314,525 of deferred underwriting fees, $764,193 of other offering costs, and $4,714,400 of the excess fair value of the Founder Shares sold over the purchase price of $4,150 (see Note 5). Offering costs recorded to equity amounted to $14,638,901 and offering costs that were expensed amounted to $762,517.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company's effective tax rate from continuing operations was 0.0% and 0.0% for the three and nine months ended September 30, 2023 and for the three and nine months ended September 30, 2022, respectively.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
On March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. On

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
March 10, 2023, the Company announced that it held all of its operating cash deposits with SVB in the amount of $1,343,809. None of the Company’s Trust Account deposits are held at SVB. Following the joint announcement issued by the Department of the Treasury, Federal Reserve, and FDIC on March 12, 2023, whereby the FDIC will complete its resolution of the receivership of SVB in a manner that fully protects all depositors, the Company has access to all of their operating funds. On March 27, 2023, SVB was acquired by First Citizens Bank and the Company’s deposits continue to be FDIC insured.
Net Income (Loss) Per Common Share
Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 17,033,200 shares in the calculation of diluted income (loss) per share, since the exercise of the warrants is contingent upon the occurrence of future events. In order to determine the net income (loss) attributable to both the public Class A common stock and Class B common stock, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the Class A common stock subject to possible redemption was considered to be dividends paid to the public stockholders. Subsequent to calculating the total income (loss) allocable to both sets of shares, the Company split the amount to be allocated using a ratio of 22% for the Class A common stock and 78% for the Class B common stock for the three and nine months ended September 30, 2023 and a ratio of 80% for the Class A common stock and 20% for the Class B common stock for the three and nine months ended September 30, 2022, reflective of the respective participation rights. The change in allocation ratios for the three and nine months ended September 30, 2023 and for the three and nine months ended September 30, 2022 are due to the redemptions of Class A common stock (see Note 1).
The following tables reflect the calculation of basic and diluted net (loss) income per common share (in dollars, except per share amounts):

	For the three months ended September 30, 2023	For the three months ended September 30, 2022	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022
Net (loss) income	$(2,064,081)	$2,668,049	$(1,855,229)	$6,865,260
Accretion of Class A common stock to redemption amount	(34,856)	(897,964)	(336,661)	(1,200,053)
Gain on waiver of deferred underwriting commissions by underwriter	—	—	6,014,585	—
Net (loss) income including accretion of temporary equity to redemption value and gain on waiver of deferred underwriting commissions by underwriter	$(2,098,937)	$1,770,085	$3,822,695	$5,665,207

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share:
Numerator:
Net income including accretion of temporary equity to redemption value and gain on waiver of deferred underwriting commissions by underwriter	$(470,805)	$(1,628,132)	$1,416,068	$354,017	$857,455	$2,965,240	$4,532,166	$1,133,041
Accretion of Class A common stock to redemption amount	34,856	—	897,964	—	336,661	—	1,200,053	—
Gain on waiver of deferred underwriting commissions by underwriter	—	—	—	—	(6,014,585)	—	—	—
Net (loss) income	$(435,949)	$(1,628,132)	$2,314,032	$354,017	$(4,820,469)	2,965,240	$5,732,219	$1,133,041
Denominator:
Weighted Average Common Stock	1,304,259	4,510,375	18,041,500	4,510,375	1,304,259	4,510,375	18,041,500	4,510,375
Basic and diluted net (loss) income per common share	$(0.33)	$(0.36)	$0.13	$0.08	$(3.70)	$0.66	$0.32	$0.25
As of September 30, 2023 and December 31, 2022, no Founder Shares remain subject to forfeiture, as such the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and share in earnings. As a result, diluted (loss) income per share is the same as basic (loss) income per share for the periods presented.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, Fair Value Measurement (“ASC 820”), approximates the carrying amounts represented in the accompanying unaudited balance sheets, primarily due to their short-term nature.
The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
The fair value of the Company’s financial assets and liabilities, other than the investments held in the Trust Account and warrant liabilities, approximate the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
See Note 10 for additional information on assets and liabilities measured at fair value.
Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 17,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).
The Company had granted the underwriter in the Initial Public Offering a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments, if any. On August 20, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 541,500 Over-Allotment Units, generating gross proceeds of $5,415,000, and incurred $108,300 in cash underwriting fees and $189,525 that will be payable to the underwriter for deferred underwriting commissions.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,850,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($7,850,000 in the aggregate). Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. Upon the purchase of the Private Placement Warrants by the Sponsor, the Company recorded the excess proceeds received over the fair value of the Private Placement Warrants as additional paid-in capital.
Simultaneously with the underwriter partially exercising the over-allotment option, the Sponsor purchased an additional 162,450 Over-Allotment Private Placement Warrants at a price of $1.00 per Over-Allotment Private Placement Warrant ($162,450 in the aggregate).
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On March 4, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 5,031,250 shares of Class B common stock (the “Founder Shares”). The outstanding Founder Shares included an aggregate of up to 656,250 shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering). The underwriter partially exercised its over-allotment option on August 20, 2021 and forfeited the remainder of the option; thus, 520,875 Founder Shares were forfeited by the Sponsor.

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
A total of ten anchor investors purchased 14,402,000 Units in the Initial Public Offering at the offering price of $10.00 per Unit; seven anchor investors purchased 1,732,500 Units in the Initial Public Offering at the offering price of $10.00 per Unit, and such allocations were determined by the underwriter; one anchor investor purchased 1,400,000 Units in the Initial Public Offering at the offering price of $10.00 per unit; and two anchor investors purchased 437,500 Units in the Initial Public Offering at the offering price of $10.00 per Unit. In connection with the purchase of such Units, the anchor investors have not been granted any stockholder or other rights in addition to those afforded to the Company’s other public stockholders. Further, the anchor investors are not required to (i) hold any Units, Class A common stock or warrants they may purchase in the Initial Public Offering or thereafter for any amount of time, (ii) vote any Class A common stock they may own at the applicable time in favor of the Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The anchor investors will have the same rights to the funds held in the Trust Account with respect to the Class A common stock underlying the Units they purchased in the Initial Public Offering as the rights afforded to the Company’s other public stockholders.
Each anchor investor has entered into separate investment agreements with the Company and the Sponsor pursuant to which each anchor investor purchased a specified number of Founder Shares, or an aggregate of 830,000 Founder Shares, from the Sponsor for $0.005 per share, or an aggregate purchase price of $4,150 at the closing of the Initial Public Offering, which was subject to such anchor investor’s acquisition of 100% of the Units allocated to it by the underwriter in the Initial Public Offering. Pursuant to the investment agreements, the anchor investors have agreed to (a) vote any Founder Shares held by them in favor of the Business Combination and (b) subject any Founder Shares held by them to the same lock-up restrictions as the Founder Shares held by the Sponsor and independent directors.
The Company estimated the fair value of the Founder Shares attributable to the anchor investors to be $4,714,400 or $5.68 per share. The excess of the fair value of the Founder Shares sold over the purchase price of $4,150 (or $0.005 per share) was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering costs were allocated to the separable financial instruments issued in the Initial Public Offering in proportion to the amount allocated to the Class A common stock and Public Warrants, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities were expensed immediately in the statement of operations. Offering costs allocated to the Public Shares were charged to temporary equity upon the completion of the Initial Public Offering.
Promissory Note - Related Party
On March 4, 2021, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate of $300,000 to cover expenses related to the Initial Public Offering. The Promissory Note was non-interest bearing and was payable on the earlier of (i) August 30, 2021 or (ii) the consummation of the Initial Public Offering. As of September 30, 2023 and December 31, 2022, there was no outstanding balance under the Promissory Note. The outstanding balance under the Promissory Note was repaid at the closing of the Initial Public Offering on July 30, 2021.
On October 11, 2022, the Company issued an unsecured Second Promissory Note (the “Second Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to $1,000,000 from the Second Promissory Note at a 6% interest rate on or before October 11, 2024 to cover, among other things, expenses related to a business combination. On October 11, 2022, the Company borrowed $200,000 under the Second Promissory Note. Between December 21, 2022 and December 27, 2022 the Company borrowed a total of $760,000 under the Second Promissory Note bringing the total drawdowns to $960,000 as of December 31, 2022.
In connection with the Merger Agreement (see Note 1) entered into on August 23, 2023, the Company and its Sponsor entered into an agreement (the “Sponsor Debt Conversion Agreement” or “Convertible Promissory Note”), pursuant to which, the Sponsor has agreed to cancel and release the outstanding indebtedness under the Second Promissory Note in exchange for and in consideration of, the issuance to the Sponsor by the Company of 100,000 shares of Class A Common Stock at the PIPE Investment Closing. The outstanding indebtedness of the Second Promissory Note includes its original principal amount of up to $1,000,000 including accrued but unpaid

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
interest, fees, expenses and other amounts payable to the Second Promissory Note. The Sponsor Debt Conversion Agreement is contingent and effective upon the closing of the Merger. In accordance with ASC 470-50-40-10, a modification or an exchange of debt that adds or eliminates a substantive conversion option as of the conversion date is considered substantial and require extinguishment accounting, noting pursuant to 470-20-40-7 that a conversion feature must be reasonably possible to be considered substantive. The Company determined the conversion feature did meet the criteria to be considered substantive and the Sponsor Debt Conversion Agreement was deemed to be an extinguishment under ASC 470, bringing the outstanding balance under the Second Promissory Note to zero at September 30, 2023. The Sponsor Debt Conversion Agreement was entered into with a related party and as a result, the Company recorded a deemed contribution resulting from debt extinguishment for $115,200 in the Condensed Consolidated Statements of Changes in Stockholders’ Deficit.
The Company evaluated the embedded feature within the Sponsor Debt Conversion Agreement in accordance with ASC 815-15 and determined the embedded feature is not clearly and closely related to the debt host instrument and therefore will be separately measured at fair value, with subsequent changes in fair value recognized in the Condensed Consolidated Statement of Operations.
Management used a probability-based analysis to estimate the fair value of the derivative liability at inception. The original value of the derivative liability was recorded as a debt discount to the Convertible Promissory Note and the debt discount is amortized as non-cash interest expense over the life of the Convertible Promissory Note. The fair value of the derivative liability at inception of the Sponsor Debt Conversion Agreement on August 23, 2023 was $127,097.
At September 30, 2023 and December 31, 2022, the fair value of the derivative liability was $142,761 and $0, respectively. The Company recorded an expense of $15,664 resulting from the increase in fair value of the derivative liability during the three and nine months ended September 30, 2023. Additionally, the Company recorded a debt discount in the amount of $127,097 during the three months ended September 30, 2023. The debt discount is being amortized to interest expense over the life of the Convertible Promissory Note. Amounts amortized to interest expense were $11,638 and $0 for the three and nine months ended September 30, 2023 and 2022, respectively. The unamortized debt discount as of September 30, 2023 was $115,459.
Administrative Support Agreement
The Company entered into an agreement to pay the Sponsor a total of $10,000 per month for administrative, financial and support services. Upon the completion of an initial Business Combination, the Company will cease paying these monthly fees. As of July 1, 2022, the administrative support agreement was terminated and no further expense was incurred. For the three and nine months ended September 30, 2023, the Company did not incur expenses under this agreement. For the three and nine months ended September 30, 2022, the Company incurred expenses $0 and $60,000, respectively under this agreement and is included within formation and operating costs on the accompanying unaudited condensed consolidated statement of operations.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company additional funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds held in the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2023, and December 31, 2022, there were no working capital loans outstanding.

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration and Stockholder Rights Agreement
Pursuant to a registration rights agreement entered into on July 27, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A common stock). The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company had granted the underwriter in the Initial Public Offering a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments, if any. On August 20, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 541,500 Units (the “Over-Allotment Units”), generating gross proceeds of $5,415,000, and incurred $108,300 in cash underwriting fees and $189,525 that will be payable to the underwriter for deferred underwriting commissions.
The underwriter was paid a cash underwriting discount of $0.20 per Unit, or $3,608,300 in the aggregate, upon the closing of the Initial Public Offering and partial exercise of the over-allotment option. In addition, $0.35 per unit, or $6,314,525 in the aggregate will be payable to the underwriter for deferred underwriting commissions. On June 30, 2023, the underwriter agreed to waive its rights to its portion of the fee payable by the Company for deferred underwriting commissions, with respect to any potential business combination of the Company. Of the total $6,314,525 waived fee, $6,014,585 was recorded as accumulated deficit and $299,940 was recorded as a gain on the waiver of deferred underwriting commissions by underwriter in the unaudited condensed consolidated statements of operations, following a manner consistent with the original allocation of the deferred underwriting fees. The underwriting fees included in total offering costs at the time of the Initial Public Offering were allocated to the separable financial instruments issued in the Initial Public Offering in proportion to the amount allocated to the Class A common stock and Public Warrants, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities were expensed immediately. Offering costs allocated to the Public Shares were charged to temporary equity upon the completion of the Initial Public Offering. The Company incurred offering costs amounting to $15,401,418 as a result of the Initial Public Offering (consisting of $3,608,300 of underwriting fees, $6,314,525 of deferred underwriting fees, $764,193 of other offering costs, and $4,714,400 of the excess fair value of the Founder Shares sold over the purchase price of $4,150). Offering costs recorded to equity amounted to $14,638,901 and offering costs that were expensed amounted to $762,517. The transaction costs were allocated based on the relative fair value basis, compared to the total offering proceeds, between the fair value of the warrant liabilities and the Class A common stock.
NOTE 7. WARRANTS
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the shares of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of an initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of an initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption Is not available.
Redemption of warrants when the price per Class A common stock equals or exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants (except with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.
Redemption of warrants when the price per Class A common stock equals or exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Company’s Class A common stock;

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like); and
•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The fair market value of the Company’s Class A common stock shall mean the volume weighted average price of the Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. The Company will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsors or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination on the date of the completion of an initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes an initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants will be identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
As of September 30, 2023 and December 31, 2022, there were 9,020,750 Public Warrants and 8,012,450 Private Placement Warrants outstanding. The Company accounts for the Public Warrants and Private Placement Warrants in accordance with the guidance contained in Derivatives and Hedging–- Contracts in Entity’s Own Equity (Subtopic 815-40). Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.
The accounting treatment of derivative financial instruments required that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. The warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities are adjusted to current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
NOTE 8. STOCKHOLDERS’ DEFICIT
Preferred stock — The Company is authorized to issue 1,000,000 preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no preferred shares issued or outstanding.
Class A common stock — The Company is authorized to issue 150,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were no shares of Class A common stock issued and outstanding, excluding 1,304,259 Class A common stock subject to possible redemption. In connection with the Extension Amendment holders of 16,737,241 shares of the Company’s Class A common stock elected to redeem their shares at a per share redemption price of approximately $10.18’ following the redemptions, the Company had 1,304,259 shares of the Company's Class A Common Stock outstanding.
Class B common stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. On March 4, 2021, the Sponsor paid an aggregate of $25,000 to cover certain expenses on behalf of the Company in exchange for the issuance of 5,031,250 Class B common stock. The underwriter partially exercised their over-allotment option on August 20, 2021 and forfeited the remainder of the option; thus, 520,875 shares of Class B common stock were forfeited by the Sponsor. As of September 30, 2023 and December 31, 2022, there were 4,510,375 shares of Class B common stock issued and outstanding.
Only holders of Class B common stock will have the right to elect all of the Company’s directors prior to the consummation of an initial Business Combination.
Prior to the Class B Charter Amendment, the shares of Class B common stock would have automatically converted into shares of Class A common stock at the time of an initial Business Combination on a one-for-one basis, subject to adjustment. Following the Class B Charter Amendment (see Note 11), the shares of Class B common stock will automatically convert into shares of Class A common stock at the time of an initial Business Combination on a 1:0.277 basis.
Prior to the Class B Charter Amendment, in the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of an initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock would have been adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agreed to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock would equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with an initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with an initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in an initial Business Combination and any warrants issued upon the conversion of Working Capital Loans made to the Company. Following the Class B Charter Amendment, this anti-dilution provision has been removed from the Amended and Restated Certificate of Incorporation.
NOTE 9. INCOME TAX
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
realization of the deferred tax assets and has therefore maintained a full valuation allowance. At September 30, 2023 and 2022, the valuation allowance was $460,410 and $82,455, respectively.
The Company's effective tax rate from continuing operations was 0.0% for the three and nine months ended September 30, 2023 and for the three and nine months ended September 30, 2022, respectively. The Company’s effective tax rate differs from the statutory income tax rate of 21% primarily due to the change in fair value of warrant liabilities and non-deductible transaction costs, which are not recognized for tax purposes and the need for a valuation allowance against deferred tax assets. The Company used a discrete effective tax rate method to calculate taxes for the three and nine months ended September 30, 2023. The Company believes that the use of the discrete method is more appropriate than the estimated effective tax rate method as the estimated annual effective tax rate method is not reliable due to a high degree of uncertainty in estimating annual pretax earnings.
The Company files income tax returns in the U.S. federal jurisdiction which remain open and subject to examination.
NOTE 10. FAIR VALUE MEASUREMENTS
The Warrants are measured at fair value on a recurring basis. Upon initial measurement as of July 30, 2021, we utilized a binomial/lattice model to value the public warrants and private placement warrants. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2021 after the Public Warrants were separately listed and traded. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement in September 2021 due to the use of an observable market quote for a similar asset in an active market. As of September 30, 2023 and December 31, 2022, since both Public Warrants and Private Placement Warrants are subject to the certain make-whole provisions, Private Placement Warrants will have the same value as the Public Warrants and the public trading price is used.

Description	Amount at Fair Value	Level 1	Level 2	Level 3
September 30, 2023 (Unaudited)
Assets
Investments held in Trust Account:
U.S. government treasury obligations	$13,669,258	$13,669,258	$—	$—
Investments held in Brokerage Account
U.S. government treasury obligations	$467,744	$467,744	$—	$—
Liabilities
Warrant liability – Public Warrants	$850,657	$850,657	$—	$—
Warrant liability – Private Placement Warrants	$755,574	$—	$755,574	$—
Derivative liability	$142,761	$—	$—	$142,761

Description	Amount at Fair Value	Level 1	Level 2	Level 3
December 31, 2022
Liabilities
Warrant liability – Public Warrants	$451,038	$451,038	$—	$—
Warrant liability – Private Placement Warrants	$400,623	$—	$400,623	$—
In connection with the Extension Proposal (Note 1), the Company was required to permit public stockholders to redeem their shares of the Company’s Class A Common Stock. Prior the redemption of shares the fair value amount of Investments held in Trust Account was $185,001,686, of which $161,957,835 was redeemed by shareholders and $575,087 was transferred to the Company’s operating bank account for payment of taxes.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period.

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
The derivative liability is accounted for as a liability in accordance with ASC 815-40 and is measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of derivative liability in the Condensed Consolidated Statements of Operations.
The Company established the initial fair value of the derivative liability on August 23, 2023, the date the Company entered into the Sponsor Debt Conversion Agreement, and revalued on September 30, 2023, using a probability analysis. The Derivative Liability is classified as Level 3 at the initial measurement date and on September 30, 2023 due to the use of unobservable inputs.
The key inputs into the probability analysis as of September 30, 2023 and August 23, 2023 in determining total value consisted of the Company stock price and the probability of the merger closing. The conversion value was then bifurcated utilizing a discounted cash flow model on the existing debt and cash flows. The Company stock price at September 30, 2023 and August 23, 2023 were $10.92 and $10.56, respectively. The probability of the merger closing used at September 30, 2023 and August 23, 2023 was 80%. The current term of the expected conversion assumed July 30, 2024 for the closing of the merger.
The following tables presents the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value:

Fair value of Derivative liability at inception on August 23, 2023	$127,097
Change in fair value of derivative liability	15,664
Fair value as of September 30, 2023	$142,761
The Company recognized a loss in connection with changes in the fair value of warrant liabilities of $924,903 and $754,570 within the statement of operations for the three and nine months ended September 30, 2023, respectively. The Company recognized gains in connection with changes in the fair value of warrant liabilities of $2,043,984 and $6,472,616 within the unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2022, respectively. The gain on the change in fair value of warrant liabilities was due in large part to the decrease in the public traded price of the Public Warrants. The Company recorded an expense of $15,664 resulting from the increase in fair value of the derivative liability during the three and nine months ended September 30, 2023 in the unaudited condensed consolidated statements of operations.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, other than as described below, in Note 1 and Note 5, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.
Forfeiture and Redemption Agreement
On January 22, 2023, the Company received notice from the staff of The Nasdaq Stock Market LLC that it was not in compliance with the $35 million minimum Market Value of Listed Securities (“MVLS”) standard. In order to bring the Company into compliance with the MVLS standard, the Sponsor elected to convert 2,415,375 Founder Shares into 2,415,375 shares of Class A Common Stock so that the Company’s MVLS is above the $35 million minimum requirement.
In order to conform with the terms and conditions of the Merger Agreement and to maintain the same economics of the Business Combination for all Class B stockholders, on October 2, 2023, the Sponsor, the Company and SANUWAVE entered into a Forfeiture and Redemption Agreement (the “Forfeiture and Redemption Agreement”), pursuant which the Sponsor has agreed to forfeit 1,746,316 of its shares (the “Forfeited Shares”) of Class A Common Stock contingent upon and effective immediately prior to the closing of the Business Combination (the “Closing”). The Forfeiture and Redemption Agreement also provides that the Company will subsequently redeem the Forfeited Shares in exchange for no consideration contingent upon and effective immediately prior to the Closing. The

SEP ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
(UNAUDITED)
Sponsor’s agreement to forfeit the Forfeited Shares pursuant to the Forfeiture and Redemption Agreement will result in the Sponsor having the number of shares of Class A Common Stock at the Closing that it would have otherwise had if it had converted all of its Founder Shares at the Closing on a 1:0.277 basis pursuant to the Class B Charter Amendment.
Class B Charter Amendment
On October 3, 2023, the Sponsor, being the holder of a majority of the Founder Shares, acting by written consent pursuant to Section 228(a) of the General Corporation Law of the State of Delaware and the Company’s bylaws, approved the Class B Charter Amendment. The Class B Charter Amendment removed the anti-dilution provision applicable to certain issuances of securities by the Company and adjusted the conversion ratio so that shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a 1:0.277 basis instead of a 1:1 basis. The Company filed the Class B Charter Amendment with the Secretary of State of the State of Delaware on October 3, 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
SANUWAVE Health, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of SANUWAVE Health, Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of comprehensive loss, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred recurring losses and needs to raise additional funds to meet its obligations and sustain its operations and the occurrence of the events of default on the Company’s debt. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Financial Instruments (2022 Convertible Promissory Notes and Warrant Liability)
Critical Audit Matter Description
As described in Notes 11 and 13 to the consolidated financial statements, the Company entered into a Securities Purchase Agreements for the sale in a private placement of (i) Future Advance Convertible Promissory Notes in an aggregate principal amount of $16.2 million in August and $4.0 million in November, (ii) Common Stock Purchase Warrants to purchase 504.4 million shares of common stock with an exercise price of $0.067 per share and (iii) Common Stock Purchase Warrants to purchase 504.4 million shares of common stock with an exercise price of $0.04 per share. The Company determined certain embedded conversion features associated with the 2022 Convertible Promissory Notes were required to be bifurcated and recorded at fair value. The warrants issued in connection with the 2022 Convertible Promissory Notes were recorded at fair value. The Company utilized the Black-Scholes model to determine the fair value of the embedded conversion option and warrant liability which consist of all liability warrants utilizing key inputs including discounted stock price and implied volatility.
The principal considerations for our determination that the valuation of the 2022 Convertible Promissory Notes and Warrant Liability is a critical audit matter are the significant judgment by management in determining the fair value of the embedded conversion option and warrant liability; this in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the discounted stock price and implied volatility. Also, the audit effort involved the use of professionals with specialized skill and knowledge.
How the Critical Audit Matter was Addressed in the Audit
Our audit procedures related to the valuation of the 2022 Convertible Promissory Notes and Warrant Liability included the following, among others:
•
We obtained an understanding of the design of the Company's controls over the valuation of the 2022 Convertible Promissory Notes and Warrant Liability, including controls over management's review of the valuation model and the significant assumptions used in determining the fair value of the embedded conversion option of the 2022 Convertible Promissory Notes and Warrant Liability.

•
With assistance of our valuation specialists, we audited the fair value of the embedded conversion option and warrant liability, valuation methodology, and key assumptions used in determining the fair value of the embedded conversion option of the 2022 Convertible Promissory Notes and Warrant Liability by:

a.	Evaluating the appropriateness of the valuation model and techniques used in determining the fair value;
b.
Assessing the significant valuation assumption inputs of discounted stock price and implied volatility are consistent with those that would be used by market participants through the testing of source information, checking the mathematical accuracy of the calculation, and developing independent estimates and comparing to those selected by management, where applicable; and

c.	Recalculating the fair value that management arrived to verify it was reasonable.
•	We audited the completeness and accuracy of the underlying data supporting the significant valuation assumption inputs.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2018.
New York, NY
March 31, 2023

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2022 AND 2021
(In thousands, except share data)	2022	2021
ASSETS
Current Assets:
Cash	$1,153	$619
Accounts receivable, net of allowance of $1,037 in 2022 and $785 in 2021	4,029	2,415
Inventory	868	1,040
Prepaid expenses and other current assets	570	326
Total Current Assets	6,620	4,400
Non-Current Assets:
Property, equipment and right of use assets, net	750	1,012
Intangible assets, net	5,137	5,841
Goodwill	7,260	7,260
Other assets	106	106
Total Non-Current Assets	13,253	14,219
Total Assets	$19,873	$18,619

LIABILITIES
Current Liabilities:
Senior secured debt, in default	$14,416	$11,586
Convertible promissory notes	16,713	11,601
Convertible promissory note, related parties	7,409	1,596
Factoring liabilities	2,130	2,183
Accounts payable	4,400	7,644
Accrued expenses	8,512	8,641
Warrant liability	1,416	9,614
Current portion of SBA loans	—	158
Accrued interest	4,052	2,521
Accrued interest, related parties	788	289
Current portion of contract liabilities	60	48
Other	291	382
Total Current Liabilities	60,187	56,263
Non-Current Liabilities:
SBA loans	—	875
Contract liabilities	230	293
Lease liabilities	438	118
Deferred tax liability	28	28
Total Non-Current Liabilities	696	1,314
Total Liabilities	$60,883	$57,577

Commitments and Contingencies (Footnote 21)

STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.001, 5,000,000 shares authorized, 6,175 Series A, 293 Series B, 90 Series C, and 8 Series D designated shares, respectively; no shares issues and outstanding at 2022 and 2021	$—	$—
Common stock, par value $0.001, 2,500,000,000 shares authorized, 548,737,651 and 481,619,621 issued and outstanding at 2022 and 2021, respectively	549	482
Additional paid-in capital	152,750	144,582
Accumulated deficit	(194,242)	(183,949)
Accumulated other comprehensive loss	(67)	(73)
Total Stockholders’ Deficit	(41,010)	(38,958)
Total Liabilities and Stockholders’ Deficit	$19,873	$18,619
The accompanying notes to consolidated financial statements are an integral part of these statements.

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
YEARS ENDED DECEMBER 31, 2022 AND 2021
(In thousands, except share and per share data)	2022	2021
Revenue	$16,742	$13,010
Cost of revenues	4,331	4,986
Gross Margin	12,411	8,024

Operating Expenses:
General and administrative	12,556	11,690
Selling and marketing	7,474	8,591
Research and development	567	1,101
Depreciation and amortization	766	784
Total Operating Expenses	21,363	22,166

Operating Loss	(8,952)	(14,142)

Other Income (Expense)
Interest expense	(12,771)	(6,883)
Interest expense, related party	(1,361)	(212)
Change in fair value of derivative liabilities	16,654	(2,622)
Loss on issuance of debt	(3,434)	(3,572)
Gain/(loss) on extinguishment of debt	(418)	204
Loss on foreign currency exchange	(9)	(4)
Total Other Expense	(1,339)	(13,089)

Net Loss Before Income Taxes	(10,291)	(27,231)

Income tax expense	2	28

Net Loss	$(10,293)	$(27,259)

Other Comprehensive Loss
Foreign currency translation adjustments	6	(11)
Total Comprehensive Loss	$(10,287)	$(27,270)

Loss per Share:
Net loss per share, basic and diluted	$(0.02)	$(0.05)
Weighted average shares outstanding, basic and diluted	549,470,787	518,355,642
The accompanying notes to consolidated financial statements are an integral part of these statements.

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
	Common Stock
(In thousands except share data)	Shares Issued and Outstanding	Par Value	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances as of December 31, 2020	470,694,621	$471	$142,563	$(156,690)	$(62)	$(13,718)
Cashless warrant exercise	10,925,000	11	(11)	—	—	—
Reclassification of warrant liability due to cashless warrant exercise	—	—	2,030	—	—	2,030
Net loss	—	—	—	(27,259)	—	(27,259)
Foreign currency translation adjustment	—	—	—	—	(11)	(11)
Balances as of December 31, 2021	481,619,621	$482	$144,582	$(183,949)	$(73)	$(38,958)
Cashless warrant exercise	14,000,000	$14	$2,152	$—	$—	$2,166
Warrant exercise	909,091	1	99	—	—	100
Shares issued in conjunction with senior note	20,666,993	20	3,700	—	—	3,720
Shares issued for settlement of debt and warrants	19,444,446	20	1,341	—	—	1,361
Shares issued for services	12,097,500	12	876	—	—	888
Net loss	—	—	—	(10,293)	—	(10,293)
Foreign currency translation adjustment	—	—	—	—	6	6
Balance as of December 31, 2022	548,737,651	$549	$152,750	$(194,242)	$(67)	$(41,010)
The accompanying notes to the consolidated financial statements are an integral part of these financial statements

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2022 AND 2021
(In thousands)	2022	2021
Cash Flows - Operating Activities:
Net loss	$(10,293)	$(27,259)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	952	1,236
Bad debt expense	253	442
Shares issued for services	888	—
Gain/loss on extinguishment of debt	418	(204)
Income tax expense	2	28
Change in fair value of derivative liabilities	(16,654)	2,622
Loss on issuance of debt	3,434	3,572
Amortization of debt issuance and debt discounts	4,950	3,226
Changes in operating assets and liabilities:
Accounts receivable	(1,748)	(395)
Inventory, prepaid expenses and other assets	(72)	1,687
Accounts payable	(2,550)	3,181
Accrued interest and accrued interest, related parties	3,182	1,718
Accrued expenses and contract liabilities	69	3,737
Net Cash Used by Operating Activities	(17,169)	(6,409)

Cash Flows - Investing Activities
Purchase (proceeds from sale) of property and equipment	332	(529)
Net Cash Flows Used by Investing Activities	332	(529)

Cash Flows - Financing Activities
Proceeds from convertible promissory notes	16,227	1,928
Proceeds from SBA loans	—	1,033
Proceeds from senior secured promissory note	2,940	940
Proceeds from factoring	695	1,737
Proceeds from warrant exercises	100	—
Proceeds from short term borrowings	640	175
Repayments of debt principal	(2,981)	(493)
Principal payments on finance leases	(237)	(199)
Net Cash Flows Provided by Financing Activities	17,384	5,121

Effect of Exchange Rates on Cash	(13)	(1)

Net Change in Cash During Period	534	(1,818)

Cash at Beginning of Period	619	2,437
Cash at End of Period	$1,153	$619

Supplemental Information:
Cash paid for interest	$3,712	$2,580
Non-Cash Investing and Financing Activities:
Reclassification of warrant liabilities to equity due to cashless warrant exercise	$2,166	$2,030
Settlement of debt and warrants with stock	1,361	—
Working capital balances refinanced into convertible promissory notes	2,363	—
Embedded conversion feature on convertible debt	2,760	4,138
Common shares issued in conjunction with senior secured debt	3,720	—
Warrant issuance in conjunction with advances on future cash receipts	—	1,227
Warrant issuance in conjunction with convertible notes	1,708	1,055
The accompanying notes to consolidated financial statements are an integral part of these statements.

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021
1. Nature of the Business and Basis of Presentation
SANUWAVE Health, Inc. and Subsidiaries (“SANUWAVE” or the “Company”) is focused on the commercialization of its patented noninvasive and biological response activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures.
Basis of Presentation - The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.
The functional currencies of the Company’s foreign operations are their local currencies. The financial statements of the Company’s foreign subsidiary have been translated into United States dollars. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the year. Translation adjustments are reported in other comprehensive loss in the consolidated statements of comprehensive loss and as cumulative translation adjustments in accumulated other comprehensive loss in the consolidated balance sheets.
Segment information - We have determined that we have one operating segment. Our revenues are primarily generated from sales in the United States. All significant expenses are generated, and all significant assets are located in the United States.
Reclassification - Certain accounts in the prior period consolidated financial statements have been reclassified to conform to the presentation of the current year consolidated financial statements. These reclassifications had no effect on the previously reported operating results.
2. Going Concern
Our recurring losses from operations and dependency upon future issuances of equity or other financing to fund ongoing operations have raised substantial doubt as to our ability to continue as a going concern. We will be required to raise additional funds to finance our operations and remain a going concern; we may not be able to do so, and/or the terms of any financings may not be advantageous to us.
The continuation of our business is dependent upon raising additional capital. We expect to devote substantial resources for the expansion and continued commercialization of our UltraMIST and PACE systems which will require additional capital resources. The operating losses and the events of default on the Company’s notes payable indicate substantial doubt about the Company’s ability to continue as a going concern for a period of at least twelve months from the filing of this Annual Report on Form 10-K.
Management’s plans are to obtain additional capital in 2023 through the conversion of outstanding warrants, issuance of common or preferred stock, securities convertible into common stock, or secured or unsecured debt. These possibilities, to the extent available, may be on terms that result in significant dilution to our existing stockholders. Although no assurances can be given, management believes that potential additional issuances of equity or other potential financing transactions if obtained as discussed above should provide the necessary funding for us. If these efforts are unsuccessful, we may be required to significantly curtail or discontinue operations or obtain funds through financing transactions with unfavorable terms.
The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the consolidated financial statements do not necessarily purport to represent realizable or settlement values. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty. Our consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

3. Restatement of Previously Issued Financial Statements
During the preparation of this Annual Report on Form 10-K, the Company determined that it had not appropriately accounted for certain transactions under US GAAP. These transactions included shares issued for services, which caused general and administrative expense to be understated, and the sale of assets under a financing agreement, which a gain on sale was recognized and overstated. Also, during the preparation of this Annual Report on Form 10-K it was discovered that certain vendor invoices were not properly recorded, causing general and administrative expense to be understated in prior periods, interest calculation on senior debt, which caused interest expense to be understated, and an inventory adjustment was posted improperly, which caused cost of revenues to be understated.
In accordance with Staff Accounting Bulletin (“SAB”) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the materiality of the errors from qualitative and quantitative perspectives, individually and in aggregate, and concluded that the errors were material to the Consolidated Financial Statements for the quarters ending March 31, 2022, June 30, 2022, and September 30, 2022. Management restated the impacted financial statements for the quarters ended March 31, 2022, the quarter and six-months ending June 30, 2022, and the quarter and nine-months ending September 30, 2022. Refer to Note 22 for restated quarterly financial statements.
4. Summary of Significant Accounting Policies
The significant accounting policies followed by the Company are summarized below:
Estimates – These consolidated financial statements have been prepared in accordance with U.S. GAAP. Because a precise determination of assets and liabilities, and correspondingly revenues and expenses, depend on future events, the preparation of consolidated financial statements for any period necessarily involves the use of estimates and assumptions. Actual amounts may differ from these estimates. These consolidated financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized herein.
Significant estimates include the recording of allowances for doubtful accounts, the net realizable value of inventory, fair value of goodwill and intangible assets, the determination of the valuation allowances for deferred taxes, estimated fair value of stock-based compensation, and the estimated fair value of embedded derivatives, including warrants and embedded conversion options.
Accounts receivable — Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings based on its assessment of the current status of individual accounts. Receivables are generally considered past due if greater than 60 days old. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts. Management routinely assesses the financial strength of its customers and, consequently, believes accounts receivable are stated at the net realizable value and credit risk exposure is limited.
Inventory - Inventory consists of purchased medical equipment and parts and is stated at the lower of average cost, which is valued using the first in, first out (“FIFO”) method, or net realizable value less allowance for selling and distribution expenses. The Company analyzes its inventory levels and writes down inventory that has, or is expected to, become obsolete.
Goodwill — Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. The Company accounts for goodwill under Accounting Standards Codification (ASC) Topic 350, Intangibles-Goodwill and Other. The Company tests goodwill for impairment annually, or more frequently whenever events or circumstances indicate impairment may exist. Goodwill is stated at cost less accumulated impairment losses. The Company completes its goodwill impairment test annually in the fourth quarter. The Company performed a qualitative evaluation at the reporting unit level and determined there was no goodwill impairment as of December 31, 2022, and 2021.
Intangible Assets — Intangible assets arising from the Company’s acquisition are amortized on a straight-line basis over the estimated useful life of each asset. Customer relationships have a useful life of seven years. Patents and tradenames have a useful life of nineteen years.
Impairment of long-lived assets – The Company reviews long-lived assets for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. An impairment loss is recognized only if the carrying amount of the asset is not recoverable and exceeds its fair value. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the asset’s carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. The Company determines fair value by using a combination of comparable market values and discounted cash flows, as appropriate.
Leases – The Company determines whether an arrangement is a lease at inception. When lease arrangements include lease and non-lease components, the Company accounts for lease and non-lease components (e.g. common area maintenance) separately based on their relative standalone prices.
For leases where the Company is the lessee, Right of Use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. As the Company’s leases did not provide an implicit interest rate, the Company used the equivalent borrowing rate for a secured financing with the term of equal to the remaining life of the lease at inception.
Any lease arrangements with an initial term of 12 months or less are not recorded on our consolidated balance sheets, and the Company recognizes lease costs for these lease arrangements on a straight-line basis over the lease term. In the event a lease arrangement would provide us with options to exercise one or more renewal terms or to terminate the lease arrangement, we would include these options when we are reasonably certain to exercise them in the lease term used to establish ROU assets and lease liabilities. None of our lease agreements include an option to purchase the leased asset, residual value guarantees, or material restrictive covenants.
The Company has other lease arrangements that are adjusted periodically based on an inflation index or rate. The future variability of these payments and adjustments are unknown, and therefore they are not included as minimum lease payments used to determine ROU assets and lease liabilities. Variable rental payments are recognized in the period in which the obligation is incurred.
Fair value of financial instruments - The carrying values of accounts payable, and other short-term obligations approximate their fair values, because of the short-term maturities of these instruments.
The Company utilizes the guidance of ASC Topic 820-10, Fair Value Measurements (“ASC 820-10”), which defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. The framework that is set forth in this standard is applicable to the fair value measurements where it is permitted or required under other accounting pronouncements.
The ASC 820-10 hierarchy ranks the quality and reliability of inputs, or assumptions, used in the determination of fair value and requires financial assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:
Level 1 – Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets and liabilities:
Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly: and
Level 3 – Unobservable inputs that are not corroborated by market data, therefore requiring the Company to develop its own assumptions.
Sequencing policy – The Company follows a sequencing policy for which in the event partial reclassifications of contracts subject to ASC Topic 815-40-25, Derivatives and Hedging, is necessary, due to the Company’s inability to demonstrate it has sufficient authorized shares, shares will be allocated based on earliest issuance date of potentially dilutive instruments with the earliest grants receiving first allocation of shares.
Convertible promissory notes – The Company evaluates its convertible instruments to determine if those contracts, or embedded components of those contracts, qualify as derivative financial instruments to be separately accounted for in accordance with ASC Topic 815 “Derivatives and Hedging” (“ASC 815”). The accounting treatment of derivative financial instruments requires that the Company record embedded conversion options and any related freestanding instruments at their fair values as of the inception date of the agreement and at fair value as of each subsequent balance sheet date. Any change in fair value is recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date. Conversion options are recorded as a discount to the host instrument and are amortized as amortization of debt discount on the consolidated statements of comprehensive loss over the life of the underlying instrument. The Company reassesses the classification of its derivative instruments at each balance sheet date. If the classification changes because of events during the period, the contract is reclassified as of the date of the event that caused the reclassification.
Debt discount – The Company records a debt discount related to warrants issued with debt at fair value and recognizes the cost using the straight-line method, which approximates the effective interest method, over the term of the related debt as interest expense, which is reported in the Other Income (Expense) section in our consolidated statements of comprehensive loss. This debt discount is reported as a reduction of the related debt liability.
Contract Liabilities – Device product sales are bundled with an initial one-year warranty and the Company offers a separately priced multi-year warranty. Because the warranty represents an obligation, revenue is deferred as a contract liability and recognized over the time that the Company satisfies its performance obligations, which is generally the warranty term.
Revenue Recognition - The core principle of ASC Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company allocates the transaction price to all contractual performance obligations included in the contract. If a contract has more than one performance obligation, we allocate the transaction price to each performance obligation based on standalone selling price, which depicts the amount of consideration we expect to be entitled in exchange for satisfying each performance obligation. The Company recognizes revenue primarily from the following types of contracts:
System Sales, Accessory and Part Sales - System sales, accessory and part sales include devices and applicators (new and refurbished). Performance obligations are satisfied at the point in time when the customer obtains control of the goods, which is generally at the point in time that the product is shipped.
Licensing Fees - Licensing transactions include distribution licenses and intellectual property licenses. Licensing revenue is recognized as the Company satisfies its performance obligations, which may vary with the terms of the licensing agreement.
Other Revenue - Other revenue primarily includes warranties, repairs, and billed freight. The Company allocates the device sales price to the product and the embedded warranty by reference to the stand-alone extended warranty price. Warranty revenue is recognized over the time that the Company satisfies its performance obligations, which is generally the warranty term. Repairs (parts and labor) and billed freight revenue are recognized at the point in time that the service is performed, or the product is shipped, respectively.
Shipping and handling costs - Shipping charges billed to customers are included in revenues. Shipping and handling costs incurred have been recorded in cost of goods sold totaled $324 thousand and $377 thousand for the years ended December 31, 2022, and 2021, respectively.
Research and development - Research and development costs are expensed as incurred. Research and development costs include costs of research, engineering, and technical activities to develop a new product, researching an expanded product use or making significant improvements to existing products, including the costs of clinical development.
Stock-based compensation - The Company uses the fair value method of accounting for its employee stock option program. Stock-based compensation expense for all stock-based payment awards is based on the estimated fair value of the award measured on the grant date. The Company recognizes the estimated fair value of the award as compensation cost on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. The Company generally issues new shares of common stock to satisfy option and warrant exercises.
The expected life of options granted represent the period of time that options granted are expected to be outstanding and are derived from the contractual terms of the options granted calculated under the simplified method. The risk-free rate for periods within the contractual life of the option is based on the United States Treasury yield curve in effect at the time of the grant. The expected volatility is based on the average volatility of the Company’s common stock. The expected dividend yield is based on our historical dividend experience, however, since our inception, we have not declared dividends. Forfeitures are recognized as they occur.

Comprehensive income (loss) – Comprehensive income (loss) results from the translation of the Company’s foreign entity’s financial statements from their functional currency to U.S. dollars for consolidation in the accompanying consolidated financial statements.
Recent Accounting Pronouncements –
In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which was subsequently revised by ASU 2018-19. The ASU introduces a new model for assessing impairment of most financial assets. Entities will be required to use a forward-looking expected loss model, which will replace the current incurred loss model, resulting in earlier recognition of allowance for losses. The ASU is effective for annual reporting periods beginning after January 2023 with early adoption permitted. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial statements.
5. Loss per share
The net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of shares outstanding for the years ended December 31, 2022, and 2021. In accordance with ASC Topic 260-10-45-13, Earnings Per Share, the weighted average of number of shares outstanding includes outstanding common stock and shares issuable for nominal consideration. Accordingly, warrants issued with a $0.01 per share exercise price, are included in weighted average shares outstanding as follows:
(in thousands)	December 31, 2022	December 31, 2021
Common shares	526,530	481,620
Common shares issuable assuming exercise of nominally priced warrants	22,941	36,736
Weighted Average Shares Outstanding	549,471	518,356
Diluted net loss per share would be computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. To the extent that securities are “anti-dilutive,” they are excluded from the calculation of diluted net loss per share. As a result of the net loss for the years ended December 31, 2022, and 2021, all potentially dilutive shares were anti-dilutive and therefore excluded from the computation of diluted net loss per share. Anti-dilutive equity securities consist of the following:
(in thousands)	December 31, 2022	December 31, 2021
Common stock options	21,246	31,760
Common stock purchase warrants	1,186,522	168,192
Convertible notes payable, including interest	603,425	90,380
	1,811,193	290,332
6. Inventory
Inventory consisted of the following:
(in thousands)	December 31, 2022	December 31, 2021
Finished goods	$570	$343
Parts and accessories	641	931
Reserve for slow moving inventory	(343)	(234)
Total Inventory	$868	$1,040

7. Intangible Assets
Carrying value of intangible assets consist of the following:
	December 31, 2022		December 31, 2021		Weighted-Average Useful Life (in years)
(in thousands)	Gross	Accumulated Amortization	Gross	Accumulated Amortization
Definite-lived Intangibles
Customer relationships	$3,820	$(1,308)	$3,820	$(763)	2.9
Patent	2,312	(292)	2,312	(171)	6.4
Tradenames	693	(88)	693	(50)	1.9
Intangible Assets	$6,825	$(1,688)	$6,825	$(984)	3.8
Amortization expense for each of the years ended December 31, 2022, and 2021 totaled $704 thousand. Future amortization expense is expected to be the following (dollars in thousands):
Year ended December 31,	Amortization
2023	704
2024	704
2025	704
2026	704
2027	487
8. Accrued Expenses
Accrued expenses consisted of the following:
(in thousands)	December 31, 2022	December 31, 2021
Registration penalties	$1,583	$1,950
License fees	892	893
Board of directors fees	415	507
Employee compensation	4,585	4,247
Other	1,037	1,044
Total Accrued Expenses	$8,512	$8,641
9. Factoring Liabilities
In June 2021, the Company entered into a factoring agreement with an unrelated third party, pursuant to which the Company may sell certain of its accounts receivables for 86.25% of the value of the receivable. Advances available under the facility are capped at the lesser of $3.0 million or a formula amount, as defined in the agreement. Interest on advances is assessed at a fixed amount upon funding, which is equivalent to an annualized rate of 15.0% for the first 30 days, and daily thereafter at an annualized rate of 14.4%. The agreement’s term is one month and automatically renews for additional one-month periods, unless either party provides 30 days’ notice of termination. The accounts receivable is sold with recourse back to the Company, therefore, the Company accounts for the arrangement as traditional financing.
(In thousands)	December 31, 2022	December 31, 2021
Receivables transferred	$2,564	$2,026
Reserve amount held	(434)	(289)
Traditional factoring liability	2,130	1,737
Advances on future cash receipts	—	446
Factoring liability	$2,130	$2,183

10. Senior Secured Debt, in Default
The following table summarizes outstanding senior secured debt:
	December 31, 2022			December 31, 2021
(In thousands)	Principal	Debt Discount	Carrying Value	Principal	Debt Discount	Carrying Value
Senior secured debt	$19,211	$(4,795)	$14,416	$15,000	$(3,414)	$11,586
Senior secured promissory note payable, in default (“Senior Secured Note”) – In August 2020, the Company entered into a Note and Warrant Purchase and Security Agreement (the “NWPSA”). In accordance with the NWPSA, the Company issued a $15 million Senior Secured Promissory Note Payable (the “Senior Secured Note”) and a warrant exercisable into shares of the Company’s common stock in exchange for cash to support operations, repay outstanding debt and close on the acquisition of the UltraMIST assets from Celularity Inc. (Celularity) among other transactions.
In February 2022, the Company entered into a Second Amendment to Note and Warrant Purchase and Security Agreement (the “Second NWPSA”) for $3.0 million, for a total of $18.0 million outstanding. Along with the issuance of the note, the Company also issued warrants to purchase 16.2 million shares of common stock with an exercise price of $0.18 and 20.6 million shares of common stock. Since the combined fair value of the warrants and common stock issued as part of the Second NWPSA exceeded the face value of the note, the additional amount beyond the face value was recorded as a loss on issuance totaling $3.4 million.
Interest is charged at the greater of prime rate or 3% plus 9%, paid quarterly. Principal increases at a rate of 3% of the outstanding principal balance (PIK interest) on each quarterly interest payment date. Original maturity date of the Senior Secured Note is September 20, 2025, and it can be prepaid.
In June 2022, the Company entered into the Third Amendment to the Note and Warrant Purchase and Security Agreement (the “Third NWPSA”). The Third NWPSA provides for (i) the extension of the agent’s and holder’s forbearance of exercising its remedies arising from Existing Defaults (as defined in the NWPSA) to the earlier of (x) the occurrence of an Event of Default (as defined in the NWPSA) or (y) August 30, 2022, and (ii) the extension to file a registration statement with the Securities and Exchange Commission to register the resale of the Advisor Shares (as defined in the NWPSA) no later than August 30, 2022.
As of December 31, 2022, the Company is in default of the minimum liquidity provisions in the Senior Secured Note and, as a result, it is classified in current liabilities in the accompanying consolidated balance sheets. The Company is accruing interest at the default interest rate of an incremental 5%.
The debt issuance costs, and debt discount related to the Senior Secured Note were capitalized as a reduction in the principal amount and are being amortized to interest expense over the life of the Senior Secured Note. The amortization of the debt issuance costs and debt discount, included in interest expense, for the years ended December 31, 2022, and 2021, totaled $1.6 million and $910 thousand, respectively. Accrued interest related to the Senior Secured Note was $1.9 million and $1.6 million on December 31, 2022, and December 31, 2021, respectively. Interest expense on the Senior Secured Note totaled $5.9 million and $3.1 million for the years ended December 31, 2022, and 2021, respectively.
11. Convertible Promissory Notes and Convertible Promissory Notes, Related Parties
	December 31, 2022
(In thousands, except conversion price)	Conversion Price	Principal	Debt Discount	Conversion Option	Carrying Value
Acquisition convertible promissory note, in default	$0.10	$4,000	$—	$—	$4,000
Convertible promissory note, related party, in default	$0.10	1,373	—	—	1,373
2022 Convertible notes payable	$0.04	13,660	(2,532)	1,585	12,713
2022 Convertible notes payable, related parties	$0.04	6,515	(1,234)	755	6,036
Total Convertible promissory notes		$25,548	$(3,766)	$2,340	$24,122

	December 31, 2021
(In thousands, except conversion price)	Conversion Price	Principal	Debt Discount	Conversion Option	Carrying Value
2021 Convertible promissory notes payable	$0.10	$2,446	$(1,100)	$6,255	$7,601
Acquisition convertible promissory note, in default	$0.10	4,000	—	—	4,000
Convertible promissory note payable, related parties, in default	$0.10	1,596	—	—	1,596
Total Convertible Promissory Notes		$8,042	$(1,100)	$6,255	$13,197
2022 Convertible Notes Payable and 2022 Convertible Notes Payable, Related Parties - In August 2022 and November 2022, the Company entered into a Securities Purchase Agreements (the “Purchase Agreements”), for the sale in a private placement of (i) Future Advance Convertible Promissory Notes (the “Notes”) in an aggregate principal amount of $16.2 million in August and $4.0 million in November, (ii) Common Stock Purchase Warrants to purchase an additional 504.4 million shares of common stock with an exercise price of $0.067 per share and (iii) Common Stock Purchase Warrants to purchase an additional 504.4 million shares of common stock with an exercise price of $0.04 per share. The Company paid issuance costs totaling approximately $1.4 million. Interest expense for the year ended December 31, 2022, totaled $4.4 million, $1.2 million in contractual interest expense and $3.2 million in amortization of debt discount and issuance costs.
Pursuant to the Notes, the Company promised to pay in cash and/or in shares of common stock, at a conversion price of $0.04 (the “Conversion Price”), the principal amount and interest at a rate of 15% per annum on any outstanding principal. The Conversion Price of the Notes is subject to adjustment, including if the Company issues or sells shares of common stock for a price per share less than the Conversion Price of the Notes or if the Company lists its shares of common stock on The Nasdaq Capital Market and the average volume weighted average price of such common stock for the five trading days preceding such listing is less than $0.04 per share; provided, however, that the Conversion Price shall never by less than $0.01. The Notes contain customary events of default and covenants, including limitations on incurrences of indebtedness and liens. In addition, pursuant to the Notes, the Company agreed to reduce its outstanding shares via a reverse stock split to provide the number of authorized and unissued shares of common stock sufficient to permit the conversion of these Notes on or before December 31, 2022. However, the Company obtained a waiver of this requirement through December 31, 2023 from all holders of the Notes and amended its Articles of Incorporation to increase its number of authorized shares of common stock from 800,000,000 to 2,500,000,000.
Acquisition Convertible promissory notes payable - In August 2020, the Company entered into an asset purchase agreement with Celularity to acquire Celularity’s UltraMIST assets. A portion of the aggregate consideration of $24 million paid for the assets included the issuance of a promissory note to Celularity in the principal amount of $4 million (the “Seller Note”). The Seller Note matured on August 6, 2021, and was not repaid. The Company’s failure to pay the outstanding principal balance when due constituted an event of default under the terms of the Seller Note and, accordingly, it began accruing additional interest of 5.0% in addition to the 12.0% initial rate, as of the date of the default. As of December 31, 2022, and 2021, the Seller Notes had outstanding accrued interest of $1.5 million and $761 thousand, respectively.
The Company evaluated embedded conversion features within the convertible promissory note and determined that the conversion feature does not require to be bifurcated. Upon adoption of ASC 2020-6 effective January 1, 2021, the convertible promissory note is accounted for as a single liability due to the elimination of the beneficial conversion feature accounting model.
Convertible promissory notes payable, related party - In August 2020, the Company issued a convertible promissory note payable in the amount of $1.4 million. The note matured on August 6, 2021, and was not repaid and is currently in default. As of December 31, 2022, and 2021, the note had outstanding accrued interest of $444 thousand and $241 thousand, respectively.
2021 Convertible Promissory Notes Payable – Previously, the Company entered into a Securities Purchase Agreement (the “2021 Purchase Agreement”) for the sale by the Company in a private placement (the “2021 Private Placement”) of (i) the Company’s future advance convertible promissory note in an aggregate principal amount of up to $3.4 million, later amended to $4.2 million and (ii) a warrant to purchase up to an additional 16,666,667 shares of common stock of the Company. The warrants had an exercise price of $0.18 per share and a four-year term. Advances totaled $1.9 million and warrants to purchase 9.3 million shares were outstanding prior to the settlement discussed below.
In addition, the Company issued notes to five institutional investors totaling approximately $0.5 million, which were subject to substantially the same terms and conditions as the Purchase Agreement. Warrants to purchase 2.8 million shares of common stock with an exercise price of $0.18 per share were issued and outstanding prior to the settlement discussed below.
Upon the closing of the Private Placement in August 2022, the 2021 Convertible Promissory Notes Payable were paid and settled in full using proceeds from the Private Placement. The settlement payment included cash totaling $3.9 million, which included accrued interest and penalties, and the issuance of Company shares of common stock totaling 19.4 million shares. The lenders surrendered the outstanding warrants to the Company. The Company recognized a $0.9 million loss on extinguishment of debt during the year ended December 31, 2022.
12. SBA Loans
In February 2021, the Company received proceeds from a U.S. Small Business Administration (SBA) loan in the amount of $1.0 million pursuant to the Paycheck Protection Program under the CARES Act. The SBA Loan was evidenced by a promissory note that matured on February 20, 2026, and bears interest of 1% per annum. The SBA loan contained customary events of default relating to, among other things, payment defaults and breaches of representations, warranties and covenants. All or a portion of SBA loan may be fully or partially forgiven by the SBA upon application by the Company not later than June 2022 in accordance with SBA regulations. The Company received approval of the loan forgiveness application and recognized a gain on the extinguishment totaling $1.0 million during the year ended December 31, 2022.
13. Fair Value Measurements
The Company uses various inputs to measure the outstanding warrants and certain embedded conversion features associated with convertible debt on a recurring basis to determine the fair value of the liabilities. The following table classifies the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy:
	Fair value measurement at December 31, 2022
(in thousands)	Fair value	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Warrant liability	$1,416	—	—	$1,416
Conversion option	2,340	—	—	2,340
Total Fair Value	$3,756	$—	$—	$3,756
	Fair value measurement at December 31, 2021
(in thousands)	Fair value	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Warrant liability	$9,614	—	—	$9,614
Conversion option	6,255	—	—	6,255
Total Fair Value	$15,869	$—	$—	$15,869
There were no transfers between Level 1, 2, or 3, during the years ended December 31, 2022, and 2021. Both observable and unobservable in puts were used to determine fair value of the positions that the Company classified within the Level 3 category. Unrealized gains and losses associated with the liabilities within the Level 3 category include changes in fair value that were attributable to both observable and unobservable inputs.

Warrant Liability
Significant Black Scholes valuation model inputs related to the Company’s warrants are listed below:
	December 31, 2022	December 31, 2021
Weighted average expected life in years	4.68	4.67
Weighted average volatility	92%	116%
Value of underlying shares	$0.005	$0.17
Weighted average risk free interest rate	4.00%	1.20%
Expected dividend yield	—	—
A summary of the Level 3 warrant activity is as follows:
(in thousands, except per share data)	Warrants Outstanding	Fair Value per Share	Warrant Liability Fair Value
Balance December 31, 2020	48,091	$0.18	$8,856
Cashless exercise	(11,400)	0.18	(2,030)
Issuance of warrants classified as liabilities	25,926	0.10	2,282
Change in fair value	—		506
Balance December 31, 2021	62,617	$0.15	$9,614
Warrants exercised	(27,037)	0.09	(3,130)
Issuance of warrants classified as liabilities	1,031,277	0.06	4,873
Change in fair value	—		(9,941)
Balance December 31, 2022	1,066,857	$0.06	$1,416
Embedded Conversion Option
Certain convertible notes include a Conversion Option that meets the definition of a derivative liability and, accordingly, is required to be bifurcated. The fair value of the conversion option was valued using the Black-Scholes model as of December 31, 2022, and the binomial pricing model as of December 31, 2021. Significant inputs related to the Level 3 fair value determination are as follows:
	Initial Valuation Assumptions		Year End Valuation Assumptions
	August 2022 Convertible Notes	November 2022 Convertible Notes	December 31, 2022	December 31, 2021
Conversion price(1)	$0.04	$0.04	$0.04	$0.11
Value of underlying shares	$0.006	$0.005	$0.005	$0.17
Interest Rate (annual)(2)	3.24%	4.48%	4.64%	0.18%
Volatility (annual)(3)	349%	438%	503%	290%
Time to maturity	1.00	0.73	0.60	0.50
(1)	Based on the terms provided in the convertible promissory note agreements to convert to common stock of the Company.
(2)	Interest rate for U.S. Treasury Bonds, as of each presented period ending date, as published by the U.S. Federal Reserve.
(3)	Based on the historical daily volatility of the Company as of each presented period ending date. As of December 31, 2022, the Company applied a discount rate to the historical volatility.
A summary of the conversion option liability activity is as follows:
(in thousands)	Conversion Liability
Balance December 31, 2020	$—
Convertible feature	4,139
Change in fair value	2,116
Balance December 31, 2021	$6,255

(in thousands)	Conversion Liability
Issuance of Convertible Notes	2,760
Settlement of convertible notes	(218)
Change in fair value	(6,457)
Balance December 31, 2022	$2,340
14. Contract Liabilities
The Company has contract liabilities from contracts with customers as follows:
During the years ended December 31, 2022, and 2021, the Company recognized revenue related to these contract liabilities of $253 thousand and $32 thousand, respectively, that were included in the beginning contract liability balances for each of those periods.
The following table summarizes the changes in contract liabilities:
	Year Ended December 31,
(in thousands)	2022	2021
Beginning balance	$341	$69
New service agreements	202	100
Deposit on future equipment purchases	—	204
Revenue recognized	(253)	(32)
Total Contract Liabilities	$290	$341
15. Common Stock Purchase Warrants
A summary of the warrant activity is as follows:
(in thousands, except per share data)	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life (years)
Warrants at December 31, 2020	190,357	$0.19	3.43
Issuances	25,926	0.18
Exercised	(11,400)	0.01
Forfeited or expired	—	—
Outstanding at December 31, 2021	204,883	$0.20	2.54
Issuances	1,031,276	0.06
Exercised	(27,943)	0.09
Forfeited or expired	—	—
Outstanding at December 31, 2022	1,208,216	$0.07	3.55
On February 3, 2021, the Company issued 10,925,000 shares of its commons stock to a third party upon the cashless exercise of 11,400,000 of common stock warrants under the terms of the warrant agreement.
16. Common Stock
In December 2022, the Company’s stockholders approved, an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 800,000,000 to 2,500,000,000. In January 2023, the Company filed the amendment to the Articles of Incorporation with the state of Nevada to affect the increase in authorized shares.
Also in December 2022, the Company’s stockholders approved the Company to amend the Company’s Articles of Incorporation to affect a reverse stock split of the Company’s outstanding common stock at a reverse stock split ratio ranging from any whole number between 1-for-50 and 1-for-100, with the exact ratio to be determined by the board of directors of the Company in its sole discretion. The Company has not yet affected a reverse stock split of its common stock.
17. Concentration of Credit Risk and Limited Suppliers
Major customers are defined as customers whose accounts receivable, or sales individually consist of more than ten percent of total trade receivables or total sales, respectively. The percentage of accounts receivable from major customers of the Company were as follows:
	December 31, 2022	December 31, 2021
Accounts Receivable:
Customer A	—	24%
Customer B	—	16%
The Company currently purchases most of its product component materials from single suppliers and the loss of any of these suppliers could result in a disruption in our production. The percentage of purchases from major vendors of the Company that exceeded ten percent of total purchases were as follows:
	Year ended December 31,
	2022	2021
Purchases:
Vendor A	19%	50%
Vendor B	—	21%
18. Revenue
The disaggregation of revenue is based on type and geographical region. The following table presents revenue from contracts with customers:
	Year ended December 31, 2022			Year ended December 31, 2021
	United States	International	Total	United States	International	Total
Accessory and parts revenue	$9,790	$72	$9,862	$7,770	$302	$8,072
System revenue	5,179	149	5,328	2,766	350	3,116
License fees and other	283	38	321	135	60	195
Product Revenue	$15,252	$259	$15,511	$10,671	$712	$11,383
Rental Income	1,231	—	1,231	1,627	—	1,627
Total Revenue	$16,483	$259	$16,742	$12,298	$712	$13,010
19. Stock-Based Compensation
On November 1, 2010, the Company approved the Amended and Restated 2006 Stock Incentive Plan of SANUWAVE Health, Inc. effective as of January 1, 2010 (the “Stock Incentive Plan”). The Stock Incentive Plan permits grants of awards to selected employees, directors, and advisors of the Company in the form of restricted stock or options to purchase shares of common stock. Options granted may include non-statutory options as well as qualified incentive stock options. The Stock Incentive Plan is administered by the board of directors of the Company. The Stock Incentive Plan gives broad powers to the board of directors of the Company to administer and interpret the form and conditions of each option. The stock options granted under the Stock Incentive Plan are generally non-statutory options which generally vest over a period of up to three years and have a ten-year term. The options are granted at an exercise price determined by the board of directors of the Company to be the fair market value of the common stock on the date of the grant. As of December 31, 2022, and 2021, the Stock Incentive Plan reserved a total of 35,000,000 shares of common stock for grant. On December 31, 2022, there were 3,240,615 shares of common stock available for grant under the Stock Incentive Plan.

20. Income Taxes
The Company files income tax returns in the United States Federal jurisdiction and various state and foreign jurisdictions. The Company is subject to United States Federal and state income tax examinations by tax authorities for any years that have net operating losses open until the net operating losses are used.
The components of the net loss before income taxes are as follows:
	Year ended December 31,
(In thousands)	2022	2021
Domestic	$(10,279)	$(27,208)
Foreign	(12)	(23)
Net loss before income taxes	$(10,291)	$(27,231)
In accordance with ASC Topic 740, Income Taxes (“ASC 740”), the Company accounts for income taxes utilizing the asset and liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided for the deferred tax assets, including loss carryforwards, when it is more likely than not that some portion or all a deferred tax asset will not be realized.
The income tax provision (benefit) from continuing operations consists of the following:
(In thousands)	December 31, 2022	December 31, 2021
Current:
Federal	$—	$—
State	2	28
Foreign	—	—
Current Tax Provision	$2	$28
Deferred:
Federal	$(5,657)	$(5,038)
State	753	(869)
Foreign	(1)	4
Change in valuation allowance	4,905	5,903
Deferred Tax Provision	$—	$—
As of December 31, 2022, and 2021, the Company did not have any undistributed earnings of our foreign subsidiaries. As a result, no additional income or withholding taxes have been provided for. The Company does not anticipate any impacts of the global intangible low taxed income (“GILTI”) and base erosion anti-abuse tax (“BEAT”) and as such, the Company has not recorded any impact associated with either GILTI or BEAT.
The income tax provision (benefit) amounts differ from the amounts computed by applying the United States Federal statutory income tax rate of 21% for the years ended December 31, 2022, and 2021. Adjustments to determine income tax expense are as follow:
(In thousands)	Years ended December 31,
	2022	2021
Tax benefit at statutory rate	$(2,161)	$(5,718)
Increase (reduction) in income taxes resulting from:
State incomes tax benefits, net of federal benefit	(473)	(837)
Non-deductible gain on warrant adjustment valuation	(3,270)	417
Change in valuation allowance	4,905	5,903

(In thousands)	Years ended December 31,
	2022	2021
Registration penalites	67	354
Other	934	(91)
Income Tax Expense	$2	$28
The tax effects of temporary differences that give rise to the deferred tax assets are as follows:
(In thousands)	December 31, 2022	December 31, 2021
Deferred Tax Assets
Net operating loss carryforwards	$38,323	$33,238
Net operating loss carryforwards - foreign	24	23
Excess of tax basis over book value of property and equipment	9	14
Excess of tax basis over book value of intangible assets	1,325	1,622
Lease liability	150	96
Stock-based compensation	1,487	1,613
Accrued employee compensation	750	698
Capitalized equity costs	—	49
Capitalized research and development	116	—
Net change in reserve accounts	1,031	898
Gross deferred tax asset	43,215	38,251
Valuation Allowance	(43,070)	(38,165)
Net Deferred Tax Asset	145	86
Deferred Tax Liabilities
Right-of-use asset	(145)	(86)
Gross deferred tax liability	(145)	(86)
TOTAL	$—	$—
On August 16, 2022, the U.S. government enacted the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) into law. The Inflation Reduction Act imposes an excise tax of 1% on the fair market value of net stock repurchases made after December 31, 2022. The impact of this provision will be dependent on the extent of share repurchases made in future periods. We continue to analyze the impacts of the Inflation Reduction Act; however, it is not expected to have a material impact on our financial statements. Additionally, the Inflation Reduction Act includes a new corporate alternative minimum tax which is not currently applicable to the Company.
The Tax Cuts and Jobs Act (“TCJA”) requires taxpayers to capitalize and amortize research and development (“R&D”) expenditures under section 174 for tax years beginning after December 31, 2021. This rule became effective for the Company during 2022 and resulted in capitalized R&D costs of $0.6 million as of December 31, 2022. The Company will amortize these costs for tax purposes over five years for R&D performed in the U.S. and over 15 years for R&D performed outside the U.S. In 2022, all R&D was performed in the U.S.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.
ASC 740 requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2022, and 2021.
The Company’s ability to use its net operating loss carryforwards could be limited and subject to annual limitations. Since a full analysis under Section 382 of the Internal Revenue Code has not been performed, the Company may realize a “more than 50% change in ownership” which could limit its ability to use its net operating loss carryforwards accumulated to date to reduce future taxable income and tax liabilities. Additionally, because United States tax laws limit the time during which net operating loss carryforwards may be applied against future taxable income and tax liabilities, the Company may not be able to take advantage of all or portions of its net operating loss carryforwards for Federal income tax purposes.
The Federal net operating loss carryforwards of approximately $159.7 million from years ending December 31, 2005, through December 31, 2017, will begin to expire in 2025. The Federal net operating loss carryforward for the years ended December 31, 2018, through 2022 of approximately $81.8 million will not expire. The state net operating loss carryforwards of approximately $70.5 million from years ending December 31, 2005, through December 31, 2022, will expire at various dates through 2042. The foreign net operating loss carryforward on December 31, 2022, of $0.1 million will begin to expire in 2024.
A provision of ASC 740 specifies that companies are to account for uncertainties in income tax reporting, and prescribes a methodology for recognizing, reversing, and measuring the tax benefits of a tax position taken, or expected to be taken, in a tax return. ASC 740 requires the evaluation of tax positions taken or expected to be taken while preparing the Company’s tax returns to determine whether the tax positions would “more-likely-than-not” be sustained if challenged by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements as of December 31, 2022, and 2021. The Company does not expect any significant changes in the unrecognized tax benefits within twelve months of the reporting date.
The Company will recognize in income tax expense, interest and penalties related to income tax matters. For the years ended December 31, 2022, and 2021, the Company did not have any amounts recorded for interest and penalties.
21. Commitments and Contingencies
Litigation
In the ordinary course of business, the Company from time to time becomes involved in various legal proceedings involving a variety of matters. The Company does not believe there are any pending legal proceedings that will have a material adverse effect on the Company’s business, consolidated financial position, results of operations, or cash flows. However, the outcome of such legal matters is inherently unpredictable and subject to significant uncertainties. The Companies expenses legal fees in the period in which they are occurred.
Acquisition Dispute
The Company received notification alleging that it is not in compliance with the license agreement with Celularity entered in connection with the acquisition of the UltraMIST assets. The Company has responded and asserted that the Company is not in breach and that the supplier has breached various agreements. It is too early to determine the outcome of this matter. Any potential impact to the Company cannot be fully determined at this time and there is no guarantee that the dispute will be resolved in a manner beneficial to the Company or at all.

Lease Commitments
As of December 31, 2022, the maturities of the Company’s operating and financing leases, which have initial or remaining lease terms more than one year, consist of the following:
(In thousands)	Operating Leases	Finance Leases
Year ended December 31,
2023	$143	$128
2024	85	128
2025	82	78
2026	82	—
2027	55	—
Total Lease Payments	447	334
22. Restatement of Previously Issued Interim Condensed Consolidated Financial Statements
The following tables present the impact of the restatement adjustments disclosed in Note 3 – Restatement of Previously Issued Financial Statements, to the previously reported financial information as of and for the periods ended March 31, 2022, June 30, 2022, and September 30, 2022. Restated Statements of Stockholders’ Equity are not presented as all impacted items on those statements, Net Income (Loss), Accumulated deficit, and Total stockholders’ equity, are presented within the following tables.

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
RESTATED CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
MARCH 31, 2022
(In thousands, except share data)	Previously Reported	Adjustments	Restated
ASSETS
Current Assets:
Cash	$313	$—	$313
Accounts receivable, net of allowance of $785	1,730	—	1,730
Inventory	1,001	—	1,001
Prepaid expenses and other current assets	365	—	365
Total Current Assets	$3,409	$—	$3,409
Property, Equipment, net	315	—	315
Right of use assets, net	259	—	259
Other Intangible Assets, net	5,665	—	5,665
Goodwill	7,260	—	7,260
Other assets	106	—	106
Total Assets	$17,014	$—	$17,014
LIABILITIES
Current Liabilities:
Senior secured promissory note payable, in default	$11,894	$—	$11,894
Convertible promissory notes payable, in default	10,532	—	10,532
Convertible promissory notes, related parties, in default	1,596	—	1,596
Advances on future cash receipts	416	—	416
Accounts payable	6,696	64	6,760
Accrued expenses	4,916	554	5,470
Accrued employee compensation	3,623	—	3,623
Due under factoring agreement	1,231	—	1,231
Warrant liability	8,300	—	8,300
Current portion of SBA loans	226	—	226
Accrued interest	3,072	60	3,132
Accrued interest, related parties	345	—	345
Current portion of lease liabilities	268	—	268
Current portion of contract liabilities	58	—	58
Other	58	—	58
Total Current Liabilities	$53,231	$678	$53,909
Non-current Liabilities
SBA loans	$807	$—	$807
Lease liabilities	34	—	34
Contract liabilities	303	—	303
Deferred tax liability	28	—	28
Total Non-current Liabilities	$1,172	$—	$1,172
Total Liabilities	$54,403	$678	$55,081
STOCKHOLDERS’ DEFICIT
Preferred Stock	$—	$—	$—
Common Stock	517	—	517
Additional Paid-in Capital	150,533	—	150,533
Accumulated Deficit	(188,372)	(678)	(189,050)
Accumulated Other Comprehensive Loss	(67)	—	(67)
Total Stockholders’ Deficit	$(37,389)	$(678)	$(38,067)
Total Liabilities and Stockholders’ Deficit	$17,014	$—	$17,014

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
RESTATED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)
	Three Months Ended March 31, 2022
(In thousands except share data)	Previously Reported	Adjustments	Restated
Revenues:
Accessory and parts revenue	$2,192	$—	$2,192
Product	645	—	645
Rental Income	343	—	343
License fees and other	15	—	15
Total Revenue	3,195	—	3,195

Cost of Revenues	889	—	889

Gross Margin	$2,306	$—	$2,306

Operating Expenses:
General and administrative	2,141	64	2,205
Selling and marketing	1,715	—	1,715
Research and development	166	—	166
Gain on disposal of assets	(554)	554	—
Depreciation and amortization	176	—	176
Total Operating Expenses	3,644	618	4,262

Operating Loss	$(1,338)	$(618)	$(1,956)

Other Income (Expense):
Interest expense	(3,076)	(60)	(3,136)
Interest expense, related party	(56)	—	(56)
Change in fair value of derivative liabilities	3,482	—	3,482
Loss on issuance of debt	(3,434)	—	(3,434)
Gain / (loss) on foreign currency exchange	(1)	—	(1)
Other Expense, net	(3,085)	(60)	(3,145)
Net Loss before Income Taxes	$(4,423)	$(678)	$(5,101)

Provision for Income Taxes	—	—	—
Net Loss	$(4,423)	$(678)	$(5,101)
Other Comprehensive Loss
Foreign currency translation adjustments	—	—	—
Total Comprehensive Loss	$(4,423)	$(678)	$(5,101)

Loss per Share:
Net loss per share, basic and diluted	$(0.01)	$—	$(0.01)

Weighted average shares outstanding, basic and diluted	525,414,534	—	525,414,534

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
RESTATED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended March 31, 2022
(In thousands)	Previously Reported	Adjustment	Restated
Cash Flows - Operating Activities:
Net loss	$(4,423)	$(678)	$(5,101)
Adjustments to reconcile net loss to net cash used by operating activities
Amortization of intangibles	176	—	176
Depreciation	15	—	15
Change in fair value of derivative liabilities	(3,482)	—	(3,482)
Loss on issuance of debt	3,434	—	3,434
Amortization of debt issuance costs and original issue discount	889	—	889
Accrued interest	551	60	611
Interest payable, related parties	56	—	56
Changes in operating assets and liabilities
Accounts receivable - trade	804	—	804
Inventory	39	—	39
Prepaid expenses	(39)	—	(39)
Other assets	43	—	43
Operating leases	—	—	—
Accounts payable	(930)	64	(866)
Accrued expenses	439	554	993
Accrued employee compensation	(549)	—	(549)
Contract liabilities	(155)	—	(155)
Net Cash Used by Operating Activities	(3,132)	—	(3,132)

Cash Flows - Investing Activities
Disposition of property and equipment	360	—	360
Net Cash Flows Provided by (Used in) Investing Activities	360	—	360

Cash Flows - Financing Activities
Proceeds from senior promissory notes	2,940	—	2,940
Payments for factoring	(505)	—	(505)
Proceeds from warrant exercises	100	—	100
Payments of principal on finance leases	(65)	—	(65)
Net Cash Flows Provided by Financing Activities	2,470	—	2,470
Effect of Exchange Rates on Cash	(4)	—	(4)
Net Change in Cash During Period	(306)	—	(306)
Cash at Beginning of Period	619	—	619
Cash at End of Period	$313	$—	$313

Supplemental Information:
Cash paid for interest	$574	$—	$574
Non-cash Investing and Financing Activities:
Reclassification of warrant liability due to cashless warrant exercise	$2,167	$—	$2,167
Warrants issued in conjunction with senior secured promissory note payable	2,654	—	2,654
Common shares issued in conjunction with senior secured promissory note payable	3,720	—	3,720

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
RESTATED CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
JUNE 30, 2022
(In thousands, except share data)	Previously Reported	Adjustments	Restated
ASSETS
Current Assets:
Cash	$1,484	$—	$1,484
Accounts receivable, net of allowance for doubtful accounts of $0.8 million, respectively	1,749	—	1,749
Inventory	925	—	925
Prepaid expenses and other current assets	1,181	(781)	400
Total Current Assets	$5,339	$(781)	$4,558
Property, Equipment and Other, net	535	—	535
Other Intangible Assets, net	5,489	—	5,489
Goodwill	7,260	—	7,260
Total Assets	$18,623	$(781)	$17,842
LIABILITIES
Current Liabilities:
Senior secured promissory note payable, in default	$12,334	$—	$12,334
Convertible promissory notes payable, in default	6,523	—	6,523
Convertible promissory notes, related parties, in default	1,596	—	1,596
Short-term loans	1,484	—	1,484
Advances on future cash receipts	398	—	398
Accounts payable	7,083	76	7,159
Accrued expenses	5,900	741	6,641
Accrued employee compensation	4,264	—	4,264
Due under factoring agreement	1,792	—	1,792
Warrant liability	5,295	—	5,295
Current portion of SBA loans	272	—	272
Accrued interest	3,600	137	3,737
Accrued interest, related parties	402	—	402
Current portion of lease liabilities	185	—	185
Current portion of contract liabilities	64	—	64
Other	107	—	107
Total Current Liabilities	$51,299	$954	$52,253
Non-current Liabilities
SBA loans	$761	$—	$761
Lease liabilities	40	—	40
Contract liabilities	295	—	295
Deferred tax liability	28	—	28
Total Non-current Liabilities	$1,124	$—	$1,124
Total Liabilities	$52,423	$954	$53,377
STOCKHOLDERS’ DEFICIT

Preferred Stock	$—	$—	$—
Common Stock	529	—	529
Additional Paid-in Capital	151,409	—	151,409
Accumulated Deficit	(185,671)	(1,735)	(187,406)
Accumulated Other Comprehensive Loss	(67)		(67)
Total Stockholders’ Deficit	$(33,800)	$(1,735)	$(35,535)
Total Liabilities and Stockholders’ Deficit	$18,623	$(781)	$17,842

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
RESTATED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
(In thousands except share data)	Previously Reported	Adj.	Restated	Previously Reported	Adj.	Restated
Revenues:
Accessory and parts revenue	$2,663	$—	$2,663	$4,854	$—	$4,854
Product	862	—	862	1,507	—	1,507
Rental Income	344	—	344	688	—	688
License fees and other	13	—	13	28	—	28
Total Revenue	3,882	—	3,882	7,077	—	7,077

Cost of Revenues	1,096	—	1,096	1,986	—	1,986

Gross Margin	$2,786	$—	$2,786	$5,091	$—	$5,091

Operating Expenses:
General and administrative	2,937	793	3,730	5,078	857	5,935
Selling and marketing	1,672	—	1,672	3,387	—	3,387
Research and development	171	—	171	337	—	337
Gain on disposal of assets	(136)	187	51	(690)	741	51
Depreciation and amortization	210	—	210	386	—	386
Total Operating Expenses	4,854	980	5,834	8,498	1,598	10,096

Operating Loss	$(2,068)	$(980)	$(3,048)	$(3,407)	$(1,598)	$(5,005)

Other Income (Expense):
Interest expense	(2,826)	(77)	(2,903)	(5,903)	(137)	(6,040)
Interest expense, related party	(56)	—	(56)	(112)	—	(112)
Change in fair value of derivative liabilities	7,861	—	7,861	11,343	—	11,343
Loss on issuance of debt	—	—	—	(3,434)	—	(3,434)
Loss on extinguishment of debt	(211)	—	(211)	(211)	—	(211)
Gain / (loss) on foreign currency exchange	2	—	2	2	—	2
Other Income (Expense), net	4,770	(77)	4,693	1,685	(137)	1,548

Net Income (loss) before Income Taxes	$2,702	$(1,057)	$1,645	$(1,722)	$(1,735)	$(3,457)

Provision for Income Taxes	—	—	—	—	—	—
Net Income (loss)	$2,702	$(1,057)	$1,645	$(1,722)	$(1,735)	$(3,457)
Other Comprehensive Income (Loss)
Foreign currency translation adjustments	—	—	—	—	—	—

Total Comprehensive Income (Loss)	$2,702	$(1,057)	$1,645	$(1,722)	$(1,735)	$(3,457)

Gain (loss) per Share:
Basic	$0.01	$(0.01)	$—	$—	$(0.01)	$(0.01)
Diluted	$—		$—	$—	(0.01)	$(0.01)

Weighted average shares outstanding; Basic and Diluted
Basic	538,560,051	—	538,560,051	532,589,825	—	532,589,825
Diluted	871,984,091	—	871,984,091	532,589,825	—	532,589,825

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
RESTATED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Six Months Ended June 30, 2022
(In thousands)	Previously Reported	Adjustment	Restated
Cash Flows - Operating Activities:
Net loss	$(1,722)	$(1,735)	$(3,457)
Adjustments to reconcile net loss to net cash used by operating activities
Amortization of intangibles	352	—	352
Depreciation	94	—	94
Bad debt expense	52	—	52
Income tax expense	—	—	—
Shares issued for service	888	—	888
Loss in extinguishment of debt	211	—	211
Gain on sale of property and equipment, net	(541)	541	—
Change in fair value of derivative liabilities	(11,343)	—	(11,343)
Loss on issuance of debt	3,434	—	3,434
Amortization of debt issuance costs and original issue discount	1,304	—	1,304
Accrued interest	1,078	137	1,215
Interest payable, related parties	112	—	112
Changes in operating assets and liabilities
Accounts receivable - trade	733	—	733
Inventory	115	—	115
Prepaid expenses	(855)	781	(74)
Other assets	47	—	47
Accounts payable	(562)	76	(486)
Accrued expenses	1,407	200	1,607
Accrued employee compensation	103	—	103
Contract liabilities	(108)	—	(108)
Net Cash Used by Operating Activities	(5,201)	—	(5,201)

Cash Flows - Investing Activities
Proceeds from sale of property and equipment	948	—	948
Net Cash Flows Used in Investing Activities	948	—	948

Cash Flows - Financing Activities
Proceeds from senior promissory notes	2,940	—	2,940
Proceeds from short term notes	2,130	—	2,130
Proceeds from factoring	55	—	55
Proceeds from warrant exercises	100	—	100
Payments of principal on finance leases	(121)	—	(121)
Proceeds from related party advances	—	—	—
Net Cash Flows Provided by Financing Activities	5,104	—	5,104

Effect of Exchange Rates on Cash	14	—	14

Net Change in Cash During Period	865	—	865

Cash at Beginning of Period	619	—	619
Cash at End of Period	$1,484	$—	$1,484

Supplemental Information:
Cash paid for interest	$2,045	$—	$2,045
Non-cash Investing and Financing Activities:
Reclassification of warrant liability due to cashless warrant exercise	2,167	—	2,167
Warrants issued in conjunction with senior secured promissory note payable	2,654	—	2,654
Common shares issued in conjunction with senior secured promissory note payable	3,720	—	3,720

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
RESTATED CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
SEPTEMBER 30, 2022
(In thousands, except share data)	Previously Reported	Adjustments	Restated
ASSETS
Cash	$1,112	$—	$1,112
Accounts receivable, net of allowance of $0.8 million, respectively	2,403	—	2,403
Inventory	1,413	(551)	862
Prepaid expenses and other current assets	1,935	(781)	1,154
Total Current Assets	$6,863	$(1,332)	$5,531
Property and Equipment and Other, net	673	—	673
Other Intangible Assets, net	5,313	—	5,313
Goodwill	7,260	—	7,260
Total Assets	$20,109	$(1,332)	$18,777
LIABILITIES
Current Liabilities:
Senior secured promissory note payable, in default	$12,773	$—	$12,773
Convertible promissory notes payable, in default	13,174	—	13,174
Convertible promissory notes, related parties, in default	5,858	—	5,858
Advances on future cash receipts	194	—	194
Accounts payable	5,055	170	5,225
Accrued expenses	4,100	741	4,841
Accrued employee compensation	3,792	—	3,792
Due under factoring agreement	1,510	—	1,510
Warrant liability	1,196	—	1,196
Accrued interest	3,988	218	4,206
Accrued interest, related parties	546	—	546
Current portion of lease and contract liabilities	249	—	249
Other	30	—	30
Total Current Liabilities	$52,465	$1,129	$53,594
Non-current Liabilities
SBA loans	$—	$—	$—
Lease liabilities	263	—	263
Contract liabilities	205	—	205
Deferred tax liability	28	—	28
Total Non-current Liabilities	$496	$—	$496
Total Liabilities	$52,961	$1,129	$54,090
STOCKHOLDERS’ DEFICIT
Preferred Stock	$—	$—	$—
Common Stock	549	—	549
Additional Paid-in Capital	152,750	—	152,750
Accumulated Deficit	(186,084)	(2,461)	(188,545)
Accumulated Other Comprehensive Loss	(67)	—	(67)
Total Stockholders’ Deficit	$(32,852)	$(2,461)	$(35,313)
Total Liabilities and Stockholders’ Deficit	$20,109	$(1,332)	$18,777

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
RESTATED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)
	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
(In thousands except share data)	Previously Reported	Adj.	Restated	Previously Reported	Adj.	Restated
Revenues:
Accessory and parts revenue	$3,012	$—	$3,012	$7,866	$—	$7,866
Product	902	—	902	2,408	—	2,408
Rental Income	247	—	247	935	—	935
License fees and other	5	—	5	33	—	33
Total Revenue	4,166	—	4,166	11,242	—	11,242

Cost of Revenues	606	551	1,157	2,590	551	3,141
Gross Margin	$3,560	$(551)	$3,009	$8,652	$(551)	$8,101

Operating Expenses:
General and administrative	3,404	94	3,498	8,482	951	9,433
Selling and marketing	1,650	—	1,650	5,037	—	5,037
Research and development	157	—	157	494	—	494
Gain on disposal of assets	—	—	—	(690)	741	51
Depreciation and amortization	189	—	189	575	—	575
Total Operating Expenses	5,400	94	5,494	13,898	1,692	15,590
Operating Loss	$(1,840)	$(645)	$(2,485)	$(5,246)	$(2,243)	$(7,489)

Other Income (Expense):
Interest expense	(3,301)	(81)	(3,382)	(9,203)	(218)	(9,421)
Interest expense, related party	(439)	—	(439)	(551)	—	(551)
Change in fair value of derivative liabilities	5,252	—	5,252	16,597	—	16,597
Loss on issuance of debt	—	—	—	(3,434)	—	(3,434)
Loss on extinguishment of debt	(86)	—	(86)	(297)	—	(297)
Gain / (loss) on foreign currency exchange	1	—	1	(1)	—	(1)
Other Income (Expense), net	1,427	(81)	1,346	3,111	(218)	2,893

Net Loss before Income Taxes	$(413)	$(726)	$(1,139)	$(2,135)	$(2,461)	$(4,596)

Provision for Income Taxes	—	—	—	—	—	—
Net Income (loss)	$(413)	$(726)	$(1,139)	$(2,135)	$(2,461)	$(4,596)

Other Comprehensive Income (Loss)
Foreign currency translation adjustments	—	—	—	—	—	—
Total Comprehensive Income (Loss)	$(413)	$(726)	$(1,139)	$(2,135)	$(2,461)	$(4,596)

Loss per Share:
Basic and Diluted	$(0.00)	$—	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted average shares outstanding, basic and diluted	561,069,625	—	561,069,625	542,484,779	—	542,484,779

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
RESTATED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended September 30, 2022
(In thousands)	Previously Reported	Adjustment	Restated
Cash Flows - Operating Activities:
Net loss	$(2,135)	$(2,461)	$(4,596)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and Amortization	681	—	681
Bad debt expense	62	—	62
Shares issued for service	888	—	888
Loss on extinguishment of debt	297	—	297
Gain on sale of property and equipment, net	(690)	741	51
Change in fair value of derivative liabilities	(16,597)	—	(16,597)
Loss on issuance of debt	3,434	—	3,434
Amortization of debt issuance costs and original issue discount	2,998	—	2,998
Accrued interest	1,618	218	1,836
Interest payable, related parties	168	—	168
Changes in operating assets and liabilities
Accounts receivable - trade	69	—	69
Inventory	(373)	551	178
Prepaid expenses and other assets	(1,437)	781	(656)
Accounts payable	(1,863)	170	(1,693)
Accrued expenses	271	—	271
Accrued employee compensation	(473)	—	(473)
Contract liabilities	(94)	—	(94)
Net Cash Used by Operating Activities	(13,176)	—	(13,176)
Cash Flows - Investing Activities
Disposition of property and equipment	1,022	—	1,022
Net Cash Flows Provided by (Used in) Investing Activities	1,022	—	1,022

Cash Flows - Financing Activities
Proceeds from senior promissory notes	2,940	—	2,940
Proceeds from convertible promissory notes	12,366	—	12,366
Proceeds from short term notes	640	—	640
Payments for factoring	(227)	—	(227)
Proceeds from warrant exercises	100	—	100
Payments of principal on finance leases	(174)	—	(174)
Payments of principal on convertible promissory notes and SBA loans	(2,981)	—	(2,981)
Net Cash Flows Provided by Financing Activities	12,664	—	12,664

Effect of Exchange Rates on Cash	(17)	—	(17)

Net Change in Cash During Period	493	—	493
Cash at Beginning of Period	619	—	619
Cash at End of Period	$1,112	$—	$1,112

Supplemental Information:
Cash paid for interest	$3,345	$—	$3,345
Non-cash Investing and Financing Activities:
Reclassification of warrant liability due to cashless warrant exercise	$2,166	$—	$2,166
Settlement of debt and warrants with stock	1,361	—	1,361
Warrants issued in conjunction with senior secured promissory note payable	2,654	—	2,654
Common shares issued in conjunction with senior secured promissory note payable	3,720	—	3,720
Embedded conversion option with issuances of convertible debt	2,309	—	2,309
Working capital balances refinanced into Convertible notes payable	2,273	—	2,273
Warrant issuance in conjunction with convertible debt	1,463	—	1,463

PART I -- FINANCIAL INFORMATION
ITEM 1.	FINANCIAL STATEMENTS
SANUWAVE HEALTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share data)
	September 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash	$1,095	$1,153
Accounts receivable, net of allowance of $1,247 and $1,037, respectively	3,231	4,029
Inventory	1,713	868
Prepaid expenses and other current assets	1,355	570
Total Current Assets	7,394	6,620
Property, equipment and other, net	1,079	856
Intangible assets, net	4,609	5,137
Goodwill	7,260	7,260
Total Non-current Assets	12,948	13,253
Total Assets	$20,342	$19,873

LIABILITIES
Current Liabilities:
Senior secured debt, in default	$17,645	$14,416
Convertible promissory notes payable	7,553	16,713
Convertible promissory notes payable, related parties	2,495	7,409
Asset-backed secured promissory notes	6,576	—
Asset-backed secured promissory notes, related parties	3,094	—
Accounts payable	4,623	4,400
Accrued expenses	6,359	8,512
Factoring liabilities	1,814	2,130
Warrant liability	28,106	1,416
Accrued interest	5,369	4,052
Accrued interest, related parties	729	788
Current portion of contract liabilities	68	60
Other	1,003	291
Total Current Liabilities	85,434	60,187
Non-current Liabilities
Lease liabilities	550	438
Contract liabilities	284	230
Deferred tax liability	28	28
Total Non-currrent Liabilities	862	696
Total Liabilities	$86,296	$60,883

Commitments and Contingencies (Footnote 13)

STOCKHOLDERS’ DEFICIT

Preferred Stock, par value $0.001, 5,000,000 shares authorized; 6,175 shares Series A, 293 shares Series B, 90 shares Series C and 8 shares Series D no shares issued and outstanding at September 30, 2023 and December 31, 2022	$—	$—
Common stock, par value $0.001, 2,500,000,000 shares authorized; 1,026,078,464 and 548,737,651 issued and outstanding at September 30, 2023 and December 31, 2022, respectively	1,026	549
Additional paid-in capital	171,377	152,750
Accumulated deficit	(238,284)	(194,242)
Accumulated other comprehensive loss	(73)	(67)
Total Stockholders’ Deficit	(65,954)	(41,010)
Total Liabilities and Stockholders’ Deficit	$20,342	$19,873
The accompanying notes to condensed consolidated financial statements are an integral part of these financial statements.

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME
(UNAUDITED)
(In thousands, except share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$4,953	$4,166	$13,404	$11,242
Cost of Revenues	1,412	1,157	3,876	3,141
Gross Margin	3,541	3,009	9,528	8,101

Operating Expenses:
General and administrative	2,681	3,498	6,678	9,484
Selling and marketing	1,039	1,650	3,430	5,037
Research and development	165	157	436	494
Depreciation and amortization	187	189	563	575
Total Operating Expenses	4,072	5,494	11,107	15,590
Operating Loss	(531)	(2,485)	(1,579)	(7,489)

Other (Expense)/Income:
Interest expense	(2,907)	(3,382)	(10,125)	(9,421)
Interest expense, related party	(938)	(439)	(2,379)	(551)
Change in fair value of derivative liabilities	(19,325)	5,252	(29,943)	16,597
Loss on issuance of debt	—	—	—	(3,434)
Loss on extinguishment of debt	—	(86)	—	(297)
Other (expense) income	1	1	(16)	(1)
Total Other (Expense)/Income	(23,169)	1,346	(42,463)	2,893
Net Loss before Income Taxes	(23,700)	(1,139)	(44,042)	(4,596)
Provision for Income Taxes	—	—	—	—
Net Loss	(23,700)	(1,139)	(44,042)	(4,596)
Other Comprehensive Loss
Foreign currency translation adjustments	7	—	(6)	6
Total Comprehensive Loss	$(23,693)	$(1,139)	$(44,048)	$(4,590)

Loss per Share:
Basic and diluted	$(0.03)	$(0.00)	$(0.06)	$(0.01)
Weighted average shares outstanding
Basic and diluted	892,956,020	561,069,625	683,771,214	542,484,779
The accompanying notes to condensed consolidated financial statements are an integral part of these financial statements.

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(UNAUDITED)
(In thousands, except share data)
	Three Months Ended September 30, 2023
	Common Stock		Additional Paid- in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Number of Shares Issued and Outstanding	Par Value
Balances as of June 30, 2023	561,637,651	$562	$153,264	$(214,584)	$(80)	$(60,838)
Shares issued for settlement of debt	464,440,813	464	18,113	—	—	18,577
Net loss	—	—	—	(23,700)	—	(23,700)
Foreign currency translation adjustment	—	—	—	—	7	7
Balances as of September 30, 2023	1,026,078,464	$1,026	$171,377	$(238,284)	$(73)	$(65,954)
	Three Months Ended September 30, 2022
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Number of Shares Issued and Outstanding	Par Value
Balances as of June 30, 2022	529,293,205	$529	$151,409	$(187,406)	$(67)	$(35,535)
Shares issued for settlement of debt and warrants	19,444,446	20	1,341	—	—	1,361
Net loss	—	—	—	(1,139)	—	(1,139)
Balances as of September 30, 2022	548,737,651	$549	$152,750	$(188,545)	$(67)	$(35,313)
The accompanying notes to condensed consolidated financial statements are an integral part of these financial statements.

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(UNAUDITED)
(In thousands, except share data)
	Nine Months Ended September 30, 2023
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Number of Shares Issued and Outstanding	Par Value
Balances as of December 31, 2022	548,737,651	$549	$152,750	$(194,242)	$(67)	$(41,010)
Shares issued for services	12,900,000	13	514	—	—	527
Shares issued for settlement of debt	464,440,813	464	18,113	—	—	18,577
Net loss	—	—	—	(44,042)	—	(44,042)
Foreign currency translation adjustment	—	—	—	—	(6)	(6)
Balances as of September 30, 2023	1,026,078,464	$1,026	$171,377	$(238,284)	$(73)	$(65,954)
	Nine Months Ended September 30, 2022
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Number of Shares Issued and Outstanding	Par Value
Balances as of December 31, 2021	481,619,621	$482	$144,582	$(183,949)	$(73)	$(38,958)
Cashless warrant exercise	14,000,000	14	2,152	—	—	2,166
Warrant exercise	909,091	1	99	—	—	100
Shares issued in conjunction with Note Payable	20,666,993	20	3,700	—	—	3,720
Shares issued for settlement of debt and warrants	19,444,446	20	1,341	—	—	1,361
Shsares issued for services	12,097,500	12	876	—	—	888
Net loss	—	—	—	(4,596)	—	(4,596)
Foreign currency translation adjustment	—	—	—	—	6	6
Balances as of September 30, 2022	548,737,651	$549	$152,750	$(188,545)	$(67)	$(35,313)
The accompanying notes to condensed consolidated financial statements are an integral part of these financial statements.

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)
	Nine Months Ended September 30,
	2023	2022
Cash Flows - Operating Activities:
Net loss	$(44,042)	$(4,596)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	780	681
Bad debt expense	547	62
Shares issued for services	224	888
Change in fair value of derivative liabilities	29,943	(16,597)
Loss on extinguishment of debt	—	297
Loss on issuance of debt	—	3,434
Amortization of debt issuance costs and original issue discount	5,656	2,998
Accrued interest	5,529	2,004
Gain on sale of property and equipment, net	—	51
Changes in operating assets and liabilities
Accounts receivable - trade	253	69
Inventory	(844)	178
Prepaid expenses and other assets	(487)	(656)
Accounts payable	464	(1,693)
Accrued expenses	(1,326)	(202)
Contract liabilities	50	(94)
Net Cash Used in Operating Activities	(3,253)	(13,176)

Cash Flows - Investing Activities
Proceeds from sale of property and equipment	13	1,022
Purchase of property and equipment	(169)	—
Net Cash Flows (Used in)/Provided by Investing Activities	(156)	1,022

Cash Flows - Financing Activities
Proceeds from senior promissory notes	—	2,940
Proceeds from convertible promissory notes payable	1,202	12,366
Proceeds from bridge notes payable	2,994	640
Payments to factoring agent, net	(710)	(227)
Proceeds from warrant exercises	—	100
Payments of principal on finance leases	(130)	(174)
Payments of principal on convertible promissory notes and SBA loans	—	(2,981)
Net Cash Flows Provided by Financing Activities	3,356	12,664
Effect of Exchange Rates on Cash	(5)	(17)
Net Change in Cash During Period	(58)	493
Cash at Beginning of Period	1,153	619
Cash at End of Period	$1,095	$1,112

Supplemental Information:
Cash paid for interest	$984	$3,345
Non-cash Investing and Financing Activities:
Warrants issued in conjunction with senior secured promissory note payable and convertible promissory notes payable	$570	$4,117
Conversion of convertible notes payable to common stock	18,577	—
Common shares issued for advisory shares	302	—
Embedded conversion feature on convertible promissory notes payable and bridge notes payable	(520)	2,309
Reclassification of warrant liability due to cashless warrant exercise	—	2,166
Working capital balances refinanced into convertible notes payable	—	2,273
Settlement of debt and warrants with stock	—	1,361
Common shares issued in conjunction with senior secured promissory note payable	—	3,720
The accompanying notes to condensed consolidated financial statements are an integral part of these financial statements.

SANUWAVE HEALTH, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023
1. Nature of the Business and Basis of Presentation
SANUWAVE Health, Inc. and subsidiaries (“SANUWAVE” or the “Company”) is focused on the commercialization of its patented noninvasive and biological response activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures.
Basis of Presentation – The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. Accordingly, these condensed consolidated financial statements do not include all the information and disclosures required by U.S. GAAP for comprehensive financial statements.
The financial information as of September 30, 2023, and for the three and nine months ended September 30, 2023, and 2022 is unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included. Operating results for the three and nine months ended September 30, 2023, are not necessarily indicative of the results that may be expected for any other interim period or for the year ending December 31, 2023.
The condensed consolidated balance sheet on December 31, 2022, has been derived from the audited consolidated financial statements at that date but does not include all the information and disclosures required by U.S. GAAP for comprehensive financial statements. These financial statements should be read in conjunction with the Company’s December 31, 2022, Annual Report on Form 10-K filed with the SEC on March 31, 2023 (the “2022 Annual Report”).
Reclassifications - Certain accounts in the prior period condensed consolidated financial statements have been reclassified to conform to the presentation of the current period condensed consolidated financial statements. These reclassifications had no effect on the previously reported operating results.
2. Going Concern
The recurring losses from operations, the events of default on the Company’s notes payable, and dependency upon future issuances of equity or other financing to fund ongoing operations have raised substantial doubt as to our ability to continue as a going concern for a period of at least twelve months from the filing of this Form 10-Q. The Company expects to devote substantial resources for the commercialization of UltraMIST and PACE systems which will require additional capital resources to remain a going concern.
Management’s plans are to obtain additional capital in 2023, or early 2024, primarily through closing the Merger, as defined in Note 4. For additional information regarding the Merger, please see Note 4. The Company could also obtain additional capital through the conversion of outstanding warrants, issuance of common or preferred stock, securities convertible into common stock, or secured or unsecured debt. These possibilities, to the extent available, may be on terms that result in significant dilution to the Company’s existing stockholders. In addition, there can be no assurances that the Company’s plans to obtain additional capital will be successful on the terms or timeline it expects, or at all. If these efforts are unsuccessful, the Company may be required to significantly curtail or discontinue operations or, if available, obtain funds through financing transactions with unfavorable terms.
The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the condensed consolidated financial statements do not necessarily purport to represent realizable or settlement values. The condensed consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty. The Company’s condensed consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.
3. Summary of Significant Accounting Policies
Significant accounting policies followed by the Company are summarized below and should be read in conjunction with those described in Note 4 of the consolidated financial statements in our 2022 Annual Report.

Estimates – These condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. Because a precise determination of assets and liabilities, and correspondingly revenues and expenses, depend on future events, the preparation of condensed consolidated financial statements for any period necessarily involves the use of estimates and assumptions. Actual amounts may differ from these estimates. These condensed consolidated financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized herein.
Significant estimates include the recording of allowances for doubtful accounts, the net realizable value of inventory, useful lives of long-lived assets, fair value of goodwill and other intangible assets, the determination of the valuation allowances for deferred taxes, estimated fair value of stock-based compensation, and the estimated fair value of financial instruments, including warrants and embedded conversion options.
Revenue Recognition - The core principle of Accounting Standards Codification (“ASC”) Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company allocates the transaction price to all contractual performance obligations included in the contract. If a contract has more than one performance obligation, we allocate the transaction price to each performance obligation based on standalone selling price, which depicts the amount of consideration we expect to be entitled in exchange for satisfying each performance obligation. The Company recognizes revenue primarily from the following types of contracts:
System Sales, Accessory and Part Sales - System sales, accessory and part sales include devices and applicators (new and refurbished). Performance obligations are satisfied at the point in time when the customer obtains control of the goods, which is generally at the point in time that the product is shipped.
Licensing Fees - Licensing transactions include distribution licenses and intellectual property licenses. Licensing revenue is recognized as the Company satisfies its performance obligations, which may vary with the terms of the licensing agreement.
Other Revenue - Other revenue primarily includes warranties, repairs, and billed freight. The Company allocates the device sales price to the product and the embedded warranty by reference to the stand-alone extended warranty price. Warranty revenue is recognized over the time that the Company satisfies its performance obligations, which is generally the warranty term. Repairs (parts and labor) and billed freight revenue are recognized at the point in time that the service is performed, or the product is shipped, respectively.
Deferred Offering Costs - Deferred stock offering costs represent amounts paid for legal, consulting, and other offering expenses directly attributable to the offering of securities in conjunction with the recapitalization under the Merger Agreement, as defined in Note 4 and further described in Note 4 and are deferred and charged against the gross proceeds of the offering. In the event of a significant delay or cancellation of a planned offering of securities, all the costs would be expensed. As of September 30, 2023, $732 thousand in Merger costs were deferred until the closing of the Merger.
Recent Accounting Pronouncements – In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which was subsequently revised by ASU 2018-19. The ASU introduces a new model for assessing impairment of most financial assets. Entities are required to use a forward-looking expected loss model, which replaces the current incurred loss model, resulting in earlier recognition of allowance for losses. The Company adopted this ASU in January 2023, and there was no material impact on the condensed consolidated financial statements.
4. Merger Agreement
On August 23, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among SEP Acquisition Corp., a Delaware corporation (“SEPA”), SEP Acquisition Holdings Inc., a Nevada corporation and a wholly owned subsidiary of SEPA (“Merger Sub”). Pursuant to the terms of the Merger Agreement, a business combination between the Company and SEPA (the “Merger”) will be affected. More specifically, and as described in greater detail below, at the effective time of the Merger (the “Effective Time”):
•	Merger Sub will merge with and into the Company, with the Company being the surviving company following the merger.

•
Each issued and outstanding share of the Company’s common stock, will automatically be converted into Class A common stock of SEPA, par value $0.0001 per share (the “Class A Common Stock”), at the Conversion Ratio (as defined in the Merger Agreement); and

•	Outstanding convertible securities of the Company will be assumed by SEPA and will be converted into the right to receive Class A Common Stock of SEPA.
If the Merger Agreement is consummated SEPA will acquire 100% of the Company’s issued and outstanding equity securities. The proposed merger will be accounted for as a “reverse recapitalization” in accordance with US GAAP. Under the reserve recapitalization model, the transaction will be treated as the Company issuing equity for the net assets of SEPA, with no goodwill or intangible assets recorded. Under this method of accounting, SEPA will be treated as the acquired company for financial reporting purposes. This determination is primarily based on the fact that following the merger, the Company’s stockholders are expected to have a majority voting power of the combined company, approximately 69 – 70%, the Company will comprise all of the ongoing operations of the combined company, Company representatives will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. As a result of the merger, SEAQP will be renamed Sanuwave Health, Inc.
Merger Consideration - The consideration to be delivered to the Company’s securityholders by SEPA in connection with the consummation of the Merger (the “Closing”) will consist solely of 7,793,000 shares of Class A Common Stock and, in the case of certain Securityholders, of securities convertible into or exercisable for new shares of Class A Common Stock reserved for issuance from the merger consideration (the “Merger Consideration”). The Merger Consideration deliverable to the Company’s stockholders will be allocated pro rata based on their ownership after giving effect to the required conversion or exercise, as applicable, of all the outstanding convertible notes, in-the-money options, and in-the-money warrants immediately prior to the Closing.
Out-of-the-money options and out-of-the-money warrants will be assumed by SEPA and converted into options or warrants, respectively, exercisable for shares of Class A Common Stock based on the Conversion Ratio; however, such out-of-the-money options and warrants shall not be reserved for issuance from the Merger Consideration.
Conditions to Closing - The Merger Agreement contains customary conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) approval of the stockholders of the Company and SEPA; (ii) approvals of any required governmental authorities; (iii) no law or order preventing the Transactions; (iv) the filing of the Charter Amendments; (v) the appointment of SEPA’s post-closing board of directors; (vi) the Registration Statement having been declared effective by the SEC; (vii) approval of the Class A Common Stock of SEPA for listing on Nasdaq; (viii) holders of 80% or more of the Company’s convertible notes with a maturity date occurring after the date of the Closing (the “Closing Date”), measured by number of shares into which such convertible notes may be converted, agreeing to convert their convertible notes into shares common stock immediately prior to the Effective Time; and (ix) holders of 80% or more of the Company’s warrants that would be outstanding on the Closing Date, measured by number of shares subject to all such warrants in the aggregate, agreeing to convert their warrants into shares of common stock immediately prior to the Effective Time.
In addition, unless waived by the Company, the obligations of the Company to consummate the business combination are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by SEPA of customary certificates and other Closing deliverables: (ii) SEPA having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with by it on or prior to the Closing Date; (iii) SEPA having delivered a fairness opinion of the Purchaser Financial Advisor (as defined in the Merger Agreement), in form and substance reasonably satisfactory to the Company; (iv) SEPA having, at the Closing, at least $12,000,000 in cash and cash equivalents, including funds remaining in the trust account (after giving effect to the completion and payment of any redemptions) and the proceeds of any PIPE Investment; and other customary conditions to Closing as defined in the Merger Agreement.

5. Loss per Share
Diluted net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of shares outstanding for the three and nine months ended September 30, 2023, and 2022. The weighted average number of shares outstanding includes outstanding common stock and shares issuable for nominal consideration. Accordingly, warrants issued with a $0.01 per share exercise price, are included in weighted average shares outstanding as follows:
	Three Months Ended		Nine Months Ended
(in Thousands)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Weighted average shares outstanding
Common shares	871,265	540,584	662,080	519,127
Common shares issuable assuming exercise of nominally priced warrants	21,691	20,486	21,691	23,358
Weighted average shares outstanding	892,956	561,070	683,771	542,485
Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock and diluted common stock equivalents outstanding. To the extent that securities are “anti-dilutive,” they are excluded from the calculation of diluted net loss per share. As a result of the net loss for the three and nine months ended September 30, 2023, and nine months ended September 30, 2022, all potentially dilutive shares in such periods were anti-dilutive and therefore excluded from the computation of diluted net loss per share. As a result of the net loss for the three months ended September 30, 2022, all dilutive shares were included in the computation of diluted net income per share.Anti-dilutive equity securities consisted of the following for the nine months ended September 30, 2023, and 2022, respectively:
	Nine Months Ended
(in Thousands)	September 30, 2023	September 30, 2022
Common stock options	19,136	21,246
Common stock purchase warrants	1,106,819	984,799
Convertible notes payable	224,509	483,588
	1,350,464	1,489,633
6. Accrued Expenses
Accrued expenses consist of the following:
(in Thousands)	September 30, 2023	December 31, 2022
Registration penalties	$1,583	$1,583
License fees	892	892
Director and professional fees	1,177	586
Employee compensation	2,665	4,585
Other	42	866
	$6,359	$8,512
7. Senior Secured Debt, In Default
The following table summarizes outstanding senior secured debt, in default:
	September 30, 2023				December 31, 2022
(in thousands)	Principal	Debt Discount	Carrying Value	Accrued Interest	Principal	Debt Discount	Carrying Value	Accrued Interest
Senior secured debt	$21,399	$(3,754)	$17,645	$2,636	$19,211	$(4,795)	$14,416	$1,890
Senior secured promissory note payable, in default (“Senior Secured Note”) – In August 2020, the Company entered into a Note and Warrant Purchase and Security Agreement (the “NWPSA”). In accordance with the NWPSA, the Company issued a $15 million Senior Secured Promissory Note Payable (the “Senior Secured Note”) and a warrant exercisable for shares of the Company’s common stock in exchange for cash to support operations, repay outstanding debt and close on the acquisition of the UltraMIST assets from Celularity Inc. (Celularity) among other transactions.
In February 2022, the Company entered into a Second Amendment to Note and Warrant Purchase and Security Agreement (the “Second NWPSA”) for $3.0 million, for a total of $18.0 million outstanding. Along with the issuance of the note, the Company also issued warrants to purchase 16.2 million shares of common stock with an exercise price of $0.18 and 20.6 million shares of common stock. Since the combined fair value of the warrants and common stock issued as part of the Second NWPSA exceeded the face value of the note, the additional amount beyond the face value was recorded as a loss on issuance totaling $3.4 million.
Interest is charged at the greater of the prime rate or 3% plus 9%. The principal increases at a rate of 3% of the outstanding principal balance (PIK interest) on each quarterly interest payment date. The original maturity date of the Senior Secured Note is September 20, 2025, and it can be prepaid.
As of September 30, 2023, the Company is in default on the minimum liquidity provisions in the Senior Secured Note and, as a result, it is classified in current liabilities in the accompanying condensed consolidated balance sheets. The Company is accruing interest at the default interest rate of an incremental 5%.
In June 2023, the Company entered into a Fourth Amendment to the NWPSA, which provides the Company an extension of the holder forbearing from exercising the remedies arising from the existing defaults to the earlier of the occurrence of an event of default and December 31, 2023. The amendment also added a consent fee of 2% of the original principal amount of the NWPSA, payable in cash at maturity, and defers interest that would otherwise have been due on June 30, 2023, and September 30, 2023. The interest will instead be compounded and added to the principal amount of the notes and bear interest at a rate of 20.25% per annum. The amendment also requires the Company to complete an equity financing that results in gross cash proceeds of at least $2.5 million by July 15, 2023. This financing successfully closed on July 21, 2023, as further described in Note 9.
The debt issuance costs, and debt discount related to the Senior Secured Note were capitalized as a reduction in the principal amount and are being amortized to interest expense over the life of the Senior Secured Note. Interest expense for the three and nine months ended September 30, 2023, totaled $1.8 and $5.1 million, respectively. Interest expense for the three and nine months ended September 30, 2022, totaled $1.4 and $3.7 million, respectively.
8. Convertible Promissory Notes Payable
The following two tables summarize outstanding notes payable as of September 30, 2023, and December 31, 2022:
	As of September 30, 2023
(In thousands, except conversion price)	Conversion Price	Principal	Remaining Debt Discount	Remaining Embedded Conversion Option	Carrying Value
Acquisition convertible promissory note, in default	$0.10	4,000	—	—	4,000
Convertible promissory notes payable, related parties, in default	$0.10	1,373	—	—	1,373
2022 convertible notes payable	$0.04	3,940	(388)	1	3,553
2022 convertible notes payable, related parties	$0.04	1,270	(148)	—	1,122
Total Convertible Promissory Notes Payable		$10,583	$(536)	$1	$10,048
	As of December 31, 2022
(In thousands, except conversion price)	Conversion Price	Principal	Remaining Debt Discount	Remaining Embedded Conversion Option	Carrying Value
Acquisition convertible promissory note, in default	$0.10	4,000	—	—	4,000
Convertible promissory note, related party, in default	$0.10	1,373	—	—	1,373
2022 convertible notes payable	$0.04	13,660	(2,532)	1,585	12,713
2022 convertible notes payable, related parties	$0.04	6,515	(1,234)	755	6,036
Total Convertible Promissory Notes Payable		$25,548	$(3,766)	$2,340	$24,122

2022 Convertible Notes Payable and 2022 Convertible Notes Payable, Related Parties – In August 2022, November 2022, and May 2023, the Company entered into Securities Purchase Agreements (the “Purchase Agreements”), for the sale in a private placement of (i) Future Advance Convertible Promissory Notes (the “Notes”) in an aggregate principal amount of approximately $16.2 million in August approximately $4.0 million in November, and approximately $1.2 million in May (ii) Common Stock Purchase Warrants to purchase an additional 535.1 million shares of common stock with an exercise price of $0.067 per share and (iii) Common Stock Purchase Warrants to purchase an additional 535.1 million shares of common stock with an exercise price of $0.04 per share. Interest expense for the three and nine months ended September 30, 2023, totaled $1.3 million and $6.0 million, respectively.
Pursuant to the Notes, the Company promised to pay in cash and/or in shares of common stock, at a conversion price of $0.04 (the “Conversion Price”), the principal amount and interest at a rate of 15% per annum on any outstanding principal. The Conversion Price of the Notes is subject to adjustment, including if the Company issues or sells shares of common stock for a price per share less than the Conversion Price of the Notes or if the Company lists its shares of common stock on The Nasdaq Capital Market and the average volume weighted average price of such common stock for the five trading days preceding such listing is less than $0.04 per share; provided, however, that the Conversion Price shall never be less than $0.01. The Notes contain customary events of default and covenants, including limitations on incurrences of indebtedness and liens.
Pursuant to the Notes issued in August 2022 and November 2022, the Company agreed to reduce its outstanding shares via a reverse stock split to provide the number of authorized and unissued shares of common stock sufficient to permit the conversion of these Notes on or before December 31, 2022. However, the Company obtained a waiver of this requirement through December 31, 2023, from all holders of the August 2022 and November 2022 Notes and amended its Articles of Incorporation to increase its number of authorized shares of common stock from 800,000,000 to 2,500,000,000.
In August 2023, the Company utilized its election to convert the August issued 2022 Convertible Notes Payable into shares of common stock upon the Notes’ maturity. The $16.2 million in principal and $2.4 million in interest were converted to 464,440,813 shares of common stock.
9. Asset-Backed Secured Promissory Notes
In July 2023, the Company issued Asset-Backed Secured Promissory Notes (the “ABS Promissory Notes”) in an aggregate principal amount of $4.6 million to certain accredited investors (the “Purchasers”) at an original issue discount of 33.33%. The ABS Promissory Notes bear an interest rate of 0% per annum and mature on January 21, 2024 (the “Maturity Date”). The Company received total proceeds of approximately $3.0 million. The Company entered into a Security Agreement providing for a continuing and unconditional security interest in any and all property of the Company. This security interest is subordinate to the Senior Secured Debt described in Note 7. Interest expense for the three and nine months ended September 30, 2023, totaled $0.4 million.
The Company and the Purchasers also entered into a side letter pursuant to which the parties agreed that upon the Maturity Date, or upon a fundamental transaction as defined by the ABS Promissory Notes, the Company will issue each Purchaser a Future Advance Convertible Promissory Note with the same principal amount as the principal amount of such Purchasers’ ABS Promissory Notes, plus any accrued and unpaid interest and two Common Stock Purchase Warrants, substantially in the forms of the Notes and Common Stock Purchase Warrants disclosed in Note 8.
In evaluating the accounting for the ABS Promissory Notes and Side Letter (the “Side Letter”), pursuant to relevant guidance, the Side Letter was determined to not represent a freestanding financial instrument as it is not legally detachable and separately exercisable. The redemption features under the Side Letter are considered embedded derivatives, including a right for contingent redemption upon an event of default, automatic redemption upon maturity of the ABS Promissory Notes, and redemption is triggered upon a fundamental transaction. As a result, the Company determined these features met the criteria of an embedded derivative.
	September 30, 2023
(In thousands)	Principal	Debt Discount	Embedded Derivative	Carrying Value
ABS promissory notes	3,122	(379)	3,833	6,576
ABS promissory notes, related parties	1,462	(179)	1,811	3,094
Total ABS Promissory Notes	4,584	(558)	5,644	9,670

10. Fair Value Measurements
The Company uses various inputs to measure the outstanding warrants and certain embedded conversion features associated with a convertible debt on a recurring basis to determine the fair value of the liabilities.
The following tables classify the Company’s liabilities measured at fair value on a recurring basis into the fair value hierarchy:
	Fair value measured at September 30, 2023
(in thousands)	Fair value at September 30, 2023	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Warrant liability	$28,106	$—	$—	$28,106
Embedded conversion derivatives	5,645	—	—	5,645
Total fair value	$33,751	$—	$—	$33,751
	Fair value measured at December 31, 2022
(in thousands)	Fair value at December 31, 2022	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Warrant liability	$1,416	$—	$—	$1,416
Embedded conversion derivatives	2,340	—	—	2,340
Total fair value	$3,756	$—	$—	$3,756
There were no transfers among Levels 1, 2 or 3 during the three and nine months ended September 30, 2023, and 2022. Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to both observable (e.g. changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.
Warrant Liability
The Company’s liability classified warrants as of September 30, 2023, were valued using a probability weighted expected value considering the Merger Agreement and the previous Black Scholes valuation model, with significant value stemming from the Merger Agreement. Significant inputs under the Merger Agreement valuation included the expected exchange ratio 0.0033, the value of SEPA’s Class A Common Stock, the expected timing of the closing of the Merger (estimated by December 31, 2023), and the probability of the Merger closing (85% probability).
Significant inputs related to the Company’s liability classified warrants using the Black Scholes model, are listed below.
	Initial Valuation May 2023	December 31, 2022
Weighted average remaining life in years	5.00	4.68
Weighted average volatility	84%	92%
Value of underlying shares	$0.019	$0.005
Weighted average risk free interest rate	3.5%	4.0%
Expected dividend yield	0.00%	0.00%
A summary of the warrant liability activity for the nine months ended September 30, 2023, is as follows:
(in thousands, except per share data)	Warrants Outstanding	Fair Value per Share	Fair Value (in thousands)
Balance at December 31, 2022	1,066,857	$0.06	$1,416
Issuance	61,389	0.01	570
Loss on remeasurement of warrant liability	—		26,120
Balance at September 30, 2023	1,128,246	$0.02	$28,106

Embedded Conversion Liability
Certain convertible notes include a conversion option that meets the definition of a derivative liability and, accordingly, is required to be bifurcated. The fair value for the embedded derivative liability at issuance for the ABS Promissory Notes was estimated as the difference in fair value of the ABS Promissory Notes, including the conversion obligation under the Side Letter and the value of the ABS Promissory Notes in the absence of the conversion obligation. The value of the ABS Promissory Notes without the conversion obligation was estimated using a discounted cash flow analysis with an estimated market yield.
The Company’s embedded conversion liability as of September 30, 2023, was valued using a probability weighted expected value considering the Merger Agreement and the previous Black Scholes model, with significant value being assigned to the Merger Agreement assumptions. Significant inputs included the expected exchange ratio (0.0033), value of SEPA class A common stock, expected timing of the closing of the merger (estimated by December 31, 2023), and probability of the merger transaction closing (85% probability).
The fair value of conversion option liability assumptions under the Black Scholes model, are listed below.
	Initial Valuation May 2023	December 31, 2022
Conversion Price(1)	$0.04	$0.04
Value of underlying shares	$0.019	$0.005
Interest Rate (annual)(2)	4.70%	4.64%
Volatility (annual)(3)	114.1%	503.0%
Time to Maturity (Years)	1.00	0.60
(1)	Based on the terms provided in the convertible promissory note agreements to convert to common stock of the Company
(2)	Interest rate for U.S. Treasury Bonds, as of the presented period ending date, as published by the U.S. Federal Reserve.
(3)	Based on a discounted historical daily volatility of the Company as of the presented period ending date.
A summary of the conversion liability activity is as follows:
(in thousands)	Conversion Liability
Balance December 31, 2022	$2,340
Initial value of new issuance	(519)
Change in fair value	3,824
Balance September 30, 2023	$5,645
11. Revenue
The disaggregation of revenue is based on type and geographical region. The following table presents revenue from contracts with customers:
	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022
	United States	International	Total	United States	International	Total
Consumables and parts revenue	$3,133	$25	$3,158	$2,978	$34	$3,012
System revenue	1,607	18	1,625	902	—	902
License fees and other	38	—	38	—	5	5
Product Revenue	$4,778	$43	$4,821	$3,880	$39	$3,919
Rental Income	132	—	132	247	—	247
Total Revenue	$4,910	$43	$4,953	$4,127	$39	$4,166

	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
	United States	International	Total	United States	International	Total
Consumables and parts revenue	$8,620	$76	$8,696	$7,836	$30	$7,866
System revenue	3,763	132	3,895	2,392	16	2,408
License fees and other	121	15	136	19	14	33
Product Revenue	$12,504	$223	$12,727	$10,247	$60	$10,307
Rental Income	677	—	677	935	—	935
Total Revenue	$13,181	$223	$13,404	$11,182	$60	$11,242
12. Concentration of Credit Risk and Limited Suppliers
Major customers are defined as customers whose accounts receivable, or sales individually consist of more than 10% of total trade receivables or total sales, respectively. The percentage of accounts receivable from major customers of the Company for the periods indicated were as follows:
	September 30, 2023	December 31, 2022
Accounts receivable:
Customer A	10%	—
The Company currently purchases most of its product component materials from single suppliers and the loss of any of these suppliers could result in a disruption in the Company’s production. The percentage of purchases from major vendors of the Company that exceeded ten percent of total purchases for the three and nine months ended September 30, 2023, and 2022 were as follows:
	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Purchases:
Vendor A	22%	18%	19%	18%
Vendor B	23%	n/a	16%	n/a
Vendor C	20%	n/a	10%	n/a
13. Commitments and Contingencies
In the ordinary course of business, the Company from time to time becomes involved in various legal proceedings involving a variety of matters. The Company does not believe there are any pending legal proceedings that will have a material adverse effect on the Company’s business, consolidated financial position, results of operations, or cash flows. However, the outcome of such legal matters is inherently unpredictable and subject to significant uncertainties. The Company expenses legal fees in the period in which they are incurred.
Acquisition dispute – In May 2021, the Company received notification alleging that it is not in compliance with the license agreement with Celularity entered into in connection with the acquisition of the UltraMIST assets. The Company has responded and asserted that the Company is not in breach and that the supplier has breached various agreements. It is too early to determine the outcome of this matter. Any potential impact on the Company cannot be fully determined at this time and there is no guarantee that the dispute will be resolved in a manner beneficial to the Company.

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

by and among

SEP ACQUISITION CORP.,
as the Purchaser,

SEP ACQUISITION HOLDINGS INC.,
as Merger Sub,

and

SANUWAVE HEALTH, INC.,
as the Company

Dated as of August 23, 2023

A-i

A-ii

A-iii

INDEX OF EXHIBITS
Exhibit	Description
Exhibit A	Form of Company Voting Agreement
Exhibit B	Form of Sponsor Voting Agreement
Exhibit C	Form of Company Lock-Up Agreement
Exhibit D	Form of Sponsor Debt Conversion Agreement
Exhibit E-1	Form of Class B Charter Amendment
Exhibit E-2	Form of Net Tangible Assets Charter Amendment
Exhibit E-3	Form of Closing Date Purchaser Charter Amendment
Exhibit F	Purchaser Equity Plan
Exhibit G	Form of Purchaser Voting and Non-Redemption Agreement
Exhibit H	Form of Purchaser Letter Agreement Amendment
Exhibit I	Form of Purchaser Amendment to Warrant Agreement
INDEX OF ANNEXES
Annex	Description
Annex A	Company Convertible Notes
A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 23, 2023 by and among (i) SEP Acquisition Corp., a Delaware corporation (the “Purchaser”), (ii) SEP Acquisition Holdings Inc., a Nevada corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), and (iii) SANUWAVE Health, Inc., a Nevada corporation (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.
RECITALS:
A. The Company, directly and indirectly through its Subsidiaries, operates a medical technology company focused on the commercialization of its patented, FDA-approved, non-invasive medical devices focused on wound healing and the repair and regeneration of skin, musculoskeletal tissue, and vascular structures;
B. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below) pursuant to the applicable provisions of the Nevada Business Corporation Act (as amended, the “BCA”);
C. The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which, among other things (i) all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for conversion of the shares of capital stock of the Company into shares of Purchaser Class A Common Stock (as defined herein) at the Conversion Ratio (as defined herein), and (ii) outstanding Company Convertible Securities will be, prior to the Effective Time, exercised, exchanged or converted, as applicable, into shares of Company Common Stock or assumed (with equitable adjustments to the number and exercise price of such assumed Company Convertible Securities) at the Effective Time by Purchaser with the result that the right to obtain shares of Company Common Stock pursuant to such assumed Company Convertible Securities shall be converted into the right to receive Purchaser Class A Common Stock, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the BCA;
D. The board of directors of the Purchaser has unanimously (i) determined that this Agreement and the Transactions, including the Merger, approval of the Purchaser Charter Amendments (as defined herein), the issuance of shares of Purchaser Class A Common Stock in connection with the Merger, and the approval and adoption of the Purchaser Equity Plan, is fair, advisable and in the best interests of Purchaser and the Purchaser Stockholders, (ii) approved the Purchaser Charter Amendments, (iii) approved this Agreement and the Transactions, including the Merger, the issuance of shares of Purchaser Class A Common Stock in connection with the Merger, and the approval and adoption of the Purchaser Equity Plan, upon the terms and subject to the conditions set forth herein, (iv) directed that approval of this Agreement and adoption of the Transaction, including the Merger, the issuance of shares of Purchaser Class A Common Stock, and the approval and adoption of the Purchaser Equity Plan, be submitted to a vote at a meeting of Purchaser Stockholders, and (v) recommended to Purchaser Stockholders that they approve and adopt the Purchaser Charter Amendments, this Agreement and the Transactions, including the Merger, the issuance of shares of Purchaser Class A Common Stock, and the approval and adoption of the Purchaser Equity Plan;
E. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, is fair, advisable and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (iii) directed that approval of this Agreement and adoption of the Transactions, including the Merger, be submitted to a vote at a meeting of the Company Stockholders, and (iv) recommended to Company Stockholders that they approve and adopt this Agreement and the Transactions, including the Merger (the “Company Board Recommendation”);
F. The board of directors of Merger Sub has unanimously approved and declared advisable this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and Purchaser, in its capacity as the sole stockholder of Merger Sub, has adopted and approved this Agreement and the Transactions, including the Merger;
G. The Purchaser has received voting support agreements in the form attached as Exhibit A hereto (collectively, the “Company Voting Agreements”) signed by the Company and each of the Significant Company Holders (as defined herein);

H. The Company has received a voting support agreement in the form attached as Exhibit B hereto signed by the Sponsor (the “Sponsor Voting Agreement”);
I. Simultaneously with the execution and delivery of this Agreement, the Significant Company Holders have each entered into a lock-up agreement with the Purchaser, in the form attached as Exhibit C (each, a “Company Lock-Up Agreement”), which agreements will become effective as of the Closing;
J. After the date of this Agreement, each of the Purchaser and the Company intends for the Purchaser to enter into subscription agreements on terms reasonably acceptable to the Purchaser and the Company (the “Subscription Agreements”) with investors (the “PIPE Investors”) to purchase shares of Purchaser Class A Common Stock in connection with a private equity investment in the Purchaser (the “PIPE Investment”), which PIPE Investment shall be consummated immediately prior to the Closing on the Closing Date;
K. Simultaneously with the execution and delivery of this Agreement, the Purchaser and the Sponsor have entered into a debt conversion agreement (the “Sponsor Debt Conversion Agreement”) in the form attached as Exhibit D pursuant to which the Sponsor has agreed to cause the Sponsor Note to be converted into an investment in the PIPE Investment, with such agreement being contingent and effective upon the Closing;
L. The Parties intend (i) that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein) to which the Purchaser and the Company are parties within the meaning of Section 368(b) of the Code and, depending on the facts at the time of the Closing, intend that the Merger and the PIPE Investment shall be considered part of an overall plan in which the Company Stockholders exchange their shares of Company Common Stock for the Stockholder Merger Consideration in an exchange described in Section 351 of the Code, and (ii) this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (i) and (ii), the “Intended Tax Treatment”); and
M. Certain capitalized terms used herein are defined in Article X hereof.
AGREEMENT
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I
MERGER
1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BCA, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall be deemed to refer to the Surviving Corporation).
1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Articles of Merger for the merger of Merger Sub with and into the Company (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the BCA and with the terms and conditions hereof (the time of such filing, or such later time as may be specified in the Articles of Merger, being the “Effective Time”).
1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the BCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption as a matter of law by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. The Parties intend that this Agreement is and the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.
1.5 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation in such Articles of Incorporation and Bylaws shall be amended to be “SANUWAVE Health, Inc.”, and such amended and restated Articles of Incorporation and Bylaws shall become the respective Articles of Incorporation and Bylaws of the Surviving Corporation.
1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Company, after giving effect to Section 5.14, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.
1.7 Company Convertible Notes. Each Company Convertible Note that is outstanding and unexercised, and has not been exchanged for shares of Company Common Stock, as of immediately prior to the Effective Time shall, to the extent permitted by the terms of such Company Convertible Note, automatically, without any action on the part of the holder thereof and without the issuance of a new convertible note with respect thereto, be assumed by the Purchaser and converted into a convertible note (each such assumed Company Convertible Note, an “Assumed Convertible Note”) to purchase that number of shares of Purchaser Class A Common Stock reserved for issuance from the Merger Consideration equal to the product of (i) the number of shares of Company Stock subject to such Company Convertible Note as of immediately prior to the Effective Time multiplied by (ii) the Conversion Ratio. Each Assumed Convertible Note shall be subject to the same terms and conditions as were applicable under the respective Company Convertible Note immediately prior to the Effective Time, except that each Assumed Convertible Note shall have an conversion price per share equal to the quotient obtained by dividing (x) the per share conversion price of the Company Convertible Note by (y) the Conversion Ratio (which price per share shall be rounded up to the nearest whole cent). Upon exercise of any Assumed Convertible Note, no evidence of book-entry shares representing fractional shares of Purchaser Class A Common Stock shall be issuable thereunder; in lieu of the issuance of any such fractional share, the issuable shares of Purchaser Class A Common Stock shall be rounded up to the nearest whole share of Purchaser Class A Common Stock.
1.8 Merger Consideration. As consideration for the Merger, the Company Security Holders collectively shall be entitled to receive from the Purchaser, in the aggregate, an amount equal to 7,793,000 shares of Purchaser Class A Common Stock (the “Merger Consideration”). The Merger Consideration shall be paid, or reserved for issuance and payable, as follows:
(a) Each Company Stockholder shall receive for each share of Company Common Stock held (excluding any Company Securities described in Section 1.9(b)), a number of shares of Purchaser Class A Common Stock equal to the Conversion Ratio (the aggregate portion of the Merger Consideration amount payable to all Company Stockholders in respect of shares of Company Stock (but excluding Merger Consideration payable in respect of Company Options, Assumed Warrants and Assumed Convertible Notes) in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”).
(b) The holders of Company Options shall receive, from the Merger Consideration, such number of Purchaser Options as described in Section 1.9(d), with such terms and conditions as described in Section 1.9(d).
(c) The holders of Company Warrants that are outstanding immediately prior to the Effective Time shall have the rights described in Section 1.9(e) with respect to such Assumed Warrants, with such terms and conditions as described in Section 1.9(e).
(d) The holders of Company Convertible Notes that are outstanding immediately prior to the Effective Time shall have the rights set forth in Section 1.7 with respect to such Assumed Convertible Notes, with such terms and conditions as described in Section 1.7.

1.9 Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:
(a) Company Stock. Subject to Section 1.9(b), all shares of Company Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration, with each share of Company Common Stock being entitled to receive that number of shares of Purchaser Class A Common Stock equal to the Conversion Ratio, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.10(f). As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.13 below).
(b) Treasury Stock. Notwithstanding Section 1.9(a) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.
(c) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.13 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.13.
(d) Company Options.
(i) At the Effective Time, each outstanding Company Option (whether vested or unvested, exercisable or unexercisable) that is outstanding as of immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be assumed by the Purchaser and automatically converted into the right to receive an option (each, a “Purchaser Option”) to acquire shares of Purchaser Class A Common Stock reserved for issuance from the Merger Consideration, as described further below. Subject to the subsequent sentence, each Purchaser Option that corresponds to a Company Option that was originally granted pursuant to the Company Equity Plan will continue to be subject to the same terms and conditions set forth in the Company Equity Plan and the applicable award agreement as in effect immediately prior to the Effective Time (including, without limitation, the vesting and acceleration provisions therein), except any references therein to the Company or Company Common Stock will instead mean the Purchaser and Purchaser Class A Common Stock, respectively. Each Purchaser Option shall: (i) represent the right to acquire a number of shares of Purchaser Class A Common Stock reserved for issuance from the Merger Consideration equal to (as rounded up to the nearest whole number) the product of (A) the number of shares of Company Common Stock that were subject to the corresponding Company Option immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; and (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the corresponding Company Option, divided by (B) the Conversion Ratio.
(ii) The Purchaser shall take all corporate action necessary to reserve for future issuance a sufficient number of shares of Purchaser Class A Common Stock for delivery upon the exercise of Purchaser Options, and shall maintain such reserve for so long as any of the Purchaser Options remain outstanding. From and after the Effective Time, the Company shall not issue any new awards under the Company Equity Plan. Within a reasonably practicable period (subject to SEC rules and guidelines for a former shell company) after the Closing, the Purchaser shall file with the SEC a registration statement on Form S-8 (or any successor form, or, if Form S-8 is not available, other appropriate forms as may be required under applicable Law) relating to the shares of Purchaser Class A Common Stock issuable with respect to the Purchaser Options, and shall maintain the effectiveness of such registration statement for as long as required to issue Purchaser Class A Common Stock pursuant to the Purchaser Options.
(e) Company Warrants. Each Company Warrant that is outstanding and unexercised, and has not been exchanged for shares of Company Common Stock, as of immediately prior to the Effective Time shall to the extent permitted by the terms of such Company Warrant, automatically, without any action on the part of the holder thereof and without the issuance of a new warrant with respect thereto, be assumed by the Purchaser and converted into a warrant (each such warrant, an “Assumed Warrant”) to purchase that number of shares of Purchaser Class A Common Stock reserved for issuance from the Merger Consideration equal to the product of

(1) the number of shares of Company Stock subject to such Company Warrant multiplied by (2) the Conversion Ratio. Each Assumed Warrant shall be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Company Warrant immediately prior to the Effective Time, except that each Assumed Warrant shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of the Company Warrant by (y) the Conversion Ratio (which price per share shall be rounded up to the nearest whole cent). Upon exercise of any Assumed Warrant, no evidence of book-entry shares representing fractional shares of Purchaser Class A Common Stock shall be issuable thereunder; in lieu of the issuance of any such fractional share, the issuable shares of Purchaser Class A Common Stock shall be rounded up to the nearest whole share of Purchaser Class A Common Stock.
(f) Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Purchaser or the Company shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Merger Consideration, as applicable, shall be equitably adjusted to reflect such change without any increase in aggregate amounts payable; provided, that this Section 1.9(f) shall not be construed to permit Purchaser, Merger Sub, or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.
1.10 Surrender of Company Securities and Disbursement of Merger Consideration.
(a) Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the shares of Company Common Stock represented by certificates (“Company Certificates”) or book-entry shares (the “Company Book-Entry Shares”) for Stockholder Merger Consideration. On or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, the Stockholder Merger Consideration. All book-entry shares representing Purchaser Class A Common Stock deposited by Purchaser with the Exchange Agent for distribution pursuant to this Article I are referred to in this Agreement as the “Exchange Fund”. The Exchange Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. The Exchange Fund will not be used for any other purpose.
(b) On or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange (a “Letter of Transmittal”) in a form to be mutually agreed upon by the Company and the Purchaser.
(c) Subject to Section 1.10(d), at the Closing, Purchaser shall cause to be issued from the Exchange Fund to each holder of Company Common Stock immediately prior to the Effective Time who has, at least three (3) Business Days prior to the Closing Date, delivered a completed and duly executed Letter of Transmittal to the Exchange Agent, evidence of book-entry shares representing the number of whole shares of the aggregate Purchaser Class A Common Stock in respect of such Company Common Stock held by such holder.
(d) Each Company Stockholder shall be entitled to receive the number of shares of Purchaser Class A Common Stock with respect to such shares of Company Common Stock held by such Company Stockholder (excluding any Company Securities described in Sections 1.9(b) or 1.9(c)), on or as soon as reasonably practicable after the Effective Time, but subject to the delivery by such Company Stockholder to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”) in forms to be mutually agreed by the Purchaser and the Company prior to the Closing: (i) a properly completed and duly executed Letter of Transmittal; and (ii) such other related documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate or Company Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive such portion of the Stockholder Merger Consideration attributable to such Company Certificate or Company Book-Entry Share.
(e) If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate or Company Book-Entry Share is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) with respect to Company Certificates, such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (ii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered such Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser, and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or Company Book-Entry Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(f) After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.10(f). No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Class A Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates or Company Book-Entry Shares that have not yet been surrendered with respect to Purchaser Class A Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates or Company Book-Entry Shares shall provide the other Transmittal Documents. Subject to applicable Law, following delivery of the other Transmittal Documents, the Purchaser shall promptly deliver to the record holders thereof, without interest, book-entry shares representing Purchaser Class A Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Class A Common Stock.
(g) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Merger Consideration in accordance with this Section 1.10(g) prior to the date that is four (4) years after the Effective Time shall thereafter look only to the Purchaser for payment of the portion of the applicable Merger Consideration in respect of such Company Securities without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(h) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Class A Common Stock will be issued by virtue of the Merger or the Transactions, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Class A Common Stock (after aggregating all fractional shares of Purchaser Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Class A Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Purchaser Class A Common Stock.
1.11 Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
1.13 Appraisal Rights. No Company Stockholder who has validly exercised and perfected its appraisal rights pursuant to NRS 92A.300 et seq. of the BCA (a “Dissenting Stockholder”) with respect to its Company Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Stockholder Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the BCA. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in NRS 92A.300 et seq. of the BCA with respect to the Dissenting Shares owned by such Dissenting Stockholder. Such Company Stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the BCA, unless and until such Company Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the BCA. All Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have effectively withdrawn or lost their right to appraisal of such shares of Company Common Stock under the BCA (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Stockholder Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.10. The Company shall give the Purchaser prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal; provided that the Company shall direct all negotiations and proceedings with respect to demand for appraisal under the BCA. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.
1.14 Withholding. Each of the Purchaser, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable, issuable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries, issuances and payments contemplated by this Agreement under the Code or any other applicable Law; provided that before making any deduction or withholding pursuant to this Section 1.14 other than with respect to amounts treated as compensation for applicable Tax purposes, the Purchaser shall use commercially reasonable efforts to give prior written notice to the Company at least five (5) days’ prior to the applicable date of such anticipated deduction or withholding, in order to provide the Company with a reasonable opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding, and the Purchaser shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 1.14, in all events, subject to the requirement of applicable Law. To the extent that the Purchaser, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates deducts and withholds any such amounts with respect to any Person and properly and timely remits such deducted and withheld amounts to the applicable Governmental Authority, such deducted and withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes.
ARTICLE II
CLOSING
2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Transactions (the “Closing”) shall take place remotely, through the exchange of documents via electronic mail or facsimile, on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in any such document.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), or (ii) the Purchaser SEC Reports that are available on the SEC’s website through EDGAR at least two (2) Business Days prior to the date hereof (it being acknowledged that nothing disclosed in such a SEC Report under the headings “Risk Factors” or “Forward-Looking Statements” will be deemed to modify or qualify and representations or warranties set forth in Article III), the Purchaser represents and warrants to the Company as follows:
3.1 Organization and Standing. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Purchaser is duly qualified or licensed and in good standing in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as amended to date and as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.
3.2 Authorization; Binding Agreement.
(a) The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party and the consummation of the Transactions (i) have been duly and validly authorized by the board of directors of the Purchaser in accordance with the Purchaser’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Purchaser is a party or by which it or its securities are bound, and (ii) other than the Required Purchaser Stockholder Approval, no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and Ancillary Documents by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).
(b) The Purchaser’s board of directors has unanimously (i) determined that this Agreement and the Transactions, including the Merger, approval of the Purchaser Charter Amendments, the issuance of shares of Purchaser Class A Common Stock in connection with the Merger, and the approval and adoption of the Purchaser Equity Plan, is fair, advisable and in the best interests of Purchaser and the Purchaser Stockholders, (ii) approved the Purchaser Charter Amendments, (iii) approved this Agreement and the Transactions, including the Merger, the issuance of shares of Purchaser Class A Common Stock in connection with the Merger, and the approval and adoption of the Purchaser Equity Plan, upon the terms and subject to the conditions set forth herein, (iv) directed that approval of this Agreement and adoption of the Transaction, including the Merger, the issuance of shares of Purchaser Class A Common Stock, and the approval and adoption of the Purchaser Equity Plan, be submitted to a vote at a meeting of Purchaser Stockholders, and (v) recommended to Purchaser Stockholders that they approve and adopt the Purchaser Charter Amendments, this Agreement and the Transactions, including the Merger, the issuance of shares of Purchaser Class A Common Stock, and the approval and adoption of the Purchaser Equity Plan.
(c) Merger Sub’s board of directors, by resolutions duly adopted, has approved and declared advisable, this Agreement and the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement, and the Purchaser, in its capacity as the sole stockholder of Merger Sub, has adopted and approved this Agreement and the Merger and the other Transactions.
3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and any Ancillary Documents to which it is or is required to be a party or the consummation by the Purchaser of the Transactions, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the Transactions,

(c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.
3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is or is required to be a party or otherwise bound, and the consummation by the Purchaser of the Transactions, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict in any manner with or violate in any respect any Law, Order or Consent applicable to the Purchaser or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.
3.5 Capitalization.
(a) The Purchaser is authorized to issue (i) 150,000,000 shares of Purchaser Class A Common Stock, (ii) 20,000,000 shares of Purchaser Class B Common Stock, and (iii) 1,000,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preferred Stock. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Purchaser. All outstanding Purchaser Class A Common Stock and Purchaser Class B Common Stock is duly authorized, validly issued, fully paid and non-assessable and is not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party or by which it or its securities are bound. The Purchaser holds no shares or other equity interests of the Purchaser in its treasury. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Purchaser Preferred Stock are as stated in the Purchaser’s Organizational Documents and as provided by the DGCL.
(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. Prior to giving effect to the Transactions, other than Merger Sub, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.
(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, rights of first refusal, preemptive or similar rights other than the Redemption, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser, (B) obligating the Purchaser to issue, transfer, deliver, offer or sell or cause to be issued, transferred, delivered, offered or sold any options or shares or securities convertible into or exchangeable for such shares, (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription, convertible securities, right of first refusal, preemptive right or other similar right, agreement or arrangement or commitment for such shares, or (D) other than the Redemption or as expressly set forth in this Agreement, obligating the Purchaser to redeem, repurchase or otherwise acquire any such shares or other equity interests, or provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Purchaser or any other Person. Except as set forth in Schedule 3.5(c), there is no agreement or commitment by the Purchaser relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of the Purchaser.
(d) All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.
(e) Since the date of formation of the Purchaser, and except as contemplated by this Agreement (including any redemptions that may occur in connection with an Extension, if any) or as set forth on Schedule 3.5(e), the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.
3.6 SEC Filings and Purchaser Financials.
(a) Except as set forth on Schedule 3.6(a)(i), the Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form; (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above; (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Purchaser SEC Reports”); and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required restatements of the Purchaser Financials (defined below) or the Purchaser SEC Reports) to the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC (the “SEC April Warrant Statement”), the Purchaser SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of Purchaser SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Purchaser SEC Reports), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Purchaser SEC Reports. None of the Purchaser SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigations as of the date of this Agreement. As used in this Section 3.6(a), the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, except as set forth on Schedule 3.6(a)(ii), (A) the Purchaser Units, the Purchaser Class A Common Stock and the Purchaser Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.
(b) Except for any changes (including any required restatements of the Purchaser Financials (defined below) or the Purchaser SEC Reports) to the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the SEC April Warrant Statement, the financial statements and notes of the Purchaser contained or incorporated by reference in the Purchaser SEC Reports (the “Purchaser Financials”) are complete and accurate in all material respects and fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows as of the respective dates of, and for the periods referred to in, such Purchaser Financials, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, including Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) the books and records of the Purchaser as of the times and for the periods referred to therein.
(c) Except for any changes (including any required restatements of the Purchaser Financials or the Purchaser SEC Reports) to the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the SEC April Warrant Statement and except as specifically disclosed, reflected or fully reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved against the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the most recent Purchaser Financials.
3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth on Schedule 3.7, (a) the Purchaser has, since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since December 31, 2022, the Purchaser has not been subject to any event or occurrence, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser, and (c) since December 31, 2022, the Purchaser has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.4(b) (without giving effect to Schedule 5.4) if such action were taken on or after the date hereof without the consent of the Company.
3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business and, to the Knowledge of the Purchaser, is not under investigation with respect to any violation or alleged violation of any applicable Laws, except for such noncompliance or investigation that would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser. To the Knowledge of the Purchaser, the Purchaser is not under investigation with respect to any violation or alleged violation of any applicable Laws, except for such noncompliance or investigation that would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice in the last three (3) years alleging any violation of applicable Law in any material respect by the Purchaser.
3.9 Purchaser Permits. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure for such Permits to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.
3.10 Actions; Orders. As of the date of this Agreement, there is (a) no Action of any nature currently pending or, to the Knowledge of the Purchaser, threatened in writing that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser (and no such Action has been brought in the past three (3) years, or to the Knowledge of the Purchaser, threatened in the past three (3) years) and (b) no material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b), by or against the Purchaser or any of its business, equity securities or assets. In the past three (3) years to the date of this Agreement, none of the current or former officers, senior management or directors of the Purchaser have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.
3.11 Taxes and Returns.
(a) The Purchaser and Merger Sub have each timely filed, or caused to be timely filed, all income Tax Returns and all other material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are true, correct and complete in all material respects, and has timely paid, or caused to be timely paid, all income Taxes and other material Taxes required to be paid, other than such Taxes that are not yet due and payable for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. No written claim has been made within the last thirty-six (36) months by any Governmental Authority in a jurisdiction where Purchaser or Merger Sub do not currently file Tax Returns that Purchaser or Merger Sub is or may be subject to taxation by that jurisdiction, which such claim has not been resolved. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Purchaser or Merger Sub in respect of any material amount of Tax, and neither the Purchaser nor the Merger Sub has not been notified in writing of any proposed material Tax claims or assessments against the Purchaser or Merger Sub (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP). There are no Liens with respect to any Taxes upon any of the Purchaser’s or Merger Sub’s assets, other than Permitted Liens. Neither the Purchaser nor the Merger Sub has any outstanding waivers, extensions, or requests for extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser or Merger Sub for any extension of time within which to file any material Tax Return or within which to pay any material Taxes shown to be due on any material Tax Return.
(b) Neither the Purchaser nor the Merger Sub has taken any action, or has any current plan, intention or obligation to take any action, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of the Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(c) Each of the Purchaser and the Merger Sub has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such material Taxes have been paid to or deposited with the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.
(d) Within the last thirty-six (36) months, neither the Purchaser nor the Merger Sub has made any changes in any Tax accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on Purchaser or the Merger Sub’s Taxes following Closing.
(e) Neither the Purchaser nor the Merger Sub has engaged in or entered into any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).
(f) Neither the Purchaser nor the Merger Sub has Liability for the material Taxes of another Person that are not adequately reflected in the Purchaser Financials (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign applicable Law), (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial contracts and agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Neither the Purchaser nor the Merger Sub is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).
(g) Neither the Purchaser nor the Merger Sub has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement, or similar ruling, memorandum, or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding, except, in each case, to the extent that the effect of such ruling, memorandum, or agreement would not reasonably be expected to be material to the Taxes of Purchaser or Merger Sub after Closing.
(h) Neither the Purchaser nor the Merger Sub nor any predecessor thereof: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the

Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions; or (ii) (A) is, or has during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) is or has been a member of any consolidated, combined, unitary or affiliated group for any Tax purposes other than a group of which the Purchaser is the common parent.
3.12 Employees and Employee Benefit Plans. The Purchaser does not (a) have any employees (including service providers that would be considered employees under common law) or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) from the Purchaser or its Subsidiaries becoming due to any director, officer or employee of the Purchaser or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit. There is no arrangement with respect to any employee of the Purchaser that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Purchaser and no arrangement exists pursuant to which the Purchaser will be required to “gross up” or otherwise compensate any person because of the imposition of any excise Tax on a payment to such person.
3.13 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.
3.14 Material Contracts.
(a) Except as set forth on Schedule 3.14(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the Purchaser SEC Reports.
(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.
3.15 Transactions with Affiliates. Schedule 3.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.
3.16 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.17 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.
3.18 Finders and Brokers. Except as set forth on Schedule 3.18, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.
3.19 Ownership of Stockholder Merger Consideration. All shares of Purchaser Class A Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Class A Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Company Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Class A Common Stock pursuant hereto will not be subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or any other applicable Law, the Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. All of the outstanding Purchaser Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws.
3.20 Certain Business Practices.
(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.
(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.
(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last three (3) fiscal years directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
3.21 Insurance. Schedule 3.21 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, products, products liability, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and, to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.
3.22 Purchaser Trust Account. As of June 30, 2023, the Trust Account has a rounded off balance of no less than $13,634,402. Such monies are invested solely in United States “government securities” within the meaning of

Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Stockholders who shall have elected to redeem their Purchaser Class A Common Stock (or in connection with an extension of the Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the second sentence of Section 8.1.
3.23 Takeover Statutes. The Purchaser board of directors has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL or contained in Section 78.411 through Section 78.444 of the BCA will not apply to this Agreement, the Transactions, including by approving this Agreement, the Mergers and the other Transactions. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Purchaser is a party or by which it or they are bound with respect to any capital stock of the Purchaser.
3.24 Opinion of Purchaser Financial Advisor. ValueScope, Inc. (the “Purchaser Financial Advisor”) has delivered to the board of directors of the Purchaser as of the date hereof an opinion to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger is fair, from a financial point of view, to holders of Purchaser Class A Common Stock and Purchaser Class B Common Stock. A copy of the written opinion has been provided to the Company, solely for informational purposes (it being understood and agreed that such written opinion may not be relied upon by the Company or its Affiliates).
3.25 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) neither the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.
3.26 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser Stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the press releases or filings with the SEC relating to the Transactions will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.
3.27 No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Schedules) or as expressly set forth in an Ancillary Document, neither the Purchaser, nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Purchaser, the Purchaser Securities, the business of the Purchaser, or the Transactions, and the Purchaser hereby expressly disclaims any other representations or warranties, whether implied or made by the Purchaser or any of its respective Representatives. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Target Companies, the Company Security Holders or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Target Companies, the Company Security Holders or any of their respective Representatives by any Representative of the Purchaser), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (i) the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”) or (ii) the Company SEC Reports that are available on the SEC’s website through EDGAR at least two (2) Business Days prior to the date hereof (it being acknowledged that nothing disclosed in such a SEC Report under the headings “Risk Factors” or “Forward-Looking Statements” will be deemed to modify or qualify and representations or warranties set forth in Article IV), the Company hereby represents and warrants to the Purchaser as follows:
4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the BCA. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Target Company is duly qualified or licensed and in good standing in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business as of the date of this Agreement and all names other than its legal name under which any Target Company does business as of the date of this Agreement. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.
4.2 Authorization; Binding Agreement.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the BCA, any other applicable Law or any Contract to which the Company is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and Ancillary Documents by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
(b) The Company’s board of directors, by resolutions duly adopted, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, is fair, advisable and in the best interests of the

Company and the Company Stockholders, (ii) approved this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (iii) directed that approval of this Agreement and adoption of the Transactions, including the Merger, be submitted to a vote at a meeting of the Company Stockholders, and (iv) recommended to Company Stockholders that they approve and adopt this Agreement and the Transactions, including the Merger.
4.3 Capitalization.
(a) The Company is authorized to issue (i) 2,500,000,000 shares of Company Common Stock, par value $0.001 per share, of which 1,026,078,464 shares as of August 18, 2023 are issued and outstanding, and (ii) 5,000,000 shares of Company Preferred Stock, par value $0.0001 per share, of which no shares as of the date hereof are issued and outstanding. With respect to the Company Preferred Stock, the Company has designated (A) 6,175 shares as Company Series A Preferred Stock, of which no shares are outstanding, (B) 293 shares as Company Series B Preferred Stock, of which no shares are outstanding, (C) 90 shares as Company Series C Preferred Stock, of which no shares are outstanding, and (D) 8 shares as Company Series D Preferred Stock, of which no shares are outstanding. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCA, any other applicable Law, the Company Articles or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Articles and as provided by the BCA.
(b) As of the date of this Agreement, the Company has reserved 35,000,000 shares of Company Common Stock for issuance pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. As of the date of this Agreement, of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, (x) 19,136,150 of such shares are reserved for issuance upon exercise of Company Options that are outstanding as of the date of this Agreement, and (y) 15,863,850 of such shares remain available for future awards permitted under the Company Equity Plan. Except as set forth on Schedule 4.3(b), as of the date of this Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, rights of first refusal, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents) to which the Company is a party, (A) relating to the issued or unissued shares of the Company, (B) obligating the Company to issue, transfer, deliver, offer or sell or cause to be issued, transferred, delivered, offered or sold any options or shares or securities convertible into or exchangeable for such shares, (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription, convertible securities, right of first refusal, preemptive right or other similar right, agreement or arrangement or commitment for such shares, (D) obligating the Company to redeem, repurchase or otherwise acquire any such shares or other equity interests, or (E) to provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any other Person. Except as set forth on Schedule 4.3(b), as of the date of this Agreement, there is no agreement or commitment by the Company relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of the Company. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
(c) Except as disclosed in the Company Financials, since January 1, 2023, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.
4.4 Subsidiaries. Schedule 4.4 sets forth, as of the date of this Agreement, the name of each Subsidiary of the Company, and with respect to each Subsidiary, (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws, are owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents) and no depositary receipts have been issued for or in respect of any equity securities issued by any Subsidiary. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions, other than (a) such filings as contemplated by this Agreement, (b) any filings required with OTC Market or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict in any manner with or violate in any respect any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any Third Party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.7 SEC Filings and Company Financial Statements.
(a) The Company has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement, the Company has delivered to the Purchaser copies in the form filed with the SEC of all of the following: (i) the Company’s annual reports on Form 10-K for the past three (3) fiscal years; (ii) the Company’s quarterly reports on Form 10-Q for each fiscal quarter from and after January 1, 2023, that the Company filed such reports to disclose its quarterly financial results in each of the fiscal years of the Company referred to in clause (i) above; (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports”); and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Company Public Certifications”). The Company SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Company SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Company Public Certifications are each true as of their respective dates of filing. Except as otherwise described in Schedule 4.7(a), as of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Company SEC Reports. None of the Company SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigations as of the date of this Agreement. As used in this Section 4.7(a), the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Company Common Stock is listed on the OTCQB, (B) the Company has not received any written deficiency notice from the OTCQB relating to the continued listing requirements of such Company Common Stock, (C) there are no Actions pending or, to the Company’s Knowledge, threatened in writing against the Company by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Company Common Stock on the OTCQB, and (D) such Company Common Stock is compliance with all of the applicable corporate governance rules of the OTCQB.
(b) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2021 and December 31, 2022 and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows as of the respective dates of, and for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards and (ii) the unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2023 (the “Interim Balance Sheet Date”), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) month period then ended. The Company Financials are complete and accurate in all material respects and fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows as of the respective dates of, and for the periods referred to in, such Company Financials, all in accordance with (x) GAAP methodologies applied on a consistent basis throughout the periods involved, (y) with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, including Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (z) the books and records of the Target Companies as of the times and for the periods referred to therein.
(c) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past three (3) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.
(d) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(d), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(d), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets. The Company Convertible Notes set forth on Annex A represent all of the convertible promissory notes of the Company that are convertible into shares of Company Common Stock.
(e) Except as set forth on Schedule 4.7(e), no Target Company is subject to any Liabilities or obligations required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that (i) are adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) are incurred after the Interim Balance Sheet Date in the ordinary course of business (other than Liabilities for breach of any Contract or violation of any Law), or (iii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2022 to the date of this Agreement, each Target Company has (a) conducted its business only in the ordinary course of business, (b) not been subject to any event or occurrence, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (c) has not taken any action that would be prohibited by Sections 5.2(b)(i)-(iv), (xiii), (xv)-(xvi), or (xviii) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.
4.9 Compliance with Laws. During the past three (3) years, no Target Company is or has been in conflict or noncompliance with, or in default or violation of (nor has any Target Company received, during the three (3) years prior to the date of this Agreement, any written notice of any conflict or non-compliance with, or default or violation of) any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected, except for such conflict, noncompliance, default or violation that would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no Target Company is under investigation with respect to any violation or alleged violation of any applicable Laws, except for such noncompliance or investigation that would not reasonably be expected to have a Material Adverse Effect on such Target Company, and no Target Company has received written notice in the last three (3) years alleging any violation of applicable Law in any material respect by such Target Company.
4.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all material Permits (including those administered by the FDA or by any Governmental Authority performing functions similar to those performed by the FDA that governs the business of a Target Company) necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to possess such Company Permit would not have, and would not reasonably be expected to have, a Material Adverse Effect on the Target Companies. The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits as of the date of this Agreement, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, except where the failure for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company. No suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened in writing. No Target Company is in violation in any material respect of the terms of any material Company Permit and, as of the date of this Agreement, no Target Company has received any written notice of any Actions relating to the revocation or material modification of any material Company Permit.
4.11 Actions; Orders. Except as described on Schedule 4.11, as of the date of this Agreement, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened in writing that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (and no such Action has been brought in the past three (3) years or, to the Company’s Knowledge, threatened in the past three (3) years), or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years to the date of this Agreement, in either case of (a) or (b) by or against any Target Company, or any Target Company’s business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past three (3) years to the date of this Agreement, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.
4.12 Material Contracts.
(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected as of the date of this Agreement (each Contract required to be set forth on Schedule 4.12(a), other than a Company Benefit Plan, a “Company Material Contract”) that:
(i) contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non- competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;
(ii) involves any joint venture, profit sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;
(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;
(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business) or shares or other equity interests of any Target Company or another Person;
(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets, in each case with ongoing or future rights or obligations on behalf of any Target Company;
(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 in the 12-month period ended December 31, 2022, or during the 12-month period ending December 31, 2023 (on an annualized basis);
(viii) is with any Top Customer or Top Supplier;
(ix) is between any Target Company and any Related Person of a Target Company, including all non-competition, severance and indemnification agreements (other than at-will employment or consulting arrangements, confidentiality, non-solicitation, non-competition, or Intellectual Property assignment agreements with employees and contractors entered into in the ordinary course of business);
(x) obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);
(xi) relates to a material settlement in excess of $500,000 entered into within two (2) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);
(xii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;
(xiii) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than (A) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from customers or distributors to any Target Company entered into in the ordinary course of business, or (E) feedback and ordinary course trade name or logo rights that are not material to any Target Company (each such scheduled Contract, a “Company IP License”); or
(xiv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.
(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) such Company Material Contract is valid and binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, as of the date of this Agreement each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company as of the date of this Agreement, no other party to such Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) as of the date of this Agreement no party under any Company Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Company Material Contract, other than modifications in the ordinary course of business; and (vi) no Target Company has waived any rights under any such Company Material Contract.
4.13 Intellectual Property.
(a) A Target Company owns, is licensed to use pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Target Companies (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company. Schedule 4.13(a) sets forth a true and complete list of the following, which are owned or purported to be owned by a Target Company: (i) Patents and Patent applications; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor; and (iv) domain name registrations ((i) – (iv), the “Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not encumber, impair or extinguish any of the Company Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, (i) none of the Company Intellectual Property owned or purported to be owned by a Target Company (“Company Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) all Registered IP is subsisting, in full force and effect, and, to the Knowledge of the Company, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, (i) the conduct of the business of the Target Companies does not infringe upon, misappropriate or otherwise violate, and has not, since January 1, 2021, infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party and (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of the Company, threatened against any Target Company that the conduct of the business of any Target Company infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating, or has, since January 1, 2021, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by a Target Company.
(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, each Target Company has taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of such Target Company and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, none of the Company Owned Intellectual Property that is material to the business of a Target Company and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to third parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business and that are, to the Knowledge of the Company, valid and enforceable.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, all Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Target Companies and assigns to a Target Company exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by law or non-assignable moral rights.
(f) To the Knowledge of the Company as of the date of this Agreement, no Person has obtained unauthorized access to Third Party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies as currently conducted does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.
(g) Except as may be set forth in Schedule 4.13(g) or as contained in license, distribution and service Contracts entered into in the ordinary course of business by the Target Companies, (i) no Target Company is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Target Company taken as a whole, and (ii) no Target Company has assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential Liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, (i) to the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the information technology systems currently used to provide material products to customers in the conduct of a Target Company as it is currently conducted (the “IT Systems”) during the two (2) year period preceding and up to the date of this Agreement, (ii) the Target Companies have in place adequate security controls and disaster recovery plans and procedures for the IT Systems, and (iii) to the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the IT Systems in the two (2) year period preceding and up to the date of this Agreement that, pursuant to any legal requirement, would require a Target Company to notify customers or employees of such breach or intrusion.
(i) The consummation of any of the Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of any Contract providing for the license or other use of Intellectual Property to or from a Target Company. Following the Closing, the Surviving Corporation shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.
4.14 Taxes and Returns.
(a) Each Target Company has timely filed, or caused to be timely filed, all income Tax Returns and all other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, correct, and complete in all material respects, and has timely paid, or caused to be timely paid, all income Taxes and other material Taxes required to be paid, other than such Taxes that are not yet due and payable and for which adequate reserves in the Company Financials have been established in accordance with GAAP.
(b) No written claim has been made within the last thirty-six (36) months by any Governmental Authority in any jurisdiction in which a Target Company does not currently file a Tax Return that such Target Company is or may be subject to taxation in that jurisdiction, which claim has not been resolved.
(c) There are no claims, assessments, audits, examinations, investigations, or other Actions pending against the Target Companies in respect of any material amount of Tax, and no Target Company has been notified in writing of any proposed material Tax claims or assessments against such Target Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP).
(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.
(e) Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such material Taxes have been paid to or deposited with the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.
(f) No Target Company has any outstanding waivers, extensions, or requests for extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any material Tax Return or within which to pay any material Taxes shown to be due on any material Tax Return.
(g) Within the last thirty-six (36) months, no Target Company has made any changes in any Tax accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on such Target Company’s Taxes following Closing.
(h) No Target Company has engaged in or entered into any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).
(i) No Target Company has any Liability for the material Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign applicable Law), (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial contracts and agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).
(j) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement, or similar ruling, memorandum, or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding, except, in each case, to the extent that the effect of such ruling, memorandum, or agreement would not reasonably be expected to be material to the Taxes of such Target Company after Closing.
(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two (2) year period ending on the date hereof or (B) in a distribution which constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions; or (ii) (A) is, or has during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) is or has been a member of any consolidated, combined, unitary or affiliated group for any Tax purposes other than a group of which the Company is the common parent.
(l) No Target Company has taken any action, or has any current plan, intention or obligation to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company as of the date of this Agreement (collectively, the “Leased Real Property”), as well as the current annual rent and term under each Company Real Property Lease. The Company has made available to the Purchaser a true and complete copy of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto in effect as of the date of this Agreement for the Leased Real Property (collectively, the “Company Real Property Leases”), and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, (i) no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or, as of the date of this Agreement, any other party under any of the Company Real Property Leases, and, (ii) as of the date of this Agreement, no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).
4.16 Personal Property. Each item of Personal Property which is owned, used or leased by a Target Company as of the date of this Agreement with a book value or fair market value of greater than $100,000 is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, as of the date of this Agreement all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or, as of the date of this Agreement, any other party under any of the Company Personal Property Leases, and as of the date of this Agreement, no Target Company has received notice of any such condition.
4.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than, (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials, and (d) Liens set forth on Schedule 4.17. The material assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.
4.18 Employee Matters.
(a) Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. As of the date hereof, no current officer of a Target Company has provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company.
(b) Except as set forth in Schedule 4.18(b), and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser, each Target Company since January 1, 2020, (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (collectively, “Employment Laws”), (ii) has not incurred any Liability that remains unsatisfied as of the date of this Agreement for any material past due arrears of wages or any material penalty for failure to comply with any Employment Law, and (iii) has not incurred any Liability that remains unsatisfied as of the date of this Agreement for any material past due arrears of wages or any material penalty for failure to comply with payment of wages. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any Employment Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(c) Schedule 4.18(c) sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date the employee’s name, job title, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration eligible (other than any such arrangements under which payments are at the discretion of the Target Companies)). Except as set forth on Schedule 4.18(c), no employee is a party to a written employment Contract with a Target Company and each is employed “at will”. Except as set forth in Schedule 4.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.
(d) Schedule 4.18(d) sets forth a list of all individual independent contractors (including consultants) currently engaged by any Target Company as of the date hereof, along with a high-level description of the services provided, the entity engaging such Person, date of retention and rate of remuneration for each such

Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), and to the extent permissible under applicable Laws, each such independent contractor has entered into customary covenants regarding confidentiality, restrictive covenants and assignment of Intellectual Property rights in inventions developed in connection with such contractor’s work for any Target Company in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. Each such independent contractor is terminable on thirty (30) days’ notice or less, without any obligation of any Target Company to pay severance or a termination fee.
4.19 Benefit Plans.
(a) Set forth on Schedule 4.19(a) is a true and complete list of each material Benefit Plan of a Target Company as of the date hereof (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials, except to the extent that such amount would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code with respect to any person or entity other than another Target Company, nor does any Target Company have any Liability with respect to any collectively-bargained for benefit plans, whether or not subject to the provisions of ERISA.
(b) Each Company Benefit Plan is and has been operated in compliance with all applicable Laws, including ERISA and the Code, except for any noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the IRS and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code (or is based on a pre-approved plan for which the pre-approved plan sponsor has received a favorable opinion letter). To the Company’s Knowledge, no fact exists that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.
(c) With respect to each Company Benefit Plan that covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) the current plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the current summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination or opinion letter received from the IRS, if any; (vii) the most recent actuarial valuation, if any; and (viii) all material communications with any Governmental Authority within the last three (3) years.
(d) With respect to each Company Benefit Plan: (i) to the Knowledge of the Company, no breach of fiduciary duty that could reasonably be expected to result in a Material Adverse Effect to any Target Company has occurred; (ii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that would reasonably be likely to result in a Material Adverse Effect to any Target Company, excluding transactions effected pursuant to a statutory or administration exemption.
(e) During the six (6) year period preceding the Effective Time, no Target Company or any of their ERISA Affiliates has maintained, contributed to, or had an obligation to contribute to (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a “multiple employer plan” (as described in Section 413(c) of the Code). No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Target Company nor any ERISA Affiliate has incurred any Liability, contingent or otherwise, under Title IV of ERISA and, to the Company’s Knowledge, no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the

Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.
(f) With respect to each Company Benefit Plan that is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law); and (ii) each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.
(g) The consummation of the Transactions will not, by itself: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.
(h) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in each case in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for any Taxes or interest imposed pursuant to Section 409A of the Code.
(i) Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto (including electronic execution and delivery); (ii) each such grant was made in accordance with the terms of the Company Equity Plan and all other applicable Laws; (iii) the per share exercise price of each Company Option was equal or greater than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the applicable grant date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.
4.20 Environmental Matters. Except as set forth in Schedule 4.20 and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a) Each Target Company is and has been since January 1, 2020, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit.
(b) No Target Company is the subject of any outstanding Order with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. Except for any Company Real Property Lease, no Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.
(c) No Action has been commenced or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.
(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly operated or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) To the Knowledge of the Company, there is no investigation of the business, operations, or currently operated or leased property of a Target Company or previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.
(f) The Company has made available to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company, in each case that are in the Company’s possession.
4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors, managers, employees or trustees of the Target Company), (b) providing for the rental of real property or Personal Property from, or (c) otherwise requiring payments to (other than for services or expenses as officers, directors, managers, employees or trustees of the Target Company in the ordinary course of business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Related Person owns any real property, Personal Property, or right, tangible or intangible (including Intellectual Property) that is used in the business of any Target Company and no Related Person has a right to any of the foregoing property. The assets of the Target Companies do not include any material receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other obligation or commitment to any Related Person.
4.22 Insurance.
(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company as of the date hereof relating to a Target Company or its business, products, properties, assets, liabilities, directors, officers and employees (other than insurance policies associated with Company Benefit Plan), copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. In the two (2) years preceding the date of this Agreement, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.
(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $200,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to a Target Company. No event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the three (3) years, no Target Company has made any claim against an insurance policy as to which the insurer has denied coverage.
4.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.
4.24 Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2022, and (b) the period from January 1, 2023 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies on a consolidated basis (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies on a consolidated basis (the “Top Suppliers”) along with the amounts of such dollar volumes. As of the date of this Agreement, (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the Transactions will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer in any material respect.
4.25 Certain Business Practices.
(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf, has directly or indirectly given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.
(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC, and no Target Company has in the last three (3) fiscal years, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
4.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.
4.27 Finders and Brokers. Except as set forth in Schedule 4.27, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, any Target Company or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.
4.28 Healthcare Industry Matters.
(a) Each Target Company is, and has been since January 1, 2021, in compliance in all material respects with all applicable healthcare Laws, including: (i) the Federal Food, Drug, and Cosmetic Act; (ii) all federal or state criminal or civil fraud and abuse Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a)), Stark Law (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §§3729 et seq., 42 U.S.C. §1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 and all amendments thereto

(“HIPAA”), laws governing billing and submission of a claim for reimbursement to any federal health care program as defined in 42 U.S.C. § 1320a-7b(f) including Medicare, Medicaid, TRICARE, worker’s compensation, and all other government contracting agencies, and any comparable state or local Laws) and; (iii) any applicable state licensing, disclosure and reporting requirements (all of the foregoing, collectively, “Healthcare Laws”). No Target Company has received written notification of any pending Action from the FDA or any other similar regulatory authority alleging that any operation or activity of any Target Company is in material violation of any applicable Healthcare Law.
(b) All material preclinical and clinical investigations conducted or sponsored by any Target Company and intended to be submitted to a regulatory authority to support a regulatory approval are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Governmental Authority, including, as applicable, (i) the FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA requirements for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56 and 312 of the Code of Federal Regulations, and (iii) applicable federal, state and foreign Healthcare Laws restricting the use and disclosure of individually identifiable health information, including HIPAA.
(c) All material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority by each Target Company have been so filed, maintained or furnished. To the Knowledge of the Company, all such reports, documents, claims, Permits and notices were materially complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Neither any Target Company nor, to the Knowledge of the Company, any officer, employee or agent of any Target Company has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other regulatory authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority, or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither any Target Company nor, to the Knowledge of the Company, any officer, employee or agent of any Target Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Healthcare Law or authorized by 21 U.S.C. §335a(b) or any similar Healthcare Law. Neither any Target Company nor, to the Knowledge of the Company, any officer, employee or agent of any Target Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law. As of the date of this Agreement, no Actions that would reasonably be expected to result in material debarment or exclusion are pending or threatened in writing against any Target Company or, to the Company’s Knowledge, any officer, employee, contractor, supplier (in their capacities as such) or other entities or individuals performing research or work on behalf of any Target Company. No Target Company is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.
(d) No Target Company has received any written notice, correspondence or other communication from the FDA or any other regulatory authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, any Target Company.
(e) As of the date of this Agreement, no data generated by any Target Company with respect to its products is the subject of any written regulatory Action, either pending or threatened in writing, by any Governmental Authority relating to the truthfulness or scientific integrity of such data.
(f) To the Company’s Knowledge, no product manufactured or distributed by any Target Company is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), or (ii) misbranded within the meaning of 21 U.S.C. §352 (or any similar Healthcare Law). Since January 1, 2021, neither any Target Company nor, to the Company’s Knowledge, any of their respective contract manufacturers has received any FDA Form 483, warning letter, untitled letter, or other similar written correspondence or written notice from the FDA or any other regulatory authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Permits issued to the Company by the FDA or any other regulatory authority. No manufacturing site owned by any Target Company or, to the Company’s Knowledge, any of their respective contract manufacturers, is or has been since January 1, 2019, subject to a shutdown or import or export prohibition imposed by the FDA or another regulatory authority.
4.29 Product Liability.
(a) Each product manufactured, sold or delivered by any Target Company in conducting its business has been in all material respects in conformity with all product specifications all express and implied warranties and all applicable Laws. To the Company’s Knowledge, no Target Company has any material Liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against in the Company Financials. No Target Company has sold any products or delivered any services that included a warranty for a period of longer than one year.
(b) To the Company’s Knowledge, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, no Target Company has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of a Target Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on a Target Company, no Target Company has committed any act or omission which would reasonably be expected to result in, and there has been no occurrence which would reasonably be expected to give rise to or form the basis of, any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of a Target Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of a Target Company.
4.30 Takeover Statutes. The Company Board has taken all necessary action to ensure that the restrictions on business combinations that are contained in Section 78.411 through Section 78.444 of the BCA and Section 203 of the DGCL will not apply to this Agreement, the Transactions, including by approving this Agreement, the Merger and the other Transactions. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.
4.31 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.
4.32 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser Stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the press releases or filings with the SEC relating to the Transactions will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.33 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Securities, the business of the Target Companies, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.
ARTICLE V
COVENANTS
5.1 Access and Information.
(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.
(b) During the Interim Period, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.
(c) Notwithstanding the foregoing, neither Purchaser nor the Company shall be required to provide such access if it reasonably determines that it would (i) cause a violation of any Contract, as applicable, (ii) constitute a violation of any applicable Law, or (iii) cause a material risk of disclosure of any information that in the reasonable judgment of Purchaser or the Company, as applicable, would result in the disclosure of any Trade Secrets of Third Parties. Nothing herein shall require the Company or its Subsidiaries or Purchaser to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Person existing as of the date of this Agreement (provided that such party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable).
(d) Parent and the Company shall comply with, and shall use their reasonable best efforts to cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.
5.2 Conduct of Business of the Company.
(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take commercially reasonable measures to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.
(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:
(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;
(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, other than (A) any issuance of Company Securities that does not increase the Merger Consideration and (B) the issuance of Company Common Stock upon the exercise of Company Options, Company Warrants and Company Convertible Notes outstanding as of the date hereof in accordance with their existing terms, or engage in any hedging transaction with a third Person with respect to such securities;
(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any Third Party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate;
(v) other than as required by applicable Law or pursuant to the terms of any Company Benefit Plans (A) increase the wages, salaries or compensation of its Senior Vice Presidents and above other than in the ordinary course of business, consistent with past practice, (B) make or commit to make any bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice, (C) materially increase other benefits of employees generally other than in the ordinary course of business, or (D) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or other employee, other than in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended Tax Return or claim for refund, or make any material change in its method of Tax accounting, in each case except as required by applicable Law or in compliance with GAAP;
(vii) (A) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations) or (B) except as contemplated by this Agreement, take any action, which action would reasonably be expected to prevent or impede any other aspect of the Intended Tax Treatment;
(viii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Owned Intellectual Property (excluding lapses or terminations of Contracts pursuant to the terms thereof), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;
(ix) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;
(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(xi) establish any Subsidiary or enter into any new line of business;
(xii) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xiii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;
(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 individually or $1,000,000 in the aggregate;
(xv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;
(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;
(xvii) make capital expenditures in excess of $500,000 (individually for any project (or set of related projects) or $1,000,000 in the aggregate);
(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 individually or $2,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Company Material Contract or Company Benefit Plan in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.2;
(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;
(xxii) except as required by this Agreement, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or
(xxiii) authorize or agree to do any of the foregoing actions.
5.3 No Control of the Company’s Business. Purchaser acknowledges and agrees that: (a) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing; (b) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations; and (c) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in Section 5.1, Section 5.2, or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.
5.4 Conduct of Business of the Purchaser.
(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.4(a), the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take commercially reasonable measures to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.4(a), nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.
(b) Without limiting the generality of Section 5.4(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment consented to by the Company in accordance with Section 5.17) or as set forth on Schedule 5.4(a), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:
(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;
(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser Securities issuable upon conversion or exchange of outstanding Purchaser Securities in accordance with their terms, the issuance of securities in connection with any PIPE Investment (or any other action or transaction by the Purchaser undertaken with the consent of the Company in accordance with Section 5.16) existing terms, or engage in any hedging transaction with a third Person with respect to such securities;
(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any Third Party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;
(v) make or rescind any material election relating to material Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its method of Tax accounting, in each case except as required by applicable Law or in compliance with GAAP;
(vi) (A) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations) or (B) except as contemplated by this Agreement, take any action, which action would reasonably be expected to prevent or impede any other aspect of the Intended Tax Treatment;
(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;
(viii) terminate, waive or assign any material right under any Purchaser Material Contract;
(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(x) establish any Subsidiary or enter into any new line of business;
(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;
(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 individually or $1,000,000 in the aggregate;
(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;
(xv) make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);
(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);
(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.4 during the Interim Period;
(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;
(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or
(xx) authorize or agree to do any of the foregoing actions.

5.5 Public Filings. During the Interim Period, each of the Purchaser and the Company will keep current and timely file all of their respective public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use their respective reasonable best efforts prior to the Closing (a) with respect to Purchaser, to maintain the listing of the Purchaser Units, the Purchaser Class A Common Stock and the Purchaser Warrants on Nasdaq, and (b) with respect to the Company, to maintain the listing of the Company Common Stock on the OTC Markets; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Class A Common Stock and the Purchaser Warrants.
5.6 No Solicitation.
(a) No Solicitation or Facilitation of Proposals. Except as set forth in this Section 5.6, until the Specified Time, neither the Company, any of its Subsidiaries, nor any of its or their respective directors, officers and employees shall, and the Company shall direct its other Representatives not to, and shall not authorize or knowingly permit any of its Representatives to, directly or indirectly:
(i) solicit, initiate or propose the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; or
(ii) other than informing Persons of the existence of the provisions of this Section 5.6, enter into, continue or otherwise participate in any discussions or negotiations regarding, conduct, engage in, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Takeover Proposal or any proposal or inquiry that is reasonably expected to lead to a Takeover Proposal.
The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.6 by any Representative of the Company or any of its Affiliates shall be deemed a breach of the Company’s obligations set forth in this Section 5.6. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company may in response to an unsolicited bona fide written Takeover Proposal (A) furnish non-public information with respect to the Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement, provided that such confidentiality agreement shall not (x) grant any exclusive right to negotiate with such counterparty, or (y) prohibit the Company from satisfying its obligations hereunder, and (B) engage in discussions or negotiations (including solicitation of revised Takeover Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Takeover Proposal; provided, however, that the Company Board has determined that the failure to take the actions contemplated by this sentence would be more likely than not to violate its fiduciary obligations under applicable Law.
(b) Notice to Purchaser. The Company shall promptly (and in any event within three (3) Business Days) advise Purchaser orally, with written confirmation to follow, of: (i) the Company’s receipt of any written Takeover Proposal; (ii) a summary of the material terms and conditions of any such Takeover Proposal; (iii) a copy of the Alternative Acquisition Agreement and other material written proposals or offers delivered with, or in connection with, such Takeover Proposal, including any financing terms; and (iv) the identity of the Person making any such Takeover Proposal. The Company will keep Purchaser reasonably informed in all material respects of any material developments with respect to any Takeover Proposal (and any subsequent amendments or modifications thereto), in each case, as soon as is reasonably practicable and in any event within twenty-four (24) hours of receipt, provision or occurrence thereof. The Company shall, as soon as is reasonably practicable and in any event within twenty-four (24) hours following a determination by the Company Board that a Takeover Proposal is a Superior Proposal, notify Purchaser of such determination.
(c) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time:
(i) the Company Board shall not, except as set forth in this Section 5.6, withhold, withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Board Recommendation;
(ii) the Company Board shall not fail to include the Company Board Recommendation in the Joint Proxy Statement;
(iii) the Company Board (or any committee thereof) shall not make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such tender or exchange offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to a Takeover Proposal until the close of business on the tenth (10th) Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of this Section 5.6(c) or a Company Adverse Recommendation Change);
(iv) the Company Board shall not, except as set forth in this Section 5.6, adopt, approve, endorse or recommend, or publicly announce an intention to adopt, approve, endorse or recommend, any Takeover Proposal or any proposal that is reasonably expected to lead to a Takeover Proposal;
(v) following the date of receipt of any Takeover Proposal or the date any material modification thereto is first made public, the Company Board shall not have failed to issue a press release that expressly reaffirms the Company Board Recommendation within five (5) Business Days following the Company’s receipt of Purchaser’s written request to do so (any action described in clauses (i) through (v), a “Company Adverse Recommendation Change”); and
(vi) the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar Contract (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Takeover Proposal.
(vii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time, the Company Board may make a Company Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and giving due consideration to the revisions to the terms of this Agreement to which Purchaser has committed in writing, that the failure to do so would more likely than not violate the Company Board’s fiduciary duties under applicable Law, only if the following conditions are satisfied:
(1) the Company shall have first provided Purchaser an Intervening Event Notice at least five (5) Business Days in advance advising Purchaser that the Company intends to make a Company Adverse Recommendation Change (it being understood and hereby agreed that the delivery and receipt of any such Intervening Event Notice shall not, in and of itself, be deemed to be a Company Adverse Recommendation Change) and specifying, in reasonable detail, the Intervening Event;
(2) during the applicable Intervening Event Notice Period (or any mutually agreed extension or continuation thereof), the Company and its Representatives shall negotiate in good faith with Purchaser and its officers, directors and Representatives regarding any changes to the terms of this Agreement and any other proposals made by Purchaser so that a failure to effect a Company Adverse Recommendation Change in response to such Intervening Event would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law;
(3) Purchaser does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Company Board (after consultation with outside legal counsel and financial advisors), cause the failure to effect a Company Adverse Recommendation Change in response to such Intervening Event to no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood and agreed that any material change in any event, occurrence or facts relating to such Intervening Event shall require a new Intervening Event Notice with a new Intervening Event Notice Period ending on the day that is three (3) Business Days after such material change); and
(4) following the Intervening Event Notice Period, the Company Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to effect a Company Adverse Recommendation Change in response to such Intervening Event continues to be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(viii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time if, in response to a bona fide unsolicited written Takeover Proposal made by a Third Party after the date of this Agreement that does not arise from a material breach of this Section 5.6 and has not been withdrawn, the Company Board determines in good faith (1) after consultation with outside legal counsel and its financial advisor, that such Takeover Proposal constitutes a Superior Proposal and (2) after consultation with outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be more likely than not to violate the Company Board’s fiduciary duties under applicable Law, then the Company Board may make a Company Adverse Recommendation Change, only if, in either such case, the following conditions are satisfied:
(1) the Company shall have first provided to Purchaser a Superior Proposal Notice at least five (5) Business Days in advance advising Purchaser that the Company Board is prepared to effect a Company Adverse Recommendation Change in response to a Superior Proposal (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the Third Party making any such Superior Proposal) (it being understood and hereby agreed that the delivery and receipt of any such Superior Proposal Notice shall not, in and of itself, be deemed to be a Company Adverse Recommendation Change) and providing Purchaser with a complete copy of any written request, proposal or offer, including any proposed Alternative Acquisition Agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such Superior Proposal;
(2) during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting a Company Adverse Recommendation Change, the Company and its Representatives shall negotiate in good faith with Purchaser and its officers, directors and Representatives regarding changes to the terms of this Agreement and any other proposals made by Purchaser intended by Purchaser to cause such Takeover Proposal to no longer constitute a Superior Proposal;
(3) Purchaser does not make, within the applicable Superior Proposal Notice Period (or any mutually agreed extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Company Board (after consultation with outside legal counsel and financial advisors), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three (3) Business Days); and
(4) following the Superior Proposal Notice Period, the Company Board shall have determined in good faith, in light of such Superior Proposal and taking into account any revised terms proposed by Purchaser, (x) after consultation with outside legal counsel and its financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal, and (y) after consultation with outside legal counsel and financial advisors, that the failure to make a Company Adverse Recommendation Change would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(d) Certain Permitted Disclosures. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Company Adverse Recommendation Change), or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Adverse Recommendation Change other than in accordance with Section 5.6(c).
(e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to: (i) cease immediately all discussions, communications and negotiations that commenced prior to the date of this Agreement regarding any proposal that would constitute (if made after the date of this Agreement), or would reasonably be expected to lead to, a Takeover Proposal, (ii) within three (3) Business Days of the date of this

Agreement, request the prompt return or destruction of all non-public information concerning the Company or its Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement in contemplation of an acquisition transaction was entered into at any time within the three (3) month period immediately preceding the date hereof and (iii) immediately terminate all access granted to any such Persons or their respective Representatives referenced in clauses (i) and (ii) to any physical or electronic data room; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 5.6.
(f) Purchaser Non-Solicitation. During the Interim Period, in order to induce the Company to continue to commit to expend management time and financial resources in furtherance of the Transactions, Purchaser shall not, and shall cause its Representatives not to, without the prior written consent of the Company, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Business Combination, (ii) furnish any non-public information regarding Purchaser or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than the Company or its Representatives) in connection with or in response to a Business Combination, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, a Business Combination, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Business Combination, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to a Business Combination, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which Purchaser is a party.
(g) Purchaser Notice. Purchaser shall notify the Company as promptly as practicable (and in any event within three (3) Business Days) in writing of the receipt by Purchaser or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Business Combination or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in a Business Combination, and (ii) any request for non-public information relating to Purchaser or its Affiliates in connection with any Business Combination, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Purchaser shall keep the Company promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, Purchaser shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Business Combination and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
5.7 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any Third Party (including any Governmental Authority) alleging (i) that the Consent of such Third Party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non- occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied at the Closing or the satisfaction of those conditions being delayed past the Outside Date; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.
5.8 Efforts.
(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.
(b) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use commercially reasonable efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.
(c) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.
5.9 Tax Matters.
(a) Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations) to which the Purchaser and the Company are parties within the meaning of Section 368(b) of the Code (and the Treasury Regulations). None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries and Affiliates not to) take any action, or fail to take any action, that causes, or could reasonably be expected to cause, the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (and the Treasury Regulations) to which the Purchaser and the Company are parties within the meaning of Section 368(b) of the Code (and the Treasury Regulations). The Parties intend to report and shall report, for federal income tax purposes, and shall not take any position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment, unless otherwise required by a change in Law or by a Tax authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.
(b) If, in connection with the preparation and filing of the Registration Statement (as defined below), the Joint Proxy Statement (as defined below) or other similar filing, the SEC requires that tax opinions be prepared and submitted, the Purchaser and the Company shall deliver, and shall cause each of their respective Subsidiaries to deliver, to Baker Donelson, Bearman, Caldwell & Berkowitz, PC and Faegre Drinker Biddle & Reath LLP (or, in each case, other nationally recognized tax counsel), respectively, customary Tax representation letters satisfactory to its tax counsel, dated and executed as of the date the Registration Statement, the Joint Proxy

Statement or similar filing shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement, the Joint Proxy Statement or other similar filing.
5.10 Transfer Taxes. The Purchaser shall pay for and bear any sales, use, real property transfer, stamp, stock transfer, or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Merger or other Transactions.
5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
5.12 Registration Statement.
(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Joint Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Class A Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a joint proxy statement (as amended, the “Joint Proxy Statement”) for the purpose of (x) soliciting proxies from the Purchaser Stockholders for the matters to be voted upon at the Purchaser Special Meeting and providing the Purchaser Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters (as defined below), and (y) soliciting proxies from the Company Stockholders for the matters to be acted upon at the Company Special Meeting. The Joint Proxy Statement shall include proxy materials for the purpose of:
(i) soliciting proxies from Purchaser Stockholders to vote, at a special meeting of Purchaser Stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (1) the Purchaser Charter Amendments, (2) this Agreement and the Transactions, including the Merger (and, to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Class A Common Stock in accordance with the Purchaser’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (3) the change of name of the Purchaser, (4) the Purchaser Equity Plan, (5) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.14 hereof, (6) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other Transactions (the approvals described in foregoing clauses (1) through (6), collectively, the “Purchaser Stockholder Approval Matters”), and (7) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser; and
(ii) soliciting proxies from Company Stockholders to vote, at a special meeting of Company Stockholders to be called and held for such purpose (the “Company Special Meeting”), in favor of resolutions approving (1) this Agreement and the Transactions, including the Merger, by the Company Stockholders in accordance with the Company’s Organizational Documents, the BCA and the rules and regulations of the SEC and OTC Markets, and (2) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other Transactions (the approvals described in foregoing clauses (1) through (2), collectively, the “Company Stockholder Approval Matters”), and (3) the adjournment of the Company Special Meeting, if necessary or desirable in the reasonable determination of Company.
(b) If on the date for which the Purchaser Special Meeting or the Company Special Meeting is scheduled, Purchaser or the Company, as applicable, has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval or the Required Company Stockholder Approval, as applicable, whether or not a quorum is present, Purchaser or Company, as applicable, may make one or more successive postponements or adjournments of the Purchaser Special Meeting and Company Special Meeting, as applicable.

(c) In connection with the Registration Statement, Purchaser and Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Company’s Organizational Documents, the DGCL, the BCA and the rules and regulations of the SEC, Nasdaq and OTC Market.
(d) Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and Purchaser shall incorporate any comments made by the Company (and its counsel) with respect to the Target Companies, the Company Special Meeting and the Company Stockholder Approvals Matters and consider any such comments relating to other matters that are timely made in good faith. The Company shall provide Purchaser with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.
(e) The Purchaser shall cause any information concerning the Purchaser or its stockholders, officers, directors, assets, Liabilities, condition (financial or otherwise), business and operations included in the Registration Statement, or in any amendments or supplements thereto, to be true and correct in all material respects and to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Each of Purchaser and Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting, the Company Special Meeting and the Redemption, as applicable. Each of the Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and the Purchaser, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser Stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents; provided, however, that the Purchaser shall not amend or supplement the Registration Statement without prior review of such amendment or supplement by the Company.
(f) Each of the Purchaser and Company, with the reasonable and timely assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement, including the Joint Proxy Statement, and shall otherwise use its commercially reasonable efforts to cause the Registration Statement, including the Joint Proxy Statement, to become effective. Each of the Purchaser and the Company shall provide the other Party with copies of any written comments, and shall inform the other Party of any material oral comments, that the Purchaser, the Company or any of their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, including the Joint Proxy Statement, the Purchaser Special Meeting, the Company Special Meeting and the Redemption promptly after the receipt of such comments and shall give such other Party(and its counsel) a reasonable opportunity under the circumstances to review and timely comment on any proposed written or material oral responses to such comments, and the Purchaser and the Company, as applicable, shall consider any such comments timely made in good faith under the circumstances.
(g) As soon as practicable after the SEC confirms that it has no further comments on the Registration Statement and the Registration Statement becomes effective, (i) Purchaser shall distribute the Registration Statement to the Purchaser Stockholders and the Company shall distribute the Registration Statement to the

Company Stockholders, and (ii) Purchaser and Company shall call the Purchaser Special Meeting and the Company Special Meeting, respectively in accordance with the DGCL and BCA, as applicable, for a date as soon as reasonably practicable following the effectiveness of the Registration Statement. Each of Purchaser and the Company shall use its reasonable best efforts to solicit from the Purchaser Stockholders and the Company Stockholders, as applicable, proxies in favor of the Required Purchaser Stockholder Approval prior to the Purchaser Special Meeting and the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Purchaser Stockholder Approval and the Required Company Stockholder Approval, including enforcing the Sponsor Voting Agreement and the Company Voting Agreements.
(h) The Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption. The Purchaser shall apply for, and shall take commercially reasonable actions to cause, the Purchaser Class A Common Stock to be issued in connection with the Merger to be approved for listing on the Nasdaq as of the Closing.
(i) The Company shall comply with all applicable Laws, any applicable rules and regulations of OTC Markets, the Company’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Joint Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Company Special Meeting.
5.13 Public Announcements. The Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the Transactions. Neither the Purchaser nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or Nasdaq or OTC Market rules, in which case that Party shall use its reasonable best efforts to consult with the other Party before issuing any such release or making any such public statement; provided, however, that such consent shall not be required, and neither the Company nor Purchaser shall be required to consult with the other in connection with, or provide the other an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal. Notwithstanding the foregoing, without the prior consent of the other Parties, the Company or the Purchaser may (a) communicate with its respective customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other and (b) issue public statements or disseminate information to the extent solely related to the operation of the business of such Person. Each of Purchaser and the Company will issue a joint press release announcing the execution of this Agreement promptly after the date hereof.
5.14 Post-Closing Board of Directors and Executive Officers.
(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of the individuals set forth on Schedule 5.14(a). At or prior to the Closing, the Purchaser will provide each member of the Post-Closing Purchaser Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, to be effective upon the Closing (or if later, upon such director’s appointment).
(b) The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).
5.15 Indemnification of Directors and Officers; Tail Insurance.
(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Merger Sub and the Company or any of the Company’s Subsidiaries, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Merger Sub, Company or any of the Company’s Subsidiaries (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Merger Sub, Company or any of the Company’s Subsidiaries, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser, Merger Sub, Company or any of the Company’s Subsidiaries, to the extent permitted by applicable Law. The provisions of this Section 5.15 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.
(b) For the benefit of the directors and officers of the Purchaser and Merger Sub, the Purchaser shall, at or prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Purchaser or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Purchaser shall maintain the Purchaser D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the Purchaser D&O Tail Insurance. For the benefit of the directors and officers of the Company or any of the Company’s Subsidiaries, the Company shall, at or prior to the Effective Time, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Company D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage. The Company shall, and after Closing Purchaser shall cause the Company to, maintain the Company D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Company shall timely pay or caused to be paid all premiums with respect to the Company D&O Tail Insurance.
(c) The obligations of the Purchaser and the Company under this Section 5.15 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any D&O Indemnified Person to whom this Section 5.15 applies without the written consent of such affected D&O Indemnified Person. The covenants contained in this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and legal Representatives and shall not be deemed exclusive of any other rights to which a D&O Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. For the avoidance of the doubt, the Indemnified Parties and their respective heirs and legal Representatives shall be third-party beneficiaries with respect to the covenants contained in this Section 5.15. Purchaser shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.15, except to the extent that it is ultimately determined by a Governmental Authority with valid jurisdiction that such D&O Indemnified Person is not entitled to be indemnified pursuant to this Agreement.
5.16 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by the Purchaser from any PIPE Investment shall first be used to pay (a) the Purchaser’s accrued Expenses, (b) the Purchaser’s deferred Expenses (including cash amounts, if any, payable to the IPO Underwriter and any legal fees) of the IPO, (c) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser and (d) any other Liabilities of the Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash, together with any other cash of Purchaser or the Company, will be used, first to pay any then-remaining Expenses of the Parties and, thereafter, be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

5.17 PIPE Investment.
(a) During the Interim Period, each of the Purchaser and the Company shall solicit mutually acceptable PIPE Investors to enter into Subscription Agreements with the Purchaser on the terms set forth on Schedule 5.17(a) or on such other terms as may be mutually acceptable to the Purchaser and the Company; provided that the Purchaser shall enter into Subscription Agreements with the PIPE Investors that offer the best terms to the Purchaser (as long as such terms are at least as favorable to the Purchaser as the terms set forth on Schedule 5.17(a) or are otherwise mutually agreed by Purchaser and the Company) regardless of whether the Purchaser or the Company has identified such PIPE Investors. If either Party identifies PIPE Investors, the Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with entering into Subscription Agreements with such PIPE Investors and use their respective reasonable efforts to cause such Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser). The Purchaser will deliver to the Company true, correct and complete copies of each Subscription Agreement entered into by the Purchaser. During the Interim Period, neither the Purchaser nor the Company shall enter into any Contract with a PIPE Investor without the prior written consent of the other Party, as applicable, with such consent not to be unreasonably withheld, delayed or conditioned.
(b) After any Subscription Agreements are executed by the parties thereto, the Purchaser shall use its commercially reasonable efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements and consummate the transactions contemplated thereby. The Purchaser shall not terminate, or amend or waive in any material respect any Subscription Agreement without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned), other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements (it being understood, but without limiting the foregoing, that it shall be deemed material if any amendment, modification or waiver (x) reduces the PIPE Investment from any PIPE Investor or (y) imposes new or additional conditions or otherwise expands, or adversely amends or modifies any of the conditions to the receipt of the PIPE Investment). Each of the Purchaser and, as applicable, the Company, shall, and shall cause its Affiliates to, use commercially reasonable efforts to avoid being in breach or default under the Subscription Agreements.
(c) The Purchaser shall give the Company prompt (and, in any event, within two (2) Business Days) written notice: (i) of any request from a PIPE Investor for any amendment to its Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any actual, threatened or anticipated breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any PIPE Investor under its Subscription Agreement, to the extent known by such Party; and (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any PIPE Investor under its Subscription Agreement or any related agreement. The Purchaser shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the PIPE Investment immediately prior to the Effective Time.
5.18 Takeover Statutes. Unless the Company Board has made a Company Adverse Recommendation Change in accordance with this Agreement, if any takeover statute is or becomes applicable to this Agreement or any Transaction, each of Purchaser, the Company and their respective boards of directors shall use reasonable best efforts (a) to ensure that such Transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) to otherwise act to eliminate or minimize the effects of such takeover statute.
5.19 Rule 16b-3. Prior to the Effective Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the Transactions by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

5.20 Additional Agreements.
(a) Prior to the Closing, the Purchaser shall file with the Delaware Secretary of State an amendment to its Certificate of Incorporation in the form attached as (i) Exhibit E-1 hereto (the “Class B Charter Amendment”), which amendment shall be filed prior to the Closing Date upon approval by the holders of the Purchaser Class B Common Stock; (ii) Exhibit E-2 hereto (the “Net Tangible Assets Charter Amendment”), which amendment shall be filed prior to the Closing Date upon approval by the Purchaser Stockholders following approval at the Purchaser Special Meeting; and (iii) Exhibit E-3 hereto (the “Purchaser Closing Date Charter Amendment” and, together with the Class B Charter Amendment and the Net Tangible Assets Charter Amendment, the “Purchaser Charter Amendments”), which amendment shall be filed with the Delaware Secretary of State immediately after the filing of the Articles of Merger with the Secretary of State of the State of Nevada pursuant to Section 1.2.
(b) Prior to the Closing, the Purchaser and certain Company Stockholders who will be Affiliates of the Purchaser immediately after the Closing shall enter into a registration rights agreement in a form to be reasonably acceptable to the Purchaser and the Company (the “Registration Rights Agreement”) to provide such Company Stockholders with registration rights that are substantially similar in all material respects to, and pari passu with, the registration rights of the Sponsor pursuant that that certain Registration Rights Agreement, dated as of July 27, 2021, by and among the Purchaser, the Sponsor and certain securityholders named therein.
(c) Prior to the Closing, the Purchaser shall use its commercially reasonable efforts to enter into voting and non-redemption agreements, substantially in the form attached as Exhibit G hereto, with such Purchaser Stockholders as mutually agreed by Purchaser and the Company.
(d) The Purchaser shall use its commercially reasonable efforts to obtain the approval of the Amendment to Warrant Agreement from the requisite holders of the Purchaser Public Warrants.
(e) Prior to the Closing, the Company shall use its commercially reasonable efforts to negotiate with the holders of the Company Warrants and the Company Convertible Notes to cause such Company Warrants and Company Convertible Notes to be amended, exercised, converted or exchanged, as applicable, into shares of Company Common Stock.
5.21 No Trading. Each of the Company and the Purchaser acknowledges and agrees that it is aware, and that its respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser or the Company, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company.
5.22 Company Convertible Notes. The Company shall, at or promptly following the Closing, pay in full the outstanding balance, including any interest thereon, owed under the Company Convertible Notes set forth on Schedule 6.1(i)(A).
ARTICLE VI
CLOSING CONDITIONS
6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:
(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters set forth in Section 5.12(a)(i) that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Joint Proxy Statement and the Purchaser Organizational Documents shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser Organizational Documents, applicable Law and the Joint Proxy Statement (the “Required Purchaser Stockholder Approval”).
(b) Required Company Stockholder Approval. The Company Stockholder Approval Matter set forth in Section 5.12(a)(ii)(1) that is submitted to the vote of the Company Stockholders at the Company Special

Meeting in accordance with the Joint Proxy Statement and the Company’s Organizational Documents shall have been approved by the requisite vote of the Company Stockholders at the Company Special Meeting in accordance with the Company’s Organizational Documents, applicable Law and the Joint Proxy Statement (the “Required Company Stockholder Approval”).
(c) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions that are set forth in Schedule 6.1(c) shall have each been obtained or made.
(d) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.
(e) Purchaser Charter Amendments. The Purchaser Charter Amendments shall have been filed with the Secretary of State of the State of Delaware, and evidence of such filings shall have been provided to Purchaser and the Company.
(f) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.14.
(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.
(h) Nasdaq Listing. The shares of Purchaser Class A Common Stock shall have been approved for listing on Nasdaq, subject to official notice of issuance, for the period after the Closing Date.
(i) Company Convertible Notes. Holders of 80% or more of the Company Convertible Notes with a maturity date occurring after the Closing Date (not including the Company Convertible Notes set forth on Schedule 6.1(i)(A)), measured by number of shares of Company Common Stock into which such Company Convertible Notes may be converted, shall have agreed to convert their Company Convertible Notes into shares of Company Common Stock immediately prior to the Effective Time.
(j) Company Warrants. Holders of 80% or more of the Company Warrants that would be outstanding on the Closing Date, measured by number of shares of Company Common Stock issuable upon exercise in respect of such Company Warrants in the aggregate, shall have agreed to convert their Company Warrants into shares of Company Common Stock immediately prior to the Effective Time.
6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:
(a) Representations and Warranties. All of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.
(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement.
(d) Fairness Opinion. The Purchaser shall have delivered a fairness opinion of the Purchaser Financial Advisor, in form and substance reasonably satisfactory to the Company.

(e) PIPE Investment and Purchaser Non-Redemption. Upon the Closing, the Purchaser shall have at least $12,000,000 resulting from (i) proceeds from Purchaser Class A Common Stock that has not been redeemed in the Redemption and (ii) proceeds of the PIPE Investment, on terms mutually acceptable to the Purchaser and the Company.
(f) Closing Deliveries.
(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).
(ii) Registration Rights Agreement. The Company shall have received a copy of a Registration Rights Agreement duly executed by the Purchaser.
(iii) Purchaser Charter Amendments. The Company shall have received evidence of the filing of the Purchaser Charter Amendments with the Secretary of State of Delaware.
(iv) Amendment to Lock-Up Agreement. The Company shall have received a copy of an amendment to the Letter Agreement in the form attached as Exhibit H, duly executed by the Purchaser, the Sponsor and the other parties identified therein (the “Purchaser Letter Agreement Amendment”), and such Purchaser Letter Agreement Amendment shall be in full force and effect as of the Closing Date.
(v) Amendment to Warrant Agreement. The Company shall have received a copy of the amendment to that certain Warrant Agreement, dated as of July 27, 2021, between the Purchaser and the Exchange Agent (the “Purchaser Amendment to Warrant Agreement”) in the form attached as Exhibit I, pursuant to which Sponsor has agreed to exchange all of its Purchaser Private Warrants for 400,000 shares of Purchaser Class A Common Stock and holders of at least fifty percent (50%) of the Purchaser Public Warrants have agreed to exchange all of the Purchaser Public Warrants for 450,336 shares of Purchaser Class A Common Stock.
6.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:
(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.
(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement.
(d) Certain Ancillary Documents. Each Company Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.
(e) Closing Deliveries.
(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).
(ii) Waiver of Underwriter Liability. The Purchaser shall have received a waiver from the IPO Underwriter in a form acceptable to Purchaser providing for the IPO Underwriter’s waiver of any liability of the Purchaser.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE VII
TERMINATION AND EXPENSES
7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time as follows:
(a) by mutual written consent of the Purchaser and the Company;
(b) by written notice by either the Purchaser or the Company if any of the conditions of the other Party to the Closing set forth in Article VI have not been satisfied or waived by February 28, 2024 (the “Outside Date”);
(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(d) by written notice by the Company to the Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;
(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;
(f) by written notice by Purchaser to the Company if: (i) the Company Board effects a Company Adverse Recommendation Change; (ii) (A) the Company Board approves, endorses or recommends to the Company’s Stockholders a Superior Proposal or (B) a tender offer or exchange offer for any outstanding shares of Company capital stock is commenced before obtaining the Required Company Stockholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by the Company’s Stockholders within ten (10) Business Days after commencement; or (iii) if there shall have been a material breach of Section 5.6;
(g) by written notice by the Company to Purchaser prior to the receipt of the Required Company Stockholder Approval, if prior to or substantially concurrent with such termination, (i) the Company shall have paid the applicable Termination Fee pursuant to Section 7.3 and (ii) the Company substantially concurrently with such termination enters into a definitive agreement with respect to the Superior Proposal that did not result from a material breach of Section 5.6 and that remained a Superior Proposal following the Company’s compliance with the provisions set forth in Section 5.6;
(h) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser Stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained;

(i) by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained; or
(j) by written notice by the Company to the Purchaser, if (i) a Form 25 relating to the delisting of the shares of Purchaser Class A Common Stock from Nasdaq shall have been filed, and (ii) the shares of Purchaser Class A Common Stock shall not have been approved for listing on Nasdaq after the filing of such Form 25, subject to official notice of issuance, within the earlier of (A) thirty (30) days after the date on which the Form 25 is filed or (B) the Outside Date.
7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (a) Sections 5.1(d), 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (b) nothing herein other than Section 7.3(b) shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement, in either case, prior to the termination of this Agreement (in each case of clauses (a) and (b) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1 or to receive payment of a Termination Fee pursuant to Section 7.3.
7.3 Fees and Expenses.
(a) Subject to Section 8.1 and except as otherwise set forth in this Section 7.3, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any costs and expenses relating to the PIPE Investment.
(b) The Company shall pay, or cause to be paid, to Purchaser (or its designee(s)) by wire transfer of immediately available funds an amount equal to $2,500,000 (the “Termination Fee”), if:
(i) this Agreement is terminated by the Company pursuant to Section 7.1(g), in which case payment shall be made before or concurrently with such termination;
(ii) the Agreement is terminated by Purchaser pursuant to Section 7.1(f), in which case payment shall be made within two (2) Business Days following such termination; or
(iii) (A) after the date of this Agreement, first, a Takeover Proposal with respect to the Company is made, proposed or communicated to the Company Board or management, or is publicly made, proposed or communicated or otherwise becomes publicly known; (B) second, this Agreement is terminated by either the Company or Purchaser pursuant to Section 7.1(b) or 7.1(i), or by Purchaser pursuant to Section 7.1(e); and (C) third, within twelve (12) months of such termination (1) any transaction included within the definition of a Takeover Proposal with respect to the Company is consummated or (2) the Company enters into a definitive agreement providing for the consummation of any transaction within the definition of Takeover Proposal, in each case whether or not involving the same Takeover Proposal or the Person or group making the Takeover Proposal referred to in clause (A); provided, that for purposes of clause (C), the term “Takeover Proposal” shall have the meaning assigned to such term in Article X, except that all references to “15%” in such definition shall be deemed references to “50%”, in which case payment shall be made within two (2) Business Days following such termination.
(c) The Company acknowledges that the fees and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Purchaser would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee is required to be paid as a result of a termination of this Agreement, then, Purchaser’s right to receive payment of the Termination Fee pursuant to Section 7.3(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Purchaser and its Affiliates for (i) the damages suffered as a result of the failure of the Transactions to be consummated and (ii) any other damages suffered as a result of or in connection with this Agreement and the Transactions, and upon payment of the Termination Fee in accordance with this Section 7.3, none of the Company or any of its Affiliates, respective current or former stockholders, directors, officers, employees, agents, advisors or other Representatives shall have any further Liability relating to or arising out of this Agreement or the Transactions; provided, that the foregoing shall not impair the rights of Purchaser, if any, to obtain an order of specific performance prior to any valid termination of this Agreement. The Parties acknowledge and agree that in no event will (A) the Company be required to pay the Termination Fee on more than one (1) occasion or (B) the Company have Liability for monetary damages (including monetary damages in lieu of specific performance) in the aggregate in excess of the Termination Fee for breaches of this Agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise). Under no circumstances shall Purchaser (or any of its equityholders or other Person) be permitted or entitled to receive both a grant of specific performance and any monetary damages, including any monetary damages in lieu of specific performance and the Termination Fee.
ARTICLE VIII
WAIVERS AND RELEASES
8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Merger Sub and the Purchaser each hereby represents and warrants that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s Public Stockholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Purchaser Class A Common Stock in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to the Purchaser’s Organizational Documents to extend the deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within thirty-six (36) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes or (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf of any of them, or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company (on behalf of the Company Stockholders) and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.
ARTICLE IX
MISCELLANEOUS
9.1 No Survival. Representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).
9.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email, with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by a reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Purchaser or Merger Sub at or prior to the Closing, to:

SEP Acquisition Corp.
3737 Buffalo Speedway
Suite 1750
Houston, TX 77098
Attn: Andrew White
Telephone No.: 713-715-6820
Email: info@seplp.com

with a copy (which will not constitute notice) to:

Baker Donelson, Bearman, Caldwell & Berkowitz, PC
1600 West End Avenue
Suite 2000
Nashville, TN 37203
Attn: Tonya Mitchem Grindon
Attn: Nathan Kibler
Attn: Andrew Yonchak
Telephone No.: 615-726-5600
Email: tgrindon@bakerdonelson.com
Email: nkibler@bakerdonelson.com
Email: dyonchak@bakerdonelson.com

If to the Company, to: SANUWAVE Health, Inc. 11495 Valley View Road Eden Prairie, Minnesota 55344 Attn: Morgan C. Frank, Chief Executive Officer Email:
with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Ben A. Stacke
Attn: Jonathan Nygren
Email: ben.stacke@faegredrinker.com
Email: jon.nygren@faegredrinker.com

If to the Purchaser after the Closing, to: SANUWAVE Health, Inc. 11495 Valley View Road Eden Prairie, Minnesota 55344 Attn: Morgan C. Frank, Chief Executive Officer Email:
with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Ben A. Stacke
Attn: Jonathan Nygren
Email: ben.stacke@faegredrinker.com
Email: jon.nygren@faegredrinker.com

9.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.
9.4 Third Parties. Except (a) as provided in Section 5.15 (Indemnification of Directors and Officers; Tail Insurance), and (b) for the provision of Section 1.10, (which, only from and after the Effective Time, shall be for the benefit of holders of Company Securities), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
9.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any U.S. state or federal court located in the State of Delaware (or in any appellate court thereof)) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.2. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.
9.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO

REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.
9.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Notwithstanding the foregoing, the Purchaser agrees that its rights under this Section 9.7 shall terminate upon its acceptance of the Termination Fee.
9.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
9.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.
9.10 Waiver. The Purchaser, on behalf of itself and its Affiliates, and the Company, on behalf of itself and its Affiliates, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.
9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.
9.13 Disclosure Schedules. It is specifically acknowledged that the Purchaser Disclosure Schedules and the Company Disclosure Schedules may expressly provide exceptions to a particular Section of Article III or Article IV notwithstanding that the Section does not state “except as set forth on Schedule ‘__’” or words of similar effect. Notwithstanding anything to the contrary contained in the Purchaser Disclosure Schedules, the Company Disclosure Schedules or in this Agreement, the information and disclosures set forth in the Purchaser Disclosure Schedules and the Company Disclosure Schedules shall be deemed to be an exception or qualification with respect to the correspondingly numbered or lettered representation, warranty or covenant in this Agreement to which they refer and any other applicable representations, warranties and covenants contained in this Agreement only to the extent such disclosures have sufficient detail that it is reasonably apparent from the face of such disclosure (without investigation or the need to examine any referenced documents) that such disclosure is applicable thereto.
9.14 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
ARTICLE X
DEFINITIONS
10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or hearing, proceeding or investigation, by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing.
“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Houston, Texas are authorized to close for business.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Articles” means the Articles of Incorporation of the Company, as amended and effective under the BCA, prior to the Effective Time.
“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company Convertible Notes” means the convertible promissory notes of the Company that, by their terms, contemplate the conversion of such convertible promissory notes into shares of Company Stock, including the convertible promissory notes identified on Annex A attached hereto.
“Company Convertible Securities” means, collectively, the Company Options, the Company Warrants, the Company Convertible Notes and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.
“Company Equity Plan” means the Company’s Amended and Restated 2006 Stock Incentive Plan, as amended from time to time.
“Company Option” means an option to purchase Company Common Stock granted pursuant to the Company Equity Plan.
“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock.
“Company Securities” means, collectively, the Company Stock, the Company Options, the Company Warrants, the Company Convertible Notes and any other Company Convertible Securities outstanding immediately prior to the Effective Time.
“Company Security Holders” means, collectively, the holders of Company Securities.
“Company Series A Preferred Stock” means the Series A preferred stock, par value $0.001 per share, of the Company.
“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.001 per share, of the Company.
“Company Series C Preferred Stock” means the Series C preferred stock, par value $0.001 per share, of the Company.
“Company Series D Preferred Stock” means the Series D preferred stock, par value $0.001 per share, of the Company.
“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.
“Company Stockholders” means, collectively, the holders of Company Stock.
“Company Warrants” means any warrants to purchase Company Common Stock.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement by and between the Company and Purchaser, dated as of April 28, 2023.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
“Contracts” means all contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), in each case only if legally binding.
“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.
“Conversion Ratio” means, subject to Section 1.9(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) (i) the Merger Consideration plus (ii) (A) the Aggregate Exercise Price, divided by (B) 10, by (b) the Company Fully Diluted Shares, in which:
(1) “Aggregate Exercise Price” means the sum of (a) the sum of the exercise prices of all in-the-money Company Options; and (b) the sum of the exercise prices of all in-the-money Company Warrants, in each case outstanding as of immediately prior to the Effective Time.
(2) “Company Fully Diluted Shares” means the sum of (i) the number of shares of Company Stock that are issued and outstanding (other than any Company Securities cancelled pursuant to Section 1.09); (ii) the number of shares of Company Stock issuable upon the exercise of in-the-money Company Options outstanding (whether or not then vested or exercisable); (iii) the number of shares of Company Stock issuable upon the exercise of in-the-money Assumed Warrants outstanding; and (iv) the number of shares of Company Stock issuable upon conversion of the Assumed Convertible Notes, in each case as of immediately prior to the Effective Time.
“Copyrights” means any works of authorship, mask works, designs and other equivalent rights in any of the foregoing, and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.
“DGCL” means the Delaware General Corporation Law.
“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety (with respect to exposure to Hazardous Substances), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.
“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended. References to a specific provision of ERISA shall include such section and any valid regulation promulgated thereunder.
“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with any Target Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Agent Agreement” means the agreement entered into between the Purchaser and the Exchange Agent for the purpose of exchanging the shares of Company Common Stock for Stockholder Merger Consideration pursuant to this Agreement.
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that are required to be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.
“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.
“Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known by nor was reasonably foreseeable to the

Company Board as of or prior to the date of this Agreement (or, if known, the consequences or timing of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement) and results in the standalone financial condition of Company and its Subsidiaries, taken as a whole, being materially more favorable to the stockholders of the Company than this Agreement and the Transactions and (ii) does not relate to or involve (A) a Takeover Proposal or (B) any changes in the market price, or change in trading volume, of the Company Common Stock, or the Company exceeding any projections, forecasts, budgets, operational metrics or estimates (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Intervening Event, be taken into account in determining whether an Intervening Event has occurred).
“Intervening Event Notice” means a prior written notice of an Intervening Event delivered by the Company to Purchaser in accordance with Section 5.6(c)(vii).
“Intervening Event Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 5.6(c)(vii)).
“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of the Purchaser, dated as of July 27, 2021, and filed with the SEC on July 29, 2021 (File No. 33-254726).
“IPO Underwriter” means Needham & Company, LLC, the lead underwriter in the IPO.
“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).
“Knowledge” means, with respect to (a) the Company, the actual knowledge of Morgan Frank and Toni Rinow, after reasonable inquiry of personnel and review of internal documents or (b) the Purchaser, the actual knowledge of Andrew White, after reasonable inquiry of personnel and review of internal documents.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Letter Agreement” means that certain Letter Agreement, dated July 27, 2021, by and among the Purchaser, Sponsor and the other parties identified therein.
“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities.
“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or any outbreak or continuation of an epidemic or pandemic (including COVID-19), including the effects of any Governmental Authority or other third-party responses thereto; (v) changes in Law or other legal or regulatory conditions, or the interpretation thereof; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees; (viii) any actions taken or failure to take action, in each case, to which Purchaser has expressly requested or consented to (with respect to a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole) or to which the Company has expressly requested or consented to (with respect to a Material Adverse Effect on the Purchaser), or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; or (ix) any breach of this Agreement by Parent or Merger Sub with respect to a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or by the Company or its Subsidiaries with respect to a Material Adverse Effect on the Purchaser; provided further, however, that (x) any event, occurrence, fact, condition, or change referred to in clauses (i)-(v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses and (y) any event, occurrence, fact, condition, or change referred to in clause (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the same impacted geographic region. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.
“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.
“Nasdaq” means the Nasdaq Capital Market.
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority, in each case only if legally-binding.
“Organizational Documents” means, with respect to any Person that is an entity, its certificate or memorandum of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.
“OTC Markets” means over-the-counter markets of OTCQX, OTCQB and the Pink Open Market.
“OTCQB” means the OTCQB marketplace trading system as part of the OTC Markets.
“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, (f) Liens on real property (including recorded or unrecorded easements, rights of way, covenants, conditions, licenses and reservations, and any matters that would be disclosed by a current, accurate survey or physical inspection of such real property) that do not materially interfere with the present uses of such real property, or (g) zoning, building codes and other land-use Laws regulating the use or occupancy of any real property or the activities conducted thereon and which are not violated by the current use or occupancy of any such real property.
“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser.
“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.
“Purchaser Equity Plan” means the Purchaser’s incentive plan in the form attached hereto as Exhibit F.
“Purchaser Organizational Documents” means the organizational documents of Purchaser, including, but not limited to the Purchaser’s Certificate of Incorporation and Bylaws.
“Purchaser Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of the Purchaser.
“Purchaser Private Warrants” means the 7,850,000 warrants sold by the Purchaser at the time of the IPO to the Sponsor.
“Purchaser Public Warrants” means one half of one (1) whole warrant that was included as part of each Purchaser Unit, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.
“Purchaser Securities” means the Purchaser Units, the Purchaser Class A Common Stock, the Purchaser Preferred Stock, the Purchaser Private Warrants and the Purchaser Public Warrants, collectively.
“Purchaser Stockholders” means, collectively, the holders of Purchaser Securities.
“Purchaser Units” means the units issued in the IPO consisting of one (1) share of Purchaser Class A Common Stock and one (1) Purchaser Public Warrant.
“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants.
“Qualified Person” means any Person making a bona fide Takeover Proposal, that did not result from a material breach of Section 5.6, that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or would reasonably be expected to lead to, a Superior Proposal.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
“Remedial Action” means all actions to (a) clean up, remove, treat, or in any other way address any Hazardous Material, (b) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct a condition of noncompliance with Environmental Laws.
“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants) acting on such person’s behalf, agents and other legal representatives of such Person or its Affiliates.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Securities Act” means the Securities Act of 1933, as amended.
“Significant Company Holder” means any Company Stockholder who (a) is an executive officer or director of the Company, (b) is an Affiliate of any Company Stockholder who is an executive officer or director of the Company, as listed on Schedule 10.01.
“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.
“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.
“Specified Time” means the earlier of (i) the time that this Agreement is terminated in accordance with the terms hereof and (ii) receipt of the Required Company Stockholder Approval.
“Sponsor” means Mercury Sponsor Group I LLC.
“Sponsor Note” means that certain Revolving Promissory Note, dated as of October 11, 2022, issued by the Purchaser in favor of the Sponsor in the original principal amount of up to $1,000,000.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Superior Proposal” means a bona fide written Takeover Proposal (but substituting “more than 50%” for “15%” in each instance in the definition of Takeover Proposal), made by any Third Party or group (as defined in Section 13 of the Exchange Act), which did not result from a material breach of Section 5.6 and that the Company Board determines in good faith, in consultation with outside legal counsel and financial advisors and taking into account (with such weight and proportion as determined by the Company Board in its sole discretion) all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality and other aspects and risks of such Takeover Proposal and this Agreement (after taking into account any revisions to the terms and conditions to this Agreement made or proposed in writing by Purchaser prior to the time of determination that would be immediately binding on Purchaser upon acceptance by the Company and execution of definitive documents), (i) are more favorable to the Company and its stockholders (solely in their capacities as such), from a financial point of view, than the Transactions, and (ii) the Company Board believes is reasonably likely to be consummated in accordance with its terms taking into account all the factors described above and other aspects and terms of such proposal and the identity of the Person or group making the proposal.
“Superior Proposal Notice” means a prior written notice of a Superior Proposal delivered by the Company to Purchaser in accordance with Section 5.6(c)(viii).
“Superior Proposal Notice Period” means five (5) Business Days (as modified, extended or continued in accordance with Section 5.6(c)(viii)).

“Takeover Proposal” means any proposal, offer, inquiry or indication of interest from a Third Party or “group” (as defined in Section 13 of the Exchange Act) of Third Parties, whether involving a single or a series of related transactions, relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 15% or more of the Company’s assets, revenues, or earnings, (ii) a sale, lease, exchange, mortgage, transfer or other disposition of 15% or more of the Company’s assets, revenues or earnings, (iii) a direct or indirect purchase or sale of shares of capital stock or other securities (including the Company Common Stock) representing 15% or more of the voting power of the capital stock of the Company or any successor or parent company thereto, including by way of a merger, business combination, share exchange, tender offer or exchange offer, other than, for the avoidance of doubt, any PIPE Investment, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv), or any combination of the transactions in (i) through (iv) in each case other than the Transactions.
“Target Company” means each of the Company and its direct and indirect Subsidiaries.
“Tax” or “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, production, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Third Party” means any Person or group other than the Parties and their Affiliates.
“Trade Secrets” means information that derives independent economic from not being generally known and is the subject of reasonable efforts to maintain its secrecy.
“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.
“Transactions” means, collectively, the Merger and the other transactions expressly contemplated by this Agreement or any of the Ancillary Documents.
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Account” means the trust account established by the Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 27, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.
“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.
10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:
Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	5.6(c)(vi)
Articles of Merger	1.2
Assumed Convertible Note	1.7
Assumed Warrant	1.9(e)
BCA	Recitals

Term	Section
Business Combination	8.1
Closing Date	2.1
Closing	2.1
Class B Charter Amendment	5.20(a)
Company	Preamble
Company Adverse Recommendation Change	5.6(c)(v)
Company Benefit Plan	4.19(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Book-Entry Shares	1.10(a)
Company Certificates	1.10(a)
Company D&O Tail Insurance	5.15(b)
Company Disclosure Schedules	Article IV
Company Financials	4.7(b)
Company Intellectual Property	4.13(a)
Company IP License	4.12(a)(xiii)
Company Lock-Up Agreement	Recitals
Company Material Contracts	4.12(a)
Company Owned Intellectual Property	4.13(b)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Public Certifications	4.7(a)
Company Real Property Leases	4.15
Company SEC Reports	4.7(a)
Company Special Meeting	5.12(a)
Company Stockholder Approval Matters	5.12(a)(ii)
Company Voting Agreements	Recitals
D&O Indemnified Persons	5.15(a)
Dissenting Shares	1.13
Dissenting Stockholders	1.13
Effective Time	1.2
Employment Laws	4.18(b)
Enforceability Exceptions	3.2(a)
Environmental Permits	4.20(a)
Exchange Agent	1.10(a)
Exchange Fund	1.10(a)
Expenses	7.3(a)
Extension	5.4(a)
Healthcare Laws	4.28(a)
HIPAA	4.28(a)
Intended Tax Treatment	Recitals
Interim Balance Sheet Date	4.7(b)
Interim Period	5.1(a)
IT Systems	4.13(h)
Joint Proxy Statement	5.12(a)
Leased Real Property	4.15
Letter of Transmittal	1.10(b)
Merger Consideration	1.8
Merger Sub	Preamble
Merger	Recitals

Term	Section
Net Tangible Assets Charter Amendment	5.20(a)
OFAC	3.20(c)
Outside Date	7.1(b)
Party(ies)	Preamble
PIPE Investment	Recitals
PIPE Investors	Recitals
Post-Closing Purchaser Board	5.14(a)
Public Certifications	3.6(a)
Public Stockholders	8.1
Purchaser Amendment to Warrant Agreement	6.2(f)(v)
Purchaser Charter Amendments	5.20(a)
Purchaser Closing Date Charter Amendment	5.20(a)
Purchaser D&O Tail Insurance	5.15(b)
Purchaser Disclosure Schedules	Article III
Purchaser Financial Advisor	3.24
Purchaser Financials	3.6(b)
Purchaser Letter Agreement Amendment	6.2(f)(iv)
Purchaser Material Contract	3.14(a)
Purchaser Option	1.9(d)(i)
Purchaser SEC Reports	3.6(a)
Purchaser Special Meeting	5.12(a)(i)
Purchaser Stockholder Approval Matters	5.12(a)(i)
Purchaser	Preamble
Redemption	5.12(a)
Registered IP	4.13(a)
Registration Rights Agreement	5.20(b)
Registration Statement	5.12(a)
Related Person	4.21
Released Claims	8.1
Required Company Stockholder Approval	6.1(b)
Required Purchaser Shareholder Approval	6.1(a)
SEC April Warrant Statement	3.6(a)
Specified Courts	9.5
Sponsor Debt Conversion Agreement	Recitals
Sponsor Voting Agreement	Recitals
Stockholder Merger Consideration	1.8
Subscription Agreements	Recitals
Termination Fee	7.3(b)
Surviving Corporation	1.1
Top Customers	4.24
Top Suppliers	4.24
Transmittal Documents	1.10(d)
{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.
The Purchaser:

SEP ACQUISITION CORP.

By:	/s/ R. Andrew White
Name: R. Andrew White
Title: Chief Executive Officer

Merger Sub:

SEP ACQUISITION HOLDINGS INC.

By:	/s/ R. Andrew White
Name: R. Andrew White
Title: Chief Executive Officer
[Signature Page to Merger Agreement]

The Company:

SANUWAVE HEALTH, INC.

By:	/s/ Morgan Frank
Name: Morgan Frank
Title: Chairman, Chief Executive Officer
[Signature Page to Merger Agreement]

Annex B
AMENDMENT NUMBER ONE

to

WARRANT AGREEMENT

between

SEP ACQUISITION CORP.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
THIS AMENDMENT NUMBER ONE TO WARRANT AGREEMENT (this “Amendment”), dated as of     , 2023, is by and between SEP Acquisition Corp., a Delaware corporation formerly known as “Mercury Ecommerce Acquisition Corp.” (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”). Defined terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Original Warrant Agreement (defined below).
RECITALS
WHEREAS, the Company and Warrant Agent are parties to that certain Warrant Agreement dated as of July 21, 2021 (the “Original Warrant Agreement”);
WHEREAS, the Company, SEP Acquisition Holdings Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”), and SANUWAVE Health, Inc., a Nevada corporation (“Target”), have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated August 23, 2023 (the “Effective Date”), pursuant to which Target will merge with and into Merger Sub (the “Merger”), with Target being the surviving entity in the Merger (the date of such Merger, the “Closing Date”);
WHEREAS, pursuant to Section 9.8 of the Original Warrant Agreement, this Amendment has been approved by vote or written consent of the Registered Holders of more than 50% of the outstanding Public Warrants, and each of the Registered Holders of the Private Placement Warrants; and
WHEREAS, the Company and the Registered Holders have agreed to amend the Original Warrant Agreement on the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto, intending to be legally bound hereby, agree as of the date hereof, as follows:
AGREEMENTS
1. Amendments to Original Warrant Agreement. The Original Warrant Agreement is hereby amended as follows:
(a) A new Section 10 shall be added to the Original Warrant Agreement that reads as follows:
10. Merger Transaction Matters.
(a) Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 23, 2023 (the “Effective Date”), by and among the Company, SEP Acquisition Holdings Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”), and SANUWAVE Health, Inc., a Nevada corporation (“Target”), pursuant to which Target will merge with and into Merger Sub (the “Merger”), with Target being the surviving entity in the Merger (the date of such Merger, the “Closing Date” and the consummation of such Merger, the “Closing”).

(b) Notwithstanding anything to the contrary set forth in this Agreement or any Warrant issued thereunder, at all times between the date hereof and the earlier of Closing or the termination of the Merger Agreement (the “Merger Period”), the:
(1) Public Warrants are not exercisable to purchase shares of Class A Common Stock, and instead, effective as of immediately prior to the effective time of the Merger (the “Effective Time”) shall be automatically converted solely into the right to receive 450,336 shares of Class A Common Stock of the Company, calculated in respect of each Registered Holder of Public Warrants, as follows: each Public Warrant shall be converted into the right to receive, effective as of immediately prior to the Effective Time, that number of shares of Class A Common Stock equal to: (1) (i) the number of shares of Class A Common Stock issuable to such Registered Holder if such Registered Holder’s Public Warrants had been exercised under the terms of Section 3 of this Agreement divided by (ii) the number of shares of Class A Common Stock issuable if all the Public Warrants had been exercised under the terms of Section 3 of this Agreement, multiplied by (2) 450,336.
(2) Private Placement Warrants are not exercisable to purchase shares of Class A Common Stock and instead, effective as of immediately prior to the Effective Time, shall be automatically converted solely into the right to receive 400,000 shares of Class A Common Stock of the Company, calculated in respect of each Registered Holder of Private Placement Warrants, as follows: each Private Placement Warrant shall be converted into the right to receive, effective as of immediately prior to the Effective Time, that number of shares of Class A Common Stock equal to: (1) (i) the number of shares of Class A Common Stock issuable to such Registered Holder if such Registered Holder’s Private Placement Warrants had been exercised under the terms of Section 3 of this Agreement divided by (ii) the number of shares of Class A Common Stock issuable if all of the Private Placement Warrants had been exercised under the terms of Section 3 of this Agreement, multiplied by (2) 400,000.
(c) During the Merger Period, the (i) terms of Section 3 of this Agreement regarding any exercise of a Warrant or issuance of Class A Common Stock in connection therewith shall be of no force or effect and (ii) the terms of Section 6 of this Agreement shall be of no force or effect.
(d) If, by reason of any exchange of Warrants contemplated by this Section 10, the Registered Holder of any Warrant would be entitled, upon such exchange, to receive a fractional interest in a share of Class A Common Stock, the Company shall round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such Registered Holder.
(e) Subject to the terms of subsection (f) below, all provisions set forth in this Agreement relating to the issuance of shares of Class A Common Stock to a Registered Holder of Warrants upon an exercise of the Warrants shall apply, mutatis mutandis, to the issuance of shares of Class A Common Stock to a Registered Holder of Warrants in exchange for such Registered Holder’s Warrants. In the event of any conflict between the terms of subsection (f) and any other term of this Agreement, subsection (f) shall control.
(f) Each Registered Holder shall be entitled to receive the number of shares of Class A Common Stock to which it is entitled under subsection (b) above, on or as soon as reasonably practicable after the Closing Date, but subject to the delivery by such holder to the Transfer Agent of the following items prior thereto (collectively, the “Transmittal Documents”) in forms mutually agreed by the Company and Target prior to the Closing: (i) a properly completed and duly executed Letter of Transmittal; and (ii) such other related documents as may be reasonably requested by the Transfer Agent or the Company. Until so surrendered, each Warrant shall represent after the Closing Date for all purposes only the right to receive the shares of Class A Common Stock attributable to such Warrant. If any portion of the shares of Class A Common Stock are to be issued to a Person other than the Person in whose name the Warrant is registered immediately prior to the Closing Date, it shall be a condition to such issuance that (i) the Person in whose name such portion of the shares are to be issued shall have executed and delivered such Transmittal Documents as are reasonably deemed necessary by the Transfer Agent or the Company, and (ii) the Person requesting such delivery shall pay to the Transfer Agent any transfer or other taxes required as a result of such issuance to a Person other than the Registered Holder or establish to the satisfaction of the Transfer Agent that such tax has been paid or is not payable. Subject to applicable Law, following delivery of the Transmittal Documents, the Company shall promptly deliver to the Registered Holder, without interest, book-entry shares representing Class A Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such Class A Common Stock.
(g) All Class A Common Stock issued in exchange for and upon surrender of the Warrant(s) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Warrant(s). Any Registered Holder who has not exchanged its Warrant(s) for shares of Class A Common Stock in accordance with this Section 10 prior to the date that is four (4) years after the Effective Time shall thereafter look only to the Company for payment of the shares of Class A Common Stock attributable to such Warrant(s) without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Company, Target or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(h) Notwithstanding the foregoing, this Section 10 shall terminate, and have no further force and effect, on the date the Merger Agreement is terminated in accordance with its terms.
(i) (i) This Agreement shall automatically terminate and each Warrant hereunder shall automatically be cancelled, without any further action of the Company or any other party, upon the Closing and issuance of shares of Class A Common Stock to the Registered Holders of the Public Warrants and Private Placement Warrants in accordance with this Section 10. Each Registered Holder of Warrants shall cease to have any rights related to this Agreement or such Warrants upon such termination and cancellation.
2. Effect of Amendment. The undersigned hereby agree and acknowledge that, except as provided in this Amendment, the Original Warrant Agreement shall remain in full force and effect and has not been modified or amended in any respect, it being the intention of the undersigned that this Amendment and the Warrant be read, construed and interpreted as one and the same instrument.
3. Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
4. Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
5. Governing Law. The validity, interpretation, and performance of the Agreement, including this Amendment, and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
SEP Acquisition Corp.

By:
	Name:	R. Andrew White
	Title:	President and Chief Executive Officer
Continental Stock Transfer & Trust Company, as Warrant Agent

By:
Name:
Title:
[Signature Page to Amendment No. One to Warrant Agreement]

Annex C
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SEP ACQUISITION CORP.
SEP Acquisition Corp., a corporation organized and existing under the and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
1. The name of the corporation is SEP Acquisition Corp.
2. The Amended and Restated Certificate of Incorporation, dated July 27, 2021, as amended by the Certificate of Amendment, dated December 20, 2022, of SEP Acquisition Corp., as further amended by the Certificate of Amendment, dated December 20, 2022, of SEP Acquisition Corp. (as amended, the “Amended and Restated Certificate of Incorporation”) is amended by deleting Section 9.2(a) thereof and so that, as amended, said Section 9.2(a) shall be and read as follows:
(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed, out of the funds legally available therefor, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 9.2(b) and Section 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.
3. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL.
4. All other provisions of the Company’s Amended and Restated Certificate of Incorporation shall remain in full force and effect.
[Signature page follows.]
C-1

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this    day of     , 2023.

R. Andrew White
Chief Executive Officer, President and Director
C-2

Annex D
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SEP ACQUISITION CORP.
       , 2023
SEP ACQUISITION CORP., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1. The name of the Corporation is “SEP ACQUISITION CORP.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 1, 2021 (the “Original Certificate”).
2. The Original Certificate was amended and restated by that certain Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment by the Certificate of Amendment, dated December 20, 2022, of SEP Acquisition Corp., as further amended by the Certificate of Amendment, dated December 20, 2022, of SEP Acquisition Corp., as further amended by the Certificate of Amendment, dated        , 2023, of SEP Acquisition Corp., as further amended by the Certificate of Amendment, dated        , 2023, of SEP Acquisition Corp. (as amended, the “Amended and Restated Certificate”).
3. This Second Amended and Restated Certificate of Incorporation of SEP Acquisition Corp. (the “Second Amended and Restated Certificate”), which restates and amends the provisions of the Amended and Restated Certificate in its entirety, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
4. This Second Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.
5. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:
ARTICLE I.
NAME
The name of the corporation is SANUWAVE Health, Inc. (the “Corporation”).
ARTICLE II.
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
ARTICLE III.
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE IV.
CAPITALIZATION
Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 171,000,000 shares, consisting of (a) 170,000,000 shares of common stock (the “Class A Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of the Preferred Stock, one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3 Common Stock.
(a) Voting.
(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Class A Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of such Class A Common Stock are entitled to vote.
(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Class A Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Class A Common Stock if the holders of such affected series of Preferred Stock or Class A Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them.
Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V.
BOARD OF DIRECTORS
Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Section 5.2 Number, Election and Term.
(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the directors then in office.
(b) Subject to Section 5.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. There is no cumulative voting with respect to the election of directors.
Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4 Removal. Subject to Section 5.5 and except as otherwise required by this Second Amended and Restated Certificate, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this ARTICLE V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this ARTICLE V unless expressly provided by such terms.
ARTICLE VI.
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VII.
SPECIAL MEETINGS OF STOCKHOLDERS
Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.
Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE VIII.
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2 Indemnification and Advancement of Expenses.
(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX.
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in ARTICLE VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE X.
ARTICLE X.
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 10.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall to the fullest extent permitted by law be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine; except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction; and subject to the preceding provisions of this Section 10.1, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934.
Section 10.2 Consent to Jurisdiction. If any action, the subject matter of which is within the scope of Section 10.1 immediately above, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this ARTICLE X.
ARTICLE XI.
SEVERABILITY
If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their faith service or for the benefit of the Corporation to the fullest extent permitted by law.
(Signature page follows)

IN WITNESS WHEREOF, SEP Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
SEP ACQUISITION CORP.

By:
R. Andrew White
President and Chief Executive Officer
Signature Page to Second Amended and Restated Certificate of Incorporation

Annex E
SANUWAVE HEALTH, INC.
2023 EQUITY INCENTIVE PLAN
1. Purpose. The purpose of the SANUWAVE Health, Inc. 2023 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.
2. Definitions. In this Plan, the following definitions will apply.
(a) “Affiliate” means any entity that is a Subsidiary of the Company, or any other entity in which the Company owns, directly or indirectly, at least 20% of combined voting power of the entity’s Voting Securities and which is designated by the Committee as covered by the Plan.
(b) “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.
(c) “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.
(d) “Board” means the Board of Directors of the Company.
(e) “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition a Participant’s (i) embezzlement or misappropriation of Company funds or property, (ii) conviction or plea of guilty, no contest or otherwise being found to be or held accountable or responsible for a misdemeanor involving moral turpitude or a felony that could result in imprisonment; (iii) willful or gross neglect or misconduct by Participant of material duties required of Participant; provided, however, that it is understood that failure to meet performance standards or performance objectives, by itself, shall not constitute Cause; (iv) violation of any material Company policy or Company code of conduct, or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any of its Affiliates, (v) material breach of any fiduciary duty to the Company or any Affiliate; or (vi) engaging in fraudulent, dishonest, unethical, dishonorable or disruptive behavior, practices or acts, or any other misconduct, which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors, as determined by the Company.
(f) “Change in Control” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, one of the following:
(1) A Person or Group becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:
(A) any acquisition of securities of the Company by a Person from the Company for the purpose of providing financing to the Company;
(B) any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan;
(C) any repurchase or other acquisition by the Company of its Voting Securities that causes any Person to become the beneficial owner of 30% or more of the Company’s Voting Securities; or
(D) with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.
If, however, a Person or Group referenced in clause (A), (B) or (C) or (D) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 30% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 50% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection 2(f)(5).
(2) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board within a twelve (12)-month period.
(3) A Person or Group acquires ownership of securities of the Company that, together with the securities held by such person or Group, constitutes more than 50% of the total fair market value of the Company. However, if such person or Group is considered to own more than 50% of the total fair market value before this transfer of the securities of the Company then outstanding, the acquisition of additional equity securities of the Company by the same person or Group shall not be considered to cause a Change of Control of the Company;
(4) A Covered Person or Group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Covered Person or Group) all or substantially all of the assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Company will not result in a Change of Control if the assets are transferred to:
(A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; or
(B) a Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets.
(5) A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, 50% or more of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.
Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.
(g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable treasury regulations and guidance promulgated thereunder and any successor or similar statutory provisions.
(i) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3. The Committee shall be the Compensation Committee of the Board unless otherwise specified by the Board.
(i) “Company” means SANUWAVE Health, Inc., a Delaware corporation, and any successor thereto.
(h) “Consultant” means any consultant or advisor who is a natural person (other than an Employee or a Non-Employee Director) who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or an Affiliate.
(i) “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual or threatened proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.
(j) “Continuous Service” means that the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or an Affiliate notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under applicable laws. A Service Provider’s Continuous Service shall be deemed to have terminated upon a Separation from Service from the Company. Except as otherwise provided in this Plan or any Agreement, Continuous Service shall not be deemed terminated in the case of (i) any approved leave of absence of up to three (3) months; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity. Notwithstanding the foregoing, except as otherwise determined by the Committee, in the event of any sale or spin-off of an Affiliate, service as a Service Provider for such Affiliate following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan.
(k) “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.
(l) “Disability” means (i) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant as determined by the carrier or claims administrator of the disability plan, or (ii) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).
(m) “Employee” means an employee of the Company or an Affiliate.
(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.
(o) “Fair Market Value” means the fair market value of a Share determined as follows:
(1) If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing or last sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(2) If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.
(p) “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.
(q) “Global Service Provider” means a Service Provider who is located outside of the United States, who is not compensated from a payroll maintained in the United States, or who is otherwise subject to (or could cause the Company to be subject to) legal, tax or regulatory requirements of countries outside of the United States.
(r) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.
(s) “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.
(t) “Non-Employee Director” means a member of the Board who is not an Employee.

(u) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.
(v) “Other Stock-Based Award” means an Award described in Section 11 of this Plan.
(w) “Parent” means a “parent corporation,” as defined in Code Section 424(e).
(x) “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.
(y) “Performance-Based Award” means an Award that is conditioned on the achievement of specified performance goals.
(z) “Person” means any natural person, entity or Group within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Exchange Act other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.
(aa) “Plan” means this SANUWAVE Health, Inc. 2023 Equity Incentive Plan, as amended and in effect from time to time.
(bb) “Prior Plan” means the Amended and Restated 2006 Stock Incentive Plan of SANUWAVE Health, Inc.
(cc) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(dd) “Section 409A” means Section 409A of the Code, and the regulations and guidance promulgated thereunder.
(ee) “Separation from Service” means a “separation from service” as such term is defined for purposes of Code Section 409A.
(ff) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity.
(gg) “Service Provider” means an Employee, a Non-Employee Director, or a Consultant to the Company or any Affiliate.
(hh) “Share” means a share of Stock.
(ii) “Stock” means the common stock, $0.001 par value per Share, of the Company.
(jj) “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.
(kk) “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(ll) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.
(mm) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.
(nn) “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.
3. Administration of the Plan.
(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3. Notwithstanding the designation of the Committee to administer the Plan, the Board shall retain and perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.
(b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:
(1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of Award and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;
(2) cancelling or suspending an Award, accelerating the vesting, extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e);
(3) adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission or reconciling any inconsistency in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;
(4) granting Substitute Awards under the Plan;
(5) taking such actions as are provided in Section 3(c) with respect to Awards to Global Service Providers; and
(6) requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.
Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.
(c) Awards to Global Service Providers. The Committee may grant Awards to Global Service Providers, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans or annexes to Award Agreements and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.
(d) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.
(f) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.
4. Shares Available Under the Plan.
(a) Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be equal to fifteen percent (15%) of all issued and outstanding Shares as of the date immediately following the merger of SEP Acquisition Holdings Inc. with and into the Company, with the Company surviving as a wholly-owned subsidiary of SEP Acquisition Corp., as contemplated by the Agreement and Plan of Merger, dated August 23, 2023, by and among SEP Acquisition Corp., SEP Acquisition Holdings Inc. and the Company (on a fully-diluted basis, giving effect to the conversion of all warrants and other instruments convertible into Shares outstanding as of such date (whether or not then convertible or exercisable)). No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:
(1) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.
(2) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.
(3) Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.
(4) Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.
(b) Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under a Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or a Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or a Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or a Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or a Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(d) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.
(e) Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director (excluding any Awards granted at the election of a Non-Employee Director in lieu of all or any portion of retainers or fees otherwise payable to Non-Employee Directors in cash) , together with the amount of any cash fees or retainers paid to such Non-Employee Director during such calendar year with respect to such individual’s Service as a Non-Employee Director shall not exceed $500,000.
5. Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees who are not Global Service Providers.
6. General Terms of Awards.
(a) Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. If an Agreement calls for acceptance by the Participant, the Award evidenced by the Agreement will not become effective unless acceptance of the Agreement in a manner permitted by the Committee is received by the Company within thirty (30) days of the date the Agreement is delivered to the Participant. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.
(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and the applicable vesting conditions and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine. Unless the Committee provides otherwise, the vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.
(c) Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or Separation from Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.
(d) Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company. In the absence of a properly designated beneficiary, the beneficiary shall be the Participant’s surviving spouse, or if none, then the Participant’s estate.
(e) Separation from Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Continuous Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):
(1) Upon Separation from Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.
(2) Upon Separation from Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.
(3) Upon Separation from Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three (3) months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.
(4) Upon Separation from Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.
(f) Rights as Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.
(g) Performance-Based Awards. Any Award may be granted as a Performance-Based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals.
(h) Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividends and dividend equivalents on Performance-Based Awards will be subject to the same terms and conditions, including vesting conditions and the achievement of any applicable performance goals, as the original Award.
(i) Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.
7. Stock Option Awards.
(a) Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).
(b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased). Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
(c) Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.
(d) Incentive Stock Options.
(1) An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee who is not a Global Service Provider, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be the total number of Shares in the Plan’s share reserve as specified in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).
(2) No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.
(3) For purposes of Continuous Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4) If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, or otherwise fails to qualify as an Incentive Stock Option, such Option shall thereafter be treated as a Non-Qualified Stock Option.
8. Stock Appreciation Right Awards.
(a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).
(b) Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.
9. Restricted Stock Awards.
(a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.
(b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.
10. Stock Unit Awards.
(a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which the goals are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.
(b) Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.
11. Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.
12. Changes in Capitalization, Corporate Transactions, Change in Control.
(a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Code Section 409A.
(b) Corporate Transactions. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction in the discretion of the Committee. The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b).
(1) The Committee shall have the authority, at the time of the grant of an Award or any time while an Award remains outstanding, to provide for the full or partial vesting, full and partial exercisability, and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards of one or more outstanding unvested Awards under the Plan, in connection with a Corporate Transaction, on such terms and conditions as the Committee may specify. The Committee may provide that any Awards so vested or released from such limitations in connection with a Change in Control, shall remain fully exercisable until the expiration or sooner termination of the Award.
(2) The surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.
(3) If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then, automatically, (i) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(3) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation
(4) The Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(4). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(4) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(4) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(3). Payment of any amount under this Section 12(b)(4) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.
(5) If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(2), and if within twelve (12) months after the Corporate Transaction a Participant experiences an involuntary Separation from Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, (ii) any Full Value Awards that are not yet fully vested shall vest in full, and (iii) unless otherwise provided in an applicable Agreement, to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(4) if it is vested based on actual achievement of any performance-based vesting conditions as of the date of the Participant’s termination of employment, except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider).
(c) Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i) providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(4) or (ii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d) Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.
(e) Parachute Payment Limitation. Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, and would, but for this Section 12(e) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law and any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.
13. Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.
14. Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.
15. Effective Date, Duration, Amendment and Termination of the Plan.
(a) Effective Date. The Plan shall become effective immediately following the closing time contemplated by that certain Agreement and Plan of Merger, dated August 23, 2023, by and between SEP Acquisition Corp., SEP Acquisition Holdings Inc. and SANUWAVE Health, Inc., which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan by December 31, 2023, the Plan will be of no further force or effect.
(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Any Awards that are outstanding on the Termination Date shall remain in force according to the terms of the Plan and the applicable Agreement.
(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.
(d) Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 17(i). Notwithstanding the foregoing, a Participant’s rights with respect to an Award will not be deemed to have been impaired by any amendment if the Committee, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights.
(e) No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s stockholders.
16. Other Provisions.
(a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
(c) Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 17(i).
(d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.
(f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g) Section 409A. It is intended that all Awards under the Plan will be exempt from, or will comply with, Code Section 409A, and to the maximum extent permitted the Awards the Plan will be interpreted and administered in accordance with this intent. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:
(1) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a Separation from Service;
(2) Each amount to be paid or benefit to be provided under an Award shall be construed as a separate and distinct payment for purposes of Code Section 409A;
(3) If any amount shall be payable with respect to any such Award as a result of a Participant’s Separation from Service at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s Separation from Service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified by the Board in its discretion in accordance with the default provisions specified under Code Section 409A; and
(4) If payment under an Award is to be made within a designated period which does not begin and end within one calendar year, the Participant does not have a right to designate the taxable year of the payment.
None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, or (iii) shall have any liability to any Participant for any such tax liabilities.
(h) Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.
(i) Forfeiture and Compensation Recovery.
(1) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.
(2) Awards and any compensation associated therewith are subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, as amended from time to time, which includes but is not limited to any compensation recovery policy adopted by the Board or the Committee including in response to the requirements of Section 10D of the Exchange Act, the SEC’s final rules thereunder (Listing Standards for Recovery of Erroneously Awarded Compensation, 87 Fed. Reg. 73076-73142), and any applicable listing rules or other rules and regulations implementing the foregoing or as otherwise required by law. Any Agreement will be unilaterally amended to comply with any such compensation recovery policy.

Annex F
FAIRNESS OPINION
RELATED TO THE PURCHASE
OF:
SANUWAVE HEALTH, INC.
BY:
SEP ACQUISITION CORP.

VALUATION DATE: JUNE 30, 2023
REPORT DATE: AUGUST 20, 2023
Prepared for:

Board of Directors
SEP Acquisition Corp.

August 20, 2023

Board of Directors
c/o Andrew White, CEO
SEP Acquisition Corp.
3737 Buffalo Speedway Suite 1750
Houston, TX 77098
Dear Members of the Board of Directors:
ValueScope, Inc. (“ValueScope”) was engaged to serve as an independent financial consultant to the Board of Directors (the “Board”) of SEP Acquisition Corp. (“SEPA” or the “Client”) to provide an opinion (the “Fairness Opinion” or “Opinion”) as of the date hereof, as to the fairness, from a financial point of view, to the shareholders of SEPA of a potential business combination (the “Subject Transaction”) pursuant to an agreement and plan of merger to be entered into by Sanuwave Health, Inc. (“Sanuwave” or the “Company”), SEPA, and other parties thereto. Our analysis is based on the available financial information available as of June 30, 2023 (the “Valuation Date”).
Our Opinion is based on a review of publicly available business and financial information relating to Sanuwave and SEPA. We have also reviewed internal financial and operating information relating to Sanuwave and SEPA. In addition, we have interviewed members of the Company’s management team (“Management”).
Based on the procedures and methodologies discussed below and in our presentation of financial analysis (the “Analysis”), it is our opinion that:
THE SUBJECT TRANSACTION IS FAIR TO THE SHAREHOLDERS OF SEP
ACQUISITION CORP. FROM A FINANCIAL POINT OF VIEW
This Opinion and Analysis is based on financial analyses prepared in accordance with generally accepted valuation standards. These procedures included substantive valuation tests that we considered necessary and appropriate under the circumstances.
In connection with our analysis, ValueScope has made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. ValueScope also took into account its assessment of general economic, market, and financial conditions, as well as its experience in business valuation in general, and with respect to similar transactions, in particular. ValueScope’s procedures, investigations, and financial analyses included, but were not limited to a review of the term sheet and business combination agreement for the Subject Transaction, the Company’s draft July 2023 investor presentation, SEC filings (including audited financial statements for the years ended December 31, 2021, and December 31, 2022, and unaudited condensed consolidated financial statements for the quarter ending March 31, 2023), industry and market research, an interview with the Company’s management, and other documents related to the Subject Transaction and Company.
We have not independently verified any of the foregoing information and have relied upon its completeness and accuracy in all material aspects. For purposes of rendering this Opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, without assuming any responsibility for independent verification thereof. We have not made an independent evaluation or appraisal of the assets and liabilities.
Our Opinion does not address the underlying business decision of SEPA to engage in the Subject Transaction, or the relative merits of the Subject Transaction compared to any strategic alternatives that may be available to SEPA, nor does it address any legal, regulatory, tax or accounting matters. This Opinion addresses only the fairness of the Subject Transaction from a financial point of view to the shareholders of SEPA.
F-1

SEP Acquisition Corp. Board of Directors
August 20, 2023

It is understood that this letter is for the use by the Board and the shareholders of SEPA. Other than discussions in the proxy and registration statements related to the Subject Transaction, this letter is not to be used with any other document in connection with the Subject Transaction, without the express written consent of ValueScope, Inc. We understand and agree that our analysis and conclusion in this letter may be shared with current and potential shareholders and advisors of SEPA.
We are of the Opinion that the total consideration of $103.9 million in stock to be paid by SEPA in the Subject Transaction is FAIR to the shareholders of SEPA from a financial point of view.
We are independent of and have no current or prospective economic interests in SEPA or Sanuwave. Our fee for the development of this Opinion was in no way influenced by or contingent upon our conclusion expressed in the Opinion.
Respectfully submitted,

ValueScope, Inc.

Martin Hanan, CFA
President
VALUESCOPE
F-2

SEP Acquisition Corp. Board of Directors
August 20, 2023

Assumptions and Limiting Conditions
This Fairness Opinion prepared by ValueScope, Inc. (“ValueScope”) is subject to and governed by the following Assumptions and Limiting Conditions and other terms, assumptions and conditions contained in the engagement letter.
Limitation on Distribution and Use
The Fairness Opinion, the conclusion of fairness, and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed and solely for the purposes stated, they should not be relied upon for any other purpose, and no party other than the Board may rely on them for any purpose whatsoever. Neither the Fairness Opinion, its contents, nor any reference to the appraiser or ValueScope, may be referred to or quoted in any registration statement, prospectus, offering memorandum, sales brochure, other appraisal, loan or other agreement or document given to third parties without our prior written consent. We understand the Fairness Opinion may be disclosed in proxy/registration statements related to the Subject Transaction and agree to such disclosure and our involvement therein. In addition, except as set forth in the Fairness Opinion, our analysis and Fairness Opinion are not intended for general circulation or publication, nor are they to be reproduced or distributed to third parties without our prior written consent.
No change of any item in this Fairness Opinion shall be made by anyone other than ValueScope, and we shall have no responsibility for any such unauthorized change. The Fairness Opinion may not be used in conjunction with any other appraisal or study. The conclusion(s) stated in this appraisal is based on the program of utilization described in the Fairness Opinion and may not be separated into parts. The Fairness Opinion was prepared solely for the purpose, function and party so identified in the Fairness Opinion. The Fairness Opinion may not be reproduced, in whole or in part, and the conclusions may not be utilized by a third party for any purpose, without the express written consent of ValueScope.
As required by new U.S. Treasury rules, we inform you that, unless expressly stated otherwise, any U.S. federal tax advice contained in this Fairness Opinion, including attachments, is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any penalties that may be imposed by the Internal Revenue Service.
Purpose of Fairness Opinion
This Fairness Opinion was prepared for the sole purpose of reviewing the Subject Transaction. Our conclusion of fairness does not extend to any managerial decisions which occurred pre- or post-Subject Transaction.
We did not evaluate SEPA’s or the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities whether contingent or otherwise.
Operational Assumptions
Unless stated otherwise, our analysis (i) assumes that, as of the Valuation Date, Sanuwave and its assets will continue to operate as configured as a going concern, (ii) is based on the past, present and future projected financial condition of Sanuwave and its assets as of the Valuation Date, and (iii) assumes that Sanuwave has no undisclosed real or contingent assets or liabilities, other than in the ordinary course of business, that would have a material effect on our analysis.1
We did not make an onsite visit to any of Sanuwave’s facilities, locations, or third-party warehouses or facilities.
Competent Management Assumed
It should be specifically noted that the Fairness Opinion assumes Sanuwave will be competently managed and maintained over the expected period of ownership. This Fairness Opinion does not entail an evaluation of management’s effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.
[1]
Our Analysis considers a contingent asset related to a patent infringement that Management does believe may translate into additional cash flow. Our Opinion is not dependent on the additional fair market value of the contingent asset.

VALUESCOPE
F-3

SEP Acquisition Corp. Board of Directors
August 20, 2023

No Obligation to Provide Services after Completion
Valuation assignments are accepted with the understanding that there is no obligation to furnish services after completion of this engagement. If the need for subsequent services related to a valuation assignment (e.g., including testimony, preparation for testimony, other activity compelled by legal process, updates, conferences, reprint or copy services, document production or interrogatory response preparation, whether by request of the Board or by subpoena or other legal process initiated by a party other than the Board) arises, special arrangements for such services acceptable to ValueScope must be made in advance. ValueScope reserves the right to make adjustments to the analysis, Opinion and conclusion set forth in the Fairness Opinion as we deem reasonably necessary based upon consideration of additional or more reliable data that may become available.
In all matters that may be potentially challenged by a Court or other party, we do not take responsibility for the degree of reasonableness of contrary positions that others may choose to take, nor for the costs or fees that may be incurred in the defense of our recommendations against challenge(s). We will, however, retain our supporting work papers for your matter(s), and will be available to assist in defending our professional positions taken, at our then current rates, plus direct expenses at actual, and according to our then current Standard Professional Agreement.
No Opinion is Rendered as to Legal Fee or Property Title
No opinion is rendered as to legal fee or property title. No opinion is intended in matters that require legal, engineering, or other professional advice that has been or will be obtained from professional sources.
Liens and Encumbrances
ValueScope will give no consideration to liens or encumbrances except as specifically stated. We will assume that all required licenses and permits are in full force and effect, and we make no independent on-site tests to identify the presence of any potential environmental risks. We assume no responsibility for the acceptability of the valuation approaches used in our Fairness Opinion as legal evidence in any particular court or jurisdiction.
Information Provided by Others
Information furnished by others is presumed to be reliable; no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All financial data, operating histories and other data relating to income and expenses attributed to the business have been provided by Management or its representatives and have been accepted without further verification except as specifically stated in the Fairness Opinion.
Prospective Financial Information
Fairness opinions may contain prospective financial information, estimates or opinions that represent reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as forecasts, prospective financial statements or opinions, predictions or as assurances that a particular level of income or profit will be achieved, that events will occur or that a particular price will be offered or accepted. Actual results achieved during the period covered by our prospective financial analysis will vary from those described in our Opinion, and the variations may be material.
Any use of Management’s projections or forecasts in our analysis will not constitute an examination, review, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (AICPA). We will not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines.
Regulatory and Environmental Considerations
The Fairness Opinion assumes all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in the Fairness Opinion are based.
VALUESCOPE
F-4

SEP Acquisition Corp. Board of Directors
August 20, 2023

ValueScope is not an environmental consultant or auditor, and it takes no responsibility for any actual or potential environmental liabilities. Any person entitled to rely on this Fairness Opinion, wishing to know whether such liabilities exist, or the scope and their effect on the value of the property, is encouraged to obtain a professional environmental assessment. ValueScope does not conduct or provide environmental assessments and has not performed one for the subject property.
ValueScope has not determined independently whether Sanuwave or SEPA are subject to any present or future liability relating to environmental matters (including, but not limited to CERCLA/Superfund liability) or the scope of any such liabilities. ValueScope’s valuation takes no such liabilities into account, except as they have been reported to ValueScope by the Company or by an environmental consultant working for the Company, and then only to the extent that the liability was reported to us in an actual or estimated dollar amount. Such matters, if any, are noted in the Fairness Opinion. To the extent such information has been reported to us, ValueScope has relied on it without verification and offers no warranty or representation as to its accuracy or completeness.
Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject business due to future federal, state, or local legislation, including any environmental or ecological matters or interpretations thereof.
ValueScope has not made a specific compliance survey or analysis of the subject property to determine whether it is subject to, or in compliance with, the American Disabilities Act of 1990, and this valuation does not consider the effect, if any, of noncompliance.
ValueScope expresses no opinion for matters that require legal or other specialized expertise, investigation, or knowledge beyond that customarily employed by business appraisers.
Indemnification by the Company
The following indemnifications apply only to the extent that any losses, claims, damages, judgments, or liabilities are not caused by fraud, bad faith, gross negligence or willful malfeasance on the part of ValueScope or its affiliates.
Subject to the Waiver Against Trust Account in the engagement letter between ValueScope and the Client, the Client agrees to indemnify and hold harmless ValueScope, and its respective principals, affiliates, agents and employees (“Indemnified Party”) against any losses, claims, damages, judgments or liabilities arising out of or based upon any professional advisory services rendered pursuant to this agreement. Furthermore, the Client agrees to indemnify ValueScope and any Indemnified Party against any losses, claims, damages, judgments or liabilities incurred as a result of a third party initiating a lawsuit against any Indemnified Party based upon any consulting services rendered to the Client pursuant to this agreement. In consideration for this indemnification agreement, ValueScope will provide professional advisory services.
The Client agrees to reimburse ValueScope and any Indemnified Party for any necessary and reasonable expenses, attorneys’ fees or costs incurred in the enforcement of any part of the indemnity agreement 30 days after receiving written notice from ValueScope.
The obligations of ValueScope under this agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person in ValueScope shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.
VALUESCOPE
F-5

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers.
SEPA’s Current Charter and SEPA’s Bylaws provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the DGCL.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. SEPA’s Current Charter provides for such limitation of liability to the extent permitted by the DGCL.
The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by SEPA’s Current Charter may have or hereafter acquire under law, SEPA’s Current Charter, SEPA’s Bylaws, any agreement, vote of stockholders or disinterested directors, or otherwise.

SEPA has entered into indemnity agreements with each of its officers and directors, a form of which is filed as an exhibit to this Registration Statement. These agreements require SEPA to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 21.	Exhibits and Financial Statement Schedules.
(a)
The following exhibits are filed as part of this Registration Statement:
No.	Description of Exhibit
2.1+
Agreement and Plan of Merger, dated as of August 23, 2023, by and among SEP Acquisition Corp., SEP Acquisition Holdings Inc., and SANUWAVE Health, Inc. (Incorporated by reference to Exhibit 2.1 to SEP Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 23, 2023)

3.1
Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to Mercury Ecommerce Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 2, 2021)

3.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to SEP Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on December 21, 2022)

3.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.2 to SEP Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on December 21, 2022)

3.4*	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation (included as Annex C to the proxy statement/prospectus)
3.5
Certificate of Amendment to the Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to SEP Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on October 3, 2023)

3.6*	Form of Second Amended and Restated Certificate of Incorporation (included as Annex D to the proxy statement/prospectus)
3.7	Bylaws (incorporated by reference to Exhibit 3.3 to Mercury Ecommerce Acquisition Corp.’s Registration Statement on Form S-1, filed on March 25, 2021 (File No. 333-254726))
3.8	First Amendment to the Bylaws (Incorporated by reference to Exhibit 3.3 to SEP Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on December 21, 2022)
4.1
Warrant Agreement, dated July 27, 2021, between Mercury Ecommerce Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (Incorporated by reference to Exhibit 4.1 to Mercury Ecommerce Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 2, 2021)

4.2	Specimen Unit Certificate (incorporated by reference to Exhibit 4.2 to Mercury Ecommerce Acquisition Corp.’s amended Form S-1, filed on June 3, 2021 (File No. 333-254726))
4.3	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.3 to Mercury Ecommerce Acquisition Corp.’s amended Form S-1, filed on June 3, 2021 (File No. 333-254726))
4.4	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.4 to Mercury Ecommerce Acquisition Corp.’s amended Form S-1, filed on July 12, 2021 (File No. 333-254726))
4.5	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.5 to Mercury Ecommerce Acquisition Corp.’s Annual Report on Form 10-K (File No. 001-40679) filed on March 8, 2022)
5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
8.1*	Tax Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
10.1
Letter Agreement, dated July 27, 2021, among Mercury Ecommerce Acquisition Corp., Mercury Sponsor Group I LLC and certain security holders (Incorporated by reference to Exhibit 10.1 to Mercury Ecommerce Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 2, 2021)

No.	Description of Exhibit
10.2
Investment Management Trust Agreement, dated July 27, 2021, between Mercury Ecommerce Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (Incorporated by reference to Exhibit 10.2 to Mercury Ecommerce Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 2, 2021)

10.3
Registration Rights Agreement, dated July 27, 2021, among Mercury Ecommerce Acquisition Corp., Mercury Sponsor Group I LLC and certain security holders (Incorporated by reference to Exhibit 10.3 to Mercury Ecommerce Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 2, 2021)

10.4
Warrants Purchase Agreement, dated July 27, 2021, between Mercury Ecommerce Acquisition Corp. and Mercury Sponsor Group I LLC (Incorporated by reference to Exhibit 10.4 to Mercury Ecommerce Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 2, 2021)

10.5
Administrative Support Agreement, dated July 27, 2021, between Mercury Ecommerce Acquisition Corp. and Mercury Sponsor Group I LLC (Incorporated by reference to Exhibit 10.5 to Mercury Ecommerce Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 2, 2021)

10.6
Revolving Promissory Note, dated October 11, 2022, between Mercury Ecommerce Acquisition Corp. and Mercury Sponsor Group I LLC (Incorporated by reference to Exhibit 10.1 to Mercury Ecommerce Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on October 12, 2022)

10.7
Form of Indemnity Agreement, dated July 27, 2021, between Mercury Ecommerce Acquisition Corp and each of its directors and executive officers (Incorporated by reference to Exhibit 10.6 to Mercury Ecommerce Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 2, 2021)

10.8
Form of Voting Agreement, dated as of August 23, 2023, by and among SEP Acquisition Corp., SANUWAVE Health, Inc., and the stockholder of SANUWAVE Health, Inc. party thereto (Incorporated by reference to Exhibit 10.1 to SEP Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 23, 2023)

10.9
Sponsor Voting Agreement, dated as of August 23, 2023, by and among Mercury Sponsor Group I LLC, SEP Acquisition Corp., and SANUWAVE Health, Inc. (Incorporated by reference to Exhibit 10.2 to SEP Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 23, 2023)

10.10
Form of Voting and Non-Redemption Agreement, dated as of August 23, 2023, by and among SEP Acquisition Corp., SANUWAVE Health, Inc., and the stockholder of SEPA party thereto (Incorporated by reference to Exhibit 10.3 to SEP Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 23, 2023)

10.11
Form of Lock-Up Agreement, dated as of August 23, 2023, by and between SEP Acquisition Corp. and the stockholder of SANUWAVE Health, Inc. party thereto (Incorporated by reference to Exhibit 10.4 to SEP Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 23, 2023)

10.12
Form of Amendment Number One to Letter Agreement by and among SEP Acquisition Corp., Mercury Sponsor Group I LLC, and the stockholders of SEPA party thereto (Incorporated by reference to Exhibit 10.5 to SEP Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 23, 2023)

10.13
Form of Amendment Number One to Warrant Agreement by and between SEP Acquisition Corp. and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 10.6 to SEP Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on August 23, 2023)

10.14
Sponsor Debt Conversion Agreement by and between SEP Acquisition Corp. and Mercury Sponsor Group I LLC (Incorporated by reference to Exhibit 10.14 to SEP Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-274653) filed on September 22, 2023)

10.15*	SANUWAVE Health, Inc. 2023 Equity Incentive Plan (included as Annex E to the proxy statement/prospectus)

No.	Description of Exhibit
10.16
Forfeiture and Redemption Agreement, dated as of October 2, 2023, among SEP Acquisition Corp., Mercury Sponsor Group I LLC, and SANUWAVE Health, Inc. (Incorporated by reference to Exhibit 10.1 to SEP Acquisition Corp.’s Current Report on Form 8-K (File No. 001-40679) filed on October 3, 2023)

10.17∞	Amended and Restated 2006 Stock Option Incentive Plan of SANUWAVE Health, Inc. (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on November 3, 2010).
10.18
Form of Securities Purchase Agreement, by and among SANUWAVE and the accredited investors party thereto, dated March 17, 2014 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on March 18, 2014).

10.19
Form of Registration Rights Agreement, by and among SANUWAVE and the holders party thereto, dated March 17, 2014 (Incorporated by reference to Exhibit 10.2 to SANUWAVE’s Form 8-K filed with the SEC on March 18, 2014).

10.20
Form of Subscription Agreement for the 18% Convertible Promissory Notes between SANUWAVE and the accredited investors a party thereto (Incorporated by reference to Exhibit 10.3 to SANUWAVE’s Form 8-K filed with the SEC on March 18, 2014).

10.21
Amendment to certain Promissory Notes that were dated August 1, 2005, by and among SANUWAVE, SANUWAVE, Inc. and HealthTronics, Inc., dated June 15, 2015 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on June 18, 2015).

10.22	Security Agreement, by and between SANUWAVE and HealthTronics, Inc., dated June 15, 2015 (Incorporated by reference to Exhibit 4.1 to SANUWAVE’s Form 8-K filed with the SEC on June 18, 2015).
10.23	Exchange Agreement dated January 13, 2016 among SANUWAVE and the investors listed therein (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on January 19, 2016).
10.24
Escrow Deposit Agreement dated January 25, 2016 among SANUWAVE, Newport Coast Securities, Inc. and Signature Bank (Incorporated by reference to Exhibit 10.10 to SANUWAVE’s Form S-1/A filed with the SEC on February 3, 2016).

10.25
Second Amendment to Certain Promissory Notes entered into as of June 28, 2016 by and among SANUWAVE, SANUWAVE, Inc. and HealthTronics, Inc. (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 10-Q filed with the SEC on August 15, 2016).

10.26
Form of Securities Purchase Agreement, by and among SANUWAVE and the accredited investors a party thereto, dated March 11, 2016 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on March 17, 2016).

10.27
Form of Securities Purchase Agreement, by and between SANUWAVE and the accredited investors a party thereto, dated August 24, 2016 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on August 25, 2016).

10.28
Form of Registration Rights Agreement, by and between SANUWAVE and the holders a party thereto, dated August 24, 2016 (Incorporated by reference to Exhibit 10.2 to SANUWAVE’s Form 8-K filed with the SEC on August 25, 2016).

10.29
Third Amendment to promissory notes entered into as of August 3, 2017 by and among SANUWAVE, SANUWAVE, Inc. and HealthTronics, Inc. (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on August 4, 2017).

10.30#
Binding Term Sheet for Joint Venture Agreement between SANUWAVE and MundiMed Distribuidora Hospitalar LTDA effective as of September 25, 2017 (Incorporated by reference to Exhibit 10.2 to SANUWAVE’s Form 10-Q filed with the SEC on November 15, 2017).

10.31
Form of 10% Convertible Promissory Note, by and among SANUWAVE and the accredited investors a party thereto (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on November 9, 2017).

10.32
Form of Registration Rights Agreement, by and among SANUWAVE and the accredited investors a party thereto (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on November 9, 2017).

No.	Description of Exhibit
10.33#
Agreement for Purchase and Sale, Limited Exclusive Distribution and Royalties, and Servicing and Repairs of dermaPACE Systems and Equipment among SANUWAVE, and Premier Shockwave Wound Care, Inc. and Premier Shockwave, Inc. dated as of February 13, 2018 (Incorporated by reference to Exhibit 10.17 to SANUWAVE’s Form 10-K filed with the SEC on March 29, 2018).

10.34	Agreement, dated June 14, 2018, by and among SANUWAVE and Johnfk Medical Inc. (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on June 29, 2018).
10.35
Joint Venture Agreement, dated September 21, 2018, by and among SANUWAVE, Johnfk Medical Inc. and Holistic Health Institute Pte. Ltd. (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on September 27, 2018).

10.36	Master Equipment Lease, dated January 26, 2018, by and among SANUWAVE and NFS Leasing, Inc. (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on February 15, 2018).
10.37∞
Offer Letter, dated as of November 30, 2018, by and between SANUWAVE Health, Inc. and Kevin Richardson (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on December 4, 2018).

10.38∞	Offer Letter, dated as of April 15, 2018, by and between SANUWAVE Health, Inc., and Shri Parikh (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on June 7, 2018).
10.39
Deed of Termination of Joint Venture Agreement, dated June 4, 2019, by and among SANUWAVE, Johnfk Medical Inc. and Holistic Wellness Alliance Pte. Ltd. (incorporated by reference to Exhibit 10.1 to SANUWAVE’s Current Report on Form 8-K, filed with the SEC on June 17, 2019).

10.40
Common Stock Purchase Agreement, by and among SANUWAVE and the accredited investors party thereto, dated December 11, 2019 (incorporated by reference to Exhibit 10.1 to SANUWAVE’s Current Report on Form 8-K, filed with the SEC on December 27, 2019).

10.41
Registration Rights Agreement, by and among SANUWAVE and the accredited investors party thereto, dated December 11, 2019 (incorporated by reference to Exhibit 4.1 to SANUWAVE’s Current Report on Form 8-K, filed with the SEC on December 27, 2019).

10.42
Separation Agreement and General Release, dated as of May 14, 2020 by and between SANUWAVE Health, Inc. and Shri P. Parikh (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on May 18, 2020).

10.43
Series D Preferred Stock Purchase Agreement, by and among SANUWAVE and the accredited investors party thereto, dated May 14, 2020 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on May 20, 2020).

10.44	Promissory Note by and between SANUWAVE Health, Inc. and Truist Bank, dated May 28, 2020 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on June 1, 2020).
10.45
Securities Purchase Agreement, dated as of June 5, 2020, by and between SANUWAVE and LGH Investments, LLC (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on June 11, 2020).

10.46
Convertible Promissory Note, dated as of June 5, 2020, issued by SANUWAVE to LGH Investments, LLC (Incorporated by reference to Exhibit 10.2 to SANUWAVE’s Form 8-K filed with the SEC on June 11, 2020).

10.47
Common Stock Purchase Warrant, dated as of June 5, 2020, issued by SANUWAVE to LGH Investments, LLC (Incorporated by reference to Exhibit 10.3 to SANUWAVE’s Form 8-K filed with the SEC on June 11, 2020).

10.48	Asset Purchase Agreement by and between SANUWAVE and Celularity Inc., dated August 6, 2020 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on August 12, 2020).
10.49
License and Marketing Agreement by and between SANUWAVE and Celularity Inc., dated August 6, 2020 (Incorporated by reference to Exhibit 10.2 to SANUWAVE’s Form 8-K filed with the SEC on August 12, 2020).

10.50	Convertible Promissory Note issued to Celularity Inc., dated August 6, 2020 (Incorporated by reference to Exhibit 10.3 to SANUWAVE’s Form 8-K filed with the SEC on August 12, 2020).

No.	Description of Exhibit
10.51
Form of Securities Purchase Agreement by and among SANUWAVE and the accredited investors a party thereto, dated August 6, 2020 (Incorporated by reference to Exhibit 10.4 to SANUWAVE’s Form 8-K filed with the SEC on August 12, 2020).

10.52
Note and Warrant Purchase and Security Agreement by and among SANUWAVE, the noteholder party thereto and NH Expansion Credit Fund Holdings LP, as agent, dated August 6, 2020 (Incorporated by reference to Exhibit 10.5 to SANUWAVE’s Form 8-K filed with the SEC on August 12, 2020).

10.53	Letter Agreement by and between SANUWAVE and HealthTronics, Inc., dated August 6, 2020 (Incorporated by reference to Exhibit 10.6 to SANUWAVE’s Form 8-K filed with the SEC on August 12, 2020).
10.54	Convertible Promissory Note issued to HealthTronics, Inc., dated August 6, 2020 (Incorporated by reference to Exhibit 10.7 to SANUWAVE’s Form 8-K filed with the SEC on August 12, 2020).
10.55
Securities Purchase Agreement by and between SANUWAVE and HealthTronics, Inc., dated August 6, 2020 (Incorporated by reference to Exhibit 10.8 to SANUWAVE’s Form 8-K filed with the SEC on August 12, 2020).

10.56	Convertible Promissory Note issued to A. Michael Stolarski, dated August 6, 2020 (Incorporated by reference to Exhibit 10.9 to SANUWAVE’s Form 8-K filed with the SEC on August 12, 2020).
10.57
Securities Purchase agreement by and between SANUWAVE and Leviston Resources, LLC, dated April 20, 2021 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on April 27, 2021).

10.58
Subordination Agreement by and among SANUWAVE, Leviston Resources, LLC and NH Expansion Credit Fund Holdings LP, dated April 20, 2021 (Incorporated by reference to Exhibit 10.2 to SANUWAVE’s Form 8-K filed with the SEC on April 27, 2021).

10.59
Registration Rights Agreement by and between SANUWAVE and Leviston Resources, LLC, dated April 20, 2021 (Incorporated by reference to Exhibit 10.3 to SANUWAVE’s Form 8-K filed with the SEC on April 27, 2021).

10.60	Form of Securities Purchase Agreement Entered into September 3, 2021 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on September 13, 2021).
10.61	Form of Subordination Agreement Entered into September 3, 2021 (Incorporated by reference to Exhibit 10.2 to SANUWAVE’s Form 8-K filed with the SEC on September 13, 2021).
10.62	Form of Registration Rights Agreement Entered into September 3, 2021 (Incorporated by reference to Exhibit 10.3 to SANUWAVE’s Form 8-K filed with the SEC on September 13, 2021).
10.63	Form of Security Agreement (Incorporated by reference to Exhibit 10.4 to SANUWAVE’s Form 8-K filed with the SEC on September 13, 2021).
10.64
Future Receivables Agreement by and between GCF Resources, LLC and SANUWAVE Health, Inc. dated September 27, 2021 (Incorporated by reference to Exhibit 10.3 filed with SANUWAVE’s Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on December 13, 2021).

10.65	Form of Registration Rights Agreement entered into September 27, 2021 (Incorporated by reference to Exhibit 10.6 filed with SANUWAVE’s Form 10-Q for the quarter ended September 30, 2021).
10.66	Form of Warrant Issued September 27, 2021 and December 22, 2021 (Incorporated by reference to Exhibit 10.7 filed with SANUWAVE’s Form 10-Q for the quarter ended September 30, 2021).
10.67
Master Equipment and Contracts Purchase Agreement by and between SANUWAVE and ABF SANUWAVE, LLC dated February 17, 2022 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on February 24, 2022).

10.68
Second Amendment to the Note and Warrant Purchase and Security Agreement by and between SANUWAVE and NH Expansion Credit Fund Holdings L.P., dated February 25, 2022 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on March 2, 2022).

10.69	Form of Warrant Issued September 27, 2021 and December 22, 2021 (Incorporated by reference to Exhibit 10.7 filed with SANUWAVE’s Form 10-Q for the quarter ended September 30, 2021).
10.70
Form of Refinance Agreement by and between GCF Resources, LLC and SANUWAVE Health, Inc. dated December 22, 2021 (Incorporated by reference to Exhibit 10.55 to SANUWAVE’s Form 10-K filed with the SEC on May 13, 2022).

No.	Description of Exhibit
10.71
Future Receivables Agreement by and between GCF Resources, LLC and SANUWAVE Health, Inc. dated December 22, 2021 (Incorporated by reference to Exhibit 10.56 to SANUWAVE’s Form 10-K filed with the SEC on May 13, 2022).

10.72
Form of Security Agreement and Guarantee by and between GCF Resources, LLC and SANUWAVE Health, Inc. dated December 22, 2021 (Incorporated by reference to Exhibit 10.57 to SANUWAVE’s Form 10-K filed with the SEC on May 13, 2022).

10.73
Master Equipment and Contracts Purchase Agreement by and between SANUWAVE and ABF Sanuwave, LLC dated February 17, 2022 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on February 24, 2022).

10.74
Second Amendment to the Note and Warrant Purchase and Security Agreement by and between SANUWAVE and NH Expansion Credit Fund Holdings L.P., dated February 25, 2022 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on March 2, 2022).

10.75	Form of Advance Agreement by and between SANUWAVE and A. Michael Stolarski dated March 31, 2022 (incorporated by reference to Exhibit 10.3 to SANUWAVE’s Form 10-Q filed with the SEC on May 26, 2022).
10.76
Form of Securities Purchase Agreement, dated August 5, 2022, by and among SANUWAVE and the purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on August 8, 2022).

10.77
Form of Subordination Agreement, dated August 5, 2022, by and among SANUWAVE, NH Expansion Credit Fund Holdings LP and certain creditors (Incorporated by reference to Exhibit 10.2 to SANUWAVE’s Form 8-K filed with the SEC on August 8, 2022).

10.78	Form of Security Agreement, dated August 5, 2022, by and among SANUWAVE and certain lenders (Incorporated by reference to Exhibit 10.3 to SANUWAVE’s Form 8-K filed with the SEC on August 8, 2022).
10.79
Form of Registration Rights Agreement, dated August 5, 2022, by and among SANUWAVE and certain lenders (Incorporated by reference to Exhibit 10.4 to SANUWAVE’s Form 8-K filed with the SEC on August 8, 2022).

10.80	Settlement Agreement, dated August 5, 2022, by and between SANUWAVE and Leviston Resources LLC (Incorporated by reference to Exhibit 10.5 to SANUWAVE’s Form 8-K filed with the SEC on August 8, 2022).
10.81
Third Amendment to the Note and Warrant Purchase and Security Agreement by and between SANUWAVE and NH Expansion Credit Fund Holdings L.P., dated June 30, 2022 (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on July 7, 2022).

10.82
Securities Purchase Agreement, dated November 14, 2022, by and among SANUWAVE and the purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.67 to SANUWAVE’s Form S-1/A filed with the SEC on January 31, 2023).

10.83
Subordination Agreement, dated November 14, 2022, by and among SANUWAVE, NH Expansion Credit Fund Holdings LP and certain creditors (Incorporated by reference to Exhibit 10.68 to SANUWAVE’s Form S-1/A filed with the SEC on January 31, 2023).

10.84	Security Agreement, dated November 14, 2022, by and among SANUWAVE and certain lenders (Incorporated by reference to Exhibit 10.69 to SANUWAVE’s Form S-1/A filed with the SEC on January 31, 2023).
10.85
Registration Rights Agreement, dated November 14, 2022, by and among SANUWAVE and certain lenders (Incorporated by reference to Exhibit 10.70 to SANUWAVE’s Form S-1/A filed with the SEC on January 31, 2023).

10.86∞	Offer Letter, dated April 7, 2022, by and between SANUWAVE and Dr. Toni Rinow (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on August 19, 2022).
10.87+
Securities Purchase Agreement, dated May 9, 2023, by and among SANUWAVE and the purchasers identified on the signature pages thereto (Incorporated by regarding to Exhibit 10.72 to SANUWAVE’s Form S-1 filed with the SEC on June 30, 2023).

10.88+
Subordination Agreement, dated May 9, 2023, by and among SANUWAVE, NH Expansion Credit Fund Holdings LP and certain creditors (Incorporated by regarding to Exhibit 10.73 to SANUWAVE’s Form S-1 filed with the SEC on June 30, 2023).

No.	Description of Exhibit
10.89+	Security Agreement, dated May 9, 2023, by and among SANUWAVE and certain lenders (Incorporated by regarding to Exhibit 10.74 to SANUWAVE’s Form S-1 filed with the SEC on June 30, 2023).
10.90+	Registration Rights Agreement, dated May 9, 2023, by and among SANUWAVE and certain lenders (Incorporated by regarding to Exhibit 10.75 to SANUWAVE’s Form S-1 filed with the SEC on June 30, 2023).
10.91∞	Executive Employment Agreement, effective May 23, 2023, by and between SANUWAVE and Morgan Frank (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on May 30, 2023).
10.92∞
Transition and Separation Agreement, dated May 23, 2023, by and between SANUWAVE and Kevin A. Richardson, II (Incorporated by reference to Exhibit 10.2 to SANUWAVE’s Form 8-K filed with the SEC on May 30, 2023)

10.93
Fourth Amendment to Note and Warrant Purchase and Security Agreement, dated June 23, 2023, by and among SANUWAVE, the noteholder party thereto and NH Expansion Credit Fund Holdings LP, as agent (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on June 29, 2023).

10.94	Security Agreement, dated July 21, 2023, by and among SANUWAVE and certain lenders (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on July 26, 2023).
10.95
Subordination Agreement, dated July 21, 2023, by and among SANUWAVE, NH Expansion Credit Fund Holdings LP and certain creditors (Incorporated by reference to Exhibit 10.2 to SANUWAVE’s Form 8-K filed with the SEC on July 26, 2023).

10.96	Side Letter, dated July 21, 2023, by and among SANUWAVE and certain purchasers (Incorporated by reference to Exhibit 10.3 to SANUWAVE’s Form 8-K filed with the SEC on July 26, 2023).
10.97	Offer Letter, dated July 20, 2023, by and between SANUWAVE and Andrew Walko (Incorporated by reference to Exhibit 10.1 to SANUWAVE’s Form 8-K filed with the SEC on July 31, 2023).
10.98
Non-Compete and Confidentiality Agreement, dated July 31, 2023, by and between SANUWAVE and Andrew Walko (Incorporated by reference to Exhibit 10.2 to SANUWAVE’s Form 8-K filed with the SEC on July 31, 2023).

10.99*	Form of letter agreement with holders of SANUWAVE Warrants issued in August 2022.
10.100*	Form of letter agreement with holders of SANUWAVE Convertible Notes and SANUWAVE Warrants issued in November 2022.
10.101*	Form of letter agreement with holders of SANUWAVE Convertible Notes and SANUWAVE Warrants issued in May 2023.
10.102*	Form of letter agreement with holders of SANUWAVE notes issued in July 2023.
10.103*	Letter agreement, dated October 31, 2023, between SANUWAVE and HealthTronics, Inc.
10.104*
Amendment to Agreement for Purchase and Sale, Limited Exclusive Distribution and Royalties, and Servicing and Repairs of dermaPACE®System and Equipment, effective as of November 1, 2023, by and between SANUWAVE and Premier Shockwave Wound Care, Inc.

21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to SEP Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-274653) filed on September 22, 2023)
23.1*	Consent of BDO USA, P.C.
23.2*	Consent of Marcum LLP
23.3*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of Exhibit 5.1)
23.4*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included as part of Exhibit 8.1)
24.1*	Power of Attorney (contained on the signature page of this Registration Statement)
99.1*	Opinion of ValueScope, Inc. (included as Annex F to the proxy statement/prospectus)
99.2*	Consent of ValueScope, Inc.
99.3
Consent of Morgan Frank to be named as a Director (Incorporated by reference to Exhibit 99.3 to SEP Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-274653) filed on September 22, 2023)

99.4
Consent of Kevin A. Richardson, II to be named as a Director (Incorporated by reference to Exhibit 99.4 to SEP Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-274653) filed on September 22, 2023)

No.	Description of Exhibit
99.5
Consent of A. Michael Stolarski to be named as a Director (Incorporated by reference to Exhibit 99.5 to SEP Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-274653) filed on September 22, 2023)

99.6
Consent of Jeff Blizard to be named as a Director (Incorporated by reference to Exhibit 99.6 to SEP Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-274653) filed on September 22, 2023)

99.7
Consent of Ian Miller to be named as a Director (Incorporated by reference to Exhibit 99.7 to SEP Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-274653) filed on September 22, 2023)

99.8
Consent of James Tyler to be named as a Director (Incorporated by reference to Exhibit 99.8 to SEP Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-274653) filed on September 22, 2023)

99.9
Consent of Chantell Preston to be named as a Director (Incorporated by reference to Exhibit 99.9 to SEP Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-274653) filed on September 22, 2023)

99.10	Form of SEPA Stockholder Proxy Card (Incorporated by reference to Exhibit 99.10 to SEP Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-274653) filed on September 22, 2023)
99.11
Form of SEPA Public Warrant Holder Proxy Card (Incorporated by reference to Exhibit 99.11 to SEP Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-274653) filed on September 22, 2023)

101.INS*	Inline XBRL Instance Document - the Inline XBRL Instance Document does not appear in the Interactive Data file because its XBRL tags are embedded within the Inline XBRL document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Calculation of Filing Fees Table (Incorporated by reference to Exhibit 107 to SEP Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-274653) filed on September 22, 2023)
*	Filed herewith
**	To be filed by amendment
+
The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

∞	Indicates management contract or compensatory plan or arrangement.
#	Confidential treatment has been requested as to certain portions of this exhibit, which portions have been omitted and submitted separately to the SEC.
β	Confidential portions of this exhibit have been omitted as permitted by applicable regulations.
Item 22.	Undertakings.
(a)	The undersigned registrant hereby undertakes as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 8th day of December 2023.
SEP ACQUISITION CORP.

By:	/s/ R. Andrew White
Name:	R. Andrew White
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints R. Andrew White his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
Name	Position	Date

/s/ M. Blair Garrou	Chairman	December 8, 2023
M. Blair Garrou

/s/ R. Andrew White	President, Chief Executive Officer and Director (Principal Executive Officer)	December 8, 2023
R. Andrew White

/s/ Winston Gilpin	Chief Financial Officer and Secretary (Principal Finance and Accounting Officer)	December 8, 2023
Winston Gilpin

/s/ Jay Gardner	Director	December 8, 2023
Jay Gardner

/s/ Mia Mends	Director	December 8, 2023
Mia Mends

/s/ Carolyn Rodz	Director	December 8, 2023
Carolyn Rodz